Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(4)
Registration No. 333-194919

PROSPECTUS

11,363,636 Common Units

Representing Limited Partner Interests

Ares Management, L.P.

          This is Ares Management, L.P.'s initial public offering. We are selling 11,363,636 common units, representing limited partner interests in Ares Management, L.P.

          The initial public offering price of our common units is $19.00 per common unit. Currently, no public market exists for our common units. Our common units have been approved for listing on the New York Stock Exchange under the symbol "ARES."

          We are managed by our general partner, which is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by our Co-Founders. Our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in limited circumstances, elect the directors of our general partner. Moreover, immediately following this offering, our Co-Founders will have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our limited partners. In addition, our partnership agreement limits the liability of, and reduces or eliminates the duties (including fiduciary duties) owed by, our general partner and its affiliates and associates to us and our common unitholders and restricts the remedies available to us and our common unitholders for actions that might otherwise constitute breaches of our general partner's and its affiliates' and associates' duties. Moreover, there are certain conflicts of interest inherent in our structure between our Co-Founders on behalf of our general partner respecting our common unitholders and on behalf of our funds respecting investors in our funds.

          Investing in our common units involves risks that are described in the section entitled "Risk Factors" beginning on page 25 of this prospectus. These risks include:

  •
  A complex regulatory and tax environment, which could restrict our operations or the operations of our funds and portfolio companies and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities.

  •
  The potential enactment of legislation that would preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and were to apply to us, we would incur a material increase in our tax liability.

  •
  Poor performance by our funds due to market conditions, political environments, monetary and fiscal policy or other conditions beyond our control.

  •
  The reputational harm that we would experience as a result of inappropriately addressing conflicts of interest, poor performance by the investments we manage or the actual or alleged failure by us, our employees, our funds or our portfolio companies to comply with applicable regulations in an increasingly complex political and regulatory environment.

  •
  Potential variability in our period to period earnings due primarily to mark-to-market valuations of our funds' investments. As a result of this variability, the market price of our common units may be volatile and subject to fluctuations.

  •
  The increasing demands of the investing community, including the potential for fee compression and changes to other terms, which could materially adversely affect our revenues.

  •
  An investment in our common units is not an investment in our underlying funds. Moreover, there can be no assurance that projections respecting performance of our underlying funds or unrealized values will be achieved.

  •
  As discussed in "Material U.S. Federal Tax Considerations," the status of Ares Management, L.P. as a partnership for U.S. federal income tax purposes, as a result of which our common unitholders will be required to take into account their allocable share of items of income, gain, loss, deduction and credit of Ares Management, L.P. We may not make cash distributions in an amount sufficient to pay the tax liability that results from that income and gain.

	Per Common Unit	Total

Initial public offering price	$19.00	$215,909,084

Underwriting discount(1)	$0.95	$10,795,454

Proceeds, before expenses	$18.05	$205,113,630

(1)
We refer you to "Underwriting" beginning on page 297 of this prospectus for additional information regarding underwriting compensation.

          The underwriters may also exercise their option to purchase up to an additional 1,704,545 common units from us, at the initial public offering price, less underwriting discounts, for 30 days after the date of this prospectus to cover overallotments, if any.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The common units will be ready for delivery on or about May 7, 2014.

J.P. Morgan		BofA Merrill Lynch
Goldman, Sachs & Co.	Morgan Stanley	Wells Fargo Securities

Barclays	Citigroup	Credit Suisse

Deutsche Bank Securities	RBC Capital Markets	UBS Investment Bank

BMO Capital Markets	Keefe, Bruyette & Woods	SunTrust Robinson Humphrey
A Stifel Company

BNY Mellon Capital Markets, LLC	Houlihan Lokey	Imperial Capital	JMP Securities	Mitsubishi UFJ Securities	SMBC Nikko

The date of this prospectus is May 1, 2014.

Assets Under Management(1)

Capital Base	Fee Revenue Base

(1)
See page v for the definition of "assets under management" and AUM.

(2)
See page vii for the definition of "permanent capital."

(3)
See page vi for the definition of "management fees." The 84% noted includes 18% attributable to ARCC Part I Fees.

i

        This prospectus is solely an offer with respect to our common units, and is not an offer, directly or indirectly, of any securities of any of the funds we advise, manage or sponsor. An investment in our common units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

        This prospectus does not constitute an offer of, or an invitation to purchase, any of our common units in any jurisdiction in which such offer or invitation would be unlawful. We and the underwriters are offering to sell, and seeking offers to buy, our common units only in jurisdictions where offers and sales are permitted.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. The information in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units.

        Our business has historically been conducted through operating subsidiaries held directly or indirectly by Ares Holdings LLC and Ares Investments LLC (or "AI"). These two entities have been principally owned by Ares Partners Management Company LLC ("APMC"), the Abu Dhabi Investment Authority and its affiliate (collectively, "ADIA") and an affiliate of Alleghany Corporation (NYSE: Y) (such affiliate, "Alleghany"). ADIA and Alleghany each own minority interests with limited voting rights in our business. We refer to APMC, ADIA and Alleghany collectively as our "existing owners." APMC is controlled by our Co-Founders. Ares Management, L.P. was formed on November 15, 2013 to serve as a holding partnership for our businesses. Ares Management, L.P. has not commenced operations and prior to the consummation of this offering will have nominal assets and liabilities. Unless the context suggests otherwise, references in this prospectus to (1) "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure as described under "Organizational Structure" and (2) "Pre-IPO Ares" refer to Ares Holdings Inc. ("AHI") and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to our Reorganization (as defined under "Organizational Structure"), which we will consummate prior to this offering. References in this prospectus to "our general partner" refer to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders.

        Under generally accepted accounting principles in the United States ("GAAP"), we are required to consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which we are the general partner and are presumed to have control, and (b) entities that we concluded are variable interest entities ("VIEs"), including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary. When a fund is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the fund in our combined and consolidated financial statements on a gross basis, subject to eliminations from consolidation, including the elimination of the management fees, performance fees and other fees that we earn from Consolidated Funds. However, the presentation of performance fee compensation and other expenses associated with generating such revenues are not affected by the consolidation process. In addition, as a result of the consolidation process, the net income attributable to third-party investors in Consolidated Funds is presented as net income attributable to non-controlling redeemable interests in Consolidated Funds in our combined and consolidated statements of operations.

        In this prospectus, in addition to presenting our results on a consolidated basis in accordance with GAAP, we present revenues, expenses and other results on a (i) "segment basis," which deconsolidates these funds and therefore shows the results of our reportable segments without giving effect to the consolidation of the funds and (ii) "Stand Alone basis," which shows the results of our reportable segments on a combined segment basis together with our Operations Management Group. In addition to our four segments, we have an Operations Management Group (the "OMG") that consists of five independent, shared resource groups to support our reportable segments by providing infrastructure and administrative support in the areas of accounting/finance, operations/information technology, business development, legal/compliance and human resources. The OMG's expenses are not allocated to our four reportable segments but we consider the cost structure of the OMG when evaluating our financial performance. This information constitutes non-GAAP financial information within the meaning of Regulation G, as promulgated by the SEC. Our management uses this information to assess the performance of our reportable segments and our Operations Management Group, and we believe that this information enhances the ability of unitholders to analyze our performance. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Reorganization and Offering Transactions—Consolidation and Deconsolidation of Ares Funds," "—Managing Business Performance—Non-GAAP Financial Measures" and "—Segment Analysis—Combined ENI and Other Measures."

        When used in this prospectus, unless the context otherwise requires:

  •
  "assets under management" or "AUM" refers to the assets of our funds. For our funds other than CLOs, our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

  •
  "CLOs" refers to collateralized loan obligations;

  •
  "Consolidated Funds" refers collectively to certain Ares-affiliated funds, related co-investment entities and certain CLOs that are required under GAAP to be consolidated in our combined and consolidated financial statements;

  •
  "Co-Founders" refers to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

  •
  "distributable earnings" or "DE" refers to a pre-income tax measure that is used to assess amounts potentially available for distributions to stakeholders. Distributable earnings is calculated as the sum of Fee Related Earnings, realized performance fees, realized performance fee compensation

v

    expense, realized net other income, and further adjusts for expenses arising from transaction costs associated with acquisitions, placement fees and underwriting costs, expenses incurred in connection with corporate reorganization and depreciation. Distributable earnings differs from income before taxes computed in accordance with GAAP as it is presented before giving effect to unrealized performance fee income, unrealized performance fee compensation expense, unrealized net investment income, amortization of intangibles, equity compensation expense and is further adjusted by certain items described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures;"

  •
  "economic net income" or "ENI" refers to net income excluding (a) income tax expense, (b) operating results of our Consolidated Funds, (c) depreciation expense, (d) the effects of changes arising from corporate actions, and (e) certain other items that we believe are not indicative of our performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with acquisitions and capital transactions, placement fees and underwriting costs and expenses incurred in connection with corporate reorganization;

  •
  "fee earning AUM" refers to the AUM on which we directly or indirectly earn management fees. Fee earning AUM is equal to the sum of all the individual fee bases of our funds that contribute directly or indirectly to our management fees;

  •
  "fee related earnings" or "FRE" refers to a component of ENI that is used to assess the ability of our business to cover direct base compensation and operating expenses from management fees. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for the items included in the calculation of ENI and further adjusts for performance fees, performance fee compensation, investment income from our Consolidated Funds and certain other items that we believe are not indicative of our performance;

  •
  "gross IRR" refers to the annualized internal rate of return ("IRR") for the period indicated on invested capital based on cash flows to and from investments before giving effect to taxes, management fees, the general partner's carried interest and other expenses;

  •
  "management fees" refers to fees we earn for advisory services provided to our funds, which are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value, net investment income, total assets or par value of the investment portfolios managed by us and also include ARCC Part I Fees (as defined below under "Risk Factors—Risks Related to Our Businesses—ARCC's management fee comprises a significant portion of our management fees and a reduction in fees from ARCC could have an adverse effect on our revenues and results of operations") that are classified as management fees as they are predictable and are recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter;

  •
  "net IRR" refers to the annualized IRR for the period indicated on invested capital based on cash flows to and from investments after giving effect to management fees, the general partner's carried interest and other expenses;

  •
  "net performance fees" refers to performance fees net of performance fee compensation, which is the portion of the performance fees earned from certain funds that is payable to professionals;

  •
  "our funds" refers to the funds, alternative asset companies and other entities and accounts that are managed or co-managed by the Ares Operating Group (as described in "Prospectus Summary—Organizational Structure"). It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of ARCC, and a registered investment adviser;

  •
  "performance fees" refers to fees we earn based on the performance of a fund, which are generally based on certain specific hurdle rates as defined in the fund's investment management or partnership agreements and may be either an incentive fee or carried interest;

  •
  "performance related earnings" or "PRE" refers to a measure used to assess our investment performance. PRE differs from income (loss) before taxes computed in accordance with GAAP as it only includes performance fee income, performance fee compensation and investment income earned from our Consolidated Funds and non-consolidated funds;

  •
  "permanent capital" refers to capital of funds that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law, which funds currently consist of Ares Capital Corporation (Nasdaq: ARCC) ("ARCC"), Ares Commercial Real Estate Corporation (NYSE: ACRE) ("ACRE"), Ares Dynamic Credit Allocation Fund, Inc. (NYSE: ARDC) ("ARDC") and Ares Multi-Strategy Credit Fund, Inc. (NYSE: ARMF) ("ARMF"); such funds may be required, or elect, to return all or a portion of capital gains and investment income; and

  •
  "total fee revenue" refers to the sum of segment management fees and net performance fees.

Many of the terms used in this prospectus, including AUM, fee earning AUM, ENI, FRE, PRE and distributable earnings, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and fee earning AUM are not based on any definition of AUM or fee earning AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Further, ENI, FRE, PRE and distributable earnings are not measures of performance calculated in accordance with GAAP. We use ENI, FRE, PRE and distributable earnings as measures of operating performance, not as measures of liquidity. ENI, FRE, PRE and distributable earnings should not be considered in isolation or as substitutes for operating income, net income, operating cash flows, or other income or cash flow statement data prepared in accordance with GAAP. The use of ENI, FRE, PRE and distributable earnings without consideration of related GAAP measures is not adequate due to the adjustments described above. Our management compensates for these limitations by using ENI, FRE, PRE and distributable earnings as supplemental measures to our GAAP results, to provide a more complete understanding of our performance as our management measures it. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Managing Business Performance—Non-GAAP Financial Measures" and "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" and Note 16, "Segment Reporting," to our combined and consolidated financial statements appearing elsewhere in this prospectus for more information on AUM, fee earning AUM, ENI, FRE, PRE and distributable earnings. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common units. You should read this entire prospectus carefully, including the more detailed information regarding us and our common units, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our common units.

 Ares

        Ares is a leading global alternative asset manager with approximately $74 billion of assets under management and approximately 700 employees in over 15 offices in the United States, Europe and Asia. We provide a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes over 500 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Over the past ten years, our assets under management and total management fees, which comprise a significant portion of our total fee revenue, have achieved compound annual growth rates of 31% and 33%, respectively.

        Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. We have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases. For the year ended December 31, 2013, we generated net income of $227 million and total management fees and economic net income of $517 million and $329 million, respectively, on a Stand Alone basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures." Our revenues are diversified, with more than 140 active investment funds under management, and stable, with approximately 84% of total fee revenue for the year ended December 31, 2013 derived from management fees (including 18% attributable to ARCC Part I Fees). In addition, as of December 31, 2013, approximately 58% of our assets under management was in funds with a contractual life of seven years or more, including 15% that was in our permanent capital vehicles with unlimited duration.

        We believe each of our four distinct but complementary investment groups is a market leader based on assets under management and investment performance and has compelling long-term business prospects. Each investment group has demonstrated a consistently strong investment track record, and we believe each is viewed as a top-tier manager by a loyal, high quality investor base.

Tradable Credit Group

        We are a leading participant in the tradable, non-investment grade corporate credit markets, with approximately $28 billion of assets under management as of December 31, 2013. We have investment track records of over 15 years in both bank loans and high yield bonds, and we hold top quartile rankings in several of our funds within long-only and alternative credit investment strategies. We are one of the top ten bank loan institutional managers, based on reported trading volume, and our broader investing efforts are supported by a large research team dedicated to non-investment grade corporate credit. Our analysts generate proprietary research on over 1,000 companies in over 30 industries, which benefits our investment professionals across the entire firm.

Direct Lending Group

        We are one of the largest self-originating direct lenders to the U.S. and European markets, with approximately $27 billion of assets under management across over 25 funds as of December 31, 2013. We provide one-stop financing solutions to small-to-medium sized companies, which we believe are increasingly underserved by traditional lenders. We launched our inaugural vehicle dedicated to direct lending, Ares Capital Corporation (Nasdaq: ARCC) ("ARCC"), nearly ten years ago as a business development company. ARCC has grown to become the largest business development company, by both market capitalization and total assets, and has generated a 14% annualized total shareholder return since its 2004 initial public offering, outperforming the Standard & Poor's 500, Credit Suisse Leveraged Loan and Merrill Lynch U.S. High Yield Master II indices by a range of approximately 550-900 basis points over the same timeframe. In 2007, we extended our direct lending capabilities into Europe and raised our first dedicated fund. Our European team has grown to become a market leader in the region and was named the "Specialty Lender of the Year" by Real Deals in each of 2010, 2011 and 2012 and the co-winner of the "Unitranche Lender of the Year" by Private Debt Investor in 2013.

Private Equity Group

        We have one of the most consistent performance records in the United States, as measured by our investment results, with a growing presence in Asia and Europe. With approximately $10 billion of assets under management as of December 31, 2013, we focus on majority or shared-control investments, principally in under-capitalized companies. We launched our inaugural fund dedicated to private equity, Ares Corporate Opportunities Fund, L.P., ten years ago. Since that time, we have achieved compelling returns in both traditional private equity sponsorship and distressed balance sheet investing, which we believe enables us to stay active and disciplined in different market environments. In the aggregate, we have generated a 24% gross IRR on more than $7 billion of capital deployed from our five funds. We hold top quartile rankings for our 2006 and 2008 vintage funds, which were deployed at markedly different points in the economic cycle. Our 2008 fund is ranked as a "Top 10 Best Performing Buyout Fund" by Preqin for all funds it tracks across the 2006 to 2010 vintages, and we were named by PEI the "2012 North American Special Situations / Turnaround Firm of the Year."

Real Estate Group

        We are a leading participant in the real estate private equity markets and have a growing real estate direct lending business. We have developed a comprehensive real estate product offering, through both fundraising efforts and acquisitions, in a relatively short period of time, with approximately $9 billion of assets under management as of December 31, 2013. We focus on investing in assets that have been under-managed or need repositioning in their markets. Our real estate private equity team has investment track records of over 15 years in both the United States and Europe and, in 2013, PERE ranked our team as a Top 15 real estate manager based on equity raised from January 2008 to April 2013. In 2012, we launched a mortgage real estate investment trust ("REIT"), Ares Commercial Real Estate Corporation (NYSE: ACRE) ("ACRE").

        We have an established track record of delivering strong risk-adjusted returns through market cycles. We believe our consistent and strong performance in a broad range of alternative assets has been shaped by several distinguishing features of our platform:

  •
  Robust Sourcing Model:  our investment professionals' local market presence and ability to effectively cross-source for other investment groups generates a robust pipeline of high-quality investment opportunities across our platform.

  •
  Multi-Asset Class Expertise and Flexible Capital:  our proficiency at evaluating every level of the capital structure, from senior debt to common equity, across companies, structured assets and real estate projects enables us to effectively assess relative value. This is complemented by our flexibility to deploy capital in a range of structures and different market environments to maximize risk-adjusted returns.

  •
  Differentiated Market Intelligence:  our proprietary research in over 30 industries and insights from a broad, global investment portfolio enable us to more effectively diligence and structure our products and investments.

  •
  Consistent and Replicable Investment Approach:  our rigorous, credit-oriented investment approach is consistent across each of our investment groups, and we believe is a key contributor to our strong investment performance and ability to expand our product offering.

  •
  Talented and Committed Professionals:  we attract, develop and retain highly accomplished investment professionals who not only demonstrate deep and broad investment expertise but also have a strong sense of commitment to our firm.

  •
  Collaborative Culture:  we share ideas, relationships and information across our investment groups, which enables us to more effectively source, evaluate and manage investments.

Business Model

        We provide our investment management capabilities through various funds and products that meet the needs of a wide range of institutional and retail investors.

  •
  Tradable Credit Group:  Our tradable credit investment funds range from comingled and separately managed accounts for institutional investors to publicly traded vehicles and sub-advised funds for retail investors. While each of our approximately 75 tradable credit funds is tailored to specific investment objectives, mandates can be broadly categorized between long-only credit and alternative credit investment strategies. Long-only credit funds primarily focus on long-only and performing credit with a goal of outperforming corresponding performing bank loan or high yield market indices. Alternative credit funds primarily seek to deliver compelling absolute risk-adjusted returns through dynamic capital allocation across asset classes and markets and a focus on both performing and non-performing situations.

  •
  Direct Lending Group:  Our primary U.S. and European direct lending vehicles are ARCC and ACE II, respectively. ARCC is a publicly traded business development company (registered under the Investment Company Act of 1940) and ACE II is a comingled fund dedicated to private direct lending in the European middle market. We generate fees from over 25 other funds that include separately managed accounts for large institutional investors seeking tailored investment solutions, comingled funds and joint venture lending programs with affiliates of General Electric Company.

  •
  Private Equity Group:  We manage five private equity comingled funds: ACOF I ($751 million fund size / 2003 vintage), ACOF II ($2.1 billion fund size / 2006 vintage), ACOF III ($3.5 billion fund size / 2008 vintage) and ACOF IV ($4.7 billion fund size / 2012 vintage), which focus primarily on North America and, to a lesser extent, Europe, and ACOF Asia ($220 million fund size / 2011 vintage), which focuses on growth equity opportunities in China.

  •
  Real Estate Group:  We manage U.S. and European real estate, private equity and debt comingled funds and separately managed accounts, and ACRE, our publicly traded commercial mortgage REIT, focused on direct lending on properties owned by commercial real estate sponsors and operators. In addition to our $9 billion of assets under management as of December 31, 2013, we service a portfolio of over $5.5 billion in mortgage loans principally through a subsidiary of ACRE.

        In addition to our four segments, we have an Operations Management Group that consists of five independent, shared resource groups to support our reportable segments by providing infrastructure and administrative support in the areas of accounting/finance, operations/information technology, business development, legal/compliance and human resources. The OMG's expenses are not allocated to our four reportable segments but we do consider the cost structure of the OMG when evaluating our financial performance.

        Most of the funds we manage are structured to earn a fixed management fee and performance fees based on investment performance in the form of incentive fees or carried interest. Management fees comprise the significant majority of our total fee revenue, which has resulted in a stable, predictable revenue stream. In addition, we have been able to mitigate some of the volatility that is typically associated with performance fees because a significant portion of our performance fees is based on net interest income from fixed income investments.

        The following table sets forth certain combined consolidated financial information and certain Stand Alone financial information for the periods presented. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" for a discussion of segment results.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Combined consolidated financial data(1)
Income before taxes	$873	$1,262	$953
Net income attributable to AHI, AI and consolidated subsidiaries	$180	$221	$97
Stand Alone data(2)
Management fees (including ARCC Part I Fees of $111, $95 and $79 for the years ended December 31, 2013, 2012 and 2011, respectively)	$517	$415	$324
Net operating expenses(3)	(364)	(277)	(204)

Fee related earnings	153	138	120
Net performance fees	102	157	39
Net investment income	74	107	34

Performance related earnings	176	265	73

Economic net income	$329	$402	$194

Distributable earnings	$306	$302	$203

Total fee revenue	$619	$572	$363

Management fees as % of total fee revenue(4)	84%	73%	89%

(1)
Calculated in accordance with GAAP.

(2)
Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Managing Business Performance—Non-GAAP Financial Measures" and "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" and Note 16, "Segment Reporting," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

(3)
Net operating expenses refers to the sum of compensation and benefits and general, administrative and other expenses, net of other income.

(4)
ARCC Part I Fees as a percent of total fee revenue were 18%, 17% and 22% for the years ended December 31, 2013, 2012 and 2011, respectively.

Competitive Strengths

        Since our inception in 1997, we have grown to become a leading global alternative asset manager. We believe the following competitive strengths position us well for future growth:

Stable Earnings Model

        We believe we have a stable earnings model based on:

  •
  A significant portion of the capital that we manage is long-term in nature.  As of December 31, 2013, approximately 58% of our AUM was in funds with a contractual life of seven years or more, including 15% that was in permanent capital vehicles with unlimited duration. This has enabled and continues to enable us to invest assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns.

  •
  A significant portion of our revenue is generated from management fees.  For the year ended December 31, 2013, approximately 84% of our total fee revenue was comprised of management fees (including 18% attributable to ARCC Part I Fees) and approximately 16% was comprised of performance fees. From 2011 to 2013, management fees averaged 81% of our total fee revenue (including an average of 18% attributable to ARCC Part I Fees). Management fees, which are generally based on the amount of committed or invested capital in funds we manage, are more predictable and less volatile than performance fees.

  •
  We have a diverse capital base across funds from four distinct groups.  For the year ended December 31, 2013, approximately 40% of our total fee revenue was generated by our Direct Lending Group, which includes fees generated by over 25 funds, and approximately 33% of our total fee revenue was generated by our Tradable Credit Group, which manages approximately 75 investment funds. We have a well-balanced and diverse capital base, which we believe is the result of demonstrated expertise across each of our four investment groups.

  •
  A significant portion of our performance fees are linked to credit investment strategies.  Over the last three years, a significant portion of our performance fees have been generated by funds with credit investment strategies, which generally generate regular interest income. For the years ended December 31, 2013, 2012 and 2011, 55%, 41% and 40%, respectively, of our net performance fees were from contractual interest payments on debt investments and dividends received by our funds. As a result, we believe that our performance fees are more predictable and less volatile than those of investment managers predominantly focused on private equity-style investment strategies, in which performance fees are typically based on market gains and losses.

Broad Alternative Product Offering with Balanced Growth Across Strategies

        To meet investors' growing demand for alternative asset investments, we manage investments in an increasingly comprehensive range of funds across a spectrum of compelling and complementary strategies. We have demonstrated an ability to consistently generate attractive and differentiated investment returns across these investment strategies and through various market environments. As such, we have been able to increase AUM during all phases of an economic cycle. We believe the breadth of our product offering, our expertise in various investment strategies and our proficiency in attracting and satisfying our growing institutional and retail client base has enabled and will continue to enable us to increase our AUM across each of our investment groups in a balanced manner. Our fundraising efforts historically have been spread across investment strategies and have not been dependent on the success of any one strategy.

Diverse and Growing Investor Base

        Our investor base includes direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Our high quality institutional investor base includes large pension funds, sovereign wealth funds, banks and insurance companies and we have grown the number of these relationships from approximately 200 in 2011 to over 500 as of December 31, 2013. In many instances, investors have increased their commitments to subsequent funds in a particular investment strategy and deployed capital across our other investment groups. We believe that our deep and longstanding investor relationships, founded on our strong performance, disciplined management of our investors' capital and diverse product offering, have facilitated the growth of our existing businesses and will assist us with the development of additional strategies and products, thereby increasing our fee earning AUM. We have a dedicated in-house Business Development Group that includes approximately 45 investor relations and marketing specialists. We have frequent dialogue with our investors and are committed to providing them with the highest quality service. We believe our service levels, as well as our emphasis on transparency, inspire loyalty and support our efforts to continue to attract investors across our investment platform.

Integrated and Scalable Global Business Platform

        We operate our increasingly diversified and global firm as an integrated investment platform with a collaborative culture that emphasizes sharing of knowledge and expertise. We believe the exchange of information enhances our ability to analyze investments, deploy capital and improve the performance of our funds and portfolio companies. Through collaboration, we drive value by leveraging our capital markets relationships and access to deal flow. Within this framework we have established deep and sophisticated independent research capabilities in over 30 industries and insights from active investments in over 1,000 companies, 300 structured assets and approximately 300 properties. Further, our extensive network of investment professionals is comprised primarily of local and geographically positioned individuals with the knowledge, experience and relationships that enable them to identify and take advantage of a wide range of investment opportunities. They are supported by a highly sophisticated operations management team. We believe this broad platform and our operational infrastructure provide us with a scalable foundation to expand our product offering, geographic scope and profitability.

Breadth, Depth and Tenure of our Senior Management

        Ares was built upon the fundamental principle that each of our distinct but complementary investment groups benefits from being part of our broader platform. We believe that our strong performance, consistent growth and high talent retention through economic cycles is due largely to the effective application of this principle across our broad organization of over 700 employees. We do not have a centralized investment committee. Our investment committees are structured with overlapping membership to ensure consistency of approach. Each of our four investment groups is led by its own deep leadership team of highly accomplished investment professionals, who average over 22 years of experience managing investments in, advising, underwriting and restructuring leveraged companies. While primarily focused on managing strategies within their own investment group, these senior professionals are integrated within our platform through economic, cultural and structural measures. Our senior professionals have the opportunity to participate in the incentive programs of multiple investment groups to reward collaboration in our investment activities. This collaboration takes place on a daily basis but is formally promoted through sophisticated internal systems and widely attended weekly or monthly meetings.

Alignment of Interests with Stakeholders

        The alignment of the interests of our Co-Founders and investment professionals with those of the investors in our funds and our unitholders is fundamental to our business. We and our investment professionals have committed over $1 billion of capital across our various investment funds, aligning our interests with those of our clients. Moreover, a significant portion of our professionals' compensation is in the form of performance fees, which we believe aligns their interests with those of the investors in our funds. We expect that our senior professional owners will own approximately 70% of Ares after this offering, aligning our interests with those of our common unitholders. In connection with this offering, we are establishing a long-term equity compensation plan that we believe will strengthen this alignment, as well as the motivation and retention of our professionals, through the significant and long-term ownership of our equity by our Co-Founders, senior professionals and other employees.

Industry Trends

        We are well positioned to capitalize on the following trends in the asset management industry:

Increasing Importance of Alternative Assets

        Over the past several years, investor groups of all types have meaningfully increased their capital allocations to alternative investment strategies. McKinsey and Co. estimates that alternative investments (which includes private equity, hedge funds and investments in real estate, infrastructure and commodities in a variety of vehicles) grew at a 14% compound annual growth rate versus non-alternative investments at 2% for the six year period from 2005 to 2011. We expect this current trend will continue as the combination of volatile returns in public equities and low-yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets.

Increasing Demand for Alternative Assets from Retail Investors

        Defined contribution pension plans and retail investors are demanding more exposure to alternative investment products to seek differentiated returns as well as to satisfy a desire for current yield due to changing demographics. According to McKinsey & Co., retail alternative investments will account for 13% of U.S. retail fund assets by 2015, up from 6% as of year-end 2009. ARCC has benefited from this growing demand, increasing its retail-originated assets under management from approximately $300 million in 2004 to $9.7 billion in 2013. Our Tradable Credit and Real Estate Groups have raised three publicly traded vehicles over the past two years. With an established market presence, we believe we are well positioned to take advantage of the growing opportunity in the retail channel.

Shifting Asset Allocation Policies of Institutional Investors

        We believe that the growing pension liability gap is driving investors to seek higher return strategies and that institutional investors, such as insurance companies, are increasingly rotating away from core fixed income products towards more liquid alternative credit and absolute return-oriented products to achieve their return hurdles. According to McKinsey & Co., institutional investors allocated an estimated 24% of the global portfolio towards alternative strategies in 2013, up from approximately 12% in 2009. The increase in allocation has also been accompanied by a change in allocation strategy to a more balanced approach between private equity and non-private equity alternative investments. Our combination of credit expertise, total return and multi-strategy product offerings are particularly well suited to benefit from these asset allocation trends.

De-Leveraging of the Global Banking System

        After an extended period of increasing leverage, commercial and investment banks have been de-leveraging since 2008. Bank consolidation, more prudent balance sheet discipline, changing regulatory capital requirements and the increasing cost and complexity of regulatory compliance have led to material changes in the global banking system and have created significant opportunities for other institutional market participants. For example, well-capitalized non-bank direct lenders like ARCC and some of our other funds have been able to fill the significant and growing need for financing solutions as traditional lenders have withdrawn from certain middle-market and non-investment grade asset classes. At the same time, tradable debt managers have been able to raise vehicles to capitalize on banks' interest in divesting non-core assets and/or reducing their hold commitments in new financings. Citibank estimates that bank divestments of non-core holdings from the higher-risk areas of the lending market will create an investment opportunity of between $1 trillion and $2 trillion over the next decade.

Increasing Benefits of Scale

        Many institutional investors are focused on limiting the number of their manager relationships and allocating a greater share of their assets to established and diversified platforms. These investors seek to partner with investment management firms that have not only proven track records across multiple investment products, but also highly sophisticated non-investment group functions in accounting, legal/compliance and operations. Given the advantages of scale and a heightened focus on diligence, transparency and compliance, institutional clients are allocating a greater proportion of assets to established asset managers with whom there is a deep level of comfort. This trend is evidenced by the distribution of net asset flows, as firms with more than $1 billion in assets under management garnered approximately 90% of the net asset flows in the six months ended June 30, 2013, according to Hedge Fund Report. Furthermore, the increasing complexity of the regulatory environment in which alternative investment managers operate and the costs of complying with such regulations serve as barriers to entry in the investment management business.

Growth Strategy

        As we continue to expand our business, we intend to apply the same core principles and strategies to which we have adhered since our inception to:

Organically Grow our Core Business

        Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We have demonstrated our ability to deliver strong risk-adjusted investment returns in alternative assets throughout market cycles since our inception in 1997, and we believe each of our investment groups is well positioned to benefit from long-term positive industry momentum. By continuing to deliver strong investment and operations management performance, we expect to grow the AUM in our existing products by deepening and broadening relationships with our current high-quality investor base as well as attracting new investors.

Expand our Product Offering

        A key to our growth has been pursuing complementary investment strategies and structuring different types of investment funds that address the specific needs of our investor base. We have expanded our product offering to provide increasingly diversified opportunities for investors and a balanced business model that we believe benefits all of our stakeholders. For example, our Tradable Credit Group has grown its AUM in alternative credit investment funds from zero in 2005 to approximately $9 billion as of December 31, 2013. We take advantage of market trends arising out of an increasingly complex regulatory environment to develop products that meet the evolving needs of market participants. We have demonstrated the ability to expand our product offering in a manner that enhances the investing capabilities of our professionals, provides differentiated solutions for our clients and creates a more balanced business model for our unitholders. There are a number of complementary strategies that we are currently pursuing across our investment groups, such as broadening our capabilities in direct lending and tradable credit to service more distribution channels.

Enhance our Distribution Channels

        The growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of channels. As we continue to expand our product offering and our global presence, we expect to be able to attract new investors to our funds. In addition to pension funds, sovereign wealth funds, banks and high net worth individuals, which have historically comprised a significant portion of our assets under management, in recent periods we have extended our investment strategies and marketing efforts increasingly to insurance companies, sub-advisory partners and retail investors with the initial public offerings of two closed-end funds, Ares Dynamic Credit Allocation Fund, Inc. (NYSE: ARDC) ("ARDC") and Ares Multi-Strategy Credit Fund, Inc. (NYSE: ARMF) ("ARMF"), and a REIT, ACRE.

Increase our Global Presence

        The favorable industry trends for alternative asset managers are global in nature and we believe there are a number of international markets that represent compelling opportunities for our investment strategies. Our European platform has 100 total employees, including approximately 70 investment professionals managing approximately $12 billion in assets under management in eight Western European offices as of December 31, 2013. We believe our strong financial position and existing global operations and network enable us to identify and readily pursue a range of expansion opportunities, including acquisitions of existing businesses or operations, partnering with local operators, establishing our own operations or otherwise. We intend to continue to develop our private equity and real estate direct lending capabilities in Western Europe, while opportunistically pursuing the expansion of our direct lending franchise into attractive new international markets.

Secure Strategic Partnerships

        We have established valuable relationships with strategic partners and large institutional investors who, among other things, provide market insights, product advice and relationship introductions. ADIA and Alleghany, minority investors in Ares since May 2007 and July 2013, respectively, have committed significant capital across our investment groups. Our Direct Lending Group has a joint venture with affiliates of General Electric Company that offers U.S. and European middle-market borrowers a differentiated loan product. We also have important relationships with large fund investors, leading commercial and investment banks, global professional services firms, key distribution agents and other market participants that we believe are of significant value. As we expand our product offering and global presence, we intend to pursue opportunities with additional strategic partners.

Complete Accretive Acquisitions and Portfolio Purchases

        We continuously evaluate acquisition opportunities that we believe will enable us to expand our product offering, broaden our investor base and increase our global presence. We have a demonstrated ability to acquire companies at accretive valuations and effectively integrate their personnel, assets and investors into our organization. In particular, we believe the unique challenges facing large banks and small boutique asset managers in the current market environment will persist, which we expect will generate compelling opportunities for us to pursue acquisitions of businesses, investment teams and assets.

Investment Risks

        An investment in our common units involves substantial risks and uncertainties. Some of the most significant challenges and risks relating to an investment in our common units include those associated with:

  •
  a complex regulatory and tax environment, which could restrict our operations or the operations of our funds and portfolio companies and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities;

  •
  the potential enactment of legislation that would preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and were to apply to us, we would incur a material increase in our tax liability;

  •
  poor performance by our funds due to market conditions, political environments, monetary and fiscal policy or other conditions beyond our control;

  •
  the reputational harm that we would experience as a result of inappropriately addressing conflicts of interest, poor performance by the investments we manage or the actual or alleged failure by us, our employees, our funds or our portfolio companies to comply with applicable regulations in an increasingly complex political and regulatory environment;

  •
  potential variability in our period to period earnings due primarily to mark-to-market valuations of our funds' investments. As a result of this variability, the market price of our common units may be volatile and subject to fluctuations;

  •
  the increasing demands of the investing community, including with respect to fee compression and other terms, which could materially adversely affect our revenues;

  •
  an investment in our common units is not an investment in our underlying funds. Moreover, there can be no assurance that projections respecting performance of our underlying funds or unrealized values will be achieved; and

  •
  as discussed in "Material U.S. Federal Tax Considerations," the status of Ares Management, L.P. as a partnership for U.S. federal income tax purposes, as a result of which our common unitholders will be required to take into account their allocable share of items of income, gain, loss, deduction and credit of Ares Management, L.P. We may not make cash distributions in an amount sufficient to pay the tax liability that results from that income and gain.

        Please see "Risk Factors" for a discussion of these and other factors you should consider before making an investment in our common units.

Organizational Structure

        We currently conduct our businesses through operating subsidiaries held directly or indirectly by Ares Holdings LLC and Ares Investments LLC. These two entities are principally owned by APMC, ADIA and Alleghany. We refer to ADIA and Alleghany collectively as the "Strategic Investors." ADIA and Alleghany each own minority interests with limited voting rights in our business. We refer to APMC, ADIA and Alleghany collectively as our "existing owners." APMC is controlled by our Co-Founders.

        To facilitate this offering, we will consummate the transactions described below and in "Organizational Structure" in connection with which Ares Management, L.P. will become the successor to AHI and Ares Investments LLC for financial accounting purposes under GAAP. We refer to these transactions as the "Reorganization."

Reorganization

        Historically, Ares Holdings LLC has operated and controlled our U.S. fee-generating and many of our non-U.S. fee-generating businesses, while Ares Investments LLC has held a variety of assets, including our carried interests and co-investments in many of the proprietary investments made by our funds.

        In connection with this offering, we will convert Ares Holdings LLC into a limited partnership, Ares Holdings L.P. ("Ares Holdings"), and convert Ares Investments LLC into a limited partnership, Ares Investments L.P. ("Ares Investments"). In addition, we recently formed Ares Domestic Holdings L.P. ("Ares Domestic"), Ares Offshore Holdings L.P. ("Ares Offshore") and Ares Real Estate Holdings L.P.

("Ares Real Estate") (as described under "Organizational Structure"). Ares Holdings, Ares Domestic, Ares Offshore, Ares Investments and Ares Real Estate are collectively referred to as the "Ares Operating Group." The Ares Operating Group will hold:

  •
  in the case of Ares Holdings, interests in the general partners, managing members and other management interests of our U.S. fee-generating and most of our non-U.S. fee generating businesses as well as certain investments;

  •
  in the case of Ares Domestic, interests in certain U.S. investments that are fiscally transparent for U.S. federal income tax purposes;

  •
  in the case of Ares Offshore, interests in the general partners of certain non-U.S direct lending and tradable credit funds and certain other private equity and real estate funds;

  •
  in the case of Ares Investments, interests in the general partners of certain U.S. and non-U.S. tradable credit funds, certain U.S. and non-U.S. private equity funds, certain real estate funds and other investment assets, in each case that are expected to produce primarily interest, dividend income, capital gains and non-U.S. rental income; and

  •
  in the case of Ares Real Estate, interests in the general partners of certain of our real estate funds and certain other real estate investments.

        Prior to this offering, APMC will be converted into a limited partnership and renamed Ares Owners Holdings L.P. In exchange for its interest in Ares Management, L.P., Ares Owners Holdings L.P. will transfer to Ares Management, L.P., prior to this offering, its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Real Estate Holdings LLC and a portion of its interest in Ares Investments. Similarly, the Abu Dhabi Investment Authority will contribute its direct interest in AHI to its affiliate, AREC Holdings Ltd., a Cayman Islands exempted company ("AREC"), and subsequently, in exchange for its interest in Ares Management, L.P., AREC will transfer to Ares Management, L.P., prior to this offering, its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Investments and Ares Real Estate Holdings LLC. As a result of the foregoing, Ares Owners Holdings L.P. will hold 34,540,079 common units in Ares Management, L.P. and AREC will hold 34,538,155 common units in Ares Management, L.P. Such exchanges are not based on any pre-existing exchange ratio or other contractual requirement. Following the foregoing exchanges, Ares Owners Holdings L.P. will retain a 59.21% direct interest in each of the Ares Operating Group entities and AREC will have no direct interests in the Ares Operating Group entities.

Offering Transactions

        Ares Management, L.P. will (i) loan a portion of the net proceeds from this offering to its wholly owned subsidiary, AHI, which will then contribute such amount to Ares Holdings in exchange for 11,363,636 partnership units of Ares Holdings, (ii) contribute a portion of the net proceeds from this offering to Ares Domestic Holdings Inc., which will then contribute such amount to Ares Domestic in exchange for 11,363,636 partnership units of Ares Domestic, (iii) contribute a portion of the net proceeds from this offering to Ares Offshore Holdings, Ltd., which will then contribute such amount to Ares Offshore in exchange for 11,363,636 partnership units of Ares Offshore, (iv) contribute a portion of the net proceeds from this offering to Ares Investments in exchange for 11,363,636 partnership units of Ares Investments and (v) contribute a portion of the net proceeds from this offering to Ares Real Estate Holdings LLC, which will then contribute such amount to Ares Real Estate in exchange for 11,363,636 partnership units of Ares Real Estate. After the Offering Transactions, Ares Management, L.P. will own, directly or indirectly, in aggregate, 80,441,870 partnership units (approximately 38.06%) in each of the Ares Operating Group entities. See "Material U.S. Federal Tax Considerations—United States Taxes—Taxation of Ares Management, L.P. and the Ares Operating Group" for more information about the expected tax treatment of Ares Management, L.P. and the Ares Operating Group.

Our Organizational Structure Following this Offering and the Offering Transactions

        Following the Reorganization, this offering and the Offering Transactions (as such terms are described and defined under "Organizational Structure"), Ares Management, L.P. will be a holding partnership and, either directly or through direct subsidiaries, will control and hold equity interests in each of the Ares Operating Group entities, which in turn will own the operating entities included in our historical combined and consolidated financial statements. We intend to conduct all of our material business activities through the Ares Operating Group. Ares Management, L.P., either directly or through direct subsidiaries, will be the general partner of each of the Ares Operating Group entities, and will operate and control all of the businesses and affairs of the Ares Operating Group. In addition, Ares Management, L.P. will consolidate the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain consolidated funds. The ownership interest of the limited partners of the Ares Operating Group entities will be reflected as a non-controlling interest in Consolidated Funds in Ares Management, L.P.'s combined and consolidated financial statements. Following this offering, our senior professional owners will hold their ownership interests in Ares Management, L.P. and in the Ares Operating Group either directly or indirectly through Ares Owners Holdings L.P.

        Following the Reorganization, this offering and the Offering Transactions, the Ares Operating Group will generally be entitled to:

  •
  all management fees payable in respect of all of our funds, as well as transaction and other fees that may be payable by or in connection with portfolio investments of these funds;

  •
  all performance fees payable in respect of all of our funds, other than the percentage we have determined or may in the future determine to allocate to our professionals as described in this prospectus; and

  •
  all returns on investments of our own capital in the funds we sponsor and manage.

        See "Business—Incentive Arrangements / Fee Structure."

        The diagram below (which omits certain wholly owned intermediate holding companies) depicts our organizational structure as it will exist immediately following this offering. All entities are organized in the state of Delaware unless otherwise indicated.

(1)
Ares Management, L.P. common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group that do not hold a special voting unit. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner."

(2)
Ares Real Estate Holdings LLC will make an election to be treated as a REIT for U.S. federal income tax purposes. Ares Real Estate Holdings LLC will have at least 100 holders of preferred interests representing nominal economic interests.

(3)
Assuming the full exchange of Ares Operating Group Units for our common units, Ares Management, L.P. will own 100% of the Ares Operating Group and Ares Owners Holdings L.P., Alleghany, ADIA and purchasers in this offering will own 72.37%, 5.91%, 16.34% and 5.38%, respectively, of Ares Management, L.P.

Holding Partnership Structure

        As discussed in "Material U.S. Federal Tax Considerations," Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes generally incurs no U.S. federal income tax liability at the entity level. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal, state and local income tax liability each taxable year, whether or not cash distributions are made. Investors who acquire common units in this offering will become limited partners of Ares Management, L.P. Accordingly, holders of common units will be required to report their allocable share of the income, gain, loss, deduction and credit of Ares Management, L.P., even if Ares Management, L.P. does not make cash distributions. We believe that, for U.S. federal income tax purposes, the Ares Operating Group entities generally will be treated as partnerships for U.S. federal income tax purposes. Accordingly, direct subsidiaries of Ares Management, L.P. that are treated as corporations for U.S. federal income tax purposes and that are the holders of Ares Operating Group Units (as defined below) will be (and, in the case of Ares Offshore Holdings, Ltd., may be) subject to U.S. federal, state and local income taxes in respect of their interests in the Ares Operating Group entities. See "Material U.S. Federal Tax Considerations" for more information about the tax treatment of Ares Management, L.P. and the Ares Operating Group.

        Each of the Ares Operating Group entities will have an identical number of partnership units outstanding. We use the term "Ares Operating Group Unit" to refer, collectively, to a partnership unit in each of the Ares Operating Group entities. Ares Management, L.P. will hold, directly or through direct subsidiaries, a number of Ares Operating Group Units equal to the number of common units that Ares Management, L.P. has issued. The Ares Operating Group Units that will be held by Ares Management, L.P. and its direct subsidiaries will be economically identical in all respects to the Ares Operating Group Units that are not held by Ares Management, L.P. and its direct subsidiaries following the Reorganization, this offering and the Offering Transactions. Accordingly, the income of the Ares Operating Group will benefit Ares Management, L.P. to the extent of its equity interest in the Ares Operating Group. Immediately following this offering, Ares Management, L.P. will hold Ares Operating Group Units representing 38.06% of the total number of Ares Operating Group Units, or 38.55% if the underwriters exercise in full their option to purchase additional common units, and our senior professional owners will hold Ares Operating Group Units representing 56.03% of the total number of Ares Operating Group Units, or 55.58% if the underwriters exercise in full their option to purchase additional common units.

        Following the Reorganization, the Ares Operating Group Units and our common units held directly or indirectly by our senior professional owners will generally be subject to restrictions on transfer and other provisions. See "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners."

Certain Corporate Governance Considerations

        Voting Rights.    Unlike the holders of common stock in a corporation, our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. We refer to our common units (other than those held by any person whom our general partner may from time to time, with such person's consent, designate as a non-voting common unitholder) and our special voting units as "voting units." Accordingly, immediately following this offering, on those few matters that may be submitted for a vote of our common unitholders, purchasers in this offering will collectively have 5.38% of the voting power of Ares Management, L.P., or 6.13% if the underwriters exercise in full their option to purchase additional common units, and our Co-Founders, through Ares Owners Holdings L.P. and the special voting unit held by Ares Voting LLC, will have 78.28% of the voting power of Ares Management, L.P., or 77.66% if the underwriters exercise in full their option to purchase additional common units. Our common unitholders' voting rights will be further restricted by the provision in our partnership agreement stating that any common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) cannot be voted on any matter.

        Election of Directors.    In general, our common unitholders will have no right to elect the directors of our general partner. However, when our Co-Founders and other then-current or former Ares personnel directly or indirectly hold less than 10% of the limited partner voting power, our common unitholders will have the right to vote in the election of the directors of our general partner. This voting power condition will be measured on January 31 of each year, and will be triggered if the total voting power held by holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of Ares Partners Holdco LLC and their respective affiliates) in their capacity as such, otherwise directly or indirectly held by then-current or former Ares personnel and held by Ares Owners Holdings L.P., collectively, is less than 10% of the voting power of the outstanding voting units of Ares Management, L.P. (treating as outstanding and held by such persons, voting units deliverable pursuant to any equity awards granted to such persons). See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner." Unless and until the foregoing voting power condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors generally may be appointed and removed by the member of our general partner, an entity owned and controlled by our Co-Founders. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner." Unless and until the foregoing voting power condition is satisfied, the board of directors of our general partner will have no authority other than that which its member chooses to delegate to it. In the event that the voting power condition is satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations. See "Management—Limited Powers of Our Board of Directors."

        Conflicts of Interest and Duties of Our General Partner.    Although our general partner will not engage in any business activities other than the management and operation of our businesses, conflicts of interest may arise in the future between us or our common unitholders, on the one hand, and our general partner or its affiliates or associates, on the other. The resolutions of these conflicts may not always be in our best interests or that of our common unitholders. In addition, we have fiduciary and contractual obligations to the investors in our funds and we expect to regularly take actions with respect to the purchase or sale of investments in our funds, the structuring of investment transactions for those funds or otherwise that are in the best interests of the investors in those funds but that might at the same time adversely affect our near term results of operations or cash flow.

        Our partnership agreement will limit the liability of, and reduce or eliminate the duties (including fiduciary duties) owed by, our general partner and its affiliates and associates to us and our common unitholders. Our partnership agreement will also restrict the remedies available to common unitholders for actions that might otherwise constitute breaches of our general partner's or its affiliates' or associates' duties (including fiduciary duties). By purchasing our common units, you are treated as having consented to the provisions set forth in our partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partner, see "Conflicts of Interest and Fiduciary Responsibilities."

New Credit Facility

        Our subsidiaries entered into an unsecured credit agreement on October 29, 2013 that provides for a $735.0 million revolving credit facility (the "Credit Facility"). In connection with, and subject to completion of, this offering, we will enter into the Sixth Amended and Restated Credit Facility, by and among Ares Holdings LLC, Ares Domestic Holdings, Ares Investments LLC, Ares Real Estate Holdings, Ares Management, L.P., certain Ares Operating Group Managing Entities, Ares Management LLC, Ares Investments Holdings LLC and the lenders and agents named therein (the "New Credit Facility"). The New Credit Facility will replace the Credit Facility. We and certain of the Ares Operating Group Managing Entities (as defined in "Organizational Structure") will be guarantors under the New Credit Facility. The New Credit Facility will consist of a $1.0 billion revolving credit facility with the ability to upsize to $1.25 billion (subject to obtaining commitments for any such additional borrowing capacity). The administrative agent has received the requisite consents and additional commitments to approve the New Credit Facility. The New Credit Facility is subject to certain conditions, including consummation of this offering, and will become effective upon completion of this offering.

        Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

  •
  a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting;

  •
  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

        We have elected to adopt the reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common units less attractive as a result of our elections, which may cause a less active trading market for our common units and more volatility in our the price of common units.

        We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common units that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Restrictions on Ownership of Our Common Units

        Our general partner has determined that electing for one of our direct subsidiaries, Ares Real Estate Holdings LLC, to be taxable as a REIT will reduce the administrative burden of filing certain tax returns in certain states in which our funds hold real property interests and may otherwise enhance our tax position. To assist Ares Real Estate Holdings LLC, in complying with the requirements for qualification as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), our partnership agreement prohibits, with certain exceptions, any common unitholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than the lesser of 7.5% of the number of all outstanding common units and the value of all outstanding units.

        Our general partner may, in its sole discretion, waive the 7.5% ownership limit with respect to a particular common unitholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize Ares Real Estate Holdings LLC's qualification as a REIT. Our general partner is expected to establish an excepted holder limit for existing owners who would otherwise exceed the ownership limit.

        Our partnership agreement also prohibits any person from, among other things, beneficially or constructively owning common units that would result in Ares Real Estate Holdings LLC being "closely held" under Code Section 856(h), or otherwise cause Ares Real Estate Holdings LLC to fail to qualify as a REIT.

        In addition, our partnership agreement provides that any ownership or purported transfer of our common units in violation of the foregoing restrictions will result in the common units so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such common units. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

The Offering

Common units offered by Ares Management, L.P.	11,363,636 common units. We have granted the underwriters an option to purchase up to an additional 1,704,545 common units.
Common units outstanding after this offering	80,441,870 common units (82,146,415 common units if the underwriters exercise their option to purchase additional common units in full).
Common units outstanding after this offering assuming exchange of all outstanding Ares Operating Group Units for newly issued common units	211,363,636 common units (213,068,181 common units if the underwriters exercise their option to purchase additional common units in full).
Use of proceeds

We estimate that our net proceeds from this offering will be $205.1 million, after deducting underwriting discounts. If the underwriters exercise in full their option to purchase additional common units, the net proceeds to us will be approximately $235.9 million. We intend to use the net proceeds to purchase newly issued Ares Operating Group Units concurrently with the consummation of this offering, as described under "Organizational Structure—Offering Transactions," to partially repay outstanding balances under the Credit Facility and for general corporate purposes and to fund growth initiatives. The Ares Operating Group will also bear or reimburse Ares Management, L.P. for all of the expenses of this offering, which we estimate will be approximately $25.3 million. Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., BNY Mellon Capital Markets, LLC and SMBC Nikko Securities America, Inc. (underwriters in this offering) are lenders under the Credit Facility. As described above, we intend to use a portion of the proceeds from this offering to partially repay outstanding borrowings under the Credit Facility. As a result, these affiliates will receive their proportionate share of any amount of the Credit Facility that is repaid with the proceeds of this offering. See "Use of Proceeds."

Voting rights

Our general partner, Ares Management GP LLC, will manage all of our operations and activities. Our common unitholders will not hold an interest in our general partner, which is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by our Co-Founders. Unlike the holders of common stock in a corporation, our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in limited circumstances, elect the directors of our general partner.

On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. Accordingly, immediately following this offering our Co-Founders will have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our common unitholders. Our common unitholders' voting rights will be further restricted by the provision in our partnership agreement stating that any common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) cannot be voted on any matter. See "Material Provisions of Ares Management,  L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner."

Cash distribution policy

We expect to distribute to our common unitholders on a quarterly basis substantially all of Ares Management,  L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution target range of 80% to 90% of distributable earnings. We expect that our first quarterly distribution will be paid in the third quarter of 2014 in respect of the prior quarter. The declaration, payment and determination of the amount of any distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid or that any cash distribution will be sufficient to cover taxes on any unitholder's allocable share of gain or income. See "Cash Distribution Policy."

Exchange agreement

Prior to this offering, we will enter into an exchange agreement with the holders of Ares Operating Group Units so that such holders, subject to any applicable transfer restrictions and other provisions, may up to four times each year from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. If and when a holder exchanges Ares Operating Group Units for common units of Ares Management, L.P., the relative equity percentage ownership of such holder and of the other equity owners of Ares (whether held at Ares Management, L.P. or at the Ares Operating Group) will not be altered.

Tax receivable agreement

Future exchanges of Ares Operating Group Units are expected to result in increases in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity. These increases in tax basis generally will increase (for U.S. federal income tax purposes) depreciation and amortization deductions and potentially reduce gain on sales of assets, and therefore reduce the amount of tax that the direct subsidiaries of Ares Management, L.P. that are taxable as corporations for U.S. federal income tax purposes would otherwise be required to pay in the future. These direct subsidiaries that are taxable as corporations will enter into a tax receivable agreement with certain existing direct and indirect holders of Ares Operating Group Units whereby they will agree to pay such holders or entities that will hold such Ares Operating Group Units on their behalf (the "TRA Recipients") 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that these direct subsidiaries actually realize as a result of these increases in tax basis under the tax receivable agreement. The TRA Recipients include, among others, our Co-Founders and other executive officers. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

Investor Rights Agreement

In connection with this offering, we will enter into a new Investor Rights Agreement, which will grant Ares Owners Holdings L.P. and the Strategic Investors registration rights, subject to certain restrictions. Pursuant to the Investor Rights Agreement, the Strategic Investors will be subject to certain transfer restrictions until the second anniversary of this offering. See "Certain Relationships and Related Person Transactions—Investor Rights Agreement" and "Common Units Eligible For Future Sale—Strategic Investor Transfer Restrictions."

Risk factors	See "Risk Factors" beginning on page 25 for a discussion of some of the factors you should carefully consider before deciding to invest in our common units.
Ownership and transfer restrictions

To assist one of our direct subsidiaries, Ares Real Estate Holdings LLC, in complying with the requirements for qualification as a REIT under the Code and for other purposes, which our general partner has determined will potentially benefit our common unitholders, our partnership agreement generally prohibits, among other prohibitions, any common unitholder from beneficially or constructively owning more than the lesser of 7.5% of the number of all outstanding common units and the value of all outstanding units. See "Description of Common Units—Restrictions on Ownership and Transfer."

New York Stock Exchange symbol	ARES

        The number of common units outstanding after this offering and the other information based thereon in this prospectus, except where otherwise disclosed, excludes:

  •
  130,921,766 common units issuable upon exchange by holders of Ares Operating Group Units;

  •
  1,704,545 common units issuable upon exercise of the underwriters' option to purchase additional units; and

  •
  interests that may be granted under our 2014 Equity Incentive Plan, consisting of:

  •
  4,638,684 restricted units to be settled in common units that we expect to grant to our professionals at the time of this offering;

  •
  23,250,000 common units issuable upon exercise of options we expect to grant to our professionals at the time of this offering; and

  •
  3,815,861 additional common units available for future grant under our 2014 Equity Incentive Plan, which amount is subject to automatic annual increases.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their right to purchase up to an additional 1,704,545 common units from us.

        See "Compensation of Our Directors and Executive Officers—Equity Incentive Plan" and "—IPO Awards Under the 2014 Equity Incentive Plan."

Summary Historical Financial and Other Data

        The following tables present summary historical financial and other data of Pre-IPO Ares. Ares Management, L.P. was formed on November 15, 2013 to serve as a holding partnership for our businesses. Ares Management, L.P. has not commenced operations and has nominal assets and liabilities. To facilitate this offering, we will consummate the Reorganization in which Ares Management, L.P. will become the successor to AHI and Ares Investments LLC for financial accounting purposes under GAAP. See "Organizational Structure."

        We derived the summary historical combined and consolidated statements of operations data of Pre-IPO Ares for the years ended December 31, 2013, 2012 and 2011 and the summary historical combined and consolidated statements of financial condition data of Pre-IPO as of December 31, 2013, 2012 and 2011 from its audited combined and consolidated financial statements, which are included elsewhere in this prospectus. We derived the summary historical combined and consolidated statements of operations data of Pre-IPO Ares for the years ended December 31, 2013 and 2012 and the summary historical combined and consolidated statements of financial condition data of Pre-IPO Ares as of December 31, 2013 and 2012 from its unaudited condensed combined and consolidated financial statements, which are included elsewhere in this prospectus. The unaudited condensed combined and consolidated financial statements have been prepared on substantially the same basis as the audited combined and consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of Pre-IPO Ares' combined and consolidated financial position and results of operations.

        The summary historical combined and consolidated financial and other data is not indicative of the expected future operating results of Ares Management, L.P. following the Reorganization, this offering and the Offering Transactions. Prior to this offering, we will complete a series of transactions pursuant to which our business will be reorganized into a holding partnership structure as described in "Organizational Structure." See "Organizational Structure" and "Unaudited Pro Forma Financial Information."

        The following summary historical consolidated financial and other data should be read together with "Organizational Structure," "Selected Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and the historical combined and consolidated financial statements and related notes included elsewhere in this prospectus.

	For The Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands, except as indicated below)
Statements of operations data
Revenues
Management fees (includes ARCC Part I Fees of $110,511, $95,182, and $79,028 for the years ended December 31, 2013, 2012, and 2011, respectively)	$375,572	$249,584	$185,084
Performance fees	79,800	69,491	6,938
Other fees	23,283	14,971	14,943

Total revenues	478,655	334,046	206,965

Expenses
Compensation and benefits	333,902	288,719	200,784
Performance fee compensation	194,294	267,725	120,451
Consolidated Funds expenses	135,237	116,505	78,102
General, administrative and other expenses	138,464	85,582	68,575

Total expenses	801,897	758,531	467,912

Other income (expense)
Interest and other income	5,996	8,431	5,259
Interest expense	(9,475)	(8,679)	(5,953)
Debt extinguishment expense	(1,862)	(3,032)	(1,183)
Net realized gain (loss) on investments	(6,373)	6,662	(1,096)
Net change in unrealized (depreciation) appreciation on investments	15,095	(1,670)	(4,387)
Interest and other income of Consolidated Funds	1,236,037	1,406,593	1,425,711
Interest expense of Consolidated Funds	(534,431)	(449,377)	(327,959)
Debt extinguishment gain of Consolidated Funds	11,800	—	—
Net realized gain on investments of Consolidated Funds	64,382	1,794,412	1,040,530
Net change in unrealized (depreciation) appreciation on investments of Consolidated Funds	414,714	(1,067,013)	(917,033)

Total other income	1,195,883	1,686,327	1,213,889

Income before taxes	872,641	1,261,842	952,942
Income tax expense	59,263	26,154	29,573

Net income	813,378	1,235,688	923,369

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	586,771	933,592	790,529
Less: Net income attributable to non-controlling interests in consolidated subsidiaries	46,125	81,450	35,492

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	$220,646	$97,348

Other data
Stand Alone economic net income(1)(2)	$328,705	$402,376	$193,850

Stand Alone distributable earnings(1)(3)	$305,719	$302,373	$203,209

Fee earning AUM (at period end, in millions)	$59,162	$47,582	$40,216

Total AUM (at period end, in millions)	$74,005	$60,158	$49,263

	As of December 31,
	2013	2012	2011
	(Dollars in thousands)
Statements of financial condition data
Cash and cash equivalents	$89,802	$68,457	$34,422
Cash and cash equivalents of Consolidated Funds(4)	1,638,003	1,707,640	1,526,871
Investments	89,438	105,753	81,995
Investments of Consolidated Funds	20,823,338	21,734,983	21,391,239
Total assets	23,705,384	24,495,877	23,734,935
Debt obligations	153,119	336,250	205,000
CLO loan obligations of Consolidated Funds	11,774,157	9,818,059	8,573,101
Consolidated Funds' borrowings	2,070,598	4,512,229	4,969,823
Mezzanine debt of Consolidated Funds	323,164	117,527	375,128
Total liabilities	16,030,319	16,373,470	14,996,296
Commitments and contingencies
Redeemable non-controlling interest in Consolidated Funds	1,093,770	1,100,108	1,024,152
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751	30,488	21,807
Non-controlling interest in Consolidated Funds	5,847,135	6,367,291	7,183,991
Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	167,731	130,835	154,134
Total controlling interest in equity of AHI, AI and consolidated subsidiaries	525,678	493,685	354,555
Total equity	6,540,544	6,991,811	7,692,680
Total liabilities, redeemable interest, non-controlling interests and equity	23,705,384	24,495,877	23,734,935

(1)
Under GAAP, we are required to consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which we are the general partner and are presumed to have control, and (b) entities that we concluded are variable interest entities ("VIEs"), including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary. However, for segment reporting purposes, we present revenues and expenses on a combined segment basis, which deconsolidates these funds and therefore shows the results of our reportable segments without giving effect to the consolidation of the funds.

(2)
For a discussion about the purposes for which our management uses ENI and the reasons why we believe our presentation of ENI provides useful information to investors regarding our results of operations as well as a reconciliation of economic net income to income (loss) before provision for taxes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Managing Business Performance—Non-GAAP Financial Measure—Economic Net Income" and "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" and Note 16, "Segment Reporting," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

(3)
For a discussion about the purposes for which our management uses distributable earnings and the reasons why we believe our presentation of distributable earnings provides useful information to investors regarding our results of operations as well as a reconciliation of distributable earnings to income (loss) before provision for taxes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Managing Business Performance—Non-GAAP Financial Measures—Distributable Earnings" and "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" and Note 16, "Segment Reporting," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

(4)
The entities comprising our Consolidated Funds are not the same entities for all periods presented. Pursuant to revised consolidation guidance that became effective January 1, 2010, we consolidated the existing and any subsequently acquired CLOs where we hold a controlling financial interest. The consolidation of funds during the periods generally has the effect of grossing up reported assets, liabilities and cash flow, and has no effect on net income attributable to Pre-IPO Ares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reorganization and Offering Transactions—Consolidation and Deconsolidation of Ares Funds" and "—Critical Accounting Policies—Principles of Consolidation" and Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

RISK FACTORS

        Investing in our common units involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common units. The occurrence of any of the following risks could have a material adverse effect on our businesses, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our common units could decline and you could lose all or part of your investment.

 Summary of Risks

        Our businesses are subject to a number of inherent risks. We believe that the primary risks affecting our businesses and an investment in our common units are:

  •
  a complex regulatory and tax environment, which could restrict our operations or the operations of our funds and portfolio companies and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities;

  •
  the potential enactment of legislation that would preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and to apply to us, we would incur a material increase in our tax liability;

  •
  poor performance by our funds due to market conditions, political environments, monetary and fiscal policy or other conditions beyond our control;

  •
  the reputational harm that we would experience as a result of inappropriately addressing conflicts of interest, poor performance by the investments we manage or the actual or alleged failure by us, our employees, our funds or our portfolio companies to comply with applicable regulations in an increasingly complex political and regulatory environment;

  •
  potential variability in our period to period earnings due primarily to mark-to-market valuations of our funds' investments. As a result of this variability, the market price of our common units may be volatile and subject to fluctuations;

  •
  the increasing demands of the investing community, including the potential for fee compression and changes to other terms, which could materially adversely affect our revenues; and

  •
  an investment in our common units is not an investment in our underlying funds. Moreover, there can be no assurance that projections respecting performance of our underlying funds or unrealized values will be achieved.

Risks Related to Our Businesses

Difficult market and political conditions may adversely affect our businesses in many ways, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow and adversely affect our financial prospects and condition.

        Our businesses are materially affected by conditions in the global financial markets and economic and political conditions throughout the world, such as interest rates, availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to our taxation, taxation of our investors, the possibility of changes to tax laws in either the United States or any non-U.S. jurisdiction and regulations on alternative asset managers), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts and security operations). These factors are outside of our control and may affect the level and volatility of securities prices and the liquidity and value of investments, and we may not be able to or may choose not to manage our exposure to these conditions. Ongoing developments in the U.S. and global financial markets following the unprecedented turmoil in the global capital markets and the financial services industry in late 2008 and early 2009 continue to illustrate that the current environment is still one of uncertainty and instability for investment management businesses. While there has been some recovery in the capital markets since then, the recovery has been slow and uneven, and the global economy grew at a modest pace in 2013. High unemployment rates in the United States and elsewhere, a sluggish recovery in some real estate markets, continued economic weakness in the Eurozone, increased austerity measures by several European governments, uncertainty about the future of the euro, escalating regional turmoil in the Middle East, concern over growth prospects in China and emerging markets, growing debt loads for certain countries and uncertainty about the consequences of governments eventually withdrawing monetary stimulus measures all indicate that economic and political conditions remain unpredictable. These and other conditions in the global financial markets and the global economy have resulted in, and may continue to result in, adverse consequences for many of our funds, each of which could adversely affect the business of such funds, restrict such funds' investment activities and impede such funds' ability to effectively achieve their investment objectives.

        Difficult economic conditions could adversely affect our operating results by causing:

  •
  decreases in the market value of securities and debt instruments held by some of our funds;

  •
  illiquidity in the market, which could adversely affect transaction volumes and the pace of realization of our funds' investments or otherwise restrict the ability of our funds to realize value from their investments, thereby adversely affecting our ability to generate incentive or other income;

  •
  our assets under management to decrease, lowering management fees payable by our funds; and

  •
  increases in costs or reduced availability of financial instruments that finance our private equity and real estate funds.

        While the adverse effects of late 2008 and early 2009 have abated to a significant degree, global financial markets have experienced volatility at various times since, including in response to the downgrade by Standard & Poor's Financial Services LLC ("S&P") in August 2011 of the long-term credit rating of U.S. Treasury debt from AAA to AA+ and the Federal Reserve's communication in May 2013 that it could slow the pace of asset purchases in the coming months. Although credit spreads are inside of historical averages and all-in financing costs are below those prevailing prior to the recession, there is concern that the favorability of market conditions may be dependent on continued monetary policy accommodation from central banks, especially the U.S. Federal Reserve. Additional reductions in the pace of U.S. Federal Reserve asset purchases (i.e. "tapering") could have unpredictable consequences for credit markets, which may create adverse consequences for deal finance conditions and negatively impact our business. Economic activity and employment in developed economies remain below levels implied by pre-recession trends and financial institutions have not provided debt financing in amounts and on terms commensurate with that provided prior to 2008, particularly in Europe. Continued weakness could result in lower returns than we anticipated at the time certain of our investments were made.

        During periods of difficult market conditions or slowdowns (which may be across one or more industries, sectors or geographies), companies in which we invest may experience decreased revenues, financial losses, credit rating downgrades, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies may also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due, including expenses payable to us. Negative financial results in our funds' portfolio companies may reduce the value of our portfolio companies and the investment returns for our funds, which could have a material adverse effect on our operating results and cash flow. In addition, such conditions would increase the risk of default with respect to credit-oriented or debt investments. Our funds may be affected by reduced opportunities to exit and realize value from their investments, by lower than expected returns on investments made prior to the deterioration of the credit markets, and by the fact that we may not be able to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds and thus adversely impact our prospects for future growth.

Political and regulatory conditions, including the effects of negative publicity surrounding the financial industry in general and proposed legislation, could adversely affect our businesses or cause a material increase in our tax liability.

        As a result of market disruptions and highly publicized financial scandals in recent years, regulators and investors have exhibited concerns over the integrity of the U.S. financial markets, and the businesses in which we operate both in the United States and outside the United States will be subject to new or additional regulations. We may be adversely affected as a result of new or revised legislation or regulations imposed by the Securities and Exchange Commission (the "Commission"), the U.S. Commodity Futures Trading Commission (the "CFTC") or other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. See "—Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, businesses and operations."

        More particularly, legislation has been introduced in the U.S. Congress that would, if it became law, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and to apply to us, we would incur a material increase in our tax liability and our cash available for distribution would be reduced, which could reduce the value of our common units. Members of the U.S. Congress have also proposed amendments to the Code, and the rules and regulations thereunder that, if enacted, would raise the tax on carried interest and treat carried interest as ordinary income as well as change the tax treatment of investment managers and investment structures. Over the past several years, a number of similar legislative proposals have been introduced in the U.S. Congress and state legislatures. If this or any similar legislation or regulation were to become law, our effective tax rate could increase significantly. In addition, we and our professionals who receive carried interest may face additional tax consequences. See "—Risks Related to U.S. Taxation."

Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

        Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may downsize their investment allocations to alternative managers, including private funds and hedge funds, to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds' performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds' performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of future funds. If we were unable to successfully raise capital, our revenue and cash flow would be reduced, and our financial condition would be adversely affected. Furthermore, while our existing owners, and in particular our Strategic Investors, have committed substantial capital to our funds, there can be no assurance that there will be further commitments to our funds, and any future investments by them in our funds or other alternative investment categories will likely depend on the performance of our funds, the performance of their overall investment portfolios and other investment opportunities available to them.

We depend on our Co-Founders, senior professionals and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

        We depend on the diligence, skill, judgment, business contacts and personal reputations of our Co-Founders, senior professionals and other key personnel. Our future success will depend upon our ability to retain our senior professionals and other key personnel and our ability to recruit additional qualified personnel. These individuals possess substantial experience and expertise in investing, are responsible for locating and executing our funds' investments, have significant relationships with the institutions that are the source of many of our funds' investment opportunities and, in certain cases, have strong relationships with our investors. Therefore, if any of our senior professionals or other key personnel join competitors or form competing companies, it could result in the loss of significant investment opportunities and certain existing investors.

        The departure for any reason of any of our senior professionals, or a significant number of our other investment professionals, could have a material adverse effect on our ability to achieve our investment objectives, cause certain of our investors to withdraw capital they invest with us or elect not to commit additional capital to our funds or otherwise have a material adverse effect on our business and our prospects. The departure of some or all of those individuals could also trigger certain "key man" provisions in the documentation governing certain of our funds, which would permit the investors in those funds to suspend or terminate such funds' investment periods or, in the case of certain funds, permit investors to withdraw their capital prior to expiration of the applicable lock-up date. We do not carry any "key man" insurance that would provide us with proceeds in the event of the death or disability of any of our senior professionals, and we do not have a policy that prohibits our senior professionals from traveling together.

        We anticipate that it will be necessary for us to add investment professionals both to grow our businesses and to replace those who depart. However, the market for qualified investment professionals is extremely competitive, both in the United States and internationally, and we may not succeed in recruiting additional personnel or we may fail to effectively replace current personnel who depart with qualified or effective successors. Our efforts to retain and attract investment professionals may also result in significant additional expenses, which could adversely affect our profitability or result in an increase in the portion of our performance fees that we grant to our investment professionals. In the year ended December 31, 2013, we incurred equity compensation expenses of $28.8 million and we expect these costs to materially increase in the future as we increase the use of equity compensation awards to attract, retain and compensate employees.

Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our businesses.

        As we have expanded and as we continue to expand the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to our funds' investment activities. Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. For example, a decision to receive material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action. We may also cause different private equity funds to invest in a single portfolio company, for example where the fund that made an initial investment no longer has capital available to invest. We may also cause different funds that we advise to purchase different classes of securities in the same portfolio company. For example, in the normal course of business our debt funds acquire debt positions in companies in which our private equity funds own common equity securities. A direct conflict of interest could arise between the debt holders and the equity holders if such a company were to develop insolvency concerns, and we would have to carefully manage that conflict. In addition, conflicts of interest may exist in the valuation of our investments and regarding decisions about the allocation of specific investment opportunities among us and our funds and the allocation of fees and costs among us, our funds and their portfolio companies. Though we believe we have appropriate means to resolve these conflicts, our judgment on any particular allocation could be challenged. While we have developed general guidelines regarding when two or more funds can invest in different parts of the same company's capital structure and created a process that we employ to handle such conflicts if they arise, our decision to permit the investments to occur in the first instance or our judgment on how to minimize the conflict could be challenged. If we fail to appropriately address any such conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us.

The investment management business is intensely competitive.

        The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, business relationships, quality of service provided to investors, investor liquidity and willingness to invest, fund terms (including fees), brand recognition and business reputation. We compete with a number of private equity funds, specialized funds, hedge funds, corporate buyers, traditional asset managers, real estate development companies, commercial banks, investment banks, other investment managers and other financial institutions, as well as sovereign wealth funds. Numerous factors increase our competitive risks, including:

  •
  a number of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;

  •
  some of our funds may not perform as well as competitors' funds or other available investment products;

  •
  several of our competitors have raised significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that otherwise could be exploited;

  •
  some of our competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to our funds, particularly our funds that directly use leverage or rely on debt financing of their portfolio investments to generate superior investment returns;

  •
  some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds than us, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make;

  •
  some of our competitors may be subject to less regulation and, accordingly, may have more flexibility to undertake and execute certain businesses or investments than we do and/or bear less compliance expense than we do;

  •
  some of our competitors may have more flexibility than us in raising certain types of funds under the investment management contracts they have negotiated with their investors;

  •
  some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do;

  •
  our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment; and

  •
  other industry participants may, from time to time, seek to recruit our investment professionals and other employees away from us.

        We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by our competitors. Alternatively, we may experience decreased profitability, rates of return and increased risks of loss if we match investment prices, structures and terms offered by our competitors. Moreover, if we are forced to compete with other investment managers on the basis of price, we may not be able to maintain our current fund fee and carried interest terms. We have historically competed primarily on the performance of our funds, and not on the level of our fees or carried interest relative to those of our competitors. However, there is a risk that fees and carried interest in the investment management industry will decline, without regard to the historical performance of a manager. Fee or carried interest reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability.

        In addition, the attractiveness of our funds relative to investments in other investment products could decrease depending on economic conditions. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our businesses, revenues, results of operations and cash flow.

        Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Poor performance of our funds would cause a decline in our revenue and results of operations, may obligate us to repay performance fees previously paid to us and could adversely affect our ability to raise capital for future funds.

        We derive revenues in part from:

  •
  management fees, which are based generally on the amount of capital committed to or invested in our funds;

  •
  performance fees, based on the performance of our funds; and

  •
  returns on investments of our own capital in the funds we sponsor and manage.

        When any of our funds perform poorly, either by incurring losses or underperforming benchmarks, as compared to our competitors or otherwise, our investment record suffers. As a result, our performance fees may be adversely affected and, all else being equal, the value of our assets under management could decrease, which may, in turn, reduce our management fees. Moreover, we may experience losses on investments of our own capital as a result of poor investment performance, including investments in our own funds. If a fund performs poorly, we will receive little or no performance fees with regard to the fund and little income or possibly losses from our own principal investment in such fund. Furthermore, if, as a result of poor performance or otherwise, a fund does not achieve total investment returns that exceed a specified investment return threshold over the life of the fund or other measurement period, we may be obligated to repay the amount by which performance fees that were previously distributed or paid to us exceeds amounts to which we were entitled. Poor performance of our funds could also make it more difficult for us to raise new capital. Investors in our closed-end funds may decline to invest in future closed-end funds we raise as a result of poor performance. Our fund investors and potential fund investors continually assess our funds' performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds and avoid excessive redemption levels depends on our funds' performance. Accordingly, poor fund performance may deter future investment in our funds and thereby decrease the capital invested in our funds and, ultimately, our management fee income. Alternatively, in the face of poor fund performance, investors could demand lower fees or fee concessions for existing or future funds which would likewise decrease our revenue.

ARCC's management fee comprises a significant portion of our management fees and a reduction in fees from ARCC could have an adverse effect on our revenues and results of operations.

        For the year ended December 31, 2013, the management fees we received from ARCC comprised approximately 42% of our management fees (including 21% attributable to ARCC Part I Fees). The investment advisory agreement we have with ARCC categorizes the fees we receive as: (a) base management fees, which are paid quarterly and generally increase or decrease based on ARCC's total assets, (b) fees based on ARCC's net investment income (before ARCC Part I Fees and ARCC Part II Fees), which are paid quarterly ("ARCC Part I Fees") and (c) fees based on ARCC's net capital gains, which are paid annually ("ARCC Part II Fees"). We classify the ARCC Part I Fees as management fees because they are paid quarterly, are predictable and recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter. If ARCC's total assets or its net investment income were to decline significantly for any reason, including without limitation, due to mark-to-market accounting requirements, the poor performance of its investments or the failure to successfully access or invest capital, the amount of the fees we receive from ARCC, including the base management fee and the ARCC Part I Fees, would also decline significantly, which could have an adverse effect on our revenues and results of operations. In addition, because the ARCC Part II Fees are not paid unless ARCC achieves cumulative realized capital gains (net of realized capital losses and unrealized capital depreciation), ARCC's Part II Fees payable to us are variable and not predictable.

        Our investment advisory and management agreement with ARCC renews for successive annual periods subject to the approval of ARCC's board of directors or by the affirmative vote of the holders of a majority of ARCC's outstanding voting securities. In addition, as required by the Investment Company Act of 1940, as amended (the "Investment Company Act of 1940"), both ARCC and its investment adviser have the right to terminate the agreement without penalty upon 60 days' written notice to the other party. Termination of this agreement would reduce our revenues significantly and could have a material adverse effect on our financial condition.

We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees, which could have an adverse effect on our profit margins and results of operations.

        We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees. Although our investment management fees vary among and within asset classes, historically we have competed primarily on the basis of our performance and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a general trend toward lower fees in the investment management industry. In September 2009, the Institutional Limited Partners Association ("ILPA") published a set of Private Equity Principles (the "Principles") which were revised in January 2011. The Principles were developed to encourage discussion between limited partners and general partners regarding private equity fund partnership terms. Certain of the Principles call for enhanced "alignment of interests" between general partners and limited partners through modifications of some of the terms of fund arrangements, including proposed guidelines for fees and performance income structures. We promptly provided ILPA with our endorsement of the Principles, representing an indication of our general support for the efforts of ILPA. Although we have no obligation to modify any of our fees with respect to our existing funds, we may experience pressure to do so in our funds. More recently institutional investors have been allocating increasing amounts of capital to alternative investment strategies as well as attempting to reduce management and investment fees to external managers, whether through direct reductions, deferrals or rebates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. Fee reductions on existing or future new businesses could have an adverse effect on our profit margins and results of operations. For more information about our fees see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Investors in our funds may be unwilling to commit new capital to our funds as a result of our decision to become a public company, which could have a material adverse effect on our business and financial condition.

        Some investors in our funds may view negatively the prospect of our becoming a public company, and may have concerns that as a public company our attention will be bifurcated between investors in our funds and the public unitholders, resulting in potential conflicts of interest. Some investors in our funds may believe that we will strive for near-term profit instead of superior risk-adjusted returns for investors in our funds over time or grow our assets under management for the purpose of generating additional management fees without regard to whether we believe there are sufficient investment opportunities to effectively deploy the additional capital. There can be no assurance that we will be successful in our efforts to address such concerns or to convince investors in our funds that our decision to pursue this offering will not affect our longstanding priorities or the way we conduct our businesses. A decision by a significant number of investors in our funds not to commit additional capital to our funds or to cease doing business with us altogether could inhibit our ability to achieve our investment objectives and may have a material adverse effect on our business and financial condition.

Rapid growth of our businesses, particularly outside the United States, may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

        Our assets under management have grown significantly in the past, and we are pursuing further growth in the near future, both organic and through acquisitions. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, accounting and operational infrastructure, and has increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our assets under management has grown, but of the growth in the variety and complexity of, as well as the differences in strategy between, our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory and tax developments.

        Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges:

  •
  in maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

  •
  in implementing new or updated information and financial systems and procedures; and

  •
  in training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

        We may not be able to manage our expanding operations effectively or be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

        In addition, pursuing investment opportunities outside the United States presents challenges not faced by U.S. investments, such as different legal and tax regimes and currency fluctuations, which require additional resources to address. To accommodate the needs of global investors and strategies we must structure investment products in a manner that addresses tax, regulatory and legislative provisions in different, and sometimes multiple, jurisdictions. Further, in conducting business in foreign jurisdictions, we are often faced with the challenge of ensuring that our activities are consistent with U.S. or other laws with extraterritorial application, such as the USA PATRIOT Act and the U.S. Foreign Corrupt Practices Act ("FCPA"). Moreover, actively pursuing international investment opportunities may require that we increase the size or number of our international offices. Pursuing non-U.S. fund investors means that we must comply with international laws governing the sale of interests in our funds, different investor reporting and information processes and other requirements. As a result, we are required to continuously develop our systems and infrastructure in response to the increasing complexity and sophistication of the investment management market and legal, accounting and regulatory situations. This growth has required, and will continue to require, us to incur significant additional expenses and to commit additional senior management and operational resources. There can be no assurance that we will be able to manage our expanding international operations effectively or that we will be able to continue to grow this part of our businesses, and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

We may enter into new lines of business and expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

        We intend, if market conditions warrant, to grow our businesses by increasing assets under management in existing businesses and expanding into new investment strategies, geographic markets and businesses. Our partnership agreement will permit us to enter into new lines of business, make strategic investments or acquisitions and enter into joint ventures. Accordingly, we may pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. In addition, consistent with our past experience, we expect opportunities will arise to acquire other alternative or traditional asset managers.

        Attempts to expand our businesses involve a number of special risks, including some or all of the following:

  •
  the required investment of capital and other resources;

  •
  the diversion of management's attention from our core businesses;

  •
  the assumption of liabilities in any acquired business;

  •
  the disruption of our ongoing businesses;

  •
  entry into markets or lines of business in which we may have limited or no experience;

  •
  increasing demands on our operational and management systems and controls;

  •
  compliance with additional regulatory requirements;

  •
  potential increase in investor concentration; and

  •
  the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain foreign jurisdictions where we currently have no presence.

        Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify for you all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion.

If we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

        Our growth strategy is based, in part, on the selective development or acquisition of asset management businesses, advisory businesses or other businesses complementary to our business where we think we can add substantial value or generate substantial returns. The success of this strategy will depend on, among other things: (a) the availability of suitable opportunities, (b) the level of competition from other companies that may have greater financial resources, (c) our ability to value potential development or acquisition opportunities accurately and negotiate acceptable terms for those opportunities, (d) our ability to obtain requisite approvals and licenses from the relevant governmental authorities and to comply with applicable laws and regulations without incurring undue costs and delays, (e) our ability to identify and enter into mutually beneficial relationships with venture partners and (f) our ability to properly manage conflicts of interest. Moreover, even if we are able to identify and successfully complete an acquisition, we may encounter unexpected difficulties or incur unexpected costs associated with integrating and overseeing the operations of the new businesses. If we are not successful in implementing our growth strategy, our business, financial results and the market price for our common units may be adversely affected.

Extensive regulation in the United States affects our activities, increases the cost of doing business and creates the potential for significant liabilities and penalties that could adversely affect our businesses and results of operations.

        Our businesses are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate. The Commission oversees the activities of our subsidiaries that are registered investment advisers under the Investment Advisers Act of 1940 (the "Investment Advisers Act"). Beginning in the first quarter of 2014, the Financial Industry Regulatory Authority ("FINRA") will oversee the activities of our wholly owned subsidiary Ares Investor Services LLC as a registered broker-dealer. We are subject to audits by the Defense Security Service to determine whether we are under foreign ownership, control or influence. In addition, we regularly rely on exemptions from various requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, the Commodity Exchange Act and the U.S. Employee Retirement Income Security Act of 1974 ("ERISA"). These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties who we do not control. If for any reason these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, which could have a material adverse effect on our businesses. For example, the Commission recently amended Rule 506 of Regulation D under the Securities Act to impose "bad actor" disqualification provisions that ban an issuer from offering or selling securities pursuant to the safe harbor in Rule 506 if the issuer, or any other "covered person," is the subject of a criminal, regulatory or court order or other "disqualifying event" under the rule which has not been waived by the Commission. The definition of a "covered person" under the rule includes an issuer's directors, general partners, managing members and executive officers; and promoters and persons compensated for soliciting investors in the offering. Accordingly, our ability to rely on Rule 506 to offer or sell securities would be impaired if we or any "covered person" is the subject of a disqualifying event under the rule and we are unable to obtain a waiver.

        Recently, the Commission has indicated that investment advisors who receive transaction-based compensation for investment banking or acquisition activities relating to fund portfolio companies may be required to register as broker-dealers. Specifically, the Commission staff has noted that if a firm receives fees from a fund portfolio company in connection with the acquisition, disposition or recapitalization of such portfolio company, such activities could raise broker-dealer concerns under applicable regulations related to broker dealers. If we receive such transaction fees and the Commission takes the position that such activities render us a "broker" under the applicable rules and regulations of the Exchange Act, we could be subject to additional regulation. If receipt of transaction fees from a portfolio company is determined to require a broker-dealer license, receipt of such transaction fees in the past or in the future during any time when we did not or do not have a broker-dealer license could subject us to liability for fines, penalties or damages.

        Since 2010, states and other regulatory authorities have begun to require investment managers to register as lobbyists. We have registered as such in a number of jurisdictions, including California, Illinois and New York. Other states or municipalities may consider similar legislation or adopt regulations or procedures with similar effect. These registration requirements impose significant compliance obligations on registered lobbyists and their employers, which may include annual registration fees, periodic disclosure reports and internal recordkeeping, and may also prohibit the payment of contingent fees.

        Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. A failure to comply with the obligations imposed by the Investment Advisers Act, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage. We are involved regularly in trading activities that implicate a broad number of U.S. securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Violation of these laws could result in severe restrictions on our activities and damage to our reputation.

        Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of our relevant subsidiaries as investment advisers or registered broker-dealers. The regulations to which our businesses are subject are designed primarily to protect investors in our funds and to ensure the integrity of the financial markets. They are not designed to protect our common unitholders. Even if a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have a material adverse effect on our businesses in a number of ways, making it harder for us to raise new funds and discouraging others from doing business with us.

Our publicly traded investment vehicles are subject to regulatory complexities that limit the way in which they do business and may subject them to a higher level of regulatory scrutiny.

        Our publicly traded investment vehicles operate under a complex regulatory environment. Such companies require the application of complex tax and securities regulations and may entail a higher level of regulatory scrutiny. In addition, regulations affecting our publicly traded investment vehicles generally affect their ability to take certain actions. For example, each of our publicly traded vehicles has elected to be treated as a REIT or RIC for U.S. federal income tax purposes. To maintain their status as a RIC or a REIT, such vehicles must meet, among other things, certain source of income, asset diversification and annual distribution requirements. ARCC and our publicly traded closed-end funds are subject to complex rules under the Investment Company Act of 1940, including rules that restrict certain of our funds from engaging in transactions with ARCC or the closed-end funds. Under the regulatory and business environment in which it operates, ARCC must periodically access the capital markets to raise cash to fund new investments in excess of its repayments to grow. This results from ARCC being required to generally distribute to its stockholders at least 90% of its investment company taxable income to maintain its RIC status, combined with regulations under the Investment Company Act of 1940 that, subject to certain exceptions, generally prohibit ARCC from issuing and selling its common stock at a price below net asset value per share and from incurring indebtedness (including for this purpose, preferred stock), if ARCC's asset coverage, as calculated pursuant to the Investment Company Act of 1940, equals less than 200% after such incurrence.

Failure to comply with "pay to play" regulations implemented by the Commission and certain states, and changes to the "pay to play" regulatory regimes, could adversely affect our businesses.

        In recent years, the Commission and several states have initiated investigations alleging that certain private equity firms and hedge funds or agents acting on their behalf have paid money to current or former government officials or their associates in exchange for improperly soliciting contracts with state pension funds. In June 2010, the Commission approved Rule 206(4)-5 under the Investment Advisers Act regarding "pay to play" practices by investment advisers involving campaign contributions and other payments to government officials able to exert influence on potential government entity clients. Among other restrictions, the rule prohibits investment advisers from providing advisory services for compensation to a government entity for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in a position to influence the hiring of an investment adviser by such government entity. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser's employees and engagements of third parties that solicit government entities and to keep certain records to enable the Commission to determine compliance with the rule. In addition, there have been similar rules on a state level regarding "pay to play" practices by investment advisers.

        Similar rule-making and investigations have also occurred in New York. In March 2007, the Office of the Attorney General of the State of New York (the "N.Y. Attorney General") commenced an industry-wide investigation into pay-to-play allegations and undisclosed conflicts of interest at public pension funds, including the New York State Common Retirement Fund. As a consequence of the N.Y. Attorney General's investigation, the N.Y. Attorney General adopted a Public Pension Fund Reform Code of Conduct (the "Reform Code of Conduct") for U.S. public pension funds. This Reform Code of Conduct, among other things, restricts the use of third-party intermediaries and placement agents with respect to the solicitation of funds from U.S. public pension funds. In 2010, we agreed to adopt the Reform Code of Conduct, acknowledging that the Reform Code of Conduct would enhance transparency in fundraising activities before public pension funds on a national basis. As a signatory to the Reform Code of Conduct, we may be at a disadvantage to other fund sponsors that are not similarly restricted from engaging third-party solicitors, notwithstanding that many states and public pension funds have adopted similar restrictions.

        As we have a significant number of public pension plans that are investors in our funds, these rules could impose significant economic sanctions on our businesses if we or one of the other persons covered by the rules make any such contribution or payment, whether or not material or with an intent to secure an investment from a public pension plan. In addition, such investigations may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations, thereby imposing additional expenses on us. Any failure on our part to comply with these rules could cause us to lose compensation for our advisory services or expose us to significant penalties and reputational damage.

The short-term and long-term impact of the new Basel III capital standards is uncertain.

        In June 2011, the Basel Committee on Banking Supervision, an international trade body comprised of senior representatives of bank supervisory authorities and central banks from 27 countries, including the United States and the European Union, announced the final framework for a comprehensive set of capital and liquidity standards, commonly referred to as "Basel III," for internationally active banking organizations and certain other types of financial institutions. These new standards, which will be fully phased in by 2019, will require banks to hold more capital, predominantly in the form of common equity, than under the current capital framework. Implementation of Basel III will require implementing regulations and guidelines by member countries. In July 2013, the U.S. federal banking regulators announced the adoption of final regulations to implement Basel III for U.S. banking organizations, subject to various transition periods. The EU implemented Basel III in June 2013 through two legislative acts—the Capital Requirements Regulation (CRR) and the Capital Requirements Directive (CRD), together referred to as "CRD IV". Compliance with the Basel III standards may result in significant costs to banking organizations, which in turn may result in higher borrowing costs for the private sector and reduced access to certain types of credit.

Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, businesses and operations.

        In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). The Dodd-Frank Act, among other things, imposes significant new regulations on nearly every aspect of the U.S. financial services industry, including oversight and regulation of systemic market risk (including the power to liquidate certain institutions); authorizing the Federal Reserve to regulate nonbank institutions that are deemed systemically important; generally prohibiting insured banks or thrifts, any bank holding company or savings and loan holding company; any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of any of these types of entities, regardless of geographic location, from conducting proprietary trading or investing in or sponsoring a "covered fund," which includes private equity funds and hedge funds (i.e. the Volcker Rule); and imposing new registration, recordkeeping and reporting requirements on private fund investment advisers. Importantly, while several key aspects of the Dodd-Frank Act have been defined through final rules, many aspects will be implemented by various regulatory bodies over the next several years. While we already have several subsidiaries registered as investment advisers subject to Commission examinations and another subsidiary registered as a broker-dealer subject to FINRA examinations beginning in the first quarter of 2014, the imposition of any additional legal or regulatory requirements could make compliance more difficult and expensive, affect the manner in which we conduct our businesses and adversely affect our profitability.

        The Dodd-Frank Act established a ten voting-member Financial Stability Oversight Council (the "Council"), an interagency body chaired by the Secretary of the Treasury, to identify and manage systemic risk in the financial system and improve interagency cooperation. Under the Dodd-Frank Act, the Council has the authority to review the activities of certain nonbank financial firms engaged in financial activities that are designated as "systemically important," meaning, among other things, evaluating the impact of the distress of the financial firm on the stability of the U.S. economy. If we were designated as such, it would result in increased regulation of our businesses, including the imposition of capital, leverage, liquidity and risk management standards, credit exposure reporting and concentration limits, restrictions on acquisitions and annual stress tests by the Federal Reserve.

        In October 2011, the Federal Reserve and other federal regulatory agencies issued a proposed rule implementing a section of the Dodd-Frank Act that has become known as the "Volcker Rule." In December 2013, the Federal Reserve and other federal regulatory agencies adopted a final rule implementing the Volcker Rule. The Volcker Rule generally prohibits insured banks or thrifts, any bank holding company or savings and loan holding company, any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of such entities, regardless of geographic location, from investing in or sponsoring "covered funds," which include private equity funds or hedge funds and certain other proprietary activities. The effects of the Volcker Rule are uncertain but it is in any event likely to curtail various banking activities that in turn could result in uncertainties in the financial markets as well as our business. The final Volcker Rule became effective on April 1, 2014 and is subject to a conformance period (ending July 21, 2015). It contains exemptions for certain "permitted activities" that would enable certain institutions subject to the Volcker Rule to continue investing in covered funds under certain conditions. Although we do not currently anticipate that the Volcker Rule will adversely affect our fundraising to any significant extent, there is uncertainty regarding the implementation of the Volcker Rule and its practical implications, and there could be adverse implications on our ability to raise funds from the types of entities mentioned above as a result of this prohibition.

        In March 2013, the Office of the Comptroller of the Currency, the Department of the Treasury, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation published revised guidance regarding expectations for banks' leveraged lending activities. This guidance, in addition to proposed Dodd-Frank risk retention rules circulated in August 2013, could further restrict credit availability, as well as potentially restrict the activities of our Tradable Credit Group, which supports many of its portfolio investments from banks' lending activities. This could negatively affect the terms and availability of credit to our funds and their portfolio companies. See "—Our use of leverage to finance our businesses exposes us to substantial risks" and "Risks Related to Our Funds—Dependence on significant leverage in investments by our funds subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of returns on those investments."

        Pursuant to the Dodd Frank Act, regulation of the U.S. derivatives market is bifurcated between the CFTC and the Commission. Under the Dodd-Frank Act, the CFTC has jurisdiction over swaps and the Commission has jurisdiction over security-based swaps. As part of its Dodd Frank Act related rule-making process, the CFTC made changes to its rules with respect to the registration and oversight of commodity pool operators ("CPOs"). Previously, the CPO registration rules had applied to the operator of a fund invested in "commodity interests" meaning that the fund entered into futures or options with respect to commodities. As a result of the CFTC's revisions to these rules, all swaps (but not security-based swaps) are now included in the definition of commodity interests. As a result, funds that utilize swaps (whether or not related to a physical commodity) as part of their business model may fall within the statutory definition of a commodity pool. If a fund qualifies as a commodity pool, then, absent an available exemption, the operator of such fund is required to register with the CFTC as a CPO. Registration with the CFTC renders such CPO subject to regulation, including with respect to disclosure, reporting, recordkeeping and business conduct.

        Certain of our funds may from time to time, directly or indirectly, invest in instruments that meet the definition of a "swap" under the Commodity Exchange Act and the CFTC's rules promulgated thereunder. As a result, such funds may qualify as commodity pools, and the operators of such funds may need to register as CPOs unless an exemption applies. The operators of our funds may therefore seek to rely on no-action relief or claim an exemption from registration as a CPO with the CFTC, including pursuant to CFTC Rule 4.13(a)(3). CFTC Rule 4.13(a)(3) provides an exemption from CPO registration for the operator of a fund, or pool, if (among other things) that pool's trading in commodity interest positions (including both hedging and speculative positions, and positions in security futures) is limited so that either (i) no more than 5% of the liquidation value of the pool's portfolio is used as initial margin, premiums and required minimum security deposits to establish such positions, or (ii) the aggregate net notional value of the pool's trading in such positions does not exceed 100% of the pool's liquidation value. If the operators of our funds are able to rely on an exemption from CPO registration pursuant to CFTC Rule 4.13(a)(3), then unlike a registered CPO, the fund's operator would not be required to provide prospective investors with a CFTC compliant disclosure document, nor would it be required to provide investors with periodic account statements or certified annual reports that satisfy the requirements of CFTC rules applicable to registered CPOs. As an alternative to the exemption from registration, the operators of one of more of our funds may register as CPOs with the CFTC, in which case such operators may seek to avail themselves of certain disclosure, reporting and record-keeping relief under CFTC Rule 4.7.

        The Dodd-Frank Act requires the CFTC, the Commission and other regulatory authorities to promulgate certain rules relating to the regulation of the derivatives market. Such rules require or will require the registration of certain market participants, the clearing of certain derivatives contracts through central counterparties, the execution of certain derivatives contracts on electronic platforms, as well as reporting and recordkeeping of derivatives transactions. The Dodd Frank Act also provides expanded enforcement authority to the CFTC and Commission. While certain rules have been promulgated and are already in effect, the rulemaking and implementation process is still ongoing. In particular, the CFTC has finalized most of its rules under the Dodd-Frank Act, and the Commission has proposed several rules regarding security-based swaps but has only finalized a small number of these rules. We cannot therefore yet predict the ultimate effect of the rules and regulations on our business.

        Under CFTC rules, an entity may be required to register as a major swap participant ("MSP") if it has substantial swaps positions or has substantial counterparty exposure from its swaps positions. If any of our funds were required to register as an MSP, it could make compliance more expensive, affect the manner in which we conduct our businesses and adversely affect our profitability. Additionally, if any of our funds qualify as "special entities" under CFTC rules, it could make it more difficult for them to enter into derivatives transactions or make such transactions more expensive.

        The CFTC has issued final rules imposing reporting and recordkeeping requirements on swaps market participants. Such rules are currently effective and could significantly increase operating costs. These additional recordkeeping and reporting requirements may require additional compliance resources and may also have a negative effect on market liquidity, which could negatively impact commodity prices and our ability to hedge our price risks.

        Pursuant to a rule finalized by the CFTC in December 2012, certain classes of interest rate swaps and certain classes of index credit default swaps are now subject to mandatory clearing, unless an exemption applies. As of February 2014, many of these interest rate swaps and index credit default swaps are also now subject to mandatory trading on designated contract markets or swap execution facilities. At this time, the CFTC has not proposed any rules designating other classes of swaps for mandatory clearing, but it may do so in the future (e.g., the CFTC has made public statements that it may soon issue a proposal for certain foreign exchange products to be subject to mandatory clearing). Mandatory clearing and trade execution requirements may change the cost and availability of the swaps that we use, and exposes us to the credit risk of the clearing house through which any cleared swap is cleared.. In addition, with respect to any uncleared swaps that we enter into, the CFTC or applicable federal banking regulatory authorities may impose credit support documentation and margin requirements. At this time, rules with respect to the margining of uncleared swaps are in proposed form and therefore the application of those rules to us is uncertain at this time.

        The CFTC has also issued proposed rules to set position limits for futures, options, and swap contracts in certain commodities. These position limits will likely be aggregated among all entities under common control, unless an exemption applies, which could affect our ability and the ability for our funds to enter into derivatives transactions. Additionally, while the CFTC's proposal would only apply to derivatives on certain energy, metal and agricultural commodities, it is possible that the CFTC may expand such requirements to other types of contracts in the future. It is uncertain at this time, though, whether, when, and to what extent the CFTC's position limits rules will become final and effective.

        The CFTC has finalized rules requiring collateral used to margin cleared swaps to be segregated in a manner different from that applicable to the futures market and has finalized other rules allowing parties to an uncleared swap to require that any collateral posted as initial margin be segregated with a third party custodian. Collateral segregation may impose greater costs on us when entering into swaps.

        Finally, the Dodd-Frank Act gave the CFTC expanded anti-fraud and anti-manipulation authority, including authority over disruptive trading practices and insider trading. Several investigations have commenced in the United States related to manipulation of the foreign exchange, LIBOR and indices markets. It is likely that new standards will emerge from these proceedings that could impact the way that we trade.

        The Dodd-Frank Act authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk-taking by covered financial institutions. Such restrictions could limit our ability to recruit and retain investment professionals and senior management executives.

        The Dodd-Frank Act requires public companies to adopt and disclose policies requiring, in the event the company is required to issue an accounting restatement, the clawback of related incentive compensation from current and former executive officers.

        The Dodd-Frank Act amends the Exchange Act to compensate and protect whistleblowers who voluntarily provide original information to the Commission and establishes a fund to be used to pay whistleblowers who will be entitled to receive a payment equal to between 10% and 30% of certain monetary sanctions imposed in a successful government action resulting from the information provided by the whistleblower.

        The Commission requires investment advisers registered or required to register with the Commission under the Investment Advisers Act that advise one or more private funds and have at least $150.0 million in private fund assets under management to periodically file reports on Form PF. We have filed, and will continue to file, quarterly reports on Form PF, which has resulted in increased administrative costs and requires a significant amount of attention and time to be spent by our personnel.

        Many of these provisions are subject to further rulemaking and to the discretion of regulatory bodies, such as the Council and the Federal Reserve.

        It is difficult to determine the full extent of the impact on us of the Dodd-Frank Act or any other new laws, regulations or initiatives that may be proposed or whether any of the proposals will become law. Any changes in the regulatory framework applicable to our businesses, including the changes described above, may impose additional costs on us, require the attention of our senior management or result in limitations on the manner in which we conduct our businesses. Moreover, as calls for additional regulation have increased, there may be a related increase in regulatory investigations of the trading and other investment activities of alternative asset management funds, including our funds. In addition, we may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Compliance with any new laws or regulations could make compliance more difficult and expensive, affect the manner in which we conduct our businesses and adversely affect our profitability.

Regulatory changes in jurisdictions outside the United States could adversely affect our businesses.

        Certain of our subsidiaries operate outside the United States. In the United Kingdom, Ares Management Limited is subject to regulation by the U.K. Financial Conduct Authority (which replaced the U.K. Financial Services Authority in April 2013).

        In March 2013, the Financial Services Authority published final rules (the "FCA Rules") for the Financial Conduct Authority's regulation and supervision of the London interbank offered rate ("LIBOR"). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. These requirements may cause LIBOR to be more volatile than it has been in the past, which may adversely affect the value of investments made by our funds. On February 3, 2014, ICE Benchmark Administration Limited took responsibility for administering LIBOR, following regulatory authorization by the FCA. It is uncertain whether corresponding changes will be made to the Euro interbank offered rate ("EURIBOR").

        European Union legislation could impact our business in the United Kingdom and in other EU member states where we have operations. The following measures are of particular relevance to our business.

        The EU Alternative Investment Fund Managers Directive (the "Directive") and EU CRD IV legislation could restrict the ability of banks and alternative investment funds managed in the EU to invest in securitization vehicles including collateralized loan obligations operated by us unless either the "originator", "original lender" or "sponsor" (as those terms are defined in the legislation) retains a prescribed interest in the securitization concerned. Where such securitization arrangements are managed by Ares-affiliated undertakings, this risk retention requirement will, in practice, need to be held by an appropriately (EU) authorized and regulated entity affiliated with us (i.e. as "sponsor") as it will be the only entity qualified under the legislation to hold the retention (there will be no party in such arrangements who will satisfy the definition of "originator" or "original lender"). The holding of that retention on our affiliate's balance sheet is likely to increase that entity's regulatory capital requirement and will accordingly adversely affect return on equity.

        The EU Regulation on OTC derivative transactions, central counterparties and trade repositories (commonly known as the "European Market Infrastructure Regulation" or "EMIR") will require the mandatory clearing of certain over-the counter ("OTC") derivatives through central counterparties. This mandatory clearing obligation is expected to begin to come into force in the fourth quarter of 2014 and will apply to "financial counterparties" (which includes, for example, an investment firm authorized under the Markets in Financial Instruments Directive or an EU or non-EU alternative investment fund managed by an investment fund manager authorized under the Directive) that enters into an eligible derivative transaction with another financial counterparty or a non-financial counterparty whose OTC derivative exposures exceed a prescribed clearing threshold. A derivative trade will be eligible if it meets certain pre-defined eligibility criteria (such as levels of standardization and liquidity). A central counterparty will typically require the posting of initial and valuation margin in respect of cleared transactions. In addition, EMIR will require certain parties to non-centrally cleared OTC derivative transactions to mitigate their risks by posting prescribed types and values of initial and variation margin. These margin requirements could increase the cost to us and our funds when transacting in eligible OTC derivatives.

        On January 29, 2014 the European Commission published a proposal for a new regulation dealing with structural measures to improve the resilience of EU credit institutions. Provisions in the proposed regulation propose to prohibit systemically important EU banks from acquiring, owning, sponsoring or having an exposure to an alternative investment fund that is leveraged. It is not clear whether the phrase "have an exposure to" is intended to be confined to restricting equity exposures, but it is understood that systemically important EU banks would continue to be able to lend to funds. This is the so-called "Barnier rule", which is the European equivalent of the Volcker rule (see the section dealing with "Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, business and operations"). The precise scope of this proposed regulation and its timescale for coming into force is currently uncertain, but, if agreed between EU institutions, it is likely that provisions of this regulation could come into force in phases from January 2017. This may affect our ability to raise capital in our funds from EU banks.

        Our other European and Asian operations and our investment activities worldwide are subject to a variety of regulatory regimes that vary by country. In addition, we regularly rely on exemptions from various requirements of the regulations of certain foreign countries in conducting our asset management activities.

        Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. We are involved regularly in trading activities that implicate a broad number of foreign (as well as U.S.) securities law regimes, including laws governing trading on inside information and market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Violation of these laws could result in severe restrictions or prohibitions on our activities and damage to our reputation, which in turn could have a material adverse effect on our businesses in a number of ways, making it harder for us to raise new funds and discouraging others from doing business with us. In addition, increasing global regulatory oversight of fundraising activities, including local registration requirements in various jurisdictions and the addition of new compliance regimes, could make it more difficult for us to raise new funds or could increase the cost of raising such funds.

Alternative Investment Fund Managers Directive

        The Directive was enacted in July 2011 and took effect in July 2013. The Directive applies to (a) alternative investment fund managers ("AIFMs") established in the EU that manage EU or non-EU alternative investment funds ("AIFs"), (b) non-EU AIFMs that manage EU AIFs and (c) non-EU AIFMs that market their AIFs to professional investors within the EU.

        Beginning July 22, 2013, the Directive imposed new operating requirements on EU AIFMs. There is a one-year transitional period after which EU AIFMs must comply with all the requirements of the Directive, including becoming appropriately authorized by their home-country regulator. EU AIFMs and non-EU AIFMs seeking to market an AIF within the EU will need to comply with the Directive's disclosure and transparency requirements and, in the case of non-EU AIFMs, jurisdiction specific private placement regimes (which have been modified as a result of the Directive).

        The full scope of the Directive may also be extended to non-EU AIFMs that wish to market an AIF within the EU pursuant to a pan-European marketing passport (instead of under national private placement regimes). Whether this will occur and the timescale for such changes is currently uncertain and is contingent on an opinion that the European Securities and Markets Authority is expected to deliver in 2015.

        The operating requirements imposed by the Directive include, among other things, rules relating to the remuneration of certain personnel, minimum regulatory capital requirements, restrictions on the use of leverage, restrictions on early distributions relating to portfolio companies (so-called "asset stripping" rules), disclosure and reporting requirements to both investors and home state regulators, the independent valuation of an AIF's assets and the appointment of an independent depository to hold assets. As a result, the Directive could in the future have an adverse effect on our businesses by, among other things, increasing the regulatory burden and costs of doing business in or relating to EU member states, imposing extensive disclosure obligations on, and asset stripping rules with respect to, companies, if any, in which any of our funds invest that are located in EU member states, significantly restricting marketing activities within the EU, potentially requiring certain of our funds to change their compensation structures for key personnel, thereby affecting our ability to recruit and retain these personnel, and potentially disadvantaging our funds as investors in private companies located in EU member states when compared to non-AIF/AIFM competitors that may not be subject to the requirements of the Directive, thereby potentially restricting our funds' ability to make investments in such companies.

        The Directive allows AIFMs to invest in securitizations on behalf of the alternative investment funds they manage only if the originator, sponsor or original lender for the securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest of not less than 5% of the nominal value of the securitized exposures or of the tranches sold to investors and certain due diligence undertakings are made. AIFMs that discover after the assumption of a securitization exposure that the retained interest does not meet the requirements, or subsequently falls below 5% of the economic risk, are required to take such corrective action as is in the best interests of investors. It remains to be seen how this requirement will be addressed by AIFMs should these circumstances arise. These requirements, along with other changes to the regulation or regulatory treatment of securitizations, may negatively affect the value of investments made by our funds.

        The Directive could also limit our operating flexibility and our investment opportunities, as well as expose us and/or our funds to conflicting regulatory requirements in the United States (and elsewhere). The final scope and requirements of the Directive remain subject to enactment of EU secondary legislation and national implementing legislation in certain EU member states where implementation has been delayed.

Solvency II

        Solvency II is an EU directive that sets out stronger capital adequacy and risk management requirements for European insurers and reinsurers and, in particular, dictates how much capital such firms must hold against their liabilities and introduces a risk-based assessment of those liabilities. Solvency II is required to be implemented into EU member states' domestic law on January 1, 2016. Solvency II will impose, among other things, substantially greater quantitative and qualitative capital requirements for insurers and reinsurers as well as other supervisory and disclosure requirements. We are not subject to Solvency II; however, many of our European insurer or reinsurer fund investors will be subject to this directive, as applied under applicable domestic law. Solvency II may impact insurers' and reinsurers' investment decisions and their asset allocations. In addition, insurers and reinsurers will be subject to more onerous data collation and reporting requirements. As a result, Solvency II could in the future have an adverse indirect effect on our businesses by, among other things, restricting the ability of European insurers and reinsurers to invest in our funds and imposing on us extensive disclosure and reporting obligations for those insurers and reinsurers that do invest in our funds. The final details and requirements of the Solvency II directive remain uncertain and are subject to change as a result of enactment both of related EU legislation and national implementing legislation in EU member states.

Regulations governing ARCC's operation as a business development company affect its ability to raise, and the way in which it raises, additional capital.

        As a business development company, ARCC operates as a highly regulated business within the provisions of the Investment Company Act. Many of the regulations governing business development companies have not been modernized within recent securities laws amendments and restrict, among other things, leverage incurrence, co-investments and other transactions with other entities within the Ares Operating Group. The business development company industry has proposed certain legislation to address some of these issues, but there can be no assurance that such legislation will be enacted. Certain of our funds may be restricted from engaging in transactions with ARCC and its subsidiaries.

        As a business development company registered under the Investment Company Act, ARCC may issue debt securities or preferred stock and borrow money from banks or other financial institutions, which we refer to collectively as "senior securities," up to the maximum amount permitted by the Investment Company Act. Under the provisions of the Investment Company Act, ARCC is permitted to issue senior securities only in amounts such that its asset coverage, as defined in the Investment Company Act, equals at least 200% after each issuance of senior securities. If the value of its assets declines, it may be unable to satisfy this test. If that happens, it may be required to sell a portion of its investments and, depending on the nature of its leverage, repay a portion of its indebtedness at a time when such sales may be disadvantageous. The business development company industry has proposed legislation to lessen the asset coverage test, but there can be no assurance that such legislation will be enacted.

        Business development companies may issue and sell common stock at a price below net asset value per share only in limited circumstances, one of which is during the one-year period after stockholder approval. ARCC's stockholders have, in the past, approved a plan so that during the subsequent 12-month period, ARCC may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock at a price below the then-current net asset value per share, subject to certain conditions including parameters on the level of permissible dilution, approval of the sale by a majority of its independent directors and a requirement that the sale price be not less than approximately the market price of the shares of its common stock at specified times, less the expenses of the sale. ARCC may ask its stockholders for additional approvals from year to year. There can be no assurance that such approvals will be obtained.

We are subject to risks in using prime brokers, custodians, counterparties, administrators and other agents.

        Many of our funds depend on the services of prime brokers, custodians, counterparties, administrators and other agents to carry out certain securities and derivatives transactions. The terms of these contracts are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight, although the Dodd-Frank Act provides for new regulation of the derivatives market. In particular, some of our funds utilize prime brokerage arrangements with a relatively limited number of counterparties, which has the effect of concentrating the transaction volume (and related counterparty default risk) of these funds with these counterparties.

        Our funds are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur suddenly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack contractual recourse or because market conditions make it difficult to take effective action. This inability could occur in times of market stress, which is when defaults are most likely to occur.

        In addition, our risk-management models may not accurately anticipate the impact of market stress or counterparty financial condition, and as a result, we may not have taken sufficient action to reduce our risks effectively. Default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

        Although we have risk-management models and processes to ensure that we are not exposed to a single counterparty for significant periods of time, given the large number and size of our funds, we often have large positions with a single counterparty. For example, most of our funds have credit lines. If the lender under one or more of those credit lines were to become insolvent, we may have difficulty replacing the credit line and one or more of our funds may face liquidity problems.

        In the event of a counterparty default, particularly a default by a major investment bank or a default by a counterparty to a significant number of our contracts, one or more of our funds may have outstanding trades that they cannot settle or are delayed in settling. As a result, these funds could incur material losses and the resulting market impact of a major counterparty default could harm our businesses, results of operation and financial condition.

        In the event of the insolvency of a prime broker, custodian, counterparty or any other party that is holding assets of our funds as collateral, our funds might not be able to recover equivalent assets in full as they will rank among the prime broker's, custodian's or counterparty's unsecured creditors in relation to the assets held as collateral. In addition, our funds' cash held with a prime broker, custodian or counterparty generally will not be segregated from the prime broker's, custodian's or counterparty's own cash, and our funds may therefore rank as unsecured creditors in relation thereto. If our derivatives transactions are cleared through a derivatives clearing organization, the CFTC has issued final rules regulating the segregation and protection of collateral posted by customers of cleared and uncleared swaps. The CFTC is also working to provide new guidance regarding prime broker arrangements and intermediation generally with regard to trading on swap execution facilities.

        The counterparty risks that we face have increased in complexity and magnitude as a result of disruption in the financial markets in recent years. For example, the consolidation and elimination of counterparties has increased our concentration of counterparty risk and decreased the universe of potential counterparties, and our funds are generally not restricted from dealing with any particular counterparty or from concentrating any or all of their transactions with one counterparty. In addition, counterparties have generally reacted to recent market volatility by tightening their underwriting standards and increasing their margin requirements for all categories of financing, which has the result of decreasing the overall amount of leverage available and increasing the costs of borrowing.

A portion of our revenue, net income and cash flow is variable, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our common units to decline.

        A portion of our revenue, net income and cash flow is nevertheless variable, primarily due to the fact that the performance fees that we receive from our certain of our funds can vary from quarter to quarter and year to year. In addition, the investment returns of most of our funds are volatile. We may also experience fluctuations in our results from quarter to quarter and year to year due to a number of other factors, including changes in the values of our funds' investments, changes in the amount of distributions, dividends or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Such variability may lead to volatility in the trading price of our common units and cause our results for a particular period not to be indicative of our performance in a future period. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the price of our common units or increased volatility in the price of our common units generally.

        The timing and amount of performance fees generated by our funds is uncertain and will contribute to the volatility of our results. It takes a substantial period of time to identify attractive investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value or other proceeds of an investment through a sale, public offering, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years before any profits can be realized in cash or other proceeds. We cannot predict when, or if, any realization of investments will occur. If we were to have a realization event in a particular quarter or year, it may have a significant impact on our results for that particular quarter or year that may not be replicated in subsequent periods. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our revenue, which could increase the volatility of our results.

        With respect to our funds that generate carried interest, the timing and receipt of such carried interest varies with the life cycle of our funds. During periods in which a relatively large portion of our assets under management is attributable to funds and investments in their "harvesting" period, our funds would make larger distributions than in the fund-raising or investment periods that precede harvesting. During periods in which a significant portion of our assets under management is attributable to funds that are not in their harvesting periods, we may receive substantially lower carried interest distributions. Moreover, we receive carried interest payments only upon realization of investments by the relevant fund, which contributes to the volatility of our cash flow.

        With respect to our funds that pay an incentive fee, the incentive fee is paid annually, semi-annually or quarterly. In many cases, we earn this incentive fee only if the net asset value of a fund has increased or, in the case of certain funds, increased beyond a particular threshold. Some of our funds also have "high water marks" with respect to the investors in these funds. If the high water mark for a particular investor is not surpassed, we would not earn an incentive fee with respect to such investor during a particular period even if such investor had positive returns in such period as a result of losses in prior periods. If such an investor experiences losses, we will not be able to earn an incentive fee from such investor until it surpasses the previous high water mark. The incentive fees we earn are, therefore, dependent on the net asset value of investors' investments in the fund, which could lead to significant volatility in our results. Finally, the timing and amount of incentive fees generated by our closed-end funds are uncertain and will contribute to the volatility of our net income. Incentive fees depend on our closed-end funds' investment performance and opportunities for realizing gains, which may be limited.

        Because a portion of our revenue, net income and cash flow can be variable from quarter to quarter and year to year, we do not plan to provide any guidance regarding our expected quarterly and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in the price of our common units.

We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result.

        In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against investment managers have been increasing. We make investment decisions on behalf of investors in our funds that could result in substantial losses. This may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. Further, we may be subject to third-party litigation arising from allegations that we improperly exercised control or influence over portfolio investments. In addition, we and our affiliates that are the investment managers and general partners of our funds, our funds themselves and those of our employees who are our, our subsidiaries' or the funds' officers and directors are each exposed to the risks of litigation specific to the funds' investment activities and portfolio companies and, in the case where our funds own controlling interests in public companies, to the risk of shareholder litigation by the public companies' other shareholders. Moreover, we are exposed to risks of litigation or investigation by investors or regulators relating to our having engaged, or our funds having engaged, in transactions that presented conflicts of interest that were not properly addressed.

        Legal liability could have a material adverse effect on our businesses, financial condition or results of operations or cause reputational harm to us, which could harm our businesses. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our businesses.

Employee misconduct could harm us by impairing our ability to attract and retain investors and subjecting us to significant legal liability, regulatory scrutiny and reputational harm. Fraud and other deceptive practices or other misconduct at our portfolio companies could similarly subject us to liability and reputational damage and also harm our businesses.

        Our ability to attract and retain investors and to pursue investment opportunities for our funds depends heavily upon the reputation of our professionals, especially our senior professionals. We are subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees could adversely affect investors in our funds and us. Our businesses often require that we deal with confidential matters of great significance to companies in which our funds may invest. If our employees were to use or disclose confidential information improperly, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one or more of our employees were to engage in misconduct or were to be accused of such misconduct, our businesses and our reputation could be adversely affected and a loss of investor confidence could result, which would adversely impact our ability to raise future funds.

        In recent years, the U.S. Department of Justice and the Commission have devoted greater resources to enforcement of the FCPA. In addition, the United Kingdom has recently significantly expanded the reach of its anti-bribery law, the U.K. Bribery Act of 2010 (the "UK Bribery Act"). The UK Bribery Act prohibits companies that conduct business in the United Kingdom and their employees and representatives from giving, offering or promising bribes to any person, including non-UK government officials, as well as requesting, agreeing to receive or accepting bribes from any person. Under the UK Bribery Act, companies may be held liable for failing to prevent their employees and associated persons from violating the UK Bribery Act. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and UK Bribery Act, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA, the UK Bribery Act or other applicable anti-corruption laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects, financial position or the market value of our common units.

        In addition, we could be adversely affected as a result of actual or alleged misconduct by personnel of portfolio companies in which our funds invest. For example, failures by personnel at our portfolio companies to comply with anti-bribery, trade sanctions or other legal and regulatory requirements could expose us to litigation or regulatory action and otherwise adversely affect our businesses and reputation. Such misconduct could undermine our due diligence efforts with respect to such companies and could negatively affect the valuation of a fund's investments.

Our use of leverage to finance our businesses exposes us to substantial risks.

        As of April 14, 2014, we had $306.3 million outstanding under our Credit Facility. We may choose to finance our businesses operations through further borrowings under the New Credit Facility, which will replace the Credit Facility upon completion of this offering. Our existing and future indebtedness exposes us to the typical risks associated with the use of leverage, including those discussed below under "—Risks Related to Our Funds—Dependence on significant leverage in investments by our funds subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of return on those investments." The occurrence of any of these risks could cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, which would cause the interest rate applicable to borrowings under the New Credit Facility to increase and could result in other material adverse effects on our businesses. We depend on financial institutions extending credit to us on terms that are reasonable to us. There is no guarantee that such institutions will continue to extend credit to us or renew any existing credit agreements we may have with them, or that we will be able to refinance outstanding facilities when they mature.

        Borrowings under the New Credit Facility will mature in April 2019. As these borrowings and other indebtedness mature (or are otherwise repaid prior to their scheduled maturities), we may be required to either refinance them by entering into new facilities or issuing additional debt, which could result in higher borrowing costs, or issuing equity, which would dilute existing common unitholders. We could also repay these borrowings by using cash on hand, cash provided by our continuing operations or cash from the sale of our assets, which could reduce distributions to our common unitholders. We may be unable to enter into new facilities or issue debt or equity in the future on attractive terms, or at all. Borrowings under the New Credit Facility will be LIBOR-based obligations. As a result, an increase in short-term interest rates will increase our interest costs if such borrowings have not been hedged into fixed rates.

        The risks related to our use of leverage may be exacerbated by our funds' use of leverage to finance investments. See "Risks Related to Our Funds—Dependence on significant leverage in investments by our funds subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of returns on those investments."

Operational risks may disrupt our businesses, result in losses or limit our growth.

        We face operational risk from errors made in the execution, confirmation or settlement of transactions. We also face operational risk from transactions not being properly recorded, evaluated or accounted for in our funds. In particular, our Tradable Credit Group is highly dependent on our ability to process and evaluate, on a daily basis, transactions across markets and geographies in a time-sensitive, efficient and accurate manner. Consequently, we rely heavily on our financial, accounting and other data processing systems. New investment products we may introduce could create a significant risk that our existing systems may not be adequate to identify or control the relevant risks in the investment strategies employed by such new investment products. We face various security threats, including cyber security attacks to our information technology infrastructure and attempts to gain access to our proprietary information, destroy data or disable, degrade or sabotage our systems. These security threats could originate from a wide variety of sources, including unknown third parties outside of Ares. Although we have not yet been subject to cyber-attacks or other cyber incidents and we utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent disruptions to our systems. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention or reputational damage.

        In addition, we operate in a business that is highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, particularly our growth internationally, and the cost of maintaining the systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to the information systems, could have a material adverse effect on our business and results of operations.

        Furthermore, we depend on our headquarters in Los Angeles, where a substantial portion of our personnel are located, for the continued operation of our businesses. An earthquake or other disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse effect on our ability to continue to operate our businesses without interruption. Although we have disaster recovery programs in place, these may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

        Finally, we rely on third-party service providers for certain aspects of our businesses, including for certain information systems, technology and administration of our funds and compliance matters. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our funds' operations and could impact our reputation, adversely affect our businesses and limit our ability to grow.

Risks Related to Our Funds

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our common units.

        The historical performance of our funds is relevant to us primarily insofar as it is indicative of performance fees we have earned in the past and may earn in the future and our reputation and ability to raise new funds. The historical and potential returns of the funds we advise are not, however, directly linked to returns on our common units. Therefore, you should not conclude that positive performance of the funds we advise will necessarily result in positive returns on an investment in common units. However, poor performance of the funds we advise would cause a decline in our revenues and would therefore have a negative effect on our operating results and returns on our common units. An investment in our common units is not an investment in any of our funds. Also, there is no assurance that projections in respect of our funds or unrealized valuations will be realized.

        Moreover, the historical returns of our funds should not be considered indicative of the future returns of these or from any future funds we may raise, in part because:

  •
  market conditions during previous periods may have been significantly more favorable for generating positive performance than the market conditions we may experience in the future;

  •
  our funds' rates of returns, which are calculated on the basis of net asset value of the funds' investments, reflect unrealized gains, which may never be realized;

  •
  our funds' returns have previously benefited from investment opportunities and general market conditions that may not recur, including the availability of debt capital on attractive terms and the availability of distressed debt opportunities, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly;

  •
  the historical returns that we present in this prospectus derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed, which may have little or no realized investment track record;

  •
  our funds' historical investments were made over a long period of time and over the course of various market and macroeconomic cycles, and the circumstances under which our current or future funds may make future investments may differ significantly from those conditions prevailing in the past;

  •
  the attractive returns of certain of our funds have been driven by the rapid return of invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

  •
  you will not benefit from any value that was created in our funds prior to our becoming a public company if such value was previously realized;

  •
  in recent years, there has been increased competition for private equity investment opportunities resulting from the increased amount of capital invested in alternative funds and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future;

  •
  our track record with respect to our Real Estate debt funds is relatively short as compared to our other funds; and

  •
  our newly established funds may generate lower returns during the period that they take to deploy their capital.

        The future internal rate of return for any current or future fund may vary considerably from the historical internal rate of return generated by any particular fund, or for our funds as a whole. Future returns will also be affected by the risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests. In addition, future returns will be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests.

Valuation methodologies for certain assets can be subject to significant subjectivity, and the values of assets may never be realized.

        Many of the investments in our funds are illiquid and thus have no readily ascertainable market prices. We value these investments based on our estimate, or an independent third party's estimate, of their fair value as of the date of determination. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. We estimate the fair value of our investments based on third-party models, or models developed by us, which include discounted cash flow analyses and other techniques and may be based, at least in part, on independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, the timing of and the estimated proceeds from expected financings. The actual results related to any particular investment often vary materially as a result of the inaccuracy of these estimates and assumptions. In addition, because many of the illiquid investments held by our funds are in industries or sectors which are unstable, in distress or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

        We include the fair value of illiquid assets in the calculations of net asset values, returns of our funds and our assets under management. Furthermore, we recognize performance fees from affiliates based in part on these estimated fair values. Because these valuations are inherently uncertain, they may fluctuate greatly from period to period. Also, they may vary greatly from the prices that would be obtained if the assets were to be liquidated on the date of the valuation and often do vary greatly from the prices we eventually realize; as a result, there can be no assurance that such unrealized valuations will be fully or timely realized.

        In addition, the values of our investments in publicly traded assets are subject to significant volatility, including due to a number of factors beyond our control. These include actual or anticipated fluctuations in the quarterly and annual results of these companies or other companies in their industries, market perceptions concerning the availability of additional securities for sale, general economic, social or political developments, changes in industry conditions or government regulations, changes in management or capital structure and significant acquisitions and dispositions. Because the market prices of these securities can be volatile, the valuation of these assets will change from period to period, and the valuation for any particular period may not be realized at the time of disposition. In addition, because our funds often hold large positions in their portfolio companies, the disposition of these securities often takes place over a long period of time, which can further expose us to volatility risk. Even if we hold a quantity of public securities that may be difficult to sell in a single transaction, we do not discount the market price of the security for purposes of our valuations.

        Although we frequently engage independent third parties to perform the foregoing valuations, the valuation process remains inherently subjective for the reasons described above.

        If we realize value on an investment that is significantly lower than the value at which it was reflected in a fund's net asset values, we would suffer losses in the applicable fund. This could in turn lead to a decline in asset management fees and a loss equal to the portion of the performance fees from affiliates reported in prior periods that was not realized upon disposition. These effects could become applicable to a large number of our investments if our estimates and assumptions used in estimating their fair values differ from future valuations due to market developments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis" for information related to fund activity that is no longer consolidated. If asset values turn out to be materially different than values reflected in fund net asset values, fund investors could lose confidence which could, in turn, result in difficulties in raising additional investments.

Market values of debt instruments and publicly traded securities that our funds hold as investments may be volatile.

        The market prices of debt instruments and publicly traded securities held by some of our funds may be volatile and are likely to fluctuate due to a number of factors beyond our control, including actual or anticipated changes in the profitability of the issuers of such securities, general economic, social or political developments, changes in industry conditions, changes in government regulation, shortfalls in operating results from levels forecast by securities analysts, inflation and rapid fluctuations in inflation rates, the general state of the securities markets and other material events, such as significant management changes, financings, refinancings, securities issuances, acquisitions and dispositions. The value of publicly traded securities in which our funds invest may be particularly volatile as a result of these factors. In addition, debt instruments that are held by our funds to maturity or for long terms must be "marked-to-market" periodically, and their values are therefore vulnerable to interest rate fluctuations and the changes in the general state of the credit environment, notwithstanding their underlying performance. Changes in the values of these investments may adversely affect our investment performance and our results of operations.

Our funds depend on investment cycles, and any change in such cycles could have an adverse effect on our investment prospects.

        Cyclicality is important to our businesses. Weak economic environments have tended to afford us our best investment opportunities and our best relative investment performance. For example, the relative performance of our high yield bond strategy has typically been strongest in difficult times when default rates are highest, and our distressed debt and control investing funds have historically found their best investment opportunities during downturns in the economy when credit is not as readily available. Conversely, we tend to realize value from our investments in times of economic expansion, when opportunities to sell investments may be greater. Thus, we depend on the cyclicality of the market to sustain our businesses and generate attractive risk-adjusted returns over extended periods. Any prolonged economic expansion or recession could have an adverse impact on certain of our funds and materially affect our ability to deliver attractive investment returns or generate incentive or other income.

Dependence on significant leverage in investments by our funds subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of return on those investments.

        Some of our funds and their investments rely on the use of leverage, and our ability to achieve attractive rates of return on investments will depend on our ability to access sufficient sources of indebtedness at attractive rates. If our funds or the companies in which our funds invest raise capital in the structured credit, leveraged loan and high yield bond markets, the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies. Any economic downturn could adversely affect the financial resources of our funds and their investments (in particular those investments that depend on credit from third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due. Moreover, these events could affect the terms of available debt financing with, for example, higher rates, higher equity requirements and/or more restrictive covenants, particularly in the area of acquisition financings for leveraged buyout and real estate assets transactions.

        The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Increases in interest rates could also make it more difficult to locate and consummate investments because other potential buyers, including operating companies acting as strategic buyers, may be able to bid for an asset at a higher price due to a lower overall cost of capital or their ability to benefit from a higher amount of cost savings following the acquisition of the asset. In addition, a portion of the indebtedness used to finance investments often includes high yield debt securities issued in the capital markets. Availability of capital from the high yield debt markets is subject to significant volatility, and there may be times when we are unable to access those markets at attractive rates, or at all, when completing an investment. Certain investments may also be financed through borrowings on fund-level debt facilities, which may or may not be available for a refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our funds' investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may have an adverse impact on our businesses and financial results. See "—Our funds make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States."

        In the event that our funds are unable to obtain committed debt financing for potential acquisitions or can only obtain debt at an increased interest rate or on unfavorable terms, our funds may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, either of which could reduce the performance and investment income earned by us. Similarly, our funds' portfolio companies regularly utilize the corporate debt markets to obtain financing for their operations. If the credit markets render such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those portfolio companies and, therefore, the investment returns of our funds. In addition, if the markets make it difficult or impossible to refinance debt that is maturing in the near term, some of our portfolio companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

        When our funds' existing portfolio investments reach the point when debt incurred to finance those investments matures in significant amounts and must be either repaid or refinanced, those investments may materially suffer if they have not generated sufficient cash flow to repay maturing debt and there is insufficient capacity and availability in the financing markets to permit them to refinance maturing debt on satisfactory terms, or at all. A persistence of the limited availability of financing for such purposes for an extended period of time when significant amounts of the debt incurred to finance our funds' existing portfolio investments becomes due could have a material adverse effect on these funds.

        Our direct lending and tradable credit funds may choose to use leverage as part of their respective investment programs and regularly borrow a substantial amount of their capital. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss in the value of the investment portfolio. A fund may borrow money from time to time to purchase or carry securities or may enter into derivative transactions with counterparties that have embedded leverage. The interest expense and other costs incurred in connection with such borrowing may not be recovered by appreciation in the securities purchased or carried and will be lost, and the timing and magnitude of such losses may be accelerated or exacerbated, in the event of a decline in the market value of such securities. Gains realized with borrowed funds may cause the fund's net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund's net asset value could also decrease faster than if there had been no borrowings. In addition, as a business development company registered under the Investment Company Act, ARCC is permitted to issue senior securities in amounts such that its asset coverage ratio equals at least 200% after each issuance of senior securities. ARCC's ability to pay dividends will be restricted if its asset coverage ratio falls below at least 200% and any amounts that it uses to service its indebtedness are not available for dividends to its common stockholders. An increase in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

Some of our funds may invest in companies that are highly leveraged, which may increase the risk of loss associated with those investments.

        Some of our funds may invest in companies whose capital structures involve significant leverage. For example, in many non-distressed private equity investments, indebtedness may be as much as 75% or more of a portfolio company's or real estate asset's total debt and equity capitalization, including debt that may be incurred in connection with the investment, whether incurred at or above the investment-level entity. In distressed situations, indebtedness may exceed 100% or more of a portfolio company's capitalization. Additionally, the debt positions acquired by our funds may be the most junior in what could be a complex capital structure, and thus subject us to the greatest risk of loss.

        Investments in highly leveraged entities are also inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments.

Furthermore, the incurrence of a significant amount of indebtedness by an entity could, among other things:

  •
  subject the entity to a number of restrictive covenants, terms and conditions, any violation of which could be viewed by creditors as an event of default and could materially impact our ability to realize value from the investment;

  •
  allow even moderate reductions in operating cash flow to render the entity unable to service its indebtedness, leading to a bankruptcy or other reorganization of the entity and a loss of part or all of our fund's equity investment in it;

  •
  give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity's ability to respond to changing industry conditions if additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;

  •
  limit the entity's ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors that have relatively less debt;

  •
  limit the entity's ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and

  •
  limit the entity's ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or other general corporate purposes.

        As a result, the risk of loss associated with a leveraged entity is generally greater than for companies with comparatively less debt. For example, a number of investments consummated by private equity sponsors during 2005, 2006 and 2007 that utilized significant amounts of leverage subsequently experienced severe economic stress and, in certain cases, defaulted on their debt obligations due to a decrease in revenues and cash flow precipitated by the subsequent economic downturn during 2008 and 2009. Similarly, the leveraged nature of the investments of our real estate funds increases the risk that a decline in the fair value of the underlying real estate or tangible assets will result in their abandonment or foreclosure.

Many of our funds invest in assets that are high risk, illiquid or subject to restrictions on transfer and we may fail to realize any profits from these activities ever or for a considerable period of time.

        Many of our funds invest in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds generally cannot sell these securities publicly unless either their sale is registered under applicable securities laws or an exemption from such registration is available. Accordingly, our funds may be forced, under certain conditions, to sell securities at a loss. The ability of many of our funds, particularly our private equity funds, to dispose of these investments is heavily dependent on the public equity markets. For example, the ability to realize any value from an investment may depend upon the ability of the portfolio company in which such investment is held to complete an initial public offering. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial period of time. Moreover, because the investment strategy of many of our funds, particularly our private equity funds, often entails our having representation on our funds' public portfolio company boards, our funds can effect such sales only during limited trading windows, exposing the investment returns to risks of downward movement in market prices during the intended disposition period. As such, we may fail to realize any profits from our investments in the funds that hold these securities for a considerable period of time or at all, and we may lose some or all of the principal amount of our investments.

Certain of our funds utilize special situation and distressed debt investment strategies that involve significant risks.

        Certain of our funds invest in obligors and issuers with weak financial conditions, poor operating results, substantial financing needs, negative net worth and/or special competitive problems. These funds also invest in obligors and issuers that are involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these obligors and issuers. Additionally, the fair values of such investments are subject to abrupt and erratic market movements and significant price volatility if they are publicly traded securities, and are subject to significant uncertainty in general if they are not publicly traded securities. Furthermore, some of our funds' distressed investments may not be widely traded or may have no recognized market. A fund's exposure to such investments may be substantial in relation to the market for those investments, and the assets are likely to be illiquid and difficult to sell or transfer. As a result, it may take a number of years for the market value of such investments to ultimately reflect their intrinsic value as perceived by us.

        A central feature of our distressed investment strategy is our ability to effectively anticipate the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions, that we believe will improve the condition of the business. Similarly, we perform significant analysis of the company's capital structure, operations, industry and ability to generate income, as well as market valuation of the company and its debt, and develop a strategy with respect to a particular distressed investment based on such analysis. In furtherance of that strategy our funds seek to identify the best position in the capital structure in which to invest. If the relevant corporate event that we anticipate is delayed, changed or never completed, or if our analysis or investment strategy is inaccurate, the market price and value of the applicable fund's investment could decline sharply.

        In addition, these investments could subject a fund to certain potential additional liabilities that may exceed the value of its original investment. Under certain circumstances, payments or distributions on certain investments may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or similar transaction under applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In the case where the investment in securities of troubled companies is made in connection with an attempt to influence a restructuring proposal or plan of reorganization in bankruptcy, our funds may become involved in substantial litigation.

Certain of the funds or accounts we advise or manage are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, and our businesses could be adversely affected if certain of our other funds or accounts fail to satisfy an exception under the "plan assets" regulation under ERISA.

        Certain of the funds and accounts we advise or manage are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code. For example, we currently manage some of our funds or accounts as "plan assets" under ERISA. With respect to these funds or accounts, this results in the application of the fiduciary responsibility standards of ERISA to investments made by such funds or accounts, including the requirement of investment prudence and diversification, and the possibility that certain transactions that we enter into, or may have entered into, on behalf of these funds or accounts, in the normal course of business, might constitute or result in, or have constituted or resulted in, non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code. A non-exempt prohibited transaction, in addition to imposing potential liability upon fiduciaries of an ERISA plan, may also result in the imposition of an excise tax under the Code upon a "party in interest" (as defined in ERISA) or "disqualified person" (as defined in the Code) with whom we engaged in the transaction. Some of our other funds or accounts currently qualify as venture capital operating companies ("VCOCs") or rely on another exception under the "plan assets" regulation under ERISA and therefore are not subject to the fiduciary requirements of ERISA with respect to their assets. However, if these funds or accounts fail to satisfy the VCOC requirements for any reason, including as a result of an amendment of the relevant regulations by the U.S. Department of Labor, or another exception under the "plan assets" regulation under ERISA, such failure could materially interfere with our activities in relation to these funds or accounts or expose us to risks related to our failure to comply with the applicable requirements.

Our funds may be liable for the underfunded pension liabilities of their portfolio companies.

        Under ERISA, members of certain "controlled groups" of "trades or businesses" may be jointly and severally liable for contributions required under any member's tax-qualified defined benefit pension plan and under certain other benefit plans. Similarly, if any member's tax-qualified defined benefit pension plan were to terminate, underfunding at termination would be the joint and several responsibility of all controlled group members, including members whose employees did not participate in the terminated plan. Similarly, joint and several liability may be imposed for certain pension plan related obligations in connection with the complete or partial withdrawal by an employer from a multiemployer pension plan. Depending on a number of factors, including the level of ownership held by our funds in a particular portfolio company, a fund may be considered to be a member of a portfolio company's "controlled group" for this purpose, and thus may be liable for the underfunded pension liabilities of such portfolio company.

        In Sun Capital Partners III L.P. v. New England Teamster and Trucking Industry Pension Fund, the First Circuit Court of Appeal held that a fund was engaged in a "trade or business" with a portfolio company for purposes of the ERISA rules and was thus liable for underfunded pension liabilities. If this decision is applied generally to private equity investing, our funds could be exposed to liability for certain benefit plan contributions, a liability that could be significant if the portfolio company's pension plan is significantly underfunded.

Our funds' performance, and our performance, may be adversely affected by the financial performance of our portfolio companies and the industries in which our funds invest.

        Our performance and the performance of our funds are significantly impacted by the value of the companies in which our funds have invested. Our funds invest in companies in many different industries, each of which is subject to volatility based upon economic and market factors. The credit crisis between mid-2007 and the end of 2009 caused significant fluctuations in the value of securities held by our funds and the recent global economic recession had a significant impact in overall performance activity and the demands for many of the goods and services provided by portfolio companies of the funds we advise. Although the U.S. economy has registered four consecutive years of growth in real GDP, there remain many obstacles to continued growth in the economy such as high unemployment, global geopolitical events, risks of inflation or deflation and high debt levels, both public and private. These factors and other general economic trends are likely to affect the performance of portfolio companies in many industries and, in particular, industries that anticipated that the GDP in developed economies would quickly return to pre-crisis trend. The performance of our funds, and our performance, may be adversely affected if our fund portfolio companies in these industries experience adverse performance or additional pressure due to downward trends.

        In respect of real estate, even though the U.S. residential real estate market has recently shown some signs of stabilizing from a lengthy and deep downturn, various factors could halt or limit a recovery in the housing market and have an adverse effect on investment performance, including, but not limited to, continued high unemployment, a low level of consumer confidence in the economy and/or the residential real estate market and rising mortgage interest rates.

Third-party investors in certain of our funds with commitment-based structures may not satisfy their contractual obligation to fund capital calls when requested by us, which could adversely affect a fund's operations and performance.

        Investors certain of our funds make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may also negotiate for lesser or reduced penalties at the outset of the fund, thereby limiting our ability to enforce the funding of a capital call. Third-party investors in private equity, real estate assets and venture capital funds typically use distributions from prior investments to meet future capital calls. In cases where valuations of existing investments fall and the pace of distributions slows, investors may be unable to make new commitments to third-party managed investment funds such as those advised by us. A failure of investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds.

Our funds make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.

        Some of our funds invest a portion of their assets in the equity, debt, loans or other securities of issuers located outside the United States, including Europe and Asia, while certain of our funds invest substantially all of their assets in these types of securities, and we expect that international investments will increase as a proportion of certain of our funds' portfolios in the future. Investments in non-U.S. securities involve certain factors not typically associated with investing in U.S. securities, including risks relating to:

  •
  our funds' abilities to exchange local currencies for U.S. dollars and other currency exchange matters, including fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;

  •
  controls on, and changes in controls on, foreign investment and limitations on repatriation of invested capital;

  •
  less developed or less efficient financial markets than exist in the United States, which may lead to price volatility and relative illiquidity;

  •
  the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements and less government supervision and regulation;

  •
  changes in laws or clarifications to existing laws that could impact our tax treaty positions, which could adversely impact the returns on our investments;

  •
  differences in legal and regulatory environments, particularly with respect to bankruptcy and reorganization, less developed corporate laws regarding fiduciary duties and the protection of investors and less reliable judicial systems to enforce contracts and applicable law;

  •
  political hostility to investments by foreign or private equity investors;

  •
  less publicly available information in respect of companies in non-U.S. markets;

  •
  reliance on a more limited number of commodity inputs, service providers and/or distribution mechanisms;

  •
  higher rates of inflation;

  •
  higher transaction costs;

  •
  difficulty in enforcing contractual obligations;

  •
  fewer investor protections;

  •
  certain economic and political risks, including potential exchange control regulations and restrictions on our non-U.S. investments and repatriation of capital, potential political, economic or social instability, the possibility of nationalization or expropriation or confiscatory taxation and adverse economic and political developments; and

  •
  the imposition of non-U.S. taxes or withholding taxes on income and gains recognized with respect to such securities.

        While our funds will take these factors into consideration in making investment decisions, including when hedging positions, there can be no assurance that adverse developments with respect to these risks will not adversely affect our funds that invest in securities of non-U.S. issuers. In addition, certain of these funds are managed outside the United States, which may increase the foregoing risks.

Many of our funds make investments in companies that we do not control.

        Investments by many of our funds will include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds through trading activities or through purchases of securities from the issuer. In addition, our funds may seek to acquire minority equity interests more frequently and may also dispose of a portion of their majority equity investments in portfolio companies over time in a manner that results in the funds retaining a minority investment. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of the investments held by our funds could decrease and our financial condition, results of operations and cash flow could suffer as a result.

We may need to pay "clawback" obligations if and when they are triggered under the governing agreements with our funds.

        Generally, if at the termination of a fund (and increasingly at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, we will be obligated to repay an amount equal to the extent to which carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled. These repayment obligations may be related to amounts previously distributed to our senior professionals prior to the completion of this offering, with respect to which our common unitholders did not receive any benefit. This obligation is known as a "clawback" obligation. Due in part to our investment performance and the fact that our carried interest is generally determined on a liquidation basis, as of December 31, 2013, 2012 and 2011, if the funds were liquidated at their fair values at that date, there would have been no clawback obligation or liability. There can be no assurance that we will not incur a clawback obligation in the future. At December 31, 2013, 2012 and 2011, had we assumed all existing investments were worthless, the net amount of carried interest subject to clawback would have been approximately $118.7 million, $108.4 million and $101.4 million, respectively. Although a clawback obligation is several to each person who received a distribution, and not a joint obligation, the governing agreements of our funds generally provide that, if a recipient does not fund his or her respective share, we may have to fund such additional amounts beyond the amount of carried interest we retained, although we generally will retain the right to pursue remedies against those carried interest recipients who fail to fund their obligations. We may need to use or reserve cash to repay such clawback obligations instead of using the cash for other purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contingent Obligations" and Notes 2 and 10 to the combined and consolidated financial statements appearing elsewhere in this prospectus.

We derive a substantial portion of our revenues from funds managed pursuant to management agreements that may be terminated or fund partnership agreements that permit fund investors to request liquidation of investments in our funds on short notice.

        The terms of our funds generally give either the general partner of the fund or the fund's advisory board the right to terminate our investment management agreement with the fund. However, insofar as we control the general partner of our funds that are limited partnerships, the risk of termination of investment management agreement for such funds is limited, subject to our fiduciary or contractual duties as general partner. This risk is more significant for certain of our funds that have independent boards of directors.

        With respect to our funds that are subject to the Investment Company Act, each fund's investment management agreement must be approved annually by such fund's board of directors or by the vote of a majority of the shareholders and the majority of the independent members of such fund's board of directors and, in certain cases, by its stockholders, as required by law. The funds' investment management agreement can also be terminated by the majority of the shareholders. Termination of these agreements would reduce the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations. Currently, ARDC and ARMF, registered investment companies under the Investment Company Act, and ARCC, a registered investment company that has elected to be treated as a business development company under the Investment Company Act, are subject to these provisions of the Investment Company Act.

        In addition, with respect to certain of our funds the investment periods may be suspended or the fund agreements may terminate if we were to experience a change of control without obtaining the required investor consent. Such a change of control could be deemed to occur in the event our senior professional owners and affiliates dispose of enough of their interests in the Ares Operating Group Units such that such persons, directly and indirectly, no longer hold a required minimum ownership interest in us. We cannot be certain that any required consents for any such deemed assignments or change of control will be obtained. Termination of these agreements, or suspension of the investment period (or other consequence), would negatively affect the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations.

A downturn in the global credit markets could adversely affect our CLO investments.

        Among the sectors particularly challenged by a downturn in the global credit markets are the CLO and leveraged finance markets. CLOs are subject to credit, liquidity, interest rate and other risks. In 2008 and through early 2009, liquidity in the credit markets was significantly reduced, resulting in an increase in credit spreads and a decline in ratings, performance and market values for leveraged loans. Although the credit markets in general and the leveraged loan market in particular have improved since the second half of 2009, they have not returned to pre-2008 levels. We have significant exposure to these markets through our investments in our CLO funds. These funds invest in deeply subordinated securities, representing highly leveraged investments in the underlying collateral, which increases both the opportunity for higher returns as well as the magnitude of losses when compared to the other investors that rank more senior to our funds in right of payment. As a result of such funds' subordinated position, the fund and its investors are at greater risk of suffering losses. The CLO market in which our CLOs invest has experienced an increase in downgrades, defaults and declines in market value and defaults in respect of leveraged loans in their collateral. Many CLOs are failing or may in the future fail one or more of their "overcollateralization" tests. The failure of one or more of these tests will result in cash flows that may have been otherwise available for distribution to one of our funds. This will reduce the value of such fund's investment. There can be no assurance that market conditions giving rise to these types of consequences will not occur, subsist or become more acute in the future.

Our funds may face risks relating to undiversified investments.

        While diversification is generally an objective of our funds, there can be no assurance as to the degree of diversification, if any, that will be achieved in any fund investments. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse impact on a fund if its investments are concentrated in that area, which would result in lower investment returns. This lack of diversification may expose a fund to losses disproportionate to market declines in general if there are disproportionately greater adverse price movements in the particular investments. If a fund holds investments concentrated in a particular issuer, security, asset class or geographic region, such fund may be more susceptible than a more widely diversified investment partnership to the negative consequences of a single corporate, economic, political or regulatory event. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund's performance and, as a result, our financial condition and results of operations.

Third-party investors in many our funds have the right to remove the general partner of the fund and to terminate the investment period under certain circumstances. In addition, the investment management agreements related to our separately managed accounts may permit the investor to terminate our management of such accounts on short notice. These events would lead to a decrease in our revenues, which could be substantial.

        The governing agreements of many of our funds provide that, subject to certain conditions, third-party investors in those funds have the right to remove the general partner of the fund without cause by a simple majority vote, resulting in a reduction in management fees we would earn from such funds and a significant reduction in the expected amounts of performance fees from those funds. Performance fees could be significantly reduced as a result of our inability to maximize the value of investments by an fund during the liquidation process or in the event of the triggering of a "clawback" obligation. Finally, the applicable funds would cease to exist after completion of liquidation and winding-up. In addition, the governing agreements of our funds provide that upon the occurrence of certain events, including in the event that certain "key persons" in our funds do not meet specified time commitments with regard to managing the fund, investors in certain funds have the right to vote to terminate the investment period by a simple majority vote in accordance with specified procedures. In addition to having a significant negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our funds would likely result in significant reputational damage to us and could negatively impact our future fundraising efforts.

        We currently manage a portion of investor assets through separately managed accounts whereby we earn management fees and performance fees, and we intend to continue to seek additional separately managed account mandates. The investment management agreements we enter into in connection with managing separately managed accounts on behalf of certain clients may be terminated by such clients on as little as 30 days' prior written notice. In addition, the boards of directors of the investment management companies we manage, or the adviser in respect of ARCC, could terminate our advisory engagement of those companies on as little as 30 days' prior written notice. In the case of any such terminations, the management fees and performance fees we earn in connection with managing such account or company would immediately cease, which could result in a significant adverse impact on our revenues.

        In addition, if we were to experience a change of control (as defined under the Investment Advisers Act of 1940, as amended, or as otherwise set forth in the partnership agreements of our funds), continuation of the investment management agreements of our funds would be subject to investor consent. There can be no assurance that required consents will be obtained if a change of control occurs. In addition, with respect to our funds that are subject to the Investment Company Act, each fund's investment management agreement must be approved annually by the independent members of such fund's board of directors and, in certain cases, by its stockholders, as required by law. Termination of these agreements would cause us to lose the management fees and performance fees we earn from such funds.

The performance of our investments may fall short of our expectations and the expectations of the investors in our funds.

        Before making investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. The due diligence investigation that we will carry out with respect to an investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity.

        Once we have made an investment in a portfolio company, our funds generally establish the capital structure on the basis of financial projections prepared by the management of such portfolio company. These projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable, along with other factors, may cause actual performance to fall short of the projections.

        Additionally, we may cause our funds to acquire an investment that is subject to contingent liabilities. Such contingent liabilities could be unknown to us at the time of acquisition or, if they are known to us, we may not accurately assess or protect against the risks that they present. Acquired contingent liabilities could thus result in unforeseen losses for our funds. In addition, in connection with the disposition of an investment in a portfolio company, a fund may be required to make representations about the business and financial affairs of such portfolio company typical of those made in connection with the sale of a business. A fund may also be required to indemnify the purchasers of such investment if any such representations are inaccurate. These arrangements may result in the incurrence of contingent liabilities by a fund, even after the disposition of an investment. Accordingly, the inaccuracy of representations and warranties made by a fund could harm such fund's performance.

Our funds may be forced to dispose of investments at a disadvantageous time.

        Our funds may make investments that they do not advantageously dispose of prior to the date the applicable fund is dissolved, either by expiration of such fund's term or otherwise. Although we generally expect that investments will be disposed of prior to dissolution or be suitable for in-kind distribution at dissolution, and the general partners of the funds have only a limited ability to extend the term of the fund with the consent of fund investors or the advisory board of the fund, as applicable, our funds may have to sell, distribute or otherwise dispose of investments at a disadvantageous time as a result of dissolution. This would result in a lower than expected return on the investments and, perhaps, on the fund itself.

Our real estate funds are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate.

        Investments in our real estate funds will be subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include the following:

  •
  those associated with the burdens of ownership of real property;

  •
  general and local economic conditions;

  •
  changes in supply of and demand for competing properties in an area (as a result, for example, of overbuilding);

  •
  fluctuations in the average occupancy and room rates for hotel properties;

  •
  the financial resources of tenants;

  •
  changes in building, environmental and other laws;

  •
  energy and supply shortages;

  •
  various uninsured or uninsurable risks;

  •
  liability for "slip-and-fall" and other accidents on properties held by our funds;

  •
  natural disasters;

  •
  changes in government regulations (such as rent control and tax laws);

  •
  changes in real property tax and transfer tax rates;

  •
  changes in interest rates;

  •
  the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable;

  •
  negative developments in the economy that depress travel activity;

  •
  environmental liabilities;

  •
  contingent liabilities on disposition of assets;

  •
  unexpected cost overruns in connection with development projects;

  •
  terrorist attacks, war and other factors that are beyond our control; and

  •
  dependence on local operating partners.

        Although real estate values have generally rebounded with the rest of the economy, other than certain high profile assets in the best markets, prices in 2013 often remain below peaks reached in late 2007 or early 2008.

        If our real estate funds acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather or labor conditions or material shortages) and the availability of both construction and permanent financing on favorable terms. Additionally, our funds' properties may be managed by a third party, which makes us dependent upon such third parties and subjects us to risks associated with the actions of such third parties. Any of these factors may cause the value of the investments in our real estate funds to decline, which may have a material impact on our results of operations.

Hedging strategies may adversely affect the returns on our funds' investments.

        When managing our exposure to market risks, we may (on our own behalf or on behalf of our funds) from time to time use forward contracts, options, swaps, caps, collars, floors, foreign currency forward contracts, currency swap agreements, currency option contracts or other strategies. Currency fluctuations in particular can have a substantial effect on our cash flow and financial condition. The success of any hedging or other derivative transactions generally will depend on our ability to correctly predict market or foreign exchange changes, the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty and other factors. As a result, while we may enter into a transaction to reduce our exposure to market or foreign exchange risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

        While such hedging arrangements may reduce certain risks, such arrangements themselves may entail certain other risks. These arrangements may require the posting of cash collateral at a time when a fund has insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transaction costs, including potential tax costs, that reduce the returns generated by a fund. Finally, the CFTC has made several public statements that it may soon issue a proposal for certain foreign exchange products to be subject to mandatory clearing, which could increase the cost of entering into currency hedges.

Risks Related to Our Organization and Structure

If we were deemed to be an "investment company" under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as contemplated and could have a material adverse effect on our businesses.

        An entity will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

  •
  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

  •
  absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        We believe that we are engaged primarily in the business of providing investment management services and not primarily in the business of investing, reinvesting or trading in securities. We hold ourselves out as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an "orthodox" investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Furthermore, following this offering, we will have no material assets other than interests in certain wholly owned subsidiaries (within the meaning of the Investment Company Act), which in turn will have no material assets other than partnership units in the Ares Operating Group entities. These wholly owned subsidiaries will be the general partners of certain of the Ares Operating Group entities and will be vested with all management and control over such Ares Operating Group entities. We do not believe that the equity interests of Ares Management, L.P. in its wholly owned subsidiaries or the partnership units of these wholly owned subsidiaries in the Ares Operating Group entities are investment securities. Moreover, because we believe that the capital interests of the general partners of our funds in their respective funds are neither securities nor investment securities, we believe that less than 40% of Ares Management, L.P.'s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis are, and after this offering will be, composed of assets that could be considered investment securities. Accordingly, we do not believe that Ares Management, L.P. is, or following this offering will be, an inadvertent investment company by virtue of the 40% test in section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above.

        The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on capital structure, the ability to transact business with affiliates and the ability to compensate senior employees, could make it impractical for us to continue our businesses as currently conducted, impair the agreements and arrangements between and among the Ares Operating Group, us, our funds and our senior management, or any combination thereof, and have a material adverse effect on our businesses, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our businesses in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

Our common unitholders do not elect our general partner or, except in limited circumstances, vote on our general partner's directors and will have limited ability to influence decisions regarding our businesses.

        Our general partner will manage all of our operations and activities. For so long as, as determined on January 31 of each year, the total voting power held by holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of Ares Partners Holdco LLC and their respective affiliates) in their capacity as such, otherwise directly or indirectly held by then-current or former Ares personnel and held by Ares Owners Holdings L.P., collectively, constitutes at least 10% of the voting power of the outstanding voting units of Ares Management, L.P. (treating as outstanding and held by such persons, voting units deliverable to such persons pursuant to outstanding equity awards granted to such persons), which we refer to as the "Ares control condition," the board of directors of our general partner will have no authority other than that which its member chooses to delegate to it. In the event that the Ares control condition is not satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations. See "Management—Limited Powers of Our Board of Directors."

        Unlike the holders of common stock in a corporation, our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. Our common unitholders will have no right to elect the directors of our general partner unless the Ares control condition is not satisfied. For so long as the Ares control condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors may be appointed and removed by Ares Partners Holdco LLC, the member of our general partner. Ares Partners Holdco LLC is owned by our Co-Founders and managed by a board of managers, which is composed of our Co-Founders. Decisions by the board of managers generally are made by a majority of the Co-Founders, which majority, subject to a minimum ownership requirement, must include Antony P. Ressler. As a result, our common unitholders will have limited ability to influence decisions regarding our businesses. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner."

Our Co-Founders will be able to determine the outcome of those few matters that may be submitted for a vote of our common unitholders.

        Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders (voting together as a single class on all such matters), that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. Immediately after this offering, our Co-Founders, through Ares Owners Holdings L.P. and the special voting unit held by Ares Voting LLC, will have 78.28% of the voting power of Ares Management, L.P., or 77.66% if the underwriters exercise in full their option to purchase additional common units. Accordingly, immediately following this offering, our Co-Founders will have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our common unitholders. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner."

        Our common unitholders' voting rights will be further restricted by the provision in our partnership agreement that will state that any common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) cannot be voted on any matter. In addition, our partnership agreement will contain provisions limiting the ability of our common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our common unitholders to influence the manner or direction of our management. Our partnership agreement also will not restrict our general partner's ability to take actions that may result in our being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, the common unitholders will not be entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

        As a result of these matters and the provisions referred to under "—Our common unitholders do not elect our general partner or, except in limited circumstances, vote on our general partner's directors and will have limited ability to influence decisions regarding our businesses," our common unitholders may be deprived of an opportunity to receive a premium for their common units in the future through a sale of Ares Management, L.P., and the trading prices of our common units may be adversely affected by the absence or reduction of a takeover premium in the trading price.

Potential conflicts of interest may arise among our general partner, its affiliates or associates and us. Our general partner and its affiliates and associates have limited fiduciary duties to us and our common unitholders, which may permit them to favor their own interests to the detriment of us and our common unitholders.

        Conflicts of interest may arise among our general partner or its affiliates or associates, on the one hand, and us or our common unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates or associates (including the Co-Founders) over our interests or the interests of our common unitholders. These conflicts include, among others, the following:

  •
  our general partner determines the amount and timing of our investments and dispositions, indebtedness, issuances of additional partnership interests and amounts of reserves, each of which can affect the amount of cash that is available for distribution to our common unitholders;

  •
  our general partner, in resolving conflicts of interest, is entitled to take into account only such factors as it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances, which may include factors affecting parties other than us and our common unitholders (including the Co-Founders), which has the effect of limiting its duties (including fiduciary duties) to us and our common unitholders. For example, our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds, as a result of which we expect to regularly take actions in a manner consistent with such duties and obligations but that might adversely affect our results of operations or cash flow;

  •
  because our senior professional owners hold their Ares Operating Group Units through an entity that is not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, some of which are subject to corporate income taxation, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection, structuring and disposition of investments and other matters;

  •
  other than as set forth in the fair competition, non-solicitation and confidentiality agreements to which our Co-Founders are subject, which may not be enforceable, affiliates of our general partner and existing and former personnel employed by our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;

  •
  our general partner and its affiliates and associates will limit their liability and reduce or eliminate their duties (including fiduciary duties) under our partnership agreement, while also restricting the remedies available to our common unitholders for actions that, without these limitations, might constitute breaches of duty (including fiduciary duty). In addition, we will agree to indemnify our general partner and its affiliates and associates (including the Co-Founders) to the fullest extent permitted by law, except with respect to conduct involving bad faith or criminal intent. By purchasing our common units, you will have agreed and consented to the provisions set forth in our partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable state law;

  •
  our partnership agreement will not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are agreed to by our general partner in good faith as determined under our partnership agreement;

  •
  our general partner determines how much we pay for acquisition targets and the structure of such consideration, including whether to incur debt to fund the transaction, whether to issue units as consideration and the number of units to be issued and the amount and timing of any earn-out payments;

  •
  the sole member of our general partner determines whether to allow senior professionals to exchange their units or waive certain restrictions relating to such units;

  •
  our general partner determines how much debt we incur and that decision may adversely affect our credit ratings;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

  •
  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

  •
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        See "Certain Relationships and Related Person Transactions" and "Conflicts of Interest and Fiduciary Responsibilities."

Our partnership agreement will contain provisions that reduce or eliminate duties (including fiduciary duties) of our general partner and its affiliates and associates and limit remedies available to common unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for a common unitholder to successfully challenge a resolution of a conflict of interest by our general partner or by its conflicts committee.

        Our partnership agreement will contain provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement will provide that when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it or any of its affiliates or associates causing it to do so may act without any duties (including fiduciary duties) or obligations to us or our common unitholders whatsoever. When our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests or the interests of the Co-Founders, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any common unitholders and will not be subject to any different standards that will be imposed by our partnership agreement, or otherwise existing at law, in equity or otherwise. These provisions are expressly permitted by Delaware law. Unless our general partner breaches its obligations pursuant to our partnership agreement, we and our common unitholders do not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of our partnership agreement, our partnership agreement will provide that our general partner and its members, managers, officers and directors will not be liable to us or our common unitholders for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its members, managers, officers or directors acted in bad faith or with criminal intent. These modifications are detrimental to the common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

        Whenever a potential conflict of interest exists between us, any of our subsidiaries or any of our partners and our general partner or its affiliates or associates, our general partner may resolve such conflict of interest in good faith. If our general partner subjectively believes that its resolution of the conflict of interest is not opposed to our best interests, then it will be conclusively deemed that its resolution was made in good faith and will not be a breach of our partnership agreement or any duty. A common unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if our general partner obtains the approval of its conflicts committee or a majority of the voting units, the resolution will be conclusively deemed approved by us and our common unitholders and not a breach of our partnership agreement (or any agreement referred to therein) or of any duties that our general partner or its affiliates or associates may owe to us or our common unitholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you choose to purchase a common unit, you will be treated as having consented to the provisions set forth in our partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, common unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See "Certain Relationships and Related Person Transactions" and "Conflicts of Interest and Fiduciary Responsibilities."

The potential requirement to convert our financial statements from being prepared in conformity with accounting principles generally accepted in the United States to International Financial Reporting Standards may strain our resources and increase our annual expenses.

        As a public entity, the Commission may require in the future that we report our financial results under International Financial Reporting Standards ("IFRS") instead of under GAAP. IFRS is a set of accounting principles that has been gaining acceptance on a worldwide basis. These standards are published by the London-based International Accounting Standards Board ("IASB") and are more focused on objectives and principles and less reliant on detailed rules than GAAP. Today, there remain significant and material differences in several key areas between GAAP and IFRS which would affect us. Additionally, GAAP provides specific guidance in classes of accounting transactions for which equivalent guidance in IFRS does not exist. The adoption of IFRS is highly complex and would have an impact on many aspects of us and our operations, including but not limited to financial accounting and reporting systems, internal controls, taxes, borrowing covenants and cash management. It is expected that a significant amount of time, internal and external resources and expenses over a multi-year period would be required for this conversion.

The consolidation of investment funds, holding companies or operating businesses of our portfolio companies could make it more difficult to understand our operating performance and could create operational risks for us.

        Under applicable GAAP standards, we may be required to consolidate certain of our investment funds, holding companies or operating businesses if we determine that we have a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, we consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which we are the general partner and are presumed to have control, and (b) entities that we concluded are VIEs, including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary. The consolidation of such entities could make it difficult for an investor to differentiate our assets, liabilities, and results of operations apart from the assets, liabilities, and results of operations of the Consolidated Funds. The assets of the Consolidated Funds are not available to meet our liquidity requirements and similarly we generally have not guaranteed or assumed any obligation for repayment of the liabilities of the Consolidated Funds. For example, under current GAAP standards, we generally are required to consolidate onto our financial statements the CLOs that we manage. As of December 31, 2013, we consolidated the financial positions and results of operations of 75 Consolidated Funds, including 35 CLOs, into our combined and consolidated financial statements. The total assets and total liabilities of the 75 Consolidated Funds, including 35 CLOs, included in our combined consolidated financial statements were approximately $23.1 billion and $15.3 billion, respectively, as of December 31, 2013.

        The VIEs that we consolidate will be, subject to certain transition guidelines, included in our annual assessment of the effectiveness of our internal control over financial reporting under the Sarbanes-Oxley Act. As a result, we will need to implement and oversee procedures and processes to integrate such operations into our internal control structure. If we are not able to implement or maintain the necessary procedures and processes, we may be unable to report our financial information on a timely or accurate basis and thereby could subject us to adverse consequences, including sanctions by the Commission or violations of New York Stock Exchange ("NYSE") rules, and could result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

The requirements of being a public entity and sustaining growth may strain our resources.

        As a public entity, we will be subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which is discussed below. See "—Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act ("Section 404"), and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could have a material adverse effect on our businesses and the price of our common units."

        Section 404 requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an emerging growth company and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

        To maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth also will require us to commit additional management, operational, and financial resources to identify new professionals to join the firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our businesses, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the Commission, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing, tax and legal fees and similar expenses.

Our internal controls over financial reporting may not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could have a material adverse effect on our businesses and the price of our common units.

        While we are familiar with the standards contemplated by Section 404 of the Sarbanes-Oxley Act in connection with our support of our publicly traded vehicles, we have not previously been required to comply with all of the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 that will be applicable to us, and we will not be required to comply with all of those requirements until we have been subject to the reporting requirements of the Exchange Act for a specified period of time. Accordingly, the documentation of our internal controls over financial reporting has not been completed and the related control design and operating effectiveness have not been assessed for Ares as a whole. We are in the process of addressing our internal controls over financial reporting and are identifying key financial reporting risks, assessing their potential impact and linking those risks to specific areas and activities within our organization.

        Additionally, we have begun the process of documenting and assessing the design of our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The aforementioned management assessment requirement is not required until our second annual report as a public entity and the auditor attestation requirements will not apply to us until we are no longer an "emerging growth company." As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected, and, when we are no longer an "emerging growth company," our independent registered public accounting firm may not be able to provide a certification as to the adequacy of our internal controls over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the Commission or violations of applicable NYSE listing rules, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could have a material adverse effect on us and lead to a decline in the price of our common units. In addition, we will incur incremental costs to formalize our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common units may be less attractive to investors.

        We are an emerging growth company and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, but not limited to, a provision allowing us to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common units less attractive as a result of our taking advantage of these exemptions. If some investors find our common units less attractive as a result of our choices, there may be a less active trading market for our common units and the price of our common units may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for companies that are not "emerging growth companies." Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

The control of our general partner may be transferred without common unitholder consent.

        Our general partner may transfer all or any part of its general partner interest without the consent of our common unitholders. Furthermore, at any time, the member of our general partner may sell or transfer all or part of its interests in our general partner without the approval of the common unitholders. A new general partner may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our businesses, our results of operations and our financial condition could materially suffer.

Our ability to pay regular distributions to our common unitholders may be limited by our holding partnership structure, applicable provisions of Delaware law and contractual restrictions or obligations.

        As a holding partnership, our ability to pay distributions will be subject to the ability of our subsidiaries to provide cash to us. Ares Management, L.P. will have no material assets other than investments in the Ares Operating Group entities, either directly or through direct subsidiaries. We have no independent means of generating revenues. Accordingly, we intend to cause the Ares Operating Group entities to make distributions to their members and partners, including Ares Management, L.P.'s direct subsidiaries, to fund any distributions Ares Management, L.P. may declare on the common units. If the Ares Operating Group entities make such distributions, all holders of Ares Operating Group Units will be entitled to receive equivalent distributions pro rata based on their partnership interests in the Ares Operating Group. Because the direct subsidiaries of Ares Management, L.P. that are taxable as U.S. corporations for U.S. federal income tax purposes are subject to entity-level income taxes and may be obligated to make payments under the tax receivable agreement, the amounts ultimately distributed by Ares Management, L.P. to common unitholders are generally expected to be less, on a per unit basis, than the amounts distributed by the Ares Operating Group to the holders of Ares Operating Group Units in respect of their Ares Operating Group Units.

        The declaration and payment of any future distributions will be at the sole discretion of our general partner, which may change our distribution policy at any time. There can be no assurance that any distributions, whether quarterly or otherwise, can or will be paid. Our ability to make cash distributions to our common unitholders depends on a number of factors, including among other things, general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and other anticipated cash needs, contractual restrictions and obligations, including fulfilling our current and future capital commitments, legal, tax and regulatory restrictions, restrictions and other implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us, payments required pursuant to the tax receivable agreement and such other factors as our general partner may deem relevant.

        Under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Limited Partnership Act"), we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. In addition, the terms of the New Credit Facility or other financing arrangements may from time to time include covenants or other restrictions that could constrain our ability to make distributions. In addition, the Ares Operating Group's cash flow may be insufficient to enable them to make required minimum tax distributions to their members and partners, in which case the Ares Operating Group may have to borrow funds or sell assets, which could have a material adverse effect on our liquidity and financial condition. Our partnership agreement will contain provisions authorizing us to issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units on the terms and conditions determined by our general partner in its sole discretion at any time without common unitholder approval.

        Furthermore, by making cash distributions rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

We will be required to pay the TRA Recipients for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in subsequent sales or exchanges of Ares Operating Group Units and related transactions. In certain circumstances, payments to the TRA Recipients may be accelerated and/or could significantly exceed the actual tax benefits we realize.

        The holders of Ares Operating Group Units, subject to any applicable transfer restrictions and other provisions, may, on a quarterly basis, from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering) or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five

Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. Subsequent exchanges are expected to result in increases (for U.S. federal income tax purposes) in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity. These increases in tax basis generally will increase (for U.S. federal income tax purposes) depreciation and amortization deductions and potentially reduce gain on sales of assets and, therefore, reduce the amount of tax that Ares Management, L.P.'s direct subsidiaries that are taxable as corporations for U.S. federal tax purposes, which we refer to as the "corporate taxpayers," would otherwise be required to pay in the future, although the IRS may challenge all or part of these deductions and tax basis increases, and a court could sustain such a challenge.

        We will enter into a tax receivable agreement with the TRA Recipients that will provide for the payment by the corporate taxpayers to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The payments our corporate taxpayers may make to the TRA Recipients could be material in amount and we may need to incur debt to finance payments under the tax receivable agreement if our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise. Based upon certain assumptions described in greater detail below under "Certain Relationships and Related Person Transactions—Tax Receivable Agreement," we estimate that, if the corporate taxpayers were to exercise their termination right immediately following this offering, the aggregate amount of these termination payments would be approximately $643.5 million. The foregoing amount is merely an estimate and the actual payments could differ materially.

        If the IRS were to challenge a tax basis increase, the TRA Recipients will not reimburse us for any payments previously made to them under the tax receivable agreement. The corporate taxpayers' ability to achieve benefits from any tax basis increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. As a result, in certain circumstances, payments to the TRA Recipients under the tax receivable agreement could be in excess of the corporate taxpayers' cash tax savings.

        In addition, the tax receivable agreement will provide that, upon a change of control, or if, at any time, the corporate taxpayers elect an early termination of the tax receivable agreement, the corporate taxpayers' obligations under the tax receivables agreement with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and, in the case of an early termination election, that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of the common units at the time of termination. See "Certain Relationships and Related Person Transactions—Tax Receivable Agreement."

Tax consequences to the direct and indirect holders of Ares Operating Group Units may give rise to conflicts of interests.

        As a result of the tax gain inherent in our assets held by the Ares Operating Group at the time of this offering, upon a realization event, the direct and indirect holders of Ares Operating Group Units may incur different and potentially significantly greater tax liabilities as a result of the disproportionately greater allocations of items of taxable income and gain to such holders. As these direct and indirect holders will not receive a corresponding greater distribution of cash proceeds, they may, subject to applicable fiduciary or contractual duties, have different objectives regarding the appropriate pricing, timing and other material terms of any sale, refinancing, or disposition, or whether to sell such assets at all. Decisions made with respect to an acceleration or deferral of income or the sale or disposition of assets with unrealized built-in tax gains may also influence the timing and amount of payments that are received by the TRA Recipients (including, among others, our Co-Founders and other executive officers) under the tax receivable agreement. In general, we anticipate that earlier disposition of assets with unrealized built-in tax gains following such exchange will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets with unrealized built-in tax gains before an exchange generally will increase an exchanging holder's tax liability without giving rise to any rights to any payments under the tax receivable agreement. Decisions made regarding a change of control also could have a material influence on the timing and amount of payments received by the TRA Recipients pursuant to the tax receivable agreement.

We are a limited partnership and as a result will qualify for and intend to rely on exceptions from certain corporate governance and other requirements under the rules of the NYSE.

        We are a limited partnership and will qualify for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, limited partnerships may elect not to comply with certain corporate governance requirements of the NYSE, including the requirements (i) that a majority of the board of directors of our general partner consist of independent directors, (ii) that we have a nominating/corporate governance committee that is composed entirely of independent directors, (iii) that we have a compensation committee that is composed entirely of independent directors, and (iv) that the compensation committee consider certain independence factors when engaging compensation consultants, legal counsel and other committee advisers. In addition, we are not required to hold annual meetings of our common unitholders. Following this offering, we intend to avail ourselves of these exceptions. Accordingly, you will not have the same protections afforded to equityholders of entities that are subject to all of the corporate governance requirements of the NYSE.

We are a Delaware limited partnership, and there will be certain provisions in our partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law in a manner that may be less protective of the interests of our common unitholders.

        Our partnership agreement will provide that to the fullest extent permitted by applicable law the directors and officers of our general partner will not be liable to us unless they act in bad faith or with criminal intent. However, under the Delaware General Corporation Law, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our equityholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of units or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our partnership agreement will provide that we indemnify the directors and officers of our general partner for acts or omissions to the fullest extent provided by law unless they act in bad faith or with criminal intent. However, under the Delaware General Corporation Law, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our partnership agreement may be less protective of the interests of our common unitholders, when compared to the Delaware General Corporation Law, insofar as it relates to the exculpation and indemnification of officers and directors.

Ownership limitations may restrict change of control or business combination opportunities in which our common unitholders might receive a premium for their common units.

        For Ares Real Estate Holdings LLC to qualify as a REIT commencing with its taxable year ending December 31, 2014, among other requirements, no more than 50% in value of its outstanding limited liability company interests may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" for this purpose includes natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To preserve Ares Real Estate Holdings LLC's REIT qualification, which we believe confers certain tax benefits to us and our common unitholders, including reducing the state income tax filing requirements of our common unitholders while minimizing to the extent possible the imposition of corporate-level taxes, our partnership agreement generally prohibits any person (except for existing owners who would otherwise exceed the ownership limit who we expect to be subject to an excepted holder limit) from beneficially or constructively owning, applying certain attribution rules under the Code, more than the lesser of 7.5% of the number of all outstanding common units and the value of all outstanding units. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common units might receive a premium for their common units over the then prevailing market price or which unitholders might believe to be otherwise in their best interests.

Risks Related to Our Common Units and this Offering

There may not be an active trading market for our common units, which may cause our common units to trade at a discount from the initial offering price and make it difficult to sell the common units you purchase.

        Prior to this offering, there has been no public trading market for our common units. We cannot predict the extent to which this offering will lead to the development of an active trading market on NYSE or otherwise how liquid that market might become. It is possible that after this offering an active trading market will not develop or continue, or, if developed, that any market will be sustained which would make it difficult for you to sell your common units at an attractive price or at all. The initial public offering price per common unit will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which our common units will trade in the public market after this offering. See "Underwriting." Consequently, our common unitholders may not be able to sell our common units at prices equal to or greater than the price they paid in this offering.

The market price and trading volume of our common units may be volatile, which could result in rapid and substantial losses for our common unitholders.

        Even if an active trading market for our common units develops, the market price of our common units may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common units may fluctuate and cause significant price variations to occur. If the market price of our common units declines significantly, you may be unable to resell your common units at or above your purchase price, if at all. The market price of our common units may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common units or result in fluctuations in the price or trading volume of our common units include:

  •
  variations in our quarterly operating results or distributions, which variations we expect will be substantial;

  •
  our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns;

  •
  failure to meet analysts' earnings estimates;

  •
  publication of research reports about us or the investment management industry or the failure of securities analysts to cover our common units after this offering;

  •
  additions or departures of our senior professionals and other key management personnel;

  •
  adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

  •
  changes in market valuations of similar companies;

  •
  speculation in the press or investment community;

  •
  changes or proposed changes in laws or regulations or differing interpretations thereof affecting our businesses or enforcement of these laws and regulations, or announcements relating to these matters;

  •
  a lack of liquidity in the trading of our common units;

  •
  announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

  •
  adverse publicity about the asset management industry generally or individual scandals, specifically; and

  •
  general market and economic conditions.

        In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against public companies. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

The tax attributes of our common units may cause mutual funds to limit or reduce their holdings of common units.

        U.S. mutual funds that are treated as regulated investment companies ("RICs") for U.S. federal income tax purposes generally are required, among other things, to distribute at least 90% of their investment company taxable income to their shareholders to maintain their favorable U.S. income tax status. RICs generally are required to meet this distribution requirement regardless of whether their investments generate cash distributions equal to their taxable income. Accordingly, these investors have a strong incentive to invest in securities in which the amount of cash generated is at least equal to the amount of taxable income recognized. Our common unitholders, however, may be allocated an amount of income and gain for U.S. federal income tax purposes that exceeds the amount of cash we distribute to them. Additionally, for non-U.S. investors in RICs, certain complex rules may limit the benefits of investing in a RIC to the extent that such RIC's holdings include our common units. This may make it difficult for RICs to maintain a meaningful portion of their portfolio in our common units and may force those RICs that do hold our common units to sell all or a portion of their holdings of our common units. These actions could increase the supply of, and reduce the demand for, our common units, which could cause the price of our common units to decline.

An investment in our common units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

        This prospectus solely relates to our common units, and is not an offer directly or indirectly of any securities of any of our funds. As such holders of our common units will not directly participate in the performance of our underlying funds, and any benefits from such performance will directly inure to investors in those funds. Our common units are securities of Ares Management, L.P. only. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of our funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except to a limited extent through management fees, performance fees, distributions and other proceeds arising from agreements with funds, as discussed in more detail in this prospectus.

The market price of our common units may decline due to the large number of common units eligible for exchange and future sale.

        The market price of our common units could decline as a result of sales of a large number of common units in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common units in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of 80,441,870 of our common units outstanding, or 82,146,415 common units assuming the underwriters exercise in full their option to purchase additional common units. All of the 11,363,636 common units sold in this offering, or 13,068,181 common units assuming the underwriters exercise in full their option to purchase additional common units, will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." See "Common Units Eligible for Future Sale." Subject to the lock-up restrictions described below, we may issue and sell in the future additional common units.

        In connection with the Reorganization and immediately following this offering and the Offering Transactions, our senior professional owners will own, indirectly, an aggregate of 118,421,766 Ares Operating Group Units. We expect to enter into an exchange agreement with the holders of Ares Operating Group Units so that such holders, subject to any applicable transfer and other restrictions, may up to four times each year from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. The common units we issue upon such exchanges would be "restricted securities," as defined in Rule 144 under the Securities Act, unless we register such issuances.

        Ares Owners Holdings L.P. and the Strategic Investors have the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by them. In addition, we may be required to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. Lastly, Ares Owners Holdings L.P. and the Strategic Investors will have the ability to exercise certain piggyback registration rights in respect of common units held by them in connection with registered offerings requested by other registration rights holders or initiated by us. See "Common Units Eligible for Future Sale—Registration Rights" and "Certain Relationships and Related Person Transactions—Registration Rights Agreement." In addition, the common units received by our award recipients in connection with this offering will not be vested and are subject to transfer restrictions for five years following this offering. See "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners." However, transfers may occur notwithstanding such restrictions pursuant to transactions or programs approved by our general partner.

        Under our 2014 Equity Incentive Plan, we expect to grant options to purchase 23,250,000 common units and 4,638,684 restricted units to be settled in common units, which are subject to specified vesting requirements, to certain of our senior professionals at the time of this offering. Following these grants an aggregate of 3,815,861 additional common units will be available for award under our 2014 Equity Incentive Plan. See "Compensation of Our Directors and Executive Officers—Equity Incentive Plan" and "Compensation of Our Directors and Executive Officers—IPO Awards Under the 2014 Equity Incentive Plan." We have filed one registration statement and intend to file more registration statements on Form S-8 with the Commission covering the common units issuable under our 2014 Equity Incentive Plan.

Subject to vesting and contractual lock-up arrangements, upon effectiveness of the registration statement on Form S-8, such common units will be freely tradable.

        In addition, our partnership agreement will authorize us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of any limited partners. In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have certain designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units. Similarly, the governing agreements of the Ares Operating Group entities will authorize the direct subsidiaries of Ares Management, L.P. which are the general partners of those entities to issue an unlimited number of additional units of the Ares Operating Group entity with such designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Ares Operating Group Units, and which may be exchangeable for our common units.

We cannot assure you that our intended distributions will be paid each quarter or at all.

        Our intention is to distribute to our common unitholders on a quarterly basis substantially all of Ares Management, L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution in a target range of 80% to 90% of distributable earnings. The declaration, payment and determination of the amount of quarterly distributions, if any, will be at the sole discretion of our general partner, which may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid. In making decisions regarding our quarterly distribution, our general partner considers general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and other anticipated cash needs, contractual restrictions and obligations, legal, tax, regulatory and other restrictions that may have implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us, and such other factors as our general partner may deem relevant.

You will suffer dilution in the net tangible book value on an adjusted basis of the common units you purchase.

        The initial public offering price per common unit is less than our pro forma net tangible book value per common unit immediately after this offering. As a result, the price per common unit is less than the book value of our total tangible assets after subtracting our total liabilities. This could suggest that the offering is not dilutive to common unitholders and that common unitholders would recognize an immediate increase in value with respect to common units purchased in the offering. However, when compared to the net tangible book value per common unit after eliminating the net assets reported as non-controlling interests in Consolidated Funds and redeemable interests in Consolidated Funds, at the initial public offering price of $19.00 per common unit, you will incur immediate dilution in an amount of $15.87 per common unit, assuming that the underwriters do not exercise their option to purchase additional common units. See "Dilution" and "Certain Relationships and Related Person Transactions—Exchange Agreement."

Affiliates of the certain of underwriters may receive benefits in connection with this offering.

        Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., BNY Mellon Capital Markets, LLC and SMBC Nikko Securities America, Inc. (underwriters in this offering) are lenders under the Credit Facility. As described above, we intend to use a portion of the proceeds from this offering to partially repay outstanding borrowings under the Credit Facility. As a result, these affiliates will receive their proportionate share of any amount of the Credit Facility that is repaid with the proceeds of this offering. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

Risks Related to U.S. Taxation

Legislation has been proposed that, if enacted, would subject us to U.S. federal income tax as a corporation on our net income which would materially increase our U.S. federal income tax liability, could materially reduce the amount available for distribution to common unitholders and would materially alter the tax considerations in connection with an investment in, the ownership of and the disposition of our common units.

        Legislation has recently been proposed by the Chairman of the House Ways and Means Committee that, if enacted, would repeal, effective for taxable years beginning after December 31, 2016, the exception from taxation as a corporation currently available to certain publicly traded partnerships. Based on our expected sources of income and investments, if this legislation were enacted in the form proposed, we would be treated as a corporation for U.S. federal income tax purposes. As a result, commencing with our taxable year beginning January 1, 2017, we would become subject to U.S. corporate income tax on our net corporate taxable income. Our liability for U.S. corporate income tax likely would materially increase our entity-level tax liability, and therefore reduce amounts otherwise available for us to distribute to common unitholders. In addition, if we were treated as a corporation for U.S. federal income tax purposes, ownership of our common units would have the same U.S. federal income tax considerations as ownership of common stock of a corporation. As a result, such legislation, if enacted, would materially alter the U.S. federal income tax considerations in connection with an investment in, the ownership of and the disposition of our common units. As of the date of this prospectus, it is not possible to predict if, whether or when this legislation might be enacted, in what form or with what effective date. It is also very possible that the proposed legislation could be materially altered in the course of the legislative process in ways that are not possible to predict, and which could materially change our U.S. federal income tax treatment or the tax considerations in connection with an investment in, the ownership of and the disposition of our common units. Investors should discuss with their own tax advisors the possibility that we might cease to be treated as a partnership for U.S. federal income tax purposes and other possible changes in tax law. See "Material U.S. Federal Tax Considerations."

Legislation has been proposed that, if enacted, would tax certain common unitholders with respect to certain of our income and gains at increased rates. If such legislation, or similar legislation, were to be enacted, a substantial portion of our income, as well as gain from the disposition of common units, could be taxed at a higher rate to certain common unitholders.

        Legislation has been proposed by the Chairman of the Ways and Means Committee of the U.S. House of Representatives that, if enacted, generally would cause, among other things, some or all of a partner's share of certain partnership income that otherwise would be treated as long-term capital gains for U.S. federal income tax purposes to be recharacterized as ordinary income, and therefore potentially subject to a higher rate of U.S. federal income tax. The legislation would also treat certain income realized on the disposition of certain partnership interests as subject to tax at ordinary income rates. The President's General Explanations of the Administration's Fiscal Year 2015 Revenue Proposals also contains a proposal that, if enacted, generally would have a similar result. Under both of these proposals, some or all of an investor's allocable share of tax items, as well as an investor's gain realized upon a disposition of common units that would, in each case, otherwise be treated as long-term capital gains for U.S. federal income tax purposes, could be recharacterized as ordinary income, and therefore potentially could be subject to higher U.S. federal income tax rates than would have been applicable absent these proposals. It is unclear whether or when the U.S. Congress will consider either of these proposals, what provisions might be included in any legislation that ultimately is enacted, or when such legislation would be effective. If either of these proposals or similar legislation were to be enacted, the tax liability of certain of our common unitholders could increase significantly.

        A number of similar legislative and administrative proposals have been introduced in recent years and, in certain cases, have been passed by the U.S. House of Representatives. The Obama administration's published revenue proposals for 2010, 2011, 2012, 2013 and 2014 contained similar proposals, as well.

        States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York considered legislation under which a common unitholder, even if a non-resident, could be subject to New York state income tax on income in respect of our common units as a result of certain activities of our affiliates in New York. This legislation would have been retroactive to January 1, 2010. It is unclear when or whether similar legislation will be enacted. In addition, states and other jurisdictions have considered legislation to increase taxes involving other aspects of our structure and have considered and enacted legislation which could increase taxes imposed on our income and gain.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of our common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Additionally, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to satisfy the requirements for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. Additionally, our organizational documents and governing agreements will permit our general partner to modify our partnership agreement from time to time, without the consent of our common unitholders, to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our common unitholders.

If we were treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution to you would be substantially reduced and the value of our common units would be adversely affected.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be treated as, and taxable as, a corporation if it is a "publicly traded partnership" unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if interests in the entity are traded on an established securities market or interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof, and we expect to be publicly traded for this purpose. However, a publicly traded partnership can avoid being treated as a corporation by satisfying the "Qualifying Income Exception," which requires at least 90% of such entity's gross income (determined under specific tax rules) for every taxable year that it is a publicly traded partnership consist of qualifying income (which generally includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income), and the entity must not be required to register under the Investment Advisers Act. We intend to manage our affairs so that we will meet the Qualifying Income Exception in 2014 and each succeeding taxable year, to be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

        It is the opinion of Proskauer Rose LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. This opinion is based on certain assumptions and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our general partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, including those described above under "—Legislation has been proposed that, if enacted, would subject us to U.S. federal income tax as a corporation on our net income which would materially increase our U.S. federal income tax liability, could materially reduce the amount available for distribution to common unitholders and would materially alter the tax considerations in connection with an investment, the ownership of and the disposition of our common units," or any other law which may be enacted with retroactive effect. We have not requested, and do not plan to request a ruling from the IRS on this matter and opinions of counsel are not binding upon the IRS or any court. The IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain such challenge.

        If we failed to meet the requirements described above and as a result, were treated as a corporation for U.S. federal income tax purposes in any taxable year, we would be subject to U.S. corporate income tax on our U.S. taxable income at regular corporate rates and our cash available for distribution would be reduced. Accordingly, our being treated as a corporation for U.S. federal income tax purposes could materially reduce your after-tax return and thus could substantially reduce the value of the common units. See "Material U.S. Federal Tax Considerations—Taxation of the Issuer and the Ares Operating Group."

You will be required to take into account your allocable share of our taxable income and gain, regardless of whether you receive any cash distributions from us.

        As long as we are treated for U.S. federal income tax purposes as a partnership, and not as a publicly traded partnership taxable as a corporation, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit on an annual basis in calculating your U.S. federal income taxable income.

        Distributions to you generally will be taxable for U.S. federal income tax purposes only to the extent the amount distributed exceeds your tax basis in your common units. As a result, you may be subject to U.S. federal income tax on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable years, regardless of whether or not you receive cash distributions from us. Additionally, you may not receive cash distributions equal to your allocable share of our net taxable income or gain, or even the amount of your U.S. federal, state and local income tax liability that results from that income or gain. Also, certain of our holdings, such as stock in a controlled foreign corporation or a passive foreign investment company or an entity that is fiscally transparent or a financial conduit for U.S. federal income tax purposes, may produce taxable income prior to the receipt of cash relating to such income, and common unitholders that are U.S. taxpayers generally will be required to take such income into account in determining their U.S. federal taxable income. In the event of an inadvertent termination of our partnership status for which the IRS has granted us limited relief, each holder of our common units may be obligated to make adjustments as required by IRS to maintain our status as a partnership. Such adjustments may require persons holding our common units to recognize additional amounts of taxable income in respect of the years to which such allocations apply. See "Material U.S. Federal Tax Considerations."

Common unitholders will be subject to state and local taxes and return filing requirements as a result of investing in our common units.

        In addition to U.S. federal income taxes, our common unitholders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes, that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our common unitholders do not reside in any of those jurisdictions. Our common unitholders may be required to file state and local income tax returns in some or all of these jurisdictions and may be required to pay state and local income taxes in some or all of these jurisdictions. Further, common unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such common unitholder. "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Common Units—State, Local and Foreign Tax Considerations."

Certain of our businesses will be held through entities treated as corporations for U.S. federal income tax purposes, which will reduce the amount available for distributions to holders of our common units in respect of such investments and could adversely affect the value of your investment.

        To comply with the publicly traded partnership rules under U.S. federal income tax law and other requirements, we will hold our interest in certain of our businesses through AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings Ltd. and Ares Real Estate Holdings LLC, which will be treated as corporations for U.S. federal income tax purposes, and may hold additional interests in other businesses through other entities treated as corporations. Such corporations could be liable for significant U.S. federal income taxes and applicable state and local taxes that would not otherwise be incurred, which could reduce the amount of cash available for distributions to holders of our common units and adversely affect the value of your investment. However, we intend for Ares Real Estate Holdings LLC to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. See "—Ares Real Estate Holdings LLC's failure to qualify or remain qualified as a REIT would subject it to U.S. federal income tax and potentially state and local taxes, and would adversely affect the amount of cash available for distribution to our common unitholders."

Ares Real Estate Holdings LLC's failure to qualify or remain qualified as a REIT would subject it to U.S. federal income tax and potentially state and local taxes, and would adversely affect the amount of cash available for distribution to our common unitholders.

        We intend for one of our direct subsidiaries, Ares Real Estate Holdings LLC, to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2014. Ares Real Estate Holdings LLC's qualification as a REIT depends upon its satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We intend to structure the activities of Ares Real Estate Holdings LLC in a manner designed to satisfy all the requirements for qualification as a REIT.

        However, the REIT qualification requirements are extremely complex and administrative and judicial interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that Ares Real Estate Holdings LLC will be successful in operating so it can qualify or remain qualified as a REIT. Ares Real Estate Holdings LLC's ability to satisfy the asset tests depends on an analysis of the characterization and fair market values of Ares Real Estate Holdings LLC's assets, some of which are not susceptible to a precise determination, and for which it will not obtain independent appraisals. Ares Real Estate Holdings LLC's compliance with the REIT income or quarterly asset requirements also depends on its ability to successfully manage the composition of its income and assets on an ongoing basis. Accordingly, if certain of its operations were to be recharacterized by the IRS, such recharacterization could jeopardize its ability to satisfy all the requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in its disqualification as a REIT. We have not requested and do not plan to request a ruling from the IRS that Ares Real Estate Holdings LLC qualifies as a REIT. Ares Real Estate Holdings LLC may terminate its REIT status if the general partner of Ares Management, L.P. determines that not qualifying as a REIT is in the best interests of Ares Real Estate Holdings LLC and Ares Management, L.P., or as a result of failure to comply with the REIT qualification requirements that is not cured.

        If Ares Real Estate Holdings LLC fails to qualify as a REIT for any taxable year, and it does not qualify for certain statutory relief provisions, Ares Real Estate Holdings LLC will be subject to U.S. federal and state income tax on its taxable income at corporate rates. In addition, Ares Real Estate Holdings LLC would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing its REIT qualification. Losing Ares Real Estate Holdings LLC's REIT qualification could reduce our net earnings available for investment or distribution to common unitholders.

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will generally recognize a taxable gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will in effect become taxable income or gain to you if the common units are sold at a price greater than your tax basis in those common units, even if the price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Our common units may not be uniform, which could result in IRS examination of our tax returns and the tax returns of our common unitholders, and could have a negative impact on the value of your investment.

        We cannot match transferors and transferees of our common units, and as a result we will adopt depreciation, amortization and other tax accounting positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our common unitholders, and could affect the timing of these tax benefits or the amount of gain on the sale of our common units. This could have a negative impact on the value of our common units or result in audits of and adjustments to our U.S. federal tax returns and the tax returns of our common unitholders. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Common Units—Uniformity of Common Units."

        In addition, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units. A transferee may also bear the cost of withholding tax imposed with respect to income allocated to a transferor through a reduction in the cash distributed to the transferee.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. federal income tax purposes.

        The sale or exchange of 50% or more of our capital and profit interests within a 12-month period will result in the termination of our partnership for U.S. federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all common unitholders and may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. See "Material U.S. Federal Tax Considerations—Administrative Matters—Constructive Termination" for a description of the consequences of our termination for U.S. federal income tax purposes.

Non-U.S. persons could face different U.S. tax issues from owning common units than U.S. persons, and such differences may result in adverse tax consequences to them.

        Some of our investment activities may cause us to be engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of our income would be treated as effectively connected income ("ECI") with respect to non-U.S. Holders (as defined below). Moreover, dividends received from an investment that we make in a REIT that are attributable to gains from the sale of U.S. real property interests and sales of certain investments in interests in U.S. real property, including stock of certain U.S. corporations owning significant U.S. real property, may be treated as ECI with respect to

non-U.S. Holders. In addition, certain income of non-U.S. Holders from U.S. sources not connected to any such U.S. trade or business conducted by us could be treated as ECI. To the extent our income is treated as ECI, non-U.S. Holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income. Non-U.S. Holders that are treated as corporations for U.S. federal income tax purposes may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. Holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate. See "Material U.S. Federal Tax Considerations—Consequences to Non-U.S. Holders of Common Units."

Non-U.S. persons may face adverse tax consequences in their countries of residence from owning common units.

        Ares Management, L.P. will own interests in one or more entities in which no member has unlimited liability and which is treated as a fiscally transparent pass-through entity for U.S. federal income tax purposes, or a "hybrid entity," such as a limited liability company. It is possible that a non-U.S. jurisdiction will treat such a hybrid entity as fiscally opaque. In that case, a non-U.S. Holder could be subject to different results in respect of timing and character of income and gain recognition, as well as the availability of losses, credits or deductions, including in respect of any taxes paid or deemed paid by or on behalf of the non-U.S. Holder, in such non-U.S. jurisdiction.

Tax-exempt entities face special U.S. federal income tax issues from owning common units that may result in adverse tax consequences to them.

        A tax-exempt partner of a partnership generally must include in computing its "unrelated business taxable income" ("UBTI"), its pro rata share (whether or not distributed) of such partnership's gross income derived from a trade or business conducted by such partnership which is unrelated to the exempt function of the tax-exempt partner. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property). We are under no obligation to minimize UBTI, and a U.S. Holder of our common units that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may be subject to "unrelated business income tax" to the extent, if any, that its allocable share of our income consists of UBTI. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Common Units—Special Considerations for U.S. Tax-Exempt Entities."

We do not expect to be able to furnish to each common unitholder specific tax information within 90 days after the close of each calendar year, which means that our common unitholders who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return. In addition, it is possible that common unitholders who are otherwise required to file US. federal income tax returns may be required to file amended income tax returns.

        We have agreed to furnish to each common unitholder, as soon as reasonably practicable after the close of each taxable year, tax information (including Schedule K-1), which describes on a U.S. dollar basis such holder's share of our taxable income, gain, loss, deduction and credit for our preceding taxable year. It will most likely require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities. Consequently, holders of our common units who are U.S. taxpayers or otherwise required to file U.S. tax returns should anticipate the need to file annually with the IRS (and, if applicable, certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each common unitholder generally is required to file U.S. federal and state tax returns consistently with the information provided by us for the taxable year for all relevant tax purposes. In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine such holder's share of income, gain, loss, deduction and credit. The IRS or state tax authorities may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to such holder's income or loss and could result in an increase in overall tax due. Additionally, we may be audited by taxing authorities from time to time. Adjustments resulting from a tax audit may require a holder to adjust a prior year's tax liability and possibly may result in an audit of such holder's own tax return. Any audit of such holder's tax return could result in adjustments not related to our tax returns as well as those related to our tax returns, and could result in an increase in overall tax due. See "Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns."

We may hold or acquire certain investments through entities classified as PFICs or CFCs for U.S. federal income tax purposes.

        Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be a PFIC (as defined below) or a CFC (as defined below) for U.S. federal income tax purposes. U.S. holders of common units considered to own an interest in a PFIC or a CFC may experience adverse U.S. federal and state income tax consequences. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Common Units—Passive Foreign Investment Companies" and "—Consequences to U.S. Holders of Common Units—Controlled Foreign Corporations" for additional information regarding such consequences.

Applicable U.S. tax law could adversely affect our ability to raise funds from certain foreign investors.

        Under Sections 1471 to 1474 of the Code (such Sections, along with the Treasury Regulations promulgated thereunder, commonly referred to as "FATCA"), a broadly defined class of foreign financial institutions are required to comply with a U.S. tax reporting regime or be subject to certain U.S. withholding taxes. The reporting obligations imposed under FATCA require foreign financial institutions to enter into agreements with the IRS to obtain and disclose information about certain account holders and investors to the IRS (or in the case of certain foreign financial institutions that are resident in a jurisdiction that has entered into an intergovernmental agreement ("IGA") to implement this legislation, to comply with comparable non-U.S. laws implementing the IGA). Additionally, certain non-U.S. entities that are not foreign financial institutions are required to provide certain certifications or other information regarding their U.S. beneficial ownership or be subject to certain U.S. withholding taxes under FATCA. There are uncertainties regarding the implementation of FATCA and it is difficult to determine at this time what impact any future administrative guidance may have. The administrative and economic costs of compliance with FATCA may discourage some foreign investors from investing in U.S. funds, which could adversely affect our ability to raise funds from these investors or reduce the demand for our common units. Moreover, we expect to incur additional expenses related to our compliance with FATCA, which could increase our tax compliance costs generally.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These factors should not be construed as exhaustive and should be read in conjunction with the risk factors and other cautionary statements that are included in this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market and industry data and forecasts from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

        Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

ORGANIZATIONAL STRUCTURE

Reorganization

        We currently conduct our businesses through operating subsidiaries held directly or indirectly by Ares Holdings LLC and Ares Investments LLC. These two entities are principally owned by APMC and the Strategic Investors.

        Historically, Ares Holdings LLC has operated and controlled our U.S. fee-generating and many of our non-U.S. fee-generating businesses, while Ares Investments LLC has held a variety of assets, including our carried interests and co-investments in many of the proprietary investments made by our funds.

        We intend to conduct all of our material business activities through the Ares Operating Group. In connection with this offering, we will convert Ares Holdings LLC into Ares Holdings and convert Ares Investments LLC into Ares Investments. In addition, we recently formed Ares Domestic, Ares Offshore and Ares Real Estate. Ares Holdings, Ares Domestic, Ares Offshore, Ares Investments and Ares Real Estate are collectively referred to as the "Ares Operating Group." The Ares Operating Group will hold:

  •
  in the case of Ares Holdings, interests in the general partners, managing members and other management interests of our U.S. fee-generating and most of our non-U.S. fee generating businesses as well as certain investments;

  •
  in the case of Ares Domestic, interests in certain U.S. investments that are fiscally transparent for U.S. federal income tax purposes;

  •
  in the case of Ares Offshore, interests in the general partners of certain non-U.S direct lending and tradable credit funds and certain other private equity and real estate funds;

  •
  in the case of Ares Investments, interests in the general partners of certain U.S. and non-U.S. tradable credit funds, certain U.S. and non-U.S. private equity funds, certain real estate funds and other investment assets, in each case that are expected to produce primarily interest, dividend income, capital gains and non-U.S. rental income; and

  •
  in the case of Ares Real Estate, interests in the general partners of certain of our real estate funds and certain other real estate investments.

        Prior to this offering, APMC will be converted into a limited partnership and renamed Ares Owners Holdings L.P. In exchange for its interest in Ares Management, L.P., Ares Owners Holdings L.P. will transfer to Ares Management, L.P., prior to this offering, its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Real Estate Holdings LLC and a portion of its interest in Ares Investments. Similarly, AREC, an affiliate of the Abu Dhabi Investment Authority, will transfer to Ares Management, L.P., in exchange for its interest in Ares Management, L.P., its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Investments and Ares Real Estate Holdings LLC. Following the foregoing exchanges, Ares Owners Holdings L.P. will retain a 59.21% direct interest in each of the Ares Operating Group entities and AREC will have no direct interests in the Ares Operating Group entities.

        As a result of such transactions:

  •
  AHI will become a wholly owned subsidiary of Ares Management, L.P. and will serve as the general partner of Ares Holdings;

  •
  Ares Domestic Holdings Inc. will become a wholly owned subsidiary of Ares Management, L.P. and will serve as the general partner of Ares Domestic;

  •
  Ares Offshore Holdings, Ltd. will become a wholly owned subsidiary of Ares Management, L.P. and will serve as the general partner of Ares Offshore;

  •
  Ares Investments will become a wholly owned subsidiary of Ares Management, L.P., and Ares Management, L.P. will serve as its general partner; and

  •
  Ares Real Estate Holdings LLC will become a direct subsidiary of Ares Management, L.P. and will serve as the general partner of Ares Real Estate.

We refer to AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Management, L.P. (solely in its role as general partner of Ares Investments) and Ares Real Estate Holdings LLC, collectively, as the "Ares Operating Group Managing Entities."

        In connection with the foregoing transactions, existing interests in Ares Investments LLC and Ares Holdings LLC held by Alleghany will be recapitalized into Ares Operating Group Units.

        In addition, certain existing interests held by Ares Owners Holdings L.P. (on behalf of certain of our Co-Founders and other senior professionals) that represent less than a full common interest (for example, "profits interests") in Ares Investments LLC and Ares Holdings LLC will be recapitalized into Ares Operating Group Units prior to this offering. We refer to this recapitalization as the "unitization." The common interests held (whether directly or indirectly) in the Ares Operating Group entities by individuals will be exchangeable for common units in Ares Management, L.P. as described below under "Exchange Agreement."

        We refer to the transactions described above as the "Reorganization." Prior to this offering, the Abu Dhabi Investment Authority will contribute its direct interest in AHI to its affiliate, AREC.

        In addition, prior to this offering, we made a cash distribution to our existing owners of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC. The distribution was made from cash and borrowings under the Credit Facility.

Exchange Agreement

        Prior to this offering, we will enter into an exchange agreement with the holders of Ares Operating Group Units so that such holders, subject to any applicable transfer restrictions and other provisions, may up to four times each year from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. If and when a holder exchanges Ares Operating Group Units for common units of Ares Management, L.P., the relative equity percentage ownership of such holder and of the other equity owners of Ares (whether held at Ares Management, L.P. or at the Ares Operating Group) will not be altered. We have not yet determined how any such future exchanges will be accounted for in our combined and consolidated financial statements.

Offering Transactions

        Ares Management, L.P. will (i) loan a portion of the net proceeds from this offering to its wholly owned subsidiary, AHI, which will then contribute such amount to Ares Holdings in exchange for 11,363,636 partnership units of Ares Holdings, (ii) contribute a portion of the net proceeds from this offering to Ares Domestic Holdings Inc., which will then contribute such amount to Ares Domestic in exchange for 11,363,636 partnership units of Ares Domestic, (iii) contribute a portion of the net proceeds from this offering to Ares Offshore Holdings, Ltd., which will then contribute such amount to Ares Offshore in exchange for 11,363,636 partnership units of Ares Offshore, (iv) contribute a portion of the net proceeds from this offering to Ares Investments in exchange for 11,363,636 partnership units of Ares

Investments and (v) contribute a portion of the net proceeds from this offering to Ares Real Estate Holdings LLC, which will then contribute such amount to Ares Real Estate in exchange for 11,363,636 partnership units of Ares Real Estate. After the Offering Transactions, Ares Management, L.P. will own, directly or indirectly, in aggregate, 80,441,870 partnership units (approximately 38.06%) in each of the Ares Operating Group entities (or 211,363,636 partnership units assuming the exchange of all other Ares Operating Group Units for newly issued common units). See "Material U.S. Federal Tax Considerations—United States Taxes—Taxation of Ares Management, L.P. and the Ares Operating Group" for more information about the tax treatment of Ares Management, L.P. and the Ares Operating Group. We refer to these transactions as the "Offering Transactions." The direct subsidiaries of Ares Management, L.P. may from time to time enter into intercompany lending arrangements with one another and with Ares Management, L.P.

Our Organizational Structure Following this Offering and the Offering Transactions

        Following the Reorganization, this offering and the Offering Transactions, Ares Management, L.P. will be a holding partnership and, either directly or through direct subsidiaries, will control and hold equity interests in each of the Ares Operating Group entities, which in turn will own the operating entities included in our historical combined and consolidated financial statements. Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Ares Management, L.P. has not engaged in any other business or other activities except in connection with the Reorganization and the Offering Transactions described above.

        Ares Management, L.P., either directly or through direct subsidiaries, will be the general partner of each of the Ares Operating Group entities, and will operate and control all of the business and affairs of the Ares Operating Group. In addition, Ares Management, L.P. will consolidate the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain consolidated funds. The ownership interest of the limited partners of the Ares Operating Group entities will be reflected as a non-controlling interest in Ares Management, L.P.'s combined and consolidated financial statements. Following this offering, our senior professional owners will hold their interests in us and in the Ares Operating Group either directly or indirectly through Ares Owners Holdings L.P. or a similar entity.

        The diagram below (which omits certain wholly owned intermediate holding companies) depicts our organizational structure immediately following this offering. All entities are organized in the state of Delaware unless otherwise indicated.

(1)
Ares Management, L.P. common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group that do not hold a special voting unit. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner."

(2)
Ares Real Estate Holdings LLC will make an election to be treated as a REIT for U.S. federal income tax purposes. Ares Real Estate Holdings LLC will have at least 100 holders of preferred interests representing nominal economic interests.

(3)
Assuming the full exchange of Ares Operating Group Units for our common units, Ares Management, L.P. will own 100% of the Ares Operating Group and Ares Owners Holdings L.P., Alleghany, ADIA and purchasers in this offering will own 72.37%, 5.91%, 16.34% and 5.38%, respectively, of Ares Management, L.P.

        Following the Reorganization, this offering and the Offering Transactions, subsidiaries of the Ares Operating Group will generally be entitled to:

  •
  all management fees payable in respect of all of our funds, as well as transaction and other fees that may be payable by or in connection with portfolio investments of these funds;

  •
  all performance fees payable in respect of all of our funds, other than the percentage we have determined or may in the future determine to allocate to our professionals as described in this prospectus; and

  •
  all returns on investments of our own capital in the funds we sponsor and manage.

See "Business—Incentive Arrangements / Fee Structure."

        Each of the Ares Operating Group entities will have an identical number of partnership units outstanding. Ares Management, L.P. will hold, directly or through direct subsidiaries, a number of Ares Operating Group Units equal to the number of common units that Ares Management, L.P. has issued. The Ares Operating Group Units that will be held by Ares Management, L.P. and its direct subsidiaries will be economically identical in all respects to the Ares Operating Group Units that will be held initially by our existing owners following the Reorganization, this offering and the Offering Transactions. Accordingly, the income of the Ares Operating Group will benefit Ares Management, L.P. to the extent of its equity interest in the Ares Operating Group.

        Ares Management, L.P. is managed and operated by our general partner, Ares Management GP LLC, an entity indirectly owned and controlled by our Co-Founders. Our general partner will not engage in any business activities other than the management and operation of our businesses. We will reimburse our general partner for all costs, fees and expenses incurred by our general partner (or any direct or indirect equityholders of our general partner) in managing us or allocable to us or otherwise incurred operating us, as determined by our general partner, in its sole discretion. Although there will be no ceilings on the expenses for which we will reimburse our general partner and its affiliates, the expenses to which they may be entitled to reimbursement from us, such as director fees, are not expected to be material.

        Unlike the holders of common stock in a corporation, our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) and our special voting units as "voting units." Our common unitholders' voting rights will be further restricted by the provision in our partnership agreement stating that any common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) cannot be voted on any matter.

        In general, our common unitholders will have no right to elect the directors of our general partner. However, when our Co-Founders and other then-current or former Ares personnel directly or indirectly hold less than 10% of the limited partner voting power, our common unitholders will have the right to vote in the election of the directors of our general partner. This voting power condition will be measured on January 31 of each year, and will be triggered if the voting power held collectively by holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of

Ares Partners Holdco LLC and their affiliates) in their capacity as such, or otherwise directly or indirectly held by then-current or former Ares personnel and held by Ares Owners Holdings L.P., collectively, is less than 10% of the voting power of the outstanding voting units of Ares Management, L.P. (treating as outstanding and held by any such persons, voting units deliverable pursuant to any equity awards granted to such persons). See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner." Unless and until the foregoing voting power condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors generally may be appointed and removed by the member of our general partner, an entity owned and controlled by our Co-Founders. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner." Unless and until the foregoing voting power condition is satisfied, the board of directors of our general partner will have no authority other than that which its member chooses to delegate to it. In the event that the voting power condition is satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations. See "Management—Limited Powers of Our Board of Directors."

Holding Partnership Structure

        As discussed in "Material U.S. Federal Tax Considerations," Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes, although our partnership agreement will not restrict our ability to take actions that may result in our being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal, state and local income tax liability, whether or not cash distributions are made. Investors who acquire common units in this offering will become limited partners of Ares Management, L.P. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest. See "Material U.S. Federal Tax Considerations" for more information about the tax treatment of Ares Management, L.P. and the Ares Operating Group.

        The Ares Operating Group entities will also be treated as partnerships and not as corporations for U.S. federal income tax purposes. Accordingly, direct subsidiaries of Ares Management, L.P. that are treated as corporations for U.S. federal income tax purposes and that are holders of Ares Operating Group Units will incur U.S. federal, state and local income taxes in respect of their interests in the Ares Operating Group entities. Net profits and net losses of the Ares Operating Group entities will generally be allocated to each entity's partners (including Ares Management, L.P. and its direct subsidiaries) pro rata in accordance with the percentages of their respective partnership units. Because immediately following this offering Ares Management, L.P. will hold Ares Operating Group Units representing 38.06% of the total number of Ares Operating Group Units, or 38.55% if the underwriters exercise in full their option to purchase additional common units, Ares Management, L.P. will indirectly be allocated 38.06% of the net profits and net losses of the Ares Operating Group, or 38.55% if the underwriters exercise in full their option to purchase additional common units. The remaining net profits and net losses will be allocated to the other partners of the Ares Operating Group entities. These percentages are subject to change, including upon an exchange of Ares Operating Group Units for our common units and upon the issuance of additional Ares Management, L.P. common units to the public or pursuant to our 2014 Equity Incentive Plan. Ares Management, L.P. will hold, through direct subsidiaries, in the case of Ares Holdings, Ares Domestic, Ares Offshore and Ares Real Estate, and directly in the case of Ares Investments, a number of Ares Operating Group Units equal to the number of common units that Ares Management, L.P. has issued.

        After this offering, we intend to cause the Ares Operating Group entities to make distributions to their partners, including Ares Management, L.P. and its direct subsidiaries, to fund any distributions Ares

Management, L.P. may declare on the common units. If the Ares Operating Group makes such distributions, the partners of the Ares Operating Group entities will be entitled to receive equivalent distributions pro rata based on their partnership units in the Ares Operating Group. Because certain direct subsidiaries of Ares Management, L.P. must pay taxes and make payments under the tax receivable agreement, the amounts ultimately distributed by Ares Management, L.P. to common unitholders are expected to be less, on a per unit basis, than the amounts distributed by the Ares Operating Group to the other partners of the Ares Operating Group entities in respect of their Ares Operating Group Units.

        The governing agreements of the Ares Operating Group entities provide for cash distributions, which we refer to as "tax distributions," to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). If we had effected the Reorganization on January 1, 2013, the assumed effective tax rate for 2013 would have been approximately 53%. The Ares Operating Group will make tax distributions only to the extent distributions from such entities for the relevant year were otherwise insufficient to cover such tax liabilities.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts, will be approximately $205.1 million. If the underwriters exercise in full their option to purchase additional common units, the net proceeds to us will be approximately $235.9 million.

        We intend to use the net proceeds from this offering to purchase newly issued Ares Operating Group Units substantially currently with the consummation of this offering, as described under "Organizational Structure—Offering Transactions," to partially repay outstanding borrowings under the Credit Facility and for general corporate purposes and to fund growth initiatives (see "Unaudited Pro Forma Consolidated Financial Data"). The Ares Operating Group will also bear or reimburse Ares Management, L.P. for all of the expenses of this offering, which we estimate will be approximately $25.3 million.

        The Credit Facility consists of a $735.0 million facility that matures on December 17, 2017. As of April 14, 2014, we had outstanding borrowings of $306.3 million bearing interest at a rate of LIBOR plus 1.75%. Proceeds from these borrowings have been used for working capital purposes and to partially fund the $150.0 million distribution to existing holders (a portion of which related to previously undistributed earnings of Ares Investments LLC).

        Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., BNY Mellon Capital Markets, LLC and SMBC Nikko Securities America, Inc. (underwriters in this offering) are lenders under the Credit Facility. As described above, we intend to use a portion of the proceeds from this offering to partially repay outstanding borrowings under the Credit Facility. As a result, these affiliates will receive their proportionate share of any amount of the Credit Facility that is repaid with the proceeds of this offering.

CASH DISTRIBUTION POLICY

Distribution Policy for Common Units

        We expect to distribute to our common unitholders on a quarterly basis substantially all of Ares Management, L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution target range of 80% to 90% of distributable earnings. We expect that our first quarterly distribution will be paid in the third quarter of 2014 in respect of the prior quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" for a reconciliation of our distributable earnings to our income before provision for income taxes presented in accordance with GAAP.

        In most years, the aggregate amounts of distributions to our common unitholders will not equal our distributable earnings for that year. Our distributable earnings will only be a starting point for the determination of the amount to be distributed to our common unitholders because, as noted above, in determining the amount to be distributed, we will subtract from our distributable earnings any amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter.

        Because Ares Management, L.P. will be a holding partnership and will have no material assets other than its ownership of Ares Operating Group Units (held through wholly owned subsidiaries in the case of Ares Holdings, Ares Domestic, Ares Offshore and Ares Real Estate), we will fund distributions by Ares Management, L.P., if any, in three steps:

  •
  first, we will cause the Ares Operating Group entities to make distributions to their partners, including Ares Management, L.P. and its direct subsidiaries. If the Ares Operating Group entities make such distributions, the partners of the Ares Operating Group entities will be entitled to receive equivalent distributions pro rata based on their partnership units in the Ares Operating Group (except as set forth in the following paragraph);

  •
  second, we will cause Ares Management, L.P.'s direct subsidiaries to distribute to Ares Management, L.P. their share of such distributions, net of the taxes and amounts payable under the tax receivable agreement by such direct subsidiaries; and

  •
  third, Ares Management, L.P. will distribute its net share of such distributions to our common unitholders on a pro rata basis.

        Because our direct subsidiaries that are corporations for U.S. federal income tax purposes must pay corporate income and franchise taxes and make payments under the tax receivable agreement, the amounts ultimately distributed by us to our common unitholders are expected to be less, on a per unit basis, than the amounts distributed by the Ares Operating Group entities to their respective partners in respect of their Ares Operating Group Units.

        In addition, governing agreements of the Ares Operating Group entities will provide for cash distributions, which we refer to as "tax distributions," to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). If we had effected the Reorganization on January 1, 2013, the assumed effective tax rate for 2013 would have been approximately 53%. The Ares Operating Group will make tax distributions only to the extent distributions from such entities for the relevant year were otherwise insufficient to cover such tax liabilities.

        The declaration, payment and determination of the amount of any distributions will be at the sole discretion of our general partner, who may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid. In making decisions regarding our quarterly distribution, our general partner will take into account:

  •
  general economic and business conditions;

  •
  our strategic plans and prospects;

  •
  our businesses and investment opportunities;

  •
  our financial condition and operating results, including our cash position, our net income and our realizations on investments made by our funds;

  •
  working capital requirements and other anticipated cash needs;

  •
  contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement and restrictions pursuant to the New Credit Facility;

  •
  legal, tax and regulatory restrictions;

  •
  restrictions and other implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us; and

  •
  such other factors as our general partner may deem relevant.

        Under the Delaware Limited Partnership Act, Ares Management, L.P. may not make a distribution to a partner if after the distribution all of our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. In addition, under the New Credit Facility, certain subsidiaries of the Ares Operating Group would be prohibited from making distributions in certain circumstances, including if an Event of Default (as defined in the New Credit Facility) has occurred and is continuing.

        In addition, the cash flow from operations of the Ares Operating Group entities may be insufficient to enable them to make required minimum tax distributions to their partners, in which case the Ares Operating Group may have to borrow funds or sell assets, which could have a material adverse effect on our liquidity and financial condition. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Although a portion of any distributions by us to our common unitholders may include carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our common unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation.

 Distributions to Our Existing Owners

        Cash distributions and distributions in kind to our existing owners in respect of the fiscal years ended December 31, 2013, 2012 and 2011 were approximately $347.0 million, $279.3 million and $214.4 million, respectively, net of $62.8 million in taxes, in the aggregate.

        Prior to this offering, we made a cash distribution to our existing owners of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC. The distribution was made from available cash and borrowings under the Credit Facility.

 CAPITALIZATION

        The following table sets forth our capitalization and cash and cash equivalents as of December 31, 2013:

  •
  on an actual basis; and

  •
  on a pro forma basis after giving effect to:

    (i) the Reorganization and Offering Transactions,

    (ii) the sale of 11,363,636 common units by us in this offering at an initial public offering price of $19.00 per unit after deducting underwriting discounts, and the use of the proceeds thereof as described in "Use of Proceeds"; and

    (iii) adjustments for non-controlling interests to give effect to certain transactions in connection with the Reorganization and this offering.

        This table should be read in conjunction with "Organizational Structure," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and related notes included in this prospectus.

	December 31, 2013
	Actual	Reorganization and Other Adjustments(3)(6)	Offering Adjustments(4)(6)	Adjustments for Non-Controlling Interests(5)(6)	Pro Forma As Adjusted
	(Dollars in thousands)
Cash and cash equivalents(1)	$89,802	$(50,000)	$83,864	$—	$123,666

Cash and cash equivalents held of Consolidated Funds	$1,638,003	$—	$—	$—	$1,638,003

Debt obligations(2)	$153,119	$100,000	$(121,250)	—	$131,869
CLO loan obligations of Consolidated Funds	11,774,157	—	—	—	11,774,157
Consolidated Funds' borrowings	2,070,598	—	—	—	2,070,598
Mezzanine debt of Consolidated Funds	323,164	—	—	—	323,164
Redeemable non-controlling interest in Consolidated Funds	1,093,770	—	—	—	1,093,770
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751	—	—	—	40,751
Non-controlling interest in Consolidated Funds	5,847,135	—	—	—	5,847,135
Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	167,731	(167,731)	—	—	—
Total controlling interest in equity of AHI, AI and consolidated subsidiaries	525,678	(525,678)	—	—	—
Non-controlling interest in Ares Operating Group	—	389,631	—	$74,004	463,635
Controlling interest in Ares Management, L.P.	—	153,778	205,114	(74,004)	284,888

Total capitalization	$21,996,103	$(50,000)	$83,864	$—	$22,029,967

(1)
Prior to this offering, we made a cash distribution to our existing owners of $150.0 million, a portion of which related to previously undistributed earnings from Ares Investments LLC. The distribution was made from available cash and borrowings under the Credit Facility.

(2)
Consists of outstanding borrowings under the Credit Facility and other debt obligations of the Ares Operating Group. A portion of the proceeds from this offering will be used to repay outstanding borrowings under the Credit Facility. As of April 14, 2014, there were $306.3 million of outstanding borrowings under the Credit Facility.

(3)
The pro forma adjustments in the Reorganization and Other Adjustments column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the recapitalization of membership interests in each of Ares Investments LLC and Ares Holdings LLC into Ares Operating Group Units;

  •
  the reclassification from non-controlling interests in AHI, AI and consolidated subsidiaries to controlling interests in equity of AHI, AI and consolidated subsidiaries relating to AREC's exchange of Ares Operating Group Units for Ares Management, L.P. common units in connection with the Reorganization;

  •
  the reclassification from net income attributable to non-controlling interests in AHI, AI and consolidated subsidiaries to net income attributable to Ares Management, L.P. relating to AREC's exchange of Ares Operating Group Units for Ares Management, L.P. common units in connection with the Reorganization;

  •
  a cash distribution to our existing owners, which was made prior to this offering, of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC; and

  •
  an adjustment of $68.8 million to reflect compensation expense associated with the conversion of certain profits interests in Ares Investments LLC and Ares Holdings LLC into Ares Operating Group Units and vesting of Ares Operating Group Units.

(4)
The pro forma adjustments in the Offering Adjustments column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the issuance of common units in this offering at the initial public offering price of $19.00 per common unit, less underwriting discounts of approximately $10.8 million; and

  •
  the use of a portion of the proceeds from this offering to repay $121.3 million of outstanding indebtedness under the Credit Facility.

  We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $25.3 million. These expenses are not presented as pro forma adjustments but will be charged against controlling interest in Ares Management, L.P. and non-controlling interests in Ares Operating Group.

(5)
The pro forma adjustments in the Adjustments for Non-controlling Interests column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the reclassification from controlling interest in Ares Management, L.P. to non-controlling interests in Ares Operating Group relating to the Ares Operating Group Units to be held directly by Ares Owners Holdings L.P. and certain limited partners following the Reorganization.

(6)
Footnotes (3), (4) and (5) should be read in conjunction with "Unaudited Pro Forma Financial Information," included in this prospectus.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common units to be sold in this offering exceeds the net tangible book value per common unit of the common units after this offering. Net tangible book value per common unit is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of common units deemed to be outstanding at that date.

        Our pro forma net tangible book value as of December 31, 2013 was approximately $7.55 billion, or $37.74 per common unit based on 200,000,000 common units outstanding, assuming that all of the holders of Ares Operating Group Units (other than Ares Management, L.P. and its direct subsidiaries) exchange all of their Ares Operating Group Units for our common units. Our pro forma net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the Reorganization, and our pro forma net tangible book value per common unit represents pro forma net tangible book value divided by the number of common units outstanding, after giving effect to the Reorganization assuming that all of the holders of Ares Operating Group Units (other than Ares Management, L.P. and its direct subsidiaries) exchanged their Ares Operating Group Units for newly issued common units on a one-for-one basis. We believe that the resulting net tangible book value of $37.74 per common unit does not appropriately reflect the dilutive effects of the offering because it includes net assets attributable to non-controlling and redeemable interests in Consolidated Funds.

        Because we are required to consolidate the results of certain funds that we manage, the assets and liabilities of the Consolidated Funds are presented within our combined and consolidated statements of financial condition. The net assets reported as non-controlling interests in Consolidated Funds and redeemable interests in the Consolidated Funds amount to approximately $6.9 billion as of December 31, 2013. The common unitholders have no rights to the net assets of the Consolidated Funds and the Consolidated Funds and their creditors have no recourse against the common unitholders. The net assets of the Consolidated Funds increase our net tangible book value per common unit by $32.84, an amount exceeding the assumed initial offering price. As a result, the net tangible book value per common unit to purchasers in this offering suggests that the offering is anti-dilutive to the common unitholders. However, we believe that this offering is dilutive to the common unitholders and believe that this effect is more accurately reflected by eliminating the net assets reported as non-controlling interests in Consolidated Funds and redeemable interests in Consolidated Funds when presenting the net tangible book value per common unit. The following table illustrates the substantial and immediate dilution per common unit to a purchaser in this offering after removing the effect that the Consolidated Funds have on the net tangible book value per common unit:

Initial public offering price per common unit		$19.00
Pro forma net tangible book value as of December 31, 2013, after giving effect to the Reorganization(1)	37.74
Less: Net tangible book value attributed to non-controlling interest in Consolidated Funds as of December 31, 2013(2)	(32.84)
Decrease in pro forma net tangible book value per common unit after giving effect to this offering	(1.77)

Adjusted pro forma net tangible book value per common unit after giving effect to this offering, net of non-controlling interest attributed to Consolidated Funds		3.13

Dilution of net tangible book value per common unit to purchasers in this offering		$15.87

(1)
Does not give effect to the cash distribution to our existing owners, which was made prior to this offering, of $150.0 million.

(2)
Non-controlling interest in Consolidated Funds represents the net assets of the Consolidated Funds and represents a reasonable approximation of tangible book value as each Consolidated Fund reports its assets and liabilities at net asset value.

        If the underwriters exercise their option to purchase additional common units in full, our pro forma as adjusted net tangible book value per common unit after this offering would be $3.25 per common unit, and the dilution in our pro forma as adjusted net tangible book value per common unit to new purchasers in this offering would be $15.75 per common unit.

The following table summarizes on a pro forma basis as of December 31, 2013, giving effect to:

  •
  the total number of common units sold in this offering;

  •
  the total consideration paid to us, at the initial public offering price of $19.00 per common unit (before deducting the underwriting discount in connection with this offering);

  •
  the average price per common unit paid by existing common unitholders and by new investors purchasing common units in this offering; and

  •
  the assumption that all of the holders of Ares Operating Group Units (other than Ares Management, L.P. and its direct subsidiaries) exchange all of their Ares Operating Group Units for common units on a one-for-one basis.

			Total Consideration
	Common Units				Average Price Per Common Unit
			Amount (in millions)
	Number	Percentage		Percentage
Existing common unitholders	200,000,000	94.62%	$0.0	0.00%	$0.00
Purchasers in this offering	11,363,636	5.38%	215.9	100.00%	19.00

Total	211,363,636	100.00%	$215.9	100.00%	$1.02

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited condensed combined and consolidated pro forma statements of operations for the year ended December 31, 2013 and the unaudited condensed combined and consolidated pro forma statements of financial condition as of December 31, 2013 are based upon the historical combined and consolidated financial statements of Pre-IPO Ares included elsewhere in this prospectus. These pro forma financial statements present our consolidated results of operations and financial position giving pro forma effect to all of the transactions described under "Organizational Structure" as if such transactions had been completed as of January 1, 2013 with respect to the unaudited combined and consolidated pro forma statements of operations and as of December 31, 2013 with respect to the unaudited pro forma statements of financial condition. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of Pre-IPO Ares. The adjustments are described in the notes to the unaudited combined and consolidated pro forma statements of operations and the unaudited combined and consolidated pro forma statements of financial condition.

        AHI and Ares Investments LLC are our predecessors for financial accounting purposes under GAAP, and their combined and consolidated financial statements will be our historical combined and consolidated financial statements following the completion of the Reorganization, this offering and the Offering Transactions. Because our senior professional owners control the entities that comprise Ares before and after the Reorganization, we will account for the transactions among these owners' interests in our business as part of the Reorganization as a transfer of interests under common control. Accordingly, we will carry forward unchanged the value of these owners' interests in the assets and liabilities recognized in Pre-IPO Ares' combined and consolidated financial statements into our combined and consolidated financial statements.

        The pro forma adjustments in the Reorganization and Other Adjustments column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the recapitalization of membership interests in each of Ares Investments LLC and Ares Holdings LLC into Ares Operating Group Units;

  •
  the reclassification from non-controlling interests in AHI, AI and consolidated subsidiaries to controlling interest in equity of AHI, AI and consolidated subsidiaries relating to AREC's exchange of Ares Operating Group Units for Ares Management, L.P. common units in connection with the Reorganization;

  •
  the reclassification from net income attributable to non-controlling interests in AHI, AI and consolidated subsidiaries to net income attributable to Ares Management, L.P. relating to AREC's exchange of Ares Operating Group Units for Ares Management, L.P. common units in connection with the Reorganization;

  •
  a cash distribution to our existing owners, which was made prior to this offering, of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC; and

  •
  an adjustment of $68.8 million to reflect compensation expense associated with the conversion of certain profits interests in Ares Investments LLC and Ares Holdings LLC into Ares Operating Group Units and vesting of Ares Operating Group Units.

        The pro forma adjustments in the Offering Adjustments column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the issuance of common units in this offering at the initial public offering price of $19.00 per common unit, less underwriting discounts of approximately $10.8 million;

  •
  an adjustment to reflect compensation expense associated with the granting and vesting of 4,638,684 restricted units to be settled in common units, 686,132 phantom units to be settled in cash and options to acquire 23,250,000 common units, which we expect will be granted to our professionals at the time of this offering; and

  •
  the use of a portion of the proceeds from this offering to repay $121.3 million of outstanding indebtedness under the Credit Facility.

        The pro forma adjustments in the Adjustments for Non-Controlling Interests column principally give effect to certain transactions in connection with the Reorganization and Offering Transactions described under "Organizational Structure," including:

  •
  the reclassification from controlling interest in Ares Management, L.P. to non-controlling interests in Ares Operating Group relating to the Ares Operating Group Units to be held directly by Ares Owners Holdings L.P. and certain limited partners following the Reorganization.

        The table below presents the historical ownership of Ares Management, L.P. and the changes in ownership following the Reorganization and this offering:

		Post-Reorganization		Post-Offering
	December 31, 2013 As Reported Ownership %(1)	Ares Operating Group Units(2)	Ownership %	Common Units	Ownership %
Ownership of Ares Management, L.P.
Ares Owners Holdings L.P.	n/a	34,540,079	17.27%	34,540,079	16.34%
ADIA	n/a	34,538,155	17.27%	34,538,155	16.34%
Purchasers in this offering	n/a	—	0.00%	11,363,636	5.38%
Ownership of Ares Operating Group and Pre-IPO Ares entities
APMC	76.18%	98,704,996	49.35%	98,704,996	46.70%
Profits interest in APMC	0.00%	19,716,770	9.86%	19,716,770	9.33%
ADIA	17.57%	—	0.00%	—	0.00%
Alleghany	6.25%	12,500,000	6.25%	12,500,000	5.91%

Total	100.00%	200,000,000	100.00%	211,363,636	100.00%

(1)
Pre-IPO Ares' results are not presented on a unitized basis.

(2)
Units represent the total Ares Operating Group Units outstanding, which are exchangeable on a one-for-one basis into common units.

        Following this offering, common unitholders of Ares Management, L.P. will be presented as the controlling interests of Ares Management, L.P. in both the statement of financial condition and statement of operations. Unitholders of the Ares Operating Group entities will be presented as non-controlling interests in Ares Operating Group in the statement of financial condition and non-controlling interests in AHI, AI and consolidated subsidiaries within the statement of operations.

        As described in greater detail under "Certain Relationships and Related Person Transactions—Tax Receivable Agreement," we will enter into a tax receivable agreement with the TRA Recipients that will provide for the payment by the corporate taxpayers to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. No such tax benefits have been assumed in the unaudited pro forma consolidated financial data and therefore no pro forma adjustment related to the tax receivable agreement is necessary.

        As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the Commission, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing, tax and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.

        The unaudited pro forma consolidated financial data should be read together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined and consolidated financial statements and related notes included elsewhere in this prospectus.

        The unaudited pro forma consolidated financial data is included for informational purposes only and does not purport to reflect the results of operations or financial position of Ares Management, L.P. that would have occurred had the transactions described above occurred on the dates indicated or had we operated as a public entity during the periods presented or for any future period or date. The unaudited pro forma consolidated financial data should not be relied upon as being indicative of our future or actual results of operations or financial condition had the Reorganization or Offering Transactions described under "Organizational Structure" and the other transactions described above occurred on the dates assumed. The unaudited pro forma consolidated financial data also does not project our results of operations or financial position for any future period or date.

Unaudited Condensed Combined and Consolidated Pro Forma Statement of Financial Condition
As of December 31, 2013

	Pre-IPO Ares Combined Historical	Reorganization and Other Adjustments(1)		Ares Management, L.P. Pro Forma	Offering Adjustments(2)		Ares Management, L.P. Pro Forma As Adjusted for the Offering	Adjustments for Non- Controlling Interests(3)	Ares Management, L.P. Consolidated Pro Forma
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$89,802	$(50,000	)(d)	$39,802	$205,114 (121,250	(e) )(f)	$123,666		$123,666
Restricted cash and cash equivalents	13,344			13,344			13,344		13,344
Investments, at fair value	89,438			89,438			89,438		89,438
Performance fees receivable	137,682			137,682			137,682		137,682
Derivative assets, at fair value	1,164			1,164			1,164		1,164
Due from affiliates	108,920			108,920			108,920		108,920
Intangible assets, net	68,742			68,742			68,742		68,742
Goodwill	58,159			58,159			58,159		58,159
Other assets	73,600			73,600			73,600		73,600
Assets of Consolidated Funds:
Cash and cash equivalents	1,638,003			1,638,003			1,638,003		1,638,003
Restricted cash and cash equivalents	—			—			—		—
Investments, at fair value	20,823,338			20,823,338			20,823,338		20,823,338
Due from affiliates	2,010			2,010			2,010		2,010
Dividends and interest receivable	133,158			133,158			133,158		133,158
Receivable for securities sold	427,871			427,871			427,871		427,871
Derivative assets, at fair value	14,625			14,625			14,625		14,625
Other assets	25,528			25,528			25,528		25,528

Total assets	$23,705,384	$(50,000)		$23,655,384	$83,864		$23,739,248		$23,739,248

Liabilities
Debt obligations	$153,119	$100,000	(d)	$253,119	$(121,250	)(f)	$131,869		$131,869
Accounts payable, accrued expenses and other liabilities	67,486			67,486			67,486		67,486
Deferred tax liability, net	21,002			21,002			21,002		21,002
Performance fee compensation payable	295,978			295,978			295,978		295,978
Derivative liabilities, at fair value	2,907			2,907			2,907		2,907
Accrued compensation	132,917			132,917			132,917		132,917
Due to affiliate	32,690			32,690			32,690		32,690
Liabilities of Consolidated Funds:
Accounts payable, accrued expenses and other liabilities	95,839			95,839			95,839		95,839
Payable for securities purchased	945,115			945,115			945,115		945,115
Derivative liabilities, at fair value	75,115			75,115			75,115		75,115
Due to affiliates	2,695			2,695			2,695		2,695
Securities sold short, at fair value	1,633			1,633			1,633		1,633
Deferred tax liability, net	35,904			35,904			35,904		35,904

	Pre-IPO Ares Combined Historical	Reorganization and Other Adjustments(1)		Ares Management, L.P. Pro Forma	Offering Adjustments(2)		Ares Management, L.P. Pro Forma As Adjusted for the Offering	Adjustments for Non- Controlling Interests(3)		Ares Management, L.P. Consolidated Pro Forma
	(Dollars in thousands)
CLO loan obligations	11,774,157			11,774,157			11,774,157			11,774,157
Fund borrowings	2,070,598			2,070,598			2,070,598			2,070,598
Mezzanine debt	323,164			323,164			323,164			323,164

Total liabilities	$16,030,319	$100,000		$16,130,319	$(121,250)		$16,009,069			$16,009,069

Commitments and contingencies
Redeemable interest in Consolidated Funds	$1,093,770			$1,093,770			$1,093,770			$1,093,770
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751			40,751			40,751			40,751
Non-controlling interest in Consolidated Funds
Non-redeemable non-controlling interest in Consolidated Funds	5,691,874			5,691,874			5,691,874			5,691,874
Equity appropriated for Consolidated Funds	155,261			155,261			155,261			155,261

Non-controlling interest in Consolidated Funds	5,847,135			5,847,135			5,847,135			5,847,135
Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	167,731	(167,731)	(a)	—			—	—		—

Controlling interest in equity of AHI, AI and consolidated subsidiaries	525,678	(525,678)	(a)	—			—	—		—
Non-controlling interests in Ares Operating Group	—	693,409 (102,794) (102,794) (98,190)	(a) (b) (c) (d)	389,631			389,631	74,004	(g)	463,635
Controlling interest in Ares Management, L.P.	—	102,794 102,794 (51,810)	(b) (c) (d)	153,778	205,114	(e)	358,892	(74,004)	(g)	284,888

Total equity	6,540,544	(150,000)		6,390,544	205,114		6,595,658	—		6,595,658

Total liabilities, redeemable interest, non-controlling interests and equity	$23,705,384	$(50,000)		$23,655,384	$83,864		$23,739,248	$—		$23,739,248

Notes to Unaudited Condensed Combined and Consolidated Pro Forma Statement of Financial Condition

1.     Reorganization and Other Adjustments

  Prior to this offering, in exchange for its interest in Ares Management, L.P., APMC will transfer to Ares Management, L.P. its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Real Estate Holdings LLC and a portion of its interest in Ares Investments. APMC's interests are reflected as controlling interests in AHI, AI and consolidated subsidiaries within Pre-IPO Ares' financial statements. Similarly, the Abu Dhabi Investment Authority will contribute its direct interest in AHI to its affiliate, AREC. Prior to this offering, in exchange for its interest in Ares Management, L.P., AREC will transfer to Ares Management, L.P. its interests in each of AHI, Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Investments and Ares Real Estate Holdings LLC. AREC's interests are reflected as non-controlling interests in AHI, AI and consolidated subsidiaries within Pre-IPO Ares' financial statements. For more detailed information regarding the Reorganization, please see "Organizational Structure—Reorganization."

  Following the Reorganization, the interests of Ares Owners Holdings L.P. and AREC in Ares Management, L.P. will be reflected as members' equity in the combined and consolidated statement of financial condition of Ares Management, L.P. In addition, the interests of Ares Owners Holdings L.P. and AREC in Ares Management, L.P. will be reflected as net income attributable to Ares Management, L.P. in the combined and consolidated statements of operations of Ares Management, L.P.

  Further, prior to this offering and in connection with the Reorganization, certain existing interests held by APMC (on behalf of certain of our Co-Founders and senior professionals) that represent less than a full common interest (for example, "profits interests") in Ares Investments LLC and Ares Holdings LLC will be recapitalized into Ares Operating Group Units. We refer to this recapitalization as the "unitization." These interests are currently reflected as controlling interests in AHI, AI and consolidated subsidiaries within Pre-IPO Ares' financial statements; following this offering, these interests will be reflected as non-controlling interests in the Ares Operating Group in Ares Management, L.P.'s financial statements.

  (a)
  Reflects the recapitalization of membership interests in Ares Investments LLC and Ares Holdings LLC into Ares Operating Group Units, including approximately $525.7 million to non-controlling interests in Ares Operating Group relating to the 118,421,766 Ares Operating Group Units to be held directly by Ares Owners Holdings L.P. and certain limited partners following the Reorganization, such units represent 59.21% of all Ares Operating Group Units outstanding. Additionally, approximately $167.7 million of non-controlling interest in equity of AHI, AI and consolidated subsidiaries was recapitalized into (a) 12,500,000 Ares Operating Group Units representing Alleghany's 6.25% interest and (b) 34,538,155 Ares Operating Group Units representing ADIA's 17.27% interest, in each case, in all Ares Operating Group Units outstanding after the Reorganization. In connection with the unitization, certain existing interests held by APMC (on behalf of certain of our senior partners and senior professionals) that may represent less than a full common interest (for example, "profits interests") were recapitalized into 19,716,770 Ares Operating Group Units. The total impact on retained earnings as a result of the expense recognition in connection with the accelerated vesting for the unvested portion and modification of the awards is $68.8 million with an equal offset to members' equity, together which had no impact on non-controlling interests in Ares Operating Group; therefore, no pro forma adjustment is reflected for the compensation expense associated with the unitization.

  (b)
  Reflects a reclassification from non-controlling interests in Ares Operating Group to controlling interest in Ares Management, L.P. of approximately $102.8 million relating to AREC's exchange of Ares Operating Group Units for 34,538,155 Ares Management, L.P. common units in connection with the Reorganization.

Notes to Unaudited Condensed Combined and Consolidated Pro Forma Statement of Financial Condition (Continued)

  (c)
  Reflects the reclassification from non-controlling interest in Ares Operating Group to controlling interests in Ares Management, L.P. of approximately $102.8 million relating to APMC's exchange of Ares Operating Group Units for 34,540,079 Ares Management, L.P. common units (including 3,355,436 Ares Management, L.P. common units received in connection with the unitization) in connection with the Reorganization.

  (d)
  Reflects a cash distribution to our existing owners, which was made prior to this offering, of $150.0 million, a portion of which related to previously undistributed earnings from Ares Investments LLC. The distribution was made from available cash and borrowings under the Credit Facility.

2.     Offering Adjustments

  (e)
  Reflects net proceeds of $205.1 million from this offering (after giving effect to the underwriting discount) based on the issuance of 11,363,636 common units at the initial public offering price of $19.00 per common unit, with a corresponding increase to controlling interest in equity of AHI, AI and consolidated subsidiaries.

  (f)
  Reflects the use of a portion of the proceeds from this offering to repay $121.3 million of outstanding indebtedness under the Credit Facility, which matures on December 17, 2017 and currently bears a variable interest rate based on LIBOR plus a credit spread, which is currently 1.75%.

3.     Adjustments for Non-Controlling Interest

  (g)
  Reflects the reclassification immediately following this offering from controlling interest in equity of Ares Management, L.P. of approximately $74.0 million to non-controlling interests in Ares Operating Group relating to the 118,421,766 Ares Operating Group Units to be held directly by APMC and profits interests in APMC following the Reorganization; such units represent 56.03% of all Ares Operating Group Units outstanding immediately following this offering. Because Ares Management, L.P. will purchase the interests in Ares Operating Group entities at a valuation in excess of the proportion of the book value of net assets acquired, the carrying value of its interest will be immediately diluted. This dilution is reflected within controlling interest in Ares Management, L.P. as a reallocation to non-controlling interests in Ares Operating Group.

  Residual interests in equity and net income will be reflected as attributable to Ares Management, L.P. common unitholders, and any other interests, including holders of Ares Operating Group Units and third party limited partner interests in the consolidated funds, will be reflected as non-controlling interests.

Unaudited Condensed Combined and Consolidated Pro Forma Statements of Operations
For the Year Ended December 31, 2013

	Pre-IPO Ares Combined Historical	Reorganization and Other Adjustments(1)		Ares Management, L.P. Pro Forma	Offering Adjustments(2)		Ares Management, L.P. Pro Forma As Adjusted for the Offering	Adjustments for Non- Controlling Interests(3)		Ares Management, L.P. Consolidated Pro Forma
	(Dollars in thousands, except per unit data)
Revenues
Management fees (includes ARCC Part I Fees of $110,511, $95,182, and $79,028 for the years ended December 31, 2013, 2012, and 2011, respectively)	$375,572			$375,572			$375,572			$375,572
Performance fees	79,800			79,800			79,800			79,800
Other fees	23,283			23,283			23,283			23,283

Total revenues	478,655			478,655			478,655			478,655

Expenses
Compensation and benefits	333,902			333,902	$27,477	(j)	361,379			361,379
Performance fee compensation	194,294			194,294			194,294			194,294
Consolidated Funds expenses	135,237			135,237			135,237			135,237
General, administrative and other expense	138,464			138,464			138,464			138,464

Total expenses	801,897			801,897	27,477		829,374			829,374

Other income (expense)
Interest and other income	5,996			5,996			5,996			5,996
Interest expense	(9,475)			(9,475)	—	(k)	(9,475)			(9,475)
Debt extinguishment expense	(1,862)			(1,862)			(1,862)			(1,862)
Net realized gain (loss) on investments	(6,373)			(6,373)			(6,373)			(6,373)
Net change in unrealized (depreciation) appreciation on investments	15,095			15,095			15,095			15,095
Interest and other income of Consolidated Funds	1,236,037			1,236,037			1,236,037			1,236,037
Interest expense of Consolidated Funds	(534,431)			(534,431)			(534,431)			(534,431)
Debt extinguishment gain of Consolidated Funds	11,800			11,800			11,800			11,800
Net realized gain on investments of Consolidated Funds	64,382			64,382			64,382			64,382
Net change in unrealized (depreciation) appreciation on investments of Consolidated Funds	414,714			414,714			414,714			414,714

Total other income	1,195,883			1,195,883	—		1,195,883			1,195,883

Income before taxes	872,641			872,641	(27,477)		845,164			845,164
Income tax expense	59,263			59,263			59,263			59,263

Net income	813,378			813,378	(27,477)		785,901			785,901

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	586,771			586,771			586,771			586,771

Less: Net income attributable to non-controlling interests and redeemable interests in AHI, AI and consolidated subsidiaries	46,125	$(39,135	)(h)	6,990	(17,019	)(j)	(10,029)	$133,370	(l)	123,341

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	(39,135	)(i)	$141,347			$141,347	(141,347	)(l)	$—

Net income attributable to Ares Management, L.P.		39,135 39,135	(h) (i)	$78,270	$(10,458	)(j)	$67,812	$7,977	(l)	$75,789

Net income per common unit(4)
Basic										$1.00	(m)

Diluted										$0.95	(m)

Weighted average common units outstanding(4)
Basic										75,459,813	(m)

Diluted										80,098,497	(m)

 Notes to Unaudited Condensed Combined and Consolidated Pro Forma Statements of Operations

1.     Reorganization and Other Adjustments

  (h)
  Reflects a reclassification from net income attributable to non-controlling interests in AHI, AI and consolidated subsidiaries to net income attributable to Ares Management, L.P. of approximately $39.1 million for the year ended December, 31, 2013, relating to AREC's exchange of Ares Operating Group Units for 34,538,155 Ares Management, L.P. common units in connection with the Reorganization.

  (i)
  Reflects a reclassification from net income attributable to controlling interests in AHI, AI and consolidated subsidiaries to net income attributable to Ares Management, L.P. of approximately $39.1 million for the year ended December 31, 2013 relating to APMC's exchange of Ares Operating Group units for 34,540,079 Ares Management, L.P. common units in connection with the Reorganization

2.     Offering Adjustments

  (j)
  Reflects additional compensation expense associated with (1) the grant of restricted units to be settled in common units, (2) the grant of phantom units to be settled in cash and (3) the grant of options to acquire common units. The effects of these items on our unaudited condensed combined and consolidated pro forma statements of operations for the year ended December 31, 2013 are as follows:

Year Ended December 31, 2013
(in millions)
Grant of restricted units to be settled in common units(1)	$11.1
Grant of phantom units to be settled in cash(2)	2.4
Grant of options to acquire common units(3)	13.9

Total	$27.4

    (1)
    At the time of this offering, we expect to grant restricted units to be settled in common units of Ares Management, L.P. with an aggregate value of approximately $74.9 million based on 4,638,684 restricted units at $16.15 per unit (the fair value at the offering date after giving effect to the lack of marketability imposed by the five-year lock-up) to our professionals and to our outside directors. We used Finnerty's average strike price put option model to estimate the discount associated with the lack of marketability relating to the lock-up. The restricted units will vest over a service period of five years. Upon vesting, common units will be delivered to the participant. The grant date fair value of the units will be charged to compensation expense as they vest over the applicable service period. The amount of the adjustment has been derived based on a grant date fair value of $16.15 per unit, multiplied by the number of restricted units, expensed over the assumed service period. Additionally, the calculation of the expense assumes a forfeiture rate of 7.00%. The total compensation expense expected to be recognized in all future periods associated with the restricted units, considering assumed forfeitures, is approximately $55.6 million.

    (2)
    At the time of this offering, we intend to grant to our professionals phantom units to be settled in cash of Ares Management, L.P. with an aggregate value of approximately $13.0 million based on 686,132 phantom units at the initial public offering price of $19.00 per unit. The phantom units will vest over a service period of five years. Upon vesting, the units will be settled in cash. Because the awards are subject to vesting, no liability will be recorded upon grant and thus no pro forma adjustment is reflected in our unaudited condensed combined and consolidated pro forma statement of financial condition. The fair value of the units will be re-measured each reporting period until settlement and changes in fair value will be charged to compensation expense as the units vest over the remaining service period. The amount of the adjustment has been derived based on a grant date fair value equal to the initial public offering price of $19.00 per unit, multiplied by the number of unvested units, expensed over the assumed service period. No change to the fair value of the liability is assumed over the periods presented. Additionally, the calculation of the expense assumes a forfeiture rate of 7.00%. The total compensation expense assumed to be recognized in all future periods associated with the phantom units, considering estimated forfeitures, is $10.5 million. Actual expense may vary significantly.

    (3)
    At the time of this offering, we intend to grant options to acquire 23,250,000 common units of Ares Management, L.P. with an aggregate value of approximately $93.9 million based on options with an exercise price of $19.00 per common unit to our professionals. The options will vest over a service period of five years. The fair value of each option is measured on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options awarded in connection with the offering:

Assumptions:	2013
Risk-free interest rate	2.28%
Weighted average expected dividend yield	5.00%
Expected volatility factor	35.00%
Expected life in years	7.0
Fair Value of options per unit	$4.04

      Expected volatility is based on comparable companies using daily stock prices.

      The total compensation expense assumed to be recognized in all future periods associated with the options considering the Black-Scholes valuation and an estimated forfeiture rate of 7.00%, is approximately $69.7 million. Actual expense may vary significantly.

  (k)
  The pro forma statement of operations does not give effect to the expected repayment of outstanding indebtedness with net proceeds from the offering. However, we anticipate that we will use a portion of the proceeds from this offering to repay $121.3 million of outstanding indebtedness under the Credit Facility, which matures on December 17, 2017 and currently bears a variable interest rate based on LIBOR plus a credit spread, which is currently 1.75%. As a result of the repayment of outstanding indebtedness under the Credit Facility, we also anticipate potential net cost savings of $2.5 million from the decrease in interest expense, offset by an increase in unused commitment fees associated with the Credit Facility.

3.     Adjustments to Non-Controlling Interests

  (l)
  Reflects the reclassification immediately following this offering from controlling interest in equity of AHI, AI and consolidated subsidiaries of approximately $133.4 million to non-controlling interests in Ares Operating Group relating to the 118,421,766 Ares Operating Group Units to be held directly by APMC and profits interests in APMC following the Reorganization; such units represent 56.03% of all Ares Operating Group Units outstanding immediately following this offering. The remaining $8.0 million of net income is attributable to Ares Management, L.P. after giving effect to this offering.

4.     Calculation of Net Income per Common Unit

  (m)
  For purposes of calculating pro forma net income per common unit, the number of common units of Ares Management, L.P. outstanding is calculated as follows:

Total common units issued in this offering	11,363,636
Common units excluded from net income per common unit	4,982,057

Common units included in net income per common unit(1)	6,381,579
Common units outstanding immediately following the Reorganization	69,078,234

Total pro forma Ares Management, L.P. common units outstanding	75,459,813

(1)
Only those common units whose proceeds are being reflected in the statement of operations ($121,250,000 / $19.00 per share = 6,381,579 shares) are included in computing pro forma net income per common unit.

    The weighted-average common units outstanding are calculated as follows:

	Year Ended December 31, 2013
	Basic	Diluted
Ares Management, L.P. common units outstanding	75,459,813	75,459,813
Restricted units to be settled in common units(1)	—	4,638,684
Options to acquire common units(1)	—	—
Ares Operating Group Units(2)	—	—

Weighted-average common units outstanding	75,459,813	80,098,497

    (1)
    We apply the treasury stock method to determine the dilutive weighted-average common units represented by our restricted units to be settled in common units and options to acquire common units. Under the treasury stock method, compensation expense attributed to future services and not yet recognized is presumed to be used to acquire outstanding common units, thus reducing the weighted-average number of units and the dilutive effect of these awards.

    (2)
    In connection with the Reorganization, we will enter into an exchange agreement with the holders of the Ares Operating Group Units. Under the exchange agreement, subject to any applicable transfer restrictions and other provisions, such holders may, up to four times each year, from and after the second anniversary of the date of the consummation of this offering (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for Ares Management, L.P. common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P.

    We apply the "if-converted" method to the vested Ares Operating Group Units to determine the dilutive weighted-average common units outstanding. Under the "if-converted" method, units are increased by the additional number of common units that would have been outstanding if the securities had been converted at the beginning of each reporting period. We apply the treasury stock method to unvested Ares Operating Group Units and the "if-converted" method on the resulting number of additional Ares Operating Group Units to determine the dilutive weighted-average common units represented by unvested Ares Operating Group Units.

    In computing the dilutive effect that the exchange of Ares Operating Group Units would have on net income per common unit, we considered that net income available to holders of common units would increase due to the elimination of non-controlling interests in consolidated entities associated with the Ares Operating Group Units (including any tax impact). Based on these calculations, the incremental 130,921,766 Ares Operating Group Units were anti-dilutive, and therefore have been excluded.

    Pro forma basic and diluted net income per common unit are calculated as follows (dollars in millions, except per unit data):

	Year Ended December 31, 2013
	Basic	Diluted
	(dollars in millions, except per unit data)
Pro forma income attributable to Ares Management, L.P.(1)	$75.8	$75.8
Weighted average common units outstanding	75,459,813	80,098,497

Pro forma net income per common unit	$1.00	$0.95

    (1)
    In computing the dilutive effect that the exchange of Ares Operating Group Units would have on net income per common unit, we considered that net income attributable to Ares Management, L.P. would increase due to the elimination of non-controlling interests in consolidated entities associated with the Ares Operating Group Units (including any tax impact).

5.     Segment Results—Pro Forma

    We contemplated the impact of these pro forma adjustments on the measures that we use to evaluate our reportable segment results. We determined that these pro forma adjustments do not give rise to any material change to our reported results of economic net income, fee related earnings, performance related earnings or distributable earnings; therefore, no pro forma impact is presented.

SELECTED FINANCIAL DATA

        The following tables present selected historical financial information and other data of Pre-IPO Ares. Ares Management, L.P. was formed on November 15, 2013 to serve as a holding partnership for our businesses. Ares Management, L.P. has not commenced operations and has nominal assets and liabilities. To facilitate this offering, we will consummate the Reorganization in which Ares Management, L.P. will become the successor to AHI and Ares Investments LLC for financial accounting purposes under GAAP. See "Organizational Structure."

        We derived the selected historical combined and consolidated statements of operations data of Pre-IPO Ares for the years ended December 31, 2013, 2012 and 2011 and the summary historical combined and consolidated statements of financial condition data for the years ended December 31, 2013 and 2012 from its audited combined and consolidated financial statements, which are included elsewhere in this prospectus. We derived the summary historical combined and consolidated statements of income and financial condition data of Pre-IPO Ares for the years ended December 31, 2013 and 2012 from its unaudited combined and consolidated financial statements, which are included elsewhere in this prospectus. The unaudited combined and consolidated financial statements have been prepared on substantially the same basis as the audited combined and consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of Pre-IPO Ares' combined and consolidated financial position and results of operations.

        The selected historical financial data is not indicative of the expected future operating results of Ares Management, L.P. following the Reorganization, this offering and the Offering Transactions. Prior to this offering, we completed a series of transactions pursuant to which our business was reorganized into a holding partnership structure as described in "Organizational Structure."

        The following selected historical combined and consolidated financial data should be read together with "Organizational Structure," "Selected Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and our historical combined and consolidated financial statements and related notes included elsewhere in this prospectus.

	For The Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Statements of operations data
Revenues
Management fees (includes ARCC Part I Fees of $110,511, $95,182, and $79,028 for the years ended December 31, 2013, 2012, and 2011, respectively)	$375,572	$249,584	$185,084
Performance fees	79,800	69,491	6,938
Other fees	23,283	14,971	14,943

Total revenues	478,655	334,046	206,965

Expenses
Compensation and benefits	333,902	288,719	200,784
Performance fee compensation	194,294	267,725	120,451
Consolidated Funds expenses	135,237	116,505	78,102
General, administrative and other expenses	138,464	85,582	68,575

Total expenses	801,897	758,531	467,912

Other income (expense)
Interest and other income	5,996	8,431	5,259
Interest expense	(9,475)	(8,679)	(5,953)
Debt extinguishment expense	(1,862)	(3,032)	(1,183)
Net realized gain (loss) on investments	(6,373)	6,662	(1,096)
Net change in unrealized (depreciation) appreciation on investments	15,095	(1,670)	(4,387)
Interest and other income of Consolidated Funds	1,236,037	1,406,593	1,425,711
Interest expense of Consolidated Funds	(534,431)	(449,377)	(327,959)
Debt extinguishment gain of Consolidated Funds	11,800	—	—
Net realized gain on investments of Consolidated Funds	64,382	1,794,412	1,040,530
Net change in unrealized (depreciation) appreciation on investments of Consolidated Funds	414,714	(1,067,013)	(917,033)

Total other income	1,195,883	1,686,327	1,213,889

Income before taxes	872,641	1,261,842	952,942
Income tax expense	59,263	26,154	29,573

Net income	813,378	1,235,688	923,369

Less: Net income attributable to non-controlling interests in Consolidated Funds	586,771	933,592	790,529
Less: Net income attributable to non-controlling interests in consolidated subsidiaries	46,125	81,450	35,492

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	$220,646	$97,348

	As of December 31,
	2013	2012	2011
	(Dollars in thousands)
Statements of financial condition data
Cash and cash equivalents	$89,802	$68,457	34,422
Cash and cash equivalents of Consolidated Funds(1)	1,638,003	1,707,640	1,526,871
Investments	89,438	105,753	81,995
Investments of Consolidated Funds	20,823,338	21,734,983	21,391,239
Total assets	23,705,384	24,495,877	23,734,935
Debt obligations	153,119	336,250	205,000
CLO loan obligations of Consolidated Funds	11,774,157	9,818,059	8,573,101
Consolidated Funds' borrowings	2,070,598	4,512,229	4,969,823
Mezzanine debt of Consolidated Funds	323,164	117,527	375,128
Total liabilities	16,030,319	16,373,470	14,996,296
Commitments and contingencies
Redeemable non-controlling interest in Consolidated Funds	1,093,770	1,100,108	1,024,152
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751	30,488	21,807
Non-controlling interest in Consolidated Funds	5,847,135	6,367,291	7,183,991
Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	167,731	130,835	154,134
Total controlling interest in equity of AHI, AI and consolidated subsidiaries	525,678	493,685	354,555
Total equity	6,540,544	6,991,811	7,692,680
Total liabilities, redeemable interest, non-controlling interests and equity	23,705,384	24,495,877	23,734,935

(1)
The entities comprising our Consolidated Funds are not the same entities for all periods presented. Pursuant to revised consolidation guidance that became effective January 1, 2010, we consolidated the existing and any subsequently acquired CLOs where we hold a controlling financial interest. The consolidation of funds during the periods generally has the effect of grossing up reported assets, liabilities and cash flow, and has no effect on net income attributable to Pre-IPO Ares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reorganization and Offering Transactions—Consolidation and Deconsolidation of Ares Funds" and "—Critical Accounting Policies—Principles of Consolidation" and Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical combined and consolidated financial statements and the related notes included elsewhere in this prospectus.

        The historical combined and consolidated financial data discussed below reflects the historical results of operations and financial position of AHI and Ares Investments LLC, which directly or indirectly hold controlling-interests in Ares Management LLC and Ares Investments Holdings LLC ("AIH LLC"), as well as their wholly owned subsidiaries, which are under common control of our individual partners and common ownership of our individual partners with minority non-control oriented investments with limited voting rights by ADIA and Alleghany. AHI and Ares Investments LLC are considered our predecessors for financial accounting purposes under GAAP, and their combined and consolidated financial statements will be our historical combined and consolidated financial statements following this offering. The historical combined and consolidated financial data discussed below does not give effect to the Reorganization, this offering and the Offering Transactions. See "Organizational Structure" and "Unaudited Pro Forma Financial Data" included elsewhere in this prospectus.

        This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled "Risk Factors" contained elsewhere in this prospectus describing key risks associated with our business, operations and industry. Actual results may differ materially from those contained in our forward-looking statements. Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounding adjustments and consequently totals may not appear to sum. The highlights listed below have had significant effects on many items within our combined and consolidated financial statements and affect the comparison of the current period's activity with those of prior periods.

 Our Business

        We are a leading global alternative asset manager that operates four distinct but complementary investment groups, which are our reportable segments: Tradable Credit Group, Direct Lending Group, Private Equity Group and Real Estate Group.

  •
  Tradable Credit Group:  Our Tradable Credit Group is a leading participant in the tradable, non-investment grade corporate credit markets, with approximately $28 billion of assets under management as of December 31, 2013. The group manages various types of investment funds, ranging from comingled and separately managed accounts for institutional investors to publicly traded vehicles and sub-advised funds for retail investors. While each of the group's approximately 75 funds is tailored to specific investment objectives, mandates can be broadly categorized between long-only credit and alternative credit investment strategies. Long-only credit funds primarily seek to outperform the corresponding performing bank loan or high yield market indices. Alternative credit funds primarily seek to deliver compelling absolute risk-adjusted returns relative to publicly traded stocks, hedge funds, distressed funds, bank loans, high yield bonds or other investment types.

  •
  Direct Lending Group:  Our Direct Lending Group is one of the largest self-originating direct lenders to the U.S. and European markets, with approximately $27 billion of assets under management across over 25 funds or investment vehicles as of December 31, 2013. The group provides one-stop financing solutions to small-to-medium sized companies, which we believe are increasingly underserved by traditional lenders. The group launched its inaugural vehicle dedicated to direct lending, ARCC, nearly ten years ago as a business development company. ARCC has grown to become the largest business development company, by both market capitalization and total assets, and has a nearly ten year track record of investment outperformance. In 2007, the group extended its direct lending capabilities into Europe and raised its first dedicated fund. The

    European Direct Lending Group platform is one of the most significant participants in the European middle market. The group generates fees from over 25 other funds that include separately managed accounts for large institutional investors seeking tailored investment solutions, comingled funds and joint venture lending programs with affiliates of General Electric Company.

  •
  Private Equity Group:  Our Private Equity Group has achieved compelling investment returns for a loyal and growing group of high profile limited partners and has approximately $10 billion of assets under management as of December 31, 2013. The group focuses on majority or shared-control investments, principally in under-capitalized companies. The group manages five private equity comingled funds: ACOF I ($751 million fund size / 2003 vintage), ACOF II ($2.1 billion fund size / 2006 vintage), ACOF III ($3.5 billion fund size / 2008 vintage) and ACOF IV ($4.7 billion fund size / 2012 vintage), which focus primarily on North America and, to a lesser extent, Europe, and ACOF Asia ($220 million fund size / 2011 vintage), which focuses on growth equity opportunities in China.

  •
  Real Estate Group:  Our Real Estate Group manages comprehensive public and private equity and debt strategies, with approximately $9 billion of assets under management as of December 31, 2013. Our group focuses on lending and investing assets that have been under-managed or need repositioning in their markets. The group has achieved significant scale in a short period of time through various acquisitions and successful fundraising efforts, including our recent acquisition of AREA Property Partners, L.P. ("AREA") in July 2013. The group provides investors access to its capabilities through its publicly traded commercial mortgage REIT (ACRE) focused on direct lending on properties owned by commercial real estate sponsors and operators, U.S. and European real estate private equity comingled funds, separately managed accounts and other fund types. In addition to our $9 billion of assets under management, we service a portfolio of over $5.5 billion in mortgage loans through a subsidiary of ACRE.

        Our Operations Management Group consists of five independent, shared resource groups to support our reportable segments by providing infrastructure and administrative support in the areas of accounting/finance, operations/information technology, business development, legal/compliance and human resources. Additionally, the OMG provides services to certain of our investment companies and partnerships, which reimburse the OMG for expenses equal to the costs of services provided. Our clients seek to partner with investment management firms that not only have compelling investment track records across multiple investment products but also possess seasoned infrastructure support functions. As such, significant investments have been made to develop the OMG. We have successfully launched new business lines, integrated acquired businesses into the operations and created scale within the OMG to support a much larger platform in the future. The OMG's expenses are not allocated to our four reportable segments but we do consider the cost structure of the OMG when evaluating our financial performance.

        The focus of our business model is to provide our investment management capabilities through various funds and products that meet the needs of a wide range of institutional and retail investors. Our revenues consist primarily of management fees and performance fees, as well as investment income and administrative expense reimbursements. Management fees are generally based on a defined percentage of average fair value of assets, total commitments, invested capital, net asset value, net investment income or par value of the investment portfolios we manage. Performance fees are based on certain specific hurdle rates as defined in our Consolidated Funds' and non-consolidated funds' applicable investment management or partnership agreements and may be either an incentive fee or carried interest. Investment income (loss) represents the unrealized and realized appreciation (depreciation) resulting from the investments of AIH LLC and the Consolidated Funds. We also provide administrative services to certain of our affiliated funds that are reported as other fees. In accordance with GAAP, we are required to consolidate those funds in which we hold a general partner interest that gives us substantive control rights over those funds. However, for segment reporting purposes, we present revenues and expenses on a combined segment basis, which deconsolidates these funds and therefore shows the results of our reportable segments without giving effect to the consolidation of the funds. Accordingly, our segment revenues consist of management fees, administrative fees and other income, as well as realized and unrealized performance fees, and net investment income. Our segment expenses consist of compensation and benefits, general, administrative and other expenses, as well as realized and unrealized performance fee compensation.

        Our businesses are subject to a number of inherent risks. We believe that the primary risks affecting our businesses which could have an adverse impact on our revenues and profitability include:

  •
  a complex regulatory and tax environment, which could restrict our operations or the operations of our funds and portfolio companies and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities;

  •
  the potential enactment of legislation that would preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and were to apply to us, we would incur a material increase in our tax liability;

  •
  poor performance by our funds due to market conditions, political environments, monetary and fiscal policy or other conditions beyond our control;

  •
  the reputational harm that we would experience as a result of inappropriately addressing conflicts of interest, poor performance by the investments we and our funds make or the actual or alleged failure by us, our employees, our funds or our portfolio companies to comply with applicable regulations and the increasingly complex political and regulatory environment;

  •
  potential variability in our period to period earnings due primarily to mark-to-market valuations of our unrealized investments. As a result of this variability, the market price of our common units may be volatile and subject to fluctuations;

  •
  the increasing demands of the investing community, including the potential for fee compression and changes to other terms, which could materially adversely affect our revenues; and

  •
  an investment in our common units is not an investment in our underlying funds. Moreover, there can be no assurance that projections respecting performance of our underlying funds or unrealized values will be achieved.

Trends Affecting Our Business

        We believe that our disciplined investment philosophy across our four distinct but complementary investment groups contributes to the stability of our firm's performance throughout market cycles. Additionally, as approximately 58% of our AUM was in funds with a contractual life of seven years or more as of December 31, 2013, our funds have a stable base of committed capital, which enables us to invest in assets with a long-term focus over different points in a market cycle and take advantage of market volatility. However, our results of operations, including the fair value of our AUM, are affected by a variety of factors, including conditions in the global financial markets and the economic and political environments, particularly in the United States and Western Europe.

        In general, 2013 was characterized by the ongoing economic recovery and increasing investor demand to achieve higher yields given historically low interest rates fueled by central banks' activities. While the economic recovery in the United States and elsewhere has continued, it has bypassed certain sub-sectors of the finance and non-investment grade credit markets. In Europe, monetary measures forestalled long-anticipated fire-sales by banks of their troubled assets, but the banks' weakened financial condition created a partial void in the availability of debt capital for many of their traditional corporate borrowers. Investors' desire to achieve higher yield, coupled with low interest rates, continue to drive corporate bond issuance to record levels in the United States and Europe, while the generally positive economic and liquidity environments kept corporate default rates low. Credit indices continue to rise in 2013, with the

Merrill Lynch U.S. High Yield Master II index returning 7.42% and the Credit Suisse Leveraged Loan returning 6.15% during the year. Amid improving economic conditions and tapering initiatives by the Federal Open Market Committee, benchmark Treasury rates moved up from historic lows, increasing market speculation surrounding rising interest rates. As rising equity markets neared pre-crisis highs, new issuance of convertible securities slowly restarted after residing at historically low levels since the onset of the crisis. For Ares, these markets and economies have created opportunities for our businesses particularly in the Direct Lending Group and Tradable Credit Group alternative credit funds.

        In addition to these macroeconomic trends and market factors, our future performance is heavily dependent on our ability to attract new capital, generate strong, stable returns, source investments with attractive risk-adjusted returns and provide attractive products to a growing investor base. We believe the following factors will influence our future performance:

  •
  The extent to which investors favor alternative investments.  Our ability to attract new capital is dependent on investors' views of alternative assets relative to traditional assets. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (1) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and absolute levels of return, (2) increasing demand for alternative assets from retail investors, (3) shifting asset allocation policies of institutional investors, (4) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements and (5) increasing barriers to entry and growth.

  •
  Our ability to generate strong, stable returns and retain investor capital throughout the market cycle.  The strength and stability of our funds' investment performance is a significant factor in investors' willingness to allocate capital to us. The capital we are able to attract and retain drives the growth of our AUM, fee earning AUM and management fees we earn. Although over the past ten years we have grown AUM and management fees at compound annual growth rates of 31% and 33%, respectively, adverse market conditions or an outflow of capital in general from alternative asset classes could impact our future growth rate. Furthermore, market dislocations, contractions or volatility could put pressure on our returns in the future which could in turn impact our fundraising abilities. Our ability to retain and attract investors is also exposed to an increasing desire on the part of limited partners to build deeper relationships with fewer general partners. Limited partners continue to place great emphasis on track record and distributions, making fundraising challenging for new managers.

  •
  Our ability to source investments with attractive risk-adjusted returns.  Our ability to continue to grow our revenue is dependent on our continued ability to source attractive investments and completely utilize the capital that we have raised. Because we pursue investment opportunities strategically as they arise and we have a long-term investment horizon, the capital deployed in any one quarter may vary significantly from the cumulative capital deployed in a given year. We believe that the current economic environment provides significant opportunities to pursue attractive investment opportunities. In addition, we believe that our ability to efficiently and effectively invest our growing pool of AUM puts us in a position to maintain our revenue growth over time. Our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including the general macroeconomic environment, valuation, size, and the liquidity of such investment opportunity. A significant decrease in the quality or quantity of new issuance non-investment grade securities or a substantial increase in the corporate default rate could adversely affect our ability to source investments with attractive risk-adjusted returns.

  •
  The attractiveness of our product offering to the evolving complexion of investor types.  Defined contribution plans and retail investors are demanding more exposure to alternative investment products to seek differentiated returns and current yields. Our publicly traded funds capitalize on these opportunities by offering retail investors the ability to take advantage of our market-leading investment groups. We believe that the breadth, diversity and number of investment vehicles we offer allows us to maximize our reach with investors.

  •
  Our ability to generate growth and stable earnings despite increased regulatory and compliance requirements.  Following the most recent financial crisis, investors in alternative investments, including those managed by us, have heightened their focus on matters such as manager diligence, reporting transparency and compliance infrastructure. In response to this focus, we have invested heavily in our investment monitoring systems, compliance and enterprise risk management systems to proactively address both evolving investor expectations and the evolving regulatory landscape. While our financial margins have experienced some near term compression through incremental cost burdens as a result of the increased complexity in operating our business under these new requirements, our ability to generate stable earnings has helped us attract and retain investors who are now allocating a greater proportion of their assets to established, well-developed asset managers, such as Ares. We believe these investments will continue to support our strategic plans and enable stability of our earnings over time, particularly as our AUM grows.

Reorganization and Offering Transactions

        In connection with this offering, we intend to effect a Reorganization described in greater detail under "Organizational Structure." The Reorganization includes the following elements:

Conversion of Profit Interests

        Certain existing interests held by APMC (on behalf of our senior partners and senior professionals) that represent less than a full common interest (for example, "profits interests") in Ares Investments LLC and Ares Holdings LLC will be recapitalized into Ares Operating Group Units. The common interests held (whether directly or indirectly) in Ares Holdings, Ares Domestic, Ares Offshore, Ares Investments and Ares Real Estate by such partners and professionals will be exchangeable for common units in Ares Management, L.P. as described under "Organizational Structure—Exchange Agreement" and "Certain Relationships and Related Party Transactions—Exchange Agreement."

        At the time of this offering, we expect to grant restricted units to be settled in common units, phantom units to be settled in cash and options to acquire common units of Ares Management, L.P. The awards are subject to vesting, and equity compensation expense will be recorded for all years subject to vesting.

Distribution of Earnings

        In the normal course of business, we have made distributions to our existing owners, including distributions sourced from investment income and performance fees. Prior to this offering, we made a cash distribution to our existing owners of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC. The distribution was made from cash and borrowings under the Credit Facility.

Operating Group Structure

        Following the Reorganization, this offering and the Offering Transactions, Ares Management, L.P. will be a holding partnership and, either directly or through direct subsidiaries, will control and hold equity interests in each of the Ares Operating Group entities, which in turn will own the operating entities included in our historical combined and consolidated financial statements. We intend to conduct all of our material business activities through the Ares Operating Group. Ares Management, L.P., either directly or through direct subsidiaries, will be the general partner of each of the Ares Operating Group entities, and will operate and control all of the businesses and affairs of the Ares Operating Group. In addition, Ares Management, L.P. will consolidate the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain consolidated funds. The ownership interest of the limited partners of the Ares Operating Group entities will be reflected as a non-controlling interest in Consolidated Funds in Ares Management, L.P.'s combined and consolidated financial statements.

Consolidation and Deconsolidation of Ares Funds

        Pursuant to GAAP, we consolidate our Consolidated Funds in our combined and consolidated financial statements presented in this prospectus. These funds represented approximately 36.0% of our AUM as of December 31, 2013 and 27.5% of our management fees and 72.5% of our performance fees for the year ended December 31, 2013. As of December 31, 2013, 2012 and 2011, we consolidated 35, 29 and 24 CLOs, respectively and 40, 35 and 28 non-CLOs, respectively.

        Under GAAP, we are required to consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which we are the general partner and are presumed to have control, and (b) entities that we concluded are VIEs, including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary. However, we are not required under GAAP to consolidate in our combined and consolidated financial statements certain investment funds that we advise because such funds provide the limited partners with the right to dissolve the fund without cause by a simple majority vote of the Ares non-affiliated limited partners, which overcomes the presumption of control by us.

        In June 2009, the Financial Accounting Standards Board ("FASB") amended its guidance on accounting for VIEs. The new accounting guidance resulted in a change in our accounting policy effective January 1, 2010. Among other things, the new guidance (a) requires more qualitative than quantitative analysis to determine the primary beneficiary of a VIE, (b) requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE, (c) enhances disclosures about an enterprise's involvement with a VIE, and (d) amends certain guidance for determining whether an entity is a VIE. Under the new guidance, a VIE must be consolidated if the enterprise has both (a) the power to direct the activities of the VIE that most significantly impact the entity's economic performance and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Beginning in January 2010, we consolidated the CLOs that we advise as a result of revisions to the accounting standards governing consolidations. As of December 31, 2013, 2012 and 2011, the Company held $64.2 million, $46.5 million and $52.0 million of investments in these CLOs, respectively, which represents its maximum exposure to loss. During the year ended December 31, 2013, we did not acquire any management contracts for CLOs. During the year ended December 31, 2012, we acquired management contracts for two CLOs that resulted in an additional $27.8 million of equity appropriated for our Consolidated Funds. During the year ended December 31, 2011, we acquired management contracts for six CLOs that resulted in an additional $225.4 million of equity appropriated for our Consolidated Funds.

        The assets and liabilities of our Consolidated Funds are held within separate legal entities and, as a result, the liabilities of our Consolidated Funds are non-recourse to us. Generally, the consolidation of our Consolidated Funds has a significant gross-up effect on our assets, liabilities and cash flows but has no net effect on the net income attributable to our combined and consolidated results or on our total controlling equity. The majority of the net economic ownership interests of our Consolidated Funds are reflected as redeemable and non-redeemable non-controlling interests in the Consolidated Funds and equity appropriated for our Consolidated Funds in our combined and consolidated financial statements.

        We generally deconsolidate CLOs upon liquidation or dissolution at the end of their finite lives. In contrast, the funds we advise are deconsolidated when we are no longer deemed to control the entity. For the year ended December 31, 2013, eight CLOs and two partnership funds liquidated or dissolved and two VIEs experienced a significant change in ownership or control.

        The performance of our Consolidated Funds is not necessarily consistent with or representative of the combined performance trends of all of our funds. See "—Critical Accounting Policies—Principles of Consolidation" and Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

Managing Business Performance

Non-GAAP Financial Measures

        Economic Net Income.    Economic net income is a key performance indicator used in the alternative asset management industry. ENI represents net income excluding (a) income tax expense, (b) operating results of our Consolidated Funds, (c) depreciation expense, (d) the effects of changes arising from corporate actions, and (e) certain other items that we believe are not indicative of our performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with acquisitions and capital transactions, placement fees and underwriting costs and expenses incurred in connection with corporate reorganization. We believe the exclusion of these items provides investors with a meaningful indication of our core operating performance. ENI is evaluated regularly by our management as a decision tool for deployment of resources and to assess performance of our business segments. We believe that reporting ENI is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our segment performance.

        Distributable Earnings.    Distributable earnings (or "DE") is a pre-income tax measure that is used to assess performance and amounts potentially available for distributions to stakeholders. Distributable earnings is calculated as the sum of Fee Related Earnings, realized performance fees, realized performance fee compensation expense, realized net other income, and further adjusts for expenses arising from transaction costs associated with acquisitions, placement fees and underwriting costs, expenses incurred in connection with corporate reorganization and depreciation. Distributable earnings differs from income before taxes computed in accordance with GAAP as it is presented before giving effect to unrealized performance fee income, unrealized performance fee compensation expense, unrealized net investment income, amortization of intangibles, equity compensation expense and is further adjusted by certain items described in "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures."

        Fee Related Earnings.    Fee related earnings is a component of ENI and is used to assess the ability of our business to cover direct base compensation and operating expenses from management fees. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for the items included in the calculation of ENI and further adjusts for performance fees, performance fee compensation, investment income from our Consolidated Funds and certain other items that we believe are not indicative of our performance.

        Performance Related Earnings.    Performance related earnings is a measure used to assess our investment performance. PRE differs from income before taxes computed in accordance with GAAP as it only includes performance fee income, performance fee compensation and investment income earned from our Consolidated Funds and non-consolidated funds.

        These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of the results of operations discussed further under "—Overview of Combined and Consolidated Results of Operations" which are prepared in accordance with GAAP. For a reconciliation of these measures to the most comparable measure in accordance with GAAP, see "—Results of Operations by Segment—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures." See Note 16, "Segment Reporting," to our combined and consolidated financial statements included elsewhere in this prospectus for more information.

Operating Metrics

        We monitor certain operating metrics that are common to the alternative asset management industry.

Assets Under Management

        Assets under management refers to the assets of our funds. We view AUM as a metric to measure our investment and fundraising performance as it reflects assets generally at fair value plus available uncalled capital. For our funds other than CLOs, our AUM equals the sum of the following:

  •
  net asset value ("NAV") of such funds;

  •
  the drawn and undrawn debt (at the fund-level including amounts subject to restrictions); and

  •
  uncalled committed capital (including commitments to funds that have yet to commence their investment periods).

"NAV" refers to the:

  •
  value of all the assets of a fund (including cash and accrued interest and dividends); less

  •
  all liabilities of the fund (including accrued expenses and reserves for contingent liabilities).

For our funds that are CLOs, our AUM is equal to subordinated notes (equity) plus all drawn and undrawn debt tranches.

        The table below provides the period-to-period roll forward of AUM:

	As of December 31,
	2013	2012	2011
	(Dollars in millions)
Consolidated Segments
Change in AUM:
Beginning of period	$60,158	$49,263	$41,860
Acquisitions(1)	6,091	—	6,027
Commitments(2)	14,407	15,132	4,725
Capital reduction(3)	(4,855)	(2,232)	(1,462)
Distributions(4)	(5,576)	(5,400)	(3,446)
Change in fund value(5)	3,780	3,394	1,559

End of period	$74,005	$60,158	$49,263

Average AUM	$67,081	$54,711	$45,562

(1)
Represents the AUM balance for acquisitions in the Tradable Credit Group and in the Real Estate Group.

(2)
Represents new commitments during the period, including equity and debt commitments and gross inflows into our open-ended managed accounts and sub-advised accounts, as well as equity offerings by our publicly traded vehicles.

(3)
Represents the permanent reduction in leverage during the period.

(4)
Represents distributions and redemptions net of recallable amounts.

(5)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency.

        As of December 31, 2013, 2012 and 2011, our uninvested AUM was $15 billion, $13 billion and $6 billion, respectively, primarily attributable to the Direct Lending Group and the Private Equity Group.

        Please refer to "—Results of Operations by Segment" for a detailed discussion by segment of the activity affecting total AUM for each of the periods presented.

Fee Earning Assets Under Management

        Fee earning AUM refers to the AUM on which we directly or indirectly earn management fees. We view fee earning AUM as a metric to measure changes in the assets from which we earn management fees. Our fee earning AUM is the sum of all the individual fee bases of our funds that contribute directly or indirectly to our management fees and generally equals the sum of:

  •
  for certain closed-end funds within the reinvestment period in the Tradable Credit Group, the Private Equity Group funds, the mezzanine fund in the Direct Lending Group and certain private funds in the Real Estate Group, the amount of limited partner capital commitments (see "Fee earning AUM based on capital commitments" in the "Components of fee earning AUM" table below for the amount of this component of fee earning AUM as of each period);

  •
  for the aforementioned closed-end funds beyond the reinvestment period as well as the structured assets funds in the Tradable Credit Group, certain managed accounts within their reinvestment period and European funds in the Direct Lending Group and co-invest vehicles in the Real Estate Group, the amount of limited partner invested capital (see "Fee earning AUM based on invested capital" in the "Components of fee earning AUM" table below for the amount of this component of fee earning AUM as of each period);

  •
  for CLOs, the gross amount of aggregate collateral balance at par, adjusted for defaulted or discounted collateral (see "Fee earning AUM based on collateral balances, at par" in the "Components of fee earning AUM" table below for the amount of this component of fee earning AUM as of each period); and

  •
  for the remaining funds in the Tradable Credit Group, ARCC, certain managed accounts in the Direct Lending Group and certain debt funds in the Real Estate Group, the portfolio value, gross asset value or NAV, adjusted in certain instances for cash or certain accrued expenses (see "Fee earning AUM based on market value and other" in the "Components of fee earning AUM" table below for the amount of this component of fee earning AUM as of each period).

        Fee earning AUM in the Direct Lending Group includes the AUM of Senior Secured Loan Fund LLC (the "SSLP"), a program co-managed by a subsidiary of Ares through which ARCC co-invests with affiliates of General Electric Company, and from Ivy Hill Asset Management, L.P., a wholly owned portfolio company of ARCC and a registered investment adviser, on which we indirectly generate fees, in each case calculated in accordance with the above.

        Our calculations of fee earning AUM and AUM may differ from the calculations of other alternative asset managers and, as a result, this measure may not be comparable to similar measures presented by others. In addition, our calculations of fee earning AUM and AUM may not be based on any definition of fee earning AUM or AUM that is set forth in the agreements governing the investment funds that we advise.

        The table below provides the period-to-period roll forward of fee earning AUM:

	As of December 31,
	2013	2012	2011
	(Dollars in millions)
Consolidated segments
Change in fee earning AUM:
Beginning of period	$47,582	$40,216	$32,872
Acquisitions	5,384	592	5,172
Commitments(1)	3,821	7,703	981
Subscriptions/deployment/increase in leverage(2)	8,096	4,117	5,023
Redemption/distributions/decrease in leverage(3)	(7,421)	(5,086)	(4,325)
Change in fund value(4)	2,290	1,098	593
Change in fee basis(5)	(590)	(1,058)	(100)

End of period	$59,162	$47,582	$40,216

(1)
Represents new commitments during the period for funds that earn management fees based on committed capital.

(2)
Represents subscription, capital deployment and increase in leverage (for funds that earn fees on a gross asset basis).

(3)
Represents redemptions, distributions and decrease in leverage (for funds that earn fees on a gross asset basis).

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency for funds that earn management fees based on market value.

(5)
Represents the change of fee basis from committed capital to invested capital.

        The table below breaks out fee earning AUM by its respective components at each period:

	As of December 31,
	2013	2012	2011
	(Dollars in millions)
Consolidated segments
Components of fee earning AUM
Fee earning AUM based on capital commitments(1)	$5,724	$5,553	$4,496
Fee earning AUM based on invested capital(2)	11,336	6,453	4,741
Fee earning AUM based on market value/other(3)	18,931	14,471	11,703
Fee earning AUM based on collateral balances, at par(4)	23,171	21,106	19,276

Total fee earning AUM	$59,162	$47,582	$40,216

(1)
Reflects limited partner capital commitments where the investment period has not expired.

(2)
Reflects limited partner invested capital and includes amounts committed to or reserved for investments for certain real estate funds.

(3)
Market value/other include variances for some funds that are attributable to management fee basis calculations based on average portfolio values or beginning of period values.

(4)
Reflects the gross amount of aggregate collateral balances, at par, for our CLOs and the SSLP.

Overview of Combined and Consolidated Results of Operations

Revenues

        Revenues primarily consist of management fees and performance fees.

        Management Fees.    Management fees are generally based on a defined percentage of average fair value of assets, total commitments, invested capital, NAV, net investment income or par value of the investment portfolios managed by us. The fees are generally based on a quarterly measurement period and amounts can be paid in advance or in arrears depending on each specific fund. Management fees also include ARCC Part I Fees from our publicly traded business development company registered under the Investment Company Act of 1940, ARCC, which is managed by our subsidiary. ARCC Part I Fees are equal to 20% of its net investment income (before ARCC Part I Fees and ARCC Part II Fees), subject to a fixed "hurdle rate" of 1.75% per quarter, or 7.0% per annum. No fee is earned until ARCC's net investment income exceeds a 1.75% hurdle rate, with a "catch-up" provision that serves to ensure that we receive 20% of ARCC's fee net investment income from the first dollar earned. ARCC Part I Fees are classified as management fees as they are predictable and are recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter. Management fees are recognized as revenue in the period advisory services are rendered, subject to our assessment of collectability.

  •
  Tradable Credit Group long-only credit funds: Management fees generally range from 0.45% to 0.65% of principal par plus cash or NAV. The funds in the leveraged loan funds strategy have an average management contract term of 12.5 years as of December 31, 2013, and the fee ranges generally remain unchanged at the close of the re-investment period. The funds in the high-yield strategy generally represent open-ended managed accounts, which typically do not include investment period termination or management contract expiration dates. The funds may provide for management fee rate decreases as the NAV of the funds exceeds certain negotiated amounts.

  •
  Tradable Credit Group alternative credit funds: Management fees generally range from 0.50% to 1.75% of NAV, gross asset value, committed capital or invested capital. The funds in the multi-strategy credit strategy generally include open-ended or managed account structures, which typically do not include investment period termination or management contract expiration dates. The funds in the special situations strategy are comprised of closed-end funds with investment period termination or management contract termination dates and managed accounts, which do not include investment period termination or management contract termination dates. For certain closed-end funds in this strategy, following the expiration or termination of the investment period the management fees step down to 1.00% of the aggregate adjusted cost of unrealized portfolio investments. The funds in this strategy have an average management contract term of 9.2 years as of December 31, 2013.

  •
  Direct Lending Group funds: Management fees generally range from 0.75% to 2.00% of invested capital, NAV or total assets. Following the expiration or termination of the investment period, the management fees, for certain closed end funds and managed accounts in this strategy generally step down to between 0.50% and 1.50% of the aggregate cost or market value of the portfolio investments. In addition, management fees include the ARCC Part I Fees. The funds in this strategy have an average management contract term of 10.2 years as of December 31, 2013.

  •
  Private Equity Group funds: Management fees generally range from 1.50% to 2.00% of total capital commitments during the investment period. The management fees for such funds generally step down to between 0.75% and 1.125% of the aggregate adjusted cost of unrealized portfolio investments following the earlier to occur of: (i) the expiration or termination of the investment period or (ii) the launch of a successor fund. The funds in this strategy have an average management contract term of 12.5 years as of December 31, 2013.

  •
  Real Estate Group funds: Management fees generally range from 0.50% to 1.50% of invested capital, stockholders' equity or total capital commitments. Following the expiration or termination of the investment period, the basis on which management fees are earned, for certain closed-end funds, managed accounts and co-investment vehicles in this strategy, changes from committed capital to invested capital with no change in the management fee rate. The funds in this strategy have an average management contract term of 9.6 years as of December 31, 2013.

        One-time deferred management fees represent base management fees that are generally calculated on a fixed percentage of principal par. Deferred management fees arise when a fund does not have sufficient liquidity to make payments or may be restricted by certain covenants from making payment. In some instances, we also defer management fees until certain performance conditions are met. If management fees are deferred, we will not recognize any management fees until collectability is assured. The amount of deferred management fees recognized by us typically increases with the length of time the fees are deferred. As of December 31, 2013, we do not have any management fees that are deferred.

        As of the reporting date, accrued but unpaid management fees, net of management fee reductions and management fee offsets, are included under management fees receivable in Note 11, "Related Party Transactions," to our combined and consolidated financial statements included elsewhere in this prospectus.

        Performance Fees.    Performance fees are based on certain specific hurdle rates as defined in our Consolidated Funds' and non-consolidated funds' applicable investment management or partnership agreements. Performance fees are recorded on an accrual basis to the extent such amounts are contractually due. We have elected to adopt Method 2 of FASB Accounting Standards Codification ("ASC") 605-20, Revenue Recognition ("ASC 605") for revenue based on a formula. Under this method, we generally accrue for a performance-based fee if the return has exceeded certain hurdles or benchmarks. The investment returns of most of our funds are volatile. Performance fees are assessed as a percentage of the investment performance of the funds. The performance fee measurement period varies from type of fund. The performance fees from our alternative credit hedge funds and ARCC Part II Fees are measured and paid on an annual basis. The performance fees from our Tradable Credit Group long-only credit funds, Tradable Credit Group alternative credit funds, Direct Lending Group managed accounts and Private Equity Group funds are generally measured at liquidation of the fund, as fund return hurdles are cumulative. For the Tradable Credit Group long-only credit funds, Tradable Credit Group alternative funds and Direct Lending Group managed accounts, realizations occur as the fund is liquidating. Private Equity Group funds generally distribute performance fees as investment realizations occur. Further, Private Equity Group funds, Tradable Credit Group alternative credit funds and certain leveraged loan funds generally may make annual tax distributions depending on whether the tax obligation at year-end is greater than the performance fees that were distributed during the year.

  •
  Tradable Credit Group long-only credit funds:  Performance fees generally represent 10% to 20% of each incentive eligible fund's profits, subject to a preferred return of approximately 7% to 12% per annum.

  •
  Tradable Credit Group alternative credit funds:  Performance fees generally represent 10% to 30% of each incentive eligible fund's profits, subject to a preferred return of approximately 5% to 9% per annum.

  •
  Direct Lending Group funds:  Performance fees generally represent 10% to 20% of each incentive eligible fund's profits, or cumulative realized capital gains (net of realized capital losses and unrealized capital depreciation). Some funds are also subject to a preferred return of approximately 5% to 8% per annum.

  •
  Private Equity Group funds:  Performance fees represent 20% of each incentive eligible fund's profits, subject to a preferred return of approximately 8% per annum.

  •
  Real Estate Group funds:  Performance fees generally represent 10% to 25% of each incentive eligible fund's profits, subject to a preferred return of approximately 8% to 10% per annum.

        The timing and amount of performance fees generated by our funds is uncertain. We cannot predict when, or if, hurdle rates or benchmarks will be attained and realization of investments held by our funds will occur. If we were to have a realization event in a particular quarter or year, it may have a significant impact on our results for that particular quarter or year that may not be replicated in subsequent periods. See "Risk Factors—Risks Related to Our Business—A portion of our revenue, net income and cash flow is variable, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our common units to decline."

        We may be liable to certain funds for previously realized performance fees if the fund's investment values decline below certain return hurdles, which vary from fund to fund. As of each of the years ending December 31, 2013, 2012 and 2011, if the funds were liquidated at their fair values at that date, there would have been no clawback obligation or liability. When the fair value of a fund's investment remains constant or falls below certain return hurdles, previously recognized performance fees are reversed. In all cases, each investment fund is considered separately in evaluating carried interest and potential clawback obligations. For any given period, performance fee income could therefore be negative; however, cumulative performance fees can never be negative over the life of a fund. If upon a hypothetical liquidation of a fund's investments at the then-current fair values previously recognized and distributed performance fees would be required to be returned, a liability is established in our financial statements for the potential clawback obligation. At December 31, 2013, 2012 and 2011, if we assumed all existing investments were valued at $0, the total amount of performance fees subject to clawback would have been approximately $608.5 million, $562.6 million and $560.2 million, respectively, of which approximately $489.8 million, $454.2 million and $458.8 million, respectively, would be reimbursable by professionals who have received such performance fees.

        In addition, we are entitled to receive incentive fees from certain funds when the return on investment exceeds previous calendar year-end or date of investment high-watermarks. Some of our funds pay annual incentive fees or allocations equal to 10% to 20% of the fund's profit for the year, subject to a high-watermark. The high-watermark is the highest historical NAV attributable to a fund investor's account on which incentive fees were paid and means that we will not earn incentive fees with respect to such fund investor for a year if the NAV of such investor's account at the end of the year is lower than any prior year-end NAV or the NAV at the date of such fund investor's investment, generally excluding any contribution and redemptions for purposes of calculating NAV. In these arrangements, incentive fees are recognized when the performance benchmark has been achieved based on the funds' then-current fair value and are included in performance fees in our combined and consolidated statement of operations. These incentive fees are a component of performance fees in our combined and consolidated financial statements and are treated as accrued until paid to us.

        For any given period, performance fee revenue on our combined and consolidated statement of operations may include reversals of previously recognized performance fees due to a decrease in the value of a particular fund that results in a decrease of cumulative performance fees earned to date. Since fund return hurdles are cumulative, previously recognized fees also may be reversed in a period of appreciation that is lower than the particular fund's hurdle rate. For the years ended December 31, 2013, 2012 and 2011, the reversal of performance fees was $6.5 million, $0 million and $22.2 million, respectively. This includes $7.6 million from our Tradable Credit Group for the year ended December 31, 2011, of which $6.6 million relates to Consolidated Funds that eliminate upon consolidation, $0.9 million from our Direct Lending Group for the year ended December 31, 2013 and $5.6 million and $14.6 million from our Private Equity Group for the years ended December 31, 2013 and 2011, respectively, of which the balance relates to Consolidated Funds that eliminate upon consolidation.

        As of the reporting date, accrued but unpaid performance fees are reflected in unrealized performance fee in Note 16, "Segment Reporting," to our combined and consolidated financial statements included elsewhere in this prospectus.

        Other Fees.    We also provide administrative services to certain of our affiliated funds that are reported as other fees. Such fees are recognized as revenue in the period that administrative and investment advisory services are rendered. These fees are generally based on expense reimbursements that represent the portion of overhead and other expenses incurred by certain support group professionals directly attributable to the fund but may also be based on the fund's NAV, for certain funds domiciled outside the United States. These fees are reported within total revenues in our combined and consolidated financial statements included elsewhere in this prospectus.

        Deal fees include special fees such as consulting fees, advisory fees, closing fees, transaction fees and similar fees paid to us in connection with portfolio investments of our Consolidated Funds. These fees are specific to particular transactions and the contractual terms of the portfolio investments, and are recognized when earned as specified in certain limited partnership agreements.

        See "—Critical Accounting Policies" and Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements included elsewhere in this prospectus for additional information regarding the manner in which management fees and performance fees are generated.

Expenses

        Compensation and Benefits.    Compensation generally includes salaries, bonuses, benefits paid and payable to our professionals and equity-based compensation associated with the grants of equity-based awards to our senior professionals. Compensation cost relating to the issuance of certain equity-based awards is measured at fair value at the grant date, taking into consideration expected forfeitures, and expensed over the vesting period on a straight line basis. Other equity-based awards are re-measured at the end of each reporting period. Bonuses are accrued over the service period to which they relate. All payments made to our senior partners are accounted for as distributions on the equity held by such senior partners rather than as employee compensation. Following this offering all compensation to our senior partners will continue to be accounted for as distributions on the equity held by such senior partners rather than as employee compensation.

        Performance Fee Compensation.    Performance fee compensation includes compensation directly related to segment performance fees, which generally consists of percentage interests that we grant to our professionals. Depending on the nature of each fund, the performance fee participation is generally structured as a fixed percentage or as an annual award. The liability is calculated based upon the changes to realized and unrealized performance fees but not payable until the performance fees are realized. We have an obligation to pay our professionals a portion of the performance fees earned from certain funds, including revenue from Consolidated Funds that is eliminated in consolidation.

        Although changes in performance fee compensation are directly correlated with changes in performance fees reported within our segment results, this correlation does not always exist when our results are prepared on a fully consolidated basis in accordance with GAAP. This discrepancy is caused by the fact that performance fees earned from our Consolidated Funds are eliminated upon consolidation while performance fee compensation is not eliminated.

        Consolidated Fund Expenses.    Consolidated Fund expenses consist primarily of costs incurred by our Consolidated Funds, including travel expenses, professional fees, research expenses, trustee fees and other costs associated with administering these funds and launching new products. These expenses are generally attributable to the related funds' limited partners or CLO noteholders and are allocated to non-controlling interests. As such, these expenses have no material impact on the net income attributable to AHI, Ares Investments LLC and consolidated subsidiaries.

        General, Administrative and Other Expenses.    General and administrative expenses include costs primarily related to placement fees, professional services, occupancy and equipment expenses, depreciation and amortization expenses, travel and related expenses, communication and information services and other general operating items. These expenses are not borne by fund investors and are not offset by credits attributable to fund investors' non-controlling redeemable interests in Consolidated Funds. Placement fees typically represent expenses paid upfront in connection with our capital raising activities. Occupancy and equipment expense represents charges related to office leases and associated expenses, such as utilities and maintenance fees. Depreciation of fixed assets is normally calculated using the straight-line method over their estimated useful lives, ranging from three to seven years, taking into consideration any residual value. Leasehold improvements are amortized over the shorter of the useful life of the asset or the expected term of the lease. Intangible assets are amortized based on the future cash flows over the expected useful lives of the assets. See Note 3, "Goodwill and Intangible Assets," to our combined and consolidated financial statements included elsewhere in this prospectus for more information.

Other Income

        Interest and Other Income.    Interest and other income consist primarily of interest income and dividend income. Interest and other income are recognized on an accrual basis to the extent that such amounts are expected to be collected.

        Interest Expense.    Interest expense consists primarily of interest expense relating to the Credit Facility which has a variable interest rate based on LIBOR.

        Debt Extinguishment Expense.    Debt extinguishment expense relates to the costs incurred in connection with the Credit Facility. These costs are capitalized when incurred and amortized over the term of the Credit Facility.

        Interest and Other Income of Consolidated Funds.    Interest income of our Consolidated Funds relates to interest and dividend income generated from the underlying investments securities. The CLOs generate interest income from investments in bonds and loans, inclusive of amortization of discounts. Interest and other income are recognized on an accrual basis to the extent such amounts are expected to be collected. These sources of revenue are generally attributable to the related funds' limited partners or CLO noteholders and are allocated to non-controlling interests. As such, these sources of revenue have no direct material impact on the net income attributable to AHI, Ares Investments LLC and consolidated subsidiaries.

        Interest Expense of Consolidated Funds.    The interest expenses of Consolidated Funds are principally comprised of interest expense related to our CLOs' loans payable. This interest expense is generally attributable to CLO noteholders and is allocated to non-controlling interests. As such, this expense has no direct material impact on the net income attributable to AHI, Ares Investments LLC and consolidated subsidiaries.

        Net Realized Gain (Loss) on Investments.    Net gains (loss) from investment activities include both realized gains and losses in our investment portfolio. Net realized gain (loss) is realized when we redeem all or a portion of our investment or when we receive cash income, such as dividends or distributions.

        Net Change in Unrealized Appreciation (Depreciation) on Investments.    Net change in unrealized appreciation (depreciation) on investments represents the unrealized and realized appreciation (depreciation) resulting from the investments of AIH LLC. Unrealized appreciation (depreciation) on investments results from changes in the fair value of the underlying investment as well as the reversal of unrealized appreciation (depreciation) at the time an investment is realized.

        Net Realized Gain (Loss) on Investments of Consolidated Funds.    Net realized gain on investments of Consolidated Funds consists of realized gains and losses arising from dispositions of investments held by our Consolidated Funds. Substantially all of the net investment gains (losses) of our Consolidated Funds are attributable to the limited partner investors and allocated to non-controlling interests. As such, a gain or loss from our Consolidated Funds has no direct material impact on the net income attributable to AHI, Ares Investments LLC and consolidated subsidiaries.

        Net Change in Unrealized Appreciation (Depreciation) on Investment of Consolidated Funds.    Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds reflects both unrealized gains and losses on investments from periodic changes in fair value of investments held by our Consolidated Funds and the reversal upon disposition of investments of unrealized gains and losses previously recognized for those investments. The net change in unrealized appreciation (depreciation) on investment of Consolidated Funds is substantially attributable to the limited partners and allocated to non-controlling interests. As such, this change has no direct material impact on the net income attributable to AHI, Ares Investments LLC and consolidated subsidiaries.

        Income Taxes.    A substantial portion of our earnings flow through to our owners without being subject to an entity level tax. Consequently, a significant portion of our earnings has no provision for income taxes except for foreign, city and local income taxes incurred at the entity level. A portion of our operations is conducted through a domestic corporation that is subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

        Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Non-Controlling Interests in Consolidated Funds.    Net income (loss) attributable to non-controlling interests represents the ownership interests that third parties hold in entities that are consolidated in our combined and consolidated financial statements.

        The substantial majority of our comingled funds are closed-end funds, and accordingly do not permit investors to redeem their interests other than in limited circumstances that are beyond our control, such as instances in which retaining the limited partnership interest could cause the limited partner to violate a law, regulation or rule. Investors in open-ended and evergreen funds generally have the right to withdraw their capital, subject to the terms of the respective limited partnership agreements, over periods ranging from one month to three years. In addition, separately managed investment vehicles for a single investor may allow such investor to terminate the fund at the discretion of the investor pursuant to the terms of the applicable constituent documents of such vehicle.

Results of Operations

Combined and Consolidated Results of Operations

        The following table and discussion sets forth information regarding our combined and consolidated results of operations for the years ended December 31, 2013, 2012 and 2011. The combined and consolidated financial statements of Pre-IPO Ares have been prepared on substantially the same basis for all historical periods presented; however, our Consolidated Funds are not the same entities in all periods shown due to changes in GAAP, changes in fund terms and the creation and termination of funds. We consolidated funds where through our management contract and other interests we are deemed to hold a controlling financial interest. As further described below, the consolidation of these funds had the impact of increasing interest and other income of Consolidated Funds, interest and other expenses of Consolidated Funds and net investment gains (losses) of Consolidated Funds for the years ended

December 31, 2013, 2012 and 2011. The consolidation of these funds had no effect on net income attributable to us for the periods presented.

	Year Ended December 31.
	2013	2012	2011
	(Dollars in thousands)
Statements of operations data
Revenues
Management fees (includes ARCC Part I Fees of $110,511, $95,182, and $79,028 for the years ended December 31, 2013, 2012, and 2011, respectively)	$375,572	$249,584	$185,084
Performance fees	79,800	69,491	6,938
Other fees	23,283	14,971	14,943

Total revenues	478,655	334,046	206,965
Expenses
Compensation and benefits	333,902	288,719	200,784
Performance fee compensation	194,294	267,725	120,451
Consolidated Funds expenses	135,237	116,505	78,102
General, administrative and other expenses	138,464	85,582	68,575

Total expenses	801,897	758,531	467,912

Other Income (loss)
Interest and other income	5,996	8,431	5,259
Interest expense	(9,475)	(8,679)	(5,953)
Debt extinguishment expense	(1,862)	(3,032)	(1,183)
Net realized gain (loss) on investments	(6,373)	6,662	(1,096)
Net change in unrealized appreciation (depreciation) on investments	15,095	(1,670)	(4,387)
Interest and other income of Consolidated Funds	1,236,037	1,406,593	1,425,711
Interest expense of Consolidated Funds	(534,431)	(449,377)	(327,959)
Debt extinguishment gain of Consolidated Funds	11,800	—	—
Net realized gain on investments of Consolidated Funds	64,382	1,794,412	1,040,530
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	414,714	(1,067,013)	(917,033)

Total other income	1,195,883	1,686,327	1,213,889

Income before taxes	872,641	1,261,842	952,942
Income tax expense	59,263	26,154	29,573

Net income	813,378	1,235,688	923,369

Less: Net income attributable to non-controlling interests in Consolidated Funds	586,771	933,592	790,529
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in consolidated subsidiaries	46,125	81,450	35,492

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	$220,646	$97,348

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

        Management Fees.    Total management fees increased by $126.0 million, or 50.5%, to $375.6 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. In addition, the management fees from our Consolidated Funds, which are eliminated upon consolidation, decreased by $24.0 million, or 14.5%, to $141.1 million for the year ended December 31, 2013 compared to the year ended December 31, 2012.

  •
  Our Private Equity Group generated an additional $56.8 million in management fees for the year ended December 31, 2013 with the launch of our fourth private equity fund, Ares Corporate Opportunities Fund IV, L.P. ("ACOF IV"), in 2012. The management fees for ACOF IV were not activated until the fourth quarter of 2012 when the fund made its first investment. As such, only one quarter's management fees were recorded for the year ended December 31, 2012.

  •
  Our Direct Lending Group generated an additional $37.7 million in management fees for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to additional capital raises for ARCC and expansion of our Direct Lending Group's European platform in 2013.

  •
  Our Real Estate Group generated an additional $30.2 million in management fees for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was principally attributable to the management fee contracts obtained in the acquisition of AREA in the third quarter of 2013 and additional capital raises by our publicly traded real estate fund, ACRE.

  •
  Our Tradable Credit Group remained relatively flat generating an additional $1.3 million in recurring management fees for the year ended December 31, 2013 compared to the year ended December 31, 2012.

        Other Fees.    Administrative fees and other income increased by $8.3 million, or 55.5%, to $23.3 million for the year ended December 31, 2013 compared to the same period in 2012, primarily due to a full year of administrative service fees from ACRE and other fees generated by AREA.

        Performance Fees.    Performance fees increased by $10.3 million, or 14.8%, to $79.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. $0.9 million of performance fees were reversed for the year ended December 31, 2013 related to our Direct Lending Group managed accounts. No performance fees were reversed in the years ended December 31, 2012. In addition, performance fees from our Consolidated Funds, which are eliminated upon consolidation, decreased by $145.0 million to $210.2 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in performance fees was primarily driven by the Tradable Credit Group and the Direct Lending Group.

  •
  Our Tradable Credit Group contributed $7.2 million to the total performance fees increase for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was principally attributable to certain Tradable Credit Group alternative credit funds exceeding their IRR hurdle or high-watermark during 2013, which contributed $11.9 million of performance fees. The increase was partially offset by a $6.2 million decrease in performance fees from Ares Credit Strategies Fund I ("CSF") from $38.7 million for the year ended December 31, 2013 compared to $44.9 million for the year ended December 31, 2012, as the fund experienced less appreciation in 2013.

  •
  Our Direct Lending Group contributed $3.1 million to the total performance fees increase for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in performance fees was principally attributable to an increase in realized ARCC Part II Fees earned by ARCC from additional net realized capital gains.

Expenses

        Compensation and Benefits.    Compensation and benefits increased by $45.2 million, or 15.6%, to $333.9 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to merit-based increases and an increase in headcount from 2012 to 2013, including additional professionals from the acquisition of AREA, and the March 2013 externalization of management of our Direct Lending Group in Europe, which previously had been internally managed (the "ACE Externalization"). Allocated profit distributions to our senior partners are accounted for as equity distributions.

        Performance Fee Compensation.    Performance fee compensation decreased by $73.4 million, or 27.4%, to $194.3 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The change in performance fee compensation directly correlated with change in performance fees before giving effect to the performance fees earned from our Consolidated Funds that are eliminated upon consolidation.

        Expenses of our Consolidated Funds.    Expenses of Consolidated Funds increased by $18.7 million, or 16.1%, to $135.2 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. This expense increased primarily due to the addition of consolidated CLOs in 2013, which resulted in the incurrence of significant expenses associated with their closings.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $52.9 million, or 61.8%, to $138.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was driven primarily by an increase in headcount from 2012 to 2013, an increase in amortization of intangible asset due to the acquisition of management fee contracts obtained in the acquisition of AREA, the impairment of existing management fee contracts of the Tradable Credit Group and expenses related to the AREA acquisition.

Other Income (Loss)

        When evaluating the changes in other income (loss), we separately analyze the returns generated by AIH LLC's investment portfolio from the investment returns generated by our Consolidated Funds. Within each group's returns, we aggregate interest and other income with interest expense and aggregate the net realized and unrealized gains and losses to derive net investment gain (loss). Analyzing net investment gain (loss) helps assess the contributions of single issuer, investment security or portfolio company.

        For the years ended December 31, 2013 and 2012, the other income associated with the Company and our Consolidated Funds is summarized below:

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Other income (loss) of AIH LLC investment portfolio:
Interest and other income	$5,996	$8,431
Interest expense	(9,475)	(8,679)
Debt extinguishment expense	(1,862)	(3,032)

Net interest expense attributed to AIH LLC	(5,341)	(3,280)

Net realized gain (loss) on investments	(6,373)	6,662
Net change in unrealized appreciation (depreciation) on investments	15,095	(1,670)

Net investments gains attributed to AIH LLC	8,722	4,992

Other income loss attributed to AIH LLC's investment portfolio	3,381	1,712

Other income (loss) of Consolidated Funds' investments:
Interest and other income of Consolidated Funds	1,236,037	1,406,593
Interest expense of Consolidated Funds	(534,431)	(449,377)
Debt extinguishment gain of Consolidated Funds	11,800	—

Net interest income of Consolidated Funds	713,406	957,216

Net realized gain on investments of Consolidated Funds	64,382	1,794,412
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	414,714	(1,067,013)

Net investments gains of Consolidated Funds	479,096	727,399

Other income of Consolidated Funds	1,192,502	1,684,615

Total other income	$1,195,883	$1,686,327

Investments of the Company

        Net interest expense attributed to AIH LLC increased by $2.1 million, or 62.8%, to $5.3 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The increase in net interest expense was due to a $0.8 million increase in interest expense based on increased utilization of the Credit Facility combined with a $2.4 million decrease in interest and other income as a result of shrinking yields from our investments in non-consolidated Tradable Credit Group and Direct Lending Group funds. In addition, we also earned interest income on deferred management fees in 2012.

        Net investment gains attributed to AIH LLC increased $3.7 million, or 74.7%, to $8.7 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The increase in net investment gains was the result of a decrease in realized gains of $13.0 million, which was offset by an increase in unrealized appreciation on investments of $16.8 million. Upon the disposition of an investment, previously recognized unrealized gains and losses are reversed and an offsetting realized gain or loss is recognized in the current period.

        The net realized losses attributed to AIH LLC for the year ended December 31, 2013 were primarily due to AIH's in-kind distribution of shares of ARCC and ACRE stock to its owners that resulted in a net loss of $2.9 million. These losses were in contrast to the realized gains of $6.6 million that we recorded in connection with our liquidation of our investment in Ares Enhanced Loan Investment Strategy Fund VI ("AELIS VI") during the year ended December 31, 2012.

        The net change in unrealized appreciation on AIH LLC's investments increased by $16.8 million, or 1,003.9% to $15.1 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The net change was due in part to the reversal from unrealized loss to realized loss for investments sold in 2013. In addition, the net change in unrealized appreciation was also due to market appreciation in our investments in the Tradable Credit Group and Real Estate Group funds.

Investments of Consolidated Funds

        Net interest income of Consolidated Funds decreased $243.8 million, or 25.5%, to $713.4 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The decrease in net interest income was due primarily to an approximately $170.0 million decrease as a result of shrinking yields from our investments in our Tradable Credit and Direct Lending Groups as evidenced by a decline in the average yield to a 3-year life of the Credit Suisse Leveraged Loan Index ("CSLLI") from 6.3% during 2012 to 5.4% during 2013 coupled with an approximately $85.1 million increase in interest expense. The decrease in net interest income was slightly offset by $11.8 million gain associated with Ares Enhanced Credit Opportunities Fund I's ("ECO I") debt extinguishment at a discount in connection with refinancing its credit facility. The increase in interest expense was directly attributable to the closing of six new CLOs during the year ended December 31, 2013, which carry a higher cost of capital versus legacy CLOs that have rolled off.

        Net investment gains of Consolidated Funds decreased by $248.3 million, or 34.1%, from $727.4 million net gain for the year ended December 31, 2012 compared to year ended December 31, 2013. The decrease in net investment gains was the result of a $1,481.7 million increase in net unrealized appreciation coupled with a $1,730.0 million decrease in net realized appreciation. The net change in unrealized appreciation was due primarily to the reversal from unrealized gain to realized gain in 2012 as a result of significant realization of investments in the Private Equity Group. Investments within the Private Equity Group contributed $374.8 million, or 90%, of the total net change in unrealized appreciation of the Consolidated Funds in 2013.

        Income Tax Expense.    Income tax expense increased $33.1 million, or 126.6%, to $59.3 million for the year ended December 31, 2013 from $26.2 million for the year ended December 31, 2012. The effective tax rate is a function of the mix of income we earn and other factors that often vary significantly within or between years.

        Non-Controlling Interests.    Net income attributable to non-controlling interests in consolidated entities was $586.8 million for the year ended December 31, 2013 compared to $933.6 million for the year ended December 31, 2012. The decrease in net income attributable to non-controlling interests of $346.8 million was primarily due to the recognition of substantial gains in 2012 from the realization of various underlying investments by our Consolidated Funds in the Private Equity Group.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

        Management Fees.    Total management fees increased by $64.5 million, or 34.8%, to $249.6 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. In addition, the management fees from our Consolidated Funds increased by $26.2 million to $165.1 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The management fees generated from our Consolidated Funds are eliminated upon consolidation of these funds.

  •
  Our Direct Lending Group reported an increase of $33.1 million in management fees to $185.6 million for the year ended December 31, 2012 compared to the year ended December 31,

    2011. The increase was primarily due to $31.3 million in incremental management fees from ARCC primarily due to an increase in its total assets from additional capital raises.

  •
  Our Tradable Credit Group reported an increase of $13.8 million in management fees to $43.4 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was principally attributable to incremental management fees from the full-year impact of acquisitions that occurred during the year ended December 31, 2011, and incremental management fees resulting from capital raises in 2012.

  •
  Our Private Equity Group's management fees increased by $10.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was attributable to the launch of our fourth private equity fund, ACOF IV, in the second quarter of 2012. ACOF IV generated $10.7 million in management fees when its management fees were activated after the fund made its first investment in the fourth quarter of 2012.

  •
  Our Real Estate Group experienced an increase of management fees of $6.9 million to $9.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily attributable to a full year of fees from our acquired managed accounts and the launch of our first publicly traded commercial real estate fund, ACRE, in the second quarter of 2012. In the third quarter of 2011, we acquired certain management contracts in conjunction with the Wrightwood Capital LLC ("Wrightwood") acquisition. Wrightwood was a provider of debt capital to the U.S. commercial real estate sector. As such, our acquired managed accounts began to earn management fees during the fourth quarter of 2011.

        Performance Fees.    Performance fees increased by $62.6 million, or 901.6%, to $69.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. No performance fees were reversed for the year ended December 31, 2012. $1.0 million of performance fees were reversed for the year ended December 31, 2011 related to our Tradable Credit Group alternative credit funds. In addition, performance fees from our Consolidated Funds that are eliminated upon consolidation increased by $202.5 million, to $355.3 million, for the year ended December 31, 2012 compared to the year ended December 31, 2011.

  •
  Our Tradable Credit Group contributed $48.8 million to the total performance fees increase for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was principally attributable to NAV appreciation across our funds in 2012, when several of our funds' NAV exceeded hurdle rates and high-watermarks that surpassed the prior year's performance.

  •
  Our Direct Lending Group contributed $13.7 million to the total performance fees increase for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily due to the realization of net capital gains for ARCC Part II Fees, and the returns on investments exceeding the return hurdle rates.

Expenses

        Compensation and Benefits.    Compensation and benefits increased by $87.9 million, or 43.8%, to $288.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily driven by merit-based increases and an increase in headcount from 2011 to 2012, including the full-year impact of additional professionals from the acquisitions of Indicus Advisors, LLP ("Indicus"), a UK based platform that specializes in European leveraged finance and global structured credit investments, and Wrightwood in 2011.

        Performance Fee Compensation.    Performance fee compensation increased by $147.3 million, or 122.3%, to $267.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in performance fee compensation was directly correlated with the increase in performance fees.

        Expenses of our Consolidated Funds.    Expenses of our Consolidated Funds increased by $38.4 million, or 49.2%, to $116.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in expenses of our Consolidated Funds was primarily due to the addition of new CLOs within the Tradable Credit Group.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $17.0 million, or 24.8%, to $85.6 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was driven primarily by an increase in headcount from 2011 to 2012, additional expenses related to the acquisitions of Indicus and Wrightwood and one-time underwriting and offering costs incurred in 2012.

        Other Income (Loss)    For the years ended December 31, 2012 and 2011, the other income associated with the Company and our Consolidated Funds is summarized below:

	Year Ended December 31,
	2012	2011
	(Dollars in thousands)
Other Income (loss) of AIH LLC investment portfolio:
Interest and other income	$8,431	$5,259
Interest expense	(8,679)	(5,953)
Debt extinguishment expense	(3,032)	(1,183)

Net interest expense attributed to AIH LLC	(3,280)	(1,877)

Net realized gain (loss) on investments	6,662	(1,096)
Net change in unrealized appreciation (depreciation) on investments	(1,670)	(4,387)

Net investments gains (losses) attributed to AIH LLC	4,992	(5,483)

Other income loss attributed to AIH LLC's investment portfolio	1,712	(7,360)

Other Income (loss) of Consolidated Funds' investments:
Interest and other income of Consolidated Funds	1,406,593	1,425,711
Interest expense of Consolidated Funds	(449,377)	(327,959)

Net investment income of Consolidated Funds	957,216	1,097,752

Net realized gain on investments of Consolidated Funds	1,794,412	1,040,530
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	(1,067,013)	(917,033)

Net investments gains of Consolidate Funds	727,399	123,497

Other income of Consolidated Funds	1,684,615	1,221,249

Total other income	$1,686,327	$1,213,889

Investments of the Company

        Net interest expense attributed to AIH LLC increased $1.4 million, or 74.7%, to $3.3 million for the year ended December 31, 2012, compared to the year ended December 31, 2011. The increase in net interest expense was due primarily to a $2.7 million increase in interest expense as a result of the increased utilization of the Credit Facility coupled with a $1.8 million increase in debt extinguishment expense associated with the refinancing of the Credit Facility. This was offset by $3.2 million increase in interest and other income as a result of a higher current yield investment portfolio balance in 2012 and interest income earned on deferred management fees in 2012.

        Net investment gains attributed to AIH LLC's investment portfolio increased by $10.5 million, or 191.0%, to $5.0 million gain for the year ended December 31, 2012, compared to the year ended December 31, 2011. The increase in net investment gains was the result of an increase in realized gains of $7.8 million and an increase in unrealized appreciation on investments of $2.7 million. The net realized gains attributed to AIH LLC for the year ended December 31, 2012 were mostly attributed to our partial liquidation of our investment in AELIS VI. The net change in unrealized appreciation was due in part to the reversal from unrealized gain to realized gain for investments sold in 2012 coupled with the market appreciation of our investments in Tradable Credit Group and Direct Lending Group funds, offset by the market depreciation of investment in Real Estate Group funds.

Investments of Consolidated Funds

        Net interest income of Consolidated Funds decreased by $140.5 million, or 12.8%, to $957.2 million for year ended December 31, 2012, compared to the year ended December 31, 2011. The decrease in net interest income was attributable to a $121.4 million increase in interest expense as a result of the increased obligations associated with the capital structure of our CLOs.

        Net investment gain increased by $603.9 million, or 489.0%, to $727.4 million for year ended December 31, 2012, compared to the year ended December 31, 2011. The increase was due to higher realization and market appreciation in the Private Equity Group's funds. The sale of portfolio companies within the Private Equity Group contributed $1,435.0 million in net realized gain for the year ended December 31, 2012.

        The net change in unrealized depreciation on the Consolidated Funds' investments increased by $150.0 million, or 16.4% to $1,067.0 million for year ended December 31, 2012, compared to the year ended December 31, 2011. Unrealized depreciation for the year ended December 31, 2012 was due to the reversal of the previously recognized unrealized gain within the Private Equity Group. Portfolio companies within the Private Equity Group contributed $552.4 million to the net change in unrealized depreciation on investments in the Consolidated Funds of $1,067.0 million. Consolidated fund investments in the Tradable Credit Group also contributed $509.5 million to the net change in unrealized depreciation, driven principally by unrealized appreciation on CLO note obligations, offset partially by unrealized appreciation on underlying investments amid strong market conditions in 2012.

        Income Tax Expense.    Income tax expense decreased by $3.4 million, or 11.6%, from $29.6 million for the year ended December 31, 2011 to $26.1 million for the year ended December 31, 2012.

        Non-Controlling Interests.    Net income attributable to non-controlling interests in Consolidated Funds was $933.6 million for the year ended December 31, 2012 compared to $790.5 million for the year ended December 31, 2011. The increase in net income attributable to non-controlling interests of $143.1 million was due to the recognition of substantial gains in 2012 from the realization of various underlying investments by our Consolidated Funds in the Private Equity Group, offset by net loss reported by our consolidated CLOs. The CLO liabilities appreciated in value more than the CLO assets, thereby creating a net loss in 2012. The liabilities of the CLOs have a lower degree of market liquidity than the CLO investments in bonds and loans and accordingly, their fair value changes are not necessarily directly correlated.

Segment Analysis

        Under GAAP, we are required to consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which we are the general partner and are presumed to have control, and (b) entities that we concluded are VIEs, including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary. See "—Critical Accounting Policies—Principles of Consolidation" and Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements appearing elsewhere in this prospectus.

        Discussed below are our results of operations for each of our four reportable segments on a standalone basis and on a combined segment basis. In addition to the four segments, we have the OMG. Accordingly, also discussed below are our results of operations for the OMG on a standalone basis and, together with our four reportable segments, on a combined standalone basis. This information is used by our management to make operating decisions, assess performance and allocate resources.

        For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our Consolidated Funds. As a result, segment revenues from management fees, performance fees and investment income are greater than those presented on a combined and consolidated basis in accordance with GAAP because certain revenues recognized in certain segments received from Consolidated Funds and are eliminated in consolidation. Furthermore, expenses are lower than related amounts presented on a combined and consolidated basis in accordance with GAAP due to the exclusion of expenses of Consolidated Funds.

Combined ENI and Other Measures

        The following table sets forth FRE, PRE, ENI and distributable earnings on a segment basis and Stand Alone basis for the years ended December 31, 2013, 2012 and 2011. FRE, PRE, ENI and distributable earnings are non-GAAP financial measures our management uses when making resource deployment decisions and in assessing performance of our segments. Please see "—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures."

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Fee related earnings (loss)
Tradable Credit Group	$94,478	$98,514	$69,789
Direct Lending Group	107,871	83,039	67,824
Private Equity Group	51,972	35,635	38,749
Real Estate Group	533	(9,197)	(6,636)

Segment fee related earnings	254,854	207,991	169,726

Operations Management Group	(102,192)	(70,123)	(49,289)

Stand Alone fee related earnings	$152,662	$137,868	$120,437

Performance related earnings (loss):
Tradable Credit Group	103,507	$179,899	$15,141
Direct Lending Group	13,917	16,246	4,084
Private Equity Group	53,608	74,551	54,377
Real Estate Group	5,011	(6,188)	(189)

Segment performance related earnings	176,043	264,508	73,413

Operations Management Group	—	—	—

Stand Alone performance related earnings	$176,043	$264,508	$73,413

Economic net income (loss):
Tradable Credit Group	$197,985	$278,413	$84,930
Direct Lending Group	121,788	99,285	71,908
Private Equity Group	105,580	110,186	93,126
Real Estate Group	5,544	(15,385)	(6,825)

Segment economic net income	430,897	472,499	243,139

Operations Management Group	(102,192)	(70,123)	(49,289)

Stand Alone economic net income	$328,705	$402,376	$193,850

Distributable earnings (loss):
Tradable Credit Group	$228,572	$163,781	$102,467
Direct Lending Group	122,059	86,944	56,625
Private Equity Group	79,151	137,284	103,105
Real Estate Group	(20,338)	(14,596)	(8,861)

Segment distributable earnings	409,444	373,413	253,336

Operations Management Group	(103,725)	(71,040)	(50,127)

Stand Alone distributable earnings	$305,719	$302,373	$203,209

 Results of Operations by Segment

Tradable Credit Group

        The following table sets forth certain statement of operations and other data of our Tradable Credit Group segment on a standalone basis for the periods presented.

	Year Ended December 31
	2013	2012	2011
	(Dollars in thousands)
Tradable Credit Group
Management fees—recurring	$129,745	$120,538	$93,447
Management fees—one-time deferrals	15,032	24,957	5,173

Total management fees	144,777	145,495	98,620
Administrative fees and other income	286	250	4,807
Compensation and benefits	(38,289)	(32,936)	(22,762)
General, administrative and other expenses	(12,296)	(14,295)	(10,876)

Fee related earnings	$94,478	$98,514	$69,789

Performance fees—realized	$121,414	$57,536	$68,696
Performance fees—unrealized	15,431	110,112	(56,625)
Performance fee compensation—realized	(55,758)	(29,911)	(36,947)
Performance fee compensation—unrealized	(21,428)	(31,031)	31,585

Net performance fees	59,659	106,706	6,709
Investment income—realized	75,467	46,048	4,418
Investment income (loss)—unrealized	(32,976)	26,733	2,513
Interest and other income	3,706	4,455	5,793
Interest expense	(2,349)	(4,043)	(4,292)

Net investment income	43,848	73,193	8,432
Performance related earnings	$103,507	$179,899	$15,141

Economic net income	$197,985	$278,413	$84,930

Distributable earnings	$228,572	$163,781	$102,467

Tradable Credit Group—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Management Fees.    Total management fees decreased by $0.7 million, or 0.5%, to $144.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 and the effective management fee rate for 2013 decreased by 0.08% to 0.59%. Although total management fees remained relatively flat from 2012 to 2013, the year ended December 31, 2013 includes a $14.9 million increase from new funds which was offset by $9.9 million lower one-time deferred fees earned in 2013 and a $6.5 million decrease from our Tradable Credit Group alternative credit funds. Deferred management fees contributed 0.06% to the effective management fee rate in 2013, compared to 0.11% in 2012, and are expected to decline because none of our funds were deferring management fees as of December 31, 2013. Excluding deferred management fees, the effective management fee rate for 2013 was 0.53%. Our new CLOs contributed $10.7 million in incremental management fees and our new closed-end public fund, ARDC, contributed $4.2 million in incremental management fees for the year ended December 31, 2013 compared to the same period in 2012.

        Performance Fees.    Performance fees decreased by $30.8 million, or 18.4%, to $136.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. Performance fees for this segment by type of fund are as follows:

	Year Ended December 31,
	2013	2012
	(Dollars in millions)
Tradable Credit Group long-only credit funds	$47.1	$72.2
Tradable Credit Group alternative credit funds	89.7	95.4

Total	$136.8	$167.6

        Our Tradable Credit Group experienced substantially higher appreciation across our funds in 2012 as compared to 2013. Performance fees for the year ended December 31, 2013 were generated primarily by the Tradable Credit Group alternative credit funds, including $38.7 million from CSF and $8.4 million from ECO I, as well as the Tradable Credit Group long-only credit funds, including $36.7 million from the CLOs and $6.5 million from AELIS VI.

        Performance fees for the year ended December 31, 2012 were driven primarily by the Tradable Credit Group alternative credit funds, including $44.9 million from CSF and $12.5 million from ECO I, as well as the Tradable Credit Group long-only credit funds, including $46.8 million from the CLOs and $25.4 million from AELIS VI.

        Performance fees realized in our Tradable Credit Group increased by $63.9 million, or 111.0%, to $121.4 million, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily generated by the Tradable Credit Group long-only credit funds including $29.4 million from AELIS VI.

        Compensation and Benefits.    Compensation and benefits increased by $5.4 million, or 16.3%, to $38.3 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was driven primarily by merit-based increases and an increase in headcount. Compensation and benefits represented 26.4% of total management fees for the year ended December 31, 2013 compared to 22.6% for the year ended December 31, 2012.

        General, Administrative and Other Expenses.    General, administrative and other expenses decreased by $2.0 million, or 14.0%, to $12.3 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease was primarily attributable to lower office lease costs associated with the consolidation of offices in 2012 related to the acquisition of Indicus in 2011.

        Net Investment Income (Loss).    Net investment income decreased by $29.3 million, or 40.1%, to $43.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease in net investment income was principally attributable to lower appreciation for the Tradable Credit Group long-only credit funds and alterative credit funds in 2013, as evidenced by a decline in the average yield to a three-year life of the CSLLI from 6.3% during 2012 to 5.4% during 2013. For the year ended December 31, 2013, 28% of the balance sheet investments at fair value were attributable to the Tradable Credit Group.

        Economic Net Income.    ENI was $198.0 million for the year ended December 31, 2013 compared to $278.4 million for the year ended December 31, 2012, representing a decrease of $80.4 million. The decrease in ENI was primarily driven by decreases in net performance fees of $47.0 million, in net investment income of $29.3 million and in FRE of $4.0 million.

        Fee Related Earnings.    FRE was $94.5 million for the year ended December 31, 2013 compared to $98.5 million for the year ended December 31, 2012, representing a decrease of $4.0 million. The decrease in FRE was primarily due to a decrease in one-time deferred management fees of $9.9 million and an increase in compensation and benefits of $5.4 million, which were partially offset by an increase in recurring management fees of $9.2 million and a decrease in general, administrative and other expenses of $2.0 million in 2013.

        Performance Related Earnings.    PRE was $103.5 million for the year ended December 31, 2013 compared to $179.9 million for the year ended December 31, 2012. The decrease in PRE of $76.4 million was primarily attributable to the decrease in unrealized net performance fees of $85.1 million and the increase in unrealized investment loss of $59.7 million in 2013. These decreases were partially offset by increases in realized net performance fees of $38.0 million and realized net investment income of $29.4 million.

        Distributable Earnings.    Total distributable earnings increased by $64.8 million, or 39.6%, to $228.6 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to an increase of $38.0 million of realized net performance fees. In addition, the increase was also attributable to investment distributions from long-only credit funds of $7.1 million, AELIS VI of $11.2 million, and an alternative credit fund of $11.0 million.

Tradable Credit Group—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Management Fees.    Total management fees increased by $46.9 million, or 47.5%, to $145.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, and the effective management fee rate for 2012 increased by 0.14% to 0.67%. The increase was primarily driven by the launch of new funds, one-time deferred fees earned in 2012 and the full-year impact of acquired funds from Indicus. One-time deferred management fees contributed 0.11% to the effective management fee rate for 2012. Excluding deferred management fees, the effective management fee rate for 2012 was 0.55%.

        In 2012, we launched two new funds which generated $2.6 million in management fees. In addition, one of our funds generated an additional $4.8 million in management fees including one-time catch-up fees for new commitments for the year ended December 31, 2012 as a result of additional capital raises. We also earned one-time deferred fees of $24.9 million from several of our CLOs. The acquisition of Indicus resulted in a $13.1 million increase in management fees for the year ended December 31, 2012 compared to the year ended December 31, 2011.

        Performance Fees.    Performance fees increased by $155.6 million, or 1,288.8%, to $167.6 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. We reversed approximately $7.6 million of performance fees, primarily related to our Tradable Credit Group alternative credit funds, for the year ended December 31, 2011. Performance fees for this segment by type of fund are as follows:

	Year Ended December 31,
	2012	2011
	(Dollars in millions)
Tradable Credit Group long-only credit funds	$72.2	$7.5
Tradable Credit Group alternative credit funds	95.4	4.5

Total	$167.6	$12.0

        The increase in performance fees was primarily driven by a higher appreciation in NAV across our funds.

        Performance fees for the year ended December 31, 2012 were driven primarily by the Tradable Credit Group alternative credit funds, including $44.9 million from CSF and $12.5 million from ECO I, as well as the Tradable Credit Group long-only credit funds, including $25.4 million from AELIS VI.

        Performance fees for the year ended December 31, 2011 were driven primarily by the Tradable Credit Group long-only credit funds, including $7.0 million from AELIS VI, as well as the Tradable Credit Group alternative credit funds, including $4.5 million from CSF.

        Performance fees realized in our Tradable Credit Group decreased by $11.2 million, or 16.2%, to $57.5 million, or 16.2%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease was primarily generated by the Tradable Credit Group alternative credit funds driven by a decrease of $11.4 million in CSF.

        Compensation and Benefits.    Compensation and benefits increased by $10.2 million, or 44.7%, to $32.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was driven primarily by the addition of professionals in connection with the acquisition of Indicus in 2011, merit-based increases and an increase in headcount. Compensation and benefits represented 22.6% of total management fees for the year ended December 31, 2012 compared to 23.1% for the year ended December 31, 2011.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $3.4 million, or 31.4%, to $14.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was driven primarily by an increase in headcount from 2011 to 2012 and additional expenses resulting from the acquisition of Indicus.

        Net Investment Income.    Net investment income increased by $64.8 million, or 768.0%, to $73.2 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in net investment income was driven principally by market appreciation for the Tradable Credit Group long-only credit funds and alternative credit funds in 2012, as credit markets sharply rebounded in 2012.

        Economic Net Income.    ENI was $278.4 million for the year ended December 31, 2012 compared to $84.9 million for the same period in 2011, representing an increase of $193.5 million. The increase in ENI for the year ended December 31, 2012 was driven primarily by an increase in (a) net performance fees of $100.0 million, (b) net investment income of $64.8 million, and (c) FRE of $28.7 million.

        Fee Related Earnings.    FRE was $98.5 million for the year ended December 31, 2012 compared to $69.8 million for the same period in 2011, representing an increase of $28.7 million. The increase in FRE was attributable to an increase in management fees and other income of $42.3 million, which was partially offset by an increase in compensation and benefits of $10.2 million and an increase in general, administrative and other expenses of $3.4 million in 2012.

        Performance Related Earnings.    PRE was $179.9 million for the year ended December 31, 2012 compared to $15.1 million for the same period in 2011. The increase in PRE of $164.8 million was primarily attributable to market appreciation across our funds in 2012.

        Distributable Earnings.    Total distributable earnings increased by $61.3 million, or 59.8%, to $163.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily due to investment distributions from an alternative credit fund of $23.8 million, CLOs of $8.4 million and AELIS VI of $8.6 million. In addition, the increase was also attributable to the increase in fee related earnings of $28.7 million.

Tradable Credit Group—Assets Under Management

        The table below provides the period-to-period roll forward of AUM for the Tradable Credit Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Tradable Credit Group
Change in AUM:
Beginning of period	$25,872	$23,733	$19,595
Acquisitions(1)	—	—	4,606
Commitments(2)	7,680	4,505	1,902
Capital reduction(3)	(3,725)	(1,813)	(1,202)
Distributions(4)	(2,890)	(1,859)	(1,303)
Change in fund value(5)	991	1,306	135

End of period	$27,928	$25,872	$23,733

Average AUM	$26,900	$24,803	$21,664

(1)
Represents the acquisitions of asset management agreements and Indicus.

(2)
Represents new commitments during the period and subscriptions or equity offerings by our publicly traded vehicles, including gross inflows into our open-ended managed accounts and sub-advised accounts.

(3)
Represents the permanent reduction in leverage during the period.

(4)
Represents distributions and redemptions net of recallable amounts.

(5)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency.

        Total AUM was $28.0 billion as of December 31, 2013, an increase of $2.1 billion, or 7.9%, compared to total AUM of $25.9 billion as of December 31, 2012. During the year ended December 31, 2013, the increase in AUM was primarily due to $7.7 billion of new commitments to our funds which was comprised of:

  Tradable Credit Group long-only credit funds:

  •
  $4.7 billion in commitments to Tradable Credit Group leveraged loan funds, including $2.0 billion of new equity commitments and $2.7 billion of new debt commitments; and

  •
  $924.0 million of new equity commitments in Tradable Credit Group high yield funds;

  Tradable Credit Group alternative credit funds:

  •
  $1.2 billion in commitments to Tradable Credit Group multi-strategy credit funds, including $1.1 billion of new equity commitments and $97.0 million of new debt commitments; and

  •
  $885.0 million of new equity commitments in Tradable Credit Group special situation funds.

        Capital reduction of $3.7 billion was primarily driven by the net pay down of credit facilities by leveraged loan funds, which includes amounts related to subordinated notes. Distributions for the year totaled $1.4 billion, of which $731.9 million was attributable to AELIS VI. In addition, redemptions of $1.4 billion were comprised of $761.3 million in leveraged loan funds, $441.6 million in multi-strategy credit funds, of which $225.0 million was attributable to ASIP II, and $238.7 million in high yield funds. As of December 31, 2013, change in fund value totaled $991.3 million across our portfolio, of which $401.4 million was attributable to special situations funds, $179.1 million was attributable to leveraged loan funds and $134.4 million was attributable to ECO I.

        Total AUM was $25.9 billion as of December 31, 2012, an increase of $2.1 billion, or 9.0%, compared to total AUM of $23.7 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in AUM was primarily due to $4.5 billion of new commitments which was comprised of:

  Tradable Credit Group long-only credit funds:

  •
  $2.6 billion in commitments to Tradable Credit Group leveraged loan funds, including $707.5 million of new equity commitments and $1.9 billion of new debt commitments; and

  •
  $729.0 million of new equity commitments in Tradable Credit Group high yield funds;

  Tradable Credit Group alternative credit funds:

  •
  $655.1 million in commitments to Tradable Credit Group multi-strategy credit funds, including $505.1 million of new equity commitments and $150.0 million of new debt commitments; and

  •
  $471.3 million of new equity commitments in Tradable Credit Group special situation funds.

        Capital reduction of $1.8 billion was primarily driven by the net pay down of credit facilities by leveraged loan funds, which includes amounts related to subordinated notes. Distributions for the year totaled $926.1 million, of which $513.5 million and $412.7 million were attributable to special situations funds and leveraged loan funds, respectively. AELIS VI accounted for $292.5 million of the total leveraged loan distributions. In addition, redemptions for the year totaled $1.0 billion, of which $504.0 million and $311.4 million were attributable to leveraged loan funds and high yield funds, respectively. As of December 31, 2012, change in fund value totaled $1.3 billion across our portfolio, of which $414.9 million was attributable to special situations funds, $395.7 million was attributable to leveraged loan funds, $169.3 million was attributable to ECO I and $133.7 was attributable to ASIP II.

        Total AUM was $23.7 billion as of December 31, 2011, an increase of $4.1 billion, or 21.1%, compared to total AUM of $19.6 billion as of December 31, 2010. During the year ended December 31, 2011, the increase in AUM was primarily due to new commitments to our funds totaling $1.9 billion. Distributions for the year totaled $134.0 million, of which $105.8 million was attributable to AELIS VI. In addition, redemptions for the year totaled $1.2 billion of which $415.5 million and $446.2 million were attributable to leveraged loan funds and multi-strategy credit funds, respectively. ASIP II and ECO I contributed $215.0 million and $198.4 million of the multi-strategy credit funds redemptions, respectively. Total capital reduction for the year was $1.2 billion and was mainly attributable to leveraged loan funds, which includes amounts related to subordinated notes.

Tradable Credit Group—Fee Earning AUM

        The table below provides the period-to-period roll forward of fee earning AUM for the Tradable Credit Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Tradable Credit Group
Change in fee earning AUM:
Beginning of period	$23,183	$20,561	$17,037
Acquisitions	—	592	3,750
Commitments(1)	2,269	1,834	520
Subscriptions/deployment/increase in leverage(2)	3,677	2,133	1,268
Redemption/distribution/ decrease in leverage(3)	(4,340)	(2,458)	(2,441)
Change in fund value(4)	1,414	535	427
Change in fee basis(5)	(221)	(15)	—

End of period	$25,982	$23,183	$20,561

Average fee earning AUM	$24,583	$21,873	$18,799

(1)
Represents new commitments during the period for funds that earn management fees based on committed capital.

(2)
Represents subscriptions, capital deployment and increase in leverage (for funds that earn fees on a gross asset basis).

(3)
Represents redemptions, distributions and decrease in leverage (for funds that earn fees on a gross asset basis).

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency for funds that earn management fees based on market value.

(5)
Represents the change of fee basis from committed capital to invested capital.

        Total fee earning AUM was $26.0 billion as of December 31, 2013, an increase of $2.8 billion, or 12.1%, compared to total fee earning AUM of $23.2 billion as of December 31, 2012. During the year ended December 31, 2013, the increase in AUM was primarily due to $2.3 billion of new commitments, $1.4 billion in change in fund value, of which $792.4 million related to leveraged loan funds and $285.7 million related to multi-strategy credit funds, and $3.7 billion of new subscriptions comprised of:

  Tradable Credit Group long-only credit funds:

  •
  $2.3 billion in new debt commitments for funds that earn fees on a gross asset basis (primarily CLOs) and $1.6 billion in subscriptions and/or deployment to Tradable Credit Group leveraged loan funds for funds that earn fees based on invested capital or assets; and

  •
  $829.2 million of subscriptions and/or deployment in Tradable Credit Group high yield funds.

  Tradable Credit Group alternative credit funds:

    $771.8 million of subscriptions and/or deployment and $255.8 million of increase in leverage to Tradable Credit Group multi-strategy credit funds; and

  •
  $236.5 million of subscriptions and/or deployment in Tradable Credit Group special situation funds.

        The increases in fee earning AUM were partially offset by distributions of $678.6 million, consisting of $373.5 million from AELIS VI and $231.7 million from special situation funds. In addition, total redemptions of $1.6 billion were mainly comprised of $225.0 million from ASIP II and $916.4 million from leveraged loan funds. Total reduction in leverage (for funds that earn fees on a gross asset basis) totaled $2.1 billion for the year, which includes amounts related to subordinated notes.

        Total fee earning AUM was $23.2 billion as of December 31, 2012, an increase of $2.6 billion, or 12.8%, compared to total fee earning AUM of $20.6 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in fee earning AUM was primarily due to $1.8 billion of new commitments, $535.4 million of change in fund value, of which $270.2 million related to multi-strategy credit funds, and $2.1 billion of subscriptions comprised of:

  Tradable Credit Group long-only credit funds:

  •
  $1.7 billion in new debt commitments to CLOs;

  •
  $680.9 million of subscriptions and/or deployment in Tradable Credit Group leveraged loan funds; and

  •
  $728.2 million of subscriptions and/or deployment in Tradable Credit Group high yield funds.

  Tradable Credit Group alternative credit funds:

  •
  $505.1 million of subscriptions and/or deployment in Tradable Credit Group multi-strategy credit funds; and

  •
  $156.0 million of new equity commitments and $218.9 million of subscriptions in Tradable Credit Group special situation funds.

        The increases in fee earning AUM were partially offset by distributions of $254.6 million, consisting of $170.0 million from AELIS VI. In addition, total redemptions of $1.1 billion were mainly comprised of $530.6 million from leveraged loan funds and $311.4 million from high yield funds. Total reduction in leverage (for funds that earn fees on a gross asset basis) totaled $1.1 billion for the year, which includes amounts related to subordinated notes.

        Total fee earning AUM was $20.6 billion as of December 31, 2011, an increase of $3.5 billion, or 20.7%, compared to total fee earning AUM of $17.0 billion as of December 31, 2010. During the year ended December 31, 2011, the increase in fee earning AUM was primarily due to new fund acquisitions, which contributed $3.8 billion and $426.8 million of change in fund value, of which $226.8 million was related to leveraged loan funds and $170.6 million was related to multi-strategy credit funds. The increases in fee earning AUM were partially offset by redemptions of $1.2 billion and reductions in leverage (for funds that earn fees on a gross asset basis) of $1.2 billion, which includes amounts related to subordinated notes. Leveraged loan funds, high yield funds and ASIP II accounted for $357.7 million, $285.8 million and $215.0 million of the redemptions, respectively.

        The table below breaks out fee earning AUM by its respective components for each period:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Tradable Credit Group
Components of fee earning AUM
Fee earning AUM based on capital commitments(1)	$—	$726	$891
Fee earning AUM based on invested capital(2)	2,552	2,350	2,208
Fee earning AUM based on market value/other(3)	9,462	6,749	5,150
Fee earning AUM based on collateral balances, at par(4)	13,968	13,358	12,312

Total fee earning AUM	$25,982	$23,183	$20,561

(1)
Reflects limited partner capital commitments where the investment period has not expired.

(2)
Reflects limited partner invested capital.

(3)
Market value/other includes variances for some funds that are attributable to management fee basis calculations based on average portfolio values or beginning of period values.

(4)
Reflects the gross amount of aggregate collateral balances, at par, for our CLOs.

        Tradable Credit Group fee earning AUM may vary from AUM for variety of reasons including the following:

  •
  leverage for certain funds that utilize leverage strategies and for which management fees are based on NAV, drawn equity or invested equity;

  •
  investments made by the general partner and/or certain of its affiliates;

  •
  undrawn capital commitments to funds for which management fees are based on invested capital; and

  •
  fee earning AUM based on invested or committed capital does not reflect the impact of changes in market value.

        The reconciliation of AUM to fee earning AUM for the Tradable Credit Group is presented below for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Tradable Credit Group
AUM	$27,928	$25,872	$23,733
Non-fee paying debt	(1,500)	(1,551)	(1,442)
General partner and affiliates	(113)	(253)	(285)
Undeployed	(1,462)	(403)	(321)
Market value/other	1,364	(482)	(1,124)
Fees not activated	(235)	—	—

Fee earning AUM	$25,982	$23,183	$20,561

        Total AUM was $28.0 billion as of December 31, 2013 compared to fee earning AUM of $26.0 billion as of December 31, 2013, reflecting a difference of $1.9 billion. The difference was primarily due to non-fee paying debt in the amount of $1.5 billion from the utilization of leveraged strategies for which management fees are earned on drawn equity or invested equity. In addition, $1.5 billion of the total difference was due to undrawn capital commitments for which management fees are earned on invested capital or market value of assets. The net difference in market value was $1.4 billion as of December 31, 2013.

        Total AUM was $25.9 billion as of December 31, 2012 compared to fee earning AUM of $23.2 billion as of December 31, 2012, reflecting a difference of $2.7 billion. The difference was primarily due to non-fee paying debt in the amount of $1.6 billion from the utilization of leverage strategies for which management fees are earned on drawn equity or invested equity. In addition, $403.1 million of the total difference was due to undrawn capital commitments for which management fees are earned on invested capital or market value of assets. The net difference in market value was $481.8 million as of December 31, 2012.

        Total AUM was $23.7 billion as of December 31, 2011 compared to fee earning AUM of $20.6 billion as of December 31, 2011, reflecting a difference of $3.2 billion. The difference was primarily due to non-fee paying debt in the amount of $1.4 billion from the utilization of leverage strategies for which management fees are earned on drawn equity or invested equity. In addition, $321.2 million of the total difference was due to undrawn capital commitments for which management fees are earned on invested capital or market value of assets. The net difference in market value of $1.1 billion as of December 31, 2011 was primarily due to the timing of inclusion for $872.1 million of AUM associated with certain acquired CLOs versus commencement of management fee accrual.

Fund Performance Metrics for the Year Ended December 31, 2013

        Fund performance information for our investment funds that contributed at least 1% of our total management fees for the year ended December 31, 2013, which we refer to as our "significant funds," is included throughout this discussion and analysis to facilitate an understanding of our results of operations for the periods presented. In addition to management fees, each of these funds is eligible to receive incentive fees upon the achievement of performance hurdles. The fund return information reflected in this discussion and analysis is not necessarily indicative of our performance and is also not necessarily indicative of the future performance of any particular fund. An investment in Ares is not an investment in any of our funds. Past performance is not necessarily indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of our funds or our other existing and future funds will achieve similar returns. See "Risk Factors" for more information on risk related to future results of our funds or of our future results.

        The Tradable Credit Group manages approximately 75 funds across strategies in long-only and alternative credit. No single fund contributed 10% or more of the Tradable Credit Group's 2013 total management fees, whereas over 30 funds contributed over 1% of the group's total management fees. The Tradable Credit Group manages four of our significant funds: ECO I, an alternative credit hedge fund designed as an enhancement to existing fixed income strategies or as an alternative to global equity strategies, AELIS VI, a long-only comingled fund that opportunistically acquired a credit portfolio from a bank in 2008 and is currently in harvest mode, CSF, an alternative credit managed account with a flexible and opportunistic mandate to invest in corporate credit funds, and ASIP II, an alternative credit managed account with a flexible and opportunistic mandate to invest in corporate credit. In addition, the following table includes performance information for the fund with the greatest amount of management fees for the year ended December 31, 2013 for each of the high yield and special situations sub-strategies within the Tradable Credit Group, which are not otherwise represented by the significant funds.

		As of December 31, 2013
			Net Returns (%)(2)
Fund	Year of Inception	Assets Under Management(1)	Since Inception	Past 5 Years	Past 3 Years	Investment Strategy
		(Dollars in millions)
ECO I(3)(4)	2006	$2,632	1.9	27.4	11.0	Alternative: Multi-strategy
HY II(3)	2007	$369	9.0	17.2	9.0	Long-only: High yield
AELIS VI(5)	2008	$850	16.6	n/a	15.2	Long-only: Loans
CSF(6)	2008	$1,732	14.5	15.9	9.6	Alternative: Multi-strategy
ICOF I(5)	2008	$236	18.3	25.4	13.6	Alternative: Special situations
ASIP II(3)	2009	$820	11.1	n/a	7.4	Alternative: Multi-strategy

(1)
Assets under management equals the sum of the NAV for such fund, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital.

(2)
Net numbers are after giving effect to management fees and performance fees as applicable. ECO I, AELIS VI, CSF and ICOF I net numbers are also after giving effect to other expenses.

(3)
The net return is calculated using the modified Dietz method, which is an estimate of the time-weighted return and adjusts portfolio cash flows according to the time they were invested in the portfolio and is calculated by dividing (A) net asset value change over the period minus cash flow, by (B) (a) beginning net asset value plus (b) weighted cash flow. Net returns are annualized.

(4)
From the inception of ECO I through year-end 2008, the fund was managed primarily as a long-only strategy, employing 3-4x debt to equity leverage during a period of high volatility within the credit markets, which impacted fund performance. Beginning in 2009, ECO I's strategy was modified to incorporate a broader array of hedges and other shorting instruments with targeted leverage levels reduced to 1-1.5x on a debt to equity basis. AUM includes capital committed by CSF, a fund of funds.

(5)
The net return is an annualized net internal rate of return computed based on cash flows to and from fee-paying limited partners and the partners' ending capital for the period. The past five and three years net returns are calculated using beginning partners' capital for the period.

(6)
The net return is an annualized net internal rate of return computed based on cash flows to and from investments and the partners' ending capital for the period. The past five and three years net returns are calculated using beginning partners' capital for the period. CSF is a fund of funds and AUM represented may include AUM that has been committed to other Ares funds.

        For the group's significant funds and other funds that in each case are structured as closed-end private comingled funds, the following table presents certain additional performance data.

	As of December 31, 2013 (Dollars in millions other than MoIC)
Fund	Original Capital Commitments	Cumulative Invested Capital	Realized Proceeds(1)	Unrealized Value(2)	Total Value	Gross MoIC(3)	Net MoIC(4)
AELIS VI	$660	$660	$1,242	$222	$1,464	2.2x	2.0x
ICOF I	$107	$107	$72	$236	$308	2.9x	2.4x

(1)
Realized proceeds represent the total distributions made from the fund to the partners, including any amounts paid to the general partner as management fees and carried interest.

(2)
Unrealized value represents the fund's net asset value as of December 31, 2013. There can be no assurance that unrealized investments will be realized at the valuations shown.

(3)
The gross multiple of invested capital ("Gross MoIC") as of December 31, 2013 is before giving effect to taxes, management fees and the general partner's carried interest.

(4)
The net multiple of invested capital ("Net MoIC") as of December 31, 2013 is after giving effect to management fees and the general partner's carried interest.

Direct Lending Group

        The following table sets forth certain statement of operations data and certain other data of our Direct Lending Group segment on a standalone basis for the periods presented.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Direct Lending Group
Management fees—recurring (includes ARCC Part I Fees of $110,511, $95,182 and $79,028 for the years ending December 31, 2013, 2012 and 2011, respectively	$238,389	$190,129	$154,737
Management fees—one-time deferrals	—	—	—

Total management fees	238,389	190,129	154,737
Administrative fees and other income	400	202	246
Compensation and benefits	(122,082)	(101,519)	(81,854)
General, administrative and other expenses	(8,836)	(5,773)	(5,305)

Fee related earnings	$107,871	$83,039	$67,824

Performance fees—realized	$17,385	$11,523	$—
Performance fees—unrealized	2,326	2,194	—
Performance fee compensation—realized	(10,258)	(6,913)	—
Performance fee compensation—unrealized	(1,488)	(1,097)	—

Net performance fees	7,965	5,707	—
Investment income (loss)—realized	8,180	(1,308)	(383)
Investment income (loss)—unrealized	(3,793)	10,324	2,380
Interest and other income	4,539	4,583	4,094
Interest expense	(2,974)	(3,060)	(2,007)

Net investment income	5,952	10,539	4,084
Performance related earnings	$13,917	$16,246	$4,084

Economic net income	$121,788	$99,285	$71,908

Distributable earnings	$122,059	$86,944	$56,625

Direct Lending Group—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Management Fees.    Total management fees increased by $48.3 million, or 25.4%, to $238.4 million for the year ended December 31, 2013 compared to the year ended December 31, 2012, and the effective management fee rate for 2013 decreased by 0.05% to 1.35%. The increase was principally driven by additional capital raises of ARCC, resulting in an incremental management fee of $33.1 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. In addition, our Direct Lending Group's European platform generated an additional of $14.9 million in management fees for the year ended December 31, 2013 compared to the year ended December 31, 2012. Management fees of the Direct Lending Group also include quarterly performance fees on the net investment income from ARCC. Total ARCC management fees for the year ended December 31, 2013 were $215.4 million, of which $110.5 million related to ARCC Part I Fees.

        Performance Fees.    Performance fees increased by $6.0 million, or 43.7%, to $19.7 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The year ended December 31, 2013 includes performance fees reversals of approximately $0.9 million primarily related to a Direct Lending Group managed account. No performance fees were reversed for the year ended December 31, 2012. The increase in performance fees was principally attributable to an increase in ARCC Part II Fees from additional net realized capital gains.

        Compensation and Benefits.    Compensation and benefits increased by $20.6 million, or 20.3%, to $122.1 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily driven by merit-based increases and an increase in headcount, and due to the ACE Externalization. Compensation and benefits represented 51.2% of total management fees for the year ended December 31, 2013 compared to 53.4% for the year ended December 31, 2012.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $3.1 million, or 53.1%, to $8.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was driven primarily by an increase in headcount from 2012 to 2013 and the ACE Externalization.

        Net Investment Income (Loss).    Net investment income decreased by $4.6 million, or 43.5%, to $6.0 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease in net investment income was attributable principally to net realized loss and reversal of unrealized appreciation recognized from the in kind distribution of ARCC common stock of $5.6 million. This was offset by unrealized appreciation recognized for the Direct Lending Group European-based funds, which experienced higher market values as a result of favorable market appreciation attributed to various new investments. For the year ended December 31, 2013, 17% of the balance sheet investments at fair value were attributable to the Direct Lending Group.

        Economic Net Income.    ENI was $121.8 million for the year ended December 31, 2013 compared to $99.3 million for the year ended December 31, 2012, representing an increase of $22.5 million. The increase in ENI for the year ended December 31, 2013 was due to higher FRE of $24.8 million and an increase in net performance fees of $2.3 million. The increase was partially offset by a decrease in net investment income of $4.6 million.

        Fee Related Earnings.    FRE was $107.9 million for the year ended December 31, 2013 compared to $83.0 million for the year ended December 31, 2012, representing an increase of $24.8 million. The increase was due to higher management fees of $48.3 million and was partially offset by higher compensation and benefits expense of $20.6 million and general, administrative and other expenses of $3.1 million.

        Performance Related Earnings.    PRE was $13.9 million for the year ended December 31, 2013 compared to $16.2 million for the year ended December 31, 2012, representing a decrease of $2.3 million. The PRE decrease was attributable primarily to lower market appreciation in 2013.

        Distributable Earnings.    Total distributable earnings increased by $35.1 million, or 40.4%, to $122.1 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to an increase in fee related earnings of $24.8 million and an increase in net realized investment income of $8.9 million.

Direct Lending Group—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Management Fees.    Total management fees increased by $35.4 million, or 22.9%, to $190.1 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, and the effective management fee rate for 2012 increased by 0.03% to 1.31%. The increase was principally driven by increased management fees of $31.3 million paid by ARCC and by our Direct Lending Group managed accounts of $3.4 million due to capital deployment. Management fees of the Direct Lending Group also include quarterly performance fees on the net investment income from ARCC. Total ARCC management fees for the year ended December 31, 2012 were $181.4 million, of which $95.2 million related to ARCC Part I Fees.

        Performance Fees.    Performance fees were $13.7 million for the year ended December 31, 2012 as compared to no performance fees earned for the year ended December 31, 2011. Of the $13.7 million increase, ARCC Part II Fees contributed $11.5 million from realization of net capital gains, and our direct Lending Group managed accounts contributed $2.2 million as the returns on investments exceeded the return hurdle rates.

        Compensation and Benefits.    Compensation and benefits increased by $19.7 million, or 24.0%, to $101.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily driven by incremental compensation expenses from merit-based increases and an increase in headcount. Compensation and benefits represented 53.4% of total management fees for the year ended December 31, 2012 compared to 52.9% for the year ended December 31, 2011.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $0.5 million, or 8.8%, to $5.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. General, administrative and other expenses remained relatively flat from 2011 to 2012.

        Net Investment Income (Loss).    Net investment income increased by $6.5 million, or 158.1%, to $10.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in net investment income was largely driven by market appreciation of our ownership of ARCC common stock, and was partially offset by higher interest expense from borrowings in 2012.

        Economic Net Income.    ENI was $99.3 million for the year ended December 31, 2012 compared to $71.9 million for the year ended December 31, 2011, representing an increase of $27.4 million. The increase in ENI for the year ended December 31, 2012 was due to higher FRE of $15.2 million, net investment income of $6.5 million and net performance fees of $5.7 million.

        Fee Related Earnings.    FRE was $83.0 million for the year ended December 31, 2012 compared to $67.8 million for the year ended December 31, 2011, representing an increase of $15.2 million. The increase in FRE for the year ended December 31, 2012 was due to an increase in management fees and other income of $35.3 million, which was partially offset by an increase in compensation and benefits expense of $19.7 million and general, administrative and other expenses of $0.5 million.

        Performance Related Earnings.    PRE was $16.2 million for the year ended December 31, 2012 compared to $4.1 million for the year ended December 31, 2011, representing an increase of $12.2 million. The PRE increase was primarily attributable to market appreciation.

        Distributable Earnings.    Total distributable earnings increased by $30.3 million, or 53.5%, to $86.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily due to an increase in fee related earnings of $15.2 million and an increase in realized net performance fees of $4.6 million.

Direct Lending Group—Assets Under Management

        The table below provides the period-to-period roll forward of AUM for the Direct Lending Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Direct Lending Group
Change in AUM:
Beginning of period	$22,480	$16,743	$14,440
Acquisitions	—	—	—
Commitments(1)	5,258	5,537	2,629
Capital reduction(2)	(626)	(27)	(146)
Distributions(3)	(876)	(705)	(720)
Change in fund value(4)	1,257	932	540

End of period	$27,493	$22,480	$16,743

Average AUM	$24,987	$19,612	$15,592

(1)
Represents new commitments during the period, including equity and debt commitments.

(2)
Represents the permanent reduction in leverage during the period.

(3)
Represents distributions and redemptions net of callable amounts.

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency.

        Total AUM was $27.5 billion as of December 31, 2013, an increase of $5.0 billion, or 22.3%, compared to total AUM of $22.5 billion as of December 31, 2012. During the year ended December 31, 2013, the increase in AUM was primarily due to $5.3 billion of new commitments to our funds, which was comprised of:

  •
  $1.6 billion in capital commitments to SSLP, including $93.2 million in equity commitments and $1.5 billion in new debt commitments;

  •
  $1.6 billion in capital commitments to ARCC, including $853.0 million in proceeds from equity offerings and $760.0 million in new debt commitments;

  •
  $1.1 billion in capital commitments to ACE II, including $786.1 million in equity commitments and $270.5 million in new debt commitments; and

  •
  $718.6 million of new fund commitments to five managed accounts.

        The increases in AUM were partially offset by distributions of $718.8 million, redemptions of $102.1 million, and reduction in leverage of $626.2 million, which includes amounts related to subordinated notes. ARCC accounted for $425.4 million of the total distributions, and ACE I accounted for $286.1 million of the total reduction in leverage. In addition, change in fund value totaled $1.3 billion across the portfolio for the year ended December 31, 2013, of which $440.8 million was attributable to ARCC.

        Total AUM was $22.5 billion as of December 31, 2012, an increase of $5.7 billion, or 34.3%, compared to $16.7 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in AUM was primarily due to $5.5 billion of commitments to our funds, which was comprised of:

  •
  $2.7 billion in total debt commitments for SSLP and our European Direct Lending Group funds;

  •
  $1.3 billion in capital commitments to ARCC, including $710.4 million in proceeds from equity offerings and $610.0 million in new debt commitments;

  •
  $422.6 million in equity commitments to ACE II; and

  •
  $300.0 million in equity commitments to a managed account.

        The increases in AUM were partially offset by net distributions of $705 million. Total distributions for the year were $595.7 million, of which $377.5 million was attributable to ARCC. In addition, change in fund value totaled $932 million across our portfolio during the year ending December 31, 2012, of which $508.2 million was attributable to ARCC.

        Total AUM was $16.7 billion as of December 31, 2011, an increase of $2.3 billion, or 15.9%, compared to $14.4 billion as of December 31, 2010. During the year ended December 31, 2011, the increase in AUM was primarily due to $2.6 billion of commitments, which was comprised of:

  •
  $2.2 billion in capital commitments to SSLP, including $90.0 million in equity commitments and $2.0 billion in new debt commitments;

  •
  $131.0 million in equity commitments in a mezzanine fund;

  •
  $100.0 million in equity commitments to a managed account; and

  •
  $100.0 million in new debt commitments to ARCC.

        The increases in AUM were partially offset by total distributions of $670.2 million, of which $289.9 million was attributable to ARCC. In addition, change in fund value totaled $540 million across our portfolio during the year ended December 31, 2011, of which $319.5 million was attributable to ARCC.

Direct Lending Group—Fee Earning AUM

        The table below provides the period-to-period roll forward of fee earning AUM for the Direct Lending Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Direct Lending Group
Change in fee earning AUM:
Beginning of period	$15,450	$13,593	$10,678
Acquisitions	—	—	—
Commitments(1)	1,389	1,337	461
Subscriptions/deployment/increase in leverage(2)	3,983	1,715	3,743
Redemption/distribution/decrease in leverage(3)	(1,862)	(1,811)	(1,290)
Change in fund value(4)	841	616	101
Change in fee basis(5)	(220)	—	(100)

End of period	$19,581	$15,450	$13,593

Average fee earning AUM	$17,516	$14,522	$12,136

(1)
Represents new commitments during the period for funds that earn management fees based on committed capital.

(2)
Represents subscriptions, capital deployment and increase in leverage (for funds that earn fees on a gross asset basis).

(3)
Represents redemptions, distributions and decrease in leverage (for funds that earn fees on a gross asset basis).

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency for funds that earn management fees based on market value.

(5)
Represents the change of fee basis from committed capital to invested capital.

        Total fee earning AUM was $19.6 billion as of December 31, 2013, an increase of $4.1 billion, or 26.7%, compared to total fee earning AUM of $15.5 billion as of December 31, 2012. During the year ended December 31, 2013, the increase in fee earning AUM was primarily due to $4.0 billion of subscriptions and capital deployment in funds, which comprised mainly of $2.0 billion in SSLP and $1.2 billion in our European Direct Lending Group funds. The increases in fee earning AUM were partially offset by net distributions, redemption, and reduction in leverage (for funds that earn fees on a gross asset basis) of $1.9 billion. Total distributions for the year were $937.5 million, of which $425.4 million was attributable to ARCC. Total reduction in leverage for the year was $924.0 million, which includes amounts related to subordinated notes. In addition, change in fund value totaled $841.1 million across the portfolio for the year ended December 31, 2013. ARCC accounted for $428.7 million of the total change in fund value for the year.

        Total fee earning AUM was $15.5 billion as of December 31, 2012, an increase of $1.9 billion, or 13.7%, compared to $13.6 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in fee earning AUM was primarily due to $1.7 billion of subscriptions and/or deployment, which comprised of $1.3 billion in SSLP and $201.5 million in our European Direct Lending Group funds. The increases in fee earning AUM were partially offset by net distributions, redemptions and reduction in leverage (for funds that earn fees on a gross asset basis) of $1.8 billion. Total distributions for the year were $778.7 million, of which $377.5 million was attributable to ARCC. Total reduction in leverage for the year was $1.0 billion, of which $139.2 million was attributable to ACE I, which includes amounts related to subordinated notes. In addition, change in fund value totaled $615.8 million across our portfolio during the year ending December 31, 2012, of which $602.4 million was attributable to ARCC.

        Total fee earning AUM was $13.6 billion as of December 31, 2011, an increase of $2.9 billion, or 27.3%, compared to $10.7 billion as of December 31, 2010. During the year ended December 31, 2011, the increase in fee earning AUM was primarily due to $3.7 billion of subscriptions and/or deployment, which was comprised of $2.5 billion in SSLP and $330.3 million in our European Direct Lending Group funds. The increases in fee earning AUM were partially offset by net distributions, redemptions, and reduction in leverage (for funds that earn fees on a gross asset basis) of $1.3 billion. Total distributions for the year were $500.3 million, of which $289.9 million was attributable to ARCC. Total reduction in leverage for the year was $788.5 million, which includes amounts related to subordinated notes. In addition, change in fund value totaled $100.7 million across our portfolio during the year ended December 31, 2011.

        Fee earning AUM for the Direct Lending Group is presented below for each period. The table below breaks out fee earning AUM by its respective components for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Direct Lending Group
Components of fee earning AUM
Fee earning AUM based on capital commitments(1)	$—	$295	$295
Fee earning AUM based on invested capital(2)	2,072	827	977
Fee earning AUM based on market value/other(3)	8,305	6,580	5,357
Fee earning AUM based on collateral balances, at par(4)	9,203	7,748	6,964

Total fee earning AUM	$19,581	$15,450	$13,593

(1)
Reflects limited partner capital commitments where the investment period has not expired.

(2)
Reflects limited partner invested capital.

(3)
Market value/other includes ARCC fee earning AUM which is based on the average value of total assets.

(4)
Reflects the gross amount of aggregate collateral balances, at par, for our CLOs and SSLP.

        Direct Lending Group fee earning AUM may vary from AUM for variety of reasons including the following:

  •
  investments made by the general partner and/or certain of its affiliates;

  •
  undrawn capital commitments to funds for which management fees are based on invested capital;

  •
  funds for which fee earning AUM does not reflect the impact of changes in market value; and

  •
  funds for which management fee accrual has not been activated.

        The reconciliation of fee earning AUM for the Direct Lending Group is presented below for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Direct Lending Group
AUM	$27,493	$22,480	$16,743
Non-fee paying debt	(275)	—	—
AIH co-invest/cross holdings	(256)	(108)	(83)
Undeployed	(6,722)	(6,765)	(2,850)
Market value/other	(659)	(157)	(217)
Fees not activated	—	—	—

Fee earning AUM	$19,581	$15,450	$13,593

        Total AUM was $27.5 billion as of December 31, 2013 compared to fee earning AUM of $19.6 billion, reflecting a difference of $7.9 billion. The difference was primarily due to $6.7 billion of undrawn capital commitments (including undrawn debt commitments for ARCC) for which management fees are earned on invested capital or portfolio value excluding cash.

        Total AUM was $22.5 billion as of December 31, 2012 compared to fee earning AUM of $15.5 billion, reflecting a difference of $7.0 billion. The difference was primarily due to $6.8 billion of undrawn capital commitments (including undrawn debt commitments for ARCC) for which management fees are earned on invested capital or portfolio value excluding cash.

        Total AUM was $16.7 billion as of December 31, 2011 compared to fee earning AUM of $13.6 billion, reflecting a difference of $3.2 billion. The difference was primarily due to $2.9 billion of undrawn capital commitments (including undrawn debt commitments for ARCC) for which management fees are earned on invested capital or portfolio value excluding cash.

Fund Performance Metrics for the Year Ended December 31, 2013

        Fund performance information for our investment funds that contributed at least 1% of our total management fees for the year ended December 31, 2013, which we refer to as our "significant funds," is included throughout this discussion and analysis to facilitate an understanding of our results of operations for the periods presented. In addition to management fees, each of these funds is eligible to receive incentive fees upon the achievement of performance hurdles. The fund return information reflected in this discussion and analysis is not necessarily indicative of our performance and is also not necessarily indicative of the future performance of any particular fund. An investment in Ares is not an investment in any of our funds. Past performance is not necessarily indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of our funds or our other existing and future funds will achieve similar returns. See "Risk Factors" for more information on risk related to future results of our funds or of our future results.

        The Direct Lending Group manages over 25 funds in the United States and Europe. While the group manages a range of funds, ARCC and ACE I, each considered a significant fund, combine for over 90% of the group's total management fees for 2013. ARCC is a publicly traded business development company that principally originates and invests in first lien senior secured loans, second lien senior secured loans and mezzanine debt in the United States. ARCC has increased its assets under management from approximately $300 million in 2004 to $9.7 billion in 2013 and is the largest of our funds both by AUM and management fee revenue. ACE I is a 2007 vintage comingled fund focused on direct lending to European middle market companies.

		As of December 31, 2013
			Annualized Returns (%)
Fund	Year of Inception	Assets Under Management(1)	Since Inception	Past 5 Years	Past 3 Years	Investment Strategy
		(Dollars in millions)
ARCC(2)	2004	$9,658	14.1	38.4	12.3	U.S. direct lending
ACE I(3)	2007	$780	3.1	5.4	7.2	European direct lending

(1)
Assets under management equals the sum of the NAV for such fund, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital but, with respect to ARCC, does not include AUM of the SSLP (through which ARCC co-invests with affiliates of General Electric Company) or Ivy Hill Asset Management, L.P. (a wholly owned portfolio company of ARCC).

(2)
The annualized return is the return to ARCC's stockholders based on ARCC's public stock price and is calculated assuming dividends are reinvested at the end of day stock price on the relevant quarterly ex-dividend dates. The return is calculated assuming stockholders did not participate in the rights issuance as of March 20, 2008.

(3)
The annualized return is an annualized net internal rate of return computed based on cash flows to and from fee-paying limited partners and the partners' ending capital for the period. The past five and three years net returns are calculated using beginning partners' capital for the period. Includes the period from inception until March 2013, during which ACE I was structured as an operating company and responsible for the costs of its employees and operations. Beginning March 2013, the net annualized return is net of management fees and expenses. Data also reflects the effect of foreign currency fluctuations. AUM includes capital committed by CSF, a fund of funds in the Tradable Credit Group.

          For the group's significant funds and other funds that in each case are structured as closed-end private comingled funds, the following table presents certain additional performance data.

	As of December 31, 2013 (Dollars in millions other than MoIC)
Fund	Original Capital Commitments	Cumulative Invested Capital	Realized Proceeds(1)	Unrealized Value(2)	Total Value	Gross MoIC(3)	Net MoIC(4)
ACE I	$415	$1,771	$1,310	$772	$2,082	1.2x	1.1x

(1)
Realized proceeds represent the sum of all cash dividends, interest income, other fees and cash proceeds from realizations of interests in portfolio investments.

(2)
Unrealized value represents the fair value of remaining investments as of December 31, 2013. There can be no assurance that unrealized investments will be realized at the valuations shown.

(3)
The Gross MoIC as of December 31, 2013 is before giving effect to taxes, management fees, the general partner's carried interest and other expenses.

(4)
The Net MoIC as of December 31, 2013 is after giving effect to management fees, the general partner's carried interest and other expenses.

Private Equity Group

        The following table sets forth certain statement of operations data and certain other data of our Private Equity Group segment on a standalone basis for the periods presented.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Private Equity Group
Management fees—recurring	$93,440	$69,252	$67,749
Management fees—one-time deferrals	—	—	—

Total management fees	93,440	69,252	67,749
Administrative fees and other income	663	673	2,047
Compensation and benefits	(30,595)	(26,330)	(22,581)
General, administrative and other expenses	(11,536)	(7,960)	(8,466)

Fee related earnings	$51,972	$35,635	$38,749

Performance fees—realized	$85,067	$321,686	$193,506
Performance fees—unrealized	48,402	(78,289)	(45,870)
Performance fee compensation—realized	(68,145)	(258,782)	(154,701)
Performance fee compensation—unrealized	(37,191)	60,009	39,612

Net performance fees	28,133	44,624	32,547
Investment income—realized	6,590	36,817	22,099
Investment income (loss)—unrealized	14,306	(10,923)	(4,952)
Interest and other income	8,974	7,742	6,116
Interest expense	(4,395)	(3,709)	(1,433)

Net investment income	25,475	29,927	21,830
Performance related earnings	$53,608	$74,551	$54,377

Economic net income	$105,580	$110,186	$93,126

Distributable earnings	$79,151	$137,284	$103,105

Private Equity Group—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Management Fees.    Total management fees increased by $24.2 million, or 34.9%, to $93.4 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 and the effective management fee rate for 2013 increased by 0.15% to 1.24%. The increase was primarily attributable to ACOF IV, which closed during the second quarter of 2012 and for which fees were activated in the fourth quarter of 2012. The increase in fees from the new fund of $56.8 million for the year ended December 31, 2013 was partially offset by a contractual fee step down of $29.2 million in Ares Corporate Opportunities Fund III ("ACOF III") and investments sales in our legacy funds resulting in a decrease in fees of $4.2 million.
        Performance Fees.    Performance fees decreased by $109.9 million, or 45.2%, to $133.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The year ended December 31, 2013 includes performance fees reversed of approximately $5.6 million primarily related to Ares Corporate Opportunities Fund I ("ACOF I"). No performance fees were reversed for the year ended December 31, 2012. The decrease was driven by our legacy funds, ACOF I, ACOF II and ACOF III, principally attributable to substantial realizations on the underlying investments during 2012.

        Compensation and Benefits.    Compensation and benefits increased by $4.3 million, or 16.2%, to $30.6 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily driven by incremental compensation expenses from merit-based increases and an increase in headcount. Compensation and benefits represented 32.7% of total management fees for the year ended December 31, 2013 compared to 38.0% for the year ended December 31, 2012.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $3.6 million, or 44.9%, to $11.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was driven primarily by an increase in consulting fees from 2012 to 2013.

        Net Investment Income (Loss).    Net investment income decreased by $4.5 million, or 14.9%, to $25.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease in net investment income was principally attributable to a reduction in market appreciation of the Private Equity Group's ACOF funds investments following the strong equity market rally in 2012. Additionally, our investment in ACOF Asia appreciated by $3.2 million for the year ended December 31, 2013. For the year ended December 31, 2013, 43% of the balance sheet investments at fair value were attributable to the Private Equity Group.

        Economic Net Income.    ENI was $105.6 million for the year ended December 31, 2013 compared to $110.2 million for the year ended December 31, 2012, representing a decrease of $4.6 million. The decrease in ENI for the year ended December 31, 2013 was due to lower net performance fees of $16.5 million and lower net investment income of $4.5 million. These decreases were partially offset by higher FRE of $16.3 million in 2013.

        Fee Related Earnings.    FRE was $52.0 million for the year ended December 31, 2013 compared to $35.6 million for the year ended December 31, 2012, representing an increase of $16.3 million. The increase was due to higher management fees of $24.2 million and was partially offset by higher compensation and benefits expenses of $4.3 million and general, administrative and other expenses of $3.6 million in 2013.

        Performance Related Earnings.    PRE was $53.6 million for the year ended December 31, 2013 compared to $74.6 million for the year ended December 31, 2012, representing a decrease of $20.9 million. The PRE decrease was primarily attributable to investment sales in 2012 and lower market appreciation in 2012.

        Distributable Earnings.    Total distributable earnings decreased by $58.1 million, or 42.3%, to $79.2 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease was primarily due to an increase in fee related earnings of $16.3 million, offset by a decrease in realized net performance fees of $46.0 million and a decrease in realized investment income of $30.2 million from our legacy funds.

Private Equity Group—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Management Fees.    Total management fees increased by $1.5 million, or 2.2%, to $69.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, and the effective management fee rate for 2012 decreased by 0.26% to 1.09%. The increase in management fees was principally attributable to ACOF IV, which generated $10.7 million. The increase was partially offset by a contractual fee step down of $5 million in ACOF III triggered by the launch of ACOF IV and a decrease in management fees of $5.2 million from investments sales from our legacy funds in 2012.

        Performance Fees.    Performance fees increased by $95.8 million, or 64.9%, to $243.4 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. We did not reverse any performance fees for the year ended December 31, 2012. The year ended December 31, 2011 includes performance fee reversals of approximately $14.6 million related to ACOF I. The increase in performance fees was primarily driven by ACOF I and ACOF III due to substantial improvement of market appreciation on the underlying investments in 2012 compared to 2011.

        Compensation and Benefits.    Compensation and benefits increased by $3.7 million, or 16.6%, to $26.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily driven by incremental compensation expenses from merit-based increases and an increase in headcount. Compensation and benefits represented 38.0% of total management fees for the year ended December 31, 2012 compared to 33.3% for the year ended December 31, 2011.

        General, Administrative and Other Expenses.    General, administrative and other expenses decreased by $0.5 million, or 6.0%, to $8.0 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. General, administrative and other expenses remained relatively flat from 2011 to 2012.

        Net Investment Income (Loss).    Net investment income increased by $8.1 million, or 37.1%, to $29.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in net investment income was due to an increase in portfolio company valuations that are reflected as an increase in unrealized appreciation within the Private Equity Group's ACOF funds. Additionally, two new ACOF funds were launched in 2012, ACOF Asia and ACOF IV, and contributed $3.9 million of market appreciation.

        Economic Net Income.    ENI was $110.2 million for the year ended December 31, 2012 compared to $93.1 million for the year ended December 31, 2011, representing an increase of $17.1 million. The increase in ENI was due to an increase in net performance fees of $12.1 million and in net investment income of $8.1 million, which was partially offset by a decrease in FRE of $3.1 million.

        Fee Related Earnings.    FRE was $35.6 million for the year ended December 31, 2012 compared to $38.7 million for the year ended December 31, 2011, representing a decrease of $3.1 million. The decrease in FRE for the year ended December 31, 2012 was due to a higher compensation and benefits expense of $3.7 million.

        Performance Related Earnings.    PRE was $74.6 million for the year ended December 31, 2012 compared to $54.4 million for the year ended December 31, 2011, representing an increase of $20.2 million. The PRE increase was primarily attributable to substantial improvement of market appreciation on the underlying investments in 2012 compared to 2011.

        Distributable Earnings.    Total distributable earnings increased by $34.2 million, or 33.1%, to $137.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily due to higher net performance fees in 2012.

Private Equity Group—Assets Under Management

        The table below provides the period-to-period roll forward of AUM for the Private Equity Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Private Equity Group
Change in AUM:
Beginning of period	$10,141	$7,356	$7,825
Acquisitions	—	—	—
Commitments(1)	88	4,742	90
Capital reductions(2)	(284)	(283)	(35)
Distributions(3)	(713)	(2,799)	(1,402)
Change in fund value(4)	630	1,125	878

End of period	$9,862	$10,141	$7,356

Average AUM	$10,002	$8,749	$7,591

(1)
Represents new commitments during the period, including equity and debt commitments.

(2)
Represents the permanent reduction in leverage during the period.

(3)
Represents distributions and redemptions net of recallable amounts.

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency.

        Total AUM was $9.9 billion as of December 31, 2013, a decline of $279.0 million, or 2.8%, compared to total AUM of $10.1 billion as of December 31, 2012. For the year ended December 31, 2013, the decrease in AUM was primarily driven by net distributions of $713.4 million, comprised of gross distributions of $932.1 million offset by $218.7 million in recallable amounts. ACOF II and ACOF III accounted for $234.1 million and $641.5 million of the total gross distributions, respectively. ACOF II also accounted for $262.6 million of the total reduction in leverage for the year. In addition, $1.4 billion of capital was called, offset by a corresponding reduction in uncalled committed capital with nominal net impact to AUM with a net pay down of term loans of $277.2 million. Change in fund value totaled $630.0 million across our portfolio in 2013, of which $171.3 million and $504.3 million were attributable to ACOF II and ACOF III, respectively.

        Total AUM was $10.1 billion as of December 31, 2012, an increase of $2.8 billion, or 37.9%, compared to total AUM of $7.4 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in AUM was primarily due to ACOF IV, which held its final closing in November 2012 with total commitments of $4.7 billion (including general partner commitments of $200.0 million). In addition, change in fund value totaled $1.1 billion across our portfolio in 2012, of which $382.0 million and $654.7 million were attributable to ACOF II and ACOF III, respectively. These increases were partially offset by net distributions of $2.8 billion, comprised of gross distributions of $2.9 billion offset by $115.6 million in recallable amounts. ACOF II and ACOF III accounted for $1.4 billion and $1.3 billion of the total gross distributions, respectively. ACOF II also accounted for $263.7 million of the total reduction in leverage for the year. In addition, during the year ending December 31, 2012, $1.5 billion of capital was called, offset by a corresponding reduction in uncalled committed capital with nominal net impact to AUM.

        Total AUM was $7.4 billion as of December 31, 2011, a decline of $469.3 million, or 6.0%, compared to $7.8 billion as of December 31, 2010. During the year ended December 31, 2011, the decrease in AUM was primarily driven by net distributions of $1.4 billion, comprised of gross distributions of $1.9 billion offset by $476.5 million in recallable amounts. ACOF II and ACOF III accounted for $549.2 million and $1.2 billion of the total gross distributions, respectively. This decrease was partially offset by the launch of Ares Corporate Opportunities Fund Asia, L.P. ("ACOF Asia"), our first private equity fund in Asia, which held its first closing in April 2011. In addition, change in fund value totaled $878.0 million across our portfolio in 2011, of which $580.0 million and $361.8 million were attributable to ACOF II and ACOF III, respectively. In addition, capital reductions were driven by the net pay down in term loans of $277.2 million and market appreciation totaled $630.0 million across our portfolio. During 2013, $1.4 billion of capital was called which has nominal impact on AUM as the increase in fund capital is offset by a corresponding reduction in uncalled committed capital.

Private Equity Group—Fee Earning AUM

        The table below provides the period-to-period roll forward of fee earning AUM for the Private Equity Group:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Private Equity Group
Change in fee earning AUM:
Beginning of period	$7,808	$4,866	$5,157
Acquisitions	—	—	—
Commitments(1)	23	4,532	—
Subscriptions/deployment(2)	84	49	12
Redemption/distribution(3)	(591)	(596)	(303)
Change in fund value(4)	—	—	—
Change in fee basis(5)	(112)	(1,043)	—

End of period	$7,212	$7,808	$4,866

Average fee earning AUM	$7,510	$6,337	$5,012

(1)
Represents new commitments during the period for funds that earn management fees based on committed capital.

(2)
Represents subscriptions and capital deployment.

(3)
Represents redemptions and distributions.

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency for funds that earn management fees based on market value.

(5)
Represents the change of fee basis from committed capital to invested capital.

        Total fee earning AUM was $7.2 billion as of December 31, 2013, a decline of $595.8 million, or 7.6%, compared to total fee earning AUM of $7.8 billion as of December 31, 2012. For the year ended December 31, 2013, the decrease in fee earning AUM was primarily driven by distributions of limited partner capital totaling $590.5 million of which $221.3 million and $318.9 million were attributable to ACOF II and ACOF III, respectively.

        Total fee earning AUM was $7.8 billion as of December 31, 2012, an increase of $2.9 billion, or 60.5%, compared to total fee earning AUM of $4.9 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in fee earning AUM was primarily due to $4.5 billion in limited partner commitments to ACOF IV. These increases were partially offset by change in fee basis in ACOF III from committed capital to invested capital of $1.0 billion. Distributions totaled $596.3 million for the year, of which $457.3 million was attributable to ACOF II.

        Total fee earning AUM was $4.9 billion as of December 31, 2011, a decline of $291.0 million, or 5.6%, compared to $5.2 billion as of December 31, 2010. For the year ended December 31, 2011, the decrease in fee earning AUM was primarily driven by distributions of limited partner capital totaling $303.2 million mainly attributable to $266.4 million from ACOF II.

        Fee earning AUM for the Private Equity Group is presented below for each period. The table below breaks out fee earning AUM by its respective components for each period:

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Private Equity Group
Components of fee earning AUM
Fee earning AUM based on capital commitments(1)	$4,555	$4,532	$3,310
Fee earning AUM based on invested capital(2)	2,657	3,276	1,556

Total fee earning AUM	$7,212	$7,808	$4,866

(1)
Reflects limited partner capital commitments where the investment period has not expired.

(2)
Reflects limited partner invested capital.

        Private Equity Group fee earning AUM may vary from AUM for variety of reasons including the following:

  •
  undrawn capital commitments to funds for which management fees are based on invested capital;

  •
  capital commitments to funds that have not commenced their investment periods;

  •
  investments made by the general partner and/or certain of its affiliates; and

  •
  Fee earning AUM does not reflect the impact of changes in market value.

The reconciliation of AUM to fee earning AUM for the Private Equity Group is presented below for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Private Equity Group
AUM	$9,862	$10,141	$7,356
General partner and affiliates	(843)	(756)	(815)
Undeployed	(720)	(927)	(351)
Market value/other	(940)	(651)	(1,324)
Fees not activated	(147)	—	—

Fee earning AUM	$7,212	$7,808	$4,866

        Total AUM was $9.9 billion as of December 31, 2013 compared to fee earning AUM of $7.2 billion, reflecting a difference of $2.7 billion. The difference is attributable to investments made by the general partner and/or certain of its affiliates, undrawn capital commitments to funds that earn fees based on invested capital and market value which were $843.5 million, $719.7 million and $940.1 million, respectively, as of December 31, 2013.

        Total AUM was $10.1 billion as of December 31, 2012 compared to fee earning AUM of $7.8 billion, reflecting a difference of $2.3 billion. The difference was attributable to investments made by the general partner and/or certain of its affiliates, undrawn capital commitments to funds that earn fees based on invested capital and market value which were $755.7 million, $926.7 million and $650.6 million, respectively, as of December 31, 2012.

        Total AUM was $7.4 billion as of December 31, 2011 compared to fee earning AUM of $4.9 billion, reflecting a difference of $2.5 billion. The difference was attributable to investments made by the general partner and/or certain of its affiliates, undrawn capital commitments to funds that earn fees based on invested capital and market value which were $814.8 million, $350.9 million and $1.3 billion, respectively, as of December 31, 2011.

Fund Performance Metrics for the Year Ended December 31, 2013

        Fund performance information for our investment funds that contributed at least 1% of our total management fees for the year ended December 31, 2013, which we refer to as our "significant funds," is included throughout this discussion and analysis to facilitate an understanding of our results of operations for the periods presented. In addition to management fees, each of these funds is eligible to receive incentive fees upon the achievement of performance hurdles. The fund return information reflected in this discussion and analysis is not necessarily indicative of our performance and is also not necessarily indicative of the future performance of any particular fund. An investment in Ares is not an investment in any of our funds. Past performance is not necessarily indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of our funds or our other existing and future funds will achieve similar returns. See "Risk Factors" for more information on risk related to future results of our funds or of our future results.

        The Private Equity Group manages five comingled funds in private equity. ACOF II, ACOF III and ACOF IV, each considered a significant fund, combine for over 90% of the Private Equity Group's 2013 management fees. Each fund focuses on majority or shared-control investments, principally in under-capitalized companies. Both ACOF II and III are in harvest mode while ACOF IV is in deployment mode. In addition, performance information for ACOF Asia has been included to provide information about the China growth capital sub-strategy within the Private Equity Group.

		As of December 31, 2013
			Net Annualized Returns (%)(2)
Fund	Year of Inception	Assets Under Management(1)	Since Inception	Past 5 Years	Past 3 Years	Investment Strategy
		(Dollars in millions)
ACOF II(3)	2006	$1,179	14.6	24.4	25.6	U.S./European flexible capital
ACOF III(3)	2008	$3,661	24.7	25.5	17.9	U.S./European flexible capital
ACOF Asia(4)	2011	$229	n/a	n/a	n/a	China growth capital
ACOF IV(4)	2012	$4,646	n/a	n/a	n/a	U.S./European flexible capital

(1)
Assets under management equals the sum of the NAV for such fund, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital.

(2)
Net numbers are after giving effect to management fees, the general partner's carried interest and other expenses.

(3)
The net annualized return is the internal rate of return computed based on cash flows to and from investments and the partners' ending capital for the period. The past five and three years net return are calculated using beginning partners' capital for such period.

(4)
The net return is not shown due to the fund's recent vintage.

        For the group's significant funds and other funds that in each case are structured as closed-end private comingled funds, the following table presents certain additional performance data.

	As of December 31, 2013 (Dollars in millions other than MOIC)
Fund	Original Capital Commitments	Cumulative Invested Capital	Realized Proceeds(1)	Unrealized Value(2)	Total Value	Gross MoIC(3)	Net MoIC(4)
ACOF II	$2,065	$2,069	$3,244	$909	$4,153	2.0x	1.7x
ACOF III	$3,510	$3,715	$3,468	$3,159	$6,627	1.8x	1.6x
ACOF Asia	$220	$170	$10	$196	$206	1.2x	1.1x
ACOF IV	$4,700	$945	$—	$984	$984	1.0x	0.9x

(1)
Realized proceeds represents the sum of all cash dividends, interest income, other fees and cash proceeds from realizations of interests in portfolio investments.

(2)
Unrealized value represents the fair value of remaining investments as of December 31, 2013. There can be no assurance that unrealized investments will be realized at the valuations shown.

(3)
The Gross MoIC as of December 31, 2013 is before giving effect to taxes, management fees, the general partner's carried interest and other expenses.

(4)
The Net MoIC as of December 31, 2013 is after giving effect to management fees, the general partner's carried interest and other expenses.

Real Estate Group

        The following table set forth certain statement of operations data and certain other data of our Real Estate Group segment on a standalone basis for the periods presented.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Real Estate Group
Management fees—recurring	$40,051	$9,814	$2,893
Management fees—one-time deferrals	—	—	—

Total management fees	40,051	9,814	2,893
Administrative fees and other income	4,138	206	507
Compensation and benefits	(30,812)	(15,209)	(7,666)
General, administrative and other expenses	(12,844)	(4,008)	(2,370)

Fee related earnings (loss)	$533	$(9,197)	$(6,636)

Performance fees—realized	$317	$—	$—
Performance fees—unrealized	5,824	—	—
Performance fee compensation—realized	(26)	—	—
Performance fee compensation—unrealized	—	—	—

Net performance fees	6,115	—	—
Investment loss—realized	(13,215)	(49)	(16)
Investment income (loss)—unrealized	12,134	(6,451)	(160)
Interest and other income	1,596	1,203	—
Interest expense	(1,619)	(891)	(13)

Net investment loss	(1,104)	(6,188)	(189)
Performance related earnings (loss)	$5,011	$(6,188)	$(189)

Economic net income (loss)	$5,544	$(15,385)	$(6,825)

Distributable loss	$(20,338)	$(14,596)	$(8,861)

Real Estate Group—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Management Fees.    Total management fees increased by $30.2 million, or 308.1%, to $40.1 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 and the effective management fee rate for 2013 increased by 0.22% to 1.06%. Of the $30.2 million increase in management fees, $28.7 million was contributed by the acquired management fee contracts from the acquisition of AREA and $2.6 million was contributed by our publicly traded real estate fund from additional capital raised.

        Performance Fees.    Performance fees were $6.1 million for the year ended December 31, 2013 compared to no performance fees earned for the year ended December 31, 2012. The increase in performance fees was attributable to the acquisition of AREA. Since the acquisition, market appreciation in the AREA portfolio resulted in unrealized performance fees of $5.8 million for the year ended December 31, 2013.

        Compensation and Benefits.    Compensation and benefits increased by $15.6 million, or 102.6%, to $30.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was driven by base compensation and bonuses, which increased primarily due to additional professionals with the acquisition of AREA. Compensation and benefits represented 76.9% of total management fees for the year ended December 31, 2013 compared to 155.0% for the year ended December 31, 2012. The decrease was principally attributable to higher management fees for the year ended December 31, 2013 as a result of the AREA transaction.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $8.8 million, or 220.5%, to $12.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to additional expenses related to the acquisition of AREA.

        Net Investment Income (Loss).    Net investment loss decreased by $5.1 million, or 82.2%, to a $(1.1) million loss for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in net investment income was principally attributable to market appreciation from our investments in the newly acquired Real Estate Group funds. For the year ended December 31, 2013, 7% of the balance sheet investments at fair value were attributable to the Real Estate Group.

        Economic Net Income (Loss).    ENI was $5.5 million for the year ended December 31, 2013 compared to ($15.4) million for the year ended December 31, 2012, representing an increase of $20.9 million. The increase in ENI for the year ended December 31, 2013 was primarily driven by increases in net performance fees of $6.1 million and in FRE of $9.7 million, and decrease in net investment loss of $5.1 million in 2013.

        Fee Related Earnings.    FRE was $0.5 million for the year ended December 31, 2013 compared to ($9.2) million for the year ended December 31, 2012. The increase in FRE of $9.7 million was primarily attributable to an increase in management fee and other income of $34.2 million. The increase was partially offset by increases in compensation and benefits expense of $15.6 million and general, administrative and other expenses of $8.8 million in 2013.

        Performance Related Earnings.    PRE was $5.0 million for the year ended December 31, 2013 compared to ($6.2) million for the year ended December 31, 2012. The increase in PRE of $11.2 million was primarily attributable to increases in net performance fees of $6.1 million from market appreciation and in net investment income of $5.1 million in 2013.

        Distributable Earnings (Loss).    Total distributable loss increased by $5.7 million, or 39.3%, to $(20.3) million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to a realized loss recognized from the in-kind distribution of our ACRE common stock which was partially offset by the increase in fee related earnings.

Real Estate Group—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Management Fees.    Total management fees increased by $6.9 million, or 239.2%, to $9.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, and the effective management fee rate for 2012 increased by 0.36% to 0.84%. The increase was principally attributable to our Real Estate Group's managed accounts, which reported $5.2 million in incremental management fees for the year ended December 31, 2012 as a result of the acquisition of Wrightwood, and the launch of ACRE, which generated $1.7 million in incremental management fees.

        Compensation and Benefits.    Compensation and benefits increased by $7.5 million, or 98.4%, to $15.2 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was driven by an increase in headcount from 2011 to 2012 due to the expansion of our real estate platform infrastructure and additional professionals from the acquisition of Wrightwood. Compensation and benefits represented 155.0% of total management fees for the year ended December 31, 2012 compared to 265.0% for the year ended December 31, 2011.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $1.6 million, or 69.1%, to $4.0 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was principally attributable to additional expenses related to the acquisition of Wrightwood and an increase in operating costs due to an increase in headcount from 2011 to 2012.

        Net Investment Income (Loss).    Net investment loss increased by $6.0 million, or 3,174.1%, to $(6.2) million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease in net investment loss was principally due to market depreciation of our investment in ACRE common stock, which was partially offset by an increase in dividend income in 2012.

        Economic Net Income.    ENI was ($15.4) million for the year ended December 31, 2012 compared to ($6.8) million for year ended December 31, 2011, representing a decrease of $8.6 million. The decrease in ENI for the year ended December 31, 2012 was primarily driven by a decrease in FRE of $2.6 million and an increase in unrealized investment loss of $6.3 million.

        Fee Related Earnings.    FRE was ($9.2) million for year ended December 31, 2012 compared to ($6.6) million for the year ended December 31, 2011. The decrease in FRE was primarily attributable to an increase in compensation and benefits expense of $7.5 million and an increase in general, administrative and other expenses of $1.6 million. The decreases were partially offset by an increase in management fees and other income of $6.6 million in 2012.

        Performance Related Earnings.    PRE was ($6.2) million for the year ended December 31, 2012 compared to ($0.2) million for year ended December 31, 2011. The decrease in PRE of $6.0 million was primarily attributable to a increase in unrealized investment loss of $6.3 million.

        Distributable Earnings (Loss).    Total distributable loss increased by $5.7 million, or 64.7%, to $(14.6) million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily due to an increase in fee related loss.

Real Estate Group—Assets Under Management

        The table below provides the period-to-period roll forward of AUM for the Real Estate Group.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Real Estate Group
Change in AUM:
Beginning of period	$1,664	$1,431	$—
Acquisitions(1)(2)	6,091	—	1,421
Commitments(3)	1,381	348	104
Capital reductions(4)	(220)	(109)	(79)
Distributions(5)	(1,097)	(37)	(21)
Change in fund value(6)	902	31	6

End of period	$8,721	$1,664	$1,431

Average AUM	$5,193	$1,548	$716

(1)
Represents AUM as of June 30, 2011 for the acquisition of Wrightwood.

(2)
Represents AUM as of June 30, 2013 for the acquisition of AREA.

(3)
Represents new commitments during the period, including equity and debt commitments.

(4)
Represents the permanent reduction in leverage during the period.

(5)
Represents distributions and redemptions net of callable amounts.

(6)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency.

        Total AUM was $8.7 billion as of December 31, 2013, an increase of $7.1 billion, or 424.1%, compared to total AUM of $1.7 billion as of December 31, 2012. For the year ended December 31, 2013, the increase in AUM was primarily due to the acquisition of AREA totaling $6.1 billion. In addition, $1.4 billion of new commitments were comprised of:

  •
  $335.8 million of new equity commitments to U.S. Real Estate Group equity funds;

  •
  $468.8 million of new equity commitments to European Real Estate Group equity funds; and

  •
  $326.3 million of new debt commitments and $250.5 million of equity offering to ACRE.

                The increases in AUM were partially offset by distributions of $1.1 billion comprised of $769.8 million and $327.0 million of real estate equity funds and real estate debt funds, respectively. Total reduction in leverage was $220.3 million for the year. In addition, change in fund value totaled $901.6 million across our portfolios as of December 31, 2013, of which $790.1 million was attributable to real estate equity funds.

        Total AUM was $1.7 billion as of December 31, 2012, an increase of $233.0 million, or 16.3%, compared to total AUM of $1.4 billion as of December 31, 2011. During the year ended December 31, 2012, the increase in AUM was primarily due to $348.2 million in new capital for ACRE comprised of $162.4 million of equity offerings and $185.8 million of new debt commitments.

        Total AUM was $1.4 billion as of December 31, 2011 primarily due to the addition of $1.4 billion in AUM from the acquisition of Wrightwood in August 2011. In addition, during the year ended December 31, 2011, there were new debt commitments for ACRE totaling $125.0 million, which were partially offset by a $27.3 million downsize of existing debt commitments. The increases in AUM were partially offset by total distributions of $20.7 million and capital reductions of $79.2 million primarily due to net pay downs of debt facilities associated with our managed accounts.

Real Estate Group—Fee Earning AUM

        The table below provides the period-to-period roll forward of fee earning AUM for the Real Estate Group.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Real Estate Group
Change in fee earning AUM:
Beginning of period	$1,142	$1,196	$—
Acquisitions	5,384	—	1,422
Commitments (1)	140	—	—
Subscriptions/deployment/increase in leverage(2)	352	220	—
Redemption/distribution/decrease in leverage(3)	(628)	(221)	(291)
Change in fund value(4)	35	(53)	65
Change in fee basis(5)	(37)	—	—

End of period	$6,388	$1,142	$1,196

Average fee earning AUM	$3,765	$1,169	$598

(1)
Represents new commitments during the period for funds that earn management fees based on committed capital.

(2)
Represents subscriptions, capital deployment and increase in leverage (for funds that earn fees on a gross asset basis).

(3)
Represents redemptions, distributions and decrease in leverage (for funds that earn fees on a gross asset basis).

(4)
Includes fund net income, including interest income, realized and unrealized gains (losses), fees and expenses and the impact of foreign currency for funds that earn management fees based on market value.

(5)
Represents the change of fee basis from committed capital to invested capital.

        Total fee earning AUM was $6.4 billion as of December 31, 2013, an increase of $5.2 billion, or 459.4%, compared to total fee earning AUM of $1.1 billion as of December 31, 2012. For the year ended December 31, 2013, this increase was primarily driven by the AREA acquisition contributing $5.4 billion in fee earning AUM. This increase was partially offset by net distributions, redemption and decrease in leverage (for funds that earn fees on a gross asset basis) in the amount of $627.1 million. Total distributions of $541.3 million for the year consisted $164.9 million and $376.3 million of real estate equity funds and real estate debt funds, respectively. In addition, subscriptions and/or deployment primarily consisted of ACRE equity offerings of $244.2 million for the year ended December 31, 2013.

        Total fee earning AUM was $1.1 billion as of December 31, 2012, a decrease of $54.0 million, or 4.5%, compared to total fee earning AUM of $1.2 billion as of December 31, 2011. During the year ended December 31, 2012, the decrease in fee earning AUM was primarily due to the net distributions, redemptions and decrease in leverage (for funds that earn fees on a gross asset basis) totaling $221.7 million. Total distributions of $171.4 million for the year were from real estate debt funds. The decrease in fee earning AUM was partially offset by the initial public offering of ACRE adding $139.2 million in subscriptions and/or deployment.

        Total fee earning AUM was $1.2 billion as of December 31, 2011 primarily due to the addition of $1.4 billion in fee earning AUM from the acquisition of Wrightwood in August 2011. Total distributions of $284.0 million for the year were from real estate debt funds.

        Fee earning AUM for the Real Estate Group is presented below for each period. The table below breaks out fee earning AUM by its respective components for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Real Estate Group
Components of fee earning AUM
Fee earning AUM based on capital commitments(1)	$1,169	$—	$—
Fee earning AUM based on invested capital(2)	4,055	—	—
Fee earning AUM based on market value/other(3)	1,164	1,142	1,196

Total fee earning AUM	$6,388	$1,142	$1,196

(1)
Reflects limited partner capital commitments where the investment period has not expired.

(2)
Reflects limited partner invested capital and includes amounts committed to or reserved for investments for certain real assets funds.

(3)
Market value/other includes ACRE fee earning AUM, which is based on our NAV.

        Real Estate Group fee earning AUM may vary from AUM for a variety of reasons including the following:

  •
  undrawn capital commitments to funds for which management fees are based on invested capital;

  •
  capital commitments to funds that have not commenced their investment periods;

  •
  leverage for certain funds that utilize leverage strategies and for which management fees are based on NAV, stockholders' equity drawn equity or invested equity;

  •
  fee earning AUM does not reflect the impact of changes in market value;

  •
  funds for which management fee accrual has not been activated; and

  •
  funds that are beyond the term during which management fees are paid.

The reconciliation of fee earning AUM for the Real Estate Group is presented below for each period.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in millions)
Real Estate Group
AUM	$8,721	$1,664	$1,431
SUN joint venture	(148)	—	—
Non-fee paying debt	(776)	(309)	(125)
Undeployed	(400)	—	—
Market value/other	(220)	(213)	(110)
Fees not activated	(480)	—	—
Fees deactivated	(309)	—	—

Fee earning AUM	$6,388	$1,142	$1,196

        Total AUM was $8.7 billion as of December 31, 2013 compared to fee earning AUM of $6.4 billion, reflecting a difference of $2.3 billion. The difference between AUM and fee earning AUM as of December 31, 2013 was attributable to $776.3 million of non-fee paying debt in ACRE, $400.9 million of undrawn capital for funds for which management fees are earned based on invested capital and AUM of new funds, for which management fees were not activated, contributing $480.2 million.

        Total AUM was $1.7 billion as of December 31, 2012 compared to fee earning AUM of $1.1 billion, reflecting a difference of $0.5 billion. The difference between AUM and fee earning AUM as of December 31, 2012 was attributable to $309.0 million of non-fee paying debt for ACRE and $213.0 million of market value of our managed accounts.

        Total AUM was $1.4 billion as of December 31, 2011 compared to fee earning AUM of $1.2 billion, reflecting a difference of $0.2 billion. The difference between AUM and fee earning AUM as of December 31, 2011 was attributable to $125.0 million of non-fee paying debt for ACRE and $110.0 million of market value of our managed accounts.

Fund Performance Metrics for the Year Ended December 31, 2013

        Fund performance information for our investment funds that contributed at least 1% of our total management fees for the year ended December 31, 2013, which we refer to as our "significant funds," is included throughout this discussion and analysis to facilitate an understanding of our results of operations for the periods presented. In addition to management fees, each of these funds is eligible to receive incentive fees upon the achievement of performance hurdles. The fund return information reflected in this discussion and analysis is not necessarily indicative of our performance and is also not necessarily indicative of the future performance of any particular fund. An investment in Ares is not an investment in any of our funds. Past performance is not necessarily indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of our funds or our other existing and future funds will achieve similar returns. See "Risk Factors" for more information on risk related to future results of our funds or of our future results.

        The Real Estate Group manages over 35 funds in real estate debt and real estate equity. Two funds, Euro RE Fund III and ACRE, contributed 10% or more of the Real Estate Group's 2013 management fees whereas over 15 funds contributed over 1%. The Real Estate Group managed one significant fund, EU III, which is a comingled private equity fund focused on real estate assets located in Europe with a focus on the UK, France and Germany. In addition, performance information for two additional funds has been included to provide additional information about the U.S. real estate private equity and real estate debt sub-strategies within the Real Estate Group.

		As of December 31, 2013
			Annualized Returns(2)/ Effective Yield (%)
Fund	Year of Inception	Assets Under Management(1)	Since Inception	Past 5 Years	Past 3 Years	Investment Strategy
		(Dollars in millions)
EU III(3)	2007	$1,263	5.8	8.8	9.2	Real estate equity
U.S. VII(3)(4)	2008	$803	14.1	14.1	19.9	Real estate equity
ACRE(5)	2012	$1,111	6.6	n/a	n/a	Real estate debt

(1)
Assets under management equals the sum of the NAV for such fund, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital.

(2)
Net numbers are after giving effect to management fees, the general partner's carried interest and other expenses.

(3)
The annualized return shown is a net internal rate of return computed based on cash flows to and from partners and the partners' ending capital for the period. The past five and three years net returns are calculated using beginning partners' capital for such period.

(4)
Returns since inception and for the past five years are from the first capital event which took place on July 23, 2010 and was a distribution of capital.

(5)
Represents the dollar weighted average of the unleveraged effective yield of ACRE's principal lending portfolio measured at the end of the seven quarterly periods since inception through December 31, 2013. Unleveraged effective yield is based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults and does not take into consideration the impact of leverage utilized by ACRE, fees, expenses and other costs incurred by ACRE or its stockholders, which are expected to be significant. Unleveraged effective yield does not represent net returns to investors of ACRE. The net return is not shown due to the fund's recent vintage.

        For the group's significant funds and other funds that in each case are structured as closed-end private comingled funds, the following table presents certain additional performance data.

	As of December 31, 2013 (Dollars in millions other than MOIC)
Fund	Original Capital Commitments	Cumulative Invested Capital(1)	Realized Proceeds(2)	Unrealized Value(3)	Total Value	Gross MoIC(4)	Net MoIC(5)
EU III	$1,375	$1,173	$360	$1,246	$1,606	1.3x	1.2x
U.S. VII	$756	$689	$320	$838	$1,158	1.7x	1.4x

(1)
Also includes equity committed, but not yet deployed, to deals that have closed as of December 31, 2013.

(2)
Realized proceeds include distributions of operating income, sales and financing proceeds received through December 31, 2013. Returns include the reinvestment of proceeds from asset liquidations, income, and other earnings and reflect the deduction of any relevant transactional costs/expenses.

(3)
Unrealized value represents the fair value of remaining real estate investments and commitments as of December 31, 2013 (excluding balance sheet items). There can be no assurance that unrealized investments will be realized at the valuations shown.

(4)
The Gross MoIC as of December 31, 2013 is before giving effect to taxes, management fees, the general partner's carried interest and other expenses.

(5)
The Net MoIC as of December 31, 2013 is after giving effect to management fees, the general partner's carried interest and other expenses.

 Operations Management Group

        The following table set forth certain statement of operations data and certain other data of the OMG on a standalone basis for the periods presented.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Operations Management Group
Management fees—recurring	$—	$—	$—
Management fees—one-time deferrals	—	—	—

Total management fees	—	—	—
Administrative fees and other income	18,468	17,674	11,939
Compensation and benefits	(83,288)	(61,352)	(44,288)
General, administrative and other expenses	(37,372)	(26,445)	(16,940)

Fee related loss	$(102,192)	$(70,123)	$(49,289)

Performance fees—realized	$—	$—	$—
Performance fees—unrealized	—	—	—
Performance fee compensation—realized	—	—	—
Performance fee compensation—unrealized	—	—	—

Net performance fees	—	—	—
Investment income (loss)—realized	—	—	—
Investment income (loss)—unrealized	—	—	—
Interest and other income	—	—	—
Interest expense	—	—	—

Net investment income (loss)	—	—	—
Performance related earnings (loss)	$—	$—	$—

Economic net loss	$(102,192)	$(70,123)	$(49,289)

Distributable loss	$(103,725)	$(71,040)	$(50,127)

Operations Management Group—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Administrative Fees and Other Income.    Administrative fees and other income increased by $0.8 million, or 4.5%, to $18.5 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. Administrative fees and other income remained relatively flat from 2012 to 2013, consisting of administrative fees from our publicly traded funds in the Direct Lending and Real Estate Groups.

        Compensation and Benefits.    Compensation and benefits increased by $22.0 million, or 35.8%, to $83.3 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily driven by incremental compensation expenses from merit-based increases and an increase in headcount due to the expansion of our infrastructure group, particularly in our business development group, and the addition of professionals from the acquisition of AREA.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $10.9 million, or 41.3%, to $37.4 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was due to additional occupancy, communication and information systems costs related to the acquisition of AREA and additional professional fees to support the growth of the four reportable segments.

        Distributable Loss.    Total distributable loss increased by $32.7 million, or 46.0%, to $(103.7) million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was due to continued infrastructure expansion and acquisition related costs, including an increase in headcount.

Operations Management Group—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011.

        Administrative Fees and Other Income.    Administrative fees and other income increased by 5.7 million, or 48.0%, to $17.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was attributable primarily to an increase in administrative fees from ARCC and incremental administrative fees from ACRE that launched during the second quarter of 2012.

        Compensation and Benefits.    Compensation and benefits increased by $17.1 million, or 38.5%, to $61.4 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily driven by incremental compensation expenses from merit-based increases and an increase in headcount due to the expansion of our infrastructure group, particularly in our business development group.

        General, Administrative and Other Expenses.    General, administrative and other expenses increased by $9.5 million, or 56.1%, to $26.4 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was driven primarily by an increase in headcount from 2011 to 2012, additional professional fees associated with the acquisition of Indicus and transition costs related to the acquisition of Wrightwood.

        Distributable Loss.    Total distributable loss increased by $20.9 million, or 41.7%, to $(71.0) million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was due to an increase in infrastructure costs and increase in headcount.

Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures

        Income before provision for income taxes is the GAAP financial measure most comparable to ENI, FRE and distributable earnings. The following table is a reconciliation of income before provision for income taxes on a consolidated basis to ENI, to FRE and to distributable earnings on a combined segment basis and a reconciliation of FRE to distributable earnings.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Economic net income and fee related earnings:
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments
Amortization of intangibles	34,399	8,682	2,461
Depreciation expense	6,255	4,603	4,245
Equity compensation expenses	28,837	52,035	20,949
Income tax expense	546	579	707
Acquisition-related expenses	6,235	(684)	11,526
Placement fees and underwriting costs	8,403	13,240	6,362
OMG expenses, net	102,192	70,123	49,289
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,526)
Income tax benefit of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)

Economic net income	$430,897	$472,499	$243,139

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Total performance fee income	$(296,166)	$(424,762)	$(159,707)
Total performance fee compensation expense	194,294	267,725	120,451
Total investment income	(74,171)	(107,471)	(34,157)

Fee related earnings	$254,854	$207,991	$169,726

Management fees	516,657	414,690	323,999
Administrative fees and other income	5,487	1,331	7,607
Compensation and benefits	(221,778)	(175,994)	(134,863)
General, administrative and other expenses	(45,512)	(32,036)	(27,017)

Fee related earnings	$254,854	$207,991	$169,726

Distributable earnings:
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments:
Amortization of intangibles	34,399	8,682	2,461
Equity compensation expenses	28,837	52,035	20,949
OMG distributable loss	103,725	71,040	50,127
Acquisition-related expenses (non-cash)	—	(684)	684
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,528)
Income tax benefit of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)
Unrealized performance fees	(71,983)	(34,017)	102,495
Unrealized performance fee compensation expense	60,107	(27,881)	(71,197)
Unrealized investment and other loss	10,329	(19,683)	219

Distributable earnings	$409,444	$373,413	$253,336

	Year Ended December 31,
	2013	2012	2011
Fee related earnings	$254,854	$207,991	$169,726

Performance fee—realized	224,183	390,745	262,202
Performance fee compensation expense—realized	(134,187)	(295,606)	(191,648)
Other income realized net	84,500	87,788	34,376

Net performance fee income—realized	$174,496	$182,927	$104,930
Less:
One-time acquisition costs	(6,235)	—	(10,843)
Placement fees and underwriting costs	(8,403)	(13,240)	(6,362)
Income tax expense	(546)	(579)	(707)
Non-cash depreciation and amortization	(4,722)	(3,686)	(3,408)

Distributable earnings	$409,444	$373,413	$253,336

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

        We have managed our historical liquidity and capital requirements by focusing on our cash flows before giving effect to our Consolidated Funds. Our credit facilities have historically provided, and we expect will continue to provide, a significant source of our liquidity. Our primary cash flow activities on an unconsolidated basis involve: (1) generating cash flow from operations, which largely includes management fees, (2) realizations generated from our investment activities, (3) funding capital commitments that we have made to our funds, (4) funding complementary acquisitions to support our growth, (5) making distributions to our owners, and (6) borrowings, interest payments and repayments under the Credit Facility. As of December 31, 2013, our cash and cash equivalents were $89.8 million, including investments in money market funds. Prior to this offering, we made a cash distribution to our existing owners, a portion of which related to previously undistributed earnings of Ares Investments LLC.

        Our material sources of cash from our operations include: (1) management fees, which are collected monthly, quarterly or semi-annually, (2) performance fees, which are volatile and largely unpredictable as to amount and timing and (3) fund distributions related to our investments in products that we manage. We primarily use cash flow from operations to pay compensation and related expenses, general, administrative and other expenses, state and local taxes, debt service, capital expenditures and distributions. Our cash flows, together with the proceeds from equity and debt issuances, are also used to fund investments in limited partnerships, fixed assets and other capital items. If cash flow from operations were insufficient to fund distributions, we expect that we would suspend paying such distributions.

        Our historical combined and consolidated financial statements reflect the cash flows of our operating businesses as well as the results of our Consolidated Funds. The assets of our Consolidated Funds, on a gross basis, are significantly larger than the assets of our operating businesses and therefore have a substantial effect on our reported cash flows. Our fee earning AUM, which is largely comprised of the assets of our funds, has grown significantly during the periods reflected in our combined and consolidated financial statements included elsewhere in this prospectus. This growth is primarily due to these funds raising additional capital and re-investing capital generated from gains on investments during these periods. The primary cash flow activities of our Consolidated Funds include: (1) raising capital from third-party investors, which is reflected as non-controlling interests of our Consolidated Funds when required to be consolidated into our combined and consolidated financial statements, (2) financing certain investments by issuing debt, (3) purchasing and selling investment securities, (4) generating cash through the realization of certain investments, (5) collecting interest and dividend income, and (6) distributing cash to investors. Our Consolidated Funds are treated as investment companies for financial accounting purposes under GAAP; therefore, the character and classification of all Consolidated Fund transactions are presented as cash flows from operations.

Cash Flows

        The significant captions and amounts from our combined and consolidated financial statements, which include the effects of our Consolidated Funds and CLOs in accordance with GAAP, are summarized below. Negative amounts represent a net outflow, or use of cash.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Statements of cash flows data
Net cash provided by operating activities	$2,175	$2,748	$2,489
Net cash used in investing activities	(62)	(13)	(42)
Net cash used in financing activities	(2,114)	(2,708)	(2,486)
Effect of foreign exchange rate change	23	7	(15)

Net change in cash and cash equivalents	$22	$34	$(54)

Operating Activities

        Net cash provided by operating activities is primarily driven by our earnings in the respective periods after adjusting for non-cash compensation and performance fees, net realized (gain) loss on investments and net change in unrealized (appreciation) depreciation on investments that are included in net income. Cash used to purchase investments, as well as the proceeds from the sale of such investments, is also reflected in our operating activities as investing activities of our Consolidated Funds. Our senior partners do not receive salary and benefits that we would otherwise record as compensation expense. Cash distributions made to these senior partners are not presented in cash flows from operations, rather these payments are presented in financing activities.

        Our net cash flow provided by (used in) operating activities was $2.2 billion, $2.7 billion and $2.5 billion for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts primarily include (1) net proceeds (purchases) from investments by our Consolidated Funds, net of purchases of investments, of $1.5 billion, $2.1 billion and $2.5 billion for the year ended December 31, 2013, 2012 and 2011, respectively, and (2) net income attributable to non-controlling interests in our Consolidated Funds of $586.8 million, $933.6 million and $790.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts also represent the significant variances between net income and cash flows from operations and are reflected as operating activities pursuant to investment company accounting guidance. Our increasing working capital needs reflect the growth of our business while the fund-related activities requirements vary based upon the specific investment activities being conducted during such period. The movements within our Consolidated Funds do not adversely impact our liquidity or earnings trends. We believe that our ability to generate cash from operations, as well as the capacity under the New Credit Facility, provides us the necessary liquidity to manage short-term fluctuations in working capital as well as to meet our short-term commitments.

Investing Activities

        Our investing activities generally reflect cash used for certain acquisitions and fixed assets. Purchases of fixed assets were $12.1 million, $3.5 million and $4.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. In connection with certain business combinations and acquisitions of certain investment management contracts, we record the fair value of such contracts as an intangible asset. During the year ended December 31, 2013, we did not purchase any CLO management contracts. During the years ended December 31, 2012 and 2011, we used $9.4 million and $27.1 million, respectively, of cash to purchase CLO management contracts. In addition, during the year ended December 31, 2011, we used $10.6 million of cash, net of cash acquired, to purchase Wrightwood and Indicus. During the year ended December 31, 2013, we used $50.3 million of cash, net of cash acquired, to purchase AREA.

Financing Activities

        Financing activities are a net use of cash in each of the historical periods presented. Net (distributions) contributions from non-controlling interests in our Consolidated Funds were $(1.1) billion, $(1.7) billion and $(1.4) billion for the years ended December 31, 2013, 2012 and 2011, respectively. As previously stated, distributions to our senior partners are presented as a use of cash from financing activities and were $420.2 million, $230.6 million and $258.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Net proceeds from (repayments of) our debt obligations provided an increase (decrease) in cash to us of $(210.8) million, $131.3 million and $60.7 million for the years ended December 31, 2013, 2012 and 2011. For our Consolidated Funds, net proceeds from (repayments of) debt obligations were $(593.0) million, $(900.6) million and $(839.5) million for the years ended December 31, 2013, 2012 and 2011, respectively.

Future Sources and Uses of Liquidity

        Our initial sources of liquidity will be (1) cash on hand, (2) net working capital, (3) cash flows from operations, including carried interest and performance fees, (4) realizations on our investments, (5) cash provided by the New Credit Facility and (6) net proceeds from this offering. Based on our current expectations, we believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the foreseeable future.

        We expect that our primary liquidity needs will be comprised of cash to (1) provide capital to facilitate the growth of our existing investment management businesses, (2) fund a portion of our commitments to funds that we advise, (3) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management businesses, (4) pay operating expenses, including cash compensation to our employees and payments under the TRA, (5) fund capital expenditures, (6) repay borrowings under the New Credit Facility and related interest costs, (7) pay income taxes and (8) make distributions to our unit holders in accordance with our distribution policy.

        Performance fees also provide a significant source of liquidity. Performance fees are realized when an underlying investment is profitably disposed of and the fund's cumulative returns are in excess of the preferred return. Performance fees are typically realized at the end of each fund's measurement period when investment performance exceeds a stated benchmark or hurdle rate. Realization typically occurs near the end of our CLO vehicles' lives.

        Our accrued performance fees by segment as of December 31, 2013, gross and net of accrued clawback obligations, are set forth below:

	As of December 31, 2013
	Accrued Performance Fees	Accrued Giveback Obligation	Net Accrued Performance Fees
	(Dollars in thousands)
Asset class
Tradable Credit Group	$256,594	$—	$256,594
Direct Lending Group	21,906	—	21,906
Private Equity Group	203,250	—	203,250
Real Estate Group	—	—	—

Total	$481,750	$—	$481,750

        In addition to our ongoing sources of liquidity, we have access to our Credit Facility, a $735.0 million unsecured revolving credit facility with the ability to upsize to $850.0 million. The Credit Facility currently bears a variable interest rate based on LIBOR plus 1.75% with an unused commitment fee of 0.25%. As of December 31, 2013, we were in compliance with all covenants contained in our Credit Facility. Proceeds from the Credit Facility were used to refinance the existing term loan and a revolving line of credit. As of December 31, 2013, approximately $121.3 million was outstanding under the Credit Facility.

        In connection with, and subject to completion of, this offering, we will enter into the New Credit Facility, an unsecured facility that provides for a $1.0 billion revolving credit facility with the ability to upsize to $1.25 billion (subject to obtaining commitments for any such additional borrowing capacity). The New Credit Facility will replace the Credit Facility. The New Credit Facility will bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly, which will be subject to change with our underlying credit agency rating. We expect that borrowings under the New Credit Facility will initially accrue interest at an annual rate of LIBOR plus 1.75% and that the unused commitment fee under the facility will be 0.25% per annum. The New Credit Facility will contain customary affirmative and negative covenants for agreements of this type, including financial maintenance requirements, delivery of financial and other information, compliance with laws, further assurances and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, conduct of business and transactions with affiliates. The administrative agent has received the requisite consents and additional commitments to approve the New Credit Facility. The New Credit Facility is subject to certain conditions, including consummation of this offering, and will become effective upon completion of this offering. The New Credit Facility matures on April 30, 2019.

        Since our inception through December 31, 2013, we, our senior partners and other senior professionals have invested or committed to invest in excess of $1.6 billion in or alongside (through funds managed by us) our funds. As of December 31, 2013, our current invested capital and unfunded commitments, together with that of our senior partners and other senior professionals, are presented in the table below:

	As of December 31, 2013
	Invested Capital	Unfunded Commitment	Total Invested Capital and Unfunded Commitment
	(Dollars in millions)
Asset class
Tradable Credit Group	$286	$146	$432
Direct Lending Group	94	37	131
Private Equity Group	453	218	670
Real Estate Group	31	19	50

Total	$864	$420	$1,283

        We intend to use a portion of our available liquidity to make cash distributions to our common unitholders on a quarterly basis in accordance with our distribution policy. Our ability to make cash distributions to our common unitholders is dependent on a myriad of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; timing of capital calls by our funds in support of our commitments; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries to us; and other relevant factors.

        We intend to use a portion of the proceeds from this offering to purchase newly issued Ares Operating Group Units concurrently with the consummation of this offering, as described under "Organizational Structure—Offering Transactions." We intend to cause the Ares Operating Group to use approximately $121.3 million of these proceeds to repay short-term borrowings and the remainder for general corporate purposes and to fund growth initiatives. The Ares Operating Group will also bear or reimburse Ares Management, L.P. for all of the expenses of this offering, which we estimate will be approximately $25.3 million.

        We are required to maintain minimum net capital balances for regulatory purposes for our United Kingdom subsidiary and for our subsidiary that operates as a broker-dealer. These net capital requirements are met in part by retaining cash, cash-equivalents and investment securities. As a result, we may be restricted in our ability to transfer cash between different operating entities and jurisdictions. As of December 31, 2013, we were required to maintain approximately $6.4 million in liquid net assets within these subsidiaries to meet regulatory net capital and capital adequacy requirements. We are in compliance with all regulatory requirements.

        Holders of Ares Operating Group Units, subject to any applicable transfer restrictions or other provisions, may on a quarterly basis, from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for Ares Management, L.P. common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering) or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. Subsequent exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Ares Management, L.P. that otherwise would not have been available. These increases in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of tax that Ares Management, L.P.'s wholly owned subsidiaries that are taxable as corporations for U.S. federal income purposes, which we refer to as the "corporate taxpayers," would otherwise be required to pay in the future. The corporate taxpayers will enter into a tax receivable agreement with the

TRA Recipients that will provide for the payment by the corporate taxpayers to the TRA Recipients of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that the corporate taxpayers actually realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of the corporate taxpayers and not of Ares Management, L.P. Future payments under the tax receivable agreement in respect of subsequent exchanges are expected to be substantial. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

Critical Accounting Policies

        We prepare our combined and consolidated financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined and consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

Principles of Consolidation

        We consolidate those entities where we have a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, we consolidate (a) entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including our affiliates and affiliated funds and co-investment entities, of which we are the general partner and are presumed to have control, and (b) entities that we have concluded are VIEs, including limited partnerships in which we have a nominal economic interest and the CLOs, for which we are deemed to be the primary beneficiary.

        With respect to the Consolidated Funds, which typically represent limited partnership and single member limited liability companies, we earn a fixed management fee based on invested capital or a derivation thereof, and a performance fee based upon the investment returns in excess of a stated benchmark or hurdle rate. Additionally, as the general partner, we generally have operational discretion and control, whereas limited partners have no substantive rights to impact ongoing governance and operating activities of the fund, including the ability to remove the general partner or liquidate the partnership, also known as kick-out rights. As a result, a fund should be consolidated unless we have a less than significant level of equity at risk. To the extent that our equity at risk is less than significant in a given fund and it has no obligation to fund any future losses, the fund is typically considered a VIE as described below. In these cases, the fund investors are generally deemed to be the primary beneficiaries, and we do not consolidate the fund. In cases where our equity at risk is deemed to be significant, the fund is generally not considered to be a VIE, and we will generally consolidate the fund unless the limited partners are not granted substantive kick-out rights.

        We consolidate entities that are determined to be VIEs where we are deemed to be the primary beneficiary. Where VIEs have not qualified for the deferral of the revised consolidation guidance as described in Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements included elsewhere in this prospectus, an enterprise is determined to be the primary beneficiary if it holds a controlling financial interest, which is defined as:

  •
  the power to direct the activities of a variable interest entity that most significantly impacts the VIE's economic financial performance, and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

        The revised consolidation guidance requires analysis to (a) determine whether an entity in which we hold a variable interest is a VIE, and (b) whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related fees), would give us a controlling financial interest. Performance of that analysis requires judgment and is performed at each reporting date. Our involvement with entities that have been subject to the revised consolidation guidance has generally been limited to our organically raised and acquired CLOs.

        Generally, with the exception of the CLOs, our funds qualify for the deferral of the revised consolidation guidance, under which the primary beneficiary is the entity that absorbs a majority of the expected losses of the VIE or a majority of the expected residual returns of the VIE, or both. We determine whether we are the primary beneficiary at the time we first become involved with a VIE and subsequently reconsider whether we are the primary beneficiary based on certain events. The evaluation of whether a fund is a VIE is subject to the requirements of ASC 810-10, originally issued as FASB Interpretation No. 46(R), and the determination of whether we should consolidate such VIE requires judgment. These judgments include: (1) whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties' equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE, and (6) estimating cash flows in evaluating which member within the equity group absorbs a majority of the expected losses and hence would be deemed the primary beneficiary.

        The holders of the consolidated VIEs' liabilities do not have recourse to us other than to the assets of the consolidated VIEs. The assets and liabilities of the consolidated VIEs are comprised primarily of investments and loans payable, respectively.

Consolidation and Deconsolidation

        Generally, the consolidation of our Consolidated Funds has a significant gross-up effect on our assets, liabilities and cash flows but does not have a net effect on the net income attributable to our combined and consolidated results or to total controlling equity. The majority of the net economic ownership interests of our Consolidated Funds are reflected as redeemable and non-redeemable non-controlling interests in consolidated entities and equity appropriated for Consolidated Funds in our combined and consolidated financial statements included elsewhere in this prospectus. The assets and liabilities of our Consolidated Funds are generally held within separate legal entities and, as a result, the liabilities of our Consolidated Funds are non-recourse to us. We are not required under GAAP to consolidate in our combined and consolidated financial statements certain investment funds that we advise because such funds provide the limited partners with the right to dissolve the fund without cause by a simple majority vote of the Ares-affiliated limited partners, which overcomes the presumption of control by us. We generally deconsolidate CLOs upon liquidation or dissolution at the end of their finite lives. In contrast, the funds that we advise are deconsolidated when we are no longer deemed to control the entity.

Performance Fees

        Performance fees are based on certain specific hurdle rates as defined in the Consolidated Funds' applicable investment management or partnership agreements. Performance fees are recorded on an accrual basis to the extent such amounts are contractually due.

        We have elected to adopt Method 2 of ASC 605-20, Revenue Recognition ("ASC 605") for revenue based on a formula. Under this method, we are entitled to performance-based fees that can amount to as much as 25.0% of a fund's profits, subject to certain hurdles or benchmarks. Performance-based fees are assessed as a percentage of the investment performance of the funds. The performance fee for any period is based upon an assumed liquidation of the fund's net assets on the reporting date, and distribution of the net proceeds in accordance with the fund's income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceeds the amount due to the general partner or investment manager based on a fund's cumulative investment returns.

        Performance fees receivable is presented separately in our combined and consolidated statements of financial condition included elsewhere in this prospectus and represents performance fees recognized but not yet collected. The timing of the payment of performance fees due to the general partner or investment manager varies depending on the terms of the applicable fund agreements.

Performance Fees Due to Professionals and Advisers

        We have an obligation to pay our professionals a portion of the performance fees earned from certain funds, including revenue from Consolidated Funds that are eliminated in consolidation. These amounts are accounted for as compensation expense in conjunction with the recognition of the related performance fee revenue and, until paid, are recognized as a component of the accrued compensation and benefits liability. Performance fee compensation is recognized in the same period that the related performance fees are recognized. Performance fee compensation can be reversed during periods when there is a decline in performance fees that were previously recognized.

Income Taxes

        A substantial portion of our earnings flow through to our owners without being subject to an entity level tax. Consequently, a significant portion of our earnings has no provision for U.S. federal income taxes except for foreign, city and local income taxes incurred at the entity level. A portion of our operations is conducted through a domestic corporation that is subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

        We use the liability method of accounting for deferred income taxes pursuant to GAAP. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the statutory tax rates expected to be applied in the periods in which those temporary differences are settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. A valuation allowance is recorded on our net deferred tax assets when it is more likely than not that such assets will not be realized. When evaluating the realizability of our deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies and expectations of future earnings.

        Under GAAP for income taxes, the amount of tax benefit to be recognized is the amount of benefit that is "more likely than not" to be sustained upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist, a liability is established, which is included in accounts payable, accrued expenses and other liabilities in our combined and consolidated financial statements. We recognize accrued interest and penalties related to unrecognized tax positions in the provision for income taxes. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

        Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Fair Value Measurement

        GAAP establishes a hierarchal disclosure framework which prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market observability. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

        Financial assets and liabilities measured and reported at fair value are classified as follows:

  •
  Level I—Quoted unadjusted prices for identical instruments in active markets to which we have access at the date of measurement.

  •
  Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are directly or indirectly observable. Level II inputs include prices in markets for which there are few transactions, prices that are not current or prices for which little public information exists or that substantially over time or among brokered market makers. Other inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates.

  •
  Level III—Model-derived valuations for which one or more significant inputs are unobservable. These inputs reflect our assessment of the assumptions that market participants use to value the investment based on the best available information.

        In some instances, an instrument may fall into different levels of the fair value hierarchy. In such instances, the instrument's level within the fair value hierarchy is based on the lowest of the three levels (with Level III being the lowest) that is significant to the fair value measurement. Our assessment of the significance of an input requires judgment and considers factors specific to the instrument. We account for the transfer of assets into or out of each fair value hierarchy level as of the beginning of the reporting period. See Note 5, "Fair Value," to our combined and consolidated financial statements included elsewhere in this prospectus for a summary of our valuation of investments and other financial instruments by fair value hierarchy levels.

        The table below summarizes the valuation of investments and other financial instruments included within our AUM, by segment and fair value hierarchy levels, as of December 31, 2013:

	As of December 31, 2013
	Tradable Credit	Private Equity	Direct Lending	Real Estate	Total
	(Dollars in millions)
Level I	$641	$127	$—	$—	$768
Level II(1)	9,848	463	(17)	245	10,539
Level III	2,091	4,814	10,044	5,144	22,093

Total fair value	12,580	5,404	10,027	5,389	33,400
Other net asset value and available capital(2)	15,348	4,458	17,466	3,332	40,604

Total AUM	$27,928	$9,862	$27,493	$8,721	$74,005

(1)
Negative fair value amounts relate to derivative instruments.

(2)
Includes AUM for funds that are not reported at fair value, which primarily includes CLOs, available capital (uncalled equity capital and undrawn debt) and other fund net assets.

Investment / Liability Valuations

        In the absence of observable market prices, we value our investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist. Our determination of fair value is then based on the best information available in the circumstances and may incorporate our own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for non-performance and liquidity risks.

        The valuation techniques used by us to measure fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs. The valuation techniques applied to our Consolidated Funds vary depending on the nature of the investment.

        CLO loan obligations:    We have elected the fair value option to measure the CLO loan obligations as we have determined that measurement of the loan obligations issued by the CLOs at fair value better correlates with the value of the assets held by the CLOs, which are held to provide the cash flows for the note obligations. The investments of the CLOs are also carried at fair value.

        The fair value of CLO liabilities are estimated based on various valuation models of third-party pricing services as well as internal models. The valuation models generally utilize discounted cash flows and take into consideration prepayment and loss assumptions, based on historical experience and projected performance, economic factors, the characteristics and condition of the underlying collateral, comparable yields for similar securities and recent trading activity. These securities are classified as Level III.

        Corporate debt, bonds, bank loans, securities sold short and derivative instruments:    The fair value of corporate debt, bonds, bank loans, securities sold short and derivative instruments is estimated based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs. These investments are generally classified within Level II. We obtain prices from independent pricing services which generally utilize broker quotes and may use various other pricing techniques that take into account appropriate factors such as yield, quality, coupon rate, maturity, type of issue, trading characteristics and other data. If the pricing services are only able to obtain a single broker quote or utilize a pricing model, such securities will be classified as Level III. If the pricing services are unable to provide prices, we will attempt to obtain one or more broker quotes directly from a dealer, price such securities at the last bid price obtained and classify such securities as Level III.

        Equity and equity-related securities:    Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation. To the extent these securities are actively traded and valuation adjustments are not applied, they are classified as Level I. Securities that trade in markets that are not considered to be active but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs obtained by us from independent pricing services are classified as Level II.

        Partnership interests:    In accordance with ASU 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent), we generally value our investments using the net asset value per share equivalent calculated by the investment manager as a practical expedient to determining an independent fair value or estimates based on various valuation models of third-party pricing services, as well as internal models. Such valuations are classified as Level II to the extent the investments are currently redeemable; if the investments are subject to a lock-up period, they are classified as Level III.

        We are responsible for all inputs and assumptions related to the pricing of securities. We have internal controls in place that support our reliance on information received from third-party pricing sources. As part of our internal controls, we obtain, review and test information to corroborate prices received from third-party pricing sources. For any securities, if market or dealer quotations are not readily available, or if we determine that a quotation of a security does not represent a fair value, then the security is valued at a fair value as determined in good faith by us and will be classified as Level III. In such instances, we use valuation techniques consistent with the market or income approach to measure fair value and will give consideration to all factors which might reasonably affect the fair value. The main inputs into our valuation model for these Level III securities include earnings multiples (based on the historical earnings of the issuer) and discounted cash flows. We may also consider original transaction price, recent transactions in the same or similar instruments, completed third-party transactions in comparable instruments and other liquidity, credit and market risk factors. Models will be adjusted as deemed necessary by us.

Intangible Assets and Goodwill

        Our intangible assets consist of contractual rights to earn future management fees and incentive management fees and carried interest from investment funds we acquire. Finite-lived intangibles are amortized on a straight-line basis over their estimated useful lives which range from approximately 1 to 10 years and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

        Goodwill represents the excess of cost over the identifiable net assets of businesses acquired and is recorded in the functional currency of the acquired entity. Goodwill is recognized as an asset and is reviewed for impairment annually as of July 31 and between annual tests when events and circumstances indicate that impairment may have occurred.

        The assessment requires us to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include long-term growth rates and margins used to calculate projected future cash flows, risk-adjusted discount rates based on our weighted average cost of capital and future economic and market conditions. These estimates and assumptions have to be made for each reporting unit evaluated for impairment. Our estimates for market growth, our market share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying business. If future forecasts are revised, they may indicate or require future impairment charges. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

        As the goodwill associated in the Real Estate Group was acquired as a result of the July 2013 acquisition of AREA, we have not performed goodwill impairment testing on that reporting unit as of December 31, 2013 as we have not identified any impairment indicators. However, changes in our assumptions underlying our estimates of fair value, which will be a function of our future financial performance, and changes in economic conditions could result in future impairment charges.

Equity-Based Compensation

        Equity-based compensation expense represents expenses associated with the granting of: (a) direct and indirect profit interests in us; (b) put options to sell certain interests at a minimum value; and (c) purchase (or call) options to acquire additional membership interests in us.

        Equity-based compensation expense is determined based on the fair value of the respective equity award on the grant date and is recognized on a straight-line basis over the requisite service period, with a corresponding increase in additional paid in capital. Equity-based compensation expense is adjusted, as necessary, for actual forfeitures so as to reflect expenses only for the portion of the option that ultimately vests. We estimate the fair value of the purchase option as of the grant date using an option pricing model.

        In determining the aggregate fair value of any award grants, we make judgments as to the grant date volatility and estimated forfeiture rates. Each of these elements, particularly the forfeiture assumptions used in valuing our equity awards, are subject to significant judgment and variability and the impact of changes in such elements on equity-based compensation expense could be material.

        In connection with the acquisition of AREA on July 1, 2013, Ares issued an indirect 1.2% membership interest ("AREA Membership Interest") in Ares Investments LLC and Ares Holdings LLC to a group of former AREA partners who joined Ares. The grant date fair value of the AREA Membership Interest was $42.2 million and is comprised of $21.8 million of purchase price consideration that was recorded as an increase to members' equity within non-controlling interests in AHI and $20.4 million in equity compensation. The fair value of these awards was determined using a recent market transaction. No AREA Membership Interest has been forfeited.

Quantitative and Qualitative Disclosures About Market Risk

        Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment funds and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance fees and investment income.

        The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

        Our credit orientation has been a central tenet of our business across our debt and equity investment strategies. All of our investment professionals benefit from our independent research and relationship networks in over 30 industries, and insights from our portfolio of active investments. We believe the combination of high-quality proprietary information flow and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Effect on Management Fees

        Management fees are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value, net investment income, total assets or par value of the investment portfolios we manage. Management fees calculated based on fair value of assets or net investment income are affected by short-term changes in market values.

        The overall impact of a short-term change in market value may be mitigated by a number of factors including, but not limited to, fee definitions that are not based on market value including invested capital and committed capital, market value definitions that exclude the impact of realized and/or unrealized gains and losses, market value definitions based on beginning of the period values or a form of average market value including daily, monthly or quarterly averages as well monthly or quarterly payment terms.

        As such, based on an incremental 10% change in fair value of the funds' investments as of December 31, 2013, we calculated a $1.7 million increase in the case of an increase in value and a $1.7 million decrease in the case of a decline in value.

Effect on Performance Fees

        Performance fees are based on certain specific hurdle rates as defined in the funds' applicable investment management or partnership agreements. The performance fees for any period are based upon an assumed liquidation of the fund's net assets on the reporting date, and distribution of the net proceeds in accordance with the fund's income allocation provisions which can result in a performance-based fee to us, subject to certain hurdles and benchmarks. See "—Overview of Combined and Consolidated Results of Operations" and "—Critical Accounting Policies." The performance fees may be subject to reversal to the extent that the performance fees recorded exceeds the amount due to the general partner or investment manager based on a fund's cumulative investment returns.

        Changes in the fair values of funds' investments may materially impact performance fees depending on the respective funds' performance relative to applicable hurdles or benchmarks. The following table summarizes the incremental impact, including to our Consolidated Funds, of an incremental 10% change in fair value of the funds' investments by segment as of December 31, 2013 on our performance fees revenue:

	As of December 31, 2013
	10% Increase in Total Remaining Fair Value	10% Decrease in Total Remaining Fair Value
	(Dollars in millions)
Effect on performance fees
Tradable Credit Group	$274	$(117)
Direct Lending Group	15	(21)
Private Equity Group	82	(81)
Real Estate Group	6	(5)

Total	$377	$(224)

Effect on Investment Income

        Investment income (loss) represents the unrealized and realized appreciation (depreciation) resulting from our equity method investments and other investments. Investment income (loss) is realized when we redeem all or a portion of our investment or when we receive cash income, such as dividends or distributions. Unrealized investment income (loss) results from changes in the fair value of the underlying investment as well as the reversal of unrealized appreciation (depreciation) at the time an investment is realized.

        Changes in the fair values of funds' investments directly impacts investment income. The following table summarizes the incremental impact, including to our Consolidated Funds, of an incremental 10%

change in fair value of the funds' investments by segment as of December 31, 2013 on our investment income:

	As of December 31, 2013
	10% Increase in Total Remaining Fair Value	10% Decrease in Total Remaining Fair Value
	(Dollars in millions)
Effect on investment income
Tradable Credit Group	$16	$(16)
Direct Lending Group	9	(9)
Private Equity Group	22	(22)
Real Estate Group	2	(2)

Total	$49	$(49)

Exchange Rate Risk

        Our funds hold investments that are denominated in non-U.S. dollar currencies that may be affected by movements in the rate of exchange between the U.S. dollar and non-U.S. dollar currencies. Movements in the rate of exchange between the U.S. dollar and non-U.S. dollar currencies impact the management fees earned by funds with fee earning AUM denominated in non-U.S. dollar currencies as well as by funds with fee earning AUM denominated in U.S. dollars that hold investments denominate in non-U.S. dollar currencies. Additionally, movements in the rate of exchanges impacts operating expenses for our foreign offices that are denominated in non-U.S. currencies, cash balances we hold in non-U.S. currencies and investments in funds we hold in non-U.S. currencies.

        We manage our exposure to exchange rate risks through our regular operating activities, wherein we utilize payments received in non-U.S. dollar currencies to fulfill obligations in non-U.S dollar foreign currencies, and, when appropriate, through the use of derivative financial instruments to hedge the net non-U.S. exposure in the funds that we advise, the balance sheet exposure for certain direct investments denominated in non-U.S. dollar currencies and the cash flow exposure for non-U.S. dollar currencies.

Interest Rate Risk

        As of December 31, 2013, we had $121.3 million outstanding under the term loan of the Credit Facility, presented as debt obligations on our combined and consolidated financial statements included elsewhere in this prospectus. The annual interest rate on the Credit Facility was 1.94% as of December 31, 2013. In April 2012, AIH LLC entered into two four-year interest rate swap contracts to mitigate the impact of the fluctuations in the interest rate on $50.0 million and $75.0 million notional amounts of the Credit Facility. The swaps converted the variable rate index to a fixed rate index of 0.85%, thereby effectively converting the floating rate Credit Facility to a fixed rate obligation of 3.10%. The interest rate swaps mature on May 2, 2016 and May 3, 2016. In July 2012, AIH LLC entered into two four-year interest rate swap contracts to mitigate the impact of the fluctuations in the interest rate on an additional $50.0 million and $75.0 million notional amounts of the Credit Facility. The swaps converted the variable rate index to a fixed rate index of 0.56% and 0.64%, thereby effectively converting the floating rate Credit Facility to a fixed rate obligation of 2.81% and 2.89%, respectively. The interest rate swaps mature on May 3, 2016.

        Based on the floating rate component of our debt obligations payable as of December 31, 2013, which is mitigated by the impact of our interest rate swaps, we estimate that in the event of a 100 basis point increase in interest rates and the outstanding revolver as of December 31, 2013, interest expense related to variable rates would remain the same for the year.

        On December 18, 2012, AHI borrowed $55.0 million under a term note with a financial institution. Interest is paid quarterly and accrues based on our option of LIBOR plus 1.75% or Prime Rate plus 0.75%

with a floor of 1.50% per annum. Principal is payable in seven consecutive quarterly installments with increasing principal payments, commencing on January 15, 2013 and continuing up to and including June 15, 2014. As of December 31, 2013, principal outstanding under this term note was $11.0 million. The term note is secured by account balances on deposit with the same financial institution. AHI has remained in compliance with all provisions of the term note since inception.

        On October 29, 2013, we further amended and restated the Credit Facility to provide for a $735.0 million revolving credit facility with the ability to upsize to $850.0 million. The aforementioned $281.3 million term loan was fully repaid in favor of an entirely revolving credit facility as part of the amendment. Under the amended Credit Facility, the applicable interest rate is dependent upon our corporate credit ratings. As of December 31, 2013, the LIBOR rate loans bear interest calculated based on LIBOR plus 1.75% and unused commitment fees are payable at a rate of 0.25% per annum. Additionally, base rate loans, which are used as short term financing advances, bear interest calculated based on the Base Rate (as defined in the Credit Facility) plus 0.75%. The facility has a maturity of December 17, 2017.

        In connection with this offering, we will enter into the New Credit Facility, which will replace the Credit Facility. We and certain of the Ares Operating Group Managing Entities will be guarantors under the New Credit Facility. The New Credit Facility will consist of a $1.0 billion revolving credit facility with the ability to upsize to $1.25 billion (subject to obtaining commitments for any such additional borrowing capacity). We expect that borrowings under the New Credit Facility will initially accrue interest at an annual rate of LIBOR plus 1.75% and that the unused commitment fee under the facility will be 0.25% per annum.

        As credit-oriented investors, we are also subject to interest rate risk through the securities we hold in our Consolidated Funds. A 100 basis point increase in interest rates would be expected to negatively affect prices of securities that accrue interest income at fixed rates and therefore negatively impact net change in unrealized appreciation on the consolidated funds' investments. The actual impact is dependent on the average duration of such holdings. Conversely, securities that accrue interest at variable rates would be expected to benefit from a 100 basis points increase in interest rates because these securities would generate higher levels of current income and therefore positively impact interest and dividend income. In the cases where our funds pay management fees based on NAV, we would expect our segment management fees to experience a change in direction and magnitude corresponding to that experienced by the underlying portfolios.

Credit Risk

        We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Recent Accounting Pronouncements

        Information regarding recent accounting pronouncements and their impact on Ares can be found in Note 2, "Summary of Significant Accounting Policies," to our combined and consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

        In the normal course of business, we engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations.

See Note 10, "Commitments and Contingencies," to our combined and consolidated financial statements included elsewhere in this prospectus for a discussion of guarantees and contingent obligations.

Contractual Obligations, Commitments and Contingencies

        The following table sets forth information relating to our contractual obligations as of December 31, 2013 on a combined basis and on a basis deconsolidating our funds:

Ares Obligations	Less than 1 year	1 - 3 years	4 - 5 years	Thereafter	Total
	(Dollars in thousands)
Pre-IPO Ares:
Operating lease obligations(1)	$15,729	$30,302	$27,151	$50,872	$124,054
Debt obligations payable(2)	6,956	13,913	—	—	20,869
Interest obligations on debt(3)	805	644	—	—	1,449
Capital commitments to Ares funds(4)	253,046	—	—	—	253,046

Sub-total	$276,536	$44,859	$27,151	$50,872	$399,418
Consolidated Funds:
Operating lease obligations(1)	—	—	—	—	—
Debt obligations payable	1,174,986	898,072	1,089,804	10,815,871	13,978,733
Interest obligations on debt(3)	183,397	343,567	319,300	716,937	1,563,201
Capital commitments of the CLOs and Consolidated Funds(5)	2,019,041	—	—	—	2,019,041

Total	$3,653,960	$1,286,498	$1,436,255	$11,583,680	$17,960,393

(1)
Office space is leased under agreements with expirations ranging from month-to-month contracts to lease commitments through 2026. Rent expense includes only base contractual rent. The table includes future minimum commitments for our operating leases.

(2)
Debt obligations consist of $20.9 million of a guaranteed loan which amortizes equally over three years on July 1, 2014, July 1, 2015 and July 1, 2016.

(3)
Interest obligations include interest accrued on outstanding indebtedness.

(4)
Represent commitments by us to fund a portion of the purchase price paid for each investment made by our funds. These amounts are generally due on demand and are therefore presented in the less than one year category.

(5)
Represents commitments by the CLOs and Consolidated Funds to fund certain investments. These amounts are generally due on demand and are therefore presented in the less than one year category.

        We will enter into a tax receivable agreement with the TRA Recipients that requires us to pay them 85% of any tax savings realized by Ares Management, L.P.'s wholly owned subsidiaries that are taxable as corporations for U.S. federal income tax purposes from any step-up in tax basis resulting from an exchange of Ares Operating Group Units for Ares Management, L.P. common units or, at our option, for cash. Because the timing of amounts to be paid under the tax receivable agreement cannot be determined, this contractual commitment has not been presented in the table above. The tax savings achieved may not ensure that we have sufficient cash available to pay this liability and we might be required to incur additional debt to satisfy this liability.

Guarantees

        As of December 31, 2013, we had assumed a guarantee of a mortgage associated with an office space in New York City in connection with the acquisition of AREA. The guarantee, dated March 20, 2008, is for the benefit of a Germany-based commercial property lender in connection with a $21.5 million loan provided to an affiliate of AREA's former owners. The loan matures on February 12, 2018. In addition, as of December 31, 2013, we guaranteed loans for certain employees participating in affiliated co-investment entities. These entities were formed to permit certain Ares professionals to invest alongside us and our investors in the funds managed by Ares. We would be responsible for all outstanding payments due in the event of a default on the loans by an affiliated entity. As of December 31, 2013, the total outstanding loan balance of these co-investment guarantees was approximately $4.1 million, with an additional $1.2 million in unfunded commitments. There has been no history of default and we have determined that the likelihood of default is remote.

        As of December 31, 2012, we did not guarantee loans for any affiliated entities. As of December 31, 2011, we guaranteed loans for certain employees in affiliated co-investment entities. These entities were formed to permit certain employees and members to invest alongside us and our investors in the funds managed by us. We would be responsible for all outstanding payments due in the event of a default on the loans by an affiliated entity. As of December 31, 2011, the total outstanding loan balance was approximately $1.9 million, with an additional $2.4 million in unfunded commitments. There has been no history of default and we have determined that the likelihood of default is remote. These guarantees are not considered to be compensation. See Note 7, "Debt Obligations and Credit Facilities," to our combined and consolidated financial statements included elsewhere in this prospectus for more information.

Indemnifications

        Consistent with standard business practices in the normal course of business, we enter into contracts that contain indemnities for our affiliates, persons acting on our behalf or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in the above table nor in our combined and consolidated financial statements. As of December 31, 2013, 2012 and 2011, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Contingent Obligations

        The partnership documents governing our funds generally include a clawback provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return amounts to the fund for distribution to investors. Therefore, performance fees, generally, are subject to reversal in the event that the funds incur future losses. These losses are limited to the extent of the cumulative performance fees recognized in income to date. Due in part to our investment performance and the fact that our performance fees are generally determined on a liquidation basis, as of December 31, 2013, 2012 and 2011, if the funds were liquidated at their fair values at that date, there would have been no clawback obligation or liability. There can be no assurance that we will not incur a clawback obligation in the future. If all of the existing investments were valued at $0, the amount of cumulative revenues that has been recognized would be reversed. We believe that the possibility of all of the existing investments becoming worthless is remote. At December 31, 2013, 2012 and 2011, had we assumed all existing investments were valued at $0, the net amount of performance fees subject to clawback would have been approximately $118.7 million, $108.4 million and $101.4 million, respectively.

        Performance fees are also affected by changes in the fair values of the underlying investments in the funds that we advise. Valuations, on an unrealized basis, can be significantly affected by a variety of external factors including, but not limited to, bond yields and industry trading multiples.

        Our senior professionals and investment professionals who have received carried interest distributions are responsible for funding their proportionate share of any giveback obligations. However, the governing agreements of certain of our funds provide that if a current or former professional from such funds does not fund his or her respective share, then we may have to fund additional amounts beyond what we received in carried interest, although we will generally retain the right to pursue any remedies that we have under such governing agreements against those carried interest recipients who fail to fund their obligations.

        Additionally, at the end of the life of the funds there could be a payment due to a fund by us if we have recognized more performance fees than was ultimately earned. The general partner obligation amount, if any, will depend on final realized values of investments at the end of the life of the fund.

Implications of Being an Emerging Growth Company

        We are an emerging growth company and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

  •
  a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting;

  •
  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

        We have elected to adopt the reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common units less attractive as a result of our elections, which may cause a less active trading market for our common units and more volatility in the price of common units.

        We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common units that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

BUSINESS

Overview

        Ares is a leading global alternative asset manager with approximately $74 billion of assets under management and approximately 700 employees in over 15 offices across the United States, Europe and Asia. We provide a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes over 500 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Over the past ten years, our assets under management and total management fees, which comprise the significant majority of our total fee revenue, have achieved compound annual growth rates of 31% and 33%, respectively.

        We have an established track record of delivering strong risk-adjusted returns through market cycles. We believe our consistent and strong performance in a broad range of alternative assets has been shaped by several distinguishing features of our platform:

  •
  Robust Sourcing Model:  our investment professionals' local market presence and ability to effectively cross-source for other investment groups generates a robust pipeline of high-quality investment opportunities across our platform.

  •
  Multi-Asset Class Expertise and Flexible Capital:  our proficiency at evaluating every level of the capital structure, from senior debt to common equity, across companies, structured assets and real estate projects enables us to effectively assess relative value. This is complemented by our flexibility to deploy capital in a range of structures and different market environments to maximize risk-adjusted returns.

  •
  Differentiated Market Intelligence:  our proprietary research in over 30 industries and insights from a broad, global investment portfolio enable us to more effectively diligence and structure our products and investments.

  •
  Consistent and Replicable Investment Approach:  our rigorous, credit-oriented investment approach is consistent across each of our investment groups, and we believe is a key contributor to our strong investment performance and ability to expand our product offering.

  •
  Talented and Committed Professionals:  we attract, develop and retain highly accomplished investment professionals who not only demonstrate deep and broad investment expertise but also have a strong sense of commitment to our firm.

  •
  Collaborative Culture:  we share ideas, relationships and information across our investment groups, which enable us to more effectively source, evaluate and manage investments.

Investment Groups

        We believe each of our four distinct but complementary investment groups is a market leader based on assets under management and investment performance and has compelling long-term business prospects. Each of our investment groups employs a disciplined, credit-oriented investment philosophy and is managed by a seasoned leadership team of senior professionals with extensive experience investing in, advising, underwriting and restructuring leveraged companies or real estate properties.

Tradable Credit Group

        Our Tradable Credit Group is a leading participant in the tradable, non-investment grade corporate credit markets, with approximately $28 billion of assets under management as of December 31, 2013. The group manages various types of investment funds, ranging from comingled and separately managed accounts for institutional investors to publicly traded vehicles and sub-advised funds for retail investors. While each of the group's approximately 75 funds is tailored to specific investment objectives, mandates can be broadly categorized between long-only credit and alternative credit investment strategies.

  •
  Tradable Credit Group long-only credit:  Investment funds that primarily seek to outperform the corresponding performing bank loan or high yield market indices. This strategy encompasses senior bank loans (principally first lien and secured debt), second lien loans, high yield bonds and unsecured loans.

  •
  Tradable Credit Group alternative credit:  Investment funds that primarily seek to deliver compelling absolute risk-adjusted returns relative to publicly traded stocks, hedge funds, distressed funds, bank loans, high yield bonds or other investment types. This strategy encompasses multi-strategy credit funds, which dynamically allocate capital across senior secured debt, unsecured debt, stressed/distressed debt and structured assets subject to our investment professionals' views of relative value at different points of an economic cycle, and special situations funds, which capitalize on current and anticipated stressed and distressed credit opportunities focusing on debtor in possession, exit and rescue financings, post-reorganization equities, self-originated investments in specialty finance companies, directly negotiated purchases of non-performing or non-core assets divested by financial institutions and global structured assets.

        The following table presents the Tradable Credit Group's AUM and number of funds as of December 31, 2013, 2012 and 2011 per investment strategy (dollars in billions).

	AUM
	As of December 31,
				Number of Funds
	2013	2012	2011
Tradable Credit Group long-only credit	$19.1	$18.7	$17.8	51
Tradable Credit Group alternative credit	8.9	7.2	5.9	21

Tradable Credit Group	$27.9	$25.9	$23.7	72

        A number of our Tradable Credit Group's long-only and alternative credit investment funds have earned top quartile performance distinctions from Lipper. Since inception, the Tradable Credit Group has demonstrated a track record of aggregate outperformance in each of our primary investment strategies.

The following table presents our Tradable Credit Group's gross annualized returns since inception and our Tradable Credit Group's relative index outperformance:

(1)
Annualized returns over the same period, net of management fees, were 5.0% for Ares U.S. Bank Loan Aggregate Composite and 8.6% for Ares U.S. High Yield Aggregate Composite.

(2)
Annualized returns over the same period, net of management fees, were 13.7% for Ares Multi-Strategy Credit Aggregate Composite and 15.8% for Dedicated Special Situations Funds.

(3)
In addition to outperforming the relevant indices on an aggregate basis since inception by the indicated amounts, each of the investment strategies has outperformed the relevant indices on an annual basis in the majority but not all calendar years since inception.

        A key to our performance is our robust research team of approximately 40 analysts that support our nearly 20 highly respected portfolio managers and traders. Based in Los Angeles, London and New York, our analysts have on average over ten years of experience and are organized by industry rather than asset class, which we believe enables them to effectively assess relative value across the capital structure within their areas of expertise, from traditional corporate credit to alternative credit. Analysts' industry orientation fosters deep knowledge and strong, long-standing relationships with companies, which we believe enables us to identify and obtain access to a robust deal flow.

Direct Lending Group

        Our Direct Lending Group is one of the largest self-originating direct lenders to the U.S. and European markets, with approximately $27 billion of assets under management across over 25 funds or investment vehicles as of December 31, 2013. The group launched its inaugural vehicle dedicated to direct lending, ARCC, nearly ten years ago as a business development company. ARCC has grown to become the largest business development company, by both market capitalization and total assets, and has a nearly ten year track record of investment outperformance. In 2007, the group extended its direct lending capabilities into Europe and raised its first dedicated fund. ARCC has proactively rotated portfolio composition achieving stable average annual total returns (stock price appreciation plus dividends paid) through different cycles. ARCC's average annual total return through the pre-credit dislocation cycle, which we define as the period from ARCC's IPO through December 31, 2007, was 9%; through the credit dislocation cycle, which we define as the period from December 31, 2007 through December 31, 2010, was 15%; and through the credit acceleration cycle, which we define as the period subsequent to December 31, 2010 through December 31, 2013, was 12%. Our European Direct Lending Group platform is one of the most significant participants in the European middle market. The group generates fees from over 25 other funds that include separately managed accounts for large institutional investors seeking tailored investment solutions, comingled funds and joint venture lending programs with affiliates of General Electric Company. The group's activities are managed by two dedicated teams in the United States and Europe.

  •
  United States:  Launched in 2004, our U.S. team comprises approximately 95 investment professionals in six offices. Our team covers over 300 financial sponsors and provides a wide range of financing opportunities to middle-market companies that typically range in earnings before interest, tax, depreciation and amortization ("EBITDA") from $10 to $100 million.

  •
  Europe:  Launched in 2007, our European team comprises approximately 30 investment professionals in four offices. Our team covers over 150 financial sponsors and provides a wide range of financing opportunities to middle-market companies that typically range in EBITDA from €10 to €75 million.

        The following table presents the Direct Lending Group's AUM and number of funds as of December 31, 2013, 2012 and 2011 per investment strategy (dollars in billions).

	AUM
	As of December 31,
				Number of Funds
	2013	2012	2011
Direct Lending Group U.S. funds	$22.6	$19.2	$15.7	21
Direct Lending Group Europe funds	4.9	3.3	1.0	9

Direct Lending Group	$27.5	$22.5	$16.7	30

        Our Direct Lending Group has earned accolades such as co-winner of Senior Lender of the Year, Americas in 2013 (Private Debt Investor), 2013 Mid-Market Lender of the Year (M&A Atlas), 2013 Third Place CEO Award for Michael J Arougheti as Chief Executive Officer of ARCC in the Brokers and Asset Managers and Exchanges Category (Institutional Investor All-America Executive Team). Our European team has grown to become a market leader in the region and was named the Specialty Lender of the Year, EMEA in each of 2010, 2011 and 2012 (Real Deals) and the co-winner of the Unitranche Lender of the Year in 2013 (Private Debt Investor). The group has demonstrated a track record of aggregate outperformance, as evidenced by ARCC's performance. The following table presents total shareholder returns of ARCC since its initial public offering in 2004 against certain market indices for the same period:

(1)
In addition to outperforming the relevant indices on an aggregate basis since inception, ARCC has outperformed the relevant indices on an aggregate basis for the last five year and seven year time periods. On an annual basis, ARCC has outperformed in five of the ten year-end return periods.

        Additionally, on an asset level basis since inception, ARCC and ACE I have generated cumulative gross internal rates of return of 13% and 11%, respectively, on realized investments.

        Our Direct Lending Group has a multi-channel origination strategy designed to address a broad set of investment opportunities in the middle market. We source investment opportunities directly from private equity sponsors, corporate management teams, intermediaries and commercial and investment banks.

        Our Direct Lending Group is focused on lead investing and securing controlling positions in credit tranches, which we believe allows us to exert greater influence over deal terms, capital structure, documentation, fees and pricing, while at the same time securing our position as a preferred source of financing to our transaction partners. Our Direct Lending Group has a dedicated portfolio management team that engages in regular dialogue with management teams of and controlling stakeholders in the investments it manages.

Private Equity Group

        Our Private Equity Group has achieved compelling investment returns for a loyal and growing group of high profile limited partners and has approximately $10 billion of assets under management as of December 31, 2013. The group focuses on majority or shared-control investments, principally in under-capitalized companies. Our private equity professionals have a demonstrated ability to deploy flexible capital, which allows them to stay both active and disciplined in various market environments. The group manages five comingled funds: ACOF I ($751 million fund size / 2003 vintage), ACOF II ($2.1 billion fund size / 2006 vintage), ACOF III ($3.5 billion fund size / 2008 vintage) and ACOF IV ($4.7 billion fund size / 2012 vintage), which focus primarily on North America and, to a lesser extent, Europe, and ACOF Asia ($220 million fund size / 2011 vintage), which focuses on growth equity opportunities in China. Our flexible capital strategy allows us to actively invest across various market cycles, as demonstrated by our team deploying in aggregate approximately $2.7 billion across the three years ended December 31, 2010 versus $3.1 billion across the three years ended December 31, 2013. Further, we have actively managed and opportunistically exited investments, realizing an aggregate of an approximately $1.5 billion across the three years ended December 31, 2010 versus $5.7 billion across the three years ended December 31, 2013. The group's activities are managed by two dedicated teams in North America/Europe and China.

  •
  North America/Europe flexible capital:  Certain of our senior private equity professionals have been working together since 1990 and raised our first private equity fund in 2003. Our team has grown to approximately 40 investment professionals based in Los Angeles, London and Chicago. Our investment professionals target a variety of investment opportunities making equity commitments generally in the $100 to $400 million range.

  •
  China growth capital:  We recently expanded our private equity business into Asia with the establishment of offices in Shanghai and Chengdu and a service office in Hong Kong. We believe the Chinese market represents an attractive opportunity for us, particularly given our private equity expertise and the strength of our global platform. Our team of 7 investment professionals targets primarily minority growth equity investments generally in the $25 to $50 million range.

        The following table presents the Private Equity Group's AUM and number of funds as of December 31, 2013, 2012 and 2011 (dollars in billions).

	AUM
	As of December 31,
				Number of Funds
	2013	2012	2011
Private Equity Group funds	$9.9	$10.1	$7.4	5

        Our Private Equity Group has the expertise and mandate to deploy capital in compelling situations across economic environments. This is evidenced by the investment track records of ACOF II and ACOF

III, both of which are leading funds in their respective vintages despite deploying capital in vastly different economic environments. The track record of our three fully deployed funds contributed to the successful fundraise of ACOF IV, which raised $4.7 billion, a 30% increase over the predecessor fund. The following table presents gross IRRs since each of the respective funds' inception and certain other data.

(1)
Net IRRs over the same period were 14%, 15% and 25% for ACOF I, ACOF II and ACOF III, respectively.

        Our Private Equity Group broadly categorizes its investment activities into four principal transactions types: prudently leveraged control buyouts, growth equity, rescue/de-leveraging capital and distressed buyouts/discounted debt accumulation. This flexible capital approach, together with the resources of the broader Ares organization, expands our potential investment opportunities beyond that of many other investment firms. This allows our investment professionals to remain both active and disciplined in various market conditions. For example, nearly 80% of our capital deployment from mid-2005 to mid-2007 took place in prudently leveraged control buyouts and growth equity whereas nearly 90% of our capital deployment from mid-2007 to year-end 2009 occurred in distressed debt.

Real Estate Group

        Our Real Estate Group manages comprehensive public and private equity and debt strategies, with approximately $9 billion of assets under management as of December 31, 2013. We focus on lending, investing in new development and/or in repositioning of assets, with an eye toward control or majority control, and investing in assets that have been under-managed or need repositioning in their markets. The group has achieved significant scale in a short period of time through various acquisitions and successful fundraising efforts, including our recent acquisition of AREA in 2013. The group provides investors access to its capabilities through its commercial mortgage REIT (ACRE) focused on direct lending on properties owned by commercial real estate sponsors and operators, U.S. and European real estate private equity comingled funds, separately managed accounts and other fund types. The group's activities are managed by two dedicated teams in equity and debt.

  •
  Real estate equity:  Our real estate equity team has extensive private equity experience in the United States and Europe. The team has approximately 50 investment professionals across 9 offices. The team primarily invests in new developments and the repositioning of assets, with a focus on control or majority-control investments. The team primarily targets the United States and Western Europe.

  •
  Real estate debt:  Launched in 2011, our real estate debt team has grown to approximately 26 investment professionals, supported by more than 50 professionals from ACRE Capital LLC, across 12 offices. Our team directly originates and invests in a wide range of self-originated financing opportunities for middle-market owners and operators of commercial real estate. The team primarily targets the United States, but is expanding its presence into Western Europe.

        In addition to our $9 billion of assets under management as of December 31, 2013, we service a portfolio of over $5.5 billion in mortgage loans principally through ACRE Capital.

        The following table presents the Real Estate Group's AUM and number of funds as of December 31, 2013, 2012 and 2011 per investment strategy (dollars in billions).

	AUM
	As of December 31,
				Number of Funds
	2013	2012	2011
Real Estate Group equity funds	$6.4	$—	$—	35
Real Estate Group debt funds	2.4	1.7	1.4	5

Real Estate Group	$8.7	$1.7	$1.4	40

        In 2013, PERE ranked AREA as a Top 15 real estate manager based on equity raised from January 2008 to April 2013. Additionally, Standard & Poor's ranked our primary and secondary special servicer as above average. The following table presents performance data of our primary strategies:

  (1)
  Annualized realized and unrealized returns over the period since inception net of management fees, the general partner's carried interest and other expenses were 11.0% for the U.S. Value Add strategy and 12.7% for the European Opportunistic strategy.

  (2)
  Represents the dollar weighted average of the unleveraged effective yield of ACRE's principal lending portfolio measured at the end of the seven quarterly periods since inception through December 31, 2013. Unleveraged effective yield is based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults and does not take into consideration the impact of leverage utilized by ACRE, fees, expenses and other costs incurred by ACRE or its stockholders, which are expected to be significant. Unleveraged effective yield does not represent net returns to investors of ACRE.

        Our Real Estate Group has deep local market knowledge, multi-channel sourcing and differentiated, proprietary research enabling it to capitalize on market trends, and we believe it is well positioned to source and take advantage of market opportunities. Investment opportunities are identified from our extensive network of relationships within the real estate and finance industries. The efforts and relationships of our dedicated team of real estate investment professionals are complemented by those across our broader team of investment professionals. We have established strong relationships with public and private real estate owners, investors, developers and operators with expertise across all real estate asset classes, as well as key intermediaries such as mortgage brokerage firms, commercial banks, leading investment banks and servicers. We believe these relationships improve the scale and scope of our investments.

        We utilize an investment approach that has been employed with success since 1993 across a number of real estate economic cycles. Our approach focuses on actively monitoring and managing an investment from origination to value creation through active asset management.

Competitive Strengths

Stable Earnings Model

        We believe we have a stable earnings model based on:

  •
  A significant portion of the capital that we manage is long-term in nature.  As of December 31, 2013, approximately 58% of our AUM was in funds with a contractual life of seven years or more, including 15% that was in permanent capital vehicles with unlimited duration. This has enabled and continues to enable us to invest assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns.

  •
  A significant portion of our revenue is generated from management fees.  For the year ended December 31, 2013, approximately 84% of our total fee revenue was comprised of management fees (including 18% attributable to ARCC Part I Fees) and approximately 16% was comprised of performance fees. From 2011 to 2013, management fees averaged 81% (including an average of 18% attributable to ARCC Part I Fees) of our total fee revenue. Management fees, which are generally based on the amount of committed or invested capital in funds we manage, are more predictable and less volatile than performance fees.

  •
  We have a diverse capital base across funds from four distinct groups.  For the year ended December 31, 2013, approximately 40% of our total fee revenue was generated by our Direct Lending Group, which includes fees generated by over 25 funds, and approximately 33% of our total fee revenue was generated by our Tradable Credit Group, which manages approximately 75 investment funds. We have a well-balanced and diverse capital base, which we believe is the result of demonstrated expertise across each of our four investment groups.

  •
  A significant portion of our performance fees are linked to credit investment strategies.  Over the last three years, a significant portion of our performance fees have been generated by funds with credit investment strategies, which generally generate regular interest income. For the years ended December 31, 2013, 2012 and 2011, 55%, 41% and 40%, respectively, of our net performance fees were from contractual interest payments on debt investments and dividends received by our funds. As a result, we believe that our performance fees are more predictable and less volatile than investment managers predominantly focused on private equity-style investment strategies, in which performance fees are typically based on market gains and losses.

        The following charts present our AUM by length of contract as of December 31, 2013, and our fee revenue by management fees per segment and performance fees.

Capital Base	Fee Revenue Base

(1)
The 84% noted includes 18% attributable to ARCC Part 1 Fees.

Broad Alternative Product Offering, with Balanced Growth Across Strategies

        To meet investors' growing demand for alternative asset investments, we manage investments in an increasingly comprehensive range of funds across a spectrum of compelling and complementary strategies. We have demonstrated an ability to consistently generate attractive and differentiated investment returns across these investment strategies and through various market environments. We believe the breadth of our product offering, our expertise in various investment strategies and our proficiency in attracting and satisfying our growing institutional and retail client base has enabled and will continue to enable us to increase our assets under management across each of our investment groups in a balanced manner. Our fundraising efforts historically have been spread across investment strategies and have not been dependent on the success of any one strategy.

(1)
Target returns are shown for illustrative purposes only after the effect of any management and performance fees. No assurance can be made that targeted returns will be achieved and actual returns may differ materially. An investment in any of the mandates is subject to the execution of definitive subscription and investment documentation for the applicable funds.

(2)
An investment in our common units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us. Further, the returns of our funds are not necessarily indicative of Ares Management, L.P.'s operating results or of the price of our common units.

(3)
Comprised of investment vehicles with and without leverage.

Diverse and Growing Investor Base

        Our investor base includes direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Our high quality institutional investor base includes large pension funds, sovereign wealth funds, banks and insurance companies and we have grown the number of these relationships from approximately 200 in 2011 to over 500 as of December 31, 2013. In many instances, investors have increased their commitments to subsequent funds in a particular investment strategy and deployed capital across our other investment groups. We believe that our deep and longstanding investor relationships, founded on our strong performance, disciplined management of our investors' capital and diverse product offering, have facilitated the growth of our existing businesses and will assist us with the development of additional strategies and products, thereby increasing our fee earning AUM. We have a dedicated in-house Business Development Group that includes approximately 45 investor relations and marketing specialists. We have frequent dialogue with our investors and are committed to providing them with the highest quality service. We believe our service levels, as well as our emphasis on transparency, inspire loyalty and support our efforts to continue to attract investors across our investment platform.

        The following charts present our AUM by channel and our retail and our direct channel by investor, in each case as of December 31, 2013.

AUM By Channel	AUM By Direct Institutional Channel Direct Channel By Investor Type

        As of December 31, 2013, 52% of our approximately $74 billion in AUM is from our direct institutional relationships. The majority of these assets are from pension funds, sovereign wealth funds, banks, investment managers and insurance firms. Our top 10 direct institutional investors account for approximately 19% of our AUM, and no such single investor accounts for more than 4% of our total AUM. Our publicly traded entities, including ARCC, ACRE, ARDC and ARMF, account for 31% of our AUM. Ares has over 350 institutional investors and over 200,000 retail investors across our four publicly traded investment vehicles.

Integrated and Scalable Global Business Platform

        We operate our increasingly diversified and global firm as an integrated investment platform with a collaborative culture that emphasizes sharing of knowledge and expertise. We believe the exchange of information enhances our ability to analyze investments, deploy capital and improve the performance of our funds and portfolio companies. Through collaboration, we drive value by leveraging our capital markets relationships and access to deal flow. The management of our operating businesses is currently overseen by our Management Committee, which is comprised of certain of our executive officers and other heads of various investment and operating groups. The Management Committee meets weekly to discuss fundraising, asset deployment and strategy. Additionally, we have a Global Markets Committee comprised of over 30 senior investment professionals from various investment groups around the world. The Global Markets Committee meets monthly to discuss market trends and issues affecting specific investment groups. Within this framework we have established deep and sophisticated independent research capabilities in over 30 industries and insights from active investments in over 1,000 companies, 300 structured assets and approximately 300 properties. Further, our extensive network of investment professionals is comprised primarily of local and geographically positioned individuals with the knowledge, experience and relationships that enable them to identify and take advantage of a wide range of investment opportunities. They are supported by a highly sophisticated operations management team. We believe this broad platform and our operational infrastructure provide us with a scalable foundation to expand our product offering, geographic scope and profitability.

Breadth, Depth and Tenure of our Senior Management

        Ares was built upon the fundamental principle that each of our distinct but complementary investment groups benefits from being part of our broader platform. We believe that our strong performance, consistent growth and high talent retention through economic cycles is due largely to the effective application of this principle across our broad organization of over 700 employees. We do not have a centralized investment committee. Our investment committees are structured with overlapping membership to ensure consistency of approach. Each of our four investment groups is led by its own deep leadership team of highly accomplished investment professionals, who average over 22 years of experience managing investments in, advising, underwriting and restructuring leveraged companies. While primarily focused on managing strategies within their own investment group, these senior professionals are integrated within our platform through economic, cultural and structural measures. Our senior professionals have the opportunity to participate in the incentive programs of multiple investment groups to reward collaboration in our investment activities. This collaboration takes place on a daily basis but is formally promoted through sophisticated internal systems and widely attended weekly or monthly meetings.

Alignment of Interests with Stakeholders

        The alignment of the interests of our Co-Founders and investment professionals with those of the investors in our funds and our unitholders is fundamental to our business. We and our investment professionals have committed over $1 billion of capital across our various investment funds, aligning our interests with those of our clients. Moreover, a significant portion of our professionals' compensation is in the form of performance fees, which we believe aligns their interests with those of the investors in our funds. We expect that our senior professional owners will own approximately 70% of Ares after this offering, aligning our interests with those of our common unitholders. In connection with this offering, we are establishing a long-term equity compensation plan that we believe will strengthen this alignment, as well as the motivation and retention of our professionals, through the significant and long-term ownership of our equity by our Co-Founders, investment professionals and other employees.

Industry Trends

        We are well positioned to capitalize on the following trends in the asset management industry:

Increasing Importance of Alternative Assets

        Over the past several years, investor groups of all types have meaningfully increased their capital allocations to alternative investment strategies. McKinsey and Co. estimates that alternative investments (which includes private equity, hedge funds and investments in real estate, infrastructure and commodities in a variety of vehicles) grew at a 14% compound annual growth rate versus non-alternative investments at 2% for the six year period from 2005 to 2011. We expect this current trend will continue as the combination of volatile returns in public equities and low-yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets.

Increasing Demand for Alternative Assets from Retail Investors

        Defined contribution pension plans and retail investors are demanding more exposure to alternative investment products to seek differentiated returns as well as to satisfy a desire for current yield due to changing demographics. According to McKinsey & Co., retail alternative investments will account for 13% of U.S. retail fund assets by 2015, up from 6% as of year-end 2009. ARCC has benefited from this growing demand, increasing its assets under management from approximately $300 million in 2004 to $9.7 billion in 2013. Our Tradable Credit and Real Estate Groups have raised three publicly traded vehicles over the past two years. With an established market presence, we believe we are well positioned to take advantage of the growing opportunity in the retail channel.

Shifting Asset Allocation Policies of Institutional Investors

        We believe that the growing pension liability gap is driving investors to seek higher return strategies and that institutional investors, such as insurance companies, are increasingly rotating away from core fixed income products towards more liquid alternative credit and absolute return-oriented products to achieve their return hurdles. According to McKinsey & Co., institutional investors allocated an estimated 24% of the global portfolio towards alternative strategies in 2013, up from approximately 12% in 2009. The increase in allocation has also been accompanied by a change in allocation strategy to a more balanced approach between private equity and non-private equity alternative investments. Our combination of credit expertise, total return and multi-strategy product offerings are particularly well suited to benefit from these asset allocation trends.

De-Leveraging of the Global Banking System

        After an extended period of increasing leverage, commercial and investment banks have been de-leveraging since 2008. Bank consolidation, more prudent balance sheet discipline, changing regulatory capital requirements and the increasing cost and complexity of regulatory compliance have led to material changes in the global banking system and have created significant opportunities for other institutional market participants. For example, well-capitalized non-bank direct lenders like ARCC and other of our funds have been able to fill the significant and growing need for financing solutions as traditional lenders have withdrawn from certain middle-market and non-investment grade asset classes. At the same time, tradable debt managers have been able to raise vehicles to capitalize on banks' interest in divesting non-core assets and/or reducing their hold commitments in new financings. Citibank estimates that bank divestments of non-core holdings from the higher-risk areas of the lending market will create an investment opportunity of between $1 trillion and $2 trillion over the next decade.

Increasing Benefits of Scale

        Many institutional investors are focused on limiting the number of their manager relationships and allocating a greater share of their assets to established and diversified platforms. These investors seek to partner with investment management firms that have not only proven track records across multiple investment products, but also highly sophisticated non-investment group functions in accounting, legal/compliance and operations. Given the advantages of scale and a heightened focus on diligence, transparency and compliance, institutional clients are allocating a greater proportion of assets to established asset managers with whom there is a deep level of comfort. This trend is evidenced by the distribution of net asset flows, as firms with more than $1 billion in assets under management garnered approximately 90% of the net asset flows for the year ended December 31, 2013, according to Hedge Fund Report. Furthermore, the increasing complexity of the regulatory environment in which alternative investment managers operate and the costs of complying with such regulations serve as barriers to entry in the investment management business.

Growth Strategy

        As we continue to expand our business, we intend to apply the same core principles and strategies to which we have adhered since our inception to:

Organically Grow our Core Business

        Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We have demonstrated our ability to deliver strong risk-adjusted investment returns in alternative assets throughout market cycles since our inception in 1997, and we believe each of our investment groups is well positioned to benefit from long-term positive industry momentum. By continuing to deliver strong investment and operations management performance, we expect to grow the AUM in our existing products by deepening and broadening relationships with our current high-quality investor base as well as attracting new investors.

Expand our Product Offering

        A key to our growth has been pursuing complementary investment strategies and structuring different types of investment funds that address the specific needs of our investor base. We have expanded our product offering to provide increasingly diversified opportunities for investors and a balanced business model that we believe benefits all of our stakeholders. For example, our Tradable Credit Group has grown its AUM in alternative credit investment funds from zero in 2005 to approximately $9 billion as of December 31, 2013. We take advantage of market trends arising out of an increasingly complex regulatory enrivonment to develop products that meet the evolving needs of market participants. We have demonstrated the ability to expand our product offering in a manner that enhances the investing capabilities of our professionals, provides differentiated solutions for our clients and creates a more balanced business model for our unitholders. There are a number of complementary strategies that we are currently pursuing across our investment groups, such as broadening our capabilities in direct lending and tradable credit to service more distribution channels.

Enhance our Distribution Channels

        The growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of channels. As we continue to expand our product offering and our global presence, we expect to be able to attract new investors to our funds. In addition to pension funds, sovereign wealth funds, banks and high net worth individuals, which have historically comprised a significant portion of our assets under management, in recent periods we have extended our investment strategies and marketing efforts increasingly to insurance companies, sub-advisory partners and retail investors with the initial public offerings of two closed-end funds, ARDC and ARMF, and a REIT, ACRE.

Increase our Global Presence

        The favorable industry trends for alternative asset managers are global in nature and we believe there are a number of international markets that represent compelling opportunities for our investment strategies. Our European platform has 100 total employees, including approximately 70 investment professionals managing approximately $12 billion in assets under management in eight Western European offices as of December 31, 2013. We believe our strong financial position and existing global operations and network enable us to identify and readily pursue a range of expansion opportunities, including acquisitions of existing businesses or operations, partnering with local operators, establishing our own operations or otherwise. We intend to continue to develop our private equity and real estate direct lending capabilities in Western Europe, while opportunistically pursuing the expansion of our direct lending franchise into attractive new international markets.

Secure Strategic Partnerships

        We have established valuable relationships with strategic partners and large institutional investors who, among other things, provide market insights, productive advice and relationship introductions. ADIA and Alleghany, minority investors in Ares since May 2007 and July 2013, respectively, have committed significant capital across our investment groups. Our Direct Lending Group has a joint venture with affiliates of General Electric Company that offers U.S. and European middle-market borrowers a differentiated loan product. We also have important relationships with large fund investors, leading commercial and investment banks, global professional services firms, key distribution agents and other market participants that we believe are of significant value. As we expand our offering and global presence, we intend to pursue opportunities with additional strategic partners. While certain institutional investors, and in particular our Strategic Investors, have committed substantial capital to our funds, there can be no assurance that there will be further commitments to our funds or other alternative investment categories will likely depend on the performance of our funds, the performance of their overall investment portfolio and other investment opportunities available to them.

Complete Accretive Acquisitions and Portfolio Purchases

        We continuously evaluate acquisition opportunities that we believe will enable us to expand our product offering, broaden our investor base and increase our global presence. We have a demonstrated ability to acquire companies at accretive valuations and effectively integrate their personnel, assets and investors into our organization. In particular, we believe the unique challenges facing large banks and small boutique asset managers in the current market environment will persist, which we expect will generate compelling opportunities for us to pursue acquisitions of businesses, investment teams and assets.

Operations Management Groups

        Five operations management groups support our investment functions by providing infrastructure support in the areas of accounting/finance, operations/information technology, business development, legal and compliance and human resources. Our clients seek to partner with investment management firms that not only have compelling investment track records across multiple investment products but also possess seasoned infrastructure support functions.

        We have made significant investments over the past five years to develop our operations management groups. We have successfully launched new business lines and integrated acquired businesses and assets into our operations, and believe our infrastructure can support a much larger platform in the future.

Business Development and Investor Relations

        We believe our performance across our four investment groups has resulted in strong relationships with our investors. Our diverse and high-quality investor base includes prominent pension funds, sovereign wealth funds, insurance companies, financial institutions and high net worth individuals globally. We have also established strategic relationships with large institutional investors including ADIA and Alleghany, both of whom have made strategic equity investments in the firm and significant investment allocations across our investment platforms.

        We continuously seek to strengthen and expand our relationships with our investors. We have a Business Development Group consisting of approximately 45 dedicated professionals. Our senior Relationship Management team spans North America, Europe, Middle East, Asia and Australia and maintains an active and transparent dialogue with an expansive list of investors reflective of our diverse and global investor base. This team is supported by Product Specialists and Investor Relations professionals with deep experience in each of our four complementary investment groups dedicated to investor servicing and support of prospective and existing Ares investors.

        Our Business Development professionals are in frequent dialogue with both our existing and prospective investors, which enables us to monitor investor preferences and tailor future product offerings to meet investor demand. We provide quarterly and annual reports to our investors detailing recent performance as well as market commentary. In addition, Ares holds annual meetings for certain of our comingled funds, which provide investors with an in depth discussion of our market views, investment activities, team updates and investment pipeline.

Investment Operations and Information Technology

        Our Investment Operations and Information Technology group partners closely with our investment groups to support their growth. Our Investment Technology platform is comprised of various commercial and proprietary systems covering all aspects of public and private asset management, including trade order management, portfolio management, credit research management, performance attribution, internal reporting and portfolio accounting. This unique combination of tools allows us to, among other things, launch new funds, support the geographic expansion of our investment teams and monitor key metrics and risks. Our Investment Operations team is organized by specialized function to ensure depth in knowledge and consistency in processes and controls. The team supports all our investment groups by providing settlement clearing, cash movement, data management, pricing and asset servicing functions.

Investment Process

        We maintain a rigorous investment process and a comprehensive due diligence approach across all of our business groups. We have developed policies and procedures that govern the investment practices of our funds. Moreover, each fund is subject to certain investment criteria set forth in its governing documents that generally contain requirements and limitations for investments, such as limitations relating to types of assets in which the fund can invest, the amount that will be invested in any one company, the geographic regions in which the fund will invest and potential conflicts of interest that may arise from investing alongside funds within the same or a different investment group. Our investment professionals are familiar with our investment policies and procedures and the investment criteria applicable to the funds that they manage, and these limitations have generally not negatively impacted our ability to invest our funds.

Structure and Operation of our Funds

        We conduct the management of our funds and other similar private vehicles primarily through organizing a partnership or limited liability structure in which entities organized by us accept commitments and/or funds for investment from institutional investors and (to a limited extent) high net worth individuals. Such commitments are generally drawn down from investors on an as needed basis to fund investments over a specified term. All of our private equity and most of our real estate funds, as well as some of the funds managed by our Tradable Credit and Direct Lending Groups, are structured as closed-end drawdown funds. Our Tradable Credit funds are generally hedge funds or structured funds in which the investor's capital is fully funded into the fund upon or soon after the subscription for interests in the fund. The CLOs that we manage are structured investment vehicles that are generally private companies with limited liability. Our drawdown funds and hedge funds are generally organized as limited partnerships or limited liability companies, however there are non-U.S. funds that are structured as corporate or non-partnership entities under applicable law. We also advise a number of investors through separately managed account relationships which are structured as contractual arrangements or single investor vehicles. In the case of our separately managed accounts that are not structured as single investor vehicles, the investor, rather than us, generally controls custody of the investments with respect to which we advise. Four of the vehicles that we manage are publicly traded corporations. The publicly traded corporations do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law (including distribution requirements that must be met to maintain RIC or REIT status). However, ACRE's charter includes certain limitations relating to the ownership or purported transfer of its common stock in violation of the REIT ownership requirements.

        Our funds are generally advised by an Ares entity registered under the Investment Advisers Act or a wholly owned subsidiary thereof. Responsibility for the day-to-day operations of each investment vehicle is typically delegated to the Ares entity serving as investment adviser pursuant to an investment advisory (or similar) agreement. Generally, the material terms of our investment advisory agreements relate to the scope of services to be rendered by the investment adviser to the applicable vehicle, the calculation of management fees to be borne by investors in our investment vehicles and certain rights of termination with respect to our investment advisory agreements. With the exception of certain of the publicly traded corporations, the investment vehicles themselves do not generally register as investment companies under the Investment Company Act in reliance on applicable exemptions thereunder.

        The investment management agreements we enter into with clients in connection with contractual separately managed accounts may generally be terminated by such clients with reasonably short prior written notice. Our investment management agreements with closed-end investment companies and ARCC generally must be approved annually by such company's board of directors (including a majority of such company's independent directors). In addition to other termination provisions, each investment advisory and management agreement with a registered investment company will automatically terminate in the event of its assignment and may be terminated by either party without penalty upon 60 days' written notice to the other party.

        The governing agreements of many of our funds provide that, subject to certain conditions, third-party investors in those funds have the right to terminate the investment period or the fund without cause. The governing agreements of some of our funds provide that, subject to certain conditions, third-party investors have the right to remove the general partner. In addition, the governing agreements of certain of our funds provide that upon the occurrence of certain events, including in the event that certain "key persons" in our funds do not meet specified time commitments, the investment period will be suspended or the investors have the right to vote to terminate the investment period in accordance with specified procedures.

Fee Structure

Management Fees

        The investment adviser of each of our funds and certain separately managed accounts generally receives an annual management fee based upon a percentage of the fund's capital commitments, total assets or invested capital during the investment period and the fund's invested capital after the investment period, except that the investment advisers to certain of our hedge funds and separately managed accounts receive an annual management fee that is based upon a percentage of invested capital or net asset value throughout the term of the fund.

        The investment adviser of each of our CLOs typically receives annual management fees based upon a percentage of each fund's total assets or invested capital, subject to certain performance measures related to the underlying assets the vehicle owns, and additional management fees which are incentive-based (that is, subject to meeting certain return criteria). We also classify the ARCC Part I Fees as management fees due to their predictability and frequency of payments without risk of clawback. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview of Combined and Consolidated Results of Operations—Revenues."

        The management fees we receive from our drawdown style funds are typically payable on a quarterly basis over the life of the fund and do not depend on the investment performance of the fund (other than to reflect the disposition or decrease in value of assets where the management fees are based on invested capital). The management fees we receive from our hedge funds have similar characteristics, except that such funds often afford investors increased liquidity through annual, semi-annual or quarterly withdrawal or redemption rights following the expiration of a specified period of time when capital may not be withdrawn and the amount of management fees to which the investment adviser is entitled with respect thereto will proportionately increase as the net asset value of each investor's capital account grows and will proportionately decrease as the net asset value of each investor's capital account decreases. The management fees we receive from our separately managed accounts are generally paid on a regular basis (typically quarterly, subject to the termination rights described above) and may alternatively be based on invested capital or proportionately increase or decrease based on the net asset value of the separately managed account.

        We also receive management fees in accordance with the investment advisory and management agreements we have with the publicly traded corporations we manage. Base management fees we receive from ARCC are paid quarterly and proportionately increase or decrease based on ARCC's total assets (other than cash and cash equivalents). ARCC Part I Fees are also generally paid quarterly and proportionately increase or decrease based on ARCC's net investment income (before ARCC Part I Fees and ARCC Part II Fees), subject to a fixed hurdle rate. Management fees we receive from the closed-end investment companies, ARDC and ARMF, are generally paid on a regular basis (typically monthly) and proportionately increase or decrease based on the closed-end funds' total assets minus such funds' liabilities (other than liabilities relating to indebtedness). Management fees we receive from ACRE are generally paid on a regular basis (typically quarterly) and proportionately increase or decrease based on ACRE's stockholders' equity (as calculated pursuant to the ACRE management agreement).

Performance Fees

        We may also receive performance fees from a majority of our funds, which may be either an incentive fee or a special allocation of income, which we refer to as a carried interest, in the event that specified investment returns are achieved by the fund.

Incentive Fees

        The general partners or similar entities of certain of our funds receive performance-based allocation fees ranging from 10% to 20% of the applicable fund's net capital appreciation per annum, subject to certain net loss carry-forward provisions (known as a "high-watermark"). In some cases, the investment adviser of each of our hedge funds and certain separately managed accounts is entitled to an incentive fee generally up to 20% of the applicable fund's net appreciation per annum, subject to a high-watermark and in some cases a preferred return. Once realized, the fees earned by our hedge funds generally are not subject to clawback. Incentive fees are realized at the end of a measurement period, typically quarterly or annually.

Carried Interest

        The general partner or an affiliate of certain of our funds receives carried interest from the fund. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a "realized gain" basis, and the general partner of a fund is generally entitled to a carried interest between 15% and 20% of the net realized income and gains (generally taking into account unrealized losses) generated by such fund. Net realized income or loss is not netted between or among funds.

        For most funds, the carried interest is subject to a preferred return ranging from 6% to 8%, subject in most cases to a catch-up allocation to the general partner. Generally, if at the termination of a fund (and increasingly at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the general partner will be obligated to repay an amount equal to the extent to which performance fees that were previously distributed to it exceeds the amounts to which the general partner is ultimately entitled. These repayment obligations may be related to amounts previously distributed to our senior professionals and existing owners prior to the completion of this offering. This obligation is known as a "clawback" obligation.

        Although a portion of any distributions by us to our common unitholders may include carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our common unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation. Clawback obligations operate with respect to a given fund's own net investment performance only and performance fees of other funds are not netted for determining this contingent obligation. Although a clawback obligation is several to each person who received a distribution, and not a joint obligation, the governing agreements of our funds generally provide that, if a recipient does not fund his or her respective share, we may have to fund such additional amounts beyond the amount of performance fees we retained, although we generally will retain the right to pursue remedies against those performance fee recipients who fail to fund their obligations.

        For additional information concerning the clawback obligations we could face, see "Risk Factors—We may need to pay "clawback" obligations if and when they are triggered under the governing agreements with our investors."

Incentive Fees from Publicly Traded Corporations

        We also are entitled to receive incentive fees accordance with the investment advisory and management agreements we have with ARCC and ACRE, however there can be no assurance that we will meet the requirements to receive incentive fees in any particular period. We may receive ARCC Part II Fees, which are calculated at the end of each applicable year by subtracting (a) the sum of ARCC's cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (b) its cumulative aggregate realized capital gains, in each case calculated from October 8, 2004. Incentive fees we receive from ACRE are based on a percentage of the difference between ACRE's core earnings (as defined in ACRE's management agreement) and an amount derived from the weighted average issue price per share of ACRE's common stock in its public offerings multiplied by the weighted average number of shares of common stock outstanding. We are not entitled to receive incentive fees from ARDC and ARMF.

Capital Invested In and Through Our Funds

        To further align our interests with those of investors in our funds, we have invested the firm's capital and that of our professionals in the funds we sponsor and manage. General partner capital commitments to our funds are determined separately with respect to our funds and, generally, are less than 5% of the total commitments of any particular fund. We determine the general partner capital commitments based on a variety of factors, including investor requirements, estimates regarding liquidity over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other funds we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. We may from time to time offer to our employees a part of the general partner commitments to our funds. Our general partner capital commitments are funded with cash and not with carried interest or deferral of management fees. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Future Sources and Uses of Liquidity."

Regulatory and Compliance Matters

        Our businesses, as well as the financial services industry generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the U.S. and foreign jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. In addition, additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See "Risk Factors—Risks Relating to Our Businesses—Extensive regulation in the United States affects our activities and creates the potential for significant liabilities and penalties that could adversely affect our businesses and results of operations," "—Failure to comply with "pay to play" regulations implemented by the Commission and certain states, and changes to the "pay to play" regulatory regimes, could adversely affect our businesses," "—Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, businesses and operations" and "—Regulatory changes in jurisdictions outside the United States could adversely affect our businesses."

        Rigorous legal and compliance analysis of our businesses and investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer, together with our Chief Legal Officer, supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities.

United States

        The Commission oversees the activities of our subsidiaries that are registered investment advisers under the Investment Advisers Act. FINRA oversees the activities of our subsidiary Ares Investor Services LLC as a registered broker-dealer. In connection with certain investments made by funds in our Private Equity Group, certain of our subsidiaries are subject to audits by the Defense Security Service to determine whether we are under foreign ownership, control or influence. In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act, the Commodity Exchange Act and ERISA. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties who we do not control.

        All of the investment advisers of our funds are registered as investment advisers with the Commission. Registered investment advisers are subject to the requirements and regulations of the Investment Advisers Act. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, managing conflicts of interest and general anti-fraud prohibitions.

        Each of ARDC and ARMF is a registered investment company under the Investment Company Act. ARCC is a registered investment company that has elected to be treated as a business development company under the Investment Company Act. Each of ARDC and ARCC has elected, and ARMF intends to elect, for U.S. federal tax purposes, to be treated as a regulated investment company under Subchapter M of the Code. As such, each of ARDC and ARCC is, and ARMF will be once it has made its election, required to distribute at least 90% of its ordinary income and realized, net short-term capital gains in excess of realized net long-term capital losses, if any, to its shareholders. In addition, to avoid excise tax, each of ARDC and ARCC needs, and ARMF will need once it has made its election, to distribute at least 98% of its income (such income to include both ordinary income and net capital gains), which would take into account short-term and long-term capital gains and losses. Each of ARDC, ARCC and ARMF, at its discretion, may carry forward taxable income in excess of calendar year distributions and pay an excise tax on this income. In addition, as a business development company, ARCC must not acquire any assets other than "qualifying assets" specified in the Investment Company Act unless, at the time the acquisition is made, at least 70% of ARCC's total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in "eligible portfolio companies." In addition, the Commission requires investment advisers registered or required to register with the Commission under the Investment Advisers Act that advise one or more private funds and have at least $150 million in private fund assets under management to periodically file reports on Form PF. We have filed, and will continue to file, quarterly reports on Form PF.

        ACRE has elected and qualified to be taxed as a real estate investment trust, or REIT, under the Code. To maintain its qualification as a REIT, ACRE must distribute at least 90% of its taxable income to its shareholders and meet, on a continuing basis, certain other complex requirements under the Code.

        Ares Investor Services LLC, our wholly owned subsidiary, is registered as a broker-dealer with the Commission, and is a member of FINRA. As a broker-dealer, this subsidiary is subject to regulation and oversight by the Commission and state securities regulators. In addition, FINRA, a self-regulatory organization that is subject to oversight by the Commission, promulgates and enforces rules governing the conduct of, and examines the activities of, its member firms. Due to the limited authority that will be granted to our subsidiary in its capacity as a broker-dealer, it is not required to comply with certain regulations covering trade practices among broker-dealers and the use and safekeeping of customers' funds and securities. As a registered broker-dealer and member of a self-regulatory organization, Ares Investor Services LLC is, however, subject to the Commission's uniform net capital rule. Rule 15c3-1 of the Exchange Act specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The Commission and FINRA impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Commission's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the Commission for certain withdrawals of capital.

        The Commission and various self-regulatory organizations have in recent years increased their regulatory activities in respect of investment management firms. In July 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act, among other things, imposes significant new regulations on nearly every aspect of the U.S. financial services industry, including oversight and regulation of systemic market risk (including the power to liquidate certain institutions); authorizing the Federal Reserve to regulate nonbank institutions that are deemed systemically important; generally prohibiting insured banks or thrifts, any bank holding company or savings and loan holding company, any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of any of these types of entities, regardless of geographic location, from conducting proprietary trading or investing in or sponsoring a "covered person," which includes private equity funds and hedge funds (i.e. the Volcker Rule); and imposing new registration, recordkeeping and reporting requirements on private fund investment advisers. Importantly, while several key aspects of the Dodd-Frank Act have been defined through final rules, many aspects will be implemented by various regulatory bodies over the next several years. While we already have several subsidiaries registered as investment advisers subject to Commission examinations and another subsidiary registered as a broker-dealer that will be subject to FINRA examinations beginning in the first quarter of 2014, the imposition of any additional legal or regulatory requirements could make compliance more difficult and expensive, affect the manner in which we conduct our businesses and adversely affect our profitability.

        In October 2011, the Federal Reserve and other federal regulatory agencies issued a proposed rule implementing a section of the Dodd-Frank Act that has become known as the "Volcker Rule." The Volcker Rule generally prohibits insured banks or thrifts, any bank holding company or savings and loan holding company, any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of such entities, regardless of geographic location, from investing in or sponsoring "covered funds," which include private equity funds or hedge funds. The Volcker Rule became effective on July 21, 2012 and is subject to a two-year conformance period (ending July 21, 2014). It contains exemptions for certain "permitted activities" that would enable certain institutions subject to the Volcker Rule to continue investing in covered funds under certain conditions.

        In 2013, the Office of the Comptroller of the Currency, the Department of the Treasury, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation published revised guidance regarding expectations for banks' leveraged lending activities. This guidance, in addition to proposed Dodd-Frank risk retention rules circulated in August 2013, could further restrict credit availability, as well as potentially restrict the activities of our Tradable Credit Group, which supports many of its portfolio investments from banks' lending activities.

        Pursuant to the Dodd Frank Act, regulation of the derivatives market is bifurcated between the CFTC and the Commission. Under the Dodd-Frank Act, the CFTC has jurisdiction over swaps and the Commission has jurisdiction over security-based swaps. As part of its Dodd Frank Act related rule-making process, the CFTC made changes to its rules with respect to the registration and oversight of commodity pool operators ("CPOs"). Such rules require that an entity that is a CPO must register with the CFTC unless an exemption from registration is available. Previously, the CPO registration rules had applied to the operator of a fund invested in "commodity interests" meaning that the fund entered into futures or options with respect to commodities.. As a result of the CFTC's revisions to these rules, all swaps (but not security-based swaps) are now included in the definition of commodity interests. As a result, funds that utilize swaps (whether or not related to a commodity) as part of their business model may fall within the statutory definition of a commodity pool. If a fund qualifies as a commodity pool, then, absent an available exemption, the operator of such fund is required to register with the CFTC as a CPO. Registration with the CFTC renders such CPO subject to regulation, including with respect to disclosure, reporting, recordkeeping and business conduct.

        Certain of our funds may from time to time, directly or indirectly, invest in instruments that meet the definition of a "swap" under the Commodity Exchange Act and the CFTC's rules promulgated thereunder. As a result, such funds may qualify as commodity pools, and the operators of such funds may need to register as CPOs unless an exemption applies. The operators of our funds may therefore seek to rely on no-action relief or claim an exemption from registration as a CPO with the CFTC, including pursuant to CFTC Rule 4.13(a)(3). CFTC Rule 4.13(a)(3) provides an exemption from CPO registration for the operator of a fund, or pool, if (among other things) that pool's trading in commodity interest positions (including both hedging and speculative positions, and positions in security futures) is limited so that either (i) no more than 5% of the liquidation value of the pool's portfolio is used as initial margin, premiums and required minimum security deposits to establish such positions, or (ii) the aggregate net notional value of the pool's trading in such positions does not exceed 100% of the pool's liquidation value. If the operators of our funds are able to rely on an exemption from CPO registration pursuant to CFTC Rule 4.13(a)(3), then unlike a registered CPO, the fund's operator would not be required to provide prospective investors with a CFTC compliant disclosure document, nor would it be required to provide investors with periodic account statements or certified annual reports that satisfy the requirements of CFTC rules applicable to registered CPOs. As an alternative to the exemption from registration, the operators of one of more of our funds may register as CPOs with the CFTC, in which case such operators may seek to avail themselves of certain disclosure, reporting and record-keeping relief under CFTC Rule 4.7.

        The Dodd-Frank Act requires the CFTC, the Commission and other regulatory authorities to promulgate certain rules relating to the regulation of the derivatives market. Such rules require or will require the registration of certain market participants, the clearing of certain derivatives contracts through central counterparties, the execution of certain derivatives contracts on electronic platforms, as well as reporting and recordkeeping. The Dodd Frank Act also provides expanded enforcement authority to the CFTC and Commission. While certain rules have been promulgated and are already in effect, the rulemaking and implementation process is still ongoing. In particular, the CFTC has finalized most of its rules under the Dodd-Frank Act, and the Commission has proposed several rules regarding security-based swaps but has only finalized a small number of these rules. We cannot therefore yet predict the ultimate effect of the rules and regulations on our business.

        Under CFTC rules, an entity may be required to register as a major swap participant ("MSP") if it has substantial swaps positions or has substantial counterparty exposure from its swaps positions. If any of our funds were required to register as an MSP, it could make compliance more expensive, affect the manner in which we conduct our businesses and adversely affect our profitability. Additionally, if any of our funds qualify as "special entities" under CFTC rules, it could make it more difficult for them to enter into derivatives transactions or make such transactions more expensive.

        The CFTC has issued final rules imposing reporting and recordkeeping requirements on swaps market participants. Such rules are currently effective and could significantly increase operating costs. These additional recordkeeping and reporting requirements may require additional compliance resources and may also have a negative effect on market liquidity, which could negatively impact commodity prices and our ability to hedge our price risks.

        Pursuant to a rule finalized by the CFTC in December 2012, certain classes of interest rate swaps and certain classes of index credit default swaps are now subject to mandatory clearing, unless an exemption applies. As of February 2014, many of these interest rate swaps and index credit default swaps are also now subject to mandatory trading on designated contract markets or swap execution facilities. At this time, the CFTC has not proposed any rules designating other classes of swaps for mandatory clearing, but it may do so in the future (e.g., the CFTC has made public statements that it may soon issue a proposal for certain foreign exchange products to be subject to mandatory clearing). Mandatory clearing and trade execution requirements may change the cost and availability of the swaps that we use, and exposes us to the credit risk of the clearing house through which any cleared swap is cleared. In addition, with respect to any uncleared swaps that we enter into, the CFTC or applicable federal banking regulatory authorities may impose credit support documentation and margin requirements. At this time, rules with respect to the margining of uncleared swaps are in proposed form and therefore the application of those rules to us is uncertain at this time.

        The CFTC has also issued proposed rules to set position limits for futures, options, and swap contracts in certain commodities. These position limits will likely be aggregated among all entities under common control, unless an exemption applies, which could affect our ability and the ability for our funds to enter into derivatives transactions. Additionally, while the CFTC's proposal would only apply to derivatives on certain energy, metal and agricultural commodities, it is possible that the CFTC may expand such requirements to other types of contracts in the future. It is uncertain at this time, though, whether, when, and to what extent the CFTC's position limits rules will become final and effective.

        The CFTC has finalized regulations requiring collateral used to margin cleared swaps to be segregated in a manner different from that applicable to the futures market and has finalized other rules allowing parties to an uncleared swap to require that any collateral posted as initial margin be segregated with a third party custodian. Collateral segregation may impose greater costs on us when entering into swaps.

        Finally, the Dodd-Frank Act gave the CFTC expanded anti-fraud and anti-manipulation authority, including authority over disruptive trading practices and insider trading. Several investigations have commenced in the United States related to manipulation of the foreign exchange, LIBOR and indices markets. It is likely that new standards will emerge from these proceedings that could impact the way that we trade.

        The Dodd-Frank Act authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk-taking by covered financial institutions. Such restrictions could limit our ability to recruit and retain investment professionals and senior management executives.

        The Dodd-Frank Act requires public companies to adopt and disclose policies requiring, in the event the company is required to issue an accounting restatement, the clawback of related incentive compensation from current and former executive officers.

        The Dodd-Frank Act amends the Exchange Act to compensate and protect whistleblowers who voluntarily provide original information to the Commission and establishes a fund to be used to pay whistleblowers who will be entitled to receive a payment equal to between 10% and 30% of certain monetary sanctions imposed in a successful government action resulting from the information provided by the whistleblower.

        Many of these provisions are subject to further rulemaking and to the discretion of regulatory bodies, such as the Council and the Federal Reserve.

Other Jurisdictions

        Certain of our subsidiaries operate outside the United States. In the United Kingdom, Ares Management Limited is subject to regulation by the U.K. Financial Conduct Authority (which replaced the U.K. Financial Services Authority in April 2013).

        In March 2013, the Financial Services Authority published final rules for the Financial Conduct Authority's regulation and supervision of the LIBOR. In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. These requirements may cause LIBOR to be more volatile than it has been in the past, which may adversely affect the value of investments made by our funds. On February 3, 2014, ICE Benchmark Administration Limited took responsibility for administering LIBOR, following regulatory authorization by the FCA. It is uncertain whether corresponding changes will be made to the EURIBOR.

        European Union legislation could impact our business in the United Kingdom and in other EU member states where we have operations. The following measures are of particular relevance to our business.

        The Directive and EU CRD IV legislation could restrict the ability of banks and alternative investment funds managed in the EU to invest in securitization vehicles including collateralized loan obligations operated by us unless either the "originator", "original lender" or "sponsor" (as those terms are defined in the legislation) retains a prescribed interest in the securitization concerned. Where such securitization arrangements are managed by Ares-affiliated undertakings, this risk retention requirement will, in practice, need to be held by an appropriately (EU) authorized and regulated affiliate of us (i.e. as "sponsor") as it will be the only entity qualified under the legislation to hold the retention (there will be no party in such arrangements who will satisfy the definition of "originator" or "original lender"). The holding of that retention on our affiliate's balance sheet is likely to increase that entity's regulatory capital requirement and will accordingly adversely affect return on equity.

        The EU Regulation on OTC derivative transactions, central counterparties and trade repositories (commonly known as the "European Market Infrastructure Regulation" or "EMIR") will require the mandatory clearing of certain OTC derivatives through central counterparties. This mandatory clearing obligation is expected to begin to come into force in the fourth quarter of 2014 and will apply to "financial counterparties" (which includes, for example, an investment firm authorized under the Markets in Financial Instruments Directive or an EU or non-EU alternative investment fund managed by an investment fund manager authorized under the Directive) that enters into an eligible derivative transaction with another financial counterparty or a non-financial counterparty whose OTC derivative exposures exceed a prescribed clearing threshold. A derivative trade will be eligible if it meets certain pre-defined eligibility criteria (such as levels of standardization and liquidity). A central counterparty will typically require the posting of initial and valuation margin in respect of cleared transactions. In addition, EMIR will require certain parties to non-centrally cleared OTC derivative transactions to mitigate their risks by posting prescribed types and values of initial and variation margin. These margin requirements could increase the cost to us and our funds when transacting in eligible OTC derivatives.

        On January 29, 2014 the European Commission published a proposal for a new regulation dealing with structural measures to improve the resilience of EU credit institutions. Provisions in the proposed regulation propose to prohibit systemically important EU banks from acquiring, owning, sponsoring or having an exposure to an alternative investment fund that is leveraged. It is not clear whether the phrase "have an exposure to" is intended to be confined to restricting equity exposures, but it is understood that systemically important EU banks would continue to be able to lend to funds. This is the so-called "Barnier rule", which is the European equivalent of the Volcker rule (see the section dealing with "Regulatory changes in the United States and regulatory compliance failures could adversely affect our reputation, business and operations"). The precise scope of this proposed regulation and its timescale for coming into force is currently uncertain, but, if agreed between EU institutions, it is likely that provisions of this regulation could come into force in phases from January 2017. This may affect our ability to raise capital in our funds from EU banks.

        Our other European and Asian operations and our investment activities worldwide are subject to a variety of regulatory regimes that vary by country. In addition, we regularly rely on exemptions from various requirements of the regulations of certain foreign countries in conducting our asset management activities.

Alternative Investment Fund Managers Directive

        The Directive was enacted in July 2011 and took effect in July 2013. The Directive applies to (a) AIFMs established in the EU that manage EU or non-EU AIFs, (b) non-EU AIFMs that manage EU AIFs and (c) non-EU AIFMs that market their AIFs to professional investors within the EU.

        Beginning July 22, 2013, the Directive imposed new operating requirements on EU AIFMs. There is a one-year transitional period after which EU AIFMs must comply with the requirements of the Directive, including becoming appropriately authorized by their home-country regulator. EU AIFMs and non-EU AIFMs seeking to market an AIF within the EU will need to comply with the Directive's disclosure and transparency requirements and, in the case of non-EU AIFMs, jurisdiction specific private placement regimes (which have been modified as a result of the Directive).

        The full scope of the Directive may also be extended to non-EU AIFMs that wish to market an AIF within the EU pursuant to a pan-European marketing passport (instead of under national private placement regimes). Whether this will occur and the timescale for such changes is currently uncertain and is contingent on an opinion that the European Securities and Markets Authority is expected to deliver in 2015.

        The operating requirements imposed by the Directive include, among other things, rules relating to the remuneration of certain personnel, minimum regulatory capital requirements, restrictions on the use of leverage, asset stripping rules, disclosure and reporting requirements to both investors and home state regulators, the independent valuation of an AIF's assets and the appointment of an independent depository to hold assets. As a result, the Directive could in the future have an adverse effect on our businesses by, among other things, increasing the regulatory burden and costs of doing business in or relating to EU member states, imposing extensive disclosure obligations on, and asset stripping rules with respect to, companies, if any, in which any of our funds invest that are located in EU member states, significantly restricting marketing activities within the EU, potentially requiring certain of our funds to change their compensation structures for key personnel, thereby affecting our ability to recruit and retain these personnel, and potentially disadvantaging our funds as investors in private companies located in EU member states when compared to non-AIF/AIFM competitors that may not be subject to the requirements of the Directive, thereby potentially restricting our funds' ability to make investments in such companies.

        The Directive allows AIFMs to invest in securitizations on behalf of the alternative investment funds they manage only the originator, sponsor or original lender for the securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest of not less than 5% of the nominal value of the securitized exposures or of the tranches sold to investors and certain due diligence undertakings are made. AIFMs that discover after the assumption of a securitization exposure that the retained interest does not meet the requirements, or subsequently falls below 5% of the economic risk, are required to take such corrective action as is in the best interests of investors. It remains to be seen how this requirement will be addressed by AIFMs should these circumstances arise. These requirements, along with other changes to the regulation or regulatory treatment of securitizations, may negatively affect the value of investments made by our funds.

        The Directive could also limit our operating flexibility and our investment opportunities, as well as expose us and/or our funds to conflicting regulatory requirements in the United States (and elsewhere). The final scope and requirements of the Directive are subject to enactment of EU secondary legislation and national implementing legislation in certain EU member states where implementation has been delayed.

Solvency II

        Solvency II is an EU directive that sets out stronger capital adequacy and risk management requirements for European insurers and reinsurers and, in particular, dictates how much capital such firms must hold against their liabilities and introduces a risk-based assessment of those liabilities. Solvency II is required to be implemented into EU member states' domestic law on January 1, 2016. Solvency II will impose, among other things, substantially greater quantitative and qualitative capital requirements for insurers and reinsurers as well as other supervisory and disclosure requirements. We are not subject to Solvency II; however, many of our European insurer or reinsurer fund investors will be subject to this directive, as applied under applicable domestic law. Solvency II may impact insurers' and reinsurers' investment decisions and their asset allocations. In addition, insurers and reinsurers will be subject to more onerous data collation and reporting requirements. As a result, Solvency II could in the future have an adverse indirect effect on our businesses by, among other things, restricting the ability of European insurers and reinsurers to invest in our funds and imposing on us extensive disclosure and reporting obligations for those insurers and reinsurers that do invest in our funds. The final details and requirements of the Solvency II directive and subsidiary regulations pursuant to it remain uncertain and are subject to change as a result of enactment both of related EU legislation and national implementing legislation in EU member states.

Competition

        The investment management industry is intensely competitive, and we expect it to remain so. We compete both globally and on a regional, industry and niche basis.

        We face competition both in the pursuit of outside investors for our funds and in acquiring investments in attractive portfolio companies and making other investments. We compete for outside investors based on a variety of factors, including:

  •
  investment performance;

  •
  investor perception of investment managers' drive, focus and alignment of interest;

  •
  quality of service provided to and duration of relationship with investors;

  •
  business reputation; and

  •
  the level of fees and expenses charged for services.

        We expect to face competition in our trading, acquisitions and other investment activities primarily from other private equity, credit and real estate funds, specialized funds, hedge fund sponsors, other financial institutions, corporate buyers and other parties. Many of these competitors in some of our businesses are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

        Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

        For additional information concerning the competitive risks that we face, see "Risk Factors—Risks Related to Our Businesses—The investment management business is intensely competitive."

Legal Proceedings

        From time to time we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

Properties

        Our principal executive offices are located in leased office space at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California. We also lease office space in Atlanta, Chicago, Dallas, Menlo Park, New York City, Purchase, Washington, D.C., Frankfurt, London, Luxembourg, Madrid, Paris, Stockholm, Chengdu, Hong Kong, Shanghai and Sydney. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.

Employees

        We believe that one of the strengths and principal reasons for our success is the quality and dedication of our employees. As of December 31, 2013, we employed approximately 700 employees, comprised of approximately 310 investment professionals and 280 operations management professionals with the balance in administrative support, located in 15 offices across four continents. We strive to attract and retain the best talent in the industry.

MANAGEMENT

Our General Partner

        Our partnership agreement will provide that our general partner will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our partnership agreement and other matters. So long as the Ares control condition is satisfied, the board of directors of our general partner will have no authority other than that which the member of our general partner, an entity owned and controlled by our Co-Founders, chooses to delegate to it. In the event that the Ares control condition is not satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations. Pursuant to a delegation of authority from the member of our general partner, the board of directors of our general partner has established and will maintain audit and conflicts committees of the board of directors that have the responsibilities described below under "—Committees of the Board of Directors—Audit Committee" and "—Committees of the Board of Directors—Conflicts Committee."

        Decisions by our general partner are made by its member, Ares Partners Holdco LLC. Ares Partners Holdco LLC is owned by our Co-Founders and managed by a board of managers which is composed of our Co-Founders. Each Co-Founder will remain on the board of managers, subject to minimum retained ownership requirements, for so long as he is employed by and actively provides services to us; provided that Antony P. Ressler will remain on the board if he has a minimum retained ownership or is employed by or actively provides services to us. Decisions by the board of managers generally are made by a majority of the Co-Founders, which majority, subject to a minimum ownership requirement, must include Antony P. Ressler. In addition, Ares Partners Holdco LLC is the general partner of Ares Owners Holdings L.P., the vehicle through which Ares senior professional owners hold their equity interests in Ares Management, L.P. and the Ares Operating Group. Assuming that all of the outstanding Ares Operating Group Units are exchanged for common units, immediately following this offering, each of Messrs. Arougheti, Kaplan and Rosenthal would hold, directly or indirectly, common units representing 6.52% of the total number of common units outstanding, or 6.47% if the underwriters exercise in full their option to purchase additional common units, Mr. Kissick would hold, directly or indirectly, common units representing 2.58% of the total number of common units outstanding, or 2.56% if the underwriters exercise in full their option to purchase additional common units, and Mr. Ressler would hold, directly or indirectly, common units representing 31.12% of the total number of common units outstanding, or 30.88% if the underwriters exercise in full their option to purchase additional common units, in each case subject to transfer restrictions and forfeiture provisions. In addition to the ownership by our five Co-Founders, assuming that all of the outstanding Ares Operating Group Units are exchanged for common units, immediately following this offering 37 senior professionals will own common units representing approximately 19% of the total number of common units outstanding. See "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners" for additional information.

 Directors and Executive Officers

        The following table sets forth certain information regarding the individuals who will be the directors and executive officers of our general partner upon consummation of this offering.

Name	Age	Position
Michael J Arougheti	41	Director, Co-Founder & President
David B. Kaplan	46	Director, Co-Founder & Senior Partner
John H. Kissick	72	Director, Co-Founder & Senior Partner
Antony P. Ressler	53	Chairman, Co-Founder & Chief Executive Officer
Bennett Rosenthal	50	Director, Co-Founder & Senior Partner
Paul G. Joubert	66	Director*
Michael Lynton	54	Director*
Dr. Judy D. Olian	62	Director*
Daniel F. Nguyen	42	Executive Vice President, Chief Financial Officer & Treasurer
Michael D. Weiner	61	Executive Vice President, Chief Legal Officer & Secretary

*
Director Nominee

Biographical Information

        The following is a summary of certain biographical information concerning the directors, director nominees and officers of our general partner:

        Michael J Arougheti.    Mr. Arougheti is a Co-Founder of Ares and a Director and the President of our general partner. He is a Senior Partner of Ares and Co-Head of its Direct Lending Group and a member of the Management Committee. He also serves as Chief Executive Officer and a director of ARCC and as a director of ACRE. Prior to joining Ares in 2004, Mr. Arougheti was employed by Royal Bank of Canada from 2001 to 2004, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm's Mezzanine Investment Committee. Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle-market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal and an Investment Committee member, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm's Mergers and Acquisitions Group. Mr. Arougheti also serves on the boards of directors of Investor Group Services, Riverspace Arts, a not-for-profit arts organization and Operation Hope, a not-for-profit organization focused on expanding economic opportunity in underserved communities through economic education and empowerment. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

        Mr. Arougheti's knowledge of and extensive experience in investment management, leveraged finance and financial services gives the board of directors valuable industry-specific knowledge and expertise on these and other matters and, in addition to his service as a director of other public companies, position him well to service on the board of directors.

        David B. Kaplan.    Mr. Kaplan is a Co-Founder of Ares and a Director and Senior Partner of our general partner. He is a Senior Partner of Ares and Co-Head of its Private Equity Group and a member of the Management Committee. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the Boards of Directors of the parent entities of The Neiman Marcus Group LLC, 99 Cents Only Stores LLC and Smart & Final, Inc. and as a member of the Boards of Directors of the parent entity of Floor and Decor Outlets of America, Inc. and of Guitar Center Holdings, Inc. Mr. Kaplan's previous public company Board of Directors experience includes Maidenform Brands, Inc. where he served as the company's Chairman, GNC Holdings, Inc., Dominick's Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Directors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of the Marlborough School and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance.

        Mr. Kaplan's knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to his service as a director of other public and private companies, position him well to service on the board of directors.

        John H. Kissick.    Mr. Kissick is a Co-Founder of Ares and a Director and Senior Partner of our general partner. He is a Senior Partner of Ares in the Private Equity Group. Prior to joining Ares in 1997, Mr. Kissick was a co-founder of Apollo Management, L.P. in 1990. Mr. Kissick oversaw and led the capital markets activities of Apollo Management, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans, distressed debt and other fixed income assets. Prior to 1990, Mr. Kissick served as a Senior Executive Vice President of Drexel Burnham Lambert Inc., where he began in 1975, eventually heading its Corporate Finance Department. Mr. Kissick also serves on the Board of Directors of City Ventures LLC and on the boards of the Cedars-Sinai Medical Center in Los Angeles, the Stanford University Athletic Department and its Graduate School of Education, and L.A.'s Promise which helps economically disadvantaged children graduate from high school through a variety of mentoring and other programs. Mr. Kissick graduated from Yale University with a B.A. in Economics and with highest honors from the Stanford Business School with a M.B.A. in Finance.

        Mr. Kissick's experience in leadership positions, corporate governance and finance, in addition to his extensive service as a director of other companies, makes him well qualified to serve as a director on the board of directors.

        Antony P. Ressler.    Mr. Ressler is a Co-Founder of Ares and the Chairman and Chief Executive Officer of our general partner. He is a Senior Partner of Ares in the Private Equity Group and serves as Chairman of the Management Committee. Mr. Ressler also serves on the Board of Directors of ARCC. Prior to Ares, Mr. Ressler was a co-founder of Apollo Management, L.P. in 1990. Mr. Ressler oversaw and led the capital markets activities of Apollo Management, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans, distressed debt and other fixed income assets. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Inc., with responsibility for the New Issue/Syndicate Desk. Mr. Ressler is also a member of the Board of Directors of Cedars-Sinai Medical Center, is Co-Finance Chair and a member of the Executive Committee of the Los Angeles County Museum of Art (LACMA), and is a founding Board member and Co-Chair of the Alliance for College Ready Public Schools, a group of 22 charter high schools and middle schools based in Los Angeles. Mr. Ressler is also one of the founding Board members and Finance Chair of the Painted Turtle Camp, a southern California based organization (affiliated with Paul Newman's Hole in the Wall Association), which was created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler is also a former member of the Board of Directors of Air Lease Corporation. Mr. Ressler received his B.S.F.S. from Georgetown

University's School of Foreign Service and received his M.B.A. from Columbia University's Graduate School of Business.

        Mr. Ressler's intimate knowledge of the business and operations of Ares Management, L.P., his extensive experience in the financial industry and as a partner in investments firms and his service as a director of other public companies provides industry-specific knowledge and expertise to the board of directors.

        Bennett Rosenthal.    Mr. Rosenthal is a Co-Founder of Ares and a Director and Senior Partner of our general partner. He is a Senior Partner of Ares and Co-Head of its Private Equity Group and a member of the Management Committee. Mr. Rosenthal additionally serves as the Chairman of ARCC. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the Boards of Directors of Aspen Dental Management, Inc., City Ventures, LLC, Nortek, Inc. and the parent entities of CHG Healthcare Holdings L.P., CPG International Inc., Serta International Holdco LLC and Simmons Bedding Company, and other private companies. Mr. Rosenthal's previous public company Board of Directors experience includes Maidenform Brands, Inc. and Hanger, Inc. Mr. Rosenthal also serves on the Board of Trustees of the Windward School in Los Angeles. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania's Wharton School of Business where he also received his M.B.A. with distinction.

        Mr. Rosenthal's knowledge of and extensive experience with leveraged finance, acquisitions and direct lending and equity investments, in addition to his service as a director of other public and private companies, position him well to service on the board of directors.

        Paul G. Joubert.    Mr. Joubert is the Founding Partner of EdgeAdvisors, a privately held management consulting organization founded in July 2008 and has been an Investing Partner in Common Angels Ventures since March 2014. From 1971 until July 2008, Mr. Joubert held various positions at PricewaterhouseCoopers LLP, or PWC, an international consulting and accounting firm. During his tenure at PWC, Mr. Joubert served as a Partner in the firm's Assurance practice and led its Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, he served as Partner-in-Charge of PWC's Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of PWC's domestic operations. From May 2009 to September 2010, Mr. Joubert served on the Board of Directors of Phaseforward, a publicly traded company that was acquired by Oracle in the fall of 2010. Mr. Joubert also served on the Board of Directors and as the Audit Committee Chairman of Stream Global Services Inc. from July 2008 until March 2014, when it was acquired by Convergys Corporation. He currently serves on the Board of Directors and as the Audit Committee Chairman for ACRE. He has also been involved with a number of professional organizations and other institutions, including the Boston Museum of Science, the National Association of Corporate Directors, the Massachusetts Innovation and Technology Exchange, as a director, Sandwich Beaches, as a trustee, the Northeastern University Entrepreneurship Program and the American Institute for Certified Public Accountants. Mr. Joubert received a B.A. from Northeastern University.

        Mr. Joubert's long and varied business career and valuable knowledge, insight and experience in financial and accounting matters positions him well for service on the board of directors.

        Michael Lynton.    Mr. Lynton is Chief Executive Officer of Sony Entertainment, overseeing Sony's global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Lynton is also Chairman and CEO of Sony Pictures Entertainment and manages the studio's overall global operations, which include motion picture, television and digital content production and distribution, home entertainment acquisition and distribution, operation of studio facilities, and the development of new entertainment products, services and technologies. Prior to joining Sony Pictures, Lynton worked for Time Warner and served as CEO of AOL Europe, President of AOL

International and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Pearson plc's Penguin Group. Mr. Lynton joined The Walt Disney Company in 1987 and started Disney Publishing. From 1992 to 1996, he served as President of Disney's Hollywood Pictures. Mr. Lynton currently serves on the Board of Snapchat Inc. Mr. Lynton is also a member on the Council on Foreign Relations and the Harvard Board of Overseers and serves on the boards of the Los Angeles County Museum of Art, the USC School of Cinematic Arts and the Rand Corporation. Mr. Lynton holds a B.A. in History and Literature from Harvard College where he also received his M.B.A.

        Mr. Lynton's knowledge and extensive business experience, on a global scale, make him well qualified to serve as a director on the board of directors.

        Dr. Judy D. Olian.    Dr. Olian is the dean of UCLA Anderson School of Management and the John E. Anderson Chair in Management. Her business expertise centers on aligning organizations' design with market opportunities, developing strategically coherent human resource systems and incentives, and managing top management teams. She began her appointment in 2006 after serving as dean and professor of management at the Smeal College of Business Administration at the Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Dr. Olian serves on various advisory boards including Beijing University's Guanghua School of Business, the U.S. Studies Centre at the University of Sydney, Catalyst, a global think tank for women in business, and is Chairman of the Loeb Awards for Business Journalism. Dr. Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison.

        Dr. Olian's knowledge and business expertise in management, in addition to her service on various advisory boards, position her well to service on the board of directors.

        Daniel F. Nguyen.    Mr. Nguyen is the Executive Vice President and Chief Financial Officer of our general partner and a member of the Management Committee. Mr. Nguyen also serves as Chief Financial Officer of ARDC and ARMF and as Treasurer of ACRE. He has been an officer of ARCC since 2004, including Chief Financial Officer from August 2004 to March 2007 and currently is Vice President. From 1996 to 2000, Mr. Nguyen was with Arthur Andersen LLP, where he was in charge of conducting business audits on financial clients, performing due diligence investigation of potential mergers and acquisitions, and analyzing changes in accounting guidelines for derivatives. Mr. Nguyen graduated with a B.S. in Accounting from the University of Southern California's Leventhal School of Accounting and received an M.B.A. in Global Business from Pepperdine University's Graziadio School of Business and Management. Mr. Nguyen also studied European Business at Oxford University as part of the M.B.A. curriculum. Mr. Nguyen is a Chartered Financial Analyst and a Certified Public Accountant.

        Michael D. Weiner.    Mr. Weiner is the Executive Vice President and Chief Legal Officer of our general partner and a member of the Management Committee. Mr. Weiner has been an officer of ARCC since 2006, including General Counsel from September 2006 to January 2010, and also serves as Vice President of ACRE and Vice President of ARDC and ARMF. Mr. Weiner joined Ares in September 2006. Previously, Mr. Weiner served as General Counsel to Apollo Management L.P. and had been an officer of the corporate general partner of Apollo since 1992. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in corporate and alternative financing transactions and securities law, as well as general partnership, corporate and regulatory matters. Mr. Weiner has served from time to time on the boards of directors of several public and private corporations. Mr. Weiner also serves on the Board of Governors of Cedars-Sinai Medical Center in Los Angeles. Mr. Weiner graduated with a B.S. in Business and Finance from the University of California at Berkeley and a J.D. from the University of Santa Clara.

        There are no family relationships among any of the directors or executive officers of our general partner.

Composition of the Board of Directors After this Offering

        Upon consummation of this offering, we expect that Messrs. Joubert and Lynton and Dr. Olian, who are independent in accordance with the criteria established by the NYSE for independent board members, will be appointed to the board of directors of our general partner, Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders. Following these additions, we expect that the board of directors of our general partner will consist of eight directors, three of whom will be independent.

        In general, our common unitholders will have no right to elect the directors of our general partner. However, when our Co-Founders and other then-current or former Ares personnel directly or indirectly hold less than 10% of the limited partner voting power, our common unitholders will have the right to vote in the election of the directors of our general partner. This voting power condition will be measured on January 31 of each year, and will be triggered if the total voting power held by holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of Ares Partners Holdco LLC and their respective affiliates) in their capacity as such, otherwise directly or indirectly held by then-current or former Ares personnel and held by Ares Owners Holdings L.P., collectively, is less than 10% of the voting power of the outstanding voting units of Ares Management, L.P. (treating as outstanding and held by such persons, voting units deliverable pursuant to any equity awards granted to such persons). Unless and until the foregoing voting power condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors generally may be appointed and removed by the member of our general partner, an entity owned and controlled by our Co-Founders. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner." Unless and until the foregoing voting power condition is satisfied, the board of directors of our general partner will have no authority other than that which its member chooses to delegate to it. In the event that the voting power condition is satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations. See "Management—Limited Powers of Our Board of Directors."

Management Approach

        Throughout our history as a privately owned firm, we have had a management structure involving strong central management led by our Co-Founders. The management of our operating businesses is currently overseen by our Management Committee, which is comprised of certain of our executive officers and other heads of various investment and operating groups. Our general partner has determined that maintaining our existing management structure as closely as possible is desirable and intends that these practices will continue. We believe that this management structure has been a significant reason for our growth and performance.

        Moreover, as a privately owned firm, we have always been managed with a perspective of achieving successful growth over the long-term. Both in entering and building our various businesses over the years and in determining the types of investments to be made by our funds, our management has consistently sought to focus on the best way to grow our businesses and investments over a period of many years and has paid little regard to their short-term impact on revenue, net income or cash flow.

        We believe our management approach has been a significant strength and as a public company, we intend to preserve our current management structure with strong central management to maintain our focus on achieving successful growth over the long-term. This desire to preserve our current management structure is one of the principal reasons why, upon listing our common units on the NYSE, we have decided to organize Ares Management, L.P. as a limited partnership that is managed by our general partner and to avail ourselves of the limited partnership exception from certain of the NYSE's governance rules. This exemption eliminates the requirements that we have a majority of independent directors on the board of directors of our general partner and that our general partner have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. In addition, we will not be required to hold annual meetings of our common unitholders.

Limited Powers of Our Board of Directors

        As noted, so long as the Ares control condition is satisfied, the member of our general partner, an entity owned and controlled by our Co-Founders, will manage all of our operations and activities, and the board of directors of our general partner will have no authority other than that which the member of our general partner chooses to delegate to it. The member of our general partner has delegated to the board of directors of our general partner the authority to establish and oversee the audit committee and any other committee that such board deems necessary, advisable or appropriate. The board of directors of our general partner has established an audit committee and a conflicts committee of the board of directors of our general partner. The audit committee will perform the functions described below under "—Committees of the Board of Directors—Audit Committee" and the conflicts committee will perform the functions described below under "—Committees of the Board of Directors—Conflicts Committee." In the event that the Ares control condition is not satisfied, the board of directors of our general partner will manage all of our operations and activities.

        Where action is required or permitted to be taken by the board of directors of our general partner or a committee thereof, a majority of the directors or committee members present at any meeting of the board of directors of our general partner or any committee thereof at which there is a quorum shall be the act of the board or such committee, as the case may be. The board of directors of our general partner or any committee thereof may also act by unanimous written consent.

Committees of the Board of Directors

        The board of directors of our general partner has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The board of directors of our general partner has established a conflicts committee. The member of our general partner has delegated the authority of the board of directors of our general partner the authority to establish other committees from time to time as it deems necessary, advisable or appropriate.

Audit Committee

        Upon consummation of this offering, the audit committee of our general partner will consist of Messrs. Joubert and Lynton and Dr. Olian. Mr. Joubert will serve as the chairperson of the audit committee. The purpose of the audit committee is to assist the board of directors of our general partner in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions, as described under "Certain Relationships and Related Person Transactions—Statement of Policy Regarding Transactions with Related Persons." Each of the members of the audit committee will meet the independence standards for service on an audit committee of a board of directors pursuant to federal securities regulations and NYSE rules relating to corporate governance matters. We expect that Mr. Joubert will be designated by the board of directors as an audit committee financial expert, as that term is defined in the federal securities regulations.

Conflicts Committee

        Upon consummation of this offering, the conflicts committee of our general partner will consist of Messrs. Joubert and Lynton and Dr. Olian. The purpose of the conflicts committee is to review and consider the resolution or course of action in respect of any conflicts of interest or potential conflicts of interest brought before it for determination or approval. The conflicts committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed approved by us and our common unitholders and not a breach of our partnership agreement (or any agreement referred to therein) or of any duties that our general partner or its affiliates or associates may owe to us or our common unitholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved by the audit committee, as described under "Certain Relationships and Related Person Transactions—Statement of Policy Regarding Transactions with Related Persons," and may establish guidelines or rules to cover specific categories of transactions.

Compensation Committee Interlocks and Insider Participation

        Our general partner does not have a compensation committee of its board of directors. Our Co-Founders have historically made determinations regarding executive officer compensation. Our general partner has determined that maintaining our existing compensation practices as closely as possible is desirable and intends that these practices will continue. Accordingly, our general partner does not intend to establish a compensation committee of its board of directors. For a description of certain transactions between us and our senior professionals see "Certain Relationships and Related Person Transactions."

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

        Currently, all of the individuals who serve as directors of our general partner are also our senior partners and executive officers. These individuals do not receive any separate compensation for service as a director and, accordingly, we have not presented a Director Compensation Table. Our directors have also received compensation or other payments in respect of their services to affiliates of Ares Management, L.P. in such capacities. See "Certain Relationships and Related Person Transactions—Other Transactions."

        We have established a compensation program for directors who are not employees of or service providers to (other than as a director) any entity related to Ares Management, L.P. ("independent directors"). This compensation program for our independent directors will consist of the following:

  •
  an annual cash retainer of $100,000;

  •
  an initial equity grant of 3,947 restricted units upon the completion of this offering pursuant to our 2014 Equity Incentive Plan, which will vest at a rate of 1/3 per year, beginning on the first anniversary of the grant date; and

  •
  an additional annual cash retainer of $15,000 to the chair of our audit committee.

        We also will reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Ares Management, L.P. will not receive any compensation for their services as directors.

Executive Compensation

        Our named executive officers ("NEOs") for fiscal 2013, consisting of our principal executive officer and four other most highly compensated executive officers, are:

  •
  Antony P. Ressler, our Co-Founder, Chairman and Chief Executive Officer;

  •
  Michael J Arougheti, our Co-Founder and President;

  •
  David B. Kaplan, our Co-Founder and Senior Partner;

  •
  John H. Kissick, our Co-Founder and Senior Partner; and

  •
  Bennett Rosenthal, our Co-Founder and Senior Partner.

Summary Compensation Table For Fiscal Year 2013

        The following table presents summary information concerning compensation earned by our NEOs during the fiscal year ended December 31, 2013 for services rendered in all capacities.

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
Antony P. Ressler, Co-Founder, Chairman and Chief Executive Officer	2013	—	$15,461,851	$15,461,851
Michael J Arougheti, Co-Founder and President	2013	—	$11,083,369	$11,083,369
David B. Kaplan, Co-Founder and Senior Partner	2013	—	$13,604,152	$13,604,152
John H. Kissick, Co-Founder and Senior Partner	2013	—	$5,727,185	$5,727,185
Bennett Rosenthal, Co-Founder and Senior Partner	2013	—	$13,604,152	$13,604,152

(1)
In 2013, we did not make salary payments to our NEOs.

(2)
Represents actual cash distributions in respect of incentive fee allocations and actual cash distributions attributable to "carried interest" allocations to our NEOs (and their family members and estate planning vehicles) from our funds. Of the amount disclosed for Messrs. Arougheti and Kissick, $9,134,993 and $166,243, respectively, represented incentive fee allocations in 2013. Incentive fee allocations and carried interest distributions are further described under "Narrative Disclosure to Summary Compensation Table—Elements of Compensation—Performance Fees" and "—Carried Interest."

(3)
In addition to the amounts reflected in the Summary Compensation Table, our NEOs (and their family members and estate planning vehicles) also received cash and equity distributions from APMC based on their ownership of APMC units. Such amounts are distributions in respect of their equity ownership interests and not compensation. In 2013, Mr. Ressler received distributions of $123,098,950, each of Messrs. Arougheti, Kaplan and Rosenthal received distributions of $22,097,535 and Mr. Kissick received distributions of $10,187,942, in each case, based on his ownership of equity interests in APMC.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

        Rather than pay base salaries and annual bonuses, our NEOs are compensated through a combination of equity grants, carried interest and incentive fees that are designed to reward performance and align the interests of our NEOs with the interests of our unitholders.

        Incentive Fees.    The general partners or managers of certain of our funds receive performance-based fees from our funds based on the applicable fund's performance each year. Our senior professionals may be awarded a percentage of such incentive fees. These incentive fees are determined based on the seniority of the senior professionals and the role of such professional in the applicable fund. Messrs. Arougheti and Kissick are the only NEOs who received incentive fees in fiscal year 2013. For many partners and managers, these awards are made annually, are not subject to vesting and generally are forfeitable upon termination of employment in certain circumstances. However, for certain individuals, including Mr. Arougheti, the incentive fees may be structured to represent the individual's ongoing coresponding interest in incentive fees received by the applicable general partner, manager or other Ares entity respecting one or more managed investment funds. In that case, notwithstanding the individual's termination of employment with us, he may be eligible to continue to receive distributions relating to all or a portion of his incentive fee allocation for a period of up to twelve quarters following his termination of employment. The incentive fee participation interests held by our senior professionals generally are subject to dilution. Incentive fees, if any, in respect of a particular fund are paid to the senior professional only when actually received by the general partner, manager or other Ares entity entitled to receive such fees. In addition, the fees in which our senior professionals are entitled to share do not include base management fees, administrative fees or other expense reimbursements received from our funds. Because our senior professionals' entitlement to incentive fees is generally subject to the fund meeting investment performance hurdles, the interests of our senior professionals are strongly aligned with the interests of our fund investors, thus ultimately benefitting our unitholders through the company's success as a whole.

        Carried Interest.    The general partners or affiliates of certain of our funds receive a preferred allocation of income and gains from our funds if specified returns are achieved, which allocation we refer to as "carried interest." Our senior professionals (including our NEOs) who work in these operations collectively own a majority of the carried interest. The percentage of carried interest owned by individual professionals varies and generally is subject to dilution for professionals owning a larger portion of the carried interest by fund. The percentage of carried interest is determined based on the seniority of the professional and the role of such professional in such fund. Ownership of carried interest by senior professionals may be subject to a range of vesting conditions, including requirements of continued employment, thus serving as an employment retention mechanism. Each of our NEOs received cash distributions attributable to carried interest in fiscal year 2013. Carried interest generally vests over a five year period. In addition, the general partners that receive allocations of carried interest generally are subject to "clawback" obligations, under which the general partners are required to return to the applicable fund distributions from carried interest in certain situations. Our senior professionals who receive allocations of carried interest are personally subject to this "clawback" obligation, pursuant to which they may be required to repay previous distributions. Because the amount of carried interest distributions is directly tied to the realized performance of the underlying fund, our senior professionals' direct ownership of carried interest fosters a strong alignment of their interests with the interests of our fund investors, thus ultimately benefitting our unitholders through our success as a whole.

Employment Agreements

        We have not generally entered into employment agreements with our executive officers and do not intend to enter into employment agreements after this offering.

Fair Competition Provisions

        Pursuant to the terms of APMC's governing documents, certain of our executive officers (including all of our NEOs) are subject to customary fair competition provisions during the term of employment and for the one-year period immediately following termination of employment due to voluntary resignation. In connection with the Reorganization, Ares Owners Holdings L.P. intends to enter into new fair competition agreements with the NEOs. Such agreements will contain customary restrictive covenants, including a non-competition provision that runs through the one-year period following withdrawal or dissociation from Ares Owners Holdings L.P. and provisions relating to non-solicitation of employees and clients that run through the one-year period following termination of employment. In addition, such agreements will require NEOs to preserve confidential information.

Outstanding Equity Awards at Fiscal-Year End 2013

        Our NEOs had no outstanding equity awards as of December 31, 2013.

Equity Incentive Plan

        The board of directors of our general partner has adopted the Ares Management, L.P. 2014 Equity Incentive Plan (the "Equity Incentive Plan"). The following description of the Equity Incentive Plan is not complete and is qualified by reference to the full text of the Equity Incentive Plan, which is filed as an exhibit to the registration statement. The Equity Incentive Plan will be a source of new equity-based awards permitting us to grant to our employees, professionals, consultants, members, partners of our partnership or any affiliate and directors of our general partner non-qualified options, unit appreciation rights, common units, restricted units, deferred restricted units, phantom units, unit equivalent awards and other awards based on common units, to which we collectively refer as our "units."

        The Committee.    The board of directors of our general partner will administer the Equity Incentive Plan. However, the board of directors of our general partner may delegate such authority, including to a committee or subcommittee of the board of directors. We refer to the board of directors of our general partner or the committee or subcommittee thereof to whom authority to administer the Equity Incentive Plan has been delegated, as the case may be, as the "Committee." The Committee will determine who will receive awards under the Equity Incentive Plan, as well as the form of the awards, the number of units underlying the awards and the terms and conditions of the awards consistent with the terms of the Equity Incentive Plan. The Committee will have full authority to interpret and administer the Equity Incentive Plan in its sole and absolute discretion, which determinations will be final and binding on all parties concerned.

        Units Subject to the Equity Incentive Plan.    The total number of units which are initially available for future grants under the Equity Incentive Plan is 31,704,545. Beginning in fiscal 2015, the aggregate number of units available for future grants under our Equity Incentive Plan will be increased on the first day of each fiscal year by the number of units equal to the positive difference, if any, of (a) 15% of the aggregate number of common units and Ares Operating Group Units outstanding on the last day of the immediately preceding fiscal year (excluding Ares Operating Group Units held by Ares Management, L.P. or its wholly owned subsidiaries) minus (b) the aggregate number of units otherwise available for future grants under our Equity Incentive Plan as of such date (unless the Committee should decide to increase the number of common units available for future grants under the plan by a lesser amount). The units underlying any award granted under the Equity Incentive Plan that expire, terminate or are cancelled (other than in consideration of a payment) without being settled in units will again become available for awards under the Equity Incentive Plan. Awards settled solely in cash do not use units under the Equity Incentive Plan.

        Options.    The Committee may award non-qualified options under the Equity Incentive Plan. Options granted under the Equity Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee at the time of grant, but an option will not be exercisable for a period of more than ten years after it is granted. Unless otherwise determined by the Committee, the exercise price of an option must be paid in cash or its equivalent.

        Other Equity-Based Awards.    The Administrator, in its sole discretion, may grant or sell units, restricted units, deferred restricted units, phantom restricted units, unit appreciation rights, unit equivalent rights and other awards that are payable in, valued in whole or in part by reference to, or are otherwise based on the fair value of, our units. Any of these other equity-based awards may be in such form, and dependent on such conditions, as the Committee determines, including without limitation the right to receive, or vest with respect to, one or more units (or the equivalent cash value of such units) upon the completion of specified vesting requirements.

        Adjustments Upon Certain Events.    In the event of any change in our capital structure, equity interests or business by reason of any unit split, reverse split, distribution of equity interests, combination or reclassification of units, recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation, issuance of rights to purchase units or other equity interests convertible into units, sale or transfer of all or part of our assets or business, or other transaction or event that would be considered an "equity restructuring" within the meaning of FASB ASC Topic 718, then (i) the aggregate number or kind of units or other securities that thereafter may be issued under the Equity Incentive Plan, (ii) the number or kind of units or other property (including cash) subject to an award, or (iii) the purchase or exercise price of awards shall be adjusted by the Committee as the Committee determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of participants under the Equity Incentive Plan.

        Change in Control.    In the event of a change in control (as defined in the Equity Incentive Plan), the Equity Incentive Plan provides that the Committee may provide that (i) awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be required to exercise any award that may be exercised contingent upon the consummation of such change in control, and awards may receive the same distribution as other units on such terms as determined by the Committee, or the Committee may grant additional awards in lieu of any cash distribution; (ii) we (or one of our affiliates) will purchase awards for an amount of cash equal to the price per unit paid in the transaction (as may be adjusted by the Committee as appropriate), less the exercise price per unit of such award, if any or (iii) cancelled without payment therefor, if the price per unit paid in the transaction (as adjusted) is less than the exercise price per unit of such awards. The Committee also may provide for accelerated vesting or lapse of restrictions, of an award at any time.

        Transferability.    Unless otherwise determined by the Committee, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

        Amendment, Termination and Term.    The Committee may amend or terminate the Equity Incentive Plan and any award at any time, but no amendment or termination shall be made without the consent of a participant, if such action would substantially impair any of the rights of the participant without their consent under any award theretofore granted to such participant under the Equity Incentive Plan; provided, however, that the Committee may amend the Equity Incentive Plan or any outstanding awards in such manner as it deems necessary to permit the Equity Incentive Plan or outstanding awards to satisfy applicable requirements of the applicable laws. The Equity Incentive Plan will have a term of ten years.

IPO Awards Under the 2014 Equity Incentive Plan

        In connection with this offering, we expect to grant to our professionals 4,638,684 restricted units to be settled in common units, 686,132 phantom common units to be settled in cash and options to acquire 23,250,000 common units. The options and restricted units will vest at a rate of one-third per year, beginning on the third anniversary of the grant date. The phantom units will vest at a rate of one-fifth per year on each of the first five anniversaries of the grant date. Unvested phantom units, restricted units and options are forfeited upon any termination of employment; provided that, with respect to restricted units and options only, if a participant's employment is terminated between the first and second year after grant by us without "cause," or as a result of a participant's death or disability, 11% of the award will vest and if it is so terminated between the second and third year after grant, 22% of the award will vest.

Vesting; Transfer Restrictions for Senior Professional Owners

        We refer to the common units and Ares Operating Group Units issued as part of the Reorganization and common units received in exchange for such Ares Operating Group Units as "subject units."

        The subject units received by our senior professional owners are fully vested. Unless otherwise determined by our general partner, a senior professional owner will generally forfeit 25% of his or her subject units if such senior professional owner resigns, in the case of a Co-Founder (other than Mr. Kissick, who will not forfeit any subject units upon resignation), or, in the case of a senior professional owner other than a Co-Founder, resigns or is terminated for cause, in all cases prior to the fifth anniversary of this offering.

        The subject units owned by each of our senior professional owners after the date of this offering will generally be subject to the following transfer restrictions: none of the subject units may be transferred or exchanged in the first two years following this offering and up to 20% of the subject units may be transferred or exchanged in each year following the second anniversary of this offering and prior to the seventh anniversary of this offering. However, sales may occur prior to such time pursuant to transactions or programs approved by our general partner. After the seventh anniversary of this offering, any of the subject units may be transferred or exchanged at any time, subject to the restrictions in the exchange agreement.

        The forfeiture provisions and transfer restrictions set forth above are generally applicable. There may be some different arrangements for some individuals in isolated instances, none of which are expected to be material.

        Common units received from the vesting of the restricted units and exercise of the options granted under the Equity Incentive Plan cannot be transferred until the fifth anniversary of the offering, other than those amounts sold by us, on the participants behalf, to pay tax withholding obligations.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Reorganization and Offering Transactions

        Prior to this offering we will undertake a number of transactions in connection with the Reorganization described in "Organizational Structure—Reorganization" pursuant to which our businesses will be reorganized into a holding partnership structure. Prior to this offering, we made a cash distribution to our existing owners of $150.0 million, a portion of which related to previously undistributed earnings of Ares Investments LLC.

        Ares Management, L.P. will (i) loan a portion of the net proceeds from this offering to its wholly owned subsidiary, AHI, which will then contribute such amount to Ares Holdings in exchange for 11,363,636 partnership units of Ares Holdings, (ii) contribute a portion of the net proceeds from this offering to Ares Domestic Holdings Inc., which will then contribute such amount to Ares Domestic in exchange for 11,363,636 partnership units of Ares Domestic, (iii) contribute a portion of the net proceeds from this offering to Ares Offshore Holdings, Ltd., which will then contribute such amount to Ares Offshore in exchange for 11,363,636 partnership units of Ares Offshore, (iv) contribute a portion of the net proceeds from this offering to Ares Investments in exchange for 11,363,636 partnership units of Ares Investments and (v) contribute a portion of the net proceeds from this offering to Ares Real Estate Holdings LLC, which will then contribute such amount to Ares Real Estate in exchange for 11,363,636 partnership units of Ares Real Estate. After the Offering Transactions, Ares Management, L.P. will own, directly or indirectly, in aggregate, 80,441,870 partnership units (approximately 38.06%) in each of the Ares Operating Group entities (or 211,363,636 partnership units assuming the exchange of all other Ares Operating Group Units for newly issued common units). The direct and indirect subsidiaries of Ares Management, L.P. may from time to time enter into intracompany lending arrangements with one another.

        Accordingly, Ares Management, L.P. will hold, either directly or through direct subsidiaries, a number of Ares Operating Group Units equal to the aggregate number of common units that Ares Management, L.P. has issued in connection with this offering. In connection with their acquisition of partnership units in the Ares Operating Group entities, Ares Management, L.P. and its direct subsidiaries will become the general partners of each of the Ares Operating Group entities. See "Organizational Structure—Offering Transactions."

        For more information about the tax treatment of Ares Management, L.P. and the Ares Operating Group, see "Material U.S. Federal Tax Considerations—United States Taxes—Taxation of Ares Management, L.P. and the Ares Operating Group,"

Our General Partner

        Our general partner will manage all of our operations and activities. For so long as, as determined on January 31 of each year, the Ares control condition is satisfied, the board of directors of our general partner will have no authority other than that which Ares Partners Holdco LLC, the member of our general partner and an entity owned and controlled by our Co-Founders, chooses to delegate to it. In the event that the Ares control condition is not satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations.

        Unlike the holders of common stock in a corporation, our common unitholders will have limited voting rights and will have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. Our common unitholders will have no right to elect the directors of our general partner unless the Ares control condition is not satisfied. For so long as the Ares control condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors may be appointed and removed by Ares Partners Holdco LLC, the member of our general partner. Ares Partners Holdco LLC is owned by our Co-Founders and managed by a board of managers which is composed of our Co-Founders. Decisions by the board of managers generally are made by a majority of the Co-Founders, which majority, subject to a minimum ownership requirement, must include Antony P. Ressler. Immediately following this offering our Co-Founders, through Ares Owners Holdings L.P. and the special voting unit held by Ares Voting LLC, will have 78.28% of the voting power of Ares Management, L.P., or 77.66% if the underwriters exercise in full their option to purchase additional common units. As a result, our common unitholders will have limited ability to influence decisions regarding our businesses. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Election of Directors of General Partner."

Tax Receivable Agreement

        The holders of Ares Operating Group Units, subject to any applicable transfer restrictions and other provisions, may on a quarterly basis, from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering) or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. Ares Holdings (and any other entities as may be determined by our general partner) intends to have an election in effect under Section 754 of the Code for each taxable year in which an exchange of Ares Operating Group Units for common units occurs, which is expected to result in increases to the tax basis of the assets of the relevant Ares Operating Group entity at the time of an exchange of Ares Operating Group Units. Subsequent exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity that may reduce the amount of tax that certain of our subsidiaries, including AHI, which we refer to as, together with any successors thereto, the "corporate taxpayers," would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

        We will enter into a tax receivable agreement with the TRA Recipients (including, among others, our Co-Founders and other executive officers) that will provide for the payment by the corporate taxpayers to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change in control, as discussed below) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of the corporate taxpayers and not of the Ares Operating Group. The corporate taxpayers expect to benefit from the remaining 15% of cash tax savings, if any, in income tax they realize. For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of the corporate taxpayers (calculated with certain assumptions) to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the assets of the relevant Ares Operating Group entity as a result of the exchanges and had the corporate taxpayers not entered into the tax receivable agreement. A limited partner of an Ares Operating Group entity may also elect to exchange Ares Operating Group Units in a tax-free transaction where the limited partner is making a charitable contribution or otherwise with our consent. In such a case, the exchange will not result in an increase in the tax basis of the assets of the relevant Ares Operating Group entity and no payments will be made under the tax receivable agreement.

        The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise their right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or the corporate taxpayers breach any of their material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayers had exercised their right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the relevant Ares Operating Group entity at the time of each exchange;

  •
  the price of our common units at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of the Ares Operating Group, is proportional to the price of our common units at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

  •
  the amount and timing of our income—the corporate taxpayers will be required to pay 85% of the cash tax savings as and when realized, if any.

        If the corporate taxpayers do not have taxable income, the corporate taxpayers are not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes, even if in a later year, will result in payments under the tax receivables agreement.

        Future payments under the tax receivable agreement in respect of subsequent exchanges are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that the corporate taxpayers realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to the corporate taxpayers by the Ares Operating Group are not sufficient to permit the corporate taxpayers to make payments under the tax receivable agreement after they have paid taxes. The payments under the tax receivable agreement are not conditioned upon the TRA Recipients' continued ownership of us.

        In addition, the tax receivable agreement provides that upon a change of control, or if, at any time, the corporate taxpayers elect an early termination of the tax receivable agreement, the corporate taxpayers' obligations under the tax receivables agreement (with respect to all Ares Operating Group Units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and, in the case of an early termination election, that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of the common units at the time of termination.

        Furthermore, the corporate taxpayers may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (1) that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of the common units at the time of termination, (2) the corporate taxpayers will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination and (4) certain non-amortizable assets are deemed disposed of within specified time periods. Assuming that the market value of a common unit was to be equal to the initial public offering price per common unit in this offering and that LIBOR were to be 0.55%, we estimate that the aggregate amount of these termination payments would be approximately $643.5 million if the corporate taxpayers were to exercise their termination right immediately following this offering.

        As a result of the change in control provisions and the early termination right, the corporate taxpayers could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that the corporate taxpayers realize in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Decisions made by our Co-Founders in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients (including, among others, our Co-Founders and other executive officers) under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the tax receivable agreement.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayers will not be reimbursed for any payments previously made under the tax receivable agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the corporate taxpayers' cash tax savings.

        In the event that Ares Management, L.P. or any of its direct subsidiaries become taxable as a corporation for U.S. federal income tax purposes, these entities will also be obligated to make payments under the tax receivable agreement on the same basis and to the same extent as the corporate taxpayers.

Investor Rights Agreement

        APMC and the Strategic Investors currently have registration rights pursuant to an Investor Rights Agreement with Ares Holdings LLC and Ares Investments LLC, among other entities. In connection with this offering, we will enter into a new Investor Rights Agreement, which will supersede the previous Investor Rights Agreement and will grant Ares Owners Holdings L.P. and the Strategic Investors the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by them. In addition, we may be required to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. Lastly, the parties to the new Investor Rights Agreement will have the ability to exercise certain piggyback registration rights in respect of common units held by them in connection with registered offerings requested by other registration rights holders or initiated by us. Under the new Investor Rights Agreement, the Strategic Investors retain the right to observe the board meetings of our general partner, subject to an ownership threshold, and are subject to certain transfer restrictions until the second anniversary of this offering.

Ares Operating Group Governing Agreements

        Following the Reorganization and the Offering Transactions, Ares Management, L.P. will be a holding partnership and, through direct subsidiaries, will control and hold equity interests in Ares Holdings, Ares Domestic, Ares Offshore, Ares Investments and Ares Real Estate, which we refer to collectively as the "Ares Operating Group." Ares Management, L.P., either directly or through direct subsidiaries, will be the general partner of each of the Ares Operating Group entities. Accordingly, Ares Management, L.P. will operate and control all of the business and affairs of the Ares Operating Group and, through the Ares Operating Group entities and their operating entity subsidiaries, conduct our businesses. Through the Ares Operating Group Managing Entities, Ares Management, L.P. will have unilateral control over all of the affairs and decision making of the Ares Operating Group. Furthermore, the subsidiaries of Ares Management, L.P. cannot admit substitute general partners to the Ares Operating Group entities without the approval of Ares Management, L.P. or the relevant direct subsidiary.

        Pursuant to the governing agreements of the Ares Operating Group entities, the Ares Operating Group Managing Entities have the right to determine when distributions will be made to the partners of the Ares Operating Group entities and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners of the Ares Operating Group entities pro rata in accordance with the percentages of their respective partnership units.

        Each of the Ares Operating Group entities will have an identical number of partnership units outstanding. We use the term "Ares Operating Group Unit" to refer, collectively, to a partnership unit in each of the Ares Operating Group entities. The holders of partnership units in the Ares Operating Group entities, including Ares Management, L.P. or its direct subsidiaries, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Ares Operating Group. Net profits and net losses of the Ares Operating Group entities will be allocated to their partners (including Ares Management, L.P. or its direct subsidiaries), pro rata in accordance with the percentages of their respective partnership units. The agreements of the Ares Operating Group entities will provide for cash distributions, which we refer to as "tax distributions," to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). If we had effected the Reorganization on January 1, 2013, the assumed effective tax rate for 2013 would have been approximately 53%. The Ares Operating Group will make tax distributions only to the extent distributions from such entities for the relevant year were otherwise insufficient to cover such tax liabilities.

        Subject to any applicable transfer restrictions and other provisions, these partnership units may be exchanged for our common units as described under "—Exchange Agreement" below. (See "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners" for a discussion of the transfer restrictions applicable to the Ares Operating Group Units.)

Exchange Agreement

        Prior to this offering we will enter into an exchange agreement with the holders of Ares Operating Group Units providing that such holders, subject to any applicable transfer restrictions, may up to four times each year from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. Ares Management, L.P. will hold, directly or through direct subsidiaries, a number of Ares Operating Group Units equal to the number of common units that Ares Management, L.P. has issued. As a holder exchanges its Ares Operating Group Units, Ares Management, L.P.'s direct or indirect interest in the Ares Operating Group will be correspondingly increased. Our common units received upon such an exchange would be subject to all restrictions, if any, applicable to the exchanged Ares Operating Group Units, including transfer restrictions.

Firm Use of Our Co-Founders' Private Aircraft

        In the normal course of business, our personnel have made use of aircraft owned by Messrs. Ressler, Kaplan and Rosenthal. Messrs. Ressler, Kaplan and Rosenthal paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use. Payment by us for the business use of these aircraft by Messrs. Ressler, Kaplan and Rosenthal and other of our personnel is made at market rates, which totaled $854,595, $78,645 and $482,881 during 2013, 2012 and 2011, respectively, for Mr. Ressler and $562,053, $679,595 and $15,438 during 2013, 2012 and 2011, respectively, for Messrs. Kaplan and Rosenthal together.

Co-Investments and Other Investment Transactions

        Our senior professionals have the opportunity to invest their own capital alongside certain of our funds' limited partners in a particular fund. Co-investments are investments in a fund on the same terms and conditions as fund investors, except that generally these co-investments are not subject to management fees or carried interest. These investment opportunities are available to our senior professionals and for other professionals associated with the activities of such fund whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. See "Business—Capital Invested In and Through Our Funds."

        During the years ended December 31, 2013, 2012 and 2011, the following executive officers (and their family members and estate planning vehicles) invested their own capital in and alongside our funds: Mr. Arougheti invested an aggregate of $3,872,778, $833,017 and $266,019; Mr. Kaplan invested an aggregate of $6,553,177, $1,493,416 and $443,438; Mr. Kissick invested an aggregate of $8,771,765, $5,225,327 and $1,913,075; Mr. Nguyen invested an aggregate of $643,988, $219,062 and $73,651; Mr. Ressler invested an aggregate of $16,583,547, $13,662,201 and $5,222,790; Mr. Rosenthal invested an aggregate of $6,553,177, $1,493,416 and $443,438; and Mr. Weiner invested an aggregate of $1,044,969, $508,246 and $172,441, respectively. During the years ended December 31, 2013, 2012 and 2011, the following executive officers (and their family members and estate planning vehicles) received distributions from our funds as a result of their invested capital: Mr. Arougheti received $824,636, $1,972,060 and $851,231; Mr. Kaplan received $993,925, $2,211,957 and $1,477,167; Mr. Kissick received $3,890,868, $8,249,403 and $5,891,018; Mr. Nguyen received $272,529, $703,695 and $327,895; Mr. Ressler received $15,145,158, $27,900,919 and $17,705,274; Mr. Rosenthal received $979,816, $2,035,522 and $1,422,003; and Mr. Weiner received $587,923, $1,646,833 and $553,048, respectively.

Securities of Publicly Traded Vehicles

        From time to time, our managed funds, senior professionals and directors may have the opportunity to purchase securities of our publicly traded vehicles in connection with certain offerings made by such entities. During the years ended December 31, 2013, 2012, and 2011, the following entities, executive officers and directors (and their family members and estate planning vehicles) purchased the following securities from ACRE: (i) Mr. Ressler acquired (A) $1.5 million aggregate principal amount of ACRE's 7.000% Convertible Senior Notes due 2015 (the "ACRE Notes") in 2012 for approximately $1.5 million, and (B) 841,670 shares of ACRE common stock for approximately $11.36 million in 2013, (ii) Mr. Arougheti acquired (A) $1.5 million aggregate principal amount of the ACRE Notes in 2012 for approximately $1.5 million and (B) 150,000 shares of ACRE common stock for approximately $2.03 million in 2013; (iii) Mr. Kaplan acquired (A) $1.0 million aggregate principal amount of the ACRE Notes in 2012 for approximately $1.0 million and (B) 150,000 shares of ACRE common stock for approximately $2.03 million in 2013, (iv) Mr. Rosenthal acquired (A) $1.5 million aggregate principal amount of the ACRE Notes in 2012 for approximately $1.5 million and (B) 150,000 shares of ACRE common stock for approximately $2.03 million in 2013, (v) Mr. Weiner acquired (A) $0.2 million aggregate principal amount of the ACRE Notes in 2012 for approximately $0.2 million and (B) 11,111 shares of ACRE common stock for approximately $0.15 million in 2013, and (vi) Mr. Joubert acquired (A) $0.2 million aggregate principal amount of the ACRE Notes in 2012 for approximately $0.2 million and (B) 20,000 shares of ACRE common stock for approximately $0.3 million in 2013. From time to time our executive officers and directors may also purchase the securities of our publicly traded funds in market transactions.

Statement of Policy Regarding Transactions with Related Persons

        The audit committee of the board of directors of our general partner is charged with reviewing for approval or ratification all transactions with "related persons" (as defined in paragraph (a) of Item 404 Regulation S-K) that are brought to the audit committee's attention.

Indemnification

        Our partnership agreement will provide that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: our general partner, any departing general partner, any person who is or was a tax matters partner, member, manager, officer or director of our general partner or any departing general partner, any member, manager officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or advisor of another person, any person who controls our general partner or any departing general partner, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director or of our general partner and any person our general partner in its sole discretion designates as an "indemnitee" for purposes of our partnership agreement. We will agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

PRINCIPAL UNITHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common units and Ares Operating Group Units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Ares Management, L.P., (2) each of the directors and named executive officers of our general partner and (3) all directors and executive officers of our general partner as a group. As described under "Material Provisions of the Ares Management, L.P. Partnership Agreement," we are managed by our general partner, Ares Management GP LLC, and the limited partners of Ares Management, L.P. do not presently have the right to elect or remove our general partner or its directors. Accordingly, we do not believe the common units are "voting securities" as such term is defined in Rule 12b-2 under the Exchange Act.

        The number and percentage of common units and Ares Operating Group Units beneficially owned prior to the consummation of this offering is based on the number of our common units and Ares Operating Group Units issued and outstanding immediately prior to the consummation this offering after giving effect to the Reorganization. The number and percentage of common units and Ares Operating Group Units beneficially owned after this offering is based on common units and Ares Operating Group Units to be issued and outstanding immediately after the consummation of this offering. Beneficial ownership reflected in the table below includes the total units held by the individual and his or her personal planning vehicles.

        Beneficial ownership is determined in accordance with the rules of the Commission. The address of each beneficial owner set forth below is c/o Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

	Common Units with Voting Power Beneficially Owned(1)(2)				Ares Operating Group Units Beneficially Owned(1)(2)(3)
Name of Beneficial Owner	Number	% Prior to the Offering Transactions	% After the Offering Transactions Assuming the Underwriters' Option is Not Exercised	% After the Offering Transactions Assuming the Underwriters' Option is Exercised in Full	Number	% Prior to the Offering Transactions	% After the Offering Transactions Assuming the Underwriters' Option is Not Exercised	% After the Offering Transactions Assuming the Underwriters' Option is Exercised in Full
Directors and Named Executive Officers:
Michael J Arougheti	—	—	—	—	10,421,596	5.21%	4.93%	4.89%
David B. Kaplan	—	—	—	—	10,421,596	5.21%	4.93%	4.89%
John H. Kissick	—	—	—	—	4,121,190	2.06%	1.95%	1.93%
Antony P. Ressler	—	—	—	—	49,764,375	24.88%	23.54%	23.36%
Bennett Rosenthal	—	—	—	—	10,421,596	5.21%	4.93%	4.89%
Paul G. Joubert	—	—	—	—	—	—	—	—
Michael Lynton	—	—	—	—	—	—	—	—
Dr. Judy D. Olian	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 persons)	—	—	—	—	86,283,539	43.14%	40.82%	40.50%

(1)
Subject to certain restrictions, the Ares Operating Group Units are exchangeable for common units of Ares Management, L.P. on a one-for-one basis (subject to the terms of the exchange agreement). See "Certain Relationships and Related Party Transactions—Exchange Agreement." As noted above, we do not believe the common units are "voting securities" as such term is defined in Rule 12b-2 under the Exchange Act. Including common units receivable upon exchange of the Ares Operating Group Units listed above, each of Messrs. Arougheti, Kaplan and Rosenthal each own or have the right to receive 13,776,648 common units; Mr. Kissick owns or has the right to receive 5,447,936 common units; and Mr. Ressler owns or has the right to receive 65,785,153 common units. See "Management—Our General Partner" and "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners" for additional information.

(2)
Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co-Founders, will hold a special voting unit in Ares Management, L.P. that will entitle it, on those few matters that may be submitted for a vote of our common unitholders, to a number of votes that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner."

(3)
Information presented does not include Ares Operating Group Units with respect to which our named executive officers may be deemed to have shared control due to their control of Ares Voting LLC.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interests

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates or associates (including each party's respective owners), including the Co-Founders, on the one hand, and us, our subsidiaries or our common unitholders, on the other hand.

        Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or our common unitholders, on the other hand, our general partner will resolve that conflict. Our partnership agreement will contain provisions that reduce and eliminate our general partner's and its affiliates' and associates' duties (including fiduciary duties) to us and the common unitholders. Our partnership agreement will also restrict the remedies available to common unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

        Our partnership agreement will provide that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our common unitholders if the resolution or course of action in respect of the conflict of interest is approved by:

  •
  the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner, the members of Ares Partners Holdco LLC and any of their respective affiliates, although our general partner is not obligated to seek such approval; or

  •
  our general partner in its good faith.

        Our general partner may, but is not required to, seek the approval of such resolution or course of action from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units and our general partner subjectively believes that the resolution or course of action taken with respect to the conflict of interest was not opposed to our best interests, then it will be conclusively deemed that such determination was made in good faith and shall not be a breach of our partnership agreement or any duty. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee each may consider any factors it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

        The standards set forth in the three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest—including that our general partner has the right to determine not to seek the approval of our common unitholders or conflicts committee with respect to the resolution of such conflicts—our general partner may resolve conflicts of interest pursuant to our partnership agreement in a manner that our common unitholders may not believe to be in their or in our best interests. Neither our common unitholders nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

        In addition to the provisions relating to conflicts of interest, our partnership agreement will contain provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our partnership agreement will provide that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Co-Founders, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our common unitholders and will not be subject to any different standards imposed by our partnership agreement, or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our common unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement, even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement will provide that our general partner and its members, managers, officers and directors will not be liable to us or our common unitholders for any acts or omissions unless there has been a final and non-appealable entered judgment by a court of competent jurisdiction determining that our general partner or its members, managers, officers and directors acted in bad faith or with criminal intent. These modifications are detrimental to our common unitholders because they restrict the remedies available to our common unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations available for distribution to our common unitholders.

        The amount of cash flow from operations that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

  •
  the amount and timing of investments and dispositions;

  •
  levels of indebtedness;

  •
  tax matters;

  •
  levels of reserves; and

  •
  issuances of additional partnership securities.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our common unitholders. Our partnership agreement will provide that we and our subsidiaries may borrow funds from our general partner and its affiliates or associates on terms that to which our general partner agrees in good faith.

We will reimburse our general partner for expenses.

        We will reimburse our general partner for all costs, fees and expenses incurred by our general partner (or any direct or indirect equityholders of our general partner) in managing us or allocable to us or otherwise incurred operating us as determined by our general partner, in its sole discretion, and for example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our general partner on our behalf, and accordingly we will reimburse our general partner for the costs and expenses associated with retaining and employing such directors, officers and other employees.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement will provide that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our common unitholders will have no right to enforce obligations of our general partner and its affiliates or associates under agreements with us.

        Any agreements between us, on the one hand, and our general partner or its affiliates or associates, on the other, will not grant to our common unitholders, separate and apart from us, the right to enforce the obligations of our general partner or its affiliates or associates in our favor.

Contracts between us, on the one hand, and our general partner or its affiliates or associates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement will allow our general partner to determine in its sole discretion any amounts to pay itself for any services rendered to us by our general partner (or any direct or indirect equityholders of our general partner). Our general partner may also enter into additional contractual arrangements with any of its affiliates or associates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner or its affiliates or associates on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine the terms of any of these transactions entered into after this offering on terms to which it agrees in good faith.

        Our general partner and its affiliates and associates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates or associates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner or its affiliates or associates to enter into any contracts of this kind.

Our common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as will be provided in our partnership agreement or assign this right to one of its affiliates or associates or to us. Our general partner may use its sole discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who will perform services for us are selected by our general partner, and may perform services for our general partner and its affiliates or associates. We are not required to retain separate counsel for ourselves or our common unitholders in the event of a conflict of interest between our general partner or its affiliates or associates on the one hand, and us or our common unitholders on the other.

Our general partner's affiliates may compete with us.

        Our partnership agreement will provide that our general partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Our partnership agreement will not prohibit affiliates of our general partner, including the Co-Founders, from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, directors and officers of our general partner and our personnel have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our common unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

Tax considerations of our senior professional owners may conflict with your interests.

        Because our senior professional owners hold their Ares Operating Group Units directly or through entities that are not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection and structuring of investments. Our common unitholders will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our common unitholders (including among other things the tax consequences to our common unitholders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

        Duties owed to us and our common unitholders by our general partner are prescribed by law and will be prescribed in our partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner or any other person to limited partners and the partnership.

        Our partnership agreement will contain provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner and its affiliates and associates to us and our common unitholders at law or in equity. Accordingly, our general partner and its affiliates and associates will only be subject to the contractual duties set forth in our partnership agreement and, to the extent a party to our partnership agreement, to the implied contractual covenant of good faith and fair dealing. We will adopt these modifications to allow our general partner and its affiliates and associates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of the common unitholders when resolving conflicts of interest. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner and its affiliates and associates to take into account their own interests and the interests of third parties in addition to our interests and the interests of the common unitholders when resolving conflicts of interest.

        The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards

General.    Our partnership agreement will contain provisions that waive duties of or consent to conduct by our general partner and its affiliates and associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement will provide that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "discretion" or "sole discretion" or under a grant of similar authority or latitude or pursuant to any provision of our partnership agreement not subject to an express standard of "good faith," then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Co-Founders, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our common unitholders, and will not be subject to any different standards imposed by our partnership agreement or otherwise existing at law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the common unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and its affiliates and associates, our partnership agreement will further provide that our general partner and its members, managers, officers and directors will not be liable to us, our limited partners, including our common unitholders, or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its members, managers, officers or directors acted in bad faith or with criminal intent.

Special Provisions Regarding Affiliated Transactions.    Our partnership agreement generally will provide that affiliated transactions and resolutions of conflicts of interest not involving a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates and associates) and that are not approved by the conflicts committee of the board of directors of our general partner will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our common unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and Remedies of Common Unitholders Restricted by Modified Standards

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding our common units, each common unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a common unitholder to sign our partnership agreement will not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, member, manager, officer or director of our general partner or any departing general partner, any member, manager, officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or advisor of another person, any person who controls our general partner or any departing general partner, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner as an indemnitee in its sole and absolute discretion. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Indemnification."

DESCRIPTION OF COMMON UNITS

Common Units

        Our common units represent limited partner interests in Ares Management, L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges that will be available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners that will be available under our partnership agreement, including voting rights, see "Material Provisions of Ares Management, L.P. Partnership Agreement."

        Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Restrictions on Ownership and Transfer

        Our general partner has determined that structuring one of our direct subsidiaries, Ares Real Estate Holdings LLC, as a REIT will reduce the administrative burden of filing certain tax returns in certain states in which our funds hold real property interests and may otherwise enhance our tax position by minimizing to the extent possible the imposition of corporate-level taxes. For Ares Real Estate Holdings LLC to qualify as a REIT, it cannot be "closely held" under Code Section 856(h); that is, five or fewer individuals (as specially defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts and subject to certain constructive ownership rules) may not own, directly or indirectly, more than 50% in value of our outstanding common units during the last half of a taxable year, other than Ares Real Estate Holdings LLC's first REIT taxable year.

        We may prohibit certain acquisitions and transfers of common units so as to ensure Ares Real Estate Holdings LLC's initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for Ares Real Estate Holdings LLC to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our partnership agreement provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the lesser of 7.5% of the number of all outstanding common units and the value of all outstanding units.

        Our general partner, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to it, including certain representations and undertakings required by our partnership agreement, is presented that such ownership will not then or in the future jeopardize Ares Real Estate Holdings LLC's status as a REIT. Also, these restrictions on transferability and ownership will not apply if our general partner determines that it is no longer in Ares Real Estate Holdings LLC's best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for Ares Real Estate Holdings LLC to qualify as a REIT.

        Our general partner is expected to establish an excepted holder limit for existing owners who would otherwise exceed the ownership limit.

        In the case of any attempted transfer of our common units which, if effective, would result in a violation of this ownership limitation, then the number of common units causing the violation (rounded up to the nearest whole common unit) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such common units. To avoid confusion, these common units so transferred to a beneficial trust will be referred to in this prospectus as "Excess Units." Excess Units will remain issued and outstanding common units and will be entitled to the same rights and privileges as all other common units. The trustee of the beneficial trust, as holder of the Excess Units, will be entitled to receive all distributions authorized by our general partner on such common units for the benefit of the charitable beneficiary. Our partnership agreement further entitles the trustee of the beneficial trust to vote all Excess Units. If a transfer to the trust would be ineffective for any reason to prevent a violation of any of the ownership limitation, the transfer resulting in such violation will be void from the time of such purported transfer.

        The trustee of the beneficial trust will select a transferee to whom the Excess Units may be sold as long as such sale does not violate the 7.5% ownership limit. Upon sale of the Excess Units, the intended transferee (the transferee of the Excess Units whose ownership would have violated the 7.5% ownership limit) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per common unit the intended transferee paid for the Excess Units (or, in the case of a gift or devise to the intended transferee, the price per common unit equal to the market value per common unit on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

        In addition, we have the right to purchase any Excess Units at the lesser of (a) the price per common unit paid in the transfer that created the Excess Units (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Units until the trustee has sold the common units. Upon a sale to us, the interest of the charitable beneficiary in the common units sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

        Any person who (a) acquires or attempts or intends to acquire common units in violation of the foregoing ownership limitation, or (b) would have owned common units that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days' written notice. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such transfer on Ares Real Estate Holdings LLC's status as a REIT. The foregoing restrictions will continue to apply until our general partner determines it is no longer in our best interest to continue to qualify as a REIT.

        The 7.5% ownership limit does not apply to the underwriters in a public offering of common units. Any person who owns more than 5% of our outstanding common units during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of common units beneficially owned, directly or indirectly, and a description of the manner in which such common units are held. Each such person also must provide us with such additional information as we may request to determine the effect of such ownership on Ares Real Estate Holdings LLC's status as a REIT and to ensure compliance with the 7.5% ownership limit.

Transfer of Common Units

        By acceptance of the transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a common unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records, with or without execution of our partnership agreement. Additionally, each transferee of our common units:

  •
  represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

  •
  will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement; and

  •
  make the consents, acknowledgements and waivers that will be set forth in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Listing

        Our common units have been approved for listing on the NYSE under the symbol "ARES."

Transfer Agent and Registrar

        American Stock Transfer and Trust Company will serve as registrar and transfer agent for our common units.

MATERIAL PROVISIONS OF ARES MANAGEMENT, L.P.
PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. The Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. as it will be in effect at the time of this offering, which is referred to in this prospectus as our partnership agreement, is included in this prospectus as Appendix A, and the following summary is qualified by reference thereto. For additional information, you should read our limited partnership agreement included in Appendix A to this prospectus, "Risks Related to Our Common Units and this Offering," "Description of Common Units—Transfer of Common Units" and "Material U.S. Federal Tax Considerations."

 General Partner

        Our general partner, Ares Management GP LLC, will manage all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, carrying out our purposes and conducting our businesses. Our partnership agreement will provide that our general partner, in managing our operations and activities, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by our partnership agreement, any other agreement contemplated by our partnership agreement, or otherwise at law, in equity or otherwise. Ares Management GP LLC is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by our Co-Founders. See "Management—Our General Partner." Our common unitholders have limited voting rights on matters affecting our businesses and, therefore, have limited ability to influence management's decisions regarding our businesses. The voting rights of our common unitholders will be limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth below under "—Amendment of the Partnership Agreement—No Limited Partner Approval."

Organization

        We were formed on November 15, 2013 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

        Under our partnership agreement we will be permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney will also grant our general partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

 Capital Contributions

        Our common unitholders will not be obligated to make additional capital contributions, except as described below under "—Limited Liability." Our general partner is not obligated to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our businesses within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our partnership agreement, his, her or its liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he, she or it is obligated to contribute to us for his, her or its common units plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that will be provided for in our partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner in limited circumstances;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our businesses for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. The Delaware Limited Partnership Act does not, nor will our partnership agreement, specifically provide for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner in limited circumstances, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted "participation in the control" of our businesses for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement will authorize us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we will be able to issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Common Unit Ownership Limitations

        For Ares Real Estate Holdings LLC, one of our direct subsidiaries, to qualify as a REIT, which our general partner has determined will potentially benefit our common unitholders, it cannot be "closely held," which means that at all times during the second half of each taxable year, no more than 50% in value of our common units may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our common units) as specifically defined for this purpose. However, this requirement does not apply until after the first taxable year Ares Real Estate Holdings LLC elects REIT status.

        Our partnership agreement contains certain provisions intended to enable us to meet the requirements above. First, subject to certain exceptions, our partnership agreement provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than the lesser of 7.5% of the number of all outstanding common units and the value of all outstanding units. See "Description of Common Units—Restrictions on Ownership and Transfer." Our partnership agreement also contains provisions requiring each holder of our common units to disclose, upon demand, constructive or beneficial ownership of common units as deemed necessary to comply with the requirements of the Code applicable to REITs, applied as if we were a REIT.

        Our general partner may, in its sole discretion, waive the 7.5% ownership limit with respect to a particular common unitholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize Ares Real Estate Holdings LLC's qualification as a REIT. Our general partner is expected to establish an excepted holder limit for existing owners who would otherwise exceed the ownership limit.

        Our partnership agreement also prohibits any person from, among other things, beneficially or constructively owning common units that would result in Ares Real Estate Holdings LLC being "closely held" under Code Section 856(h), or otherwise cause Ares Real Estate Holdings LLC to fail to qualify as a REIT.

        In addition, our partnership agreement provides that any ownership or purported transfer of our common units in violation of the foregoing restrictions will result in the common units so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such common units. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

 Distributions

        Distributions will be made to the partners pro rata in proportion to their respective partnership interests. See "Cash Distribution Policy."

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our partnership agreement. Our general partner will seek written approval of the requisite percentage of the voting power of outstanding voting units or call a meeting of the limited partners to consider and vote upon the proposed amendment. See "—Meetings; Voting."

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates or associates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

        Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

          (3)   a change that our general partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or ensuring that the partnership and its relevant subsidiaries will not be treated as (to the extent not so treated) associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

          (4)   a change that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

          (5)   an amendment that our general partner determines is necessary or appropriate, based on the advice of counsel, to prevent the partnership or our general partner or its affiliates or associates, from having a material risk of being in any manner subjected to registration under the provisions of the

  Investment Company Act, the Investment Advisers Act or "plan asset" regulations adopted under ERISA whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   an amendment that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (7)   any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement;

          (9)   any amendment that in the sole discretion of our general partner is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

          (10) a change in our fiscal year or taxable year and related changes;

          (11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

          (12) an amendment effected, necessitated or contemplated by an amendment to any limited partnership agreement of an Ares Operating Group entity that requires members or partners of such Ares Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such member or partner is subject to U.S. federal income taxation on the income generated by the Ares Operating Group;

          (13) any amendment that our general partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency;

          (14) an amendment to the forum selection provisions that our general partner determines in good faith; or

          (15) any other amendments that our general partner determines to be substantially similar to any of the matters described in (1) through (14) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect;

          (2)   are necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act) or (b) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (3)   are necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

          (4)   are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Corporate Transactions") or an amendment described in the following paragraphs will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

        Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests (treating our voting units as a separate class of partnership interest for this purpose) will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action under our partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Corporate Transactions

        Our partnership agreement will provide that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things sell or exchange all or substantially all of our and our subsidiaries' (taken as a whole) assets in a single transaction or a series of related transactions, provided that our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our and our subsidiaries' (taken as a whole) assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our general partner), including, in each case, pursuant to any forced sale of any or all of our and our subsidiaries' (taken as a whole) assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

        Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with or into one or more other persons. In addition, if conditions that will be specified in our partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner, and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as will be contained in the partnership agreement. The common unitholders will not be entitled to dissenters' rights of appraisal under our partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

 Election to be Treated as a Corporation

        If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

        We will dissolve upon:

          (1)   the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor), in each case in accordance with our partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership's businesses without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that:

          (1)   the action would not result in the loss of limited liability of any limited partner under the Delaware Limited Partnership Act; and

          (2)   neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. The liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our partnership agreement and by law, and thereafter, to the partners according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

 Withdrawal or Removal of the General Partner

        Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but the partnership does not receive an opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our businesses and to appoint a successor general partner. See "—Dissolution" above.

        Our common unitholders will have no right to remove or expel, with or without cause, our general partner.

        In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our partnership agreement, the departing general partner in its sole discretion and acting in its individual capacity will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the departing general partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner's departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

        If the option described above is not exercised by the departing general partner, the departing general partner will automatically become a limited partner and the departing general partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected by the departing general partner.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates excluding any subsidiary of the partnership for the partnership's benefit.

Limited Call Right

        If at any time:

          (i)    less than 10% of the total limited partner interests of any class then outstanding (other than special voting units), including our common units, are held by persons other than our general partner, members of Ares Partners Holdco LLC or their respective affiliates; or

          (ii)   the partnership is subjected to registration under the provisions of the Investment Company Act,

our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

            (a)   the current market price as of the date three days before the date the notice is mailed, and

            (b)   the highest price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that common unitholder of his common units in the market. See "Material U.S. Federal Tax Considerations—United States Taxes—Consequences to U.S. Holders of Common Units."

Sinking Funds; Preemptive Rights

        We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, each record holder of a common unit (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

        In addition, on those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdings LLC, which in turn is owned and controlled by our Co-Founders, will hold a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. A special voting unit held by any holder other than Ares Voting LLC will provide that holder with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the number of Ares Operating Group Units held by such holder. We do not expect any holder other than Ares Voting LLC to hold a special voting unit upon consummation of this offering. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) and our special voting units as "voting units." Our voting units will be treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Ares Operating Group Units are exchangeable for our common units changes from one-for-one as described under "Certain Relationships and Related Person Transactions—Exchange Agreement," the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

        Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners representing 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

        On January 31 of each year (each, a "Determination Date"), our general partner will determine whether the voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of Ares Partners Holdco LLC and their respective affiliates) in their capacity as such, (ii) persons that were formerly employed by or had provided services to (including as a director), or are then employed by or providing services to (including as a director), our general partner or its affiliates, (iii) any estate, trust, corporation, partnership or limited liability company or other entity of any kind of nature of which any person listed in clause (ii) is a trustee, other fiduciary, manager, partner, member, officer, director or party, respectively, (iv) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature for the direct or indirect benefit of the spouse, parents, siblings or children of, or any other natural person who occupies the same principal residence as, any person listed in clause (ii), and the spouses, ancestors or descendants of each of the foregoing, and (v) Ares Owners Holdings L.P. is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P., (treating as outstanding and held by any such persons voting units deliverable pursuant to any equity awards granted to such persons) which we refer to as the "Ares control condition."

        The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Ares control condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Ares control condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners. See "Management—Composition of the Board of Directors after this Offering."

        We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Ares control condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

        Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting, an "Initial Annual Meeting"), the board of directors of our general partner shall be divided into three classes, Class I, Class II and Class III, as determined by the then-existing board of directors in its sole discretion. Each director shall serve for a three-year term; provided that the directors designated to Class I shall serve for an initial term that expires at the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires at the first annual meeting following the applicable Initial Annual Meeting and the directors designated to Class III shall serve for an initial term that expires at the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Ares control condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

        Any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder will have no voting rights whatsoever with respect to the partnership, including any voting rights that may otherwise exist for limited partners or our common unitholders under our partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to our partnership agreement that would have a material adverse effect on the rights or preferences of the common units beneficially owned by non-voting common unitholders in relation to other common units treating common units beneficially owned by non-voting common unitholders as a separate class for this purpose must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third-party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records, with or without execution of our partnership agreement. The common units will be fully paid and non-assessable except as such non-assessability may be affected by the Delaware Limited Partnership Act as described under "—Limited Liability" above, or as set forth in our partnership agreement.

 Non-Citizen Assignees; Redemption

        If the partnership or any subsidiary is or becomes subject to any law or regulation that, in the determination of our general partner in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the partnership or such subsidiary has an interest based on the nationality, citizenship or other related status of any limited partner, our general partner may cause us to redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his, her or its nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its common units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

        Our partnership agreement will provide that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was a tax matters partner, member, manager, officer or director of our general partner or any departing general partner;

  •
  any member, manager, officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or advisor of another person;

  •
  any person who controls our general partner or any departing general partner;

  •
  any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner; or

  •
  any person designated by our general partner as an indemnitee in its sole and absolute discretion.

        We will agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in the fourth bullet point above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our partnership agreement.

 Forum Selection

        Our partnership agreement will provide that each of the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in a partnership security and each other person who is bound by the partnership agreement (collectively, the "Consenting Parties" and each a "Consenting Party") (1) irrevocably agrees that, unless our general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to our partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of our partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or our general partner, or of limited partners or our general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our partnership agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of the partnership agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of the partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of the partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of the partnership's businesses at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss, deduction and credit for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations—United States Taxes—Administrative Matters—Information Returns."

Right to Inspect Our Books and Records

        Our partnership agreement will provide that a limited partner can, for a purpose reasonably related to his, her or its interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his, her or its own expense, obtain:

  •
  promptly after becoming available, a copy of our U.S. federal income tax returns;

  •
  a current list of the name and last known business, residence or mailing address of each record holder; and

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership's or its subsidiaries' best interests, could damage our partnership or its subsidiaries or its businesses or which the partnership or any subsidiary is required by law or by agreements with third parties to keep confidential.

COMMON UNITS ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common units. We cannot predict the effect, if any, future sales of common units, or the availability for future sale of common units, will have on the market price of our common units prevailing from time to time. Sales of substantial amounts of our common units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common units.

General

        Upon completion of this offering we will have a total of 80,441,870 of our common units outstanding, or 82,146,415 common units assuming the underwriters exercise in full their option to purchase additional common units. All of the 11,363,636 common units sold in this offering, or 13,068,181 common units assuming the underwriters exercise in full their option to purchase additional common units, will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        Prior to this offering we will enter into an exchange agreement with the holders of Ares Operating Group Units so that such holders, subject to any applicable transfer restrictions and other provisions, may up to four times each year from and after the second anniversary of the date of the closing of this offering (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis (provided that Alleghany may exchange up to half of its Ares Operating Group Units from and after the first anniversary of this offering), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the five Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. If and when a holder exchanges Ares Operating Group Units for common units of Ares Management, L.P., the relative equity percentage ownership of such holder and of the other equity owners of Ares (whether held at Ares Management, L.P. or at the Ares Operating Group) will not be altered. Upon consummation of this offering, our senior professional owners will beneficially own 118,421,766 Ares Operating Group Units, all of which will be exchangeable for our common units. The common units we issue upon such exchanges would be "restricted securities" as defined in Rule 144 unless we register such issuances under the Securities Act.

        Ares Owners Holdings L.P. and the Strategic Investors have the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by them. In addition, we may be required to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. Lastly, Ares Owners Holdings L.P. and the Strategic Investors will have the ability to exercise certain piggyback registration rights in respect of common units held by them in connection with registered offerings requested by other registration rights holders or initiated by us. See "—Registration Rights" and "Certain Relationships and Related Person Transactions—Investor Rights Agreement."

        The Ares Operating Group Units and our common units held directly or indirectly by our senior professional owners following the Reorganization and Offering Transactions (or the common units that may be received in exchange for such Ares Operating Group Units) will generally be subject to transfer restrictions and forfeiture and other provisions, as described in "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners."

        Upon consummation of this offering, ADIA will own 34,538,155 common units. Such units are "restricted securities" as defined in Rule 144, unless we register such units under the Securities Act. However, ADIA will have certain registration rights with respect to common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by it. See "—Registration Rights" and "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

        We have filed one registration statement and intend to file more registration statements on Form S-8 under the Securities Act to register common units or securities convertible into or exchangeable for common units issued or covered by our 2014 Equity Incentive Plan (including pursuant to automatic annual increases). Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 covers 31,704,545 common units.

        Our partnership agreement will authorize us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of our common unitholders. In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership securities that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Issuance of Additional Securities." Similarly, the Ares Operating Group governing agreements will authorize the Ares Operating Group entities to issue an unlimited number of additional partnership units of such Ares Operating Group entity with such designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Ares Operating Group Units, and which may be exchangeable for our common units.

Registration Rights

        Ares Owners Holdings L.P., the Strategic Investors and certain of their respective affiliates have the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by them. In addition, we may be required to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. Lastly, Ares Owners Holdings L.P., the Strategic Investors and certain of their respective affiliates will have the ability to exercise certain piggyback registration rights in respect of common units held by them in connection with registered offerings requested by other registration rights holders or initiated by us.

Lock-Up Arrangements

        We, our general partner, our general partner's directors and executive officers, our existing officers and existing owners (including the Strategic Investors) and certain other affiliates have agreed that without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise, or publicly disclose the intention to do any of the foregoing. In addition, we have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not file any registration statement with the SEC relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units (other than any registration statement on Form S-8 to register common units or securities convertible into or exchangeable for common units issued or available for future grant under our 2014 Equity Incentive Plan) or publicly disclose the intention to do so. All of our general partner's directors and executive officers, our existing officers and existing owners (including the Strategic Investors) and certain other affiliates have also agreed that, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, they will not during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common units or any securities convertible into or exercisable or exchangeable for common units.

        These restrictions do not apply to:

  •
  issuance and sale by us of common units in this offering;

  •
  issuances by us of common units or securities convertible into or exercisable or exchangeable for common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

  •
  issuances by us of common units or securities convertible into or exercisable or exchangeable for common units pursuant to our 2014 Equity Incentive Plan;

  •
  transfers by us of common units as required by the Reorganization;

  •
  the issuance by us of up to 10% of the common units outstanding after this offering (assuming all Ares Operating Group Units have been exchanged for common units), or securities convertible into or exercisable or exchangeable for common units in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions;

  •
  transfers by any person other than us of common units as a bona fide gift or gifts or on death by will or intestacy to a member of his or her immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family or to a charitable organization;

  •
  distributions by any person other than us of common units to members, stockholders, unitholders, partners or wholly-owned subsidiaries of such entity of the undersigned;

  •
  transfers by any person other than us of common units, or any security convertible into or exercisable or exchangeable for common units, to any individual, partnership (including a limited partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, association or other entity, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person;

  •
  transfers by any person other than us of common units to us for the purpose of satisfying the cashless exercise price or tax withholding obligations upon the exercise of options outstanding on the date of this prospectus or the settlement of deferred restricted units outstanding on the date of this prospectus;

  •
  sales by any person other than us of any common units or other securities convertible into or exchangeable for, or that represent the right to receive, common units acquired in this offering or in open market transactions after the completion of this offering;

  •
  pledges by any person other than us of common units; and

  •
  transfers by any person other than us of common units to us or the general partner upon such persons death or disability or termination of employment if such person's terms of employment so provide;

provided that, in the case of transactions described in the fifth, sixth, seventh, eighth and twelfth bullets above, each donee or other transferee agrees to be subject to the restrictions on transfer described above and that, in the case of transactions described in the fifth, sixth, seventh, eighth, ninth and twelfth bullets above, no filing by any person (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution.

        J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated do not have any current intention to release common units or other securities subject to the lock-up agreements. If J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an executive officer or director of our general partner and provide us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we have agreed to announce the impending release or waiver by a press release through a major news service at least two business days before the effective date of the release or waiver. In addition, we have agreed that we will not waive, modify or amend any transfer restrictions (including lock up provisions) relating to any Ares Operating Group Units or common units contained in any agreements with holders thereof during the period ending 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Strategic Investor Transfer Restrictions

        Pursuant to the Investor Rights Agreement, the Strategic Investors will be subject to certain transfer restrictions. For the first year following this offering, none of the common units held by ADIA may be transferred, other than to an affiliate or in connection with the exercise of ADIA's piggyback registration rights. Following the first anniversary of this offering and prior to the second anniversary of this offering, no more than 50% of the common units held by ADIA on the date of this offering may be transferred, other than to an affiliate or in connection with the exercise of the ADIA's piggyback registration rights. For the first year following this offering, none of the Ares Operating Group Units or common units held by Alleghany may be transferred, other than to an affiliate or in connection with the exercise of Alleghany's piggyback registration rights. Following the first anniversary of this offering and prior to the second anniversary of this offering, no more than 50% of the Ares Operating Group Units or common units held by Alleghany on the date of this offering may be transferred, other than to an affiliate or in connection with the exercise of Alleghany's piggyback registration rights.

Ares Transfer Restrictions

        As described in "Compensation of Our Directors and Executive Officers—Vesting; Transfer Restrictions for Senior Professional Owners," the subject units owned by each of our senior professional owners after the date of this offering will generally be subject to the following transfer restrictions: none of the subject units may be transferred or exchanged in the first two years following this offering and up to 20% of the subject units may be transferred or exchanged at any time in each year following the second anniversary of this offering and prior to the seventh anniversary of this offering. However, sales may occur prior to such time pursuant to transactions or programs approved by our general partner. After the seventh anniversary of this offering, any of the subject units may be transferred or exchanged at any time.

        Unless otherwise determined by our general partner, a senior professional owner will generally forfeit 25% of his or her vested subject units if, in the case of a Co-Founder (other than Mr. Kissick, who will not forfeit any subject units upon resignation), such senior professional owner resigns or, in the case of a senior professional owner other than a Co-Founder, resigns or is terminated for cause, in all cases prior to the fifth anniversary of this offering.

Rule 144

        In general, under Rule 144 of the Securities Act, a person (or persons whose common units are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those common units, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those common units without regard to the provisions of Rule 144.

        A person (or persons whose common units are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of common units that does not exceed the greater of one percent of the then-outstanding common units or the average weekly trading volume of our common units reported through NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, our employees, consultants or advisers who receive common units from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell those common units 90 days after the effective date of this offering in reliance on Rule 144, but without having to comply with certain of the restrictions contained in Rule 144.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following discussion is a general summary of the material U.S. federal income tax considerations applicable to Ares Management, L.P. and to an investment in its common units. This summary does not purport to be a complete description of the U.S. federal income tax considerations applicable to such an investment. This summary assumes that a common unitholder holds common units as capital assets for U.S. federal income tax purposes, and except where expressly discussed below, does not describe certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including:

  •
  holders subject to the alternative minimum tax;

  •
  insurance companies;

  •
  brokers, dealers or traders in securities;

  •
  pension plans and trusts;

  •
  banks and other regulated financial institutions;

  •
  partnerships or other entities or arrangements treated as a partnership for U.S. federal income tax purposes (and investors therein);

  •
  except as discussed below, real estate investment trusts, regulated investment companies and other entities treated as financial conduits;

  •
  persons who beneficially own, directly or indirectly, 10% or more of our common units;

  •
  U.S. expatriates;

  •
  persons who hold common units as a hedge, a part of a straddle or conversion transaction, or as a part of an integrated financial transaction; and

  •
  persons with a functional currency other than the U.S. dollar.

        This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Proskauer Rose LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. The discussion is based upon the Code, final, temporary and proposed U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively. Any such changes could affect the continuing accuracy of this discussion. Ares Management, L.P. has not sought and will not seek any ruling from the IRS regarding the offering or any other matters described in this section. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of an investment in the common units. Except as expressly discussed below, this summary does not discuss any aspects of U.S. estate, gift or other tax other than income taxes or any aspect of foreign, state or local tax.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Ares Management, L.P.'s common units that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust, if a court within the United States has primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

        A "non-U.S. Holder" is a beneficial owner of the common units that is not a U.S. Holder and is not an entity treated as a partnership for U.S. federal income tax purposes.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the common units, the tax treatment of a partner in such a partnership will generally depend upon the status of such partner and the activities of such partnership. Prospective common unitholders that are partnerships, or partners of such partnerships, should consult their own tax advisers with respect to the purchase, ownership and disposition of the common units.

        Tax matters are very complicated and the tax consequences to investors of an investment in the common units will depend on their particular situations. Prospective investors should consult their own tax advisers regarding the specific U.S. federal income, estate, gift and other tax consequences of an investment in the common units in their individual circumstances, the applicability of other U.S. federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.

 Taxation of Ares Management, L.P. and the Ares Operating Group

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not itself generally subject to U.S. federal income tax and generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions have been, or will be, made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be treated as, and taxable as, a corporation if it is a "publicly traded partnership," unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the entity are traded on an established securities market or (2) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. However, a publicly traded partnership can avoid being treated as a corporation under these rules if it satisfies the Qualifying Income Exception. For a publicly traded partnership to satisfy the Qualifying Income Exception, at least 90% of such entity's gross income for every taxable year that it is a publicly traded partnership must consist of "qualifying income," and the entity must not be required to register under the Investment Advisers Act. For this purpose, qualifying income generally includes certain interest income, dividends, real property rents, certain types of natural resources income, gains from the sale or other disposition of real property, and gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        It is expected that Ares Management, L.P. will be publicly traded for its 2014 and succeeding taxable years. Ares Management, L.P. intends to manage its affairs so that it will meet the Qualifying Income Exception in 2014 and each succeeding taxable year. It is the opinion of Proskauer Rose LLP that Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. This opinion is based on and conditioned in part on certain assumptions and factual statements and representations and covenants made by Ares Management, L.P., including statements and representations as to the manner in which it intends to manage its affairs, the composition of its income, and that the general partner will ensure that it complies with the investment policies and procedures put in place to ensure that it meets the Qualifying Income Exception in each taxable year. Ares Management, L.P.'s eligibility to be treated as a partnership for U.S. federal income tax purposes depends upon its ability to meet, through its investment in various assets, the Qualifying Income Exception under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, no assurance can be given that Ares Management, L.P.'s actual operating results allow it to satisfy the Qualifying Income Exception allowing it to be treated as a partnership for U.S. federal income tax laws in any taxable year. Further, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, the IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain any such challenge.

        If Ares Management, L.P. fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (as discussed below), or if Ares Management, L.P. is required to register under the Investment Advisers Act, under current law, Ares Management, L.P. will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the taxable year in which Ares Management, L.P. fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the common unitholders in liquidation of their interests in Ares Management, L.P. This deemed contribution and liquidation should generally be tax-free to the common unitholders so long as Ares Management, L.P.'s liabilities do not exceed its tax basis in its assets at the time of the deemed contribution and liquidation. Thereafter, Ares Management, L.P. would be treated as a corporation for U.S. federal income tax purposes.

        If Ares Management, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, all items of its income, gain, loss, deduction and credit would be reflected only on its tax return and not passed through to the common unitholders. Ares Management, L.P. would be subject to U.S. corporate income tax on its taxable income at regular corporate rates. Distributions made to the common unitholders would be treated first, as taxable dividend income to the extent of Ares Management, L.P.'s current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the applicable holder's tax basis in the common units, and thereafter, as capital gain. In addition, in the case of non-U.S. Holders, income that Ares Management, L.P. receives with respect to its investments and then distributes as a dividend to common unitholders may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder's after-tax return and thus could result in a substantial reduction of the value of the common units.

        If at the end of any taxable year Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. may still qualify as a partnership if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) Ares Management, L.P. agrees to make such adjustments (including adjustments with respect to its partners) or to pay such amounts as are required by the IRS. It is unknown whether Ares Management, L.P. would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for Ares Management, L.P.'s first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances and Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and Ares Management, L.P. retains its partnership status, either Ares Management, L.P. or the common unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that Ares Management, L.P. and the Ares Operating Group entities will be treated as partnerships (or if wholly owned, entities disregarded as separate from their owners) for U.S. federal income tax purposes.

Taxation of AHI, Ares Domestic Holdings Inc. and Ares Offshore Holdings, Ltd.

        Ares Management, L.P. holds its interests in Ares Holdings, Ares Domestic and Ares Offshore through AHI, Ares Domestic Holdings Inc. and Ares Offshore Holdings, Ltd., respectively (together, the "Sub-holding Companies"). The Sub-holding Companies are taxable as corporations for U.S. federal income tax purposes and therefore Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of entities Ares Management, L.P. holds through the Sub-holding Companies. Rather, distributions of cash or other property that a Sub-holding Company pays to Ares Management, L.P. in respect of its stock ownership of the Sub-holding Company will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the distributing Sub-holding Company. If the amount of a distribution by any Sub-holding Company exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in the distributing Sub-holding Company's common stock, and thereafter as capital gain.

        As a member of Ares Holdings, AHI will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Holdings. Ares Holdings intends, assuming there is sufficient cash to do so, to distribute cash each year on a pro rata basis to holders of its Ares Operating Group Units (that is, AHI and Ares Management, L.P.'s existing owners) in an amount at least equal to the estimated maximum tax liabilities arising from their ownership of such Ares Operating Group Units, if any, determined based on a formula set forth in the applicable governing agreement that reflects the maximum tax liability of an investor based on the highest individual or corporate rates applicable to residents of Los Angeles, California or New York, New York.

        As a member of Ares Domestic, Ares Domestic Holdings Inc. will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Domestic. Ares Domestic intends, assuming there is sufficient cash to do so, to distribute cash each year on a pro rata basis to holders of its Ares Operating Group Units (that is, Ares Domestic Holdings Inc. and Ares Management, L.P.'s existing owners) in an amount at least equal to the estimated maximum tax liabilities arising from their ownership of such Ares Operating Group Units, if any, determined based on a formula set forth in the applicable governing agreement that reflects the maximum tax liability of an investor based on the highest individual or corporate rates applicable to residents of Los Angeles, California or New York, New York.

        As a partner of Ares Offshore, Ares Offshore Holdings. Ltd. will incur applicable income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Offshore. We intend to operate Ares Offshore so as not to produce a material amount of income effectively connected with the conduct of a trade or business in the United States, or ECI, for U.S. federal income tax purposes. Assuming that Ares Offshore Holdings, Ltd.'s income is not treated as ECI, it will not be subject to U.S. federal income tax, with the exception of U.S. withholding tax on fixed, determinable, annual, periodical income. Ares Offshore intends, assuming there is sufficient cash to do so, to distribute cash each year on a pro rata basis to holders of its Ares Operating Group Units (that is, Ares Offshore Holdings, Ltd. and Ares Management, L.P.'s existing owners) in an amount at least equal to the estimated maximum tax liabilities arising from their ownership of such Ares Operating Group Units, if any, determined based on a formula set forth in the applicable governing agreement that reflects the maximum tax liability of an investor based on the highest individual or corporate rates applicable to residents of Los Angeles, California or New York, New York.

Taxation of Ares Real Estate Holdings LLC

        Ares Management, L.P. holds its interests in Ares Real Estate through Ares Real Estate Holdings LLC. Ares Real Estate Holdings LLC is an entity that intends to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2014. A REIT is not treated as a fiscally transparent entity for U.S. federal income tax purposes and therefore Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of Ares Real Estate Holdings LLC or its subsidiaries. Rather, distributions of cash or other property that Ares Real Estate Holdings LLC pays to Ares Management, L.P. in respect of its ownership of Ares Real Estate Holdings LLC will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of Ares Real Estate Holdings LLC. If the amount of a distribution by Ares Real Estate Holdings LLC exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in its interest in Ares Real Estate Holdings LLC, and thereafter as capital gain. In addition, as a result of Ares Real Estate Holdings LLC's REIT status, certain properly designated capital gains dividends may be treated as long-term capital gains.

        It is the opinion of Proskauer Rose LLP that Ares Real Estate Holdings LLC has been organized in conformity with the requirements for qualification as a REIT under the Code for its initial taxable year ending December 31, 2014, and its proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based and conditioned, in part, on various assumptions, terms and conditions as well as representations as to factual matters and covenants made to Proskauer Rose LLP by us and certain of our investors. Ares Real Estate Holdings LLC's qualification as a REIT depends upon its ability to meet, through operation of the properties it acquires, directly or indirectly, and its investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, no assurance can be given that Ares Real Estate Holdings LLC's actual operating results allow it to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year. Further, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, the IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain any such challenge.

        To maintain its status as a REIT, Ares Real Estate Holdings LLC must meet a number of requirements, including requirements regarding its ownership, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as "rents from real property." In addition, to qualify as a REIT, Ares Real Estate Holdings LLC will generally be required to distribute at least 90% of its REIT taxable income for each taxable year. However, because Ares Real Estate may not distribute sufficient cash for Ares Real Estate Holdings LLC to make such required distributions in cash, Ares Real Estate Holdings LLC may be required to make cashless "consent dividends" to Ares Management, L.P. (generally a deemed dividend followed by a deemed contribution of the same amount back to Ares Real Estate Holdings LLC by Ares Management, L.P.), which would result in the inclusion of additional dividend income to Ares Management, L.P., and its common unitholders, without the distribution of corresponding cash.

        As a member of Ares Real Estate, Ares Real Estate Holdings LLC will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Real Estate but only to the extent that such income results in undistributed REIT income or certain other types of income specified as subject to U.S. federal income taxation in the hands of a REIT. Ares Real Estate intends, assuming there is sufficient cash to do so, to distribute cash each year on a pro rata basis to holders of its Ares Operating Group Units (that is, Ares Real Estate Holdings LLC and Ares Management, L.P.'s

existing owners) in an amount necessary to allow Ares Real Estate Holdings LLC to comply with its REIT eligibility requirements and avoid the imposition of U.S. federal income and applicable excise taxes.

Personal Holding Companies

        AHI or Ares Domestic Holdings Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company (a "PHC") for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). We anticipate that, as a result of the ownership restrictions in our partnership agreement, that it is unlikely that AHI or Ares Domestic Holdings Inc. will become a PHC, however, there can be no assurance that neither of these corporations will become a PHC following this offering or in the future.

        If either of AHI or Ares Domestic Holdings Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax of 20% on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If either of AHI or Ares Domestic Holdings Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material, unless AHI or Ares Domestic Holdings Inc., as applicable, distributed the amount of such PHC income, which would generally reduce the PHC income subject to tax. There can be no assurance that if either of AHI or Ares Domestic Holdings Inc. were to become a PHC, they would be able to distribute sufficient PHC income to avoid material PHC tax.

Certain State, Local and Non-U.S. Tax Matters Applicable to Ares Management, L.P. and its Subsidiaries

        Ares Management, L.P. and its subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which such entities transact business, own property or reside. Ares Management, L.P. may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of Ares Management, L.P. and the common unitholders may not conform to the U.S. federal income tax treatment discussed herein, and such non-U.S. tax treatment may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by Ares Management, L.P. or its subsidiaries may not pass through to a common unitholder as a credit against such holder's U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

General

        The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder of common units. Non-U.S. Holders should refer to "—Consequences to Non-U.S. Holders of Common Units."

        As a partnership for U.S. federal income tax purposes, Ares Management, L.P. will generally incur no U.S. federal income tax liability at the partnership level. Instead, in computing each U.S. Holder's U.S. federal, state and local income tax liability for a taxable year, such U.S. Holder will be required to take into account its allocable share of items of Ares Management, L.P.'s income, gain, loss, deduction and credit for each of Ares Management, L.P.'s taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of income, gain, loss, deduction or credit so allocated generally will be determined at Ares Management, L.P.'s (rather than at the holder's) level.

        For U.S. federal income tax purposes, a U.S. Holder's allocable share of Ares Management, L.P.'s items of income, gain, loss, deduction and credit will be determined pursuant to our partnership agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the U.S. Holder's interest in Ares Management, L.P. Ares Management, L.P. believes that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with each U.S. Holder's interest in Ares Management, L.P., and our general partner intends to prepare tax returns and information statements delivered to the IRS and to the U.S. Holders based on such allocations. If the IRS successfully challenges the allocations made pursuant to our partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our partnership agreement.

        Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of Ares Management, L.P.'s investments, and may affect the timing of Ares Management, L.P.'s income, requiring Ares Management, L.P. to recognize (and, consequently, allocate to common unitholders) taxable income or gain before any cash attributable to such income is received by Ares Management, L.P. and is available for distribution to common unitholders. Accordingly, it is possible that the U.S. federal income tax liability with respect to a U.S. Holder's allocable share of Ares Management, L.P.'s income for a particular taxable year could exceed any cash distribution received for the year, which could require the U.S. holder to pay any associated tax liability from other sources.

        In general, a U.S. Holder's tax basis in the common units will equal the amount paid for such common units, increased by Ares Management, L.P.'s items of income and gain allocated to such U.S. Holder and decreased (but not below zero) by the sum of (1) distributions to such U.S. Holder in respect of such common units and (2) Ares Management, L.P.'s items of loss allocated to such U.S. Holder. In addition, a U.S. Holder's tax basis in the common units will be adjusted from time to time to reflect such U.S. Holder's allocable share of Ares Management, L.P.'s liabilities, if any.

        U.S. Holders who purchase the common units in separate transactions must combine the basis of all such common units and maintain a single adjusted tax basis for all common units held. Upon a sale or other disposition of less than all of such common units, a portion of that tax basis must be allocated to the common units sold. U.S. Holders should consult with their own advisers as to the proper method of allocating such tax basis in their individual circumstances.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to Ares Management, L.P. and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation on shares that are readily tradable on an established securities market in the United States. It is not expected that Ares Offshore Holdings Ltd. will be a "qualified foreign corporation" for this purpose; however, it is possible that Ares Management, L.P. may hold, directly or indirectly, stock of qualified foreign corporations. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on (1) any dividends from a non-U.S. corporation that is a passive foreign investment company (a "PFIC") in the taxable year in which such dividend is paid or in the preceding taxable year, (2) any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the U.S. Holder holds a direct or indirect interest or (3) any Subpart F income inclusions (as described below). Prospective investors in the common units should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

Limits on Deductions for Losses and Expenses

        The deductibility of a U.S. Holder's allocable share of Ares Management, L.P.'s losses will be limited to the tax basis in such common units (adjusted as described above) and, if such U.S. Holder is an individual, estate, trust or corporate holder that is subject to the "at-risk" rules, to the amount for which such U.S. Holder is considered to be "at risk" with respect to Ares Management, L.P.'s activities, if that is less than such U.S. Holder's adjusted tax basis. In general, a U.S. Holder subject to the at-risk rules will be at risk to the extent of such holder's adjusted tax basis in the common units, reduced by

  •
  the portion of that adjusted tax basis attributable to such holder's share of Ares Management, L.P.'s liabilities for which such U.S. Holder will not be personally liable; and

  •
  any amount of money borrowed to acquire or hold the common units, if the lender of those borrowed funds owns an interest in Ares Management, L.P., is related to such holder or can look only to the common units for repayment.

        A U.S. Holder's at risk amount generally will increase by such holder's allocable share of Ares Management, L.P.'s income and gain and will decrease by cash distributions to such holder as well as such holder's allocable share of losses. A U.S. Holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. Holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such holder's tax basis in its common units. Upon the taxable disposition of a unit, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable. The at-risk rules are complex, and the application of these rules will depend, in part, on a U.S. Holder's individual circumstances. U.S. Holders should consult with their individual tax advisers regarding the limitations on the deductibility of losses under the at-risk rules.

        In addition, other provisions of the Code may limit or disallow any deduction for losses by a U.S. Holder or deductions associated with certain assets of Ares Management, L.P. in certain cases. U.S. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable provisions of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither Ares Management, L.P. nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by Ares Management, L.P. to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        A U.S. Holder's share of Ares Management, L.P.'s interest expense is likely to be treated as "investment interest" expense. The deductibility of "investment interest" expense by non-corporate U.S. Holders is generally limited to the amount of such holder's "net investment income." A U.S. Holder's share of Ares Management, L.P.'s dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such U.S. Holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder's share of Ares Management, L.P.'s interest expense.

        The computation of a U.S. Holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. A U.S. Holder's net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. Certain of the operating expenses we pass through to a U.S. Holder may be treated as miscellaneous itemized deductions subject to the foregoing limitations. Accordingly non-corporate U.S. Holders should consult their tax advisers with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by Ares Management, L.P. will not be taxable to a U.S. Holder to the extent of such holder's adjusted tax basis (determined as described above) in the common units. Any cash distributions in excess of a U.S. Holder's adjusted tax basis will be considered to be gain from the sale or exchange of the common units (described below). A reduction in a U.S. Holder's allocable share of Ares Management, L.P.'s liabilities (e.g., as a result of issuance of additional common units), and certain distributions of marketable securities by Ares Management, L.P., are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

        A U.S. Holder will generally recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and such holder's adjusted tax basis in the common units sold. The amount realized will be measured by the sum of the cash or the fair market value of other property received plus the transferred amount of such holder's share of Ares Management, L.P.'s liabilities, if any. Gain or loss recognized on the sale or exchange of a common unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the common unit was held for more than one year on the date of such sale or exchange. Assuming Ares Management, L.P. has not made an election, referred to as a "QEF election," to treat Ares Management, L.P.'s interest in a PFIC as a "qualified exchange fund," or "QEF," gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See "—Passive Foreign Investment Companies" below. In addition, certain gain attributable Ares Management, L.P.'s investment in a controlled foreign corporation, or "CFC," may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if Ares Management, L.P. holds debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        U.S. Holders who purchase common units at different times and intend to sell all or a portion of their common units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain "split holding period" rules in their circumstances, and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Section 754 Election

        Ares Management, L.P. intends to make the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election requires Ares Management, L.P. to adjust the tax basis in its assets, or "inside basis," attributable to a transferee of common units under Section 743(b) of the Code to reflect the purchase price of the common units paid by the transferee. However, this election does not apply to a person who purchases common units directly from Ares Management, L.P., which would include purchases of common units in this offering. For purposes of this section, a transferee's inside basis in Ares Management, L.P.'s assets will be considered to have two components: (1) the transferee's share of Ares Management, L.P.'s tax basis in its assets, or "common basis," and (2) the Section 743(b) adjustment to that basis.

        The calculations required by virtue of our making an election pursuant to Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs, Ares Management, L.P. will apply certain conventions in determining and allocating the required basis adjustments. For example, Ares Management, L.P. may apply a convention in which it deems the price paid by a holder of common units to be the lowest quoted trading price of the common units during the month in which the purchase occurred, irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder's purchase price for the common units purchased, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the common units for the month in which such purchase occurred. It is possible that the IRS will successfully assert that any of the conventions we may use do not satisfy the technical requirements of the Code or applicable Treasury regulations, and could require different basis adjustments to be made as a result. If the IRS were to sustain such a position, a holder of common units who purchased common units subject to Section 743(b) basis adjustments may have adverse tax consequences. Moreover, the benefits of a Section 754 election may not be realized because Ares Management, L.P. directly and indirectly invests in pass-through entities that may not have in effect a Section 754 election. U.S. Holders should consult their tax advisers as to the effects of the Section 754 election.

Foreign Tax Credit Limitations

        A U.S. Holder is generally entitled to a foreign tax credit with respect to such holder's allocable share of creditable non-U.S. taxes paid on Ares Management, L.P.'s non-U.S. income and gains (for the avoidance of doubt, foreign taxes paid by a corporate subsidiary of Ares Management, L.P. generally are not creditable non-U.S. taxes unless such holder is a corporation that satisfies certain ownership requirements). Complex rules may, depending on a U.S. Holder's particular circumstances, limit the availability or use of foreign tax credits. For example, gains from the sale of Ares Management, L.P.'s investments may be treated as U.S. source gains, which may limit the availability of foreign tax credits arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on such U.S. Holder's other income treated as derived from foreign sources (including other income and gain allocated by Ares Management, L.P.) and certain other requirements are satisfied. In addition, certain losses that Ares Management, L.P. incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. A U.S. Holder may make an election to treat all foreign taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. The rules governing foreign tax credits are complex, and U.S. Holders should consult their own advisers about the availability of foreign tax credits, as well as the possibility of electing to treat foreign taxes paid as deductions, in their particular circumstances.

Uniformity of Common Units

        Because Ares Management, L.P. cannot match transferors and transferees of common units, Ares Management, L.P. will adopt depreciation, amortization and other tax accounting positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the common unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of the common units, and could have a negative impact on the value of the common units or result in audits of and adjustments to a common unitholder's U.S. federal tax returns.

Foreign Currency Gain or Loss

        Ares Management, L.P.'s functional currency will be the U.S. dollar, and Ares Management, L.P.'s income or loss will be calculated in U.S. dollars. It is likely that Ares Management, L.P. will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, any foreign currency gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        A U.S. Holder may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by such PFIC, is treated as though realized ratably over the shorter of a U.S. Holder's holding period of common units or Ares Management, L.P.'s holding period for such PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge will be imposed on a U.S. Holder based on the amount of tax deemed deferred from prior years (i.e., the tax that would have been imposed if such income had been realized ratably over the relevant holding period described above) by such U.S. Holder.

        Ares Management, L.P. expects to make a QEF election where possible with respect to each entity treated as a PFIC to treat each such non-U.S. entity as a QEF in the first year Ares Management, L.P. holds shares in such entity and for which such entity is a PFIC with respect to Ares Management, L.P., although such election may not always be available. A QEF election generally is effective for Ares Management, L.P.'s taxable year for which the election is made and all subsequent taxable years, and may not be revoked without the consent of the IRS. If a QEF election is made with respect to Ares Management, L.P.'s interest in a PFIC, in lieu of the foregoing treatment, Ares Management, L.P. will be required to include in income each year that such foreign corporation is a PFIC a portion of the ordinary earnings and net capital gains of the QEF ("QEF Inclusions") even if not distributed to Ares Management, L.P., and such portions would in turn be allocated to common unitholders in the same manner as any other item of income or gain. Thus, Ares Management, L.P. may be required to allocate to U.S. Holders an amount of taxable income as a result of QEF Inclusions without receiving any corresponding amounts of cash from the underlying PFIC for which the QEF election was made.

        However, a U.S. Holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to Ares Management, L.P. or to common unitholders and may not be carried back or forward in computing such PFIC's ordinary earnings and net capital gain in other taxable years. Consequently, U.S. Holders may over time be taxed on amounts that as an economic matter exceed Ares Management, L.P.'s net profits. Ares Management, L.P.'s tax basis in the shares of such non-U.S. entities, and a U.S. Holder's basis in the common units, will be increased to reflect QEF Inclusions. No portion of any QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation available to certain taxpayers in respect of certain types of income, such as qualified dividend income received by an individual U.S. Holder. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. Matters relating to QEF Inclusions, including the decision as to whether or not to defer payment of tax in respect of income or gain allocated from a QEF, are complex. U.S. Holders should consult their own tax advisers as to the manner in which QEF Inclusions affect a U.S. Holder's allocable share of Ares Management, L.P.'s income and a U.S. Holder's tax basis in the common units.

        Alternatively, in the case of a PFIC that is a publicly traded entity (within the meaning of the PFIC rules), an election may be made to "mark-to-market" the stock of such entity on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the holder's allocable share of the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and a U.S. Holder may treat as ordinary loss the holder's allocable share of any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        Ares Management, L.P. may make certain investments through non-U.S. corporate subsidiaries, and such subsidiaries may be PFICs for U.S. federal income tax purposes. In addition, certain of Ares Management, L.P.'s investments could be in PFICs. Ares Management, L.P. can make no assurance that some of its investments will not be treated as held through a PFIC or as interests in PFICs, or that such PFICs will be eligible for the "mark-to-market" election, or that QEF elections can be made with respect to any such PFICs.

        If Ares Management, L.P. does not make a QEF or "mark-to-market" election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by Ares Management, L.P. of shares of such entity, gain on the disposition of common units attributable to such entity by a U.S. Holder at a time when Ares Management, L.P. owns shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distributions were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which Ares Management, L.P. held shares in such entity. For gain and excess distributions allocated to prior years, (1) the applicable tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. U.S. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and U.S. Shareholders own, directly or indirectly, on any day during the taxable year of such non-U.S. entity, more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity. For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        If Ares Management, L.P. is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC for 30 consecutive days of such CFC's taxable year, each common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by Ares Management, L.P. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits (as determined for U.S. federal income tax purposes). These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC's Subpart F income allocated to such holder by Ares Management, L.P. without corresponding receipts of cash, and further may not benefit from capital gain treatment with respect to the portion of Ares Management, L.P.'s earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of Ares Management, L.P.'s shares of a CFC, and a U.S. Holder's tax basis in Ares Management, L.P.'s common units, will be increased to reflect any required Subpart F income inclusions. Such income may be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See "—Consequences to U.S. Holders of Common Units—General."

        Regardless of whether any CFC has Subpart F income, any gain allocated to a U.S. Holder from Ares Management, L.P.'s disposition of stock in a CFC will be treated as ordinary income to the extent of such holder's allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by Ares Management, L.P. that is treated as a CFC will not pass through to a U.S. Holder. Moreover, a portion of a U.S. Holder's gain from the sale or exchange of a U.S. Holder's common units may be treated as ordinary income based on their allocable share of the undistributed earnings and profits of any CFC of which Ares Management, L.P. is a U.S. shareholder at the time of such disposition.

        If a non-U.S. entity held by Ares Management, L.P. is classified as both a CFC and a PFIC during the time Ares Management, L.P. is a U.S. Shareholder of such non-U.S. entity, a U.S. Holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading "—Passive Foreign Investment Companies" above will not apply. If Ares Management, L.P.'s ownership percentage in a non-U.S. entity changes such that Ares Management, L.P. is not a U.S. Shareholder with respect to such non-U.S. entity, then common unitholders may be subject to the PFIC rules. The interaction of these rules is complex. U.S. Holders should consult their own advisers as to the consequences of the CFC and PFIC rules in their individual circumstances.

        It is expected that Ares Offshore Holdings, Ltd. will be a CFC subject to the above rules and as such, each U.S. Holder will be required to include in income its allocable share of Ares Offshore Holdings, Ltd.'s Subpart F income reported by Ares Management, L.P. Additionally, there may be other entities owned by Ares Management, L.P., or in which it holds an interest, that may be treated as CFCs subject to the rules above.

Investment Structure

        To manage Ares Management, L.P.'s affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in Ares Management, L.P.'s limited partnership agreement, Ares Management, L.P. may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of Ares Management, L.P.'s general partner. As common unitholders may be located in numerous taxing jurisdictions, there can be no assurance that any such investment structure will be beneficial to any or all common unitholders to the same extent, and may even impose additional tax burdens on some common unitholders. As discussed above, if the entity were a non-U.S. corporation, it may be considered a CFC or a PFIC subject to the rules described above. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to U.S. federal income tax, whether the entity is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions Applicable to U.S. Holders

        In addition to the U.S. federal income tax consequences described above, a U.S. Holder may be subject to potential U.S. state and local taxes where the holder is a resident for tax purposes or in which Ares Management, L.P. has interests or entities, conduct activities or otherwise derives income. A U.S. Holder may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which Ares Management, L.P. either invests, owns interests or entities, conducts activities or otherwise derives income. Income or gains from investments held by Ares Management, L.P. may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a U.S. Holder wishes to claim the benefit of an applicable income tax treaty, such U.S. Holder may be required to submit information to tax authorities in such jurisdictions. U.S. Holders should consult their own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in Ares Management, L.P. in their individual circumstances.

Allocations of Income and Gain to Transferors and Transferees

        In general, Ares Management, L.P.'s taxable items of income, gain, loss, deduction and credit will be determined and apportioned among common unitholders using conventions Ares Management, L.P. regards as consistent with applicable law. As a result of the application of such conventions, if a U.S. Holder transfers common units, the transferor and transferee may be allocated income, gain, loss, deduction or credit realized by Ares Management, L.P. either before or after the date of such transfer.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and loss between transferors and transferees of partnership interests, it is not clear that Ares Management, L.P.'s allocation method complies with all of the requirements of Section 706. If Ares Management, L.P.'s convention were determined by the IRS to be impermissible, the IRS might contend that Ares Management, L.P.'s taxable income or loss must be reallocated among the common unitholders. If such a contention were sustained, a U.S. Holder's tax liabilities might be adjusted, possibly resulting in an increase in overall tax due. Ares Management, L.P.'s general partner is authorized to revise Ares Management, L.P.'s method of allocation between transferors and transferees (as well as among common unitholders whose interests otherwise vary during a taxable period).

Special Considerations for Regulated Investment Companies

        A U.S. corporation that is treated as a RIC for U.S. federal income tax purposes (e.g., mutual funds) generally is required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under the Code to maintain its favorable U.S. federal income tax status. The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether Ares Management, L.P. will be treated as a qualifying publicly traded partnership (a "QPTP"). If Ares Management, L.P. is treated as a QPTP, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is relevant gross income for purposes of the 90% gross income test. If, however, Ares Management, L.P. is not treated as a QPTP, then the relevant assets are the RIC's allocable share of the underlying assets held by Ares Management, L.P. (and its subsidiary partnerships, to the extent such subsidiary partnerships are not themselves QPTPs)

and the relevant gross income is the RIC's allocable share of the underlying gross income earned by Ares Management, L.P. and its subsidiaries. Whether Ares Management, L.P. will qualify as a QPTP depends on the exact nature of its future investments, but Ares Management, L.P. does not expect to be treated as a QPTP initially. However, Ares Management, L.P. expects to operate such that at least 90% of the gross income from the underlying assets held by Ares Management, L.P. will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under "—Consequences to U.S. Holders of Common Units—General," Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in the common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes. This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are treated as RICs. U.S. Holders that are treated as RICs should consult their own tax advisers about the U.S. tax consequences of an investment in common units in their particular circumstances.

Special Considerations for U.S. Tax-Exempt Entities

        A tax-exempt partner of a partnership generally must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from a trade or business conducted by such partnership which is unrelated to the exempt function of the tax-exempt partner. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property).

        Ares Management, L.P. is under no obligation to minimize UBTI, and a U.S. Holder of the common units that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may be subject to "unrelated business income tax" to the extent, if any, that its allocable share of Ares Management, L.P.'s income consists of UBTI.

        This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are tax-exempt organizations. Such holders should consult their tax advisers regarding the tax consequences of an investment in common units in their particular circumstances.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

        In light of Ares Management, L.P.'s intended investment activities, it may be or may become engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of Ares Management, L.P.'s income would be treated as effectively connected with the conduct of a trade or business within the United States, or "ECI," with respect to non-U.S. Holders. If a non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in common units in such year, such non-U.S. Holder generally would be (1) subject to withholding by Ares Management, L.P. on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to Ares Management, L.P. and (3) required to pay U.S. federal income tax at the applicable U.S. federal income tax rates as if such non-U.S. Holder were a U.S. Holder on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. Holder's U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if Ares Management, L.P. were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

        To the extent Ares Management, L.P. receives dividends from a U.S. corporation through the Ares Operating Group entities and their investment vehicles, each non-U.S. Holder's allocable share of income from such dividends generally will be subject to U.S. withholding tax. Distributions may also be subject to withholding tax to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable, annual or periodical income under the Code. An exemption from, or a reduced rate of any such withholding may apply, by treaty or otherwise, if certain tax status information is provided by the applicable Non-U.S. Holder and any relevant conditions required under the Code and by the relevant tax treaty are satisfied. If such information is not provided, and a non-U.S. Holder would not be subject to U.S. tax based upon such holder's tax status or would be eligible for a reduced rate of U.S. withholding tax, such holder may need to take additional steps to receive a credit or refund of any excess withholding tax paid on such holder's account, which may include the filing of a non-resident U.S. income tax return with the IRS. If a non-U.S. Holder that is a foreign corporation fails to file a U.S. federal income tax return when required, such foreign corporation could lose the benefit of certain tax attributes, such as net operating loss carryforwards allocated to such foreign corporation by Ares Management, L.P. Among other limitations, if a non-U.S. Holder resides in a treaty jurisdiction which does not treat Ares Management, L.P. as a pass-through entity, a non-U.S. Holder may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on such holder's account. Non-U.S. Holders should consult their own tax advisers regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the United States., (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding interests in Ares Management, L.P. in connection with its U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S Holders should consult their own tax advisers regarding the application of these special rules in their individual circumstances.

Surtax on Unearned Income

        A 3.8% surtax is imposed on the "net investment income" of certain holders of common units who are U.S. citizens or resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally would include a holder's allocable share of Ares Management, L.P.'s net gains from dispositions of investment property and net income from interest and dividends, less deductions allocable to such income. In addition, "net investment income" may include gain from the sale, exchange or other taxable disposition of common units, less certain deductions. It is anticipated that a substantial portion of the net income and gain attributable to an investment in the common units will be included in a common unitholder's "net investment income" subject to this surtax. Common unitholders should consult their own tax advisers regarding the application of this surtax in their individual circumstances.

Administrative Matters

Taxable Year

        Ares Management, L.P. currently intends to use the calendar year as Ares Management, L.P.'s taxable year for U.S. federal income tax purposes. Under certain circumstances which Ares Management, L.P. currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        Ares Management, L.P.'s general partner will act as Ares Management, L.P.'s "tax matters partner." As the tax matters partner, the general partner will have the authority, subject to certain restrictions, to act on Ares Management, L.P.'s behalf in connection with any administrative or judicial review of Ares Management, L.P.'s items of income, gain, loss, deduction or credit.

Information Returns

        Ares Management, L.P. has agreed to furnish to each common unitholder, as soon as reasonably practicable after the close of each taxable year, tax information (including Schedule K-1), which describes on a U.S. dollar basis such holder's share of Ares Management, L.P.'s income, gain, loss, deduction and credit for Ares Management, L.P.'s preceding taxable year. It will most likely require longer than 90 days after the end of Ares Management, L.P.'s fiscal year to obtain the requisite information from all lower-tier entities. Consequently, common unitholders who are U.S. taxpayers or otherwise required to file U.S. tax returns should anticipate the need to file annually with the IRS (and, if applicable, certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each common unitholder generally is required to file U.S. tax returns consistently with the information provided by Ares Management, L.P. for the taxable year for all relevant tax purposes.

        In preparing this information, Ares Management, L.P. will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine such holder's share of income, gain, loss, deduction and credit. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to such holder's income or loss and could result in an increase in overall tax due.

        Ares Management, L.P. may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year's tax liability and possibly may result in an audit of such holder's own tax return. Any audit of such holder's tax return could result in adjustments not related to Ares Management, L.P.'s tax returns as well as those related to Ares Management, L.P.'s tax returns, and could result in an increase in overall tax due.

Tax Shelter Regulations

        If Ares Management, L.P. were to engage in a "reportable transaction," it (and possibly common unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in Ares Management, L.P. may be considered a "reportable transaction" if, for example, Ares Management, L.P. recognizes certain significant losses in the future. In certain circumstances, a common unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction.

        Moreover, if Ares Management, L.P. were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a common unitholder may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

        Common unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in Ares Management, L.P.

Constructive Termination

        Subject to the electing large partnership rules described below, Ares Management, L.P. will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Ares Management, L.P.'s capital and profits within a 12-month period.

        Ares Management, L.P.'s termination would result in the close of its taxable year for all of the common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending on Ares Management, L.P.'s year-end, the closing of Ares Management, L.P.'s taxable year may result in more than 12 months of Ares Management, L.P.'s taxable income or loss being includable in the holder's taxable income for the year of termination. Ares Management, L.P. would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if Ares Management, L.P. were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Ares Management, L.P. to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the common unitholders, and such Schedules K-1 would have to be provided to the common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Ares Management, L.P. from suffering a "technical termination" (which would close Ares Management, L.P.'s taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of Ares Management, L.P.'s total interests. It is possible Ares Management, L.P. might make such an election, if eligible. If Ares Management, L.P. makes such election, IRS audit adjustments will flow through to the common unitholders for the year in which the adjustments take effect, rather than the common unitholders in the year to which the adjustment relates. In addition, Ares Management, L.P., rather than the common unitholders individually, generally will be directly liable for any interest and penalties that result from an audit adjustment. Such interest and penalties would reduce the amount of cash available for distribution to common unitholders.

Withholding and Backup Withholding

        For each calendar year, Ares Management, L.P. will report to a common unitholder and the IRS the amount of distributions Ares Management, L.P. made to such holder and the amount of U.S. federal income tax (if any) that Ares Management, L.P. withheld on those distributions. The proper application to Ares Management, L.P. of certain rules for withholding applicable to certain dividends, interest and similar items is unclear. Because the documentation Ares Management, L.P. receives may not properly reflect the identities of partners at any particular time (in light of possible sales of the common units), Ares Management, L.P. may over-withhold or under-withhold with respect to a particular common unitholder. For example, Ares Management, L.P. may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of Ares Management, L.P.'s income was not properly allocable to such non-U.S. Holder, and the amount withheld should have been less than the actual amount withheld in which case such holder would be entitled to a credit against such holder's U.S. tax liability, but if the withholding exceeded such holder's U.S. tax liability, such holder would have to apply for a refund to obtain the benefit of the excess amount withheld. Similarly, Ares Management, L.P. may fail to withhold tax on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding tax should have been imposed. In that event, Ares Management, L.P. intends to pay the under-withheld amount to the IRS, and Ares Management, L.P. may treat such under-withholding amount as an expense that will be borne by all partners on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. Holder).

        Under the backup withholding rules, the common unitholders may be subject to backup withholding at the then-applicable rate with respect to distributions paid unless: (1) such holder is a corporation or comes within another exempt category and demonstrates this fact when required or (2) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding rules. If a common unitholder is an exempt holder, such holder should indicate such holder's exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN or similar IRS withholding certificate. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a common unitholder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund.

        If a common unitholder does not timely provide Ares Management, L.P. (or the clearing agent or other intermediary, as appropriate) with IRS Form W-9, W-8BEN, W-8BEN-E or similar IRS withholding certificate, as applicable, or such form is not properly completed, Ares Management, L.P. may become subject to U.S. backup withholding taxes in excess of what would have been imposed had Ares Management, L.P. received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by Ares Management, L.P. as an expense that will be borne by all common unitholders on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

FATCA Withholding Requirements

        Under FATCA, as well as final regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after June 30, 2014 or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2016 to (i) a foreign financial institution (which for these purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Common unitholders are encouraged to consult their own tax advisers regarding the possible implications of FATCA on their investment in the common units.

Nominee Reporting

        Persons who hold an interest, directly or indirectly, in Ares Management, L.P. as a nominee for another person are required to furnish to Ares Management, L.P.:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

  (c)
  the amount and description of the common units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to Ares Management, L.P. The nominee is also required to supply the beneficial owner of the common units with the information furnished to Ares Management, L.P. These reporting requirements are in addition to any other reporting requirements under the Code, including any possible FATCA reporting required as discussed above under "—FATCA Withholding Requirements."

New Legislation or Administrative or Judicial Action

        The U.S. federal income tax treatment of common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting Ares Management, L.P. or the common unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for Ares Management, L.P. to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes affect or cause Ares Management, L.P. to change its investments and commitments, affect the tax considerations of an investment in Ares Management, L.P., change the character or treatment of portions of Ares Management, L.P.'s income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in the common units. See "Risk Factors—Risks Related to U.S. Taxation—Legislation has been proposed that, if enacted, would subject us to U.S. federal income tax as a corporation on our net income which would materially increase our U.S. federal income tax liability, could materially reduce the amount available for distribution to common unitholders and would materially alter the tax considerations in connection with an investment in, the ownership of and the disposition of our common units" and "Risk Factors—Risks Related to U.S. Taxation—Legislation has been proposed that, if enacted, would tax certain common unitholders with respect to certain of our income and gains at increased rates. If such legislation, or similar legislation, were to be enacted, a substantial portion of our income, as well as gain from the disposition of common units, could be taxed at a higher rate to certain common unitholders." In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which Ares Management, L.P. operates could result in it or the common unitholders having to pay additional taxes. Our general partner's organizational documents and agreements permit our general partner to modify our partnership agreement from time to time, without the consent of the common unitholders, to address certain changes in U.S. federal and state income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the common unitholders.

        THE TAX MATTERS RELATING TO ARES MANAGEMENT, L.P. AND THE COMMON UNITHOLDERS ARE EXTREMELY COMPLEX, ARE SUBJECT TO VARYING INTERPRETATIONS AND ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES IN TAX LAW WILL VARY WITH A HOLDER'S PARTICULAR CIRCUMSTANCES.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE COMMON UNITS.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
J.P. Morgan Securities LLC	1,960,227
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,960,227
Goldman, Sachs & Co.	1,136,366
Morgan Stanley & Co. LLC	1,136,366
Wells Fargo Securities, LLC	1,136,366
Barclays Capital Inc.	568,181
Citigroup Global Markets Inc.	568,181
Credit Suisse Securities (USA) LLC	568,181
Deutsche Bank Securities Inc.	568,181
RBC Capital Markets, LLC	568,181
UBS Securities LLC	568,181
BMO Capital Markets Corp.	170,454
SunTrust Robinson Humphrey, Inc.	170,454
Keefe, Bruyette & Woods, Inc.	113,636
BNY Mellon Capital Markets, LLC	28,409
Houlihan Lokey Capital, Inc.	28,409
Imperial Capital, LLC	28,409
JMP Securities LLC	28,409
Mitsubishi UFJ Securities (USA), Inc.	28,409
SMBC Nikko Securities America, Inc.	28,409

Total	11,363,636

        Subject to the terms and conditions set forth in the underwriting agreement, each of the underwriters has agreed, severally and not jointly, to purchase all of the common units offered by us if they purchase any common units. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the offering may be terminated.

        The obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel and advisers.

Commissions and Discounts

        The underwriters propose to offer the common units included in this offering to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.57 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units from us.

	Per Common Unit	Without Option	With Option
Public offering price	$19.00	215,909,084	248,295,439
Underwriting discount	0.95	10,795,454	12,414,772
Proceeds, before expenses	18.05	205,113,630	235,880,667

        We estimate that the total expenses of this offering, payable by us, excluding underwriting discounts, will be approximately $25.3 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

Option to Purchase Additional Common Units

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,704,545 additional common units from us at the public offering price, less the underwriting discount, to cover overallotments, if any.

Lock-Up Restrictions

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (other than any registration statement on Form S-8 to register common units issued or available for future grant under our 2014 Equity Incentive Plan) under the Securities Act relating to, any of our common units or securities convertible into or exchangeable or exercisable for our common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common units or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common units or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus. See "Common Units Eligible for Future Sale—Lock-Up Arrangements."

        Our general partner, our general partner's directors and executive officers, our existing officers and existing owners (including the Strategic Investors) and certain other affiliates have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common units or any securities convertible into or exercisable or exchangeable for our common units (including, without limitation, common units or such other securities which may be deemed to be beneficially owned by such directors, executive officers, and in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our common units or any security convertible into or exercisable or exchangeable for our common units. See "Common Units Eligible for Future Sale—Lock-Up Arrangements."

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Listing

        Our common units have been approved for listing on the NYSE under the trading symbol "ARES."

Pricing of the Offering

        Prior to this offering, there has been no public market for our common units. The initial public offering price was determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price were:

  •
  our future prospects and those of our industry in general;

  •
  our revenues, earnings and other financial operating information in recent periods;

  •
  the general condition of the securities markets at the time of this offering;

  •
  an assessment of our management;

  •
  the price-earnings ratios, price revenues ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common units, or that the common units will trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the common units is completed, SEC rules may limit the underwriters from bidding for and purchasing our common units. However, the underwriters may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units from us described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. act as joint lead arrangers and joint bookrunners under the Credit Facility. In addition, under the Credit Facility, an affiliate of J.P. Morgan Securities LLC acts as administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. act as syndication agents and an affiliate of Wells Fargo Securities, LLC acts as documentation agent and affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., BNY Mellon Capital Markets, LLC and SMBC Nikko Securities America, Inc. are lenders. As described above under "Use of Proceeds," we intend to use a portion of the proceeds from this offering to partially repay outstanding borrowings under the Credit Facility. As a result, these affiliates will receive their proportionate share of any amount of the Credit Facility that is repaid with the proceeds of this offering.

        Under the New Credit Facility, an affiliate of J.P. Morgan Securities LLC acts as administrative agent, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent and affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., BNY Mellon Capital Markets, LLC and SMBC Nikko Securities America, Inc. are lenders.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

FINRA

        Because the Financial Industry Regulatory Authority, or FINRA, is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

  (a)
  "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

  (b)
  "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to

"professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

LEGAL MATTERS

        The validity of the common units being offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP has provided a tax opinion in connection with the common units being offered hereby. Proskauer Rose LLP has from time to time represented certain of the underwriters on unrelated matters. Certain legal matters relating to compliance with the Investment Company Act will be passed upon for us by Simpson Thacher & Bartlett LLP. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California, in connection with this offering. Latham & Watkins LLP has from time to time represented Ares and its affiliates on unrelated matters. The selling unitholder has been represented by Patton Boggs LLP, Denver, Colorado, in connection with this offering.

EXPERTS

        The combined and consolidated financial statements of Ares Holdings Inc. and Ares Investments LLC at December 31, 2013, 2012 and 2011 and each of the three years in the periods ended December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Ares Management, L.P. at December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the common units offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

        Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. You may obtain further information about the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the website maintained by the Commission. The address of this website is http://www.sec.gov.

        Upon effectiveness of the registration statement, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the Commission. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the Commission's website. We intend to furnish our common unitholders with annual reports containing combined and consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at http://www.aresmgmt.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our common units.

Report of Independent Registered Public Accounting Firm

The General Partner of Ares Management, L.P.:

        We have audited the accompanying statement of financial condition of Ares Management, L.P. (the "Company") as of December 31, 2013 and the related statement of cash flows and notes to financial statements for the period November 15, 2013 (Commencement of Operations) to December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ares Management, L.P. at December 31, 2013 and its cash flows for the period November 15, 2013 (Commencement of Operations) through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, CA
April 16, 2014

Ares Management, L.P.

Statement of Financial Condition

(Amounts in Dollars)

As of December 31, 2013
Assets
Cash	$350
Prepaid assets	650

Total assets	$1,000

Partners' Capital
Partners' capital	$1,000

Ares Management, L.P.

Statement of Cash Flows

For the period from November 15, 2013 (Commencement of Operations) through December 31,  2013

(Amounts in Dollars)

Financing Activities
Cash flows due to changes in financing activities:
Net increase in prepaid expenses	$(650)
Capital contributions	1,000

Net cash provided by financing activities	350

Net increase in cash and cash equivalents	350

Cash and cash equivalents, at commencement	—

Cash and cash equivalents, end of period	$350

ARES MANAGEMENT, L.P.

Notes to the Financial Statements

For the period from November 15, 2013 (Commencement of Operations)
through December 31, 2013

1. ORGANIZATION

        Ares Management L.P. (the "Partnership") was formed as a Delaware limited partnership on November 15, 2013 ("Commencement of Operations"). Pursuant to reorganizing into a holding partnership structure, the Partnership will become a holding partnership and its sole assets are expected to be an equity interest through wholly owned subsidiary entities in Ares Holdings, Inc., Ares Domestic Holdings Inc., Ares Offshore Holdings LLC, Ares Investments LLC and Ares Real Estate Holdings LLC (collectively, "Ares Operating Group"). The Partnership will be the sole general partner of Ares Operating Group and will operate and control all of the businesses and affairs of Ares Operating Group and, through Ares Operating Group and its subsidiaries, continue to conduct the business now conducted by these subsidiaries. Ares Management GP LLC is the general partner of the Partnership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The statement of financial condition, along with the accompanying statement of cash flows, have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations and changes in equity have not been presented in these financial statements because there has been no activity of this entity that would impact those statements.

3. PARTNERS' CAPITAL

        The limited partner of the Partnership contributed $1,000 to the Partnership on December 2, 2013.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members of Ares Holdings, Inc. and Ares Investments LLC:

        We have audited the accompanying combined and consolidated statements of financial condition of Ares Holdings, Inc. and Ares Investments LLC together with their subsidiaries (the "Company"), as of December 31, 2013, 2012 and 2011, and the related combined and consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of the Company as of December 31, 2013, 2012 and 2011, and the combined and consolidated results of their operations and comprehensive income and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, CA
March 14, 2014

Ares Holdings, Inc. and Ares Investments LLC

Combined and Consolidated Statements of Financial Condition

(Amounts in Thousands, Except Share Data)

	Unaudited Pro Forma	As of December 31,
	2013	2013	2012	2011
Assets
Cash and cash equivalents	$39,802	$89,802	$68,457	$34,422
Restricted cash and cash equivalents	13,344	13,344	9,051	9,174
Investments, at fair value	89,438	89,438	105,753	81,995
Performance fees receivable	137,682	137,682	102,330	54,850
Derivative assets, at fair value	1,164	1,164	1,567	2,438
Due from affiliates	108,920	108,920	68,545	59,970
Intangible assets, net	68,742	68,742	68,068	66,942
Goodwill	58,159	58,159	8,185	8,364
Other assets	73,600	73,600	49,613	45,118
Assets of Consolidated Funds:
Cash and cash equivalents	1,638,003	1,638,003	1,707,640	1,526,871
Restricted cash and cash equivalents	—	—	5,000	5,000
Investments, at fair value	20,823,338	20,823,338	21,734,983	21,391,239
Due from affiliates	2,010	2,010	79,448	4,290
Dividends and interest receivable	133,158	133,158	127,364	199,845
Receivable for securities sold	427,871	427,871	282,743	130,373
Derivative assets, at fair value	14,625	14,625	27,818	60,755
Other assets	25,528	25,528	49,312	53,289

Total assets	$23,655,384	$23,705,384	$24,495,877	$23,734,935

Liabilities
Debt obligations	$253,119	$153,119	$336,250	$205,000
Accounts payable, accrued expenses and other liabilities	67,486	67,486	41,154	43,322
Deferred tax liability, net	21,002	21,002	3,171	4,758
Performance fee compensation payable	295,978	295,978	227,797	251,601
Derivative liabilities, at fair value	2,907	2,907	3,784	139
Accrued compensation	132,917	132,917	26,290	76,598
Due to affiliates	32,690	32,690	20,341	16,649
Liabilities of Consolidated Funds:
Accounts payable, accrued expenses and other liabilities	95,839	95,839	85,094	77,938
Payable for securities purchased	945,115	945,115	1,101,728	339,534
Derivative liabilities, at fair value	75,115	75,115	59,466	61,602
Due to affiliates	2,695	2,695	907	367
Securities sold short, at fair value	1,633	1,633	18,847	—
Deferred tax liability, net	35,904	35,904	826	736
CLO loan obligations	11,774,157	11,774,157	9,818,059	8,573,101
Fund borrowings	2,070,598	2,070,598	4,512,229	4,969,823
Mezzanine debt	323,164	323,164	117,527	375,128

Total liabilities	16,130,319	16,030,319	16,373,470	14,996,296

Commitments and contingencies
Redeemable interest in Consolidated Funds	1,093,770	1,093,770	1,100,108	1,024,152
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751	40,751	30,488	21,807
Non-controlling interest in Consolidated Funds
Non-redeemable non-controlling interest in Consolidated Funds	5,691,874	5,691,874	6,019,267	6,365,995
Equity appropriated for Consolidated Funds	155,261	155,261	348,024	817,996

Non-controlling interest in Consolidated Funds	5,847,135	5,847,135	6,367,291	7,183,991

Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	—	167,731	130,835	154,134
Controlling interest in equity of AHI, AI and consolidated subsidiaries
Members' Equity	—	321,891	411,575	272,961
Common Stock (Common A shares, 50,000 authorized, 5,010 shares issued and outstanding, $0.001 par value)	—	0	0	0
Additional paid-in-capital	—	338,375	183,276	146,826
Retained earnings	—	(135,573)	(101,107)	(64,316)
Accumulated other comprehensive (loss)	—	985	(59)	(916)

Total controlling interest in equity of AHI, AI and consolidated subsidiaries	—	525,678	493,685	354,555

Non-controlling interests in Ares Operating Group	389,631	—	—	—
Controlling interests in Ares Management, L.P.	153,778	—	—	—

Total equity	6,390,544	6,540,544	6,991,811	7,692,680

Total liabilities, redeemable interest, non-controlling interests and equity	$23,655,384	$23,705,384	$24,495,877	$23,734,935

Ares Holdings, Inc. and Ares Investments LLC

Combined and Consolidated Statements of Operations

(Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Revenues
Management fees (includes ARCC Part I Fees of $110,511, $95,182, and $79,028 for the years ended December 31, 2013, 2012, and 2011, respectively)	$375,572	$249,584	$185,084
Performance fees	79,800	69,491	6,938
Other fees	23,283	14,971	14,943

Total revenues	478,655	334,046	206,965

Expenses
Compensation and benefits	333,902	288,719	200,784
Performance fee compensation	194,294	267,725	120,451
Consolidated Funds expenses	135,237	116,505	78,102
General, administrative and other expenses	138,464	85,582	68,575

Total expenses	801,897	758,531	467,912

Other income (expense)
Interest and other income	5,996	8,431	5,259
Interest expense	(9,475)	(8,679)	(5,953)
Debt extinguishment expense	(1,862)	(3,032)	(1,183)
Net realized gain (loss) on investments	(6,373)	6,662	(1,096)
Net change in unrealized appreciation (depreciation) on investments	15,095	(1,670)	(4,387)
Interest and other income of Consolidated Funds	1,236,037	1,406,593	1,425,711
Interest expense of Consolidated Funds	(534,431)	(449,377)	(327,959)
Debt extinguishment gain of Consolidated Funds	11,800	—	—
Net realized gain on investments of Consolidated Funds	64,382	1,794,412	1,040,530
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	414,714	(1,067,013)	(917,033)

Total other income	1,195,883	1,686,327	1,213,889

Income before taxes	872,641	1,261,842	952,942
Income tax expense	59,263	26,154	29,573

Net income	813,378	1,235,688	923,369

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	586,771	933,592	790,529
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in consolidated subsidiaries	46,125	81,450	35,492

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	$220,646	$97,348

Substantially all revenue is earned from affiliated funds of the Company. See accompanying notes.

Ares Holdings, Inc. and Ares Investments LLC

Combined and Consolidated Statements of Comprehensive Income

(Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Net income	$813,378	$1,235,688	$923,369

Other comprehensive income (loss):
Foreign currency translation adjustments	23,228	7,100	(14,776)

Other comprehensive income	23,228	7,100	(14,776)

Total comprehensive income	836,606	1,242,788	908,593

Less: comprehensive income attributable to non-controlling interests and redeemable interests in Consolidated Funds	608,601	939,666	776,018
Less: comprehensive income attributable to non-controlling interests and redeemable interests in consolidated subsidiaries	46,479	81,620	35,434

Comprehensive income attributable to controlling interests	$181,526	$221,502	$97,141

Ares Holdings, Inc. and Ares Investments LLC

Combined and Consolidated Statements of Changes in Equity

(Amounts in Thousands)

	Controlling interest in equity of AHI, AI and consolidated subsidiaries						Consolidated Funds
	Members' Equity	Common Stock (A shares)	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-controlling interest in AHI, AI and consolidated subsidiaries	Equity Appropriated for Consolidated Funds	Non-Redeemable Non-Controlling Interest in Consolidated Funds	Total Equity
Balance at January 1, 2011	$325,861	$0	$132,925	$(14,545)	$(709)	$174,429	$699,675	$6,645,972	$7,963,608
Acquisition of new Consolidated Funds	—	—	—	—	—	—	225,420	197,413	422,833
Contributions	—	—	13,215	—	—	4,547	—	552,380	570,142
Distributions	(100,663)	—	—	(99,300)	—	(58,985)	—	(1,659,816)	(1,918,764)
Net income	47,819	—	—	49,529	—	35,086	(98,712)	630,046	663,768
Currency translation adjustment	—	—	—	—	(207)	(54)	(8,387)	—	(8,648)
Equity compensation	(56)	—	686	—	—	(889)	—	—	(259)

Balance at December 31, 2011	$272,961	$0	$146,826	$(64,316)	$(916)	$154,134	$817,996	$6,365,995	$7,692,680

Acquisition of new Consolidated Funds	—	—	—	—	—	—	27,772	—	27,772
Contributions	—	—	—	—	—	—	—	1,505,489	1,505,489
Distributions	(4,904)	—	—	(114,243)	—	(111,594)	—	(3,087,968)	(3,318,709)
Net income	143,193	—	—	77,452	—	78,159	(501,235)	1,235,751	1,033,320
Currency translation adjustment	—	—	—	—	857	168	3,491	—	4,516
Equity compensation	325	—	36,450	—	—	9,968	—	—	46,743

Balance at December 31, 2012	$411,575	$0	$183,276	$(101,107)	$(59)	$130,835	$348,024	$6,019,267	$6,991,811

Membership interests in AI and AH issued in connection with AREA purchase, net of offering costs	3,440	—	21,784	—	—	—	—	—	25,224
Allocation of contributions in excess of carrying value of net assets attributable to AREA purchase	(851)	—	(5,389)	—	—	5,986	—	—	(254)
Issuance of Class D units, net of offering costs	—	—	—	—	—	241,735	—	—	241,735
Allocation of contributions in excess of carrying value of net assets attributable to Class D units	45,226	—	128,732	—	—	(177,416)	—	—	(3,458)
Deferred tax liabilities arising from allocation of contributions	—	—	(12,296)	—	—	(12,171)	—	—	(24,467)
Contributions in non-redeemable non-controlling interest in Consolidated Funds	—	—	—	—	—	—	—	1,094,604	1,094,604
Distributions	(232,604)	—	—	(113,764)	—	(69,173)	—	(2,086,321)	(2,501,862)
Net income (loss)	94,840	—	—	85,642	—	43,674	(194,050)	642,897	673,003
Currency translation adjustment	—	—	—	—	1,044	341	1,287	21,427	24,099
Revaluation of redeemable equity	—	—	—	(6,344)	—	(2,092)	—	—	(8,436)
Equity compensation	265	—	22,268	—	—	6,012	—	—	28,545

Balance at December 31, 2013	$321,891	$0	$338,375	$(135,573)	$985	$167,731	$155,261	$5,691,874	$6,540,544

Ares Holdings, Inc. and Ares Investments LLC

Combined and Consolidated Statements of Cash Flows

(Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$813,378	$1,235,688	$923,369
Adjustments to reconcile net income to net cash provided by operating activities:
Equity compensation expense	28,836	51,987	20,949
Depreciation and amortization	49,532	14,177	19,568
Debt extinguishment costs	1,862	3,032	1,183
Net realized (gain) loss on investments	6,373	(6,662)	1,096
Net change in unrealized (appreciation) depreciation on investments	(15,095)	1,670	4,387
Receipt of non-cash interest income and dividends from investments	(8)	(39)	—
Allocable to non-controlling interests in Consolidated Funds:
Receipt of non-cash interest income and dividends from investments	(15,940)	(72,907)	(79,091)
Realized gain on debt extinguishment	(11,800)	—	—
Net realized (gain) on investments	(64,382)	(1,794,412)	(1,040,530)
Amortization of original issue and market discount of investments	(20,946)	(169,446)	(167,629)
Net change in unrealized (appreciation) depreciation on investments	(414,714)	1,067,013	917,033
Investments purchased	(15,131,893)	(10,549,510)	(8,833,886)
Cash proceeds from sale or pay down of investments	16,647,411	12,620,593	11,304,581
Investments purchased	(54,417)	(42,431)	(58,221)
Cash proceeds from sale of investments	79,790	58,785	11,440
Cash flows due to changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(4,292)	123	(9,174)
(Increase) decrease in performance fees receivable and payable, net	32,825	(71,284)	(13,548)
(Increase) decrease in due from and due to affiliates, net	(1,306)	(11,311)	(13,222)
(Increase) decrease in other assets	(13,524)	(9,318)	(22,647)
Increase (decrease) in accrued compensation and benefits	100,806	(50,308)	15,354
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(11,415)	3,612	11,702
Net (increase) decrease in deferred taxes	17,575	(1,587)	(371)
Allocable to non-controlling interest in Consolidated Funds:
Change in cash and cash equivalents held at Consolidated Funds	71,995	(142,737)	(233,439)
Change in other assets and receivables held at Consolidated Funds	(1,566)	(154,735)	53,730
Change in other liabilities and payables held at Consolidated Funds	85,807	767,928	(323,342)

Net cash provided by operating activities	2,174,892	2,747,921	2,489,292

Cash flows from investing activities:
Acquisitions, net of cash acquired	(50,317)	—	(10,557)
Purchase of furniture, equipment and leasehold improvements, net	(12,055)	(3,515)	(4,799)
Purchases of intangible assets	—	(9,398)	(27,068)

Net cash used in investing activities	(62,372)	(12,913)	(42,424)

Financing activities:
Proceeds from issuance of debt obligations	157,200	204,250	65,000
Repayments of debt obligations	(368,000)	(73,000)	(4,322)
Capital contributions, net of offering costs	245,183	—	—
Capital distributions	(420,189)	(230,612)	(258,949)
Allocable to non-controlling interest in Consolidated Funds:
Contributions from non-controlling interest holders in Consolidated Funds	1,094,604	1,505,489	579,705
Distributions to non-controlling interest holders in Consolidated Funds	(2,229,690)	(3,213,672)	(2,028,115)
Borrowings under loan obligations by Consolidated Funds	4,365,172	2,714,334	1,136,024
Repayments under loan obligations by Consolidated Funds	(4,958,205)	(3,614,891)	(1,975,494)

Net cash used in financing activities	(2,113,925)	(2,708,102)	(2,486,151)

Effect of exchange rate changes and translation	22,750	7,129	(14,756)

Net increase (decrease) in cash and cash-equivalents	21,345	34,035	(54,039)
Cash and cash-equivalents, beginning of period	68,457	34,422	88,461

Cash and cash-equivalents, end of period	$89,802	$68,457	$34,422

Supplemental information:
AHI, AI and consolidated subsidiaries
Cash paid during the period for interest	$8,160	$—	$5,081
Cash paid during the period for income taxes	$23,021	$18,502	$22,522
Consolidated Funds
Cash paid during the period for interest	$222,421	$128,442	$143,919
Cash paid during the period for income taxes	$6	$15,063	$—
Non-cash increase in assets and liabilities:
Stock issuance in connection with business combinations	$21,847	$—	$20,720

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The accompanying combined and consolidated financial statements include the results of two affiliated entities, Ares Holdings, Inc. ("AHI") and Ares Investments LLC ("AI"), which directly or indirectly hold controlling interests in Ares Management LLC ("AM LLC") and Ares Investments Holdings LLC ("AIH LLC"), as well as their wholly owned subsidiaries (collectively the "Company" or "Ares"). Ares Partners Management Company LLC ("APMC") directs the operations of AHI and AI through its controlling ownership interest of approximately 50.1% and 70.3%, respectively, in each entity. The remaining ownership of AHI and AI is shared among various minority non-control oriented strategic investment partners, whose financial interest in the consolidated and combined results are reflected as non-controlling interests in consolidated subsidiaries.

        AM LLC is a leading global alternative asset management firm that operates four distinct but complementary investment groups: the Tradable Credit Group, Direct Lending Group, Private Equity Group and Real Estate Group. Information about segments should be read together with Note 16, "Segment Reporting." Subsidiaries of AM LLC serve as the general partners and/or investment managers to various investment funds within each investment group (the "Ares Funds"), which are generally organized as pass-through entities. Such subsidiaries provide investment advisory services to the Ares Funds in exchange for management fees. In addition, AM LLC consolidates the following foreign operating subsidiaries: Ares Management Limited ("Ares London") and Ares Asia Management (HK), Ltd.

        AIH LLC is a holding company that primarily holds carried interest and co-investment interests in partnerships and other investment vehicles managed directly or indirectly by Ares.

        In addition, certain Ares-affiliated funds, related co-investment entities and certain collateralized loan obligations ("CLOs") (collectively, the "Consolidated Funds") managed by AM LLC and its wholly owned subsidiaries have been consolidated in the accompanying financial statements for the periods presented pursuant to U.S. generally accepted accounting principles ("U.S. GAAP") as described in Note 2, "Summary of Significant Accounting Policies." Including the results of the Consolidated Funds significantly increases the reported amounts of the assets, liabilities, revenues, expenses and cash flows of the Company; however, the Consolidated Funds results included herein have no direct effect on the net income attributable to controlling interests or on total controlling equity. Instead, economic ownership interests of the investors in the Consolidated Funds are reflected as non-controlling interests in Consolidated Funds and as equity appropriated for Consolidated Funds in the accompanying combined and consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, the Company consolidates (a) entities in which it holds a majority voting interest or has majority ownership and control over the operational, financial and investing decisions of that entity, including Ares-affiliates and affiliated funds and co-investment entities, for which the Company is the general partner and is presumed to have control, and (b) entities that the Company concludes are variable interest entities ("VIEs"), including

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

limited partnerships in which the Company has a nominal economic interest and CLOs for which the Company is deemed to be the primary beneficiary.

        With respect to the Consolidated Funds, which typically represent limited partnerships and single member limited liability companies, the Company earns a fixed management fee based on invested capital or a derivation thereof, and a performance fee based upon the investment returns in excess of a stated benchmark or hurdle rate. Additionally, the Company, as the general partner, generally has operational discretion and control, and limited partners have no substantive rights to impact ongoing governance and operating activities of the fund, including the ability to remove the general partner or liquidate the partnership, also known as kick-out rights. As a result, a fund should be consolidated unless the Company has a less than significant level of equity at risk. To the extent that the Company's equity at risk is less than significant in a given fund and it has no obligation to fund any future losses, the fund is typically considered a VIE as described below. In these cases, the fund investors are generally deemed to be the primary beneficiaries, and the Company does not consolidate the fund. In cases where the Company's equity at risk is deemed to be significant, the fund is generally not considered to be a VIE, and the Company will generally consolidate the fund unless the limited partners are granted substantive kick-out rights.

        Variable Interest Model.    The Company consolidates entities that are determined to be VIEs where the Company is deemed to be the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity's business and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation rules, which were revised effective January 1, 2010, require an analysis to determine whether (i) an entity in which the Company holds a variable interest is a VIE and (ii) the Company's involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related fees), would give the Company a controlling financial interest. The consolidation rules may be deferred for VIEs if the VIE and the reporting entity's interest in VIE meet deferral conditions set forth in ASC 810-10-65-2. Certain limited partnerships meet the deferral conditions as: (a) the limited partnerships generally have all the attributes of an investment company, (b) the Company does not have the obligation to fund losses of the limited partnership and (c) the limited partnership is not a securitization, asset-backed financing entity or qualifying special purpose vehicle. Where a VIE qualifies for the deferral of the consolidation rules, the analysis is based on consolidation rules prior to January 1, 2010. These rules require an analysis to determine (i) whether an entity in which the Company holds a variable interest is a VIE and (ii) whether the Company's involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related fees) would be expected to absorb a majority of the variability of the entity. Under either guideline, the Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders the conclusion at each reporting date. In evaluating whether the Company is the primary beneficiary, the Company evaluates its direct and indirect economic interests in the entity. The consolidation analysis is generally performed qualitatively; however, if the primary beneficiary is not readily determinable, a quantitative assessment may also be performed. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties' equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and (6) estimating cash flows in evaluating which member within the equity group absorbs a majority of the expected losses and hence would be deemed the primary beneficiary.

        As of December 31, 2013, 2012 and 2011, assets of consolidated VIEs reflected in the Combined and Consolidated Statements of Financial Condition were $14.2 billion, $14.1 billion and $12.6 billion, respectively, and are presented within "Assets of Consolidated Funds." As of December 31, 2013, 2012 and 2011, liabilities of consolidated VIEs reflected in the Combined and Consolidated Statements of Financial Condition were $13.1 billion, $12.4 billion and $10.7 billion, respectively, and are presented within "Liabilities of Consolidated Funds." The holders of the consolidated VIEs' liabilities do not have recourse to the Company other than to the assets of the consolidated VIEs. The assets and liabilities of the consolidated VIEs are comprised primarily of investment securities and loans payable, respectively. All significant inter-company transactions and balances have been eliminated in consolidation.

        Certain funds that have historically been consolidated in the financial statements are no longer consolidated because they were: (a) liquidated as of December 31, 2013, (b) the Company no longer holds a majority voting interest or (c) the Company is no longer deemed to be the primary beneficiary of the VIEs as it has no economic interest, no obligation to absorb losses and no rights to receive benefits from the VIEs.

Equity Appropriated for Consolidated Funds

        As of December 31, 2013, 2012 and 2011, the Company consolidated 35, 29 and 24 CLOs, respectively. CLOs are investment vehicles created for the sole purpose of issuing collateralized loan obligations. Upon consolidation, the Company elected the fair value option for eligible liabilities to mitigate accounting mismatches between the carrying value of the assets and liabilities. The Company accounts for the excess in fair value of assets over liabilities upon initial consolidation of funds as an increase in equity appropriated for Consolidated Funds. During 2013, the Company did not acquire any CLO management contracts. During 2012, the Company acquired management contracts for two CLOs which were subsequently consolidated with the Company's results. This consolidation created an additional $27.8 million of equity appropriated for the Consolidated Funds. During 2011, the Company acquired management contracts for six CLOs that resulted in an additional $225.4 million of equity appropriated for the Consolidated Funds.

        The loan obligations issued by the CLOs are backed by diversified collateral asset portfolios and by structured debt or equity. In exchange for managing the collateral for the CLOs, the Company earns management fees, including, in some cases, senior and subordinated management fees, and in some cases, contingent performance fees. In cases where the Company earns fees from a fund that it consolidates with the CLOs, those fees have been eliminated as intercompany transactions. At December 31, 2013, 2012 and

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2011, the Company held $64.2 million, $46.5 million and $52.0 million of investments in these CLOs, respectively, which represents its maximum exposure to loss. The maximum exposure to loss represents the Company's total investment in these entities. The Company's holdings in these CLOs are generally subordinated to other interests in the entities and entitle the Company to receive a pro rata portion of the residual cash flows, if any, from the entities. Investors in the CLOs generally have no recourse against the Company for any losses sustained in the capital structure of each CLO.

Investments in Non-Consolidated Variable Interest Entities

        The Company holds interests in certain VIEs that are not consolidated because the Company is not deemed the primary beneficiary. The Company's interest in such entities generally is in the form of direct equity interests and fixed fee arrangements. The maximum exposure to loss represents the potential loss of assets by the Company relating to these non-consolidated entities. The Company's interests and the Consolidated Funds' interests in these non-consolidated VIEs and their respective maximum exposure to loss relating to non-consolidated VIEs are as follows:

	As of December 31,
	2013	2012	2011
Maximum exposure to loss attributable to the Company's investment in non-consolidated VIEs	$12,366	$10,377	$13,809
Maximum exposure to loss attributable to Consolidated Funds' investments in non-consolidated VIEs	$96,223	$24,734	$—

Basis of Accounting

        The accompanying financial statements are prepared in accordance with U.S. GAAP. Management has determined that the Company's Consolidated Funds are investment companies under U.S. GAAP for the purposes of financial reporting. U.S. GAAP for an investment company requires investments to be recorded at fair value and the unrealized appreciation (depreciation) in an investment's fair value is recognized on a current basis in the Combined and Consolidated Statements of Operations. Additionally, the Consolidated Funds do not consolidate their majority-owned and controlled investments in portfolio companies. In the preparation of these combined and consolidated financial statements, the Company has retained the specialized accounting guidance for the Consolidated Funds under U.S. GAAP.

        All of the investments held and CLO loan obligations issued by the Consolidated Funds are presented at their estimated fair values in the Company's Combined and Consolidated Statements of Financial Condition. The excess of the CLO assets over the CLO liabilities upon consolidation is reflected in the Company's Combined and Consolidated Statements of Financial Condition as equity appropriated for Consolidated Funds. Net income attributable to the investors in the CLOs is included in net income (loss) attributable to non-controlling interests in consolidated entities in the Combined and Consolidated Statements of Operations and equity appropriated for Consolidated Funds in the Combined and Consolidated Statements of Financial Condition.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties

        In the normal course of business, the Company encounters significant credit and market risk. Credit risk is the risk of default on investments in debt securities, loans and derivatives that result from a borrower's or derivative counterparty's inability or unwillingness to make required or expected payments. Credit risk is enhanced in situations where the Company or a Consolidated Fund is investing in distressed assets or unsecured or subordinate loans or in securities that are a material part of its respective business. Market risk reflects changes in the value of investments due to changes in interest rates, credit spreads or other market factors.

        The Company also makes investments outside of the United States. These non-U.S. investments are subject to the same risks associated with U.S. investments as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, difficulties in managing the investments, potentially adverse tax consequences and the burden of complying with a wide variety of foreign laws.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management's estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. These assumptions and estimates require management to exercise judgment in the process of applying the Company's accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on performance fee revenue and performance fee compensation involve a higher degree of judgment and complexity, and these assumptions and estimates may be significant to the combined and consolidated financial statements. Actual results could differ from these estimates and such differences could be material. Certain comparative amounts for prior periods have been reclassified to conform with the current year's presentation.

Business Combinations

        The Company accounts for business combinations using the acquisition method of accounting, under which the purchase price of the acquisition is allocated to the identifiable assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date. Any excess of the purchase consideration over the acquisition date fair value of the net identifiable assets acquired and liabilities assumed is recognized as goodwill. Contingent consideration obligations that are elements of consideration transferred are recognized as of the acquisition date as part of the fair value transferred in exchange for the acquired business. Acquisition-related costs incurred in connection with a business combination are expensed as incurred.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

        The Company's finite-lived intangible assets consist of contractual rights to earn future management fees and performance fees from investment funds it acquires. Finite-lived intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from approximately 1 to 10 years. Finite-lived intangible assets arise from the Company's acquisition of management contracts, which provide the right to receive future fee income. The purchase price is treated as an intangible asset and is amortized over the life of the contracts. Amortization is included as part of general, administrative and other expense in the Combined and Consolidated Statements of Operations.

        The Company tests goodwill annually for impairment. If, after assessing qualitative factors, the Company believes that it is more likely than not that the fair value of the reporting unit is less than its carrying value, the Company will use a two-step process to evaluate impairment. The first step compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of any potential impairment, compares the implied fair value of the reporting unit with the carrying amount of goodwill.

        The Company also tests goodwill for impairment in other periods if an event occurs or circumstances change such that is more likely than not to reduce the fair value of the reporting unit below its carrying amounts. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including the Company's interpretation of current economic indicators and market valuations, and assumptions about the Company's strategic plans with regard to its operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates.

        Goodwill is not amortized and is not deductible for income tax purposes.

Redeemable Interests in AHI, AI and Consolidated Subsidiaries

        Redeemable non-controlling interests in AHI, AI and consolidated subsidiaries represent the collective membership interest in AHI and AI granted to professionals of the Company in connection with the Company's acquisition of Indicus Advisors, LLP ("Indicus") during 2011. This membership interest may be redeemed for a cash payment subject to certain performance conditions and are entitled to receive income allocations in proportion to their ownership. For more information, please see Note 14, "Equity Compensation Expense."

Non-Controlling Interests in Consolidated Entities

        Non-controlling interests in consolidated entities represent the component of equity in consolidated entities attributable to third-party investors. These interests are adjusted for general partner allocations and by subscriptions and redemptions in funds that occur during the reporting period. Non-controlling interests related to funds can be subject to quarterly or monthly redemption by investors in these funds following the expiration of a specified period of time (typically one year), or may be withdrawn subject to a redemption fee during the period when capital may not be withdrawn. For limited partners that have been granted redemption rights in such Consolidated Funds, amounts are presented as redeemable interest in Consolidated Funds within the Combined and Consolidated Statements of Financial Condition. When

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

non-redeemable amounts become contractually payable to investors, they are classified as a liability of the Consolidated Funds in the Combined and Consolidated Statements of Financial Condition.

Investments

        Investments include (a) investments held by AIH LLC and (b) investments held by the Consolidated Funds.

        AIH LLC reflects its investments at fair value. The Company has retained the specialized investment company accounting guidance under U.S. GAAP with respect to its investments. Thus, the consolidated investments are reflected in the Combined and Consolidated Statements of Financial Condition at fair value, with unrealized appreciation (depreciation) resulting from changes in fair value reflected as a component of net change in unrealized appreciation (depreciation) on investments in the Combined and Consolidated Statements of Operations. Fair value is the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e. the exit price). The Consolidated Funds reflect their investments at fair value. The Company has retained the specialized investment company accounting guidance under U.S. GAAP for the Consolidated Funds. Thus, the consolidated investments are reflected in the Combined and Consolidated Statements of Financial Condition at fair value, with unrealized appreciation (depreciation) resulting from changes in fair value reflected as a component of net change in unrealized appreciation (depreciation) on investments in the Combined and Consolidated Statements of Operations. Fair value is the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price).

Cash and Cash Equivalents

        Cash and cash equivalents for the Company includes liquid investments in money market funds and demand deposits. Cash and cash equivalents held at Consolidated Funds represent cash that, although not legally restricted, is not available to support the general liquidity needs of the Company, as the use of such amounts is generally limited to the investment activities of the Consolidated Funds. As the servicer to certain real estate investments, certain subsidiaries of the Company collect escrow deposits from borrowers to ensure the borrowers' obligations are met. These escrow deposits are represented as restricted cash and cash equivalents for the Company and are offset by escrow cash liability within accounts payable, accrued expenses and other liabilities in the Combined and Consolidated Statements of Financial Condition. Restricted cash for the Consolidated Funds represents cash that is legally segregated according to the underlying fund agreements. At December 31, 2013, 2012 and 2011, the Company had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. The Company monitors the credit standing of these financial institutions.

Derivative Instruments

        The Company recognizes all derivatives as either assets or liabilities in the Combined and Consolidated Statements of Financial Condition and measures them at fair value.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fixed Assets

        Fixed assets consist of furniture, fixtures and equipment, leasehold improvements, and computer hardware and software and are recorded at cost, less accumulated depreciation and amortization.

Management Fees

        Management fees are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value ("NAV"), net investment income, total assets or par value of the investment portfolios managed by the Company. Principally all management fees are earned from affiliated funds of the Company. The contractual terms of management fees vary by fund structure and investment strategy.

        Management fees also include a quarterly performance fee on the investment income ("ARCC Part I Fees") from Ares Capital Corporation ("ARCC"), a publicly traded business development company registered under the Investment Company Act of 1940 and managed by a subsidiary of the Company. ARCC Part I Fees are equal to 20.0% of its net investment income, (before ARCC Part I Fees and incentive fees payable based on capital gains), subject to a fixed "hurdle rate" of 1.75% per quarter, or 7.0% per annum. No fee is recognized until ARCC's net investment income exceeds a 1.75% hurdle rate, with a "catch-up" provision that serves to ensure the Company receives 20% of ARCC's net investment income from the first dollar earned. Such fees from ARCC are classified as management fees as they are paid quarterly, predictable and recurring in nature, not subject to repayment (or clawback) and cash settled each quarter. Management fees are recognized as revenue in the period advisory services are rendered, subject to the Company's assessment of collectability.

        Tradable Credit Group long-only funds:    Management fees generally range from 0.45% to 0.65% annually of principal par plus cash or the NAV. The funds in the leveraged loan funds strategy have an average management contract term of 12.5 years, and the fee ranges generally remain unchanged at the end of the re-investment period. The funds in the high-yield strategy generally represent open-ended managed accounts, which typically do not include investment period termination or management contract expiration dates. The funds may provide for management fee rate decreases as the NAV of the funds exceeds certain negotiated amounts.

        Tradable Credit Group alternative funds:    Management fees generally range from 0.50% to 1.75% annually of NAV, gross asset value, committed capital or invested capital. The funds in the multi-strategy credit strategy generally include open-ended or managed account structures which typically do not include investment period termination or management contract expiration dates. The funds in the special situations strategy are comprised of closed end funds with investment period termination or management contract termination dates and managed accounts, which do not include investment period termination or management contract termination dates. For certain closed end funds in this strategy, following the expiration or termination of the investment period the management fees step down to 1.00% of the aggregate adjusted cost of unrealized portfolio investments. The funds in this strategy have an average management contract term of 9.2 years.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Direct Lending Group funds:    Management fees generally range from 0.75% to 2.0% annually of invested capital, NAV, or total assets. Following the expiration or termination of the investment period the management fees, for certain closed end funds and managed accounts in this strategy step down to generally between 0.50% and 1.50% of the aggregate cost or market value of the portfolio investments. In addition, management fees include the ARCC Part I Fees. The funds in this strategy have an average management contract term of 10.2 years.

        Private Equity Group funds:    Management fees generally range from 1.50% to 2.00% annually of invested capital, stockholders' equity or total capital commitments during the investment period. The management fees for such funds generally step down to between 0.75% and 1.125% of the aggregate cost basis of unrealized portfolio investments following the earlier to occur of: (i) the expiration or termination of the investment period or (ii) the launch of a successor fund. The funds in this strategy have an average management contract term of 12.5 years.

        Real Estate Group funds:    Management fees generally range from 0.50% to 1.50% annually of invested capital or total capital commitments. Following the expiration or termination of the investment period the basis on which management fees are earned, for certain closed end funds, managed accounts, and co-investment vehicles in this strategy, changes from committed capital to invested capital with no change in the management fee rate. The funds in this strategy have an average management contract term of 9.6 years.

        Management fees were $375.6 million, $249.6 million and $185.1 million, respectively, for the years ended December 31, 2013, 2012 and 2011, including ARCC Part I Fees of $110.5 million, $95.2 million and $79.0 million, respectively.

Performance Fees

        Performance fees are based on certain specific hurdle rates as defined in the applicable investment management agreements or governing documents. Substantially all performance fees are earned from affiliated funds of the Company. Performance fees are recorded on an accrual basis to the extent such amounts are contractually due.

        The Company has elected to adopt Method 2 of ASC 605-20, Revenue Recognition ("ASC 605") for revenue based on a formula. Under this method, the Company records revenue when it is entitled to performance-based fees, subject to certain hurdles or benchmarks. Performance-based fees are assessed as a percentage of the investment performance of the fund. The performance fees for any period are based upon an assumed liquidation of the fund's net assets on the reporting date, and distribution of the net proceeds in accordance with the fund's income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund's cumulative investment returns. As presented below, the terms of performance fees vary by fund structure and investment strategy; furthermore, the Company is not eligible to receive performance fees from every fund that it manages.

        Tradable Credit Group long-only funds:    Performance fees generally represent 10% to 20% of each incentive eligible fund's profits, subject to a preferred return of approximately 7% to 12% per annum.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Tradable Credit Group alternative funds:    Performance fees generally represent 10% to 30% of each incentive eligible fund's profits, subject to a preferred return of approximately 5% to 9% per annum.

        Direct Lending Group funds:    Performance fees generally represent 10% to 20% of each incentive eligible fund's profits or cumulative realized capital gains (net of realized capital losses and unrealized capital depreciation), subject to a preferred return of approximately 5% to 8% per annum.

        Private Equity Group funds:    Performance fees represent 20% of each incentive eligible fund's profits, subject to a preferred return of approximately 8% per annum.

        Real Estate Group funds:    Performance fees generally represent 10% to 25% of each incentive eligible fund's profits, subject to a preferred return of approximately 8% to 10% per annum.

        Performance fees receivable is presented separately in the Combined and Consolidated Statements of Financial Condition and represents performance fees recognized but not yet collected. The timing of the payment of performance fees due to the general partner or investment manager varies depending on the terms of the applicable fund agreements. As of December 31, 2013, the Company had no accrued clawback obligations that would need to be paid if the funds were liquidated at their current fair values at that date.

Other Fees

        The Company also provides administrative services to certain of its affiliated funds that are reported within other fees. These fees are recognized as revenue in the period administrative services are rendered. These fees are generally based on expense reimbursements that represent the portion of overhead and other expenses incurred by certain Operations Management Group professionals directly attributable to the fund, but may also be based on a fund's net asset value, for certain funds domiciled outside the U.S.

        Deal fees include special fees such as consulting fees, advisory fees, closing fees, transaction fees and similar fees paid to the Company in connection with portfolio investments of the Consolidated Funds. These fees are specific to particular transactions and the contractual terms of the portfolio investments and are recognized when earned as specified in certain limited partnership agreements.

Investment Income (Loss)

        Investment income (loss) represents the unrealized and realized appreciation (depreciation) resulting from the investments of AIH LLC and the Consolidated Funds. Investment income (loss) is realized when the Company redeems all or a portion of its investment or when the Company receives cash income, such as dividends or distributions. Unrealized investment income (loss) results from changes in the fair value of the underlying investment as well as the reversal of unrealized appreciation (depreciation) at the time an investment is realized.

Performance Fee Compensation

        The Company has agreed to pay a portion of the performance fees earned from certain funds, including income from Consolidated Funds that is eliminated in consolidation, to investment and non-investment professionals. Depending on the nature of each fund, the performance fee allocation may

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be structured as a fixed percentage subject to vesting based on continued employment or service (generally over a period of five years) or as an annual award that is fully vested for the particular year. Other limitations may apply to performance fee allocation as set forth in the applicable governing documents of the fund or award documentation. Performance fee compensation is recognized in the same period that the related performance fee is recognized. Performance fee compensation can be reversed during periods when there is a decline in performance fees that were previously recognized.

        Performance fee compensation payable represents the amounts payable to professionals who are entitled to a proportionate share of performance fees in one or more funds. The liability is calculated based upon the changes to realized and unrealized performance fees but not payable until the performance fee itself is realized.

Interest and Other Income

        Interest and other income is recognized on an accrual basis to the extent that such amounts are expected to be collected. Interest income earned by the Company was $0.4 million, $2.6 million and $1.8 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in interest and other income in the accompanying Combined and Consolidated Statements of Operations. For the three years ended December 31, 2013, 2012 and 2011, interest income of the Consolidated Funds was $1.1 billion, $1.3 billion and $1.3 billion, respectively, and is included in interest and other income of Consolidated Funds in the accompanying Combined and Consolidated Statements of Operations.

Equity-Based Compensation

        Equity-based compensation expense represents expenses associated with the granting of: (a) direct and indirect profit interests in the Company; (b) put options to sell certain interests at a minimum value; and (c) purchase (or call) options to acquire additional membership interests in the Company.

        Equity-based compensation expense is determined based on the fair value of the respective equity award on the grant date and is recognized on a straight-line basis over the requisite service period, with a corresponding increase in additional paid in capital. Equity-based compensation expense is adjusted, as necessary, for actual forfeitures so as to reflect expenses only for the portion of the award that ultimately vests. The Company estimated the fair value of the purchase option as of the grant date using an option pricing model.

        Equity-based compensation expense is presented within compensation and benefits in the Combined and Consolidated Statements of Operations.

Compensation and Benefits

        Compensation generally includes salaries and bonuses. Bonuses are accrued over the service period to which they relate. All payments made to the Company's partners are accounted for as distributions on the equity held by such partners rather than as employee compensation.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        A substantial portion of the Company's earnings flow through to owners of the Company without being subject to entity level income taxes. Consequently, a significant portion of the Company's earnings reflects no provision for income taxes except those for foreign, city and local income taxes incurred at the entity level. A portion of the Company's operations is held through AHI, which is a U.S. corporation for tax purposes. Because AHI is a U.S. corporation, its income is subject to U.S. federal, state and local income taxes and certain of its foreign subsidiaries are subject to foreign income taxes (for which a foreign tax credit can generally offset U.S. corporate taxes imposed on the same income). A provision for corporate level income taxes imposed on AHI's earnings is included in the Company's tax provision. The Company's tax provision also includes entity level income taxes incurred by certain affiliated funds and co-investment entities that are consolidated in these financial statements.

        Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized as income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities are reflected on a net basis in the Combined and Consolidated Statements of Financial Condition.

        The Company analyzes its tax filing positions in all U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, it recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized. The amount of unrecognized tax benefits (UTBs) is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. The Company recognizes both accrued interest and penalties, where appropriate, related to UTBs in general, administrative and other expense.

        Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under U.S. GAAP. The Company reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

Foreign Currency

        The U.S. dollar is the Company's functional currency; however, certain transactions of the Company may not be denominated in U.S. dollars. Foreign exchange appreciation (depreciation) arising from these transactions are recognized within interest and other income in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2013, 2012 and 2011, the Company

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized $(0.6) million, $0.1 million and $(0.6) million, respectively, in transaction gains (losses) related to foreign currencies revaluation.

        In addition, the combined and consolidated results include certain foreign subsidiaries and Consolidated Funds that use functional currencies other than the U.S. dollar. Assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rates as of the reporting date. Income and expense and gain and loss transactions denominated in foreign currencies are translated into U.S. dollars monthly using the average exchange rates during the respective transaction period. Translation adjustments resulting from this process are recorded to foreign currency translation gains (losses) in accumulated other comprehensive income.

Depreciation and Amortization

        Depreciation and amortization expense is recognized on a straight-line method over an asset's estimated useful life, which for leasehold improvements is the lesser of the lease terms and the life of the asset, and for other fixed assets is between three and seven years. Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income (loss) and other appreciation (depreciation) affecting members' capital that, under U.S. GAAP, are excluded from net income (loss). The Company's other comprehensive income (loss) is comprised of foreign currency translation adjustments.

Recent Accounting Pronouncements

        In May 2011, FASB issued Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). ASU 2011-04 amends FASB ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), largely to create a uniform framework to improve the comparability of applying fair value measurements presented and disclosed in financial statements made in accordance with U.S. GAAP and International Financial Reporting Standards. The update clarifies FASB's intent regarding the application of existing requirements, expands the disclosure requirements, and amends certain requirements for measuring fair value to achieve convergence. The Company adopted this guidance as of January 1, 2012, and the adoption did not have a material impact on its financial statements. The Company has included the additional disclosures required by this guidance in Note 5, "Fair Value."

        In June 2011, FASB amended its guidance on the presentation of comprehensive income. This guidance eliminates the option to report other comprehensive income and its components in the Combined and Consolidated Statements of Changes in Equity. An entity may elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements. Each component of net income and of other comprehensive income needs to be displayed under either alternative. In December 2011, the FASB issued a final standard to defer the new requirement to present components of reclassifications of

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

other comprehensive income on the face of the Combined and Consolidated Statements of Operations. The Company has adopted this guidance as of January 1, 2012, and has included a separate statement of comprehensive income for the years ended December 31, 2013, 2012 and 2011 in the accompanying combined and consolidated financial statements.

        In September 2011, FASB amended its guidance for testing goodwill for impairment by allowing an entity to use a qualitative approach to test goodwill for impairment. The amended guidance, included in ASU 2011-08, "Testing Goodwill for Impairment" is effective for the Company for its annual reporting periods beginning after December 15, 2011. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted this guidance on July 31, 2012, the date of annual impairment testing. The amended guidance did not have a material impact on the Company's financial statements.

        In December 2011, FASB amended its guidance for offsetting financial instruments. The amended guidance, included in ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, is effective for the Company for its annual reporting periods beginning on or after January 1, 2013. The amended guidance requires additional disclosure about netting arrangements to enable financial statement users to evaluate the effect or potential effect of such arrangements on an entity's financial position. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In January 2013, FASB issued guidance to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarify that the scope of guidance issued in December 2011 to enhance disclosures around financial instrument and derivative instruments that are either (a) offset or (b) subject to a master netting agreement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In February 2013, FASB issued guidance on reporting amounts reclassified out of accumulated other comprehensive income ("AOCI"), which requires entities to disclose additional information about reclassification adjustments, including changes in AOCI balances by component and significant items reclassified out of AOCI. The guidance is effective for the Company beginning January 1, 2013 and is to be applied prospectively. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In June 2013, FASB issued guidance to clarify the characteristics of an investment company and to provide guidance for assessing whether an entity is an investment company. Consistent with existing guidance for investment companies, all investments are to be measured at fair value including non-controlling ownership interests in other investment companies. There are no changes to the current requirements relating to the retention of specialized accounting in the consolidated financial statements of a non-investment company parent. The guidance is effective for interim and annual periods beginning after December 15, 2013 and early application is prohibited. Adoption is not expected to have a material impact on the Company's financial statements.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In July 2013, FASB issued guidance to eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. Under the new guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carry forward, with exceptions as defined. The guidance does not require new recurring disclosures. The guidance applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists at the reporting date. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The guidance should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company is in the process of evaluating the impact that this guidance will have on its combined and consolidated financial statements.

        In January 2014, FASB amended its guidance to allow the use of the simplified hedge accounting approach to account for swaps that are entered into for the purpose of economically converting a variable-rate borrowing into a fixed-rate borrowing. Alternatively, that entity may continue to follow the current guidance in ASC Topic 815: Derivatives and Hedging. The amendments in this update allow the swap to be measured at its settlement value instead of fair value when applying the simplified hedge accounting approach. The guidance is effective for interim and annual periods beginning after December 15, 2014. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

3. GOODWILL AND INTANGIBLE ASSETS

Asset Acquisitions

        On July 1, 2010, AM LLC acquired three collateral management contracts from a U.S. based CLO asset manager ("CLO Manager A") for $4.4 million. The purchase price was recorded as an intangible asset and is allocated pro rata based on the asset bases of the funds and amortized over the lives of the collateral management contracts. The weighted average amortization period was reduced to 54 months due to the impairment recorded in 2013. For the years ended December 31, 2013, 2012 and 2011, amortization expense was $1.6 million of which $0.9 million relates to impairment, $0.5 million, and $0.5 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations.

        On April 19, 2011, Ares London acquired a collateral management contract from a London-based CLO asset manager ("CLO Manager B") for €8.0 million, or the U.S. dollar equivalent of $11.4 million at the purchase date. Ares London had also recorded acquisition related costs of a total £0.3 million, or the U.S. dollar equivalent of $0.5 million at the purchase date. The purchase price and acquisition costs were recorded as intangible assets and are being amortized over the life of the management fee contract, which is reduced to 64 months due to the impairment recorded in 2013. For the years ended December 31, 2013, 2012 and 2011, amortization expense was $5.6 million of which $4.4 million relates to impairment, $0.9 million and $0.6 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

3. GOODWILL AND INTANGIBLE ASSETS (Continued)

        During the third quarter of 2011 and the second quarter of 2012, AM LLC acquired five management contracts from a U.S. based CLO asset manager ("CLO Manager C") for $24.5 million under purchase agreements dated April 7, 2011 and April 27, 2012. The purchase price, which was comprised of payments of approximately $15.6 million in 2011 and approximately $9.4 million in 2012, was recorded as an intangible asset. AM LLC had also recorded a total of $0.6 million acquisition related costs as an intangible asset. These assets are amortized over the lives of the management fee contracts. The weighted average amortization period was reduced to 44 months due to the impairment recorded in 2013. For the years ended December 31, 2013, 2012 and 2011, amortization expense was $14.9 million, of which $11.4 million relates to impairment, $3.4 million and $0.7 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations.

Business Combinations

        On August 8, 2011, AM LLC purchased the assets of Wrightwood Capital LLC ("Wrightwood") for $4.0 million payable $2.0 million at closing and $1.0 million on each anniversary thereafter plus future contingent payments if certain fee paying assets under management targets are met through December 31, 2016. Under the terms of the purchase agreement, a subsidiary of AM LLC became the investment manager of Wrightwood's legacy funds. The Company recorded $3.3 million of the purchase price as an intangible asset in the Combined and Consolidated Statements of Financial Condition. For the years ended December 31, 2013, 2012 and 2011, amortization expense was $0.7 million, $0.9 million and $0.3 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations. The remaining $0.7 million of the purchase price was allocated to the identifiable fixed assets.

        In November 2011, AM LLC acquired Indicus Advisors, LLP ("Indicus"). AM LLC acquired a total of $34.9 million in estimated intangible assets as part of the acquisition, consisting of seven collateral asset management contracts and Indicus' investor list, representing its potential to raise new funds from the existing Indicus investor base. For the years ended December 31, 2013, 2012 and 2011, amortization expense was $5.4 million, $3.0 million and $0.3 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations. For the year ended December 31, 2013, $1.0 million of amortization expense represents impairment of purchase price.

        Based on the excess of purchase price compared to fair values ascribed to the existing assets acquired and liabilities assumed in the Indicus acquisition, AM LLC recorded approximately $8.4 million of the purchase price to goodwill.

        On July 1, 2013, the Company purchased a 35.0% ownership interest in AREA Sponsor Holdings, LLC and a 100.0% ownership interest in AREA Management Holdings, LLC ("AREA"), a global real estate investment and asset manager headquartered in New York, for approximately $130.1 million, comprised of cash, notes, membership interests in AI and AH and the assumption of debt.

        The acquisition resulted in an increase in goodwill of $50.0 million and an increase in finite-lived intangible assets of $35.1 million, primarily comprising contractual rights to earn future fee income, with the remaining $44.6 million of the purchase price allocated to the identifiable assets and liabilities. For the

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

3. GOODWILL AND INTANGIBLE ASSETS (Continued)

year ended December 31, 2013, the Company recognized amortization expense of $6.2 million related to the intangible assets acquired, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations.

        There were no impairments of goodwill recorded as of December 31, 2013, 2012 and 2011.

        The following table summarizes the carrying value for the Company's intangible assets as of:

	As of December 31,
	2013	2012	2011
Finite-lived intangible assets	$114,855	$79,458	69,613
Less accumulated amortization	(46,113)	(11,390)	(2,671)

Finite-lived intangible assets, net	68,742	68,068	66,942
Goodwill	58,159	8,185	8,364

Total intangible assets and goodwill, net	$126,901	$76,253	75,306

Finite-Lived Intangible Assets, Net

        Intangible assets, net represents the fair value in excess of carrying value related to the acquisition of management contracts and $4.6 million of intangible assets that relate to customer lists, or the future benefit of managing new assets for existing clients as a result of the Indicus acquisition.

        The following table summarizes the carrying value, net of accumulated amortization, for the Company's intangible assets:

	As of December 31,
	2013	2012	2011
Indicus	$34,937	$34,937	$34,937
CLO Manager C	25,032	25,032	15,635
CLO Manager B(1)	12,160	11,863	11,415
CLO Manager A	4,358	4,358	4,358
Wrightwood	3,268	3,268	3,268
AREA	35,100	—	—

Total intangible assets acquired	$114,855	$79,458	$69,613
Less accumulated amortization	$(46,113)	$(11,390)	$(2,671)

Intangible assets, net	$68,742	$68,068	$66,942

(1)
Intangibles relating to CLO Manager B are recorded in Pounds Sterling and are translated at spot rate at each reporting date.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

3. GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization expense associated with intangible assets was $34.4 million, $8.7 million and $2.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is presented within general, administrative and other expenses within the Combined and Consolidated Statements of Operations.

        At December 31, 2013, future annual amortization of finite-lived intangible assets for the years ending 2014 through 2018 is estimated to be:

Year	Amortization
2014	$23,646
2015	19,101
2016	8,634
2017	5,353
2018	3,063

        During 2013, the Company evaluated for impairment certain intangible assets associated with acquired contractual rights to earn future management fees and performance fees in its Tradable Credit Group. The Company determined the fair value of these intangibles based on expected future cash flow of the contracts. In 2013, the reduction in useful lives of the contracts as well as the change in the discount rate reduced expected future cash flow. As a result, the Company recorded an impairment of $17.6 million to reduce the carrying value of the intangibles to their estimated fair value.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

4. INVESTMENTS

        Investments are comprised of (a) the investments held by AIH LLC at fair value and (b) investments held by the Consolidated Funds at fair value.

        Investments held by AIH are summarized below:

	Fair value at December 31,			Fair value as a percentage of total investments at December 31,
Security Description:	2013	2012	2011	2013	2012	2011
Private Investment Partnership Interests:
Ares Commercial Real Estate Corporation	$—	$—	$6,437	—	—	7.9%
Ares Credit Strategies Fund II, L.P.	1,998	1,862	1,376	2.2%	1.8%	1.7%
Ares ELIS VI Credit Opps Co-Invest LLC	—	—	7,239	—	—	8.8%
Ares Strategic Investment Partners III, L.P.	2,714	2,388	2,078	3.0%	2.3%	2.5%
Ares Corporate Opportunities Fund, L.P.(1)	1,009	1,504	3,006	1.1%	1.4%	3.7%
Ares Special Situations Fund III, L.P.(1)	24,253	15,942	17,674	27.2%	15.1%	21.5%
Ares Enhanced Loan Investment Strategy IX, L.P.	512	—	—	0.6%	—	—
Ares Europe CSF Fund (C) LP	301	—	—	0.3%	—	—
Ares Multi-Strategy Credit Fund V (H), L.P.	1,022	—	—	1.1%	—	—
AREA European Property Enhancement Program L.P.	1,735	—	—	1.9%	—	—
AREA Sponsor Holdings LLC	31,560	—	—	35.4%	—	—
Resolution Life L.P.	21,846	—	—	24.4%	—	—
Ares Strategic Real Estate Program—HHC, LLC	1,227	—	—	1.4%	—	—

Total private investment partnership interests (cost: $68,580, $19,914, and $37,774 at December 31, 2013, 2012 and 2011, respectively)	$88,177	$21,696	$37,810	98.6%	20.6%	46.1%

Common Stock
Ares Capital Corporation	—	50,048	44,185	—	47.2%	53.9%
Ares Commercial Real Estate Corporation	—	32,840	—	—	31.1%	—
Ares Multi-Strategy Credit Fund, Inc.	89	—	—	0.1%	—	—

Total common stock (cost: $100, $79,036, and $39,786 at December 31, 2013, 2012 and 2011, respectively)	$89	$82,888	$44,185	0.1%	78.3%	53.9%

Corporate Bond
Ares Commercial Real Estate Corporation Convertible Senior Notes	1,172	1,169	—	1.3%	1.1%	—

Total corporate bond (cost: $1,150, $1,150, and $0 at December 31, 2013, 2012 and 2011, respectively)	$1,172	$1,169	$—	1.3%	1.1%	—

Total investments (cost: $69,830, $100,100 and $77,560 at December 31, 2013, 2012 and 2011, respectively)	$89,438	$105,753	$81,995	100.0%	100.0%	100.0%

(1)
Security represents the sole underlying investment within an investment partnership.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

4. INVESTMENTS (Continued)

        Investments held in the Consolidated Funds are summarized below:

	Fair value at December 31,			Fair value as a percentage of total investments at December 31,
	2013	2012	2011	2013	2012	2011
United States:
Fixed income securities:
Consumer discretionary	$4,146,611	$6,092,986	$6,938,166	20.0%	27.9%	32.5%
Consumer staples	338,735	327,374	355,670	1.6%	1.5%	1.7%
Energy	535,857	428,522	527,169	2.6%	2.0%	2.5%
Financials	544,879	469,049	215,996	2.6%	2.2%	1.0%
Healthcare, education and childcare	1,176,418	1,435,325	1,103,134	5.6%	6.6%	5.2%
Industrials	2,038,390	2,023,982	1,763,422	9.8%	9.2%	8.3%
Information technology	542,377	804,450	499,916	2.6%	3.7%	2.3%
Materials	463,864	459,201	628,864	2.2%	2.1%	2.9%
Telecommunication services	1,153,691	1,098,503	1,075,640	5.5%	5.1%	5.0%
Utilities	222,410	325,782	322,661	1.1%	1.5%	1.5%

Total fixed income securities (cost: $11,071,982, $13,457,320 and $13,628,260 at December 31, 2013, 2012 and 2011, respectively)	$11,163,232	$13,465,174	$13,430,638	53.6%	61.8%	62.9%

Equity securities:
Consumer discretionary	2,505,521	1,743,884	1,575,098	12.1%	8.0%	7.5%
Consumer staples	201,059	146,169	—	1.0%	0.7%	—
Energy	193,946	158,717	157,220	1.0%	0.7%	0.7%
Financials	6,172	152,397	157,976	0.0%	0.7%	0.7%
Healthcare, education and childcare	296,817	278,500	132,871	1.5%	1.3%	0.6%
Industrials	134,544	167,629	240,386	0.6%	0.8%	1.1%
Materials	31	21	391,418	0.0%	0.0%	1.8%
Telecommunication services	51,921	43,136	107,901	0.2%	0.2%	0.5%
Utilities	—	—	98,054	—	—	0.5%

Total equity securities (cost: $2,733,448, $2,525,796, and $1,980,838 at December 31, 2013, 2012 and 2011, respectively)	$3,390,011	$2,690,453	$2,860,924	16.4%	12.4%	13.4%

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

4. INVESTMENTS (Continued)

	Fair value at December 31,			Fair value as a percentage of total investments at December 31,
	2013	2012	2011	2013	2012	2011
Europe:
Fixed income securities:
Consumer discretionary	$1,858,364	$1,650,419	$1,645,961	8.9%	7.6%	7.8%
Consumer staples	175,440	144,198	170,491	0.8%	0.7%	0.8%
Energy	4,906	9,215	33,239	0.0%	0.0%	0.2%
Financials	322,355	180,730	100,716	1.5%	0.8%	0.5%
Healthcare, education and childcare	410,726	325,224	343,676	2.0%	1.5%	1.6%
Industrials	485,243	528,267	536,050	2.3%	2.4%	2.5%
Information technology	140,976	147,744	48,617	0.7%	0.7%	0.2%
Materials	328,867	211,702	132,935	1.6%	1.0%	0.6%
Telecommunication services	944,800	883,525	711,583	4.5%	4.1%	3.3%
Utilities	37,001	49,532	27,472	0.2%	0.2%	0.1%

Total fixed income securities (cost: $4,747,808, $4,303,168 and $4,221,103 at December 31, 2013, 2012 and 2011, respectively)	$4,708,678	$4,130,557	$3,750,740	22.5%	19.0%	17.6%

Equity securities:
Consumer discretionary	10,686	601	19,980	0.1%	0.0%	0.1%
Consumer staples	668	—	494	0.0%	—	—
Financials	—	—	1,903	—	—	0.0%
Healthcare, education and childcare	28,607	9,212	21,135	0.1%	0.0%	0.1%
Industrials	8,595	11,058	—	0.0%	0.1%	—
Information technology	—	43	—	—	0.0%	—
Materials	773	13,446	209	0.0%	0.1%	0.0%
Telecommunication services	1,524	2,279	—	0.0%	0.0%	—

Total equity securities (cost: $83,277, $52,885 and $46,560 at December 31, 2013, 2012 and 2011, respectively)	$50,853	$36,639	$43,721	0.2%	0.2%	0.2%

Asia and other:
Fixed income securities:
Consumer discretionary	$43,538	$70,881	$35,252	0.2%	0.3%	0.2%
Energy	—	127	272	—	0.0%	0.0%
Financials	456,463	452,259	797,323	2.2%	2.1%	3.7%
Healthcare, education and childcare	14,556	22,756	28,652	0.1%	0.1%	0.1%
Information Technology	22,012	—	—	0.1%	—	—
Materials	15,885	—	—	0.1%	—	—
Telecommunication services	81,978	70,311	—	0.4%	0.3%	—

Total fixed income securities (cost: $593,188, $549,670 and $824,639 at December 31, 2013, 2012 and 2011, respectively)	$634,432	$616,334	$861,499	3.1%	2.8%	4.0%

Equity securities:
Consumer staples	77,572	—	—	0.4%	—	—
Financials	—	6,011	—	—	0.0%	—
Healthcare, education and childcare	23,493	23,493	23,493	0.1%	0.1%	0.1%
Materials	52,947	56,948	69,586	0.3%	0.3%	0.3%
Utilities	4,724	—	—	0.0%	—	—

Total equity securities (cost: $135,631, $81,544 and $76,439 at December 31, 2013, 2012 and 2011, respectively)	$158,736	$86,452	$93,079	0.8%	0.4%	0.4%

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

4. INVESTMENTS (Continued)

	Fair value at December 31,			Fair value as a percentage of total investments at December 31,
	2013	2012	2011	2013	2012	2011
Canada:
Fixed income securities:
Consumer discretionary	$121,132	$142,757	$93,490	0.6%	0.7%	0.4%
Energy	87,469	174,841	66,903	0.4%	0.8%	0.3%
Healthcare, education and childcare	104,464	59,989	—	0.5%	0.3%	—
Industrials	16,331	22,431	7,007	0.1%	0.1%	0.0%
Materials	—	2	2,633	—	0.0%	0.0%
Telecommunication services	142,374	126,624	78,324	0.7%	0.6%	0.4%

Total fixed income securities (cost: $480,231, $535,229 and $246,124 at December 31, 2013, 2012 and 2011, respectively)	$471,770	$526,644	$248,357	2.3%	2.5%	1.1%

Equity securities:
Consumer discretionary	892	1,043	3,725	0.0%	0.0%	0.0%
Energy	51,187	55,762	50,755	0.2%	0.3%	0.2%

Total equity securities (cost: $75,256, $62,784 and $57,761 at December 31, 2013, 2012 and 2011, respectively)	$52,079	$56,805	$54,480	0.2%	0.3%	0.2%

Australia:
Fixed income securities:
Consumer discretionary	$203	$—	$—	0.0%	—	—
Industrials	99,376	78,784	10,074	0.5%	0.4%	0.0%
Telecommunication services	—	24,091	18,103	—	0.1%	0.1%
Utilities	68,513	13,481	12,108	0.3%	0.1%	0.1%

Total fixed income securities (cost: $169,831, $121,013 and $45,302 at December 31, 2013, 2012 and 2011, respectively)	$168,092	$116,356	$40,285	0.8%	0.6%	0.2%

Equity Securities:
Telecommunication services	16,102	—	—	0.1%	—	—
Utilities	9,353	9,570	7,516	0.0%	0.0%	0.0%

Total equity securities (cost: $30,140, $13,382 and $13,382 at December 31, 2013, 2012 and 2011, respectively)	$25,455	$9,570	$7,516	0.1%	0.0%	0.0%

Total fixed income securities	$17,146,204	$18,855,064	$18,331,519	82.3%	86.7%	85.8%

Total equity securities	$3,677,134	$2,879,919	$3,059,720	17.7%	13.3%	14.2%

Total Investments, at fair value	$20,823,338	$21,734,983	$21,391,239	100.0%	100.0%	100.0%

Securities sold short, at fair value	$(1,633)	$(18,847)	$—

        At December 31, 2013, 2012 and 2011, no single issuer or investment, including derivative instruments and underlying portfolio investments of the Consolidated Funds, had a fair value that exceeded 5.0% of the Company's total consolidated assets.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE

        U.S. GAAP establishes a hierarchal disclosure framework which prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market observability. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

        Financial assets and liabilities measured and reported at fair value are classified as follows:

  •
  Level I—Quoted unadjusted prices for identical instruments in active markets to which the Company has access at the date of measurement.

  •
  Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are directly or indirectly observable. Level II inputs include prices in markets for which there are few transactions, prices that are not current, prices for which little public information exists or prices that vary substantially over time or among brokered market makers. Other inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates.

  •
  Level III—Model-derived valuations for which one or more significant inputs are unobservable. These inputs reflect the Company's assessment of the assumptions that market participants use to value the investment based on the best available information.

        In some instances, an instrument may fall into different levels of the fair value hierarchy. In such instances, the instrument's level within the fair value hierarchy is based on the lowest of the three levels (with Level III being the lowest) that is significant to the fair value measurement. The Company's assessment of the significance of an input requires judgment and considers factors specific to the instrument. The Company accounts for the transfer of assets into or out of each fair value hierarchy level as of the beginning of the reporting period.

Investment / Liability Valuations

        The valuation techniques used by the Company to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques applied to the Consolidated Funds and AIH LLC vary depending on the nature of the investment.

        CLO loan obligations:    The Company has elected the fair value option to measure the CLO loan obligations at fair value as the Company has determined that measurement of the loan obligations issued by the CLOs at fair value better correlates with the value of the assets held by the CLOs, which are held to provide the cash flows for the note obligations.

        The fair value of CLO liabilities is estimated based on various valuation models of third party pricing services as well as internal models. The valuation models generally utilize discounted cash flows and take into consideration prepayment and loss assumptions, based on historical experience and projected

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

performance, economic factors, the characteristics and condition of the underlying collateral, comparable yields for similar securities and recent trading activity. These securities are classified as Level III.

        Corporate debt, bonds, bank loans, securities sold short and derivative instruments:    The fair value of corporate debt, bonds, bank loans, securities sold short and derivative instruments is estimated based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs. These investments are generally classified within Level II. The Company obtains prices from independent pricing services that generally utilize broker quotes and may use various other pricing techniques which take into account appropriate factors such as yield, quality, coupon rate, maturity, type of issue, trading characteristics and other data. If the pricing services are only able to obtain a single broker quote or utilize a pricing model, such securities will be classified as Level III. If the pricing services are unable to provide prices, the Company will attempt to obtain one or more broker quotes directly from a dealer, price such securities at the last bid price obtained and classify such securities as Level III.

        Equity and equity-related securities:    Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation. To the extent these securities are actively traded and valuation adjustments are not applied, they are classified as Level I. Securities that trade in markets that are not considered to be active but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs obtained by the Company from independent pricing services are classified as Level II.

        Partnership interests:    In accordance with ASU 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent), the Company generally values its investments using the net asset value per share equivalent calculated by the investment manager as a practical expedient to determining an independent fair value or estimates based on various valuation models of third-party pricing services, as well as internal models. Such valuations are classified as Level II to the extent the investments are currently redeemable; if the investments are subject to a lock-up period, they are classified as Level III.

        Certain investments of AIH and the Consolidated Funds are valued at NAV per share of the fund. In limited circumstances, the Company may determine, based on its own due diligence and investment procedures, that NAV per share does not represent fair value. In such circumstances, the Company will estimate the fair value in good faith and in a manner that it reasonably chooses, in accordance with the requirements of GAAP. However, for the years ended December 31, 2013, 2012 and 2011, the Company believes that NAV per share represents the fair value of the investments.

        The substantial majority of the Company's comingled funds are closed-ended, and accordingly, do not permit investors to redeem their interest other than in limited circumstances that are beyond the control of the Company, such as instances in which retaining the limited partnership interest could cause the limited partner to violate a law, regulation or rule. Investors in open-ended and evergreen funds generally have the right to withdraw their capital, subject to the terms of the respective limited partnership agreements, over periods ranging from one month to three years. In addition, separately managed investment vehicles for a single investor may allow such investors to terminate the fund at the discretion of the investor pursuant to the terms of the applicable constituent documents of such vehicle.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        A side pocket can be used by funds to separate investments that may lack a readily ascertainable value, are illiquid or are subject to liquidity restrictions. For each of the periods presented, the Company did not have any side pockets for any of the funds.

        In the absence of observable market prices, the Company values Level III investments using consistent valuation methodologies, typically market- or income-based approaches. The main inputs into the Company's valuation model for Level III securities include earnings multiples (based on the historical earnings of the issuer) and discounted cash flows. The Company may also consider original transaction price, recent transactions in the same or similar instruments, completed third-party transactions in comparable instruments and other liquidity, credit and market risk factors. The quarterly valuation process for Level III investments begins with each investment or loan being valued by the investment or valuation teams. The valuations are then reviewed and approved by the valuation committee, which consists of senior members of the investment team and other senior managers. All Level III investment values are ultimately approved by the valuation committees and designated investment professionals. For certain investments, the valuation process also includes a review by independent valuation parties, at least annually, to determine whether the fair values determined by management are reasonable. Results of the valuation process are evaluated each quarter, including an assessment of whether the underlying calculations should be adjusted. In connection with this process, the Company evaluates changes in fair-value measurements from period to period for reasonableness, considering items such as industry trends, general economic and market conditions and factors specific to the investment.

        Certain Level III assets are valued using prices obtained from brokers or pricing vendors. The Company obtains an average of one to two broker non-binding quotes. The Company seeks to obtain at least one quote directly from a broker making a market for the asset and one price from a pricing vendor for each security or similar securities. These investments are classified as Level III because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustment for investment-specific factors or restrictions. Generally, the Company does not adjust any of the prices received from these sources but material prices are reviewed against the Company's valuation models with a limited exception for securities that are deemed to have no value. The Company evaluates the prices obtained from brokers and pricing vendors based on available market information, including trading activity of the subject or similar securities or by performing a comparable security analysis to ensure that fair values are reasonably estimated. The Company may also perform back-testing of valuation information obtained from brokers and pricing vendors against actual prices received in transactions to validate pricing discrepancies. In addition to on-going monitoring and back-testing, the Company performs due diligence procedures over pricing vendors to understand their methodology and controls to support their use in the valuation process and to ensure compliance with required accounting disclosures.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

Fair Value of Financial Instruments Held by the Company and Consolidated Funds

        The table below summarizes the valuation of investments and other financial instruments by fair value hierarchy levels as of December 31, 2013:

Investments of the Company

	Level I	Level II	Level III	Total
Investments, at fair value
Equity securities	$89	$—	$—	$89
Bonds	—	1,172	—	1,172
Partnership interests	—	—	88,177	88,177

Total investments, at fair value	89	1,172	88,177	89,438

Derivative assets, at fair value
Forward foreign currency contracts	—	247	—	247
Purchased option contracts	—	917	—	917

Total derivative assets, at fair value	—	1,164	—	1,164

Total	$89	$2,336	$88,177	$90,602

Derivative liabilities, at fair value
Forward foreign currency contracts	—	$(1,653)	—	$(1,653)
Interest rate contracts	—	(1,254)	—	(1,254)

Total derivative liabilities, at fair value	$—	$(2,907)	$—	$(2,907)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The table below summarizes the valuation of investments and other financial instruments by fair value hierarchy levels as of December 31, 2013:

Investments of Consolidated Funds

	Level I	Level II	Level III	Total
Investments, at fair value
Equity securities	$166,535	$482,568	$2,958,232	$3,607,335
Bonds	—	1,576,942	2,052,984	3,629,926
Loans	—	11,868,584	1,058,635	12,927,219
Collateralized loan obligations	—	65,405	515,534	580,939
Partnership interests	—	—	41,001	41,001
Other	—	34,546	2,372	36,918

Total investments, at fair value	166,535	14,028,045	6,628,758	20,823,338

Derivative assets, at fair value
Interest rate contracts	—	8	—	8
Credit contracts	—	2,651	—	2,651
Equity contracts	—	179	—	179
Foreign exchange contracts	—	8,652	—	8,652
Other financial instruments	—	—	3,135	3,135

Total derivative assets, at fair value	—	11,490	3,135	14,625

Total	$166,535	$14,039,535	$6,631,893	$20,837,963

Derivative liabilities, at fair value
Forward foreign currency contracts	$—	$(38,594)	$(899)	$(39,493)
Written options	—	(34)	—	(34)
Credit contracts	—	(25,754)	(1,633)	(27,387)
Interest rate swaps	—	(3,703)	(371)	(4,074)
Other financial instruments	—	(175)	(3,952)	(4,127)

Total derivative liabilities, at fair value	$—	$(68,260)	$(6,855)	$(75,115)
Loan obligations of CLOs(1)	—	—	(11,534,956)	(11,534,956)
Securities sold short, at fair value	—	(1,633)	—	(1,633)

Total liabilities	$—	$(69,893)	$(11,541,811)	$(11,611,704)

(1)
Ares Enhanced Loan Investment Strategy II, Ltd. has not elected to fair value its loan obligation and is therefore carried at cost of $239,201.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The table below summarizes the valuation of investments and other financial instruments by fair value hierarchy levels as of December 31, 2012:

Investments of the Company

	Level I	Level II	Level III	Total
Investments, at fair value
Equity securities	$82,888	$—	$—	$82,888
Bonds	—	—	1,170	1,170
Partnership interests	—	—	21,695	21,695

Total investments, at fair value	82,888	—	22,865	105,753

Derivative assets, at fair value
Forward foreign currency contracts	—	161	—	161
Purchased option contracts	—	1,406	—	1,406

Total derivative assets, at fair value	—	1,567	—	1,567

Total	$82,888	$1,567	$22,865	$107,320

Derivative liabilities, at fair value
Forward foreign currency contracts	—	$(1,348)	—	$(1,348)
Interest rate contracts	—	(2,436)	—	(2,436)

Total derivative liabilities, at fair value	$—	$(3,784)	$—	$(3,784)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The table below summarizes the valuation of investments and other financial instruments by fair value hierarchy levels as of December 31, 2012:

Investments of Consolidated Funds

	Level I	Level II	Level III	Total
Investments, at fair value
Equity securities	$436,197	$462,508	$1,978,138	$2,876,843
Bonds	—	1,820,045	2,491,547	4,311,592
Loans	—	13,093,003	973,345	14,066,348
Collateralized loan obligations	—	—	455,559	455,559
Partnership interests	—	—	6,177	6,177
Other	—	16,044	2,420	18,464

Total investments, at fair value	436,197	15,391,600	5,907,186	21,734,983

Derivative assets, at fair value
Interest rate contracts	—	4,224	2,977	7,201
Credit contracts	—	3,829	12,209	16,038
Equity contracts	—	468	—	468
Foreign exchange contracts	—	903	3,208	4,111

Total derivative assets, at fair value	—	9,424	18,394	27,818

Total	$436,197	$15,401,024	$5,925,580	$21,762,801

Derivative liabilities, at fair value
Forward foreign currency contracts	$—	$(10,017)	$(3,186)	$(13,203)
Written options	—	(23,457)	(11,741)	(35,198)
Credit contracts	—	(391)	—	(391)
Interest rate swaps	—	(9,989)	—	(9,989)
Other financial instruments	—	—	(685)	(685)

Total derivative liabilities, at fair value	$—	$(43,854)	$(15,612)	$(59,466)
Loan obligations of CLOs(1)	—	—	(9,422,570)	(9,422,570)
Securities sold short, at fair value	—	(18,847)	—	(18,847)

Total liabilities	$—	$(62,701)	$(9,438,182)	$(9,500,883)

(1)
Ares Enhanced Loan Investment Strategy II, Ltd. has not elected to fair value its loan obligation and is therefore carried at cost of $395,489.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The table below summarizes the valuation of investments and other financial instruments by fair value hierarchy levels as of December 31, 2011:

Investments of the Company

	Level I	Level II	Level III	Total
Investments, at fair value
Investments:
Equity securities	$44,186	$—	$6,437	$50,623
Partnership interests	—	—	31,372	31,372

Total investments, at fair value	44,186	—	37,809	81,995

Derivative assets, at fair value
Forward foreign currency contracts	—	72	—	72
Purchased option contracts	—	2,366	—	2,366

Total derivative assets, at fair value	—	2,438	—	2,438

Total	$44,186	$2,438	$37,809	$84,433

Derivative liabilities, at fair value
Interest rate contracts	—	(139)	—	(139)

Total derivative liabilities, at fair value	$—	$(139)	$—	$(139)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

Investments of Consolidated Funds

	Level I	Level II	Level III	Total
Investments, at fair value
Equity securities	$1,491,425	$200,115	$1,286,776	$2,978,316
Bonds	1,887	2,399,810	3,624,783	6,026,480
Loans	—	11,083,626	919,829	12,003,455
Collateralized loan obligations	—	—	352,124	352,124
Other	20,420	7,491	2,953	30,864

Total investments, at fair value	1,513,732	13,691,042	6,186,465	21,391,239

Derivative assets, at fair value
Interest rate contracts	—	13,334	6,842	20,176
Credit contracts	—	32,096	—	32,096
Equity contracts	—	192	—	192
Foreign exchange contracts	—	1,302	6,166	7,468
Other financial instruments	—	—	823	823

Total derivative assets, at fair value	—	46,924	13,831	60,755

Total	$1,513,732	$13,737,966	$6,200,296	$21,451,994

Derivative liabilities, at fair value
Interest rate contracts	—	(26,708)	—	(26,708)
Credit contracts	—	(33,591)	—	(33,591)
Foreign exchange contracts	—	(1,303)	—	(1,303)

Total derivative liabilities, at fair value	$—	$(61,602)	$—	$(61,602)

Loan obligations of CLOs(1)	—	—	(8,172,612)	(8,172,612)

Total liabilities	$—	$(61,602)	$(8,172,612)	$(8,234,214)

(1)
Ares Enhanced Loan Investment Strategy II, Ltd. has not elected to fair value its loan obligation and is therefore carried at cost of $400,489.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The following tables set forth a summary of changes in the fair value of the Level III investments for the year ended December 31, 2013:

	For the Year Ended December 31, 2013 Investments of AIH LLC
	Fixed Income	Partnership Interests	Total
Balance, beginning of period	$1,170	$21,695	$22,865
Transfer out	(1,170)	—	(1,170)
Purchases	—	51,329	51,329
Sales	—	(2,447)	(2,447)
Realized and unrealized appreciation (depreciation), net	—	17,600	17,600

Balance, end of period	$—	$88,177	$88,177

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$—	$16,816	$16,816

	For the Year Ended December 31, 2013 Investments of Consolidated Funds
	Equity Securities	Fixed Income	Partnership Interests	Other Financial Instruments	Total
Balance, beginning of period	$1,978,138	$3,920,451	$6,177	$5,202	$5,909,968
Initial consolidation of new funds	—	29,570	—	—	29,570
Transfer in	74,438	237,312	—	(29)	311,721
Transfer out	(52,573)	(249,763)	—	—	(302,336)
Purchases	555,589	1,313,850	34,369	1,135	1,904,943
Sales	(43,695)	(1,704,939)	(851)	(23,743)	(1,773,228)
Accrued discounts/premiums	—	27,149	—	88	27,237
Realized and unrealized appreciation (depreciation), net	446,335	53,523	1,306	15,999	517,163

Balance, end of period	$2,958,232	$3,627,153	$41,001	$(1,348)	$6,625,038

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$417,659	$(26,038)	$1,306	$(4,896)	$388,031

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The following tables set forth a summary of changes in the fair value of the Level III investments for the year ended December 31, 2012:

	For the Year Ended December 31, 2012 Investments of AIH LLC
	Fixed Income	Equity Securities	Partnership Interests	Total
Balance, beginning of period	$—	$6,437	$31,372	$37,809
Transfer out	—	(6,437)	—	(6,437)
Purchases	1,150	—	2,494	3,644
Sales	—	—	(19,621)	(19,621)
Realized and unrealized appreciation (depreciation), net	20	—	7,450	7,470

Balance, end of period	$1,170	$—	$21,695	$22,865

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$19	$—	$2,443	$2,462

	For the Year Ended December 31, 2012 Investments of Consolidated Funds
	Equity Securities	Fixed Income	Partnership Interests	Other Financial Instruments	Total
Balance, beginning of period	$1,286,776	$4,896,736	$—	$16,784	$6,200,296
Transfer in	—	191,736	—	(1,212)	190,524
Transfer out	(38,110)	(312,013)	—	—	(350,123)
Acquired funds	—	105	—	—	105
Purchases	1,104,403	1,165,034	6,335	9,828	2,285,600
Sales	(672,823)	(2,457,678)	—	(2,028)	(3,132,529)
Accrued discounts/premiums	—	35,205	—	(24)	35,181
Realized and unrealized appreciation (depreciation), net	297,892	401,326	(158)	(18,146)	680,914

Balance, end of period	$1,978,138	$3,920,451	$6,177	$5,202	$5,909,968

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$(6,630)	$64,232	$(158)	$(11,197)	$46,247

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The following tables set forth a summary of changes in the fair value of the Level III investments for the year ended December 31, 2011

	For the Year Ended December 31, 2011 Investments of AIH LLC
	Equity Securities	Partnership Interests	Total
Balance, beginning of period	$—	$22,455	$22,455
Purchases	6,600	17,928	24,528
Sales	—	(12,337)	(12,337)
Realized and unrealized appreciation (depreciation), net	(163)	3,326	3,163

Balance, end of period	$6,437	$31,372	$37,809

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$(163)	$(2,530)	$(2,693)

	For the Year Ended December 31, 2011 Investments of Consolidated Funds
	Equity Securities	Fixed Income	Partnership Interests	Other Financial Instruments	Total
Balance, beginning of period	$1,748,447	$4,488,861	$15,559	$(5,920)	$6,246,947
Initial consolidation of acquired funds	—	265,753	4,828	(179)	270,402
Transfer in	1,704	327,213	—	9,615	338,532
Transfer out	(695,906)	(471,231)	—	13,284	(1,153,853)
Acquired funds	—	(1,140)	—	—	(1,140)
Purchases	330,701	1,321,720	—	22,394	1,674,815
Sales	(109,853)	(1,157,888)	(18,740)	(19,713)	(1,306,194)
Accrued discounts/premiums	348	59,342	—	—	59,690
Realized and unrealized appreciation (depreciation), net	11,335	64,106	(1,647)	(2,697)	71,097

Balance, end of period	$1,286,776	$4,896,736	$—	$16,784	$6,200,296

Changes in unrealized appreciation (depreciation) included in earnings related to financial assets still held at the reporting date	$17,022	$58,361	$—	$1,311	$76,694

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        Total realized and unrealized appreciation (depreciation) recorded for AIH's Level III investments are included in net realized gain (loss) on investments and net change in unrealized appreciation (depreciation) on investments in the Combined and Consolidated Statements of Operations, respectively.

        Total realized and unrealized appreciation (depreciation) recorded for the Consolidated Funds' Level III investments are included in net realized gain (loss) on investments of Consolidated Funds and net change in unrealized appreciation (depreciation) on investments of Consolidated Funds in the Combined and Consolidated Statements of Operations, respectively.

        The Company recognizes transfers between the levels as of the beginning of the period. Transfers out of Level III were generally attributable to certain investments that experienced a more significant level of market activity during the period and thus were valued using observable inputs either from independent pricing services or multiple brokers. Transfers into Level III were generally attributable to certain investments that experienced a less significant level of market activity during the period and thus were only able to obtain one quote from a broker or independent pricing service. There were no significant individual transfers between Level I and Level II for the years ended December 31, 2013, 2012 and 2011.

        The following table sets forth a summary of changes in the fair value of the Level III investments for the CLO loan obligations for the years ended December 31, 2013, 2012 and 2011:

	For the Years Ended December 31,
	2013	2012	2011
Balance, beginning of period	$9,422,570	$8,172,612	$6,637,568
Equity appropriated for Consolidated Funds	3,309,986	1,582,740	2,512,407
Borrowings	79,859	25,749	108,870
Paydowns	(1,511,971)	(1,256,031)	(1,169,812)
Issuances	—	—	11,354
Realized and unrealized gains, net	234,512	897,500	72,225

Balance, end of period	$11,534,956	$9,422,570	$8,172,612

        The following tables summarize the quantitative inputs and assumptions used for the Company's Level III inputs as of December 31, 2013:

ARES INVESTMENTS HOLDINGS LLC
As of December 31, 2013

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range
Assets
Partnership interests	$88,177	NAV	N/A	N/A

Total	$88,177

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

CONSOLIDATED FUNDS
As of December 31, 2013

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	Weighted Average
Assets
Equity securities
Consumer discretionary	$13,044	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	6,146	EV market multiple analysis	EBITDA multiple	6.2x - 18.0x	9.3x
	246,227	Market approach (comparable companies)	Book value multiple	1.5x - 1.8x	1.6x
	1,162,641	Market approach (comparable companies)	EBITDA multiple	7.5x - 15.0x	10.6x
	42,080	Market approach (comparable companies)	Net income multiple	9.6x	9.6x
	1,114	Market approach (comparable companies)	Yield to worst	5.0%	5.0%
	1,557	Market approach (other)	Other	N/A	N/A
	1,729	Other	Other	N/A	N/A
	8,466	Other	Volume weighted average price	25.2x	25.2x
	1,418	Other	Volume weighted average price / illiquidity discount	25.2x / 15%	25.2x / 15%
	505,270	Recent transaction price(1)	Other	N/A	N/A
Consumer staples	668	EV market multiple analysis	EBITDA multiple	7.9x	7.9x
	201,059	Market approach (comparable companies)	EBITDA multiple	6.0x - 8.5x	7.5x
	25,000	Recent transaction price(1)	Other	N/A	N/A
Energy	119,344	Market approach (comparable companies)	EBITDA multiple	1.0x - 1.4x	1.2x
	58,987	Other	Other	N/A	N/A
Financials	6,172	EV market multiple analysis	EBITDA multiple	10.5x	10.5x
Healthcare, education, and childcare	28,607	EV market multiple analysis	EBITDA multiple	7.8x - 43.7x	10.9x
	296,817	Market approach (comparable companies)	EBITDA multiple	8.0x - 12.0x	10.5x
	23,493	Market approach (comparable companies)	Net income multiple	20.0x - 25.0x	22.5x
Industrials	8,595	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	130,478	Market approach (comparable companies)	EBITDA multiple	8.0x - 14.5x	10.3x
Materials	773	EV market multiple analysis	EBITDA multiple	6.0x	6.0x
	52,947	Market approach (comparable companies)	Net income multiple	8.0x - 10.0x	9.0x
Telecommunication services	957	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	566	EV market multiple analysis	EBITDA multiple	6.9x	6.9x
Utilities	14,077	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Fixed Income
Consumer discretionary	287,572	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	394,891	Discounted cash flow	Yield to maturity	7.0% - 10.0%	8.5%
	18,383	EV market multiple analysis	EBITDA multiple	6.2x - 18.0x	8.0x
	4,565	Income approach (other)	Yield	17.9%	17.9%
	5,366	Income approach (other)	Yield to worst	4.8% - 5.8%	5.3%
	113,305	Market approach (comparable companies)	Book value multiple	1.5x - 1.8x	1.6x
	406,854	Market approach (comparable companies)	EBITDA multiple	8.0x 10.5x	9.2x
	9,730	Recent transaction price(1)	Other	N/A	N/A
	623,437	Yield analysis	Market yield	2.5% - 13.0%	9.2%
Consumer staples	469	Discounted cash flow	Other	20.0%	20.0%
	4,032	Income approach (other)	Yield	4.4%	4.4%
Energy	112,362	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	7,327	Recent transaction price(1)	Other	N/A	N/A
Financials	561,569	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	942	Discounted cash flow	Weighted average collection rate	N/A	N/A

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	Weighted Average
	13,177	EV market multiple analysis	EBITDA multiple	2.4x	2.4x
	214,719	Yield analysis	Market yield	2.8% - 13.5%	9.3%
Healthcare, education, and childcare	100,868	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	5,919	EV market multiple analysis	EBITDA multiple	7.8x - 43.7x	10.9x
	3,916	Income approach (other)	Discount rate	4.1% - 4.2%	4.2%
	146,983	Yield analysis	Market yield	6.0% - 10.0%	7.7%
Industrials	89,817	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	17,894	Income approach (other)	Yield	4.4% - 5.8%	4.6%
	30,579	Market approach (comparable companies)	EBITDA multiple	9.7x - 14.5x	12.1x
	4,760	Market approach (comparable companies)	Illiquidity premium	2.0% - 2.5%	2.3%
	53,194	Yield analysis	Market yield	2.5% - 12.8%	9.6%
Information technology	51,357	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	6,851	Recent transaction price(1)	Other	N/A	N/A
	38,317	Yield analysis	Market yield	5.3% - 14.0%	11.5%
Materials	39,743	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	20,259	Discounted cash flow	Discount rate	13.0%	13.0%
	14,056	Market approach (comparable companies)	EBITDA multiple	6.0x - 10.0x	9.0x
	54,714	Yield analysis	Market yield	6.0% - 13.0%	7.7%
Telecommunication services	112,901	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	52,989	Yield analysis	Market yield	8.8%	8.8%
Utilities	3,336	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Partnership and LLC interests	41,001	NAV	N/A	N/A	N/A
Other	2,372	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Derivative instruments of Consolidated Funds	3,135	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A

Total assets	$6,631,893

Liabilities
Loans payable of Consolidated Funds:
Fixed income	$10,931,836	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	41,920	Discounted cash flow	Discount Rate	10.7%	10.7%
	561,200	Market approach (other)	Other	N/A	N/A
Derivatives instruments of Consolidated Funds	6,855	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A

Total liabilities	$11,541,811

(1)
Recent transaction price consists of securities purchased within the last six months. The Company has determined that there has been no change to the valuation based on the underlying assumptions used at the closing of such transactions.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        The following tables summarize the quantitative inputs and assumptions used for the Company's Level III inputs as of December 31, 2012:

ARES INVESTMENTS HOLDINGS LLC
As of December 31, 2012

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range
Assets
Partnership interests	$21,695	NAV	N/A	N/A
Bonds	1,170	Broker quotes and/or 3rd party pricing services	N/A	N/A

Total	$22,865

 CONSOLIDATED FUNDS
As of December 31, 2012

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	Weighted Average
Assets
Equity securities
Consumer discretionary	$22	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	601	EV market multiple analysis	EBITDA multiple	7.9x	7.9x
	39,790	Market approach (comparable companies)	Book value multiple	1.0x - 1.5x	1.3x
	708,454	Market approach (comparable companies)	EBITDA multiple	5.0x - 12.0x	8.8x
	8,214	Market approach (other)	Other	N/A	N/A
	1,389	Other	Other	N/A	N/A
	441,628	Recent transaction price(1)	Other	N/A	N/A
Consumer staples	1,169	EV market multiple analysis	EBITDA multiple	8.5x	8.5x
	32,599	Market approach (comparable companies)	EBITDA multiple	6.6x - 9.0x	8.0x
	145,000	Recent transaction price(1)	Other	N/A	N/A
Energy	109,966	Recent transaction price(1)	Other	N/A	N/A
Financials	5,202	EV market multiple analysis	EBITDA multiple	10.5x	10.5x
Healthcare, education, and childcare	1,292	EV market multiple analysis	EBITDA multiple	5.9x - 6.0x	6.0x
	70,500	Market approach (comparable companies)	EBITDA multiple	8.5x - 12.0x	10.3x
	23,493	Market approach (comparable companies)	Net income multiple	20.0x - 25.0x	22.5x
	208,000	Recent transaction price(1)	Other	N/A	N/A
Industrials	8,788	EV market multiple analysis	EBITDA multiple	6.9x - 8.8x	7.5x
	156,734	Market approach (comparable companies)	EBITDA multiple	8.0x - 10.5x	9.5x
Information technology	43	EV market multiple analysis	EBITDA multiple	6.9x - 8.8x	7.0x
Telecommunication services	12,975	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	2,279	EV market multiple analysis	EBITDA multiple	5.7x	5.7x

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	Weighted Average
Fixed Income
Consumer discretionary	784,706	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	406,737	Discounted cash flow	Yield to maturity	7.0% - 9.0%	8.0%
	2,860	EV market multiple analysis	EBITDA multiple	8.9x	8.9x
	124	Income approach (other)	Yield	10.2%	10.2%
	106,401	Market approach (comparable companies)	Book value multiple	1.0x - 1.5x	1.3x
	608,433	Market approach (comparable companies)	EBITDA multiple	5.0x - 12.0x	8.5x
	11,784	Market approach (other)	Other	N/A	N/A
	5,178	Recent transaction price(1)	N/A	N/A	N/A
	278,233	Yield analysis	Market yield	2.5% - 16.0%	10.1%
Consumer staples	28,042	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	3,974	Market approach (other)	Other	N/A	N/A
	846	Recent transaction price(1)	N/A	N/A	N/A
	27,371	Yield analysis	Market yield	13.5%	13.5%
Energy	54,141	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Financials	541,245	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	11,549	Discounted cash flow	Discount rate, prepayment rate, recovery rate	2.0%, 10%, 70.0%	36.0%
	9,583	EV market multiple analysis	EBITDA multiple	2.0x	2.0x
	106,425	Yield analysis	Market yield	3.8% - 13.5%	9.6%
	59,534	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	11,613	EV market multiple analysis	EBITDA multiple	6.1x	6.1x
	8,047	Income approach (other)	Yield	6.0%	6.0%
	1,972	Market approach (other)	N/A	N/A	N/A
	148,534	Yield analysis	Market yield	3.0% - 11.0%	8.4%
Industrials	213,673	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	12,907	EV market multiple analysis	EBITDA multiple	6.5x - 9.4x	7.0x
	55,652	Market approach (comparable companies)	EBITDA multiple	8.0x - 10.5x	9.4x
	4,412	Recent transaction price(1)	N/A	N/A	N/A
	144,004	Yield analysis	Market yield	2.5% - 16.0%	9.6%
Information technology	18,609	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	2,105	EV market multiple analysis	EBITDA multiple	6.6x - 9.4x	7.1x
	100,135	Yield analysis	Market yield	4.6% - 16.0%	10.4%
Materials	8,487	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	19,041	Discounted cash flow	Yield to worst	19.4%	19.4%
	11,807	Market approach (comparable companies)	EBITDA multiple	8.1x	8.1x
	42,248	Yield analysis	Market yield	7.1% - 8.5%	7.9%
Telecommunication services	66,166	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Utilities	3,873	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Partnership and LLC interests	6,177	NAV	N/A	N/A	N/A
Other	2,420	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Derivatives of Consolidated Funds	18,394	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A

Total assets	$5,925,580

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

Investments	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	Weighted Average
Liabilities
Loans payable of Consolidated Funds:
Fixed income	$7,933,707	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
	441,882	Discounted cash flow	Default rate	13.7% - 34.9%	32.6%
		Discounted cash flow	Discount rate	3.0%	3.0%
		Discounted cash flow	Prepayment rate	10.0%	10.0%
	598,648	Other	Other	N/A	N/A
	448,333	Recent transaction price(1)	N/A	N/A	N/A
Derivatives of Consolidated Funds	15,612	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A

Total liabilities	$9,438,182

(1)
Recent transaction price consists of securities purchased within the last six months. The Company has determined that there has been no change to the valuation based on the underlying assumptions used at the closing of such transactions.

        The significant unobservable inputs used in the fair value measurement of the Company's investments in equity securities include earnings before interest, tax, depreciation and amortization ("EBITDA"), book value, and net income multiples. Significant increase (decrease) in EBITDA, book value, or net income multiples in isolation would result in a significantly higher (lower) fair value measurement.

        The significant unobservable inputs used in the fair value measurement of the Company's investments in bonds are EBITDA and book value multiples, discount rates, prepayment rates, recovery rates, and market yields. Significant increases (decreases) in EBITDA and book value multiples and recovery rates, would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in prepayment rates and market yields would result in lower (higher) fair value measurements.

        The significant unobservable inputs used in the fair value measurement of the Company's loans payable are discount rates, default rates, prepayment rates and other. Significant increases (decreases) in discount rates or default rates in isolation would result in a significantly lower (higher) fair value measurement.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

5. FAIR VALUE (Continued)

        For investments valued using NAV per share, a summary of fair value by strategy type along with the remaining unfunded commitment and any redemption restriction of such investments as of December 31, 2013 is presented below:

Strategy	Fair Value	Unfunded Commitments	Redemption Restriction
Direct Lending Group	$2,298	$1,045	(3)
Real Estate Group	34,521	9,734	(1)
Tradable Credit Group—long-only (high yield)	21,846	137,154	(1)
Tradable Credit Group—long-only (leveraged loan)	512	—	(2)
Tradable Credit Group—alternative (special situations)	24,256	8,664	(1)
Tradable Credit Group—alternative (multi-strategy)	3,735	—	(2)(3)
Private Equity Group	42,010	156,966	(1)

Totals	$129,178	$313,563

        For investments valued using NAV per share, a summary of fair value by strategy type along with the remaining unfunded commitment and any redemption restriction of such investments as of December 31, 2012 is presented below:

Strategy	Fair Value	Unfunded Commitments	Redemption Restriction
Direct Lending Group	$1,861	$269	(3)
Tradable Credit Group—alternative (special situations)	15,942	10,411	(1)
Tradable Credit Group—alternative (multi-strategy)	2,388	—	(2)
Private Equity Group	7,681	193,498	(1)

Totals	$27,872	$204,178

(1)
The funds within these strategies are closed-ended and generally do not permit investors to redeem their interests. Distributions are received as the underlying investments are liquidated.

(2)
The funds within these strategies are open-ended and subject to a lock-up period of six months after the closing date, an investor has the right to withdraw their capital. Distributions are received as the underlying investments are liquidated.

(3)
The funds within these strategies are separately managed investment vehicles, which may be redeemed only upon dissolution or liquidation of the fund at the discretion of the investor. Distributions are received as the underlying investments are liquidated.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS

        In the normal course of business, AM LLC, AIH LLC and the Consolidated Funds use various types of derivative instruments primarily to mitigate against credit and foreign exchange risk. The derivative instruments held by these funds do not qualify for hedge accounting under the accounting standards for derivatives and hedging. The Company recognizes all of its derivative instruments at fair value as either assets or liabilities in the Combined and Consolidated Statements of Financial Condition. In accordance with ASC 815, changes in the fair value of derivative instruments are included in net change in unrealized gain (loss) on investments in the Combined and Consolidated Statements of Operations. The Company does not designate its derivatives as hedging instruments in accordance with ASC 815.

        The Company is exposed to certain risks relating to its ongoing operations; the primary risks managed by using derivative instruments are credit risk and foreign exchange risk. The Company's derivative instruments include warrants, currency options, purchased options, interest rate swaps and credit default swaps and forward contracts.

        By using derivatives, the Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, the Company's counterparty credit risk is equal to the amount reported as a derivative asset on the Company's Combined and Consolidated Statements of Financial Condition. The Company minimizes counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate.

        To the extent the master netting arrangements and other criteria meet the applicable requirements, which includes determining the legal enforceability of the arrangements, the Company may choose to offset the derivative assets and liabilities in the same currency by specific derivative type, or in the event of default by the counterparty, offset derivative assets and liabilities with the same counterparty. AM LLC and AIH LLC generally presents derivative and other financial instruments on a gross basis within the Combined and Consolidated Statements of Financial Condition, with certain instruments subject to enforceable master netting arrangements that could allow for the derivative and other financial instruments to be offset. The Consolidated Funds present derivative and other financial instruments, and any related cash collateral amounts, on both a gross and a net basis. This election is generally determined at management's discretion on a fund by fund basis. The Company has retained each fund's presentation upon consolidation.

        Certain Consolidated Funds have entered into transactions where cash collateral is received and/or pledged with the counterparty. Generally, the collateral practices are governed within each agreement entered into between the Consolidated Funds and the respective counterparty. These agreements specify how the collateral will be handled between the two parties, and the terms of the agreements may dictate that the derivatives be marked to market on a daily basis (or other specified period) and that any collateral needs be met by posting collateral based upon certain financial thresholds and/or upon certain dates, after any applicable minimum thresholds are met. The collateral may also be required to be held in segregated accounts with a custodian in compliance with the terms of the agreements.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Qualitative Disclosures of Derivative Financial Instruments

        Following is a description of the significant derivative instruments utilized by AM LLC, AIH LLC and the Consolidated Funds during the reporting periods.

Forward Foreign Currency Contracts

        The Company enters into foreign currency forward exchange contracts to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated cash flow. When entering into a forward currency contract, the Company agrees to receive and/or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected in the Combined and Consolidated Statements of Financial Condition. The Company bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. In addition, the potential inability of the counterparties to meet the terms of their contracts poses a risk to the Company.

Interest Rate Swaps

        AIH LLC and the Consolidated Funds enter into interest rate swap contracts to mitigate their interest rate risk exposure. Interest rate swaps represent an agreement between two counterparties to exchange cash flows based on the difference in two interest rates, applied to the notional principal amount for a specified period. The payment flows are generally netted, with the difference being paid by one party to the other. The interest rate swap contracts effectively mitigate the Company's exposure to interest rate risk by converting a portion of the Company's floating-rate debt to a fixed-rate basis.

        The interest rate swaps are marked-to-market based upon quotations from pricing services or by the Company and the change in value, if any, is recorded as a net change in unrealized appreciation (depreciation) on investments until settlement at which time the Company records net realized gain (loss) on investment in the Combined and Consolidated Statements of Operations.

Credit Default Swaps

        The Consolidated Funds enter into credit default swap contracts for investment purposes and to manage credit risk. As a seller in a credit default swap contract, a Consolidated Fund is required to pay the notional or other agreed-upon value to the counterparty in the event of a default by a third party, either a U.S. or foreign corporate issuer (or an index of U.S. or foreign corporate issuers), on the referenced debt obligation. In return, the Consolidated Fund receives from the counterparty a periodic stream of payments over the term of the contract, provided that no event of default has occurred, and has no payment obligations. Such payments are accrued daily and accounted for as net realized gain (loss) in the Combined and Consolidated Statements of Operations.

        The Consolidated Funds may also purchase credit default swap contracts to mitigate the risk of default by debt securities held. In these cases, the Consolidated Fund functions as the counterparty referenced in the preceding paragraph. As a purchaser of a credit default swap contract, the Consolidated Fund receives the notional or other agreed upon value from the counterparty in the event of default by a

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

third party, either a U.S. or foreign corporate issuer (or an index of U.S. or foreign corporate issuers) on the referenced debt obligation. In return, the Consolidated Fund makes periodic payments to the counterparty over the term of the contract provided no event of default has occurred. Such payments are accrued daily and accounted for as realized loss in the Combined and Consolidated Statements of Operations.

        Entering into credit default swaps exposes the Consolidated Funds to credit, market and documentation risk in excess of the related amounts recognized on the Combined and Consolidated Statements of Financial Condition. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreements may default on its obligations to perform or disagree as to the meaning of the contractual terms in the agreements, and that there will be unfavorable changes in net interest rates.

        The credit default swaps are marked-to-market daily based upon quotations from pricing services and the change in value, if any, is recorded as a net change in unrealized appreciation (depreciation) on investments in the Combined and Consolidated Statements of Operations.

Quantitative Disclosures of Derivative Financial Instruments

        The following tables identify the fair value and notional amounts of derivative contracts by major product type on a gross basis for AM LLC, AIH LLC and the Consolidated Funds as of December 31, 2013, 2012 and 2011, which amounts may be offset to the extent that there is a legal right to offset and are presented net in derivative assets or derivative liabilities in the Combined and Consolidated Statements of Financial Condition:

	As of December 31, 2013
	Assets		Liabilities
Ares Management LLC and Ares Investments Holdings LLC	Notional(1)	Fair Value	Notional(1)	Fair Value
Interest rate contracts	$—	$—	$250,000	$1,254
Foreign exchange contracts	66,733	1,164	76,419	1,653

Total derivatives, at fair value	$66,733	$1,164	$326,419	$2,907

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	As of December 31, 2013
	Assets		Liabilities
Consolidated Funds	Notional(1)	Fair Value	Notional(1)	Fair Value
Interest rate contracts	$70,000	$8	$623,225	$3,878
Credit contracts	25,437	4,489	537,921	28,385
Equity contracts	50	179	—	—
Foreign exchange contracts	211,324	8,653	813,997	38,631
Other financial instruments	6,174	1,296	83,662	4,221

Total derivatives, at fair value	312,985	14,625	2,058,805	75,115

Warrants—equity(2)	68,253	46,802	—	—

TOTAL	$381,238	$61,427	$2,058,805	$75,115

(1)
Represents the total contractual amount of derivative assets and liabilities outstanding.

(2)
The fair value of warrants is included as part of investments, on the Combined and Consolidated Statements of Financial Condition.

Derivative contracts as of December 31, 2012 are as follows:

	As of December 31, 2012
	Assets		Liabilities
Ares Management LLC and Ares Investments Holdings LLC	Notional(1)	Fair Value	Notional(1)	Fair Value
Interest rate contracts	$—	$—	$250,000	$2,436
Foreign exchange contracts	19,721	1,567	65,727	1,348

Total derivatives, at fair value	$19,721	$1,567	$315,727	$3,784

	As of December 31, 2012
	Assets		Liabilities
Consolidated Funds	Notional(1)	Fair Value	Notional(1)	Fair Value
Interest rate contracts	$198,423	$7,201	$108,909	$13,203
Credit contracts	140,305	16,038	564,909	35,198
Equity contracts	4,752	468	1,040,000	391
Foreign exchange contracts	137,715	4,111	455,691	9,989
Other financial instruments	—	—	694	685

Total derivatives, at fair value	481,195	27,818	2,170,203	59,466

Warrants—equity(2)	7,172	18,440	—	—
Warrants—other(2)	60,000	720	—	—

TOTAL	$548,367	$46,978	$2,170,203	$59,466

(1)
Represents the total contractual amount of derivative assets and liabilities outstanding.

(2)
The fair value of warrants is included as part of investments on the Combined and Consolidated Statements of Financial Condition.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        Derivative contracts as of December 31, 2011 are as follows:

	As of December 31, 2011
			Liabilities
	Assets
				Fair Value
Ares Investments Holdings LLC	Notional(1)	Fair Value	Notional(1)
Foreign exchange contracts	$26,420	$2,438	$10,192	$139

Total derivatives, at fair value	$26,420	$2,438	$10,192	$139

	As of December 31, 2011
	Assets		Liabilities
Consolidated Funds	Notional(1)	Fair Value	Notional(1)	Fair Value
Interest rate contracts	$181,652	$20,176	$483,950	$26,708
Credit contracts	714,397	32,096	716,249	33,591
Equity contracts	263	192	—	—
Foreign exchange contracts	87,510	7,468	64,706	1,303
Other financial instruments	2,752	823	—	—

Total derivatives, at fair value	986,574	60,755	1,264,905	61,602

Warrants—credit(2)	70,000	2,616	—	—
Warrants—equity(2)	7,673	30,841	—	—
Warrants—other(2)	27	24	—	—

TOTAL	$1,064,274	$94,236	$1,264,905	$61,602

(1)
Represents the total contractual amount of derivative assets and liabilities outstanding.

(2)
The fair value of warrants is included as part of investments on the Combined and Consolidated Statements of Financial Condition.

        The following tables present a summary of net realized and unrealized appreciation (depreciation) on derivative instruments as of December 31, 2013, 2012 and 2011, which is included in net realized gain (loss)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

on investments of AM LLC, AIH LLC and the Consolidated Funds and the corresponding line item where these changes are presented within the Combined and Consolidated Statements of Operations:

	As of December 31, 2013
Ares Management LLC	Foreign Exchange Contracts	Total
Net realized gain (loss) on investments
Foreign currency forward contracts	$(70)	$(70)

Total net realized gain (loss) on investments	$(70)	$(70)

Net change in unrealized appreciation (depreciation) on investments
Foreign currency forward contracts	$89	$89

Total net change in unrealized appreciation (depreciation) on investments	$89	$89

	As of December 31, 2013
Ares Investments Holdings LLC	Interest Rate Contracts	Foreign Exchange Contracts	Total
Net realized gain (loss) on investments
Purchased options	$—	$(147)	$(147)
Swaps	(1,259)	—	(1,259)
Foreign currency forward contracts	—	(2,095)	(2,095)

Net realized gain (loss) on investments	$(1,259)	$(2,242)	$(3,501)

Net change in unrealized appreciation (depreciation) on investments
Purchased options	$—	$(392)	$(392)
Swaps	1,182	—	1,182
Foreign currency forward contracts	—	(217)	(217)

Total net change in unrealized appreciation (depreciation) on investments	$1,182	$(609)	$573

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	As of December 31, 2013
Consolidated Funds	Interest Rate Contracts	Credit Contracts	Equity Contracts	Foreign Exchange Contracts	Other	Total
Net realized gain on investments of Consolidated Funds
Purchased options	$—	$—	$(7,308)	$(536)	$—	$(7,844)
Written options	—	—	—	3,063	—	3,063
Swaps	(2,317)	(53,566)		(3,219)	6,735	(52,367)
Interest rate caps/floor	—	—	—	—	(879)	(879)
Warrants(1)	—	(4)	2,519	—	—	2,515
Foreign currency forward contracts	—	—	—	(476)	15,008	14,532

Total net realized gain on investments of Consolidated Funds	$(2,317)	$(53,570)	$(4,789)	$(1,168)	$20,864	$(40,980)

Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds
Purchased options	$—	$—	$(697)	$2,122	$(400)	$1,025
Written options	—	—	—	287	—	287
Swaps	2,512	2,456	—	1,586	(1,740)	4,814
Interest rate caps/floor	(1,162)	—	—	—	246	(916)
Warrants(1)	—	—	21,403	829	—	22,232
Foreign currency forward contracts	—	—	—	(14,294)	(8,887)	(23,181)

Total net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	$1,350	$2,456	$20,706	$(9,470)	$(10,781)	$4,261

(1)
Realized and unrealized gains (losses) on warrants are also reflected in the changes presented on the investment footnote table.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        Net realized and unrealized appreciation (depreciation) on derivative contracts as of December 31, 2012 are as follows:

	As of December 31, 2012
Ares Management LLC	Foreign Exchange Contracts	Total
Net change in unrealized appreciation (depreciation) on investments
Foreign currency forward contracts	$(142)	$(142)

Total net change in unrealized appreciation (depreciation) on investments	$(142)	$(142)

	As of December 31, 2012
Ares Investments Holdings LLC	Interest Rate Contracts	Foreign Exchange Contracts	Total
Net realized gain (loss) on investments
Purchased options	$—	$112	$112
Swaps	(601)	—	(601)
Foreign currency forward contracts	—	66	66

Total net realized gain (loss) on investments	$(601)	$178	$(423)

Net change in unrealized appreciation (depreciation) on investments
Purchased options	$—	$(982)	$(982)
Written options	—	139	139
Swaps	(2,436)	—	(2,436)
Foreign currency forward contracts	—	(1,117)	(1,117)

Total net change in unrealized appreciation (depreciation) on investments	$(2,436)	$(1,960)	$(4,396)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	As of December 31, 2012
Consolidated Funds	Interest Rate Contracts	Credit Contracts	Equity Contracts	Foreign Exchange Contracts	Other	Total
Net realized gain on investments of Consolidated Funds
Purchased options	$—	$—	$(5,918)	$(3,626)	$—	$(9,544)
Written options	—	—	—	2,075	—	2,075
Swaps	(28,023)	(3,522)	(6,070)	3,615	—	(34,000)
Interest rate caps/floor	—	—	—	5,821	—	5,821
Warrants(1)	—	—	358	—	—	358
Foreign currency forward contracts	—	—	—	(9,215)	—	(9,215)

Total net realized gain on investments of Consolidated Funds	$(28,023)	$(3,522)	$(11,630)	$(1,330)	$—	$(44,505)

Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds
Purchased options	$—	$—	$(145)	$667	$—	$522
Written options	—	—	—	(550)	—	(550)
Swaps	4,049	(17,245)	(391)	(2,915)	(706)	(17,208)
Interest rate caps/floor	(76)	—	—	(4,751)	—	(4,827)
Warrants(1)	(479)	—	(8,668)	(4)	—	(9,151)
Foreign currency forward contracts	—	—	—	(174)	—	(174)

Total net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	$3,494	$(17,245)	$(9,204)	$(7,727)	$(706)	$(31,388)

(1)
Realized and unrealized gains (losses) on warrants are also reflected in the changes presented on the investment footnote table.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        Net realized and unrealized appreciation (depreciation) on derivative contracts as of December 31, 2011 are as follows:

	As of December 31, 2011
Ares Investments Holdings LLC	Interest Rate Contracts	Foreign Exchange Contracts	Total
Net realized gain (loss) on investments
Swaps	$(1,684)	$—	$(1,684)
Foreign currency forward contracts	—	14	14

Total net realized gain (loss) on investments	$(1,684)	$14	$(1,670)

Net change in unrealized appreciation (depreciation) on investments
Purchased options	$—	$518	518
Written options	—	(139)	(139)
Swaps	1,694	—	1,694
Foreign currency forward contracts	—	72	72

Total net change in unrealized appreciation (depreciation) on investments	$1,694	$451	$2,145

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	As of December 31, 2011
Consolidated Funds	Interest Rate Contracts	Credit Contracts	Equity Contracts	Foreign Exchange Contracts	Other	Total
Net realized gain on investments of Consolidated Funds
Purchased options	$—	$—	$(10,835)	$(1,420)	$—	$(12,255)
Written options	—	—	—	1,421	—	1,421
Swaps	5,811	(5,991)	—	2,471	—	2,291
Interest rate caps/floor	(96)	6,038	—	—	—	5,942
Warrants(1)	—	—	5,082	—	—	5,082
Foreign currency forward contracts	—	—	—	(1,900)	—	(1,900)

Total net realized gain on investments of Consolidated Funds	$5,715	$47	$(5,753)	$572	$—	$581

Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds
Purchased options	$—	$—	$4,491	$(846)	$—	$3,645
Written options	—	—	609	665	—	1,274
Swaps	(8,055)	14,505	—	(2,575)	169	4,044
Interest rate caps/floor	(1,228)	(4,323)	—	—	—	(5,551)
Warrants(1)	—	—	2,044	—	—	2,044
Foreign currency forward contracts	—	—	—	1,120	—	1,120

Total net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	$(9,283)	$10,182	$7,144	$(1,636)	$169	$6,576

(1)
Realized and unrealized gains (losses) on warrants are also reflected in the changes presented on the investment footnote table.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The table below sets forth the rights of setoff and related arrangements associated with the Company's derivative and other financial instruments as of December 31, 2013 and 2012. The "Gross Amounts Not Offset in the Statement of Financial Position" column in the table below relates to derivative instruments that are eligible to be offset in accordance with applicable accounting guidance, but for which management has elected not to offset in the Combined and Consolidated Statements of Financial Condition.

Derivative and other instruments of the Company as of December 31, 2013

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets (Liabilities)
Description		Gross Amounts Offset in Assets (Liabilities)	Net Amounts of Assets (Liabilities) Presented	Financial Instruments	Net Amount
Assets:
Derivatives	$1,164	$—	$1,164	$338	$826

Total	$1,164	$—	$1,164	$338	$826

Liabilities:
Derivatives	$(2,907)	$—	$(2,907)	$(338)	$(2,569)

Total	$(2,907)	$—	$(2,907)	$(338)	$(2,569)

Grand Total	$(1,743)	$—	$(1,743)	$—	$(1,743)

Derivative and other instruments of the Company as of December 31, 2012

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets (Liabilities)
Description		Gross Amounts Offset in Assets (Liabilities)	Net Amounts of Assets (Liabilities) Presented	Financial Instruments	Net Amount
Assets:
Derivatives	$1,567	$—	$1,567	$161	$1,406

Total	$1,567	$—	$1,567	$161	$1,406

Liabilities:
Derivatives	$(3,784)	$—	$(3,784)	$(161)	$(3,623)

Total	$(3,784)	$—	$(3,784)	$(161)	$(3,623)

Grand Total	$(2,217)	$—	$(2,217)	$—	$(2,217)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The table below sets forth the rights of setoff and related arrangements associated with the Consolidated Funds' derivative and other financial instruments as of December 31, 2013 and 2012. The "Gross Amounts Not Offset in the Statement of Financial Position" column in the table below relates to derivative instruments that are eligible to be offset in accordance with applicable accounting guidance, but for which management has elected not to offset in the Combined and Consolidated Statements of Financial Condition.

Derivative and other instruments of the Consolidated Funds as of December 31, 2013

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets (Liabilities)
Description		Gross Amounts Offset in Assets (Liabilities)	Net Amounts of Assets (Liabilities) Presented	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets:
Derivatives	$27,081	$12,456	$14,625	$9,642	$4,675	$308
Reverse repurchase, securities borrowing, and similar arrangements	1,695	—	1,695	—	—	1,695

Total	$28,776	$12,456	$16,320	$9,642	$4,675	$2,003

Liabilities:
Derivatives	$(87,571)	$(12,456)	$(75,115)	$(9,642)	$(42,903)	$(22,570)

Total	$(87,571)	$(12,456)	$(75,115)	$(9,642)	$(42,903)	$(22,570)

Grand Total	$(58,795)	$—	$(58,795)	$—	$(38,228)	$(20,567)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Derivative and other instruments of the Consolidated Funds as of December 31, 2012

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets (Liabilities)
Description		Gross Amounts Offset in Assets (Liabilities)	Net Amounts of Assets (Liabilities) Presented	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets:
Derivatives	$42,667	$14,849	$27,818	$16,252	$—	$11,566
Reverse repurchase, securities borrowing, and similar arrangements	19,325	—	19,325	—	—	19,325

Total	$61,992	$14,849	$47,143	$16,252	$—	$30,891

Liabilities:
Derivatives	$(74,315)	$(14,849)	$(59,466)	$(16,252)	$(29,336)	$(13,878)

Total	$(74,315)	$(14,849)	$(59,466)	$(16,252)	$(29,336)	$(13,878)

Grand Total	$(12,323)	$—	$(12,323)	$—	$(29,336)	$17,013

7. DEBT

        Debt represents the (a) credit facility of the Company, (b) promissory notes issued in connection with an acquisition, (c) loan obligations of the consolidated CLOs and (d) credit facilities of the consolidated non-CLOs. The Company has elected to measure the loan obligations of the consolidated CLOs at fair value and reflect the credit facilities for the Company and consolidated non-CLOs at cost.

Credit Facilities of the Company

        On May 2, 2011, the Company amended and restated its credit facility (the "Credit Facility") with a syndicate of financial institutions. The Credit Facility included a $205.0 million revolving credit facility and an additional $205.0 million term loan. The revolving credit facility and term loan were scheduled to mature on May 2, 2016. Interest rates were calculated for base rate loans based on Base Rate (as defined in the Credit Facility) plus 1.25% and LIBOR rate loans based on LIBOR rate plus 2.25%. Unused commitment fees under the Credit Facility were payable quarterly in arrears at a rate of 0.30%. The Company's investment holdings and management contracts were pledged as collateral for borrowings under the Credit Facility. Proceeds from the Credit Facility are primarily used by the Company to fund operations and investments. Debt issuance costs are amortized on a straight line basis over the life of the Credit Facility. AIH LLC entered into interest rate swap contracts to hedge against the impact of fluctuations in the interest rate under the Credit Facility. For each of the periods presented, the Company

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

has made all repayments required by the Credit Facility and has been in compliance with financial and non-financial covenants under the Credit Facility.

        As of December 31, 2011, the Company had $205.0 million outstanding under the term loan, presented as debt obligations on the Combined and Consolidated Statements of Financial Condition. The annual interest rate on the Credit Facility (the "All-In Rate") was 2.56%. Debt issuance costs pertaining to the amendment of the Credit Facility were $3.7 million and are included in other assets in the Combined and Consolidated Statements of Financial Condition. $0.5 million of expense incurred during the year ended December 31, 2011 relating to the unused commitment fee and $4.7 million relating to interest are included in interest expense in the Combined and Consolidated Statements of Operations. $0.6 million of amortization of debt issuance costs and $1.2 million of debt extinguishment cost resulting from the write off of unamortized costs of prior credit facilities are included in general, administrative and other expense and debt extinguishment expense, respectively, in the Combined and Consolidated Statements of Operations.

        On January 4, 2012, the Company upsized the Credit Facility to $500.0 million, of which $250.0 million was a revolving credit facility and $250.0 million was a term loan.

        On December 17, 2012, the Company further amended and restated the Credit Facility to provide and to turn the Credit Facility into an unsecured facility, pursuant to which all collateral was released for approximately $393.8 million revolving credit facility and approximately $281.3 million term loan. The amendment extended the maturity date of the Credit Facility to December 17, 2017. Under the amended Credit Facility, interest rates are dependent upon corporate credit ratings. As of December 31, 2012, base rate loans bear interest calculated based on the base rate plus 0.75% and the LIBOR rate loans bear interest calculated based on LIBOR rate plus 1.75%. Unused commitment fees are payable at a rate of 0.25% per annum.

        In April 2012, AIH LLC entered into two four-year interest rate swap contracts to mitigate the impact of the fluctuations in the interest rate on $50.0 million and $75.0 million notional amounts of the Credit Facility. The swaps converted the variable rate index to a fixed rate index of 0.85%, thereby effectively converting the floating rate Credit Facility to a fixed rate obligation of 3.10%. The interest rate swaps mature on May 2, 2016 and May 3, 2016.

        In July 2012, AIH LLC entered into two four-year interest rate swap contracts to mitigate the impact of the fluctuations in the interest rate on an additional $50.0 million and $75.0 million notional amount of the Credit Facility. The swaps converted the variable rate index to a fixed rate index of 0.56% and 0.64%, thereby effectively converting the floating rate Credit Facility to a fixed rate obligation of 2.81% and 2.89%, respectively. The interest rate swaps mature on May 3, 2016.

        As of December 31, 2012, the Company had $281.3 million outstanding under the term loan, presented as debt obligations on the Combined and Consolidated Statements of Financial Condition. The All-In Rate, as defined, for the Credit Facility is 2.00%. $5.4 million of debt issuance costs pertaining to the amendment of the Credit Facility is included in other assets in the Combined and Consolidated Statements of Financial Condition. $0.7 million of expense incurred during the year ended December 31, 2012 relating to the unused commitment fee and $6.9 million relating to interest are included in interest expense in the

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

Combined and Consolidated Statements of Operations. For the year ended December 31, 2012 amortization of debt issuance costs of $0.9 million and $3.0 million of debt extinguishment cost resulting from the write off of unamortized costs pertaining to previous credit facilities are included in interest expense and debt extinguishment expense, respectively, in the Combined and Consolidated Statements of Operations.

        On October 29, 2013, the Company further amended and restated the Credit Facility. This amendment provided an increase in the borrowing capacity available to the Company under the facility and converted the existing term loan to a revolver. The Company increased its borrowing capacity to $735.0 million, with the maturity date remaining December 17, 2017. In connection with the amendment, unamortized costs of approximately $1.9 million pertaining to the term loan were recorded as debt extinguishment expense.

        As of December 31, 2013, the Company had $121.3 million outstanding under the Credit Facility, presented within debt obligations on the Combined and Consolidated Statements of Financial Condition. The All-In Rate for the Credit Facility is 1.94%. Debt issuance costs of $1.1 million were incurred as part of the amendment of the Credit Facility and is included in the total net debt issuance costs of $3.5 million within other assets in the Combined and Consolidated Statements of Financial Condition. Interest expense included $1.1 million incurred during the year ended December 31, 2013 relating to the unused commitment fee and $5.3 million of interest are included in interest expense in the Combined and Consolidated Statements of Operations. For the year ended December 31, 2013 amortization of debt issuance costs of $1.0 million and $1.9 million of debt extinguishment cost resulting from the write off of unamortized costs pertaining to previous credit facilities are included in interest expense and debt extinguishment expense, respectively, in the Combined and Consolidated Statements of Operations. The Company has remained in compliance with all provisions of the Credit Facility since inception.

        On December 18, 2012, AHI borrowed $55.0 million under a term note with a financial institution. Interest is paid quarterly and accrues based on the Company's option of LIBOR plus 1.75% or Prime Rate plus 0.75% with a floor of 1.50% per annum. Principal is payable in seven consecutive quarterly installments with increasing principal payments, commencing on January 15, 2013 and continuing up to and including June 15, 2014. As of December 31, 2013 and 2012, principal outstanding under this term note was $11.0 and $55.0 million, respectively. The term note is secured by account balances on deposit with the same financial institution. AHI has remained in compliance with all provisions of the term note since inception.

Debt Obligation of the Company

        On July 1, 2013, in connection with the AREA acquisition, the Company entered into two promissory notes of $13.7 million and $7.2 million, with two former AREA partners. The maturity date of the notes is July 1, 2016. Beginning on July 1, 2014, the notes will be repaid in three equal consecutive principal payments of $4.6 million and $2.4 million to the respective AREA partners. Interest will be accrued at a per annum rate equal to LIBOR plus 4.00%. As of December 31, 2013, the Company had $20.9 million outstanding under the two notes, presented as debt obligations on the Combined and Consolidated

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

Statements of Financial Condition. For the period ended December 31, 2013, accrued interest of $0.5 million is included in interest expense in the Combined and Consolidated Statements of Operations.

Loan Obligations of the Consolidated CLOs

        Loan obligations of the Consolidated Funds that are CLOs ("Consolidated CLOs") represent amounts due to holders of debt securities issued by the CLOs. Several of the CLOs issued preferred shares representing the subordinated interests that are mandatorily redeemable upon the maturity dates of the senior secured loan obligations. As a result, these shares have been classified as liabilities and are included in CLO loan obligations in the Combined and Consolidated Statements of Financial Condition.

        As of December 31, 2013, 2012 and 2011, the following borrowings were outstanding and classified as liabilities:

	As of December 31, 2013
	Borrowing Outstanding	Market Value	Weighted Average Remaining Maturity In Years
Senior secured notes(1)	$10,967,524	$10,679,878	8.92
Subordinated notes / preferred shares(2)	1,325,446	962,098	8.64

Total loan obligations of Consolidated CLOs	$12,292,970	$11,641,976

Type of Facility	Total Facility (Capacity)	Outstanding Loan	Market Value	Effective Rate	Commitment Fee	Maturity Date
Revolvers of consolidated CLOs
Revolving credit line	$48,949	$48,949	$48,119	0.43%	0.17%	04/16/21
Revolving credit line	1,035	1,035	1,034	0.51%	0.19%	02/24/18
Revolving credit line	23,567	23,567	23,351	0.52%	0.18%	03/12/18
Revolving credit line	48,510	48,510	46,812	0.45%	0.17%	10/11/21
Revolving credit line	12,865	12,865	12,865	0.52%	0.14%	01/26/20

Total revolvers of consolidated CLOs		$134,926	$132,181

Total notes payable and credit facilities of consolidated CLOs		$12,427,896	$11,774,157

(1)
Weighted average interest rate of 2.36%.

(2)
The subordinated notes do not have contractual interest rates, but instead receive distributions from the excess cash flows generated by each CLO.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

	As of December 31, 2012
	Borrowing Outstanding	Market Value	Weighted Average Remaining Maturity In Years
Senior secured notes(1)	$9,548,017	$9,006,813	8.50
Subordinated notes / preferred shares(2)	918,624	675,712	7.62

Total loan obligations of consolidated CLOs	$10,466,641	$9,682,525

Type of Facility	Total Facility (Capacity)	Outstanding Loan	Market Value	Effective Rate	Commitment Fee	Maturity Date
Revolvers of consolidated CLOs
Revolving credit line	$48,949	$32,249	$30,103	0.47%	0.17%	04/16/21
Revolving credit line	9,722	9,722	9,643	0.58%	0.19%	02/24/18
Revolving credit line	37,803	37,803	37,110	0.59%	0.18%	03/12/18
Revolving credit line	2,587	2,587	2,575	0.55%	0.12%	09/18/17
Revolving credit line	48,510	39,510	37,485	0.49%	0.17%	10/11/21
Revolving credit line	28,618	18,618	18,618	0.49%	0.14%	01/26/20

Total revolvers of consolidated CLOs		$140,489	$135,534

Total notes payable and credit facilities of consolidated CLOs		$10,607,130	$9,818,059

(1)
Weighted average interest rate of 2.26%.

(2)
The subordinated notes do not have contractual interest rates, but instead receive distributions from the excess cash flows generated by each CLO.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

	As of December 31, 2011
	Borrowing Outstanding	Market Value	Weighted Average Remaining Maturity In Years
Senior secured notes(1)	$8,359,557	$7,346,249	8.91
Subordinated notes / preferred shares(2)	1,280,504	1,015,693	8.56

Total loan obligations of consolidated CLOs	$9,640,061	$8,361,942

Type of Facility	Total Facility (Capacity)	Outstanding Loan	Market Value	Effective Rate	Commitment Fee	Maturity Date
Revolvers of consolidated CLOs
Revolving credit line	$48,949	$48,949	$41,871	0.54%	0.17%	04/16/21
Revolving credit line	20,940	20,940	20,119	0.77%	0.19%	02/24/18
Revolving credit line	43,030	43,030	41,292	0.82%	0.18%	03/12/18
Revolving credit line	21,574	21,574	20,686	0.70%	0.20%	04/20/17
Revolving credit line	16,195	16,195	15,800	0.80%	0.12%	09/18/17
Revolving credit line	48,510	48,510	42,773	0.55%	0.17%	10/11/21
Revolving credit line	28,618	28,618	28,618	0.57%	0.14%	01/26/20

Total revolvers of consolidated CLOs		$227,816	$211,159

Total notes payable and credit facilities of consolidated CLOs		$9,867,877	$8,573,101

(1)
Weighted average interest rate of 1.45%

(2)
The subordinated notes do not have contractual interest rates, but instead receive distributions from the excess cash flows generated by each CLO.

        Loan obligations of the CLOs are collateralized by the assets held by the CLOs, consisting of cash and cash equivalents, corporate loans, corporate bonds and other securities. The assets of one CLO may not be used to satisfy the liabilities of another CLO. Loan obligations of the CLOs include floating rate notes, deferrable floating rate notes, revolving lines of credit, and subordinated notes. Amounts borrowed under the notes are repaid based on available cash flows subject to priority of payments under each CLO's governing documents. The Company has elected to apply the fair value option to all of the loan obligations of the CLOs, with the exception of the loan obligation of Ares Enhanced Investment Strategy II, Ltd., which is carried at cost.

Credit Facilities of the Consolidated Non-CLOs

        Certain consolidated non-CLOs maintain credit facilities to fund investments between capital drawdowns. These facilities generally are collateralized by the unfunded capital commitments of the Consolidated Funds' limited partners, bear an annual commitment fee based on unfunded commitments and contain various affirmative and negative covenants and reporting obligations, including restrictions on additional indebtedness, liens, margin stock, affiliate transactions, dividends and distributions, release of

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

capital commitments, and portfolio asset dispositions. The obligations of these entities have no recourse to the Company. As of December 31, 2013, 2012 and 2011, the Consolidated Funds were in compliance with all financial and non-financial covenants under such credit facilities.

Credit Facilities of the Consolidated Funds

        The Consolidated Funds had the following revolving bank credit facilities and term loans outstanding as of December 31, 2013:

Type of Facility	Total Facility (Capacity)	Outstanding Loan(1)(3)	Effective Rate	Commitment Fee	Maturity Date
Short-term borrowings of Consolidated Funds
Credit facility	$40,000	$—	LIBOR + 1.75%	0.25%	06/06/14
Credit facility	116,841	—	LIBOR + 2.00%	0.38%	06/13/14
Credit facility	100,000	—	LIBOR + 2.00%	0.75%	06/30/14
Credit facility	35,000	35,000	LIBOR + 0.50%	0.50%	07/19/14
Term loan payable	1,805,000	1,137,526	(2)	0.50%	07/19/14

Total short-term borrowings of Consolidated Funds		$1,172,526

Long-term borrowings of Consolidated Funds
Credit facility	£186,290	$308,477	LIBOR + 1.85%	N/A	01/15/16
Credit facility	$532,350	532,350	LIBOR + 2.20%	N/A	10/15/15
Credit facility	€200,000	—	LIBOR + 3.00%	0.38%	08/16/19
Notes payable	$46,733	16,644	1.93%	N/A	09/19/15
Notes payable	114,048	40,601	1.93%	N/A	09/19/15

Total long-term borrowings of Consolidated Funds		$898,072

Total borrowings of Consolidated Funds		$2,070,598

(1)
The market values of the long term notes approximate the current carrying value that is tied to the LIBOR rate.

(2)
Rate depends on the tranche of each note held. The rates during the period ranged from One Month LIBOR +0.35% to Three Month LIBOR +0.90%.

(3)
For loan maintained in a foreign currency, balances are converted into U.S. dollars at the spot rate at reporting date.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

        The Consolidated Funds had the following revolving bank credit facilities and term loans outstanding as of December 31, 2012:

Type of Facility	Total Facility (Capacity)	Outstanding Loan(1)(5)	Effective Rate	Commitment Fee	Maturity Date
Short-term borrowings of Consolidated Funds
Credit facility	$3,489	$3,489	Eurodollar + 1.25%	N/A	01/31/13
Credit facility	50,000	—	LIBOR + 2.00%	0.30%	03/08/13
Credit facility	10,000	—	LIBOR + 2.00%	0.30%	05/14/13
Term loan payable	46,733	22,608	LIBOR + 1.75%	N/A	08/07/13
Term loan payable	114,048	55,174	LIBOR + 1.75%	N/A	08/07/13
Credit facility	25,000	—	LIBOR + 2.00%	0.30%	12/31/13

Total short-term borrowings of Consolidated Funds		$81,271

Long-term borrowings of Consolidated Funds
Credit facility	£378,000	$396,770	LIBOR + 1.85%	0.30%	01/15/16
Credit facility	$893,217	1,040,000	2.71%	N/A	07/31/15
	€41,865
	£235,463
Term loan payable	$540,000	256,743	LIBOR + 2.50%	N/A	05/09/17
Credit facility	35,000	35,000	LIBOR + 0.50%	0.23%	07/19/14
Notes payable	1,480,000	1,403,569	(2)	N/A	07/19/14
Notes payable	500,000	406,878	(3)	N/A	10/31/20
Notes payable	910,885	891,998	(4)	N/A	04/30/22

Total long-term borrowings of Consolidated Funds		$4,430,958

Total borrowings of Consolidated Funds		$4,512,229

(1)
The market values of the long term notes approximate the current carrying value that is tied to the LIBOR rate.

(2)
Rate depends on the tranche of each note held. The rates during the period ranged from Three Month LIBOR +0.31% to Three Month LIBOR +0.90%.

(3)
Rate depends on the tranche of each note held. The rates during the period ranged from LIBOR +1.80% to 10.64%. The subordinated notes do not accrue interest at a stated rate.

(4)
Rate depends on the tranche of each note held. The rates during the period ranged from LIBOR +0.95% to LIBOR +4.85%. The subordinated notes do not accrue interest at a stated rate.

(5)
For loan maintained in a foreign currency, balances are converted into U.S. dollars at the spot rate at reporting date.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

        The Consolidated Funds had the following revolving bank credit facilities and term loans outstanding as of December 31, 2011:

Type of Facility	Total Facility (Capacity)	Outstanding Loan(1)(7)	Effective Rate	Commitment Fee	Maturity Date
Short-term borrowings of Consolidated Funds
Credit facility	$90,000	$80,000	2.75%	0.30%	06/30/12
Credit facility	20,000	—	LIBOR + 2.00%(2)	0.25%	05/14/12
Credit facility	100,000	30,000	LIBOR + 2.00%(3)	0.25%	12/31/12

Total short-term borrowings of Consolidated Funds		$110,000

Long-term borrowings of Consolidated Funds
Credit facility	£378,000	$535,986	LIBOR + 1.85%	0.20%	01/15/16
Credit facility	$893,217	1,092,995	2.43%	N/A	07/31/15
	£235,463	—
	€41,865	—
Credit facility	$50,000	—	LIBOR + 2.00%	0.30%	03/08/13
Term loan payable	540,000	514,445	LIBOR + 0.55%	N/A	11/09/14
Term loan payable	46,733	28,602	LIBOR + 1.75%	N/A	08/07/13
Term loan payable	114,048	69,801	LIBOR + 1.75%	N/A	08/07/13
Credit facility	35,000	35,000	LIBOR + 0.50%	N/A	07/19/14
Notes payable	1,462,600	1,332,317	(4)	0.23%	07/19/14
Notes payable	500,000	406,798	(5)	N/A	10/31/20
Notes payable	1,110,885	843,879	(6)	N/A	04/30/22

Total long-term borrowings of Consolidated Funds		$4,859,823

Total borrowings of Consolidated Funds		$4,969,823

(1)
The market values of the long term notes approximate the current carrying value that is tied to the LIBOR rate.

(2)
Weighted average interest rate of 2.75%.

(3)
Weighted average interest rate of 3.61%.

(4)
Rate depends on the tranche of each note held. The rates during the period ranged from Three Month LIBOR +0.31% to Three Month LIBOR 0.90%.

(5)
Rate depends on the tranche of each note held. The rates during the period ranged from LIBOR +1.80% to 10.64%. The subordinated notes do not accrue interest at a stated rate.

(6)
Rate depends on the tranche of each note held. The rates during the period ranged from LIBOR +0.95% to LIBOR +4.85%. The subordinated notes do not accrue interest at a stated rate.

(7)
For loan maintained in a foreign currency, balances are converted into U.S. dollars at the spot rate at reporting date.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

7. DEBT (Continued)

Loan Obligations of the Consolidated Mezzanine Debt Funds

        Loan obligations of consolidated mezzanine debt funds represent amounts due to holders of debt securities issued by Ares Institutional Loan Fund B.V. (the "AILF Master Fund"), a Netherlands limited liability company. The AILF Master Fund issued Class A, Class B and Class C participating notes that have equal rights and privileges, except with respect to management fees and the performance fee that are applicable to only the Class A participating notes. These participating notes are redeemable debt instruments that do not have a stated interest rate or fixed maturity date. The AILF Master Fund may cause any holders to redeem all or any portion of such notes at any time upon at least five days prior written notice for any reason or no reason. A participating note holder may withdraw all or some of its notes as of the last business day of each calendar month by providing at least 30 days prior written notice. The holders of these participating notes have the right to receive the AILF Master Fund's first gains and the obligation to absorb the AILF Master Fund's first losses. As of December 31, 2013, 2012 and 2011, outstanding loan obligations of the consolidated mezzanine debt funds were $323.2 million, $117.5 million and $375.1 million, respectively and are presented as mezzanine debt in the Combined and Consolidated Statements of Financial Condition. The residual interests of the consolidated mezzanine debt funds are carried at cost plus accrued interest. The mezzanine funds are collateralized by all of the assets of the AILF Master Fund with no recourse to the Company.

Debt Extinguishment of Consolidated Funds

        In connection with an early repayment of debt in 2013, one of the Consolidated Funds extinguished $670.0 million of debt at a discount, resulting in a gain of $11.8 million, which is recorded in debt extinguishment gain of Consolidated Funds with the Combined and Consolidated Statement of Operations.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

8. REDEEMABLE AND NON-CONTROLLING INTERESTS

        The following table sets forth a summary of changes in the redeemable interests in AHI, AI and consolidated subsidiaries and redeemable interest in consolidated funds for the years ended December 31, 2013, 2012 and 2011:

	As of December 31,
	2013	2012	2011
Redeemable interests in Consolidated Funds
Redeemable non-controlling interests in Consolidated Funds, beginning of period	$1,100,108	$1,024,152	$1,112,054
Net income attributable to redeemable, non-controlling interests in Consolidated Funds	137,924	199,075	259,195
Contributions from redeemable, non-controlling interests in Consolidated Funds	—	—	27,325
Distributions to redeemable, non-controlling interests in Consolidated Funds	(143,378)	(125,702)	(368,298)
Currency translation adjustment attributable to redeemable, non-controlling interests in Consolidated Funds	(884)	2,583	(6,124)

Redeemable interests in Consolidated Funds	$1,093,770	$1,100,108	$1,024,152

	As of December 31,
	2013	2012	2011
Redeemable interests in consolidated subsidiaries
Redeemable non-controlling interests in consolidated subsidiaries, beginning of period	$30,488	$21,807	$—
Net income attributable to redeemable, non-controlling interests in consolidated subsidiaries	2,451	3,291	406
Allocation of contributions in excess of carrying value of net assets attributable to AREA purchase	254	—	—
Allocation of contributions in excess of carrying value of net assets attributable to Class D units	3,458	—	—
Contributions from redeemable, non-controlling interests in consolidated subsidiaries	—	403	20,917
Distributions to redeemable, non-controlling interests in consolidated subsidiaries	(4,641)	(274)	—
Currency translation adjustment attributable to redeemable, non-controlling interests in consolidated subsidiaries	13	1	(4)
Revaluation of redeemable interest	8,437	—	—
Equity compensation	291	5,260	488

Redeemable interests in consolidated subsidiaries	$40,751	$30,488	$21,807

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

8. REDEEMABLE AND NON-CONTROLLING INTERESTS (Continued)

        The following table sets forth a summary of changes in the non-controlling interest in AHI, AI and consolidated subsidiaries for the years ended December 31, 2013, 2012 and 2011:

	Non-controlling interest in AHI, AI and consolidated subsidiaries
	Members' Equity	Common Stock (B shares)	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 1, 2011	$114,464	$0	$44,143	$15,963	$(141)	$174,429
Contributions, net of tax	2,259	—	2,288	—	—	4,547
Distributions	(43,139)	—	—	(15,846)	—	(58,985)
Net income	21,506	—	—	13,580	—	35,086
Currency translation adjustment	—	—	—	—	(54)	(54)
Equity compensation	(1,060)	—	171	—	—	(889)

Balance at December 31, 2011	$94,030	$0	$46,602	$13,697	$(195)	$154,134

Distributions	(69,044)	—	—	(42,550)	—	(111,594)
Net income	60,589	—	—	17,570	—	78,159
Currency translation adjustment	—	—	—	—	168	168
Equity compensation	2,009	—	7,959	—	—	9,968

Balance at December 31, 2012	$87,584	$0	$54,561	$(11,283)	$(27)	$130,835

Allocation of contributions in excess of carrying value of net assets attributable to AREA purchase	2,152	—	3,835	—	—	5,987
Issuance of Class D units, net of offering costs	241,735	—	—	—	—	241,735
Allocation of contributions in excess of carrying value of net assets attributable to Class D units	(183,820)	—	6,404	—	—	(177,416)
Deferred tax liabilities arising from allocation of contributions	—	—	(12,171)	—	—	(12,171)
Distributions	(69,173)	—	—	—	—	(69,173)
Net income	30,715	—	—	12,959	—	43,674
Revaluation of redeemable equity	—	—	—	(2,093)	—	(2,093)
Currency translation adjustment	—	—	—	—	341	341
Equity compensation	799	—	5,213	—	—	6,012

Balance at December 31, 2013	$109,992	$0	$57,842	$(417)	$314	$167,731

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

9. OTHER ASSETS

        The components of other assets for the years ended December 31, 2013, 2012 and 2011 were as follows:

	As of December 31,
	2013	2012	2011
Other assets of the Company:
Accounts and interest receivable	$1,863	$2,887	$6,472
Receivable for securities sold	11,594	3,481	1
Fixed assets, net	27,852	18,778	19,808
Other assets	32,291	24,467	18,837

Total other assets of Company	$73,600	$49,613	$45,118

Other assets of Consolidated Funds:
Deferred debt issuance costs	$13,106	$28,234	$28,162
Note receivables	366	352	339
Income tax receivable	314	30	122
Other receivables	3,641	13,296	15,274
Other assets	8,101	7,400	9,392

Total other assets of Consolidated Funds	$25,528	$49,312	$53,289

Total other assets	$99,128	$98,925	$98,407

Fixed Assets, Net

        The major classes of depreciable assets for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
Furniture	$9,722	$4,427	$4,337
Office and computer equipment	13,059	8,792	6,609
Computer software	5,670	5,263	5,258
Leasehold improvements	34,484	20,731	19,335

Fixed assets, at cost	62,935	39,213	35,539
Less accumulated depreciation	(35,083)	(20,435)	(15,731)

Fixed assets, net	$27,852	$18,778	$19,808

        For the years ended December 31, 2013, 2012 and 2011, depreciation expense was $6.3 million, $4.6 million and $4.2 million, respectively, which is included in general, administrative and other expense in the Combined and Consolidated Statements of Operations.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

10. COMMITMENTS AND CONTINGENCIES

Indemnification Arrangements

        Consistent with standard business practices in the normal course of business, the Company enters into contracts that contain indemnities for affiliates of the Company, persons acting on behalf of the Company or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the Company's maximum exposure under these arrangements cannot be determined and has neither been recorded in the above table nor in the Combined and Consolidated Statements of Financial Condition. As of December 31, 2013, 2012 and 2011, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Performance Fees

        Performance fees from certain limited partnerships are subject to reversal in the event that the funds incur future losses. The reversal is limited to the extent of the cumulative performance fees received to date. If all of the existing investments became worthless, the amount of cumulative revenues that had been received by the Company would be returned less the income taxes paid thereon. Management believes the possibility of all of the investments becoming worthless is remote. The Company may be liable to repay certain limited partnerships for previously received performance fees. This obligation is generally referred to as a clawback. At December 31, 2013, 2012 and 2011, the amount of performance fees subject to potential clawback is approximately $608.5 million, $562.6 million and $560.2 million, respectively, of which approximately $489.8 million, $454.2 million and $458.8 million, respectively, is reimbursable to the Company by professionals. If the funds were liquidated at their then current fair values as of December 31, 2013, 2012 and 2011, there would be no event of clawback. For all periods presented, the Company did not accrue any expense associated with the clawback obligation.

Equity-Based Compensation

        Upon consummation of a capital event determined within the sole and absolute discretion of management, equity-based compensation awards issued by the Company to certain professional pools will be subject to recognition of compensation expense for the vested portion of awards granted if the capital event achieves a specified value. In addition, certain professional pools will be entitled to receive distributions of proceeds resulting from the capital event if the capital event achieves a specified value. The terms of these equity-based compensation awards vary in amount, vesting terms and the specified minimum value of the capital event required to entitle the professional to the value of the award.

Capital Commitments

        As of December 31, 2013, 2012 and 2011, the Company has aggregate unfunded commitments of $244.5 million, $86.7 million and $185.0 million, respectively, including commitments to both non-consolidated funds and Consolidated Funds.

Rental Leases

        The Company leases office space in various countries and maintains its headquarters in Los Angeles, where it leases its primary office space under non-cancelable rental operating lease agreements that expire

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

10. COMMITMENTS AND CONTINGENCIES (Continued)

in May 2020. The Company's rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owner and are recognized on a straight-line basis over the term of the lease agreement. Rent expense includes base contractual rent. Rent expense for the years ended December 31, 2013, 2012 and 2011 was $12.7 million, $8.6 million and $7.3 million, respectively, and is recorded within general, administrative and other expense in the Combined and Consolidated Statements of Operations. All leases expire in various years ranging from 2014 to 2026.

        The future minimum commitments for the Company's operating leases are as follows:

2014	$15,729
2015	15,862
2016	14,440
2017	13,747
Thereafter	64,276

Total	$124,054

Purchase Obligations

        The Company has several purchase obligations in place whereby third parties provide services to the Company. Purchase obligations represent contracts which are either non-cancelable or cancelable with a penalty. The terms of these agreements vary in length and amounts. At December 31, 2013, 2012 and 2011, the Company's obligations primarily reflect standard service contracts for portfolio, market data, and office related services.

Guarantees

        The Company assumed a guarantee of a mortgage associated with an office space in New York City in connection with the acquisition of AREA. The guarantee, dated March 20, 2008, is for the benefit of a Germany-based commercial property lender in connection with a $21.5 million loan provided to an affiliate of the Company. The maturity date of the loan is February 12, 2018. The Company believes the likelihood of default is remote.

        For the years ended December 31, 2013 and 2011, the Company guaranteed loans for affiliated co-investment entities. As of December 31, 2012, the Company did not guarantee loans for any affiliated entities. These entities were formed to permit certain Ares professionals to invest alongside the Company and its investors in a fund managed by Ares. The Company would be responsible for all outstanding payments due in the event of a default on the loans by an affiliated entity. For the years ended December 31, 2013 and 2011, the total outstanding loan balance of these co-investment guarantees was approximately $4.1 million and $1.9 million, with an additional $1.2 million and $2.4 million, in unfunded commitments, respectively. There has been no history of default and the Company has determined that the likelihood of default is remote. These guarantees are not considered to be compensation.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

11. RELATED PARTY TRANSACTIONS

        Substantially all of the Company's revenue is earned from its affiliates, including management fees, performance fees, administrative expense reimbursements and service fees. The related accounts receivable are included within due from affiliates within the combined and consolidated statements of financial condition, except that performance fees receivable, which are entirely due from affiliated funds, are presented separately within the combined and consolidated statements of financial condition.

        The Company has investment management agreements with various funds that it manages. In accordance with these agreements, the Consolidated Funds bear certain operating costs and expenses which are initially paid by the Company and subsequently reimbursed by the Consolidated Funds. In addition, the Company has agreements to provide administrative services to various entities.

        The Company also has entered into agreements to provide administrative services in exchange for a fee to related parties, including ARCC, Ares Commercial Real Estate Corporation ("ACRE"), Ares Dynamic Credit Allocation Fund, Inc., Ares Multi-Strategy Credit Fund, Inc., Ivy Hill Asset Management, L.P., and European Senior Secured Loan Programme S.à.r.l.

        Individuals may be permitted to participate in co-investment vehicles that generally invest in Ares funds alongside fund investors. Participation is limited by law to individuals who qualify under applicable securities laws. These co-investment vehicles generally do not require these individuals to pay management or performance fees.

        Performance fees from the funds can be distributed to professionals on a current basis, subject to repayment by the subsidiary of the Company that acts as general partner of the relevant fund in the event that certain specified return thresholds are not ultimately achieved. The professionals have personally guaranteed, subject to certain limitations, the obligations of these subsidiaries in respect of this general partner obligation. Such guarantees are several and not joint and are limited to distributions received by the relevant recipient.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

11. RELATED PARTY TRANSACTIONS (Continued)

        The Company considers its professionals and non-consolidated funds to be affiliates. Amounts due from and to affiliates were comprised of the following:

	As of December 31,
	2013	2012	2011
Due from affiliates
Management fees receivable from non-consolidated funds	$91,917	$59,710	$52,552
Payments made on behalf of non-consolidated funds	17,003	8,835	7,418

Due from affiliates—Company	108,920	68,545	59,970

Amounts due from non-consolidated funds	2,010	79,448	4,290

Due from affiliates—Consolidated Funds	2,010	79,448	4,290

Due to affiliates
Management fee rebate payable to non-consolidated funds	28,715	15,717	9,289
Payments made by non-consolidated funds on behalf of Company	3,975	4,624	7,360

Due to affiliates—Company	32,690	20,341	16,649

Amounts due to non-consolidated funds	2,695	907	367

Due to affiliates—Consolidated Funds	$2,695	$907	$367

Due from Ares Funds and Portfolio Companies

        In the normal course of business, the Company pays certain expenses on behalf of Consolidated Funds and non-consolidated funds for which it is reimbursed. Amounts advanced on behalf of Consolidated Funds are eliminated in consolidation. Certain expenses initially paid by the Company, primarily professional travel and other costs associated with particular portfolio company holdings, are reimbursed by the portfolio companies.

12. STOCKHOLDERS' EQUITY AND MEMBERS' CAPITAL

Ares Holdings, Inc.

        AHI, a Delaware Corporation, has issued Class A Common Stock and Class B Common Stock, each with a par value of $0.001 per share. APMC owns all of the Company's Class A Common Stock and Abu Dhabi Investment Authority and its affiliates (collectively, "ADIA") own all of the Company's Class B Common Stock, amounting to ownership of AHI equal to 50.1% and 49.9%, respectively. All Class A Common Stock and Class B Common Stock are identical and entitle the holders to the same rights and privileges, except that holders of Class B Common Stock do not have voting rights.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

12. STOCKHOLDERS' EQUITY AND MEMBERS' CAPITAL (Continued)

Ares Investments LLC

        AI is organized as a limited liability company. AI's membership interest is comprised of multiple classes of units with similar economic rights; however only Class A-1 units possess voting powers. The management of AI is vested in APMC. Class A-1 units are owned by APMC and AREC Holdings Ltd. ("AREC"), an affiliate of the Abu Dhabi Investment Authority, which own approximately 80% and 20%, respectively.

        AHI and AI directly or indirectly hold controlling interests in AM LLC and AIH LLC, as well as their wholly owned subsidiaries.

        In July 2013, AI and AH (a subsidiary controlled by AHI), each issued a non-voting, mandatorily convertible membership interest (the "membership interest") in the form of 67,490 Class D units to Alleghany Insurance Holdings LLC, an affiliate of Alleghany Corporation (such affiliate, "Alleghany" or the "Equity Holder") in exchange for an aggregate purchase price of $250 million, net of $8.3 million in offering related costs. The membership interests represent 6.25% of all equity interests of AI and AH. The Equity Holder has the option to convert its preferred membership interests into common membership interests in whole, but not in part, at any time until the date that is 30 days after delivery by the Company of a redemption notice. A redemption may be effected only by the Company (and not by the Equity Holder) beginning on the earlier of (i) the 30th day after the 5th anniversary of the issue date or (ii) the consummation of a change of control. Upon the completion of a qualified initial public offering (an "IPO"), the Equity Holder's membership interest will mandatorily convert into a corresponding common equity interest in the Company, with a fair value immediately after conversion equal to the fair value of the membership interest immediately prior to conversion. Until conversion into common membership interests, the Equity Holder is entitled to the greater of (1) a minimum cumulative distribution of no less than 5% per year and (2) distributions made to all equity holders on a pro rata basis (i.e., 6.25%). In the event of liquidation of AH and AI prior to an IPO, the Equity Holder would be entitled to receive its initial investment amount, plus its minimum 5% distribution preference, to the extent unpaid. The redemption price is an amount in cash such that the internal rate of return for the Equity Holder with respect to the membership interest being redeemed equals 10% per annum.

        Because Alleghany's contribution at fair value in exchange for its interest in AI and AH exceeded the proportion of the carrying value of net assets acquired, the fair value of its contribution was immediately allocated among all members to ensure that equity is reported at the carrying value of net assets attributed to each respective ownership interest after giving effect to the contribution. The allocation of $177.4 million is presented as allocation of contribution in excess of carrying value of net assets attributable to Class D units within the combined and consolidated statements of changes in equity. Alleghany's residual equity of $64.3 million is presented within non-controlling interest in AHI, AI and consolidated subsidiaries within the statements of financial condition and within the statement of changes in equity.

13. INCOME TAXES

        A substantial portion of the Company's earnings flow through to owners of the Company without being subject to entity level income taxes. Consequently, a significant portion of the Company's earnings

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

13. INCOME TAXES (Continued)

reflects no provision for income taxes except those for foreign, city and local income taxes incurred at the entity level. A portion of the Company's operations is held through AHI, which is a U.S. corporation for tax purposes. Because AHI is a U.S. corporation, its income is subject to U.S. federal, state and local income taxes and certain of its foreign subsidiaries are subject to foreign income taxes (for which a foreign tax credit can generally offset U.S. corporate taxes imposed on the same income). A provision for corporate level income taxes imposed on AHI's earnings is included in the Company's tax provision. The Company's tax provision also includes entity level income taxes incurred by certain affiliated funds and co-investment entities that are consolidated in these financial statements.

        The Company's effective income tax rate is dependent on many factors, including the estimated nature of many amounts and the mix of revenues and expenses between U.S. corporate subsidiaries that are subject to income taxes and those subsidiaries that are not. Additionally, the Company's effective tax rate is influenced by the amount of income tax provision recorded for any affiliated funds and co-investment entities that are consolidated in these financial statements. Consequently, the effective income tax rate is subject to significant variation from period to period.

        The provision for income taxes attributable to the Company and the Consolidated Funds, consisted of the following for the years ended December 31, 2013, 2012 and 2011:

AHI and its consolidated subsidiaries

	Year Ended December 31,
	2013	2012	2011
Current:
U.S. federal income tax	$19,774	$18,355	$15,901
State and local income tax	3,522	2,714	1,993
Foreign income tax	617	2,339	282

	$23,913	$23,408	$18,176

Deferred:
U.S. federal income tax	(5,743)	4,029	(2,725)
State and local income tax	(747)	530	(412)
Foreign income tax	—	(6,151)	(282)

	$(6,490)	$(1,592)	$(3,419)

Total:
U.S. federal income tax	$14,031	22,384	13,176
State and local income tax	2,775	3,244	1,581
Foreign income tax	617	(3,812)	—

Income tax expense	$17,423	$21,816	$14,757

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

13. INCOME TAXES (Continued)

Consolidated Funds

	Year Ended December 31,
	2013	2012	2011
Current:
U.S. federal income tax	$4,280	$—	$(34)
State and local income tax	1,083	(2)	1
Foreign income tax	1,396	4,245	14,690

	$6,759	$4,243	$14,657

Deferred:
U.S. federal income tax	26,368	78	151
State and local income tax	7,417	19	8
Foreign income tax	1,296	(2)	—

	$35,081	$95	$159

Total:
U.S. federal income tax	$30,648	78	117
State and local income tax	8,500	17	9
Foreign income tax	2,692	4,243	14,690

Income tax expense	$41,840	$4,338	$14,816

Total current income tax expense	$30,672	$27,651	$32,833

Total deferred income tax expense	$28,591	$(1,497)	$(3,260)

Total income tax expense	$59,263	$26,154	$29,573

        The Company's effective income tax rate differed from the federal statutory rate for the following reasons for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Income tax expense at federal statutory rate	35.0%	35.0%	35.0%
Income passed through	(29.2)	(34.3)	(34.2)
State and local taxes, net of federal benefit	0.8	0.2	0.1
Foreign taxes	0.6	(0.4)	1.6
Other, net	0.4	1.2	0.6
Valuation allowance	(0.8)	0.4	—

Total effective rate	6.8%	2.1%	3.1%

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

13. INCOME TAXES (Continued)

Deferred Taxes

        The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities were as follows as of December 31, 2013, 2012 and 2011:

AHI and its consolidated subsidiaries:

	Year Ended December 31,
	2013	2012	2011
Deferred tax assets
Net operating loss	$3,565	$6,413	$4,864
Investment in partnerships	—	—	472
Other, net	1,699	3,095	—

Total gross deferred tax assets	$5,264	$9,508	$5,336

Valuation allowance	(3,788)	(8,414)	(4,919)

Total deferred tax assets	$1,476	$1,094	$417

Deferred tax liabilities
Investment in partnerships	(22,478)	(4,265)	—
Other, net	—	—	(5,175)

Total deferred tax liabilities	$(22,478)	$(4,265)	$(5,175)

Net deferred tax (liabilities) assets	$(21,002)	$(3,171)	$(4,758)

Consolidated Funds:

	Year Ended December 31,
	2013	2012	2011
Deferred tax assets
Net operating loss	$608	$814	$757
Other, net	—	2,510	1,017

Total gross deferred tax assets	$608	$3,324	$1,774

Valuation allowance	(467)	(2,698)	(1,177)

Total deferred tax assets	$141	$626	$597

Deferred tax liabilities
Investment in partnerships	(36,045)	(1,452)	(1,333)

Total deferred tax liabilities	$(36,045)	$(1,452)	$(1,333)

Net deferred tax (liabilities) assets	$(35,904)	$(826)	$(736)

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

13. INCOME TAXES (Continued)

        AHI and certain consolidated subsidiary corporations' outside book basis in their investment in AH was increased by their proportionate share of the increase in equity of AH due to contributions made by Alleghany and AREA to AH. Since these investors did not make a direct contribution into AH, no credit is recorded to their tax basis in the investment. Therefore, these contributions creates a difference between book and tax basis for certain investors and accordingly, result in a deferred tax liability. In connection with the contributions relating to the AREA acquisition and Alleghany's membership interest, the Company recorded deferred tax liabilities of $24.5 million for the year ended December 31, 2013 with an equal offset to additional paid-in capital.

        In assessing the realizability of deferred tax assets, the Company considers whether it is probable that some or all of the deferred tax assets will not be realized. In determining whether the deferred taxes are realizable, the Company considers the period of expiration of the tax asset, historical and projected taxable income, and tax liabilities for the tax jurisdiction in which the tax asset is located. Valuation allowances are provided to reduce the amounts of deferred tax assets to an amount that is more likely than not to be realized based on an assessment of positive and negative evidence, including estimates of future taxable income necessary to realize future deductible amounts.

        The valuation allowance for deferred tax assets decreased by $6.9 million in 2013 as a result of income generated within the Company's foreign subsidiaries and increased by $5.0 million and $0.4 million in 2012 and 2011, respectively, due primarily to operating losses incurred in various foreign jurisdictions in which the Company operates.

        At December 31, 2013, the Company had $17.0 million of net operating loss ("NOL") carryforwards available to reduce future foreign income taxes for which a full valuation allowance has been provided. The majority of the foreign NOLs have no expiry.

        As of, and for the three years ended December 31, 2013, 2012 and 2011, the Company had no significant uncertain tax positions.

        The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, local and foreign tax regulators. With limited exceptions, the Company is no longer subject to income tax audits by taxing authorities for any years before 2009. Although the outcome of tax audits is always uncertain, the Company does not believe the outcome of any future audit will have a material adverse effect on the Company's combined and consolidated financial statements.

14. EQUITY COMPENSATION EXPENSE

        In May 2007, APMC issued a 3.3% profit interest in APMC to a pool of professionals ("AEP I Profit Interest") to participate in the profits of APMC and proceeds of certain capital events. The AEP I Profit Interest vests over five years from the grant date, subject to the professionals' continuous service with the Company through vesting date. The grant date fair value of the AEP I Profit Interest was $38.4 million as determined by a third-party valuation firm. The AEP I Profit Interest is accounted for as equity compensation expense ratably over the vesting period. For the years ended December 31, 2012 and 2011, the Company recorded $5.7 million and $7.1 million, respectively, of expense in connection with this

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

14. EQUITY COMPENSATION EXPENSE (Continued)

award. During the year ended December 31, 2012, awards representing 0.1% of the AEP I Profit Interest were forfeited. As of December 31, 2012, no unrecognized compensation expense remains.

        In November 2010, APMC issued a 4.5% profit interest in APMC to a pool of professionals ("AEP II Profit Interest") to participate in the profits of APMC and proceeds of certain capital events. The AEP II Profit Interest vests over five years from the grant date, subject to the professionals' continuous service with the Company through vesting date. The grant date fair value of the AEP II Profit Interest was $31.8 million as determined by a third party valuation firm. The AEP II Profit Interest is accounted for as equity compensation expense ratably over the vesting period. In June 2012, APMC issued an additional 0.14% interest under the terms of the AEP II Profit Interest with a grant date fair value of $1.6 million. The additional awards vest ratably over five years from grant date, subject to the same plan provisions. For the years ended December 31, 2013, 2012 and 2011, the Company recorded expenses of $6.0 million, $5.9 million and $5.8 million, respectively, in connection with the AEP II Profit Interest. During each of the years ended December 31, 2012 and 2011, awards representing 0.1% of the AEP II Profit Interest were forfeited. As of December 31, 2013, the total unrecognized compensation expense related to the unvested awards was approximately $14.7 million.

        In December 2010, Ares Management Worldwide Holdings LLC, a subsidiary of AHI, issued (a) a 2% indirect membership interest in each of Ares Management Holdings ("AMH LLC") and AIH LLC (the "Class E Interest") and (b) a 2% profit interest to participate in the proceeds of certain capital events (the "2% Profit Interest"). The Class E Interest and 2% Profit Interest vest over 37 months from the grant date, subject to the professional's continuous service with the Company through vesting date. The grant date fair value of the 2% Profit Interest and Class E Interest was $36.8 million. The Class E Interest and 2% Profit Interest are accounted for as equity compensation expense ratably over the vesting period. For the year ended December 31, 2011 the Company recorded expenses of $7.4 million in connection with these awards. The fair value of these awards was determined using a third party valuation firm.

        In July 2012, the Class E Interest and the 2% Profit Interest were exchanged for (a) a 2% indirect membership interest in each of AMH LLC and AIH LLC (the "Class B Interests") and (b) a 2.2% profit interest to participate in the proceeds of certain capital events (the "AEP Profit Interest") (collectively, "New Awards"). The New Awards vest over 17 months from the grant date, subject to the professional's continuous service with the Company through vesting date. The exchange of the Class E Interest and 2% Profit Interest for the New Awards constituted a modification of an equity award. The grant date fair value of the New Awards was $68.6 million. For the year ended December 31, 2012, the Company recorded $33.6 million in connection with the New Awards of which $19.4 million represented catch-up expenses to ensure that the vested portion of the award was recognized as expense. For the year ended December 31, 2013, the Company recorded expenses of $12.9 million in connection with these awards. As of December 31, 2013, no unrecognized compensation expense remains.

        In connection with the November 2011 Indicus acquisition, the Company issued (a) a 1.0% membership interest in each of AMH LLC and AIH LLC (the "Membership Interests") and (b) a right to receive a 1.14% profit interest to participate in the proceeds of certain capital events (the "Indicus Profit Interest"), in each case, to the principals who sold their interests in Indicus (the "Indicus Partners"). The Membership Interests were subsequently exchanged in July 2012 for membership interests (the "New

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

14. EQUITY COMPENSATION EXPENSE (Continued)

Membership Interests") in each of Ares Holdings LLC ("AH LLC") and AI. This exchange did not qualify as a modification of the award. The New Membership Interests are subject to certain forfeiture provisions and the Indicus Partners have a right to exercise a put option during the six-month period ending on August 16, 2016. If all of the Indicus Partners were to exercise their put options, the aggregate settlement amount would be $40.0 million as of December 31, 2013.

        At the closing date of the acquisition, the Indicus Partners' capital account balance of $20.7 million represented the fair value of their initial non-forfeitable New Membership Interests of 0.5% in each of AMH LLC and AIH LLC as determined using a third-party valuation firm. The initial non-forfeitable New Membership Interests are presented as redeemable interest in AHI, AI and consolidated subsidiaries. The remaining 0.5% of the New Membership Interests vests over five years from the acquisition date, subject to the Indicus Partners' continuous employment or service with the Company through such date. The grant date fair value of 0.5% of the New Membership Interests is accounted for as equity compensation expense and is expensed over the vesting period. For the years ended December 31, 2013, 2012 and 2011, the Company recorded expense of $3.4 million, $4.9 million and $0.5 million, respectively, in connection with the New Membership Interests with the offset recorded as an increase to redeemable non-controlling interest in AHI, AI and consolidated subsidiaries. The Company will record equity compensation expense of approximately $11.9 million ratably over the remaining vesting period. At each reporting date, the New Membership Interests are reported at fair value within redeemable interest in AHI, AI and Consolidated Funds before giving effect to the contributions, distributions and income allocations associated with this interest. This adjustment to fair value is recorded with the offsetting amount recorded to retained earnings.

        The grant date fair value of the put option feature associated with the New Membership Interests was determined using an option pricing model utilizing a five-year term, a risk-free rate of 0.91%, a strike price of $40.0 million and an expected volatility of 45.5%.

        The Company will record the grant date fair value of the Indicus Profit Interest as equity compensation. The grant date fair value of these interests was $5.5 million as determined using the Black-Scholes option pricing model utilizing a seven-year term, a risk-free rate of 0.4%, a minimum strike price of $46.0 million and an expected volatility of 47.6%. This fair value is fixed as of the grant date and is being expensed as equity compensation expense ratably over the three years vesting period. The Indicus Profit Interest is automatically cancelled on the seventh anniversary of the Indicus acquisition. For the years ended December 31, 2013, 2012 and 2011, the Company recorded expenses of $1.8 million, $1.9 million and $0.2 million, respectively in connection with the Indicus Profit Interest. As of December 31, 2013, the total unrecognized compensation expense related to the unvested awards was approximately $1.6 million.

        In connection with the acquisition of AREA on July 1, 2013, the Company issued 1.2% membership interest ("AREA Membership Interest") to a group of former AREA partners who joined the Company. The grant date fair value of the AREA Membership Interest was $42.2 million and is comprised of (i) $21.8 million of purchase price consideration that was recorded as an increase to controlling interests in AHI before giving effect to the allocation of $5.4 million related to the difference between the fair value of consideration received and the carrying value of the equity received and (ii) $20.4 million in equity compensation. The equity compensation will be generally 50% vested on the first anniversary of issuance and 100% vested on the second anniversary of issuance. The fair value of these awards was determined

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

14. EQUITY COMPENSATION EXPENSE (Continued)

using a recent market transaction at the time of determination. As of December 31, 2013, no AREA Membership Interest has been forfeited.

        In connection with the AREA Membership Interest, the Company recorded compensation expense of $4.7 million for the year ended December 31, 2013. As of December 31, 2013, total unrecognized compensation expense related to these unvested awards was approximately $14.7 million, net of estimated forfeitures.

15. MARKET AND OTHER RISK FACTORS

        Due to the nature of the Company's investment strategy, the Company's portfolio of investments has significant market and credit risk. As a result, the Company is subject to market and other risk factors, including, but not limited to the following:

Market Risk

        The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Limited Liquidity of Investments

        The Company intends to invest in investments that may not be readily marketable. Illiquid investments may trade at a discount from comparable, more liquid investments, and at times there may be no market at all for such investments. Subordinate investments may be less marketable, or in some instances illiquid, because of the absence of registration under federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to issues of comparable interests). As a result, the Company may encounter difficulty in selling its investments or may, if required to liquidate investments to satisfy redemption requests of its investors or debt service obligations, be compelled to sell such investments at less than fair value.

Counterparty Risk

        Some of the markets in which the Company may affect its transactions are "over-the-counter" or "interdealer" markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight unlike members of exchange-based markets. This exposes the Company to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the applicable contract (whether or not such dispute is bona fide) or because of a credit or liquidity problem, causing the Company to suffer loss. Such "counterparty risk" is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Company has concentrated its transactions with a single or small group of counterparties.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

15. MARKET AND OTHER RISK FACTORS (Continued)

Credit Risk

        There are no restrictions on the credit quality of the investments the Company intends to make. Investments may be deemed by nationally recognized rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Some investments may have low-quality ratings or be unrated. Lower rated and unrated investments have major risk exposure to adverse conditions and are considered to be predominantly speculative. Generally, such investments offer a higher return potential than higher rated investments, but involve greater volatility of price and greater risk of loss of income and principal.

        In general, the ratings of nationally recognized rating organizations represent the opinions of agencies as to the quality of the securities they rate. Such ratings, however, are relative and subjective; they are not absolute standards of quality and do not evaluate the market value risk of the relevant securities. It is also possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect subsequent events. The Company may use these ratings as initial criteria for the selection of portfolio assets for the Company but is not required to utilize them.

Currency Risk

        The Company may invest in financial instruments and enter into transactions denominated in currencies other than its functional currency. Although the Company may seek to hedge currency exposure through financial instruments, the Company may still be exposed to risks that the exchange rate of its currency relative to other foreign currencies may change in a manner that has an adverse effect on the value of that portion of the Company's assets or liabilities denominated in currencies other than the functional currency.

        The Company may enter into derivative contracts to manage the risk associated with foreign currency exchange fluctuations on its non-U.S. dollar denominated holdings.

16. SEGMENT REPORTING

        The Company conducts its alternative asset management business through four operating segments:

  •
  Tradable Credit Group:  The Company's Tradable Credit Group is a participant in the tradable, non-investment grade corporate credit markets with approximately $27.9 billion assets under management as of December 31, 2013. The group manages various types of investment funds, ranging from comingled and separately managed accounts for institutional investors to publicly traded vehicles and sub-advised funds for retail investors. While each of the group's approximately 75 funds is tailored to specific investment objectives, mandates can be broadly categorized between long-only credit and alternative credit investment strategies. Long-only credit funds primarily focus on long-only and performing credit with a goal of outperforming corresponding performing bank loan or high yield market indices. Alternative credit funds primarily seek to deliver compelling absolute risk-adjusted returns. Alternative credit funds allocate capital dynamically across asset classes and markets and focus on both performing and non-performing situations.

  •
  Direct Lending Group:  The Company's Direct Lending Group is a direct lender to the U.S. and European middle market with approximately $27.5 billion of assets under management as of

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

    December 31, 2013. The group provides one-stop financing solutions to small-to-medium sized companies, which the Company believes are increasingly underserved by traditional lenders. The group launched its inaugural vehicle dedicated to direct lending, ARCC, nearly ten years ago as a business development company. In 2007, the group extended its capabilities into Europe and raised its first dedicated fund. The group generates fees from over 25 other funds that include joint venture lending programs with affiliates of General Electric Company, separately managed accounts for large institutional investors seeking tailored investment solutions and comingled funds. The group's activities are managed by two dedicated teams in the United States and Europe.

  •
  Private Equity Group:  The Company's Private Equity Group has approximately $9.9 billion of assets under management as of December 31, 2013. The group focuses on majority or shared-control investments, principally in under-capitalized companies. The Company's private equity professionals have a demonstrated ability to deploy flexible capital, which allows them to stay both active and disciplined in various market environments. The group's activities are managed by two dedicated teams in North America/Europe and China.

  •
  Real Estate Group:  The Company's Real Estate Group manages comprehensive public and private debt and equity strategies with approximately $8.7 billion of assets under management as of December 31, 2013. The group provides investors access to its capabilities through its commercial mortgage REIT focused on direct lending (ACRE), U.S. and European private equity real estate comingled funds, separately managed accounts and other fund types. The group's activities are managed by two dedicated teams in debt and equity.

        These business segments are differentiated by their various investment strategies, as well as their sources of income. Each of the Tradable Credit Group, Direct Lending Group, Private Equity Group and Real Estate Group segments earns management fees that are described in more detail in Note 2, "Summary of Significant Accounting Policies—Management Fees." Each of the segments also earns performance fees that are described in more detail in Note 2, "Summary of Significant Accounting Policies—Peformance Fees."

        The Company established an Operations Management Group (the "OMG") that consists of five independent, shared resource groups to support the Company's operating segments by providing infrastructure and administrative support in the areas of accounting/finance, operations/information technology, business development, legal/compliance and human resources. Additionally, the OMG provides services to certain of the Company's investment companies and partnerships, which reimburse the OMG for expenses equal to the costs of services provided. The Company's clients seek to partner with investment management firms that not only have compelling investment track records across multiple investment products but also possess seasoned infrastructure support functions. As such, significant investments have been made to develop the OMG. The Company has successfully launched new business lines, integrated acquired businesses into the operations and created scale within the OMG to support a much larger platform in the future. The OMG's expenses are not allocated to the Company's four operating segments but the Company does consider the cost structure of the OMG when evaluating its financial performance.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

        Economic net income ("ENI") is a key performance indicator used in the alternative investment industry. ENI represents net income excluding (a) income tax expense, (b) operating results of Consolidated Funds, (c) depreciation expense, (d) the effects of changes arising from corporate actions and (e) certain other items that the Company does not believe are indicative of its performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with acquisitions and capital transactions, placement fees and underwriting costs and expenses incurred in connection with corporate reorganization. The Company believes the exclusion of these items provides investors with a meaningful indication of the Company's core operating performance. ENI is evaluated regularly by management as a decision tool for deployment of resources and assess performances of each of the business segments. The Company believes that reporting ENI is helpful in understanding its business and that investors should review the same supplemental non-U.S. GAAP financial measures that management uses to analyze the segment performance. These measures supplement and should be considered in addition to, and not in lieu of, the Combined and Consolidated Statements of Operations prepared in accordance with U.S. GAAP.

        Fee related earnings ("FRE") is a component of ENI and is used to assess the ability of the business to cover direct base compensation and operating expenses from total management fees. FRE differs from income before taxes computed in accordance with U.S. GAAP as it adjusts for the items included in the calculation of ENI and excludes performance fee income, performance fee compensation expenses and investment income from Consolidated Funds.

        Performance related earnings ("PRE") is a measure used to assess the Company's investment performance and its ability to cover performance fee compensation expenses from performance fee income and total investment income. PRE differs from income before taxes computed in accordance with U.S. GAAP as it only includes performance fee income, performance fee compensation expense and total investment income earned from Consolidated Funds and non-consolidated funds.

        Distributable earnings ("DE") is a pre-income tax measure that is used to assess performance and amounts potentially available for distributions to stakeholders. Distributable earnings is calculated as the sum of Fee Related Earnings, realized performance fees, realized performance fee compensation expense, realized net other income, and further adjusts for expenses arising from transaction costs associated with acquisitions, placement fees and underwriting costs, expenses incurred in connection with corporate reorganization and depreciation. Distributable earnings differs from income (loss) before taxes computed in accordance with U.S. GAAP as it is presented before giving effect to unrealized performance fee income, unrealized performance fee compensation expense, unrealized net investment income, amortization of intangibles, equity compensation expense and is further adjusted by certain items described in the table set forth in (d) below.

        Management makes operating decisions and assesses the performance of each of the Company's business segments based on financial and operating metrics and other data that is presented before giving effect to the consolidation of any of the Consolidated Funds. Consequently, all segment data excludes the assets, liabilities and operating results related to the Consolidated Funds and non-consolidated funds.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

        The following table presents the financial results for the Company's operating segments, as well as the OMG, as of and for the year ended December 31, 2013:

	Private Equity Group	Direct Lending Group	Tradable Credit Group	Real Estate Group	Total Segments	OMG	Total Stand Alone
Management fees
Recurring fees (includes, in the case of the Direct Lending Group, $110,511 of ARCC Part I Fees)	$93,440	$238,389	$129,745	$40,051	$501,625	$—	$501,625
Previously deferred fees	—	—	15,032	—	15,032	—	15,032

Total management fees	93,440	238,389	144,777	40,051	516,657	—	516,657
Administrative fees and other income	663	400	286	4,138	5,487	18,468	23,955
Compensation and benefits	(30,595)	(122,082)	(38,289)	(30,812)	(221,778)	(83,288)	(305,066)
General, administrative and other expenses	(11,536)	(8,836)	(12,296)	(12,844)	(45,512)	(37,372)	(82,884)

Fee related earnings (loss)	51,972	107,871	94,478	533	254,854	(102,192)	152,662

Performance fees—realized	85,067	17,385	121,414	317	224,183	—	224,183
Performance fees—unrealized	48,402	2,326	15,431	5,824	71,983	—	71,983
Performance fee compensation expense—realized	(68,145)	(10,258)	(55,758)	(26)	(134,187)	—	(134,187)
Performance fee compensation expense—unrealized	(37,191)	(1,488)	(21,428)	—	(60,107)	—	(60,107)

Net performance fees	28,133	7,965	59,659	6,115	101,872	—	101,872
Investment income (loss)—realized	6,590	8,180	75,467	(13,215)	77,022	—	77,022
Investment income (loss)—unrealized	14,306	(3,793)	(32,976)	12,134	(10,329)	—	(10,329)
Interest and other income	8,974	4,539	3,706	1,596	18,815	—	18,815
Interest expense	(4,395)	(2,974)	(2,349)	(1,619)	(11,337)	—	(11,337)

Net investment income (loss)	25,475	5,952	43,848	(1,104)	74,171	—	74,171

Performance related earnings	$53,608	$13,917	$103,507	$5,011	$176,043	$—	$176,043

Economic net income (loss)	$105,580	$121,788	$197,985	$5,544	$430,897	$(102,192)	$328,705

Distributable earnings (loss)	$79,151	$122,059	$228,572	$(20,338)	$409,444	$(103,725)	$305,719

Total assets	$464,469	$209,064	$583,426	$178,107	$1,435,066	$9,716	$1,444,782

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

        The following table presents the financial results for the Company's operating segments, as well as the OMG, as of and for the year ended December 31, 2012:

	Private Equity Group	Direct Lending Group	Tradable Credit Group	Real Estate Group	Total Segments	OMG	Total Stand Alone
Management fees
Recurring fees (includes, in the case of the Direct Lending Group, $95,182 of ARCC Part I Fees)	$69,252	$190,129	$120,538	$9,814	$389,733	$—	$389,733
Previously deferred fees	—	—	24,957	—	24,957	—	24,957

Total management fees	69,252	190,129	145,495	9,814	414,690	—	414,690
Administrative fees and other income	673	202	250	206	1,331	17,674	19,005
Compensation and benefits	(26,330)	(101,519)	(32,936)	(15,209)	(175,994)	(61,352)	(237,346)
General, administrative and other expenses	(7,960)	(5,773)	(14,295)	(4,008)	(32,036)	(26,445)	(58,481)

Fee related earnings (loss)	35,635	83,039	98,514	(9,197)	207,991	(70,123)	137,868

Performance fees—realized	321,686	11,523	57,536	—	390,745	—	390,745
Performance fees—unrealized	(78,289)	2,194	110,112	—	34,017	—	34,017
Performance fee compensation expense—realized	(258,782)	(6,913)	(29,911)	—	(295,606)	—	(295,606)
Performance fee compensation expense—unrealized	60,009	(1,097)	(31,031)	—	27,881	—	27,881

Net performance fees	44,624	5,707	106,706	—	157,037	—	157,037
Investment income (loss)—realized	36,817	(1,308)	46,048	(49)	81,508	—	81,508
Investment income (loss)—unrealized	(10,923)	10,324	26,733	(6,451)	19,683	—	19,683
Interest and other income	7,742	4,583	4,455	1,203	17,983	—	17,983
Interest expense	(3,709)	(3,060)	(4,043)	(891)	(11,703)	—	(11,703)

Net investment income (loss)	29,927	10,539	73,193	(6,188)	107,471	—	107,471

Performance related earnings	$74,551	$16,246	$179,899	$(6,188)	$264,508	$—	$264,508

Economic net income (loss)	$110,186	$99,285	$278,413	$(15,385)	$472,499	$(70,123)	$402,376

Distributable earnings (loss)	$137,284	$86,944	$163,781	$(14,596)	$373,413	$(71,040)	$302,373

Total assets	$389,420	$220,181	$640,949	$52,793	$1,303,343	$9,145	$1,312,488

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

        The following table presents the financial results for the Company's operating segments, as well as the OMG, as of and for the year ended December 31, 2011:

	Private Equity Group	Direct Lending Group	Tradable Credit Group	Real Estate Group	Total Segments	OMG	Total Stand Alone
Management fees
Recurring fees (includes, in the case of the Direct Lending Group, $79,028 of ARCC Part I Fees)	$67,749	$154,737	$93,447	$2,893	$318,826	$—	$318,826
Previously deferred fees	—	—	5,173	—	5,173	—	5,173

Total management fees	67,749	154,737	98,620	2,893	323,999	—	323,999
Administrative fees and other income	2,047	246	4,807	507	7,607	11,939	19,546
Compensation and benefits	(22,581)	(81,854)	(22,762)	(7,666)	(134,863)	(44,288)	(179,151)
General, administrative and other expenses	(8,466)	(5,305)	(10,876)	(2,370)	(27,017)	(16,940)	(43,957)

Fee related earnings (loss)	38,749	67,824	69,789	(6,636)	169,726	(49,289)	120,437

Performance fees—realized	193,506	—	68,696	—	262,202	—	262,202
Performance fees—unrealized	(45,870)	—	(56,625)	—	(102,495)	—	(102,495)
Performance fee compensation expense—realized	(154,701)	—	(36,947)	—	(191,648)	—	(191,648)
Performance fee compensation expense—unrealized	39,612	—	31,585	—	71,197	—	71,197

Net performance fees	32,547	—	6,709	—	39,256	—	39,256
Investment income (loss)—realized	22,099	(383)	4,418	(16)	26,118	—	26,118
Investment income (loss)—unrealized	(4,952)	2,380	2,513	(160)	(219)	—	(219)
Interest and other income	6,116	4,094	5,793	—	16,003	—	16,003
Interest expense	(1,433)	(2,007)	(4,292)	(13)	(7,745)	—	(7,745)

Net investment income (loss)	21,830	4,084	8,432	(189)	34,157	—	34,157

Performance related earnings	$54,377	$4,084	$15,141	$(189)	$73,413	$—	$73,413

Economic net income (loss)	$93,126	$71,908	$84,930	$(6,825)	$243,139	$(49,289)	$193,850

Distributable earnings (loss)	$103,105	$56,625	$102,467	$(8,861)	$253,336	$(50,127)	$203,209

Total assets	$395,442	$175,559	$525,395	$22,929	$1,119,325	$9,241	$1,128,566

        The following tables reconcile segment results to the Company's income before taxes and total assets:

	For the Year Ended December 31, 2013
	Total Segments		Consolidation Adjustments and Reconciling Items		Consolidated Results
Revenues	$818,310	(1)	$(339,655	)(a)	$478,655
Expenses	461,584	(2)	340,313	(b)	801,897
Other income	74,171	(3)	1,121,712	(c)	1,195,883
Economic net income	430,897		441,744	(d)	872,641
Total assets	1,435,066		22,270,318	(e)	23,705,384

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

	For the Year Ended December 31, 2012
	Total Segments		Consolidation Adjustments and Reconciling Items		Consolidated Results
Revenues	$840,783	(1)	$(506,737)	(a)	$334,046
Expenses	475,755	(2)	282,776	(b)	758,531
Other income	107,471	(3)	1,578,856	(c)	1,686,327
Economic net income	472,499		789,343	(d)	1,261,842
Total assets	1,303,343		23,192,534	(e)	24,495,877

	For the Year Ended December 31, 2011
	Total Segments		Consolidation Adjustments and Reconciling Items		Consolidated Results
Revenues	$491,313	(1)	$(284,348)	(a)	$206,965
Expenses	282,331	(2)	185,581	(b)	467,912
Other income	34,157	(3)	1,179,732	(c)	1,213,889
Economic net income	243,139		709,803	(d)	952,942
Total assets	1,119,325		22,615,610	(e)	23,734,935

(1)
Segment revenues consist of management fees, administrative fees and other income, as well as realized and unrealized performance fees.

	2013	2012	2011
Management fees	$516,657	$414,690	323,999
Administrative fees and other income	5,487	1,331	7,607
Performance fees—realized	224,183	390,745	262,202
Performance fees—unrealized	71,983	34,017	(102,495)

Total segment revenue	$818,310	$840,783	$491,313

(2)
Segment expenses consist of compensation and benefits, and general, administrative and other expenses, as well as realized and unrealized performance fee expenses.

	2013	2012	2011
Compensation and benefits	$221,778	$175,994	$134,863
General, administrative and other expenses	45,512	32,036	27,017
Performance fee compensation expense—realized	134,187	295,606	191,648
Performance fee compensation expense—unrealized	60,107	(27,881)	(71,197)

Total segment expense	$461,584	$475,755	$282,331

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

(3)
Segment other income consists of realized and unrealized investment income and expenses, interest and other income and interest expenses.

	2013	2012	2011
Investment income (loss)—realized	$77,022	$81,508	$26,118
Investment Income (loss)—unrealized	(10,329)	19,683	(219)
Interest and other income	18,815	17,983	16,003
Interest expense	(11,337)	(11,703)	(7,745)

Net investment income	$74,171	$107,471	$34,157

(a)
The revenues adjustment principally represents management and performance fees earned from Consolidated Funds which were eliminated in consolidation to arrive at Ares consolidated revenues.

	2013	2012	2011
Consolidated Fund income eliminated in consolidation	$(351,982)	$(524,411)	$(296,287)
Administrative fees and other income attributable to OMG	18,468	17,674	11,939
Performance fee reclass(1)	(6,141)	—	—

Total consolidated adjustments and reconciling items	$(339,655)	$(506,737)	$(284,348)

(1)
Related to performance fees for AREA Sponsor Holdings LLC, an investment pool. Changes in value of this investment are reflected within the Company's statements of operations.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

(b)
The expenses adjustment represents the addition of expenses of the Consolidated Funds to the Ares unconsolidated expenses, depreciation expense, equity-based compensation and expenses associated with acquisitions and corporate actions necessary to arrive at Ares consolidated expenses.

	2013	2012	2011
Consolidated Fund expenses added in consolidation	$322,996	$345,067	$225,932
Consolidated Fund expenses eliminated in consolidation	(188,018)	(228,543)	(147,829)
OMG expenses	120,660	87,797	61,228
Acquisition related expenses(1)	6,235	(684)	11,526
Equity compensation expense	28,837	52,035	20,949
Income tax expenses(2)	546	579	707
Placement fees and underwriting costs	8,403	13,240	6,362
Amortization of intangibles	34,399	8,682	2,461
Depreciation expense	6,255	4,603	4,245

Total consolidation adjustments and reconciling items	$340,313	$282,776	$185,581

(1)
Represents one-time expenses related to acquisition costs. 2013 represents the acquisition of AREA and investment in Resolution Life, L.P., 2012 represents the reversal of certain accruals related to Wrightwood, and 2011 represents the acquisitions of Indicus and Wrightwood.

(2)
Relates to income taxes paid by operating entities included in general, administrative and other expenses.
(c)
The other income adjustment represents the addition of net investment income and net interest income (expense) to arrive at Ares consolidated other income.

	2013	2012	2011
Other income from Consolidated Funds eliminated in consolidation, net	$(59,517)	$(85,633)	$(36,697)
Consolidated Funds other income added in consolidation, net	1,175,088	1,664,489	1,216,429
Performance fee reclass(1)	6,141	—	—

Total consolidation adjustments and reconciling items	$1,121,712	$1,578,856	$1,179,732

(1)
Related to performance fees for AREA Sponsor Holdings LLC. Changes in value of this investment are reflected within the Company's statements of operations.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

(d)
The reconciliation of income before taxes as reported in the Combined and Consolidated Statements of Operations to economic net income, to fee related earnings, to performance related earnings and to distributable earnings consists of the following:

	2013	2012	2011
Economic net income
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments
Amortization of intangibles	34,399	8,682	2,461
Depreciation expense	6,255	4,603	4,245
Equity compensation expenses	28,837	52,035	20,949
Income tax expense(2)	546	579	707
Acquisition-related expenses(1)	6,235	(684)	11,526
Placement fees and underwriting costs	8,403	13,240	6,362
OMG expenses, net	102,192	70,123	49,289
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,526)
Income tax expense (benefit) of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)

Economic net income	$430,897	$472,499	$243,139

Fee related earnings
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments
Amortization of intangibles	34,399	8,682	2,461
Depreciation expense	6,255	4,603	4,245
Equity compensation expenses	28,837	52,035	20,949
Income tax expense(2)	546	579	707
Acquisition-related expenses(1)	6,235	(684)	11,526
Placement fees and underwriting costs	8,403	13,240	6,362
OMG expenses, net	102,192	70,123	49,289
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,526)
Income tax expense (benefit) of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)

Total consolidation adjustments and reconciling items	(441,744)	(789,343)	(709,803)

Economic net income	$430,897	$472,499	$243,139

Total performance fee income	$(296,166)	$(424,762)	$(159,707)
Total performance fee compensation expense	194,294	267,725	120,451
Total investment income	(74,171)	(107,471)	(34,157)

Fee related earnings	$254,854	$207,991	$169,726

Management fees	$516,657	$414,690	$323,999
Administrative fees and other income	5,487	1,331	7,607
Compensation and benefits	(221,778)	(175,994)	(134,863)
General, administrative and other expenses	(45,512)	(32,036)	(27,017)

Fee related to earnings	$254,854	$207,991	$169,726

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

	2013	2012	2011
Performance Related Earnings:
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments
Amortization of intangibles	34,399	8,682	2,461
Depreciation expense	6,255	4,603	4,245
Equity compensation expenses	28,837	52,035	20,949
Income tax expense(2)	546	579	707
Acquisition-related expenses(1)	6,235	(684)	11,526
Placement fees and underwriting costs	8,403	13,240	6,362
OMG expenses, net	102,192	70,123	49,289
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,526)
Income tax expense (benefit) of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)

Economic net income	430,897	472,499	243,139

Total management fees	(516,657)	(414,690)	(323,999)
Administrative fees and other income	(5,487)	(1,331)	(7,607)
Compensation and benefits	221,778	175,994	134,863
General, administrative and other expenses	45,512	32,036	27,017

Performance related earnings	$176,043	$264,508	$73,413

	2013	2012	2011
Performance related earnings
Total performance fees	$296,166	$424,762	$159,707
Total performance fee compensation	(194,294)	(267,725)	(120,451)
Total investment income	74,171	107,471	34,157

Performance related earnings	$176,043	$264,508	$73,413

(1)
Represents one-time expenses related to the acquisition costs. 2013 represents the acquisition of AREA and investment in Resolution Life, L.P., 2012 represents reversal of certain accruals related to Wrightwood, and 2011 represents expense associated with the acquisition of Wrightwood.

(2)
Relates to income taxes paid by operating entities included in general, administrative and other expenses.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

	2013	2012	2011
Distributable Earnings
Income before taxes	$872,641	$1,261,842	$952,942

Adjustments
Amortization of intangibles	34,399	8,682	2,461
Equity compensation expenses	28,837	52,035	20,949
OMG distributable loss(1)	103,725	71,040	50,127
Acquisition-related expenses(2)—non-cash	—	(684)	684
Income of non-controlling interests in Consolidated Funds	(586,771)	(933,583)	(790,528)
Income tax expense (benefit) of non-controlling interests in Consolidated Funds	(41,840)	(4,338)	(14,816)
Unrealized performance fee	(71,983)	(34,017)	102,495
Unrealized performance fee compensation expense	60,107	(27,881)	(71,197)
Unrealized investment and other loss	10,329	(19,683)	219

Distributable Earnings	$409,444	$373,413	$253,336

Fee related earnings	$254,854	$207,991	$169,726
Performance fees—realized	224,183	390,745	262,202
Performance fee compensation expense—realized	(134,187)	(295,606)	(191,648)
Other income realized, net	84,500	87,788	34,376

Net performance fee—realized	174,496	182,927	104,930
Less:
One-time acquisition costs	(6,235)	—	(10,843)
Income tax expense(3)	(546)	(579)	(707)
Placement fees and underwriting costs	(8,403)	(13,240)	(6,362)
Non-cash depreciation and amortization(4)	(4,722)	(3,686)	(3,408)

Distributable earnings	$409,444	$373,413	$253,336

(1)
Represents OMG distributable earnings which includes depreciation expense.

(2)
Represents one-time expenses related to the acquisition costs. 2013 represents the acquisition of AREA and investment in Resolution Life, L.P., 2012 represents the reversal of certain accruals related to Wrightwood, and 2011 represents the acquisitions of Indicus and Wrightwood.

(3)
Relates to income taxes paid by operating entities included in general, administrative and other expenses.

(4)
Depreciation and amortization is reduced by the amounts attributed to OMG equal to $1,533, $917 and $838 for the periods ended December 31, 2013, 2012 and 2011, respectively.

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

16. SEGMENT REPORTING (Continued)

(e)
The reconciliation of total segment assets to total assets reported in the Combined and Consolidated Statements of Financial Condition consists of the following:

	2013	2012	2011
Total assets from Consolidated Funds eliminated in consolidation	$(805,908)	$(841,351)	$(783,565)
Total assets from Consolidated Funds added in consolidation	23,066,510	24,024,740	23,389,934
OMG assets	9,716	9,145	9,241

Total consolidation adjustments and reconciling items	$22,270,318	$23,192,534	$22,615,610

17. SUBSEQUENT EVENTS (Unaudited)

        The Company has evaluated the possibility of subsequent events existing in the Company's financial statements through the date of issuance, and has determined there is one material event that would require disclosure in the Company's financial statements through this date.

        On April 4, 2014, AI made a distribution in the amount of $150.0 million to its members. The unaudited pro forma balance sheet as of December 31, 2013 presented on the Combined and Consolidated Statements of Financial Condition gives effect to 1) the distribution, which reduces redeemable interest in AHI, AI and consolidated subsidiaries, non-controlling interest in equity of AHI, AI and consolidated subsidiaries and controlling interest in equity of AHI, AI and consolidated subsidiaries, 2) the reduction in cash and increase in debt obligation as a result of the declaration of the distribution and 3) the effect of recapitalizing membership interests in AI and AH into Ares Operating Group Units and into Ares Management, L.P. common units.

        The recapitalization of membership interests in AI and AH into Ares Operating Group Units and into Ares Management, L.P. common units is contemplated in connection with the Company's planned initial public offering. All controlling and non-controlling interests in AHI, AI and consolidated subsidiaries will be recapitalized into five Ares Operating Group entities, which are presented as non-controlling interests in Ares Operating Group within the pro forma combined and consolidated statements of financial condition.

        In exchange for its interest in Ares Management, L.P., APMC will transfer to Ares Management, L.P. a portion of its interests in each of the Ares Operating Group entities, which will be presented as controlling interest in Ares Management, L.P within the pro forma combined and consolidated statements of financial condition. APMC's interests are reflected as controlling interests in AHI, AI and consolidated subsidiaries within combined and consolidated statements of financial condition. Similarly, the Abu Dhabi Investment Authority will contribute its direct interest in AHI to its affiliate, AREC, and subsequently, in exchange for its interest in Ares Management, L.P., AREC will transfer to Ares Management, L.P., prior to this offering, its interests in each of the Ares Operating Group entities which will be reflected as controlling interest in Ares Management, L.P within the pro forma combined and consolidated statements of financial condition. The ADIA affiliate's interests are reflected as non-controlling interests in AHI, AI

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

17. SUBSEQUENT EVENTS (Unaudited) (Continued)

and consolidated subsidiaries within the combined and consolidated statements of financial condition. Similarly, the non-controlling interest in AHI, AI and consolidated subsidiaries held by Alleghany will be recapitalized into non-controlling interests in Ares Operating Group.

        Further, prior to this offering and in connection with the recapitalization of membership interests, certain existing interests held by APMC (on behalf of certain of its co-founders and senior professionals) that represent less than a full common interest (for example, "profits interests") in Ares Investments LLC and Ares Holdings LLC will be recapitalized into Ares Operating Group Units. These interests are currently reflected as controlling interests in AHI, AI and consolidated subsidiaries within the combined and consolidated statements of financial condition; following this offering, these interests will be reflected as non-controlling interests in the Ares Operating Group within the pro forma combined and consolidated statements of financial condition.

18. CONSOLIDATING SCHEDULES

        The following supplemental financial information illustrates the consolidating effects of the Consolidated Funds on the Company's financial condition and results from operations as of and for the years ended December 31, 2013, 2012 and 2011.

	For the Year Ended December 31, 2013
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Assets
Cash and cash equivalents	$89,802	$—	$—	$89,802
Restricted cash and cash equivalents	13,344	—	—	13,344
Investments, at fair value	504,291	—	(414,853)	89,438
Performance fees receivable	481,751	—	(344,069)	137,682
Derivative assets, at fair value	1,164	—	—	1,164
Due from affiliates	130,625	—	(21,705)	108,920
Intangible assets, net	68,742	—	—	68,742
Goodwill	58,159	—	—	58,159
Other assets	96,904	—	(23,304)	73,600
Assets of Consolidated Funds
Cash and cash equivalents	—	1,638,003	—	1,638,003
Investments, at fair value	—	20,823,338	—	20,823,338
Due from affiliates	—	2,010	—	2,010
Dividends and interest receivable	—	133,158	—	133,158
Receivable for securities sold	—	427,871	—	427,871
Derivative assets, at fair value	—	14,625	—	14,625
Other assets	—	27,505	(1,977)	25,528

Total assets	$1,444,782	$23,066,510	$(805,908)	$23,705,384

Liabilities
Debt obligations	$153,119	$—	$—	$153,119
Accounts payable, accrued expenses and other liabilities	69,550	—	(2,064)	67,486
Deferred tax liability, net	21,002	—	—	21,002
Performance fee compensation payable	295,978	—	—	295,978

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2013
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Derivative liabilities, at fair value	2,907	—	—	2,907
Accrued compensation	132,917	—	—	132,917
Due to affiliates	35,149	—	(2,459)	32,690
Liabilities of Consolidated Funds
Accounts payable, accrued expenses and other liabilities	—	95,839	—	95,839
Payable for securities purchased	—	945,115	—	945,115
Derivative liabilities, at fair value	—	75,115	—	75,115
Due to affiliates	—	92,211	(89,516)	2,695
Securities sold short, at fair value	—	1,633	—	1,633
Deferred tax liability	—	35,904	—	35,904
CLO loan obligations	—	11,838,396	(64,239)	11,774,157
Fund borrowings	—	2,070,598	—	2,070,598
Mezzanine debt	—	323,164	—	323,164

Total liabilities	$710,622	$15,477,975	$(158,278)	$16,030,319

Commitments and contingencies
Redeemable interest in Consolidated Funds	—	1,093,770	—	1,093,770
Redeemable interest in AHI, AI and consolidated subsidiaries	40,751	—	—	40,751
Non-controlling interest in Consolidated Funds
Non-redeemable non-controlling interest in Consolidated Funds	—	6,339,504	(647,630)	5,691,874
Equity appropriated for Consolidated Funds	—	155,261	—	155,261

Non-controlling interest in Consolidated Funds	—	6,494,765	(647,630)	5,847,135

Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	167,731	—	—	167,731
Controlling interest in equity of AHI, AI and consolidated subsidiaries
Members' equity	321,891	—		321,891
Common stock (common A shares, 50,000 authorized, 5,010 shares issued and outstanding, $0.001 par value)	—	—	—	—
Additional paid in capital	338,375	—		338,375
Retained earnings	(135,573)	—		(135,573)
Accumulated other comprehensive (loss)	985	—		985

Total controlling interest in equity of AHI, AI and consolidated subsidiaries	525,678	—	—	525,678

Total equity	693,409	6,494,765	(647,630)	6,540,544

Total liabilities, redeemable interests, non-controlling interests and equity	$1,444,782	$23,066,510	$(805,908)	$23,705,384

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2013
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Revenues
Management fees (includes ARCC Part I Fees of $110,511)	$516,657	$—	$(141,085)	$375,572
Performance fees	290,026	—	(210,226)	79,800
Other fees	23,955	—	(672)	23,283

Total revenues	830,638	—	(351,983)	478,655

Expenses
Compensation and benefits	333,902	—	—	333,902
Performance fee compensation	194,294	—	—	194,294
Consolidated Fund expenses	—	317,083	(181,846)	135,237
General, administrative and other expense	138,722	—	(258)	138,464

Total expenses	666,918	317,083	(182,104)	801,897

Other income (expense)
Interest and other income	18,815	—	(12,819)	5,996
Interest expense	(9,475)	—	—	(9,475)
Debt extinguishment expense	(1,862)	—	—	(1,862)
Net realized gain (loss) on investments	77,015	—	(83,388)	(6,373)
Net change in unrealized appreciation (depreciation) on investments	(4,183)	—	19,278	15,095
Interest and other income of Consolidated Funds	—	1,236,720	(683)	1,236,037
Interest expense of Consolidated Funds	—	(542,587)	8,156	(534,431)
Debt extinguishment gain of Consolidated Funds	—	11,800	—	11,800
Net realized gain (loss) on investments of Consolidated Funds	—	64,382	—	64,382
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	405,549	9,165	414,714

Total other income	80,310	1,175,864	(60,291)	1,195,883

Income before taxes	244,030	858,781	(230,170)	872,641
Income tax expense	17,423	41,840	—	59,263

Net income	226,607	816,941	(230,170)	813,378

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	—	816,941	(230,170)	586,771
Less: Net income attributable to non-controlling interests in consolidated subsidiaries	46,125	—	—	46,125

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$180,482	$—	$—	$180,482

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2012
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Assets
Cash and cash equivalents	$68,457	$—	$—	$68,457
Restricted cash and cash equivalents	9,051	—	—	9,051
Investments, at fair value	584,508	—	(478,755)	105,753
Performance fees receivable	413,621	—	(311,291)	102,330
Derivative assets, at fair value	1,567	—	—	1,567
Due from affiliates	99,340	—	(30,795)	68,545
Intangible assets, net	68,068	—	—	68,068
Goodwill	8,185	—	—	8,185
Other assets	59,691	—	(10,078)	49,613
Assets of Consolidated Funds
Cash and cash equivalents	—	1,707,640	—	1,707,640
Restricted cash and cash equivalents	—	5,000	—	5,000
Investments, at fair value	—	21,746,720	(11,737)	21,734,983
Due from affiliates	—	78,143	1,305	79,448
Dividends and interest receivable	—	127,364	—	127,364
Receivable for securities sold	—	282,743	—	282,743
Derivative assets, at fair value	—	27,818	—	27,818
Other assets	—	49,312	—	49,312

Total assets	$1,312,488	$24,024,740	$(841,351)	$24,495,877

Liabilities
Debt obligations	$336,250	$—	$—	$336,250
Accounts payable, accrued expenses and other liabilities	41,154	—	—	41,154
Deferred tax liability, net	3,171	—	—	3,171
Performance fee compensation payable	227,797	—	—	227,797
Derivative liabilities, at fair value	3,784	—	—	3,784
Accrued compensation	26,290	—	—	26,290
Due to affiliates	19,035	—	1,306	20,341
Liabilities of Consolidated Funds
Accounts payable, accrued expenses and other liabilities	—	85,094	—	85,094
Payable for securities purchased	—	1,101,728	—	1,101,728
Derivative liabilities, at fair value	—	59,466	—	59,466
Due to affiliates	—	92,310	(91,403)	907
Securities sold short, at fair value	—	18,847	—	18,847
Deferred tax liability	—	826	—	826
CLO loan obligations	—	9,874,595	(56,536)	9,818,059
Fund borrowings	—	4,512,229	—	4,512,229
Mezzanine debt	—	117,527	—	117,527

Total liabilities	657,481	15,862,622	(146,633)	16,373,470

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2012
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Commitments and contingencies
Redeemable interest in Consolidated Funds	—	1,100,108	—	1,100,108
Redeemable interest in AHI, AI and consolidated subsidiaries	30,488	—	—	30,488
Non-controlling interest in Consolidated Funds
Non-redeemable non-controlling interest in Consolidated Funds	—	6,713,985	(694,718)	6,019,267
Equity appropriated for Consolidated Funds	—	348,024	—	348,024

Non-controlling interest in Consolidated Funds	—	7,062,009	(694,718)	6,367,291

Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	130,835	—	—	130,835
Controlling interest in equity of AHI, AI and consolidated subsidiaries
Members' equity	411,575	—	—	411,575
Common stock (common A shares, 50,000 authorized, 5,010 shares issued and outstanding, $0.001 par value)	0	0	0	0
Additional paid in capital	183,276	—	—	183,276
Retained earnings	(101,107)	—	—	(101,107)
Accumulated other comprehensive (loss)	(59)	—	—	(59)

Total controlling interest in equity of AHI, AI and consolidated subsidiaries	493,685	—	—	493,685

Total equity	624,520	7,062,009	(694,718)	6,991,811

Total liabilities, redeemable interests, non-controlling interests and equity	$1,312,489	$24,024,739	$(841,351)	$24,495,877

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2012
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Revenues
Management fees (includes ARCC Part I Fees of $95,182)	$414,690	$—	$(165,106)	$249,584
Performance fees	424,762	—	(355,271)	69,491
Other fees	19,005	—	(4,034)	14,971

Total revenues	858,457	—	(524,411)	334,046

Expenses
Compensation and benefits	288,719	—	—	288,719
Performance fee compensation	267,725	—	—	267,725
Consolidated Fund expenses	—	345,048	(228,543)	116,505
General, administrative and other expense	85,582	—	—	85,582

Total expenses	642,026	345,048	(228,543)	758,531

Other income (expense)
Interest and other income	17,983	—	(9,552)	8,431
Interest expense	(8,679)	—	—	(8,679)
Debt extinguishment expense	(3,032)	—	—	(3,032)
Net realized gain (loss) on investments	81,508	—	(74,846)	6,662
Net change in unrealized appreciation (depreciation) on investments	19,701	—	(21,371)	(1,670)
Interest and other income of Consolidated Funds	—	1,407,757	(1,164)	1,406,593
Interest expense of Consolidated Funds	—	(464,073)	14,696	(449,377)
Net realized gain (loss) on investments of Consolidated Funds	—	1,794,412	—	1,794,412
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(1,073,607)	6,594	(1,067,013)

Total other income	107,481	1,664,489	(85,643)	1,686,327

Income before taxes	323,912	1,319,441	(381,511)	1,261,842
Income tax expense	21,816	4,338	—	26,154

Net income	302,096	1,315,103	(381,511)	1,235,688

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	—	1,315,103	(381,511)	933,592
Less: Net income attributable to non-controlling interests in consolidated subsidiaries	81,450	—	—	81,450

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$220,646	$—	$—	$220,646

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2011
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Assets
Cash and cash equivalents	$34,422	$—	$—	$34,422
Restricted cash and cash equivalents	9,174	—	—	9,174
Investments, at fair value	527,022	—	(445,027)	81,995
Performance fees receivable	357,928	—	(303,078)	54,850
Derivative assets, at fair value	2,438	—	—	2,438
Due from affiliates	77,066	—	(17,096)	59,970
Intangible asset, net	66,942	—	—	66,942
Goodwill	8,364	—	—	8,364
Other assets	45,210	—	(92)	45,118
Assets of Consolidated Funds
Cash and cash equivalents	—	1,526,871	—	1,526,871
Restricted cash and cash equivalents	—	5,000	—	5,000
Investments, at fair value	—	21,409,817	(18,578)	21,391,239
Due from affiliates	—	3,984	306	4,290
Dividends and interest receivable	—	199,845	—	199,845
Receivable for securities sold	—	130,373	—	130,373
Derivative assets, at fair value	—	60,755	—	60,755
Other assets	—	53,289	—	53,289

Total assets	$1,128,566	$23,389,934	$(783,565)	$23,734,935

Liabilities
Debt obligations	$205,000	$—	$—	$205,000
Accounts payable, accrued expenses and other liabilities	43,322	—	—	43,322
Deferred tax liability, net	4,758	—	—	4,758
Performance fee compensation payable	251,601	—	—	251,601
Derivative liabilities, at fair value	139	—	—	139
Accrued compensation	76,598	—	—	76,598
Due to affiliates	16,649	—	—	16,649
Liabilities of Consolidated Funds
Accounts payable, accrued expenses and other liabilities	—	77,938	—	77,938
Payable for securities purchased	—	339,534	—	339,534
Derivative liabilities, at fair value	—	61,602	—	61,602
Due to affiliates	—	24,142	(23,775)	367
Deferred tax liability, net		736		736
CLO loan obligations	—	8,636,360	(63,259)	8,573,101
Fund borrowings	—	4,969,823	—	4,969,823
Mezzanine debt	—	375,128	—	375,128

Total liabilities	598,067	14,485,263	(87,034)	14,996,296

Commitments and contingencies
Redeemable interest in Consolidated Funds	—	1,024,152	—	1,024,152
Redeemable interest in AHI, AI and consolidated subsidiaries	21,807	—	—	21,807
Non-controlling interest in Consolidated Funds
Non-Redeemable non-controlling interest in Consolidated Funds	—	7,062,525	(696,530)	6,365,995
Equity appropriated for Consolidated Funds	—	817,996	—	817,996

Non-controlling interest in Consolidated Funds	—	7,880,521	(696,530)	7,183,991

Non-controlling interest in equity of AHI, AI and consolidated subsidiaries	154,134	—	—	154,134
Controlling interest in equity of AHI, AI and consolidated subsidiaries
Members' equity	272,961	—	—	272,961
Common stock (common A shares, 50,000 authorized, 5,010 shares issued and outstanding, $0.001 par value)	0	0	0	0
Additional paid in capital	146,826	—	—	146,826
Retained earnings	(64,316)	—	—	(64,316)
Accumulated other comprehensive (loss)	(916)	—	—	(916)

Total controlling interest in equity of AHI, AI and consolidated subsidiaries	354,555	—	—	354,555

Total equity	508,689	7,880,521	(696,530)	7,692,680

Total liabilities, redeemable interests, non-controlling interests and equity	$1,128,563	$23,389,936	$(783,564)	$23,734,935

ARES HOLDINGS, INC. AND ARES INVESTMENTS LLC

Notes to the Combined and Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollar Amounts in Thousands, Except Share Data, and As Otherwise Noted)

18. CONSOLIDATING SCHEDULES (Continued)

	For the Year Ended December 31, 2011
	Consolidated Company Entities	Consolidated Funds	Eliminations	Consolidated
Revenues
Management fees (includes ARCC Part I Fees of $79,028)	$323,999	$—	$(138,915)	$185,084
Performance fees	159,707	—	(152,769)	6,938
Other fees	19,546		(4,603)	14,943

Total revenues	503,252	—	(296,287)	206,965

Expenses
Compensation and benefits	200,784	—	—	200,784
Performance fee compensation	120,451	—	—	120,451
Consolidated Fund expenses	—	225,931	(147,829)	78,102
General, administrative and other expense	68,575	—	—	68,575

Total expenses	389,810	225,931	(147,829)	467,912

Other income (expense)
Interest and other income	15,394	—	(10,135)	5,259
Interest expense	(5,953)	—	—	(5,953)
Debt extinguishment expense	(1,183)	—	—	(1,183)
Net realized gain (loss) on investments	26,118	—	(27,214)	(1,096)
Net change in unrealized appreciation (depreciation) on investments	(219)	—	(4,168)	(4,387)
Interest and other income of Consolidated Funds	—	1,426,662	(951)	1,425,711
Interest expense of Consolidated Funds	—	(344,545)	16,586	(327,959)
Net realized gain (loss) on investments of Consolidated Funds	—	1,040,530	—	1,040,530
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(906,218)	(10,815)	(917,033)

Total other income	34,157	1,216,429	(36,697)	1,213,889

Income before taxes	147,599	990,498	(185,155)	952,942
Income tax expense	14,759	14,816	—	29,573

Net income	132,840	975,682	(185,155)	923,369

Less: Net income attributable to non-controlling interests and redeemable non-controlling interests in Consolidated Funds	—	975,682	(185,155)	790,529
Less: Net income attributable to non-controlling interests in consolidated subsidiaries	35,490	—	—	35,492

Net income attributable to controlling interests in AHI, AI and consolidated subsidiaries	$97,348	$—	$—	$97,348

*      *      *

Appendix A

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ARES MANAGEMENT, L.P.
Dated as of                        , 2014

A-i

Page
Section 6.1.	Establishment and Maintenance of Capital Accounts	A-29
Section 6.2.	Allocations	A-29
Section 6.3.	Requirement and Characterization of Distributions; Distributions to Record Holders	A-30
ARTICLE VII	MANAGEMENT AND OPERATION OF BUSINESS	A-30
Section 7.1.	Management	A-30
Section 7.2.	Certificate of Limited Partnership	A-32
Section 7.3.	Partnership Group Assets; General Partner's Authority	A-32
Section 7.4.	Reimbursement of the General Partner	A-33
Section 7.5.	Outside Activities	A-34
Section 7.6.	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with the General Partner and its Affiliates; Certain Restrictions on the General Partner	A-34
Section 7.7.	Indemnification	A-35
Section 7.8.	Liability of Indemnitees	A-37
Section 7.9.	Modification of Duties; Standards of Conduct; Resolution of Conflicts of Interest	A-38
Section 7.10.	Other Matters Concerning the General Partner	A-40
Section 7.11.	Purchase or Sale of Partnership Securities	A-40
Section 7.12.	Reliance by Third Parties	A-40
Section 7.13.	Board of Directors	A-41
ARTICLE VIII	BOOKS, RECORDS AND ACCOUNTING	A-41
Section 8.1.	Records and Accounting	A-41
Section 8.2.	Fiscal Year	A-42
ARTICLE IX	TAX MATTERS	A-42
Section 9.1.	Tax Returns and Information	A-42
Section 9.2.	Tax Elections	A-42
Section 9.3.	Tax Controversies	A-42
Section 9.4.	Withholding	A-42
Section 9.5.	Election to be Treated as a Corporation	A-42
ARTICLE X	ADMISSION OF PARTNERS	A-43
Section 10.1.	Admission of Initial Limited Partners	A-43
Section 10.2.	Admission of Additional Limited Partners	A-43
Section 10.3.	Admission of Successor General Partner	A-43
Section 10.4.	Amendment of Agreement and Certificate of Limited Partnership to Reflect the Admission of Partners	A-44
ARTICLE XI	WITHDRAWAL OR REMOVAL OF PARTNERS	A-44
Section 11.1.	Withdrawal of the General Partner	A-44
Section 11.2.	No Removal of the General Partner	A-45
Section 11.3.	Interest of Departing General Partner and Successor General Partner	A-45
Section 11.4.	Withdrawal of Limited Partners	A-46
ARTICLE XII	DISSOLUTION AND LIQUIDATION	A-46
Section 12.1.	Dissolution	A-46
Section 12.2.	Continuation of the Business of the Partnership After Event of Withdrawal	A-46

A-ii

Page
Section 12.3.	Liquidator	A-47
Section 12.4.	Liquidation	A-47
Section 12.5.	Cancellation of Certificate of Limited Partnership	A-48
Section 12.6.	Return of Contributions	A-48
Section 12.7.	Waiver of Partition	A-48
Section 12.8.	Capital Account Restoration	A-48
ARTICLE XIII	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	A-48
Section 13.1.	Amendments to be Adopted Solely by the General Partner	A-48
Section 13.2.	Amendment Procedures	A-50
Section 13.3.	Amendment Requirements	A-50
Section 13.4.	Meetings	A-51
Section 13.5.	Notice of a Meeting	A-56
Section 13.6.	Record Date	A-56
Section 13.7.	Adjournment	A-56
Section 13.8.	Waiver of Notice; Approval of Meeting; Approval of Minutes	A-56
Section 13.9.	Quorum	A-57
Section 13.10.	Conduct of a Meeting	A-57
Section 13.11.	Action Without a Meeting	A-57
Section 13.12.	Voting and Other Rights	A-58
Section 13.13.	Participation of Special Voting Units in All Actions Participated in by Common Units	A-59
ARTICLE XIV	MERGER	A-59
Section 14.1.	Authority	A-59
Section 14.2.	Procedure for Merger, Consolidation or Other Business Combination	A-60
Section 14.3.	Approval by Limited Partners of Merger, Consolidation or Other Business Combination; Conversion of the Partnership into another Limited Liability Entity	A-61
Section 14.4.	Certificate of Merger or Consolidation	A-61
Section 14.5.	Amendment of Partnership Agreement	A-61
Section 14.6.	Effect of Merger	A-61
Section 14.7.	Merger of Subsidiaries	A-62
ARTICLE XV	RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS	A-62
Section 15.1.	Right to Acquire Limited Partner Interests	A-62
ARTICLE XVI	GENERAL PROVISIONS	A-63
Section 16.1.	Addresses and Notices	A-63
Section 16.2.	Further Action	A-64
Section 16.3.	Binding Effect	A-64
Section 16.4.	Integration	A-64
Section 16.5.	Creditors	A-64
Section 16.6.	Waiver	A-64
Section 16.7.	Counterparts	A-64
Section 16.8.	Applicable Law	A-64
Section 16.9.	Forum Selection	A-64
Section 16.10.	Invalidity of Provisions	A-65
Section 16.11.	Consent of Partners	A-65
Section 16.12.	Facsimile Signatures	A-65

A-iii

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ARES MANAGEMENT, L.P.

        This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ARES MANAGEMENT, L.P. dated as of                        , 2014 is entered into by and among Ares Management GP LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock (or other equity) acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Common Unit Ownership Limit" means (a) the lesser of 7.5% of (i) the number of all Outstanding Common Units and (ii) the value of all Outstanding Units, or (b) such other percentage determined by the General Partner in accordance with Section 4.7(k).

        "Agreement" means this Amended and Restated Agreement of Limited Partnership of Ares Management, L.P.

        "Ares Domestic" means Ares Domestic Holdings L.P., a Delaware limited partnership.

        "Ares Domestic Parent" means Ares Domestic Holdings Inc., a Delaware corporation and the general partner of Ares Domestic.

        "Ares Holdings" means Ares Holdings L.P., a Delaware limited partnership.

        "Ares Holdings Parent" means Ares Holdings Inc., a Delaware corporation and the general partner of Ares Holdings.

        "Ares Investments" means Ares Investments L.P., a Delaware limited partnership.

        "Ares Offshore" means Ares Offshore Holdings L.P., a Cayman Islands exempted limited partnership.

        "Ares Offshore Parent" means Ares Offshore Holdings, Ltd., a Cayman Islands limited company and the general partner of Ares Offshore.

        "Ares Operating Group" means, collectively, Ares Domestic, Ares Holdings, Ares Investments, Ares Offshore and Ares Real Estate and any future entity designated by the General Partner in its sole discretion as an Ares Operating Group entity for purposes of this Agreement.

        "Ares Operating Group Governing Agreements" means, collectively, the Limited Partnership Agreement of Ares Domestic, the Limited Partnership Agreement of Ares Holdings, the Limited Partnership Agreement of Ares Investments, the Limited Partnership Agreement of Ares Offshore and the

Limited Partnership of Ares Real Estate (and the governing agreement then in effect of any future entity designated as an Ares Operating Group entity hereunder).

        "Ares Operating Group Limited Partner" means each Person that becomes a limited partner of an Ares Operating Group entity pursuant to the terms of the relevant Ares Operating Group Governing Agreement.

        "Ares Operating Group Unit" means, collectively, one partnership interest in each of Ares Domestic, Ares Holdings, Ares Investments, Ares Offshore and Ares Real Estate (and any future entity designated as an Ares Operating Group entity hereunder) issued under its respective Ares Operating Group Governing Agreement.

        "Ares Owners Class PTP Unit" has the meaning given to "Class PTP Unit" in the Ares Owners LP Agreement.

        "Ares Owners LP" means Ares Owners Holdings L.P., a Delaware limited partnership.

        "Ares Owners LP Agreement" means the Agreement of Limited Partnership of Ares Owners LP, dated on or about the Effective Date.

        "Ares Partners Ownership Condition" has the meaning assigned to such term in Section 7.13.

        "Ares Real Estate" means Ares Real Estate Holdings L.P., a Delaware limited partnership.

        "Ares Real Estate Parent" means Ares Real Estate Holdings LLC, a Delaware limited liability company and the general partner of Ares Real Estate.

        "Ares VoteCo" means Ares Voting LLC, a Delaware limited liability company.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a member, manager, director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Beneficial Owner" has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act (and "Beneficially Own" and "Beneficial Ownership" shall have correlative meanings). Solely for purposes of Sections 4.7(d) through (o), "Beneficial Ownership" means ownership of Common Units by a Person, whether the interest in the Common Units is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (and "Beneficially Own" and "Beneficial Ownership" shall have correlative meanings).

        "Board of Directors" means the Board of Directors of the General Partner.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Account" has the meaning assigned to such term in Section 6.1.

        "Capital Contribution" means any cash or cash equivalents or other property valued at its fair market value that a Partner contributes to the Partnership pursuant to this Agreement.

        "Carrying Value" means, with respect to any Partnership asset, the asset's adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner in exchange for a Partnership Interest; (c) the date a Partnership Interest is relinquished to the Partnership; (d) the date that the Partnership issues more than a de minimis Partnership Interest to a new Partner in exchange for services; or (e) any other date specified in the United States Treasury Regulations; provided that adjustments pursuant to clauses (a), (b) (c), (d) and (e) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of "Net Income (Loss)" rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

        "Certificate" means a certificate issued in global form in accordance with the rules and regulations of the Depositary or in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1.

        "Charitable Beneficiary" means one or more beneficiaries of the Trust as determined pursuant to Section 4.7(m)(iv), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he or she (and if he or she is a nominee holding for the account of another Person, that to the best of his or her knowledge such other Person) is an Eligible Citizen.

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, for Limited Partner Interests of any class for any day, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interest of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner in its sole discretion, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner in its sole discretion.

        "Code" means the U.S. Internal Revenue Code of 1986.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Common Unit" means a Limited Partner Interest representing a fractional part of the Limited Partner Interests of all Limited Partners and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors or managers, each of whom have been determined by the Board of Directors in its sole discretion to be an "Independent Director" that (a) satisfies the independence and other requirements established by the New York Stock Exchange, and (b) meets the independence requirements of Section 10A of the Securities Exchange Act and Rule 10A-3(b)(1) under the Securities Exchange Act.

        "Consenting Parties" has the meaning assigned to such term in Section 16.9.

        "Constructive Ownership" means ownership of Common Units by a Person, whether the interest in the Common Units is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code (and "Constructive Owner" and "Constructively Own" shall have correlative meanings).

        "Corresponding Rate" means the number of Common Units that would be forfeited or cancelled upon the forfeiture or cancellation of Ares Owners Class PTP Units pursuant to any agreements governing such Ares Owners Class PTP Units. As of the Effective Date, the Corresponding Rate shall be 1 for 1. The Corresponding Rate shall be adjusted accordingly by the General Partner in its sole discretion if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Ares Owners Class PTP Units; or (b) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Ares Owners Class PTP Units that is not accompanied by an identical subdivision or combination of the Common Units.

        "Current Market Price" means, with respect to any class of Limited Partner Interests, the average of the daily Closing Prices per limited partner interest of such class for the 20 consecutive Trading Days immediately prior to the date of determination.

        "Delaware Limited Partnership Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal of such former General Partner pursuant to Section 11.1.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company.

        "Determination" has the meaning assigned to such term in Section 7.9.

        "Determination Date" has the meaning assigned to such term in Section 7.13.

        "Directors" means the members of the Board of Directors.

        "Dispute" has the meaning assigned to such term in Section 16.9.

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines in its sole discretion does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Excepted Holder" means any Unitholder for whom an Excepted Holder Limit is created by this Agreement or the General Partner pursuant to Section 4.7(j).

        "Excepted Holder Limit" means, for each Excepted Holder, subject to adjustment pursuant to Section 4.7(k), the percentage limit established by the General Partner pursuant to Section 4.7(j); provided that the affected Excepted Holder agrees to comply with the requirements established by the General Partner pursuant to Section 4.7(j).

        "Exchange Agreement" means one or more exchange agreements providing for the exchange of Ares Operating Group Units or other securities issued by members of the Ares Operating Group for Common Units, as contemplated by the Registration Statement.

        "Fiscal Year" has the meaning assigned to such term in Section 8.2.

        "Fund" means any fund, investment vehicle or account whose investments are managed or advised by the Partnership or another Group Member.

        "General Partner" means Ares Management GP LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, each in its capacity as a general partner of the Partnership (except as the context otherwise requires).

        "General Partner Agreement" means the amended and restated limited liability company agreement of the General Partner.

        "General Partner Interest" means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which takes the form of General Partner Units, and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any Partnership Securities with any other Person that Beneficially Owns, or whose Affiliates or Associates Beneficially Own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Holdco Member" means any person who is, was or will be a member of Ares Partners Holdco LLC, a Delaware limited liability company.

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was a Tax Matters Partner (as defined in the Code), member, manager, officer or director of the General Partner or any Departing General Partner, (d) any member, manager, officer or director of the General Partner or any Departing General Partner who is or was serving at the request of the General Partner or any Departing General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, Tax Matters Partner, member, representative, agent or advisor of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arm's-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (e) any Person who controls a General Partner or Departing General Partner, (f) any Person who is named in the Registration Statement as being or about to become a director of the General Partner and (g) any Person the General Partner in its sole discretion designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Annual Meeting" means the first annual meeting of Limited Partners held following each Determination Date on which the Board of Directors has been classified in accordance with Section 13.4(b)(v).

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partner" means each of the Organizational Limited Partner, Ares VoteCo and the Underwriters or their designee(s), in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Investor Rights Agreement" means the Investor Rights Agreement to be entered into substantially concurrently with the Initial Offering among the Partnership, certain Limited Partners and certain holders of interests in the Ares Operating Group, as contemplated by the Registration Statement.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, net of any sales commissions or underwriting discounts charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that acquires or holds a Limited Partner Interest and is admitted to the Partnership as a limited partner of the Partnership pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership as long as such Person holds a Limited Partner Interest. For the avoidance of doubt, each holder of a Special Voting Unit shall be a Limited Partner. For purposes of the Delaware Limited Partnership Act, the Limited Partners shall constitute a single class or group of limited partners.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Special Voting Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, including voting rights, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement. Except to the extent otherwise expressly designated herein by the General Partner in its sole discretion, for purposes of this Agreement and the Delaware Limited Partnership Act, the Limited Partner Interests shall constitute a single class or group of limited partner interests.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clause (a) or (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means the General Partner or one or more Persons as may be selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Limited Partnership Act.

        "Listing Date" means the first date on which the Common Units are listed and traded on a National Securities Exchange.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Income (Loss)" for any Fiscal Year (or other fiscal period) means the taxable income or loss of the Partnership for such period as determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments; (i) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (ii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iii) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; and (iv) any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

        "Non-citizen Assignee" means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Limited Partner Interests the General Partner has become the Limited Partner, pursuant to Section 4.8.

        "Non-Voting Common Unitholder" means any Person who the General Partner may from time to time with such Person's consent designate as a Non-Voting Common Unitholder.

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Opinion of Counsel" means a written opinion of counsel or, in the case of tax matters, a qualified tax advisor (who may be regular counsel or tax adviser, as the case may be, to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its discretion.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Michael D. Weiner.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided that (a) if at any time any Person or Group (other than the General Partner, Ares Owners LP, a Holdco Member or their respective Affiliates) Beneficially Owns 20% or more of any class of Outstanding Common Units, all Common Units owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement or the Delaware Limited Partnership Act, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iii) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Limited Partnership Act); provided further that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Common Units of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Common Units of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any Common Units issued by the Partnership with the prior approval of the General Partner; and (b) if at any time a Non-Voting Common Unitholder Beneficially Owns any Common Units, no Common Units Beneficially Owned by the Non-Voting Common Unitholder shall be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The determinations of the matters described in clauses (a)(i), (ii) and (iii) of the foregoing sentence shall be conclusively determined by the General Partner in its sole discretion, which determination shall be final and binding on all Partners. For the avoidance of doubt, the provisions of this definition applicable to Common Units shall not apply to the Special Voting Units.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Ares Management, L.P., a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.

        "Partnership Security" means any equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Special Voting Units and General Partner Units.

        "Percentage Interest" means, as of any date of determination, (i) as to any holder of Common Units in its capacity as such, the product obtained by multiplying (a) 100% less the percentage applicable to the Units referred to in clause (v) by (b) the quotient obtained by dividing (x) the number of Common Units held by such holder by (y) the total number of all Outstanding Common Units, (ii) as to any holder of General Partner Units in its capacity as such with respect to such General Partner Units, 0%, (iii) as to any holder of Special Voting Units in its capacity as such with respect to such Special Voting Units, 0%, (iv) as to the Partnership holding Partnership Securities in treasury in its capacity as such with respect to such Partnership Securities held in treasury, 0% and (v) as to any holder of other Units in its capacity as such with respect to such Units, the percentage established for such Units by the General Partner as a part of the issuance of such Units.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof). Solely for purposes of Sections 4.7(d) through (o), "Person" means an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity (or series thereof) and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act and a group to which an Excepted Holder Limit applies.

        "Pro Rata" means (a) in respect of Units or any class thereof, apportioned equally among all designated Units, and (b) in respect of Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests.

        "Prohibited Owner" means, with respect to any purported transfer, any Person (other than an Excepted Holder or its Affiliates) who, but for the provisions of Article IV, would Beneficially Own or Constructively Own Common Units in violation of Section 4.7(d) and, if appropriate in the context, also means any Person who would have been the record owner of the Common Units that the Prohibited Owner would have so owned.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner, the Holdco Members and their respective Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Closing Date the portion of such fiscal quarter after the Closing Date or, with respect to the final fiscal quarter of the Partnership, the relevant portion of such fiscal quarter.

        "Record Date" means the date and time established by the General Partner pursuant to Section 13.6 or, if applicable, the Liquidator pursuant to Section 12.3, in each case, in its sole discretion for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer or other business of the Partnership.

        "Record Holder" means the Person in whose name a Partnership Interest is registered on the books of the Partnership or, if such books are maintained by the Transfer Agent, on the books of the Transfer Agent, in each case, as of the Record Date.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-          ), filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "REIT" means a real estate investment trust within the meaning of Sections 856 through 860 the Code.

        "Restriction Termination Date" means the first day after the Closing Date on which the General Partner determines that (a) it is no longer in the best interests of Ares Real Estate Parent to attempt to, or continue to, qualify as a REIT or (b) compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and transfers of Common Units set forth herein is no longer required for Ares Real Estate Parent to qualify as a REIT.

        "Securities Act" means the U.S. Securities Act of 1933.

        "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934.

        "Special Approval" means either (a) approval by a majority of the members of the Conflicts Committee or, if there is only one member of the Conflicts Committee, approval by the sole member of the Conflicts Committee, or (b) approval by the vote of the Record Holders representing a majority of the voting power of the Voting Units (excluding Voting Units owned by the General Partner, the Holdco Members and their respective Affiliates).

        "Special Voting Unit" means a Partnership Interest having the rights and obligations specified with respect to Special Voting Units in this Agreement. For the avoidance of doubt, holders of Special Voting Units, in their capacity as such, shall not be entitled to receive distributions by the Partnership and shall not be allocated income, gain, loss, deduction or credit of the Partnership.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP. For the avoidance of doubt, each of the Ares Operating Group entities are Subsidiaries of the Partnership.

        "Supplemental Agreement" means, with respect to any Limited Partner, any grant letter, fair competition agreement or other supplemental agreement with such Limited Partner containing terms modifying or otherwise affecting the rights or obligations of such Limited Partner hereunder or with respect to such Limited Partner's Units.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Tax Receivable Agreement" means the Tax Receivable Agreement to be entered into substantially concurrently with the Initial Offering among the Partnership, certain direct subsidiaries of the Partnership that are taxable as corporations and certain holders of interests in the Ares Operating Group, as contemplated by the Registration Statement.

        "Trading Day" means, with respect to Limited Partner Interests of any class, a day on which the principal National Securities Exchange on which Limited Partner Interests of such class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Trust" shall mean any trust provided for in Section 4.7(m)(i).

        "Trustee" shall mean the Person that is appointed by the Partnership to serve as trustee of the Trust, who shall be unaffiliated with the Partnership and a Prohibited Owner.

        "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means the Underwriting Agreement to be entered into in connection with the Initial Offering among the Partnership and the Underwriters, providing for the purchase of Common Units by such Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units, Special Voting Units and General Partner Units.

        "Unitholders" means the holders of Units.

        "U.S. GAAP" means U.S. generally accepted accounting principles consistently applied.

        "Voting Unit" means a Common Unit (other than any Common Unit Beneficially Owned by a Non-Voting Common Unitholder), a Special Voting Unit and any other Partnership Interest that is designated as a "Voting Unit" from time to time.

        Section 1.2.    Interpretation.

        (a)   Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (ix) "or" is used in the inclusive sense of "and/or"; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.

        (b)   All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

ARTICLE II
ORGANIZATION

        Section 2.1.    Formation.    The Partnership has been previously formed as a limited partnership pursuant to the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on November 15, 2013, pursuant to the provisions of the Delaware Limited Partnership Act, and the execution of the Agreement of Limited Partnership of the Partnership, dated as of November 15, 2013, between the General Partner, as general partner, and the Organizational Limited Partner, as Limited Partner. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Limited Partnership Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

        Section 2.2.    Name.    The name of the Partnership shall be "Ares Management, L.P." The Partnership's business may be conducted under any other name or names as determined by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "LP," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time by filing an amendment to the Certificate of Limited Partnership (and upon any such filing this Agreement shall be deemed automatically amended to change the name of the Partnership) and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3.    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner by filing an amendment to the Certificate of Limited Partnership (and upon any such filing this Agreement shall be deemed automatically amended to change the registered office and the registered agent of the Partnership) the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal office of the Partnership is located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067 or such other place as the General Partner in its sole discretion may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4.    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the General Partner shall have no duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any other Person bound by this Agreement to propose or approve the conduct by the Partnership of any business and may, free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any other Person bound by this Agreement, decline to propose or approve the conduct by the Partnership of any business and, in so declining to propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Delaware Limited Partnership Act or any other provision of law, rule or regulation or equity.

        Section 2.5.    Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6.    Power of Attorney.

        (a)   Each Limited Partner and Record Holder hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized managers and officers and attorneys-in-fact, as the case may be, with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his or her name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

            (A)  all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property;

            (B)  all amendments to this Agreement adopted in accordance with the terms hereof and all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

            (C)  all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement;

            (D)  all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, this Agreement (including issuance and cancellations of Special Voting Units pursuant to Section 5.3);

            (E)  all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and

            (F)  all certificates, documents and other instruments (including agreements and a certificate of merger or consolidation or similar certificate) relating to a merger, consolidation, combination or conversion of the Partnership pursuant to Article XIV or otherwise in connection with a change of jurisdiction of the Partnership; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) to effectuate the terms or intent of this Agreement; provided that when required by Section 13.3 or any other provision of this Agreement that establishes a certain percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of such percentage of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, shall not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Record Holder and the transfer of all or any portion of such Limited Partner's or Record Holder's Partnership Interest and shall extend to such Limited Partner's or Record Holder's heirs, successors, assigns and personal representatives. Each such Limited Partner or Record Holder hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Record Holder, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner and Record Holder shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request to effectuate this Agreement and the purposes of the Partnership.

        Section 2.7.    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Limited Partnership Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Limited Partnership Act.

        Section 2.8.    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided that (a) the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner in its sole discretion determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and (b) prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

        Section 2.9.    Certain Undertakings Relating to the Separateness of the Partnership.

        (a)    Separateness Generally.    The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

        (b)    Separate Records.    The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements separate from those of any other Person except for a Person whose financial results are required to be consolidated with the financial results of the Partnership.

        (c)    No Effect.    Failure by the General Partner or the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1.    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or as required by the Delaware Limited Partnership Act.

        Section 3.2.    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Limited Partnership Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Limited Partnership Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement or the Delaware Limited Partnership Act.

        Section 3.3.    Outside Activities of the Limited Partners.    Any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group or an Affiliate of a Group Member, and none of the foregoing shall constitute a breach of this Agreement or any duty (including fiduciary duties) otherwise existing at law, in equity or otherwise to the Partnership Group or any Group Member; provided that nothing in this Agreement shall be deemed to supersede any other agreement to which a Limited Partner and a Group Member (or an Affiliate thereof) may be party restricting such Limited Partner's ability to have certain business interests or engage in certain business activities. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any such business interests or activities of any Limited Partner.

        Section 3.4.    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Limited Partnership Act, the provisions of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose that is reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense, to obtain:

          (i)    promptly after its becoming available, a copy of the Partnership's U.S. federal income tax returns for each year (excluding for the avoidance of doubt, information specific to any other Partner);

          (ii)   a current list of the name and last known business, residence or mailing address of each Record Holder; and

          (iii)  a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

        (b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

        (c)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Limited Partnership Act, each of the Partners and each other Person who acquires an interest in a Partnership Security hereby agrees to the fullest extent permitted by law that it does not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1.    Certificates.    Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the General Partner (and by any appropriate officer of the General Partner on behalf of the General Partner). No Certificate evidencing Common Units shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided that if the General Partner elects to issue Certificates evidencing Common Units in global form, the Certificates evidencing Common Units shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Certificates evidencing Common Units have been duly registered in accordance with the directions of the Partnership.

        Section 4.2.    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate evidencing Common Units is surrendered to the Transfer Agent or any mutilated Certificate evidencing other Partnership Securities is surrendered to the General Partner, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and, if applicable, the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner, in its sole discretion, may direct to indemnify the Partnership, the Partners, the General Partner and, if applicable, the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other requirements imposed by the General Partner.

If a Record Holder fails to notify the General Partner within a reasonable period of time after he or she has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the Partners, the General Partner or the Transfer Agent receives such notification, the Record Holder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent, if applicable) connected therewith.

        Section 4.3.    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the owner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise required by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

        Section 4.4.    Transfer Generally.

        (a)   The term "transfer," when used (i) in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (A) by which the General Partner assigns its General Partner Units to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (B) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage, and (ii) in Section 4.7 with respect to a Partnership Interest shall also be deemed to refer to a transaction that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to enter into such transactions or cause any such acquisitions, of Common Units or the right to vote or receive distributions on Common Units.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent or restrict a disposition by any member of the General Partner of any or all of the issued and outstanding limited liability company or other interests in the General Partner.

        Section 4.5.    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.4, (iv) Section 4.7, (v) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (vi) any contractual provisions binding on any Limited Partner and (vii) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable. Partnership Interests may also be subject to any transfer restrictions contained in any employee related policies or equity benefit plans, programs or practices adopted on behalf of the Partnership.

        Section 4.6.    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(b) below, the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.

        (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of such General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7.    Restrictions on Transfers and Ownership of Partnership Interests.

        (a)   Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary or advisable to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement without the approval of the Limited Partners of any class; provided that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests (unless the successor interests contemplated by Section 14.3(c) are traded on a National Securities Exchange) on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

        (d)   Subject to Section 4.7(c), during the period commencing on the earlier of the Closing Date and the date on which Ares Real Estate Parent elects to qualify for U.S. federal income tax treatment as a REIT and ending on the Restriction Termination Date:

          (i)    (A) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Units in excess of the Aggregate Common Unit Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Common Units in excess of the Excepted Holder Limit for such Excepted Holder.

            (B)  No Person shall Beneficially or Constructively Own Common Units to the extent that such Beneficial or Constructive Ownership of Common Units would result in Ares Real Estate Parent being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause Ares Real Estate Parent to fail to qualify as a REIT (including Beneficial or Constructive Ownership that would result in Ares Real Estate Parent owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Ares Real Estate Parent from such tenant would cause Ares Real Estate Parent to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

          (ii)   If any purported transfer of Common Units occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning Common Units in violation of Section 4.7(d)(i)(A) or (B):

            (A)  then the number of Common Units the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 4.7(d)(i)(A) or (B) (rounded up to the nearest whole Common Unit) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.7(m), effective as of the close of business on the Business Day prior to the date of such purported transfer, and the intended transferee thereof shall not acquire any rights in such Common Units; or

            (B)  if the transfer to the Trust described in Section 4.7(d)(ii)(A) would not be effective for any reason to prevent the violation of Section 4.7(d)(i)(A) or (B), then the transfer of the number of Common Units that otherwise would cause any Person to violate Section 4.7(d)(i)(A) or (B) (rounded up to the nearest whole Common Unit) shall, to the fullest extent permitted by Law, be void ab initio, and the intended transferee thereof shall not acquire any rights in such Common Units.

            (C)  If a violation of any provision of this Article IV would occur upon a transfer of Common Units contemplated by Section 4.7(d)(ii) to a single Trust, then Common Units shall be transferred to more than one Trust, with each such Trust having a distinct Trustee and Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article IV, in each case, as determined by the General Partner in its sole discretion.

        (e)   If the General Partner shall at any time determine that a transfer or other event has taken place that results in a violation of Section 4.7(d) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of Common Units in violation of Section 4.7(d) (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to, or to prevent, such transfer or other event, including causing the Partnership to redeem Common Units, refusing to give effect to such transfer on the books of the Partnership or instituting proceedings to enjoin such transfer or other event; provided that any transfer or attempted transfer or other event in violation of Section 4.7(d) shall automatically result in the transfer to the Trust or Trusts described above, and, where applicable, such transfer (or other event) shall, to the fullest extent permitted by Law, be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

        (f)    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Common Units that will or may violate Section 4.7(d)(i) or any Person who would have owned Common Units otherwise transferred to the Trust pursuant to the provisions of Section 4.7(d)(ii) shall immediately give written notice to the Partnership of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Partnership such information as the Partnership may request to determine the effect, if any, of such transfer on Ares Real Estate Parent's status as a REIT.

        (g)   From the Closing Date until the Restriction Termination Date:

          (i)    every owner of more than five percent (or such lower percentage as provided for in the Code or the Treasury Regulations promulgated thereunder applied to the Partnership as if it were a REIT) of the Outstanding Common Units, within 30 days after the end of each taxable year, shall give written notice to the Partnership stating the name and address of such owner, the number of Common Units Beneficially Owned and a description of the manner in which such Common Units are held. Each such owner shall promptly provide to the Partnership such additional information as the Partnership may request to determine the effect, if any, of such Beneficial Ownership on Ares Real Estate Parent's status as a REIT and compliance with the Aggregate Common Unit Ownership Limit; and

          (ii)   each Person who is a Beneficial or Constructive Owner of Common Units and each Person (including the Unitholder of record) who holds Common Units for a Beneficial or Constructive Owner shall promptly provide to the Partnership such information as the Partnership may request in order to determine Ares Real Estate Parent's status as a REIT and compliance with the requirements of any taxing authority or governmental authority.

        (h)   Nothing contained in this Section 4.7 shall limit the authority of the General Partner to take such other action as it in its sole discretion deems necessary, appropriate, proper, advisable or incidental to, or in furtherance of, the preservation of Ares Real Estate Parent's status as a REIT.

        (i)    In the case of an ambiguity in the application of any of the provisions of this Section 4.7 or the definition of any term used in this Section 4.7, the General Partner shall have the power to determine in its sole discretion the application of the provisions of this Section 4.7 or any such definition. If Section 4.7 requires an action by the General Partner and this Agreement fails to provide specific guidance with respect to such action, the General Partner shall have the power to determine in its sole discretion the action to be taken so long as such action is not contrary to the provisions of Section 4.7. Absent a decision to the contrary by the General Partner (which the General Partner may make in its sole discretion), if a Person would have (but for the remedies set forth in Section 4.7(e)) acquired Beneficial or Constructive Ownership of Common Units in violation of Section 4.7(d), such remedies (as applicable) shall apply first to the Common Units that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, Pro Rata among the Persons who actually own such Common Units based upon the relative number of the Common Units held by each such Person.

        (j)    (i) Subject to Section 4.7(d)(i)(B), the General Partner, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Common Unit Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

            (A)  the General Partner obtains such representations and undertakings from such Person as it requests to ascertain that no individual's Beneficial or Constructive Ownership of such Common Units will violate Section 4.7(d)(i)(B);

            (B)  such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of Ares Real Estate Parent (or a tenant of any entity owned or controlled by Ares Real Estate Parent) that would cause Ares Real Estate Parent to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the General Partner obtains such representations and undertakings from such Person with respect to the foregoing as it requests (for this purpose, a tenant from whom Ares Real Estate Parent (or an entity owned or controlled by Ares Real Estate Parent) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the General Partner, rent from such tenant would not adversely affect Ares Real Estate Parent's ability to qualify as a REIT shall not be treated as a tenant of Ares Real Estate Parent); and

            (C)  such Person agrees that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in Sections 4.7(d) through 4.7(i)) will result in a number of Common Units to be determined by the General Partner being automatically transferred to a Trust in accordance with Sections 4.7(d)(ii) and 4.7(m).

          (ii)   Prior to granting any exception pursuant to Section 4.7(j)(i), the General Partner may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the General Partner in its sole discretion, to determine or ensure Ares Real Estate Parent's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the General Partner may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

          (iii)  Subject to Section 4.7(d)(i)(B), an underwriter which participates in a public offering or a private placement of Common Units (or securities convertible into or exchangeable or exercisable for Common Units) may Beneficially Own or Constructively Own Common Units (or securities convertible into or exchangeable or exercisable for Common Units) in excess of the Aggregate Common Unit Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

          (iv)  The General Partner may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Common Unit Ownership Limit.

        (k)   Subject to Section 4.7(d)(i)(B), the General Partner may from time to time increase the Aggregate Common Unit Ownership Limit for one or more Persons and decrease the Aggregate Common Unit Ownership Limit for all other Persons; provided that the decreased Aggregate Common Unit Ownership Limit will not be effective for any Person who owns a percentage of the Outstanding Common Units that is in excess of such decreased Aggregate Common Unit Ownership Limit until such time as such Person's percentage of the Outstanding Common Units equals or falls below the decreased Aggregate Common Unit Ownership Limit, and any further acquisition of Common Units in excess of the new Aggregate Common Unit Ownership Limit will be a violation of such new Aggregate Common Unit Ownership Limit; and provided further, that the new Aggregate Common Unit Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% of the value of the Outstanding Common Units.

        (l)    Each certificate for Common Units, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated Common Units shall bear substantially the following legend:

    The Common Units represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and transfer for the purpose, among others, of the maintenance by a subsidiary of the Partnership, Ares Real Estate Holdings LLC, of its status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Partnership's Amended and Restated Agreement of Limited Partnership, (i) no Person may Beneficially Own or Constructively Own Common Units in excess of the lesser of 7.5% of (x) the number of all Outstanding Common Units and (y) the value of all Outstanding Common Units, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); and (ii) no Person (other than an Excepted Holder) may Beneficially Own or Constructively Own Common Units that would result in Ares Real Estate Holdings LLC being "closely held" under Section 856(h) of the Code or otherwise cause Ares Real Estate Holdings LLC to fail to qualify as a REIT. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Common Units which causes or will cause a Person to Beneficially or Constructively Own Common Units in excess or in violation of the above limitations must immediately notify the Partnership in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on transfer or Constructive Ownership or Beneficial Ownership as set forth in (i) and (ii) above are violated, the Common Units in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Partnership may redeem Common Units upon the terms and conditions specified by the Partnership's General Partner in its sole discretion if the Partnership's General Partner determines in its sole discretion that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described in (i) and (ii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Partnership's Amended and Restated Agreement of Limited Partnership, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Common Units on request and without charge. Requests for such a copy may be directed to the Partnership at its principal office.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Partnership will furnish a full statement about certain restrictions on transferability to a unitholder on request and without charge.

        (m)  (i) Upon any purported transfer or other event described in Section 4.7(d)(ii) that would result in a transfer of Common Units to a Trust, such Common Units shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported transfer or other event that results in the transfer to the Trust pursuant to Section 4.7(d)(ii). The Trustee shall be appointed by the Partnership and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Partnership as provided in Section 4.7(m)(vi).

          (ii)   Common Units held by the Trustee shall be issued and outstanding Common Units. The Prohibited Owner shall have no rights in the Common Units held by the Trustee, shall not benefit economically from ownership of any Common Units held by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Common Units held by the Trustee.

          (iii)  The Trustee shall have all voting rights and rights to distributions with respect to Common Units held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that the Common Units have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Common Units held in the Trust and, subject to Delaware law, effective as of the date that the Common Units have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that Common Units have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided that if the Partnership has already taken irreversible action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Partnership has received notification that Common Units have been transferred into a Trust, the Partnership shall be entitled to rely on its transfer and other Partnership records for purposes of preparing lists of Unitholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Unitholders.

          (iv)  Within 20 days of receiving notice from the Partnership that Common Units have been transferred to the Trust, the Trustee of the Trust shall sell the Common Units held in the Trust to a Person, designated by the Trustee, whose ownership of the Common Units will not violate the ownership limitations set forth in Section 4.7(d)(i). Upon such sale, the interest of the Trust and Charitable Beneficiary in the Common Units sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.7(m)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the

  Prohibited Owner for the Common Units or, if the Prohibited Owner did not give value for the Common Units in connection with the event causing the Common Units to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Current Market Price of the Common Units on the day of the event causing the Common Units to be held in the Trust and (2) the price per Common Unit received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Common Units held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.7(m)(iii) of this Article IV. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Common Units have been transferred to the Trustee, such Common Units are sold by a Prohibited Owner, then (i) such Common Units shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Common Units that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.7(m)(iv), such excess shall be paid to the Trustee upon demand.

          (v)   Common Units transferred to the Trustee shall be deemed to have been offered for sale to the Partnership, or its designee, at a price per Common Unit equal to the lesser of (i) the price per Common Unit in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Current Market Price at the time of such devise or gift) and (ii) the Current Market Price on the date the Partnership, or its designee, accepts such offer. The Partnership may reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.7(m)(iii) of this Article IV. The Partnership may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Partnership shall have the right to accept such offer until the Trustee has sold the Common Units held in the Trust pursuant to Section 4.7(m)(iv). Upon such a sale to the Partnership, the interest of the Charitable Beneficiary in the Common Units sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          (vi)  By written notice to the Trustee, the Partnership shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Common Units held in the Trust would not violate the restrictions set forth in Section 4.7(d)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

        (n)   The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

        (o)   No delay or failure on the part of the Partnership or the General Partner in exercising any right hereunder shall operate as a waiver of any right of the Partnership or the General Partner, as the case may be.

        (p)   For the avoidance of doubt, the restrictions on the transfer of any Partnership Interests contained herein shall be in addition to restrictions on the transfer of Partnership Interests applicable to a Limited Partner pursuant to the terms of any agreement entered into between a Group Member (or Affiliate thereof) and such Limited Partner.

        Section 4.8.    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any law or regulation that, in the determination of the General Partner in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his or her nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. The General Partner also may require in its sole discretion that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his or her Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests (other than those of Non-citizen Assignees) are cast.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his or her Limited Partner Interest (representing his or her right to receive his or her share of such distribution in kind).

        (d)   At any time after he or she can and does certify that he or she has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner in its sole discretion, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.9.    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the General Partner, in its sole discretion, may cause the Partnership to, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his or her Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his or her last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon the redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing such Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for the Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner in its sole discretion, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the prime lending rate prevailing on the date fixed for redemption as published by The Wall Street Journal or such other publication as the General Partner may determine, payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  The Limited Partner or his or her duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificates, evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

          (iv)  After the redemption date, the Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests; provided that pursuant to Section 7.11, in the sole discretion of the General Partner, the Redeemable Interests may be held in treasury.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his or her Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he or she is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date set forth in the notice of redemption sent to the transferor.

        (d)   Notwithstanding anything in Section 4.8 or Section 4.9 to the contrary, no proceeds shall be delivered to a Person to whom the delivery of such proceeds would violate applicable law, and in such case and in lieu thereof, the proceeds shall be delivered to a charity selected by the General Partner in its sole discretion and any redemption shall be effective upon delivery of such payments to such charity.

        Section 4.10.    Forfeiture.

        (a)   Common Units owned by a Limited Partner are subject to forfeiture or cancellation as set forth in any Supplemental Agreement applicable to such Limited Partner.

        (b)   If any Ares Owners Class PTP Units are forfeited or cancelled for no consideration, a number of Common Units held by Ares Owners LP equal to the product of the number of Ares Owners Class PTP Units so forfeited or cancelled multiplied by the Corresponding Rate shall be automatically forfeited or cancelled, as the case may be.

        (c)   Upon the forfeiture of any Common Units in accordance with this Section 4.10, such Common Units shall be cancelled, the Partnership shall have no obligations with respect to such Common Units and the General Partner shall modify the books and records of the Partnership to reflect such forfeiture and cancellation. By acceptance of Common Units, each holder of Common Units agrees that any forfeiture or cancellation pursuant to this Section 4.10 is a specified penalty or consequence, enforceable in accordance with Section 17-306 of the Delaware Limited Partnership Act.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1.    Organizational Issuances.    Upon issuance by the Partnership of Common Units on or about the Listing Date and the admission of such Unitholders as Limited Partners, the Organizational Limited Partner of the Partnership shall automatically withdraw as a limited partner of the Partnership and as a result shall have no further right, interest or obligation of any kind whatsoever as the Organizational Limited Partner and any capital contribution of the Organizational Limited Partner will be returned to it on the date of such withdrawal.

        Section 5.2.    Contributions by the General Partner and its Affiliates.    The General Partner shall not be obligated to make any Capital Contributions to the Partnership.

        Section 5.3.    Issuances and Cancellations of Special Voting Units.

        (a)   On the date of this Agreement the Partnership shall issue one (1) Special Voting Unit to Ares VoteCo.

        (b)   The General Partner shall be entitled to cause the Partnership to issue additional Special Voting Units in its sole discretion.

        (c)   (i) Ares VoteCo, as holder of a Special Voting Unit, shall be entitled to a number of votes that is equal to the product of (x) the total number of Ares Operating Group Units held of record by each Ares Operating Group Limited Partner that does not hold a Special Voting Unit (other than the Partnership or its Subsidiaries) multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement).

          (ii)   Each other holder of Special Voting Units, as such, shall be entitled, without regard to the number of Special Voting Units (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Ares Operating Group Units held of record by such holder multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement).

        (d)   In the event that a holder of a Special Voting Unit, other than Ares VoteCo, shall cease to be the record holder of an Ares Operating Group Unit, the Special Voting Unit held by such holder shall be automatically cancelled without any further action of any Person and such holder shall cease to be a Limited Partner with respect to the Special Voting Unit so cancelled. The determination of the General Partner as to whether a holder of a Special Voting Unit is the record holder of an Ares Operating Group Unit (other than the Partnership and its Subsidiaries) or remains the Record Holder of such Special Voting Unit shall be made in its sole discretion, which determination shall be conclusive and binding on all Partners.

        (e)   Upon the issuance to it of a Special Voting Unit, each holder thereof shall automatically and without further action be admitted to the Partnership as a Limited Partner in respect of the Special Voting Unit so issued.

        Section 5.4.    Contributions by the Underwriters.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, the Underwriters shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by the Underwriters on the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue the number of Common Units specified in the Underwriting Agreement to be purchased by the Underwriters to the Underwriters or their designee(s) in accordance with the Underwriting Agreement, and such Underwriters or their designee(s) shall be admitted to the Partnership as Limited Partners.

        (b)   Upon the exercise, if any, of the Over-Allotment Option, on the Option Closing Date and pursuant to the Underwriting Agreement, the Underwriters shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units to be purchased by the Underwriters on the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue to the Underwriters or their designee(s) the number of Common Units subject to the Over-Allotment Option that are to be purchased by them in accordance with the Underwriting Agreement.

        Section 5.5.    Interest and Withdrawal.    No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions are made pursuant to this Agreement or upon dissolution of the Partnership and then in each case only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement (including with respect to Partnership Securities subsequently issued by the Partnership pursuant to the Underwriting Agreement or otherwise), no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Limited Partnership Act.

        Section 5.6.    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Limited Partners, including pursuant to Section 7.4(c) and pursuant to the Underwriting Agreement as part of the Initial Offering. The Partnership may reissue any Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities held by the Partnership in treasury for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Limited Partners, including pursuant to Section 7.4(c).

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) or Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner in its sole discretion, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

        (c)   The General Partner is hereby authorized to take all actions that it determines to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6 or Section 7.4(c), including the admission of additional Limited Partners in connection therewith and any related amendment of this Agreement, and (ii) all additional issuances of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities. The General Partner shall determine in its sole discretion the relative rights, powers and duties of the holders of the Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities being so issued. The General Partner is authorized to do all things that it determines to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, any future issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, including compliance with any statute, rule, regulation or guideline of any governmental agency or any National Securities Exchange on which the Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities are listed for trading.

        Section 5.7.    Preemptive Rights.    Unless otherwise determined by the General Partner, in its sole discretion, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

        Section 5.8.    Splits and Combinations.

        (a)   Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, as determined by the General Partner, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted including, if determined by the General Partner, retroactive to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall provide notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than ten days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding or outstanding options, rights, warrants or appreciation rights relating to Partnership Securities, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), the General Partner in its sole discretion may determine that each fractional Unit shall be rounded to the nearest whole Unit.

        Section 5.9.    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Limited Partnership Act or this Agreement.

 ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1.    Establishment and Maintenance of Capital Accounts.    There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a "Capital Account"). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner's Capital Account shall be (a) credited with (i) such Partner's allocable share of any Net Income (or items thereof) of the Partnership, and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner and (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the fair market value of other property so distributed, (ii) such Partner's allocable share of Net Loss (or items thereof) of the Partnership, and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership. Any other item which is required to be reflected in a Partner's Capital Account under Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner's interest in the Partnership. Interest shall not be payable on Capital Account balances. The Partnership Capital Accounts shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulation, the provisions of this Agreement. The Capital Account of each holder of General Partner Units or Special Voting Units shall at all times be zero, except to the extent such holder also holds Partnership Interests other than General Partner Units or Special Voting Units.

        Section 6.2.    Allocations.

        (a)   Net Income (Loss) (including items thereof) of the Partnership for each Fiscal Year shall be allocated to each Partner in accordance with such Partner's Percentage Interest, except as otherwise determined by the General Partner in its sole discretion to comply with the Code or applicable regulations thereunder.

        (b)   The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Partnership Interests (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Partnership Interests (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the United States Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, (E) the adoption and maintenance of accounting methods and (F) taking into account differences between the Carrying Values of Partnership assets and such asset adjusted tax basis pursuant to Section 704(c) of the Code and the United States Treasury Regulations promulgated thereunder.

        (c)   Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

        Section 6.3.    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made Pro Rata in accordance with the Partners' respective Percentage Interests.

        (b)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners.

        (c)   Notwithstanding Section 6.3(a), in the event of the dissolution of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        (e)   Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Delaware Limited Partnership Act or other applicable law.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1.    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things and on such terms as it determines, in its sole discretion, to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, conducting the business of the Partnership, exercising all powers set forth in Section 2.5 and effectuating the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the

  Partnership Group; the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member or other Person and the making of capital contributions to any Group Member or other Person;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than their interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having such titles as the General Partner may determine in its sole discretion) and agents, representatives, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other entities or relationships (including the acquisition of interests in, and the contributions of property to, the Partnership's Subsidiaries from time to time), subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

          (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities;

          (xiv)   the undertaking of any action in connection with the Partnership's participation in the management of the Partnership Group through its directors, officers or employees or the Partnership's direct or indirect ownership of the Group Members, including all things described in or contemplated by the Registration Statement and the agreements described in or filed as exhibits to the Registration Statement; and

          (xv) cause to be registered for resale under the Securities Act and applicable state or non-U.S. securities laws, any securities of, or any securities convertible or exchangeable into securities of, the Partnership held by any Person, including the General Partner or any Affiliate of the General Partner.

        (b)   In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation or duty to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages, equitable relief or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions.

        (c)   Notwithstanding any other provision of this Agreement, the Delaware Limited Partnership Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Ares Operating Group Governing Agreements and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through its delegation of such authority to any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership, in each case in such form and with such terms as it in its sole discretion shall determine, without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty (fiduciary or otherwise) existing at law, in equity or otherwise.

        Section 7.2.    Certificate of Limited Partnership.

        (a)   The Certificate of Limited Partnership has been filed with the Secretary of State of the State of Delaware as required by the Delaware Limited Partnership Act and the General Partner is authorized to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner is authorized to file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        (b)   In the event that the General Partner determines the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable U.S. state) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the U.S. tax authorities, and the Partnership shall pay such amounts as required by the U.S. tax authorities, to preserve the status of the Partnership as a partnership for U.S. federal (and applicable U.S. state) income tax purposes.

        Section 7.3.    Partnership Group Assets; General Partner's Authority.    Except as provided in Articles XII and XIV, the General Partner may not sell or exchange all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the voting power of Outstanding Voting Units; provided that this provision shall not preclude or limit the General Partner's ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in any or all of the assets of the Partnership Group (including for the benefit of Persons other than members of the Partnership Group, including Affiliates of the General Partner), including, in each case, pursuant to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of the voting power of Outstanding Voting Units, the

General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6 and 11.1, elect or cause the Partnership to elect a successor general partner of the Partnership.

        Section 7.4.    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

        (b)   The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Partnership) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with the General Partner serving as the General Partner and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with operating the Partnership Group's business (including expenses allocated to the General Partner (or any direct or indirect equityholders of the General Partner) by its Affiliates). To the extent that the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership Group (including expenses that relate to the business and affairs of the Partnership Group and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner (or any direct or indirect equityholders of the General Partner), including costs of securities offerings not borne directly by Partners, board of directors compensation and meeting costs, salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner, cost of periodic reports to Unitholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner may, in its sole discretion, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), propose and adopt on behalf of the Partnership Group equity benefit plans, programs and practices (including plans, programs and practices involving the issuance of or reservation of issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue or to reserve for issuance Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities in connection with, or pursuant to, any such equity benefit plan, program or practice or any equity benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in respect of services performed directly or indirectly for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities that the General Partner or such Affiliates are obligated to provide pursuant to any equity benefit plans, programs or practices maintained or sponsored by them. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any equity benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or the transferee of or successor to all of the General Partner's General Partner Interest.

        Section 7.5.    Outside Activities.

        (a)   On and after the Listing Date, the General Partner, for so long as it is a General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner, managing member, trustee or stockholder and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner, managing member, trustee or stockholder of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Except insofar as the General Partner is specifically restricted by Section 7.5(a), each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty (including fiduciary duties) otherwise existing at law, in equity or otherwise to any Group Member or any Partner, Record Holder or Person who acquires an interest in a Partnership Security; provided that nothing in this Agreement shall be deemed to supersede any other agreement to which an Indemnitee may be party restricting such Indemnitee's ability to have certain business interests or engage in certain business activities or ventures. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business interests, activities or ventures of any Indemnitee.

        (c)   Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engagement in competitive activities by any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership, all Partners and all Persons acquiring an interest in a Partnership Security, (ii) it shall not be a breach of the General Partner's or any other Indemnitee's duties or any other obligation of any type whatsoever of the General Partner or any other Indemnitee if the Indemnitee (other than the General Partner) engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the General Partner and the Indemnities shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member, (iv) the doctrine of "corporate opportunity" or other analogous doctrine shall not apply to any such Indemnitee and (v) each Indemnitee (including the General Partner) shall not be liable to the Partnership, any Limited Partner, Record Holder or any other Person who acquires an interest in a Partnership Security by reason that such Indemnitee (including the General Partner) pursues or acquires a business opportunity for itself, directs such opportunity to another Person, does not communicate such opportunity or information to any Group Member or uses information in the possession of a Group Member to acquire or operate a business opportunity.

        (d)   The General Partner, any of its Affiliates or Associates, and any Indemnitees may acquire Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities.

        Section 7.6.    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with the General Partner and its Affiliates; Certain Restrictions on the General Partner.

        (a)   The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member on terms to which the General Partner agrees in good faith.

        (b)   Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner in its sole discretion. The foregoing authority may be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        (c)   The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership on terms to which the General Partner agrees to in good faith.

        (d)   The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant on terms to which the General Partner agrees in good faith.

        (e)   The General Partner or any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, on terms to which the General Partner agrees in good faith.

        (f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

        Section 7.7.    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Section 7.7, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring on, before or after the date of this Agreement; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or with criminal intent. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.7(j), the Partnership shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the General Partner in its sole discretion or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Partnership pursuant to Section 7.7(j). The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such person is entitled from, firstly, the relevant other Person, and from, secondly, the relevant Fund (if applicable), and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 7.7(a) does not apply; provided that such other Person and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Partnership, unless otherwise mandated by applicable law. If, notwithstanding the foregoing sentence, the Partnership makes an indemnification payment or advances expenses to such an Indemnitee entitled to primary indemnification, the Partnership shall be subrogated to the rights of such Indemnitee against the Person or Persons responsible for the primary indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.7(j), the Partnership shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the General Partner in its sole discretion or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Partnership pursuant to Section 7.7(j).

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, insurance, pursuant to any vote of the holders of Outstanding Voting Units entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates or Associates for the cost of) insurance, on behalf of the General Partner, its Affiliates or Associates, the other Indemnitees and such other Persons as the General Partner shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership Group's activities or such Person's activities on behalf of the Partnership Group regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership. The General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. Except as required by Section 17-607 and Section 17-804 of the Delaware Limited Partnership Act, in no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        (j)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.7 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys' fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (k)   This Section 7.7 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

        Section 7.8.    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities or are bound by this Agreement, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or with criminal intent. The Partnership, the Limited Partners, the Record Holders and any other Person who acquires an interest in a Partnership Security, each on their own behalf and on behalf of the Partnership, waives, to the fullest extent permitted by law, any and all rights to seek punitive damages or other damages based upon any Federal, State or other income (or similar) taxes paid or payable by any such Limited Partner, Record Holder or other Person.

        (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct, negligence or wrongdoing on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, the Record Holders or any Person who acquires an interest in a Partnership Security, any Indemnitee acting in connection with the Partnership's business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any Record Holder or to any other Person who acquires an interest in a Partnership Security for such Indemnitee's reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

        Section 7.9.    Modification of Duties; Standards of Conduct; Resolution of Conflicts of Interest.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement or otherwise applicable provision of law or in equity, neither the General Partner, nor its Affiliates or Associates, nor any other Indemnitee shall have any fiduciary duties, or, to the fullest extent permitted by law, except to the extent expressly provided in this Agreement, other duties, obligations or liabilities, to the Partnership, any Limited Partner, any other Person who has acquired an interest in a Partnership Security, any other Person who is bound by this Agreement or any creditor of the Partnership, and, to the fullest extent permitted by law, the General Partner, its Affiliates and Associates, and the other Indemnitees shall only be subject to any contractual standards imposed and existing under this Agreement. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or in equity, whenever in this Agreement or any other agreement contemplated hereby the General Partner, the Board of Directors or any committee of the Board of Directors is permitted to or required to make or take (or omit to make or take) a determination, evaluation, election, decision, approval, authorization, consent or other action (howsoever described herein, each, a "Determination") (i) in its "discretion" or "sole discretion" or under a grant of similar authority or latitude or (ii) pursuant to any provision not subject to an express standard of "good faith" (regardless of whether there is a reference to "discretion", "sole discretion" or any other standard), then the General Partner (or any of its Affiliates or Associates causing it to do so), the Board of Directors, or any committee of the Board of Directors, as applicable, in making such Determination, shall not be subject to any fiduciary duty and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership, the Partners, or any other Person (including any creditor of the Partnership), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a Determination under this Agreement is to be made or taken by the General Partner in "good faith", the General Partner shall act under that express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise.

        (b)   For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a Determination or failure to act by the General Partner, the Board of Directors or any committee thereof conclusively will be deemed to be made, taken or omitted to be made or taken in "good faith", and shall not be a breach of this Agreement or any duty, (i) if such Determination or failure to act was approved by Special Approval or (ii) unless the General Partner, the Board of Directors or committee thereof, as applicable, subjectively believed such Determination or failure to act was opposed to the best interests of the Partnership. The belief of a majority of the Board of Directors or committee thereof shall be deemed to be the belief of the Board of Directors or such committee. In any proceeding brought by the Partnership, any Limited Partner, any Record Holder, any other Person who acquires an interest in a Partnership Security or any other Person who is bound by this Agreement challenging such Determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such Determination or failure to act was not in good faith. Any Determination taken or made by the General Partner, its Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any other Indemnitee which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the Delaware Limited Partnership Act and any other applicable fiduciary requirements.

        (c)   Whenever the General Partner makes a Determination or takes or fails to take any other action, or any of its Affiliates or Associates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement or circumstance contemplated hereby or otherwise, then the General Partner, or such Affiliates or Associates causing it to do so, are entitled, to the fullest extent permitted by law, to make such Determination or to take or not to take such other action free of any duty (including any fiduciary duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder, any Person who acquires an interest in a Partnership Security, any other Person bound by this Agreement or any creditor of the Partnership, and the General Partner, or such Affiliates or Associates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

        (d)   Whenever a potential conflict of interest exists or arises between the General Partner (in its capacity as the general partner of the Partnership, as limited partner of the Partnership, or in its individual capacity) or any of its Affiliates or Associates, on the one hand, and the Partnership, any Group Member, any Partner, any other Person who acquires an interest in a Partnership Security or any other Person who is bound by this Agreement, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall conclusively be deemed approved by the Partnership, all of the Partners, each Person who acquires an interest in a Partnership Security and any other Person bound hereby and shall not constitute a breach of this Agreement or any agreement contemplated herein, or of any duty (including any fiduciary duty) existing at law, in equity or otherwise or obligation whatsoever if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the General Partner in good faith. The General Partner and the Conflicts Committee (in connection with any Special Approval by the Conflicts Committee) each shall be authorized in connection with its resolution of any conflict of interest to consider such factors as it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. The General Partner shall be authorized but not required in connection with its resolution of any conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, and without limitation of Section 7.6, to the fullest extent permitted by the Delaware Limited Partnership Act, the existence of the conflicts of interest described in or contemplated by the Registration Statement are hereby approved, and all such conflicts of interest are waived, by the Partnership and each Partner and any other Person who acquires an interest in a Partnership Security and shall not constitute a breach of this Agreement or any duty existing at law, in equity or otherwise.

        (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

        (f)    The Limited Partners, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        (g)   The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any Determinations, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such Determinations.

        (h)   Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement, including the provisions of this Section 7.9, purports (i) to restrict or otherwise modify or eliminate the duties (including fiduciary duties), obligations and liabilities of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any other Indemnitee otherwise existing at law or in equity or (ii) to constitute a waiver or consent by the Partnership, the Limited Partners or any other Person who acquires an interest in a Partnership Security to any such restriction, modification or elimination, such provision shall be deemed to have been approved by the Partnership, all of the Partners, and each other Person who has acquired an interest in a Partnership Security.

        Section 7.10.    Other Matters Concerning the General Partner.

        (a)   The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or any duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

        Section 7.11.    Purchase or Sale of Partnership Securities.    The General Partner may cause the Partnership or any other Group Member to purchase or otherwise acquire Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, any Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities that are purchased or otherwise acquired by the Partnership may, in the sole discretion of the General Partner, be held by the Partnership in treasury and, if so held in treasury, shall no longer be deemed to be Outstanding for any purpose. For the avoidance of doubt, (i) Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities that are held by the Partnership in treasury (a) shall not be allocated Net Income (Loss) pursuant to Article VI and (b) shall not be entitled to distributions pursuant to Article VI, and (ii) shall neither be entitled to vote nor be counted for quorum purposes. The General Partner or any other Indemnitee or any Affiliate or Associate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities for their own account, subject to the provisions of Articles IV and X.

        Section 7.12.    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner purporting to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. The Partnership, each Limited Partner and each other Person who has acquired an interest in a Partnership Security hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the General Partner or any such officer executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

        Section 7.13.    Board of Directors.

        (a)   On January 31 of each year (each a "Determination Date"), the General Partner will determine whether the voting power held collectively by (i) the holders of Special Voting Units (including Voting Units held by the General Partner, the Holdco Members and their respective Affiliates) in their capacity as such, (ii) persons that were formerly employed by or had provided services to (including as a director), or are then employed by or providing services to (including as a director), the General Partner or its Affiliates, (iii) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature of which any person listed in clause (ii) is a trustee, other fiduciary, manager, partner, member, officer, director or party, respectively, (iv) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature for the direct or indirect benefit of the spouse, parents, siblings or children of, or any other natural person who occupies the same principal residence as, any person listed in clause (ii), and the spouses, ancestors or descendants of each of the foregoing, and (v) Ares Owners LP is at least 10% of the voting power of the Outstanding Voting Units (treating as Outstanding and held by any such persons, Voting Units deliverable pursuant to any equity awards granted to such persons) (the "Ares Partners Ownership Condition").

        (b)   The method of nomination, election and removal of Directors shall be determined as follows: (i) in any year in which the General Partner has determined on the applicable Determination Date that the Ares Partners Ownership Condition has not been satisfied, the Board of Directors shall be elected at an annual meeting of the Limited Partners holding Outstanding Units in accordance with Section 13.4(b); and (ii) in any year in which the General Partner has determined on the applicable Determination Date that the Ares Partners Ownership Condition has been satisfied, the provisions of Section 13.4(b) shall not apply and the method for nominating, electing and removing Directors shall be as otherwise provided in the General Partner Agreement.

ARTICLE VIII
BOOKS, RECORDS AND ACCOUNTING

        Section 8.1.    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership or any other place designated by the General Partner in its sole discretion appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2.    Fiscal Year.    The fiscal year of the Partnership (each, a "Fiscal Year") shall be a year ending December 31. The General Partner in its sole discretion may change the Fiscal Year of the Partnership at any time and from time to time in each case as may be required or permitted under the Code or applicable United States Treasury Regulations and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

ARTICLE IX
TAX MATTERS

        Section 9.1.    Tax Returns and Information.    As soon as reasonably practicable after the end of each Fiscal Year (which each of the Partners and each other Person who acquires an interest in a Partnership Security hereby acknowledges and agrees may be later than the otherwise applicable due date of the tax return of such Partner or other Person), the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1 with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably required in the discretion of the General Partner for purposes of allowing the Partners to prepare and file their own U.S. federal, state and local tax returns. Each Partner shall be required to report for all tax purposes consistently with such information provided by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 9.2.    Tax Elections.    The General Partner shall determine whether to make, refrain from making or revoke any and all elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions, in its sole discretion, provided that the General Partner shall make the election under Section 754 of the Code to adjust the basis of the assets of the Partnership pursuant to Sections 734(b) and 743(b) of the Code.

        Section 9.3.    Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things required by the General Partner to conduct such proceedings.

        Section 9.4.    Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required or be necessary or appropriate to cause the Partnership or any other Group Member to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or non-U.S. law, including any withholding required pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3406 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner shall treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

        Section 9.5.    Election to be Treated as a Corporation.    If the General Partner determines in its sole discretion that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1.    Admission of Initial Limited Partners.

        (a)   Upon the issuance by the Partnership of a Special Voting Unit to Ares VoteCo, Ares VoteCo shall be automatically admitted to the Partnership as an Initial Limited Partner in respect of the Special Voting Unit issued to it.

        (b)   Upon the issuance by the Partnership of Common Units to the Underwriters or their designee(s) as described in Section 5.4 in connection with the Initial Offering, such parties shall be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units issued to them.

        Section 10.2.    Admission of Additional Limited Partners.

        (a)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.2 or the issuance of any Limited Partner Interests in accordance herewith (including in a merger, consolidation or other business combination pursuant to Article XIV), and except as provided in Section 4.8, each transferee or other recipient of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents, acknowledgments and waivers contained in this Agreement. The transfer of any Limited Partner Interests or the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.8.

        (b)   The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

        Section 10.3.    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal of the predecessor or transferring General Partner pursuant to Section 11.1 or the transfer of such General Partner's General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

        Section 10.4.    Amendment of Agreement and Certificate of Limited Partnership to Reflect the Admission of Partners.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary under the Delaware Limited Partnership Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1.    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

          (iii)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iii); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (iv)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (v)   (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his or her death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iii), (iv) or (v)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws at any time by giving at least 90 days' advance notice to the

Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii); or (iii) at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) Beneficially Own or own of record or control at least 50% of the Outstanding Common Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the Limited Partners holding of a majority of the voting power of Outstanding Voting Units, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members without dissolution. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

        Section 11.2.    No Removal of the General Partner.    The Limited Partners shall have no right to remove or expel, with or without cause, the General Partner.

        Section 11.3.    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of the withdrawal of a General Partner, if a successor General Partner is elected in accordance with the terms of Section 11.1, the Departing General Partner, in its sole discretion and acting in its individual capacity, shall have the option exercisable prior to the effective date of the withdrawal of such Departing General Partner to require its successor to purchase its General Partner Interest (represented by General Partner Units) in exchange for an amount in cash equal to the fair market value of such General Partner Interest, such amount to be determined and payable as of the effective date of its withdrawal. The Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (excluding any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of a Departing General Partner's General Partner Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the General Partner Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Common Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Departing General Partner does not exercise its option to require the successor General Partner to purchase its General Partner Interest in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall automatically become a Limited Partner and its General Partner Interest automatically shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected by the Departing General Partner. Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its General Partner Interest to the Partnership in exchange for the newly-issued Common Units and the Partnership reissued a new General Partner Interest in the Partnership to the successor General Partner.

        Section 11.4.    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1.    Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, if a successor General Partner is admitted to the Partnership pursuant to Sections 10.3, 11.1 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the Unitholders holding a majority of the voting power of Outstanding Voting Units;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Limited Partnership Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act.

        Section 12.2.    Continuation of the Business of the Partnership After Event of Withdrawal.    Upon an Event of Withdrawal caused by (a) the withdrawal of the General Partner as provided in Sections 11.1(a)(i) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iii), (iv) or (v), then, to the maximum extent permitted by law, within 180 days thereafter, the Unitholders holding a majority of the voting power of Outstanding Voting Units may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as the successor General Partner a Person approved by the Unitholders holding a majority of the voting power of Outstanding Voting Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided that the right of the Unitholders holding a majority of the voting power of Outstanding Voting Units to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel (x) that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Limited Partnership Act and (y) neither the Partnership nor any Group Member (other than Ares Domestic Parent, Ares Holdings Parent, Ares Offshore Parent or other Group Member that is formed or existing as a corporation) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not so treated or taxed).

        Section 12.3.    Liquidator.    Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall act, or select in its sole discretion one or more Persons to act as Liquidator. If the General Partner is acting as the Liquidator, it shall not be entitled to receive any additional compensation for acting in such capacity. If a Person other than the General Partner acts as Liquidator, such Liquidator (1) shall be entitled to receive such compensation for its services as may be approved by either the withdrawing General Partner or Unitholders holding at least a majority of the voting power of the Outstanding Voting Units voting as a single class, (2) shall agree not to resign at any time without 15 days' prior notice and (3) may be removed at any time, with or without cause, by notice of removal approved by Unitholders holding at least a majority of the voting power of the Outstanding Voting Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the voting power of the Outstanding Voting Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
        Section 12.4.    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Limited Partnership Act and the following:

          (a)    Disposition of Assets.    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and

  contemporaneously therewith, appropriate distributions of cash (to the extent any cash is available) must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

          (b)    Discharge of Liabilities.    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.

          (c)    Liquidation Distributions.    All cash and other property in excess of that required to discharge liabilities (whether by payment or the making of reasonable provision for payment thereof) as provided in Section 12.4(b) shall be distributed to the Partners in accordance with their respective Percentage Interests as of a Record Date selected by the Liquidator.

        Section 12.5.    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and other property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership shall be cancelled in accordance with the Delaware Limited Partnership Act and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6.    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7.    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8.    Capital Account Restoration.    No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1.    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, any Unitholder or any other Person, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or other jurisdiction or ensuring that the Group Members (other than Ares

Domestic Parent, Ares Holdings Parent, Ares Offshore Parent or other Group Member that is formed or existing as a corporation) will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes (to the extent not so treated);

        (d)   a change that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

        (e)   a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (or adversely affect any particular class of Partnership Interests as compared to another class of Partnership Interests, except under clause (h) below) in any material respect; provided that for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(e)(i), the General Partner may in its sole discretion disregard any adverse effect on any class or classes of Partnership Interests the holders of which have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal, state or local or non-U.S. agency or judicial authority or contained in any U.S. federal, state or local or non-U.S. statute (including the Delaware Limited Partnership Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (f)    a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including, if the General Partner shall so determine in its sole discretion, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (g)   an amendment that the General Partner determines is necessary or appropriate, based on the advice of counsel, to prevent the Partnership, or the General Partner or its Indemnitees, from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940 or the U.S. Investment Advisers Act of 1940, or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (h)   an amendment that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of any class or series of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities pursuant to Section 5.6;

        (i)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (j)    an amendment effected, necessitated or contemplated by a Merger Agreement permitted by Article XIV;

        (k)   an amendment that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity;

        (l)    an amendment effected, necessitated or contemplated by an amendment to any Ares Operating Group Governing Agreement that requires members or partners of any Ares Operating Group entity to provide a statement, certification or other proof of evidence to the Ares Operating Group entities regarding whether such member or partner is subject to U.S. federal income taxation on the income generated by the Ares Operating Group;

        (m)  a merger, conversion or conveyance pursuant to Section 14.3(c), including any amendment permitted pursuant to Section 14.5;

        (n)   any amendment to Section 16.9 that the General Partner determines in good faith;

        (o)   any amendment that the General Partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency; or

        (p)   any other amendments that the General Partner determines to be substantially similar to the foregoing.

        Section 13.2.    Amendment Procedures.    Except as provided in Sections 5.5, 13.1, 13.3 and 14.5, all amendments to this Agreement shall be made in accordance with the requirements of this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person bound by this Agreement or any creditor of the Partnership. A proposed amendment pursuant to this Section 13.2 shall be effective upon its approval by the General Partner and Unitholders holding a majority of the voting power of the Outstanding Voting Units, unless a greater or lesser percentage is required under this Agreement. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of the voting power of Outstanding Voting Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3.    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that requires the vote or consent of Unitholders holding, or holders of, a percentage of the voting power of Outstanding Voting Units (including Voting Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of Unitholders or holders of Outstanding Voting Units whose aggregate Outstanding Voting Units constitute not less than the voting or consent requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement may be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner's consent, which consent may be given or withheld in its sole discretion.

        (c)   Except as provided in Sections 13.1 and 14.3, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests (treating the Voting Units as a separate class for this purpose) must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding the provisions of Sections 13.1 and 13.2, in addition to any other approvals or consents that may be required under this Agreement, neither Section 7.13 nor Section 13.4(b) shall be amended, altered, changed, repealed or rescinded in any respect without the written consent of Ares VoteCo.

        (e)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Article XIV, no amendments shall become effective without the approval of Unitholders holding at least 90% of the voting power of the Outstanding Voting Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under the Delaware Limited Partnership Act.

        Section 13.4.    Meetings.

        (a)   All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners representing 50% or more of the voting power of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. (For the avoidance of doubt, the Common Units and the Special Voting Units shall not constitute separate classes for this purpose.) Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner in its sole discretion on a date not less than ten days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership within the meaning of the Delaware Limited Partnership Act so as to jeopardize the Limited Partners' limited liability under the Delaware Limited Partnership Act or the law of any other state in which the Partnership is qualified to do business.

        (b)   (i) Subject to Section 7.13 and Section 13.4(b)(xi), in any year in which the General Partner has determined on the applicable Determination Date that the Ares Partners Ownership Condition has not been satisfied, an annual meeting of the Limited Partners holding Outstanding Units for the election of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Outstanding Units shall be held in June of such year or at such other date and time as may be fixed by the General Partner at such place within or without the State of Delaware as may be fixed by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than ten days nor more than 60 days prior to the date of such meeting.

          (ii)   The Limited Partners holding Outstanding Units shall vote together as a single class for the election of Directors to the Board of Directors (but such Limited Partners and their Units shall not, however, be treated as a separate class of Partners or Partnership Securities for purposes of this Agreement). The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as Directors who are nominated in accordance with the provisions of this Section 13.4(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner's capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner's limited liability under the

  Delaware Limited Partnership Act or the law of any other state in which the Partnership is qualified to do business.

          (iii)  If the General Partner has provided at least thirty days advance notice of any meeting at which Directors are to be elected, then the Limited Partners holding Outstanding Units that attend such meeting shall constitute a quorum, and if the General Partner has provided less than thirty days advance notice of any such meeting, then Limited Partners holding a majority of the Outstanding Units shall constitute a quorum.

          (iv)  The number of Directors on, and the powers, duties and responsibilities of, the Board of Directors shall be as determined in accordance with the General Partner Agreement.

          (v)   The Directors shall be divided into three classes, Class I, Class II, and Class III, as determined by the then-existing Board of Directors in its sole discretion, on any Determination Date on which the General Partner has determined that the Ares Partners Ownership Condition has not been satisfied, unless the Board of Directors has already been classified in accordance with this Section 13.4(b)(v) on the next preceding Determination Date. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each Director shall serve for a term ending as provided herein; provided that the Directors designated to Class I by the Board of Directors shall serve for an initial term that expires at the applicable Initial Annual Meeting, the Directors designated to Class II by the Board of Directors shall serve for an initial term that expires at the first annual meeting of Limited Partners following the applicable Initial Annual Meeting, and the Directors designated to Class III by the Board of Directors shall serve for an initial term that expires at the second annual meeting of Limited Partners following the applicable Initial Annual Meeting. At each succeeding annual meeting of Limited Partners for the election of Directors following an Initial Annual Meeting, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.

          (vi)  Each Director shall hold office for the term for which such Director is elected and thereafter until such Director's successor shall have been duly elected and qualified, or until such Director's earlier death, resignation or removal. If, in any year in which an annual meeting of the Limited Partners for the election of Directors is required to be held in accordance with Section 7.13 and this Section 13.4(b), the number of Directors is changed, any increase or decrease shall be apportioned among the classes of Directors so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Any vacancy on the Board of Directors (including any vacancy caused by an increase in the number of Directors on the Board of Directors) may only be filled by the vote of a majority of the remaining Directors. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor. A Director may be removed only at a meeting of the Limited Partners upon the affirmative vote of Limited Partners holding a majority of the Outstanding Units; provided that a Director may only be removed if, at the same meeting, Limited Partners holding a majority of the Outstanding Units nominate a replacement Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners holding a majority of the Outstanding Units also vote to elect a replacement Director, and, provided, further, a Director may only be removed for cause.

          (vii) (A)    (1) Nominations of persons for election of Directors to the Board of Directors of the General Partner may be made at an annual meeting of the Limited Partners only pursuant to the

  General Partner's notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the Directors or (b) by a Limited Partner, or a group of Limited Partners, that holds or Beneficially Owns, and has continuously held or Beneficially Owned without interruption for the prior 18 months, 5% of the Outstanding Units (in either case, a "Limited Partner Group") if each member of the Limited Partner Group was a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner, and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii).

              (2)   For any nominations brought before an annual meeting by a Limited Partner Group pursuant to clause (b) of paragraph (A)(1) of this Section 13.4(b)(vii), the Limited Partner Group must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner Group's notice shall be delivered to the General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of any Initial Annual Meeting, the first anniversary of the preceding year's annual meeting shall be deemed to be June 30 of that year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group's notice as described above. Such Limited Partner Group's notice shall set forth: (a) as to each person whom the Limited Partner Group proposes to nominate for election as Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and the rules and regulations promulgated thereunder and (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to each member of the Limited Partner Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partners, as they appear on the Partnership's books and records, and of such beneficial owners, (ii) the type and number of Units which are owned beneficially and of record by such Limited Partners and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among any or all members of such Limited Partner Group or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned Units) that has been entered into as of the date of the Limited Partner Group's notice by, or on behalf of, any members of such Limited Partner Group and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Unit price changes for, or increase or decrease the voting power of, such Limited Partners and such beneficial owner, with respect to Units, (v) a representation that each member of the Limited Partner Group is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vi) a representation whether any member of the Limited Partner Group or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of the

      Partnership's Outstanding Units required to elect the nominee or (b) otherwise to solicit proxies from Limited Partners in support of such nomination, and (vii) any other information relating to any member of such Limited Partner Group and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations promulgated thereunder. A Limited Partner Group providing notice of a proposed nomination for election to the Board of Directors shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the General Partner at the principal executive offices of the General Partner not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the General Partner.

              (3)   Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13.4(b)(vii) to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the General Partner is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 13.4(b)(vii) and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a Limited Partner Group's notice required by this Section 13.4(b)(vii) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth day following the day on which such public announcement is first made by the Partnership or the General Partner.

          (B)  Nominations of persons for election as a Director to the Board of Directors may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner's notice of meeting (1) by or at the direction of a majority of the Directors or (2) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Limited Partner Group pursuant to Section 13.4(a) hereof, if each member of such Limited Partner Group is a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner Group may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner's notice of meeting, if the Limited Partner Group's notice required by paragraph (A)(2) of this Section 13.4(b)(vii) shall be delivered to the General Partner not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group's notice as described above.

          (C)  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b) (including whether the members of the Limited Partner Group or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner Group's nominee in compliance with such Limited Partner Group's representation as required by clause (A)(2)(b)(vi) of this Section 13.4(b)(vii)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(b), unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(b), to be considered a qualified representative of a member of the Limited Partner Group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

            (2)   For purposes of this Section 13.4(b)(vii), "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

            (3)   Notwithstanding the foregoing provisions of this Section 13.4(b)(vii), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(b)(vii); provided that any references in this Agreement to the Securities Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vii) (including paragraphs A(1) and B hereof), and compliance with paragraphs A(1)(b) and B of this Section 13.4(b)(vii) shall be the exclusive means for a Limited Partner to make nominations.

          (viii)  This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a "poison pill" or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains "dead hand" provisions, "no hand" provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

          (ix)  The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that in any year in which the General Partner has determined on the applicable Determination Date that the Ares Partners Ownership Condition has not been satisfied the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

          (x)   If the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

          (xi)  During the period beginning on any Determination Date on which the General Partner has determined that the Ares Partners Ownership Condition has been satisfied until the next succeeding Determination Date, if any, on which the General Partner has determined that the Ares Partners Ownership Condition has not been satisfied, the provisions of this Section 13.4(b) shall automatically not apply, the Board of Directors shall not be classified, Directors shall not be elected by the Limited Partners, and the Directors shall be nominated and elected and may be removed solely in accordance with the General Partner Agreement.

        Section 13.5.    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6.    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the Business Day immediately preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7.    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8.    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Limited Partner attends the meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at such meeting because the meeting is not lawfully called or convened, and takes no other action, and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9.    Quorum.    Subject to Section 13.4(b), the Limited Partners holding a majority of the voting power of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by Limited Partners holding a greater percentage of the voting power of such Limited Partner Interests, in which case the quorum shall be such greater percentage. (For the avoidance of doubt, the Common Units and the Special Voting Units shall not constitute separate classes for this purpose.) At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding a majority Limited Partner votes cast shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or lesser percentage of the voting power shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding Limited Partner Interests specified in this Agreement (including Outstanding Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of Limited Partners holding at least a majority of the voting power of the Outstanding Limited Partner Interests present and entitled to vote at such meeting (including Outstanding Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10.    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting, who shall, among other things, be entitled to exercise the powers of the General Partner set forth in this Section 13.10, and the General Partner shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem necessary or advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

        Section 13.11.    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if consented to in writing or by electronic transmission by Limited Partners owning not less than the minimum percentage of the voting power of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests or a class thereof are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not consented. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner in its sole discretion. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, any written approvals or approvals transmitted by electronic transmission shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated or transmitted as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership within the meaning of the Delaware Limited Partnership Act so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the requisite percentage of the voting power of Limited Partners or other holders of Outstanding Voting Units acting by written consent or consent by electronic transmission without a meeting.

        Section 13.12.    Voting and Other Rights.

        (a)   Only those Record Holders of Outstanding Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding" and the limitations set forth in Section 13.4(b)) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests. Each Common Unit shall entitle the holder thereof (other than a Non-Voting Common Unitholder) to one vote for each Common Unit held of record by such holder as of the relevant Record Date.

        (b)   With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        (c)   Notwithstanding any other provision of this Agreement, for the avoidance of doubt, a Non-Voting Common Unitholder shall be subject to the limitations on voting set forth in this Section 13.12(c) for so long as it is a Limited Partner or Beneficially Owns any Common Units. Notwithstanding any other provision of this Agreement or the terms of any Common Units, a Non-Voting Common Unitholder shall have no voting rights whatsoever with respect to the Partnership, including any voting rights that may otherwise exist for Limited Partners or holders of Common Units hereunder, under the Act, at law, in equity or otherwise; provided that any amendment of this Agreement that would have a material adverse effect on the rights or preferences of the Common Units Beneficially Owned by Non-Voting Common Unitholders in relation to other Common Units (treating the Common Units Beneficially Owned by Non-Voting Common Unitholders as a separate class for this purpose) must be approved by the holders of not less than a majority of the Common Units Beneficially Owned by the Non-Voting Common Unitholders. Each Non-Voting Common Unitholder hereby further irrevocably waives any right it may otherwise have to vote to elect or appoint a successor General Partner or Liquidator under the Act in its capacity as Limited Partner or with respect to any Common Units owned by it.

        Section 13.13.    Participation of Special Voting Units in All Actions Participated in by Common Units.

        (a)   Notwithstanding any other provision of this Agreement, the Delaware Limited Partnership Act or any applicable law, rule or regulation, but subject to Section 13.13(b) with respect to the voting matters addressed therein, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby agrees that the holders of Special Voting Units (other than the Partnership and its Subsidiaries) shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the Partners on an equivalent basis as, and treating such Persons for all purposes as if they are, Limited Partners holding Common Units that are not Non-Voting Common Unitholders (including the notices, quora, approvals, votes and other actions contemplated by Sections 4.6(a), 7.3, 7.7(c), 7.9(a), 11.1(b), 12.1(b), 12.2, 12.3, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12, 14.3 and 16.1 hereof), including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Limited Partnership Act or any other applicable law, rule or regulation. This Agreement shall be construed in all cases to give maximum effect to such agreement.

        (b)   Notwithstanding Section 13.13(a) or any other provision of this Agreement, the holders of Special Voting Units, as such, collectively shall be entitled (A) prior to the Closing Date, to all of the Limited Partner votes (and no other Limited Partners, as such, shall be entitled to any Limited Partner votes) and (B) from and after the Closing Date, to a number of Limited Partner votes that is equal to the product of (x) the total number of Ares Operating Group Units outstanding (excluding Ares Operating Group Units held by the Partnership or its Subsidiaries) as of the relevant Record Date multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement). Pursuant to Section 5.3 hereof, (i) Ares VoteCo, as holder of a Special Voting Unit, shall be entitled to a number of votes that is equal to the product of (x) the total number of Ares Operating Group Units held of record by each Ares Operating Group Limited Partner that does not hold a Special Voting Unit multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement) and (ii) each other holder of Special Voting Units, as such, shall be entitled, without regard to the number of Special Voting Units (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Ares Operating Group Units held of record by such holder multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement). The number of votes to which each holder of a Special Voting Unit shall be entitled from and after the Closing Date shall be adjusted accordingly if (i) a Limited Partner holding Common Units, as such, shall become entitled to a number of votes other than one for each Common Unit held or (ii) under the terms of the Exchange Agreement the holders of Ares Operating Group Units party thereto shall become entitled to exchange each such unit for a number of Common Units other than one. The holders of Special Voting Units shall vote together with the Limited Partners holding Common Units as a single class and, to the extent that the Limited Partners holding Common Units shall vote together with the holders of any other class of Partnership Interest, the holders of Special Voting Units shall also vote together with the holders of such other class of Partnership Interests on an equivalent basis as the Limited Partners holding Common Units.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, and in addition to any other vote required by the Delaware Limited Partnership Act or this Agreement, the affirmative vote of the holders of at least a majority of the voting power of the Special Voting Units (excluding Special Voting Units held by the Partnership and its Subsidiaries) voting separately as a class shall be required to alter, amend or repeal this Section 13.13 or to adopt any provision inconsistent therewith.

ARTICLE XIV
MERGER

        Section 14.1.    Authority.    The Partnership may merge or consolidate or otherwise combine with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or other Person permitted by the Delaware Limited Partnership Act, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), pursuant to a written agreement of merger, consolidation or other business combination ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2.    Procedure for Merger, Consolidation or Other Business Combination.    Merger, consolidation or other business combination of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or other business combination of the Partnership and, to the fullest extent permitted by law, may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person bound by this Agreement or any creditor of the Partnership and, in declining to consent to a merger, consolidation or other business combination, shall not be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger, consolidation or other business combination, the General Partner shall approve the Merger Agreement, which shall set forth:

        (a)   The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or combine;

        (b)   The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger, consolidation or other business combination (the "Surviving Business Entity");

        (c)   The terms and conditions of the proposed merger, consolidation or other business combination;

        (d)   The manner and basis of converting or exchanging the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be converted or exchanged solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive upon conversion of, or in exchange for, their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e)   A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger, consolidation or other business combination;

        (f)    The effective time of the merger, consolidation or other business combination which may be the date of the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of such transaction is to be later than the date of the filing of such certificate, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate and stated therein); and

        (g)   Such other provisions with respect to the proposed merger, consolidation or other business combination that the General Partner determines in its sole discretion to be necessary or appropriate.

        Section 14.3.    Approval by Limited Partners of Merger, Consolidation or Other Business Combination; Conversion of the Partnership into another Limited Liability Entity.

        (a)   Except as provided in Section 14.3(c), the Merger Agreement and the merger, consolidation or other business combination contemplated thereby shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of Outstanding Voting Units.

        (b)   Except as provided in Section 14.3(c), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4, the merger, consolidation or other business combination may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (c)   Notwithstanding anything else contained in this Article XIV or otherwise in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership into a new limited liability entity, to merge the Partnership into, or convey all of the Partnership's assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or those arising from its incorporation or formation; provided that (A) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (B) the sole purpose of such conversion, merger or conveyance is to effect a change in the legal form of the Partnership into another limited liability entity and (C) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

        Section 14.4.    Certificate of Merger or Consolidation.    Upon the approval by the General Partner and, to the extent required pursuant to Section 14.3(a), of the Unitholders, of a Merger Agreement and the merger, consolidation or business combination contemplated thereby, a certificate of merger or consolidation or similar certificate shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Limited Partnership Act.

        Section 14.5.    Amendment of Partnership Agreement.    Pursuant to Section 17-211(g) of the Delaware Limited Partnership Act, an agreement of merger, consolidation or other business combination approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger, consolidation or other business combination.

        Section 14.6.    Effect of Merger.

        (a)   At the effective time of the certificate of merger or consolidation or similar certificate:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged, consolidated or otherwise combined, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger, consolidation or other business combination shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger, consolidation or other business combination;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger, consolidation or other business combination effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

        Section 14.7.    Merger of Subsidiaries.    Article XIV does not apply to mergers of Subsidiaries of the Partnership. Mergers of Subsidiaries are within the exclusive authority of the General Partner, subject to Section 7.3.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1.    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time (1) less than 10% of the total Limited Partner Interests of any class then Outstanding (other than Special Voting Units) is held by Persons other than the General Partner, the Holdco Members or their respective Affiliates, or (2) the Partnership is required to register as an investment company under the U.S. Investment Company Act of 1940, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates acting in concert with the Partnership for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York City. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests (in the case of Limited Partner Interests evidenced by Certificates, upon surrender of Certificates representing such Limited Partner Interests) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his or her address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least ten days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest (in the case of Limited Partner Interests evidenced by Certificates, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests) and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

ARTICLE XVI
GENERAL PROVISIONS

        Section 16.1.    Addresses and Notices.

        (a)   Any notice, demand, request, report, document or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by first class United States mail or by other means of written communication to the Partner at the address in Section 16.1(b), or when made in any other manner, including by press release, if permitted by applicable law.

        (b)   Any notice, report, payment, distribution or other matter to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment, distribution or other matter shall be deemed conclusively to have been fully satisfied, when delivered in person or upon sending of such notice, report, payment, distribution or other matter to the Record Holder of such Partnership Securities at his or her address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise.

        (c)   Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports, documents or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

        (d)   An affidavit or certificate of making of any notice, demand, request, report, document, proxy material, payment, distribution or other matter in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent, their agents or the mailing organization shall be prima facie evidence of the giving or making of such notice, demand, request, report, document, proxy material, payment, distribution or other matter. If any notice, demand, request, report, document, proxy material, payment, distribution or other matter given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that it was unable to be delivered, such notice, demand, request, report, documents, proxy materials, payment, distribution or other matter and, if returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, demands, requests, reports, documents, proxy materials, payments, distributions or other matters shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his or her address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, demand, request, report, document, proxy material, payment, distribution or other matter to the other Partners. Any notice to the Partnership shall be deemed given if received in writing by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        Section 16.2.    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, achieving the purposes of this Agreement, as may be determined by the General Partner.

        Section 16.3.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. The Indemnitees and their heirs, executors, administrators and successors shall be entitled to receive the benefits of this Agreement.

        Section 16.4.    Integration.    This Agreement, together with any applicable Supplemental Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. The Limited Partners acknowledge that, notwithstanding any other provision of this Agreement, the General Partner, on its own behalf or on behalf of the Partnership, without any act, consent or approval of any other Limited Partner or other Person, may enter into Supplemental Agreements or other writings with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement. The Limited Partners agree that any rights established, or any terms of this Agreement altered or supplemented, in any such Supplemental Agreement or other writing with one or more Limited Partners shall govern with respect to such Limited Partner(s) notwithstanding any other provision of this Agreement.

        Section 16.5.    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6.    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7.    Counterparts.    This Agreement may be executed and delivered in counterparts (including by facsimile or electronic transmission), all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(c) or 10.2(a), without execution hereof.

        Section 16.8.    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 16.9.    Forum Selection.    The Partnership, each Partner, each Record Holder, each other Person who acquires an interest in a Partnership Security and each other Person who is bound by this Agreement (collectively, the "Consenting Parties" and each a "Consenting Party") (i) irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the

Limited Partners or the General Partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9.

        Section 16.10.    Invalidity of Provisions.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If a provision is held to be invalid as written, then it is the intent of the Persons bound by this Agreement that the court making such a determination interpret such provision as having been modified to the least extent possible to find it to be binding, it being the objective of the Persons bound by this Agreement to give the fullest effect possible to the intent of the words of this Agreement.

        Section 16.11.    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12.    Facsimile Signatures.    The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent on Certificates, if any, representing Common Units is expressly permitted by this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

GENERAL PARTNER Ares Management GP LLC
By:	Name: Title:

LIMITED PARTNERS
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(b) or 10.2(a).
Ares Management GP LLC
By:	Name: Title:

        IN WITNESS WHEREOF, solely to evidence the withdrawal of the undersigned as a limited partner of the Partnership in accordance with Section 5.1 of the Agreement, the undersigned has executed this Agreement as of the date first written above.

Michael D. Weiner

11,363,636 Common Units

Representing Limited Partner Interests

PROSPECTUS

J.P. Morgan
BofA Merrill Lynch
Goldman, Sachs & Co.
Morgan Stanley
Wells Fargo Securities
Barclays
Citigroup
Credit Suisse
Deutsche Bank Securities
RBC Capital Markets
UBS Investment Bank
BMO Capital Markets
Keefe, Bruyette & Woods
                                                         A Stifel Company
SunTrust Robinson Humphrey
BNY Mellon Capital Markets, LLC
Houlihan Lokey
Imperial Capital
JMP Securities
Mitsubishi UFJ Securities
SMBC Nikko

        Through and including May 26, 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.